                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant | |

Check the appropriate box:

|X|   Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
| |   Definitive Proxy Statement
| |   Definitive Additional Materials
| |   Soliciting Material Under Rule 14a-12

                             VENTURI PARTNERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

--------------------------------------------------------------------------------
      (Name of person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

| |   No fee required.

|X|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      common stock of Venturi Partners, Inc., par value $0.01 per share
      --------------------------------------------------------------------------

(2)   Aggregate number of securities to which transaction applies:

      9,409,484 shares, which is the maximum number of shares of common stock of
      --------------------------------------------------------------------------
      Venturi Partners, Inc. to be issued pursuant to the merger of a wholly
      --------------------------------------------------------------------------
      owned subsidiary of Venturi Partners, Inc. with and into COMSYS Holding,
      --------------------------------------------------------------------------
      Inc., a Delaware corporation
      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      $10.03, which is the average of the high and low prices of Venturi
      --------------------------------------------------------------------------
      Partners, Inc. common stock on August 3, 2004, as reported on the NASDAQ
      --------------------------------------------------------------------------
      National Market System
      --------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:

      $124,630,077.10 (including both merger and sale transactions)
      --------------------------------------------------------------------------

(5)   Total fee paid:

      $15,790.63
      --------------------------------------------------------------------------

| |   Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:

            --------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      (3)   Filing party:

            --------------------------------------------------------------------

      (4)   Date filed:

            --------------------------------------------------------------------

                        FIVE LAKEPOINTE PLAZA, 2ND FLOOR
                            2709 WATER RIDGE PARKWAY
                         CHARLOTTE, NORTH CAROLINA 28217

                                                               ___________, 2004

Dear Stockholder:

      I am writing to you regarding our previously announced merger with COMSYS Holding, Inc. and the related sale of our commercial staffing business. Our board of directors has unanimously approved these transactions, which we believe will benefit all of our stockholders by allowing you to participate in a larger, more specialized information technology company. As a "pure play" IT staffing provider, the combined company will focus all of its efforts on the part of our business that we believe has the better long-term growth potential.

      Our proposed combination with COMSYS will be effected through the merger of a newly formed subsidiary of Venturi into COMSYS. In connection with the merger, we expect to issue approximately 9,371,470 shares of our common stock to the stockholders of COMSYS. The number of shares we will actually issue is subject to adjustment in limited circumstances as described in the enclosed proxy statement. Based on the closing price of our common stock on the NASDAQ National Market on August 2, 2004 of $10.12, the COMSYS stockholders will receive in the aggregate approximately $94.8 million worth of our common stock. The actual value of the shares to be issued to COMSYS stockholders will depend on the market value of our common stock at the time the merger is completed. Your common stock will not be exchanged; you will continue to be a stockholder of Venturi. After the merger, the former COMSYS stockholders will own approximately 55.4% of our outstanding common stock on a fully diluted basis, and our current stockholders will own approximately 44.6%, again, subject to adjustment as described in the enclosed proxy statement.

      The sale of our Staffing Services division is one of the conditions to the merger. We propose to sell this division by selling all of the common stock of our subsidiary, Venturi Staffing Partners, to Compass CS Inc., an affiliate of one of our directors and two of our principal stockholders, for approximately $30.3 million in cash, subject to certain adjustments described in the enclosed proxy statement. After transaction expenses and the payment of liabilities of Venturi Staffing Partners for which we will remain responsible, we expect net proceeds from the sale to be approximately $25.5 million. We intend to apply these proceeds to reduce our debt in connection with the merger with COMSYS.

      Our board of directors appointed a special committee, composed solely of independent directors, to consider and evaluate the proposed merger and sale transactions. The special committee has unanimously recommended to our board of directors that the transactions be approved. Based in part on the special committee's recommendation, our full board of directors also has unanimously approved the transactions and has determined that the transactions are advisable and in the best interests of our company and our stockholders.

      In addition, SunTrust Robinson Humphrey, our financial advisor, has given its opinion to the special committee and our board of directors that the consideration to our stockholders in connection with the merger is fair from a financial point of view and that the consideration we will receive for Staffing

Services is fair to us from a financial point of view. The written opinions of Robinson Humphrey are attached to the enclosed proxy statement as Appendices C-1 and C-2, and you should read them carefully.

      We will not complete these transactions unless our stockholders approve them. The board of directors unanimously recommends that you vote to approve these transactions. We will ask you to consider and approve these transactions at the 2004 annual meeting of our stockholders, which we will hold on _________, ______ __, 2004, at 9:30 a.m., local time, at the [place], [address]. You are cordially invited to attend this annual meeting.

      The notice of meeting, proxy statement and proxy card for the annual meeting are enclosed. In addition to our proposed merger with COMSYS and the proposed sale of our Staffing Services division, you will be asked to act at the annual meeting upon proposed changes to our certificate of incorporation. Like the sale of Staffing Services, these changes to our certificate of incorporation are conditions to the merger. You also will be asked to elect a slate of directors. Our board of directors unanimously recommends that you approve the changes to our certificate of incorporation and vote for each director nominated by the board.

      The proxy statement includes important information. WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 72, BEFORE VOTING. A copy of our 2003 Annual Report to Stockholders is also enclosed.

      Your vote is important regardless of the number of shares you hold. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the meeting.

      We look forward to seeing you on ______ __, 2004 at the annual meeting.

                                                   Sincerely yours,


                                                   Larry L. Enterline
                                                   Chief Executive Officer

                      This document is dated ____ __, 2004
  and is first being mailed to the stockholders of Venturi Partners, Inc. on or about ____ __, 2004.

                             VENTURI PARTNERS, INC.

                  NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON _________, ______ __, 2004

                            _________________________

To the stockholders of Venturi Partners, Inc.:

      NOTICE IS HEREBY GIVEN that the 2004 annual meeting of the stockholders of Venturi Partners, Inc., a Delaware corporation, will be held at 9:30 a.m., local time, on ______ __, 2004, at the [place], [address], for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 19, 2004, by and among Venturi Partners, Inc., Venturi Technology Partners, LLC, VTP, Inc., COMSYS Information Technology Services, Inc., COMSYS Holding, Inc. and the COMSYS Holding stockholders, and to approve the merger of our wholly owned subsidiary VTP, Inc. into COMSYS Holding, Inc. and the issuance of our common stock to the COMSYS Holding stockholders pursuant to the Agreement and Plan of Merger;

2. To consider and vote on a proposal to authorize a resolution approving the sale of our Staffing Services division to Compass CS Inc. pursuant to the Stock Purchase Agreement, dated as of July 19, 2004, by and among Venturi Partners, Inc., PFI Corp. and Compass CS Inc.;

3. To consider and vote on proposals to approve amendments to our certificate of incorporation that would have the following effects:

      (a) To modify the approvals necessary for certain related-party transactions during the first three years after our merger with COMSYS and eliminate these approval requirements thereafter;

      (b) To modify the special approvals necessary for certain fundamental corporate transactions or to amend our certificate of incorporation or certain provisions of our bylaws during the first three years after our merger with COMSYS and eliminate these special approval requirements thereafter;

      (c) To modify the fixed range of the number of our directors and designate our initial directors after the merger with COMSYS;

      (d) To eliminate the requirement that all of our common stockholders receive the same per-share consideration in a merger;

      (e)   To specify voting rights in our charter;

      (f)   To clarify indemnification rights for our officers and directors;

      (g)   To change the name of our company to COMSYS IT Partners, Inc.; and

      (h) To adopt an amended and restated certificate of incorporation that includes the foregoing changes in the event they are approved by the stockholders and makes other changes set forth in the form of our proposed amended and restated certificate of incorporation, which is included as Annex D to the enclosed proxy statement;

4. To elect six members to our board of directors, each to serve until his or her successor is duly elected and qualified (provided that if the merger is completed, our board will be reconstituted as described in the "Directors and Management Following the Merger" section of the accompanying proxy statement); and

5. To consider and vote on any proposal to adjourn or postpone the annual meeting to a later date, including to solicit additional proxies if there are not sufficient votes in favor of approving the merger of VTP, Inc. with COMSYS Holding and issuance of shares of our common stock to the COMSYS Holding stockholders, the sale of our Staffing Services division to Compass CS and the proposed changes to our certificate of incorporation.

      Approval of each of proposals 1, 2 and 3(a) through (h) is conditioned on the approval of all of those proposals. Therefore, you should consider proposals 1, 2 and 3(a) through (h) together. If any of proposals 1, 2 and 3(a) through
(h) is not approved, none of them will be implemented, even if one or more of them receive sufficient stockholder votes for approval.

      At the annual meeting, our stockholders also will consider and act on any business that may properly come before the annual meeting or any adjournment or postponements of the meeting.

      Holders of record of our common stock at the close of business on ____ __, 2004 are entitled to notice of and to vote at the annual meeting. You may examine a list of those stockholders at our principal executive offices at Five LakePointe Plaza, 2nd Floor, 2709 Water Ridge Parkway, Charlotte, North Carolina 28217, during the 10-day period preceding the annual meeting. Each share of our outstanding common stock will entitle the holder to one vote on each matter that properly comes before the annual meeting.

      The accompanying proxy statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, PARTICULARLY THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 72, BEFORE VOTING. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2 AND 3(A) THROUGH 3(H) AND VOTE FOR EACH DIRECTOR NOMINATED BY THE BOARD.

      Your vote is important regardless of the number of shares you hold. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares, and the vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

                                      By order of the Board of Directors,


                                      Ken R. Bramlett, Jr.
                                      Secretary

Charlotte, North Carolina
____ __, 2004

WE INVITE ALL STOCKHOLDERS TO ATTEND OUR 2004 ANNUAL MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
SUMMARY TERM SHEET..............................................................................     1
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS....................................................     3
SUMMARY.........................................................................................     8
SUMMARY SELECTED HISTORICAL FINANCIAL DATA......................................................    19
UNAUDITED SUMMARY SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA..........................    21
BUSINESS OF COMSYS..............................................................................    22
MARKET PRICE OF AND DIVIDENDS ON COMSYS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..........    28
SELECTED CONSOLIDATED FINANCIAL DATA OF COMSYS..................................................    28
COMSYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....    30
BUSINESS OF VENTURI PARTNERS....................................................................    43
SELECTED FINANCIAL DATA OF VENTURI..............................................................    50
VENTURI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...    51
COMPARATIVE PER SHARE DATA......................................................................    70
CAPITALIZATION..................................................................................    71
RISK FACTORS....................................................................................    72
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS......................................    89
THE STOCKHOLDERS MEETING........................................................................    90
THE MERGER AND THE SALE OF OUR STAFFING SERVICES DIVISION - PROPOSALS 1 AND 2...................    95
THE MERGER AGREEMENT............................................................................   131
THE STOCK PURCHASE AGREEMENT....................................................................   152
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................   165
MARKET PRICE INFORMATION........................................................................   167
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION....................................   169
AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION - PROPOSALS 3(a)-3(h)............................   179
DESCRIPTION OF OUR CAPITAL STOCK................................................................   186
ELECTION OF DIRECTORS - PROPOSAL 4..............................................................   193
DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER...................................................   194
INDEPENDENT AUDITOR'S FEES AND SERVICES.........................................................   200
AUDIT COMMITTEE REPORT..........................................................................   201
MANAGEMENT INFORMATION..........................................................................   202
GOVERNANCE OF THE COMPANY.......................................................................   204
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................   208
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.........................................   211
EXECUTIVE COMPENSATION..........................................................................   213
CORPORATE PERFORMANCE GRAPH.....................................................................   222
STOCKHOLDERS' PROPOSALS.........................................................................   223
OTHER BUSINESS..................................................................................   224
WHERE YOU CAN FIND MORE INFORMATION.............................................................   224
INDEX TO FINANCIAL STATEMENTS...................................................................     1

                                     ANNEXES

Annex A     Agreement and Plan of Merger
Annex B     Stock Purchase Agreement
Annex C-1   Opinion of SunTrust Robinson Humphrey (Merger)
Annex C-2   Opinion of SunTrust Robinson Humphrey (Sale)
Annex D     Form of Amended and Restated Certificate of Incorporation
Annex E     Form of Amended and Restated Bylaws

                               SUMMARY TERM SHEET

THE MERGER WITH COMSYS
      The Merger..................     Our wholly owned subsidiary VTP, Inc.
                                       will merge with and into COMSYS. As a
                                       result, COMSYS will become one of our
                                       wholly owned subsidiaries.

      Merger Consideration........     COMSYS stockholders will receive shares
                                       of our common stock in exchange for their shares of COMSYS capital stock. Assuming net cash proceeds of $25.5 million from the sale of our Staffing Services division, and no other adjustments, following the merger the former stockholders of COMSYS initially will own approximately 55.4%, and our existing stockholders initially will own approximately 44.6%, of the combined company's outstanding common stock on a fully diluted basis. (See "The Merger
                                       Agreement - Merger Consideration")

                                       Based on the August 2, 2004 closing price of our common stock, the shares that COMSYS stockholders will be entitled to receive will have an aggregate market value of approximately $94.8 million. The market price of our common stock will likely fluctuate, however, prior to completion of the merger. (See "Market Price Information")

      Required Vote...............     The affirmative vote of the holders of a
                                       majority of our shares of common stock
                                       outstanding and entitled to vote is
                                       required to adopt the merger agreement
                                       and approve the merger and the issuance
                                       of our common stock in connection with
                                       the merger. (See "The Stockholders
                                       Meeting-Required Vote; Broker Voting
                                       Procedures")

      Material Conditions.........     The material conditions to the merger
                                       include the approval of our stockholders, the simultaneous sale of our Staffing
                                       Services division and the availability of $183 million in financing to partially repay the debt of both companies and provide working capital for the combined company.

      Fairness Opinion............     SunTrust Robinson Humphrey, an investment
                                       banking firm, has given its opinion to
                                       our board of directors that the
                                       consideration to our stockholders in
                                       connection with the merger is fair from a financial point of view to our stockholders. (See "The Merger and the Sale of Our Staffing Services Division -
                                       Proposals 1 and 2-Opinion of Our
                                       Financial Advisor")

THE SALE OF STAFFING SERVICES

      Terms of Sale...............     We will sell our Staffing Services
                                       division to Compass CS for approximately
                                       $30.3 million in cash and the assumption of approximately $700,000 in liabilities.
                                       After payment of transaction costs and
                                       liabilities of the division for which we will remain responsible, we expect to retain approximately $25.5 million in net cash proceeds from the sale. (See "The
                                       Merger Agreement-Conditions to Completion of the Merger")

      Required Votes..............     The sale of our Staffing Services
                                       division requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock outstanding and entitled to vote and the approval of each 5% or greater holder of our common stock. (See "The Stockholders
                                       Meeting-Required Vote; Broker Voting
                                       Procedures")

      Material Conditions.........     The material conditions to the sale of
                                       our Staffing Services division include
                                       stockholder approval of the sale and the simultaneous completion of the merger with COMSYS.

      Fairness Opinion............     SunTrust Robinson Humphrey, an investment
                                       banking firm, has given its opinion to
                                       our board of directors that the
                                       consideration we will receive for
                                       Staffing Services is fair to us from a
                                       financial point of view. (See "The Merger and the Sale of Our Staffing Services
                                       Division - Proposals 1 and 2-Opinion of
                                       Our Financial Advisor")

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q:    WHY AM I RECEIVING THIS DOCUMENT?

A: We have agreed to combine our Technology Services business with COMSYS and to sell our Staffing Services division to Compass CS under the terms of the merger agreement and the stock purchase agreement that are each described in this document. A copy of the merger agreement is attached to this document as Annex A. A copy of the stock purchase agreement is attached as Annex B.

      We will complete the merger with COMSYS only if we simultaneously sell our Staffing Services division, and we do not intend to sell our Staffing Services division unless we simultaneously complete the merger. In order to complete the merger and the sale transaction, our stockholders must vote to adopt the merger agreement and approve the merger, the issuance of our common stock in the merger, the sale of Staffing Services under the stock purchase agreement and a new certificate of incorporation. We will ask our stockholders for these approvals at our annual stockholders meeting. This document contains important information about the merger, the sale of Staffing Services, the new certificate of incorporation and the election of six members to our board of directors. You should read it carefully. The enclosed voting materials allow you to vote your shares without attending the annual meeting.

      Your vote is important. We encourage you to vote as soon as possible.

Q:    WHY ARE WE PROPOSING THE MERGER AND THE SALE OF OUR STAFFING SERVICES
      DIVISION?

A: We believe that the combination of Venturi and COMSYS will create a leading national information technology services company that is capable of creating more stockholder value than we could achieve on our own. We believe the combined technology services company will achieve cost savings by reducing corporate overhead and other expenses. We also believe the combined company will enjoy the benefits of a broader geographic footprint, will be positioned to secure preferred supplier status with more Fortune 500 clients and will expand the range of technology service offerings that will make us more competitive.

      We are proposing the sale of our Staffing Services division because it will permit us to focus exclusively on the higher margin technology services business, reduce corporate infrastructure costs, compete more effectively in the face of increasing margin pressures and vendor consolidation, provide greater long-term growth potential for our company. In addition, the completion of the sale of our Staffing Services division is a condition to the closing of the merger.

      Both a special committee of our board of directors and our full board of directors unanimously recommend that our stockholders vote in favor of all of the transactions proposed for approval in this document. The reasons why our special committee and board of directors recommend the merger and sale transactions are discussed in greater detail in the section titled "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2-Recommendation of the Board of Directors and Its Reasons for the Transactions," beginning on page 107.

Q:    WHEN AND WHERE IS THE ANNUAL MEETING OF STOCKHOLDERS?

A: The annual meeting of our stockholders will take place at 9:30 a.m., local time, on _________ __, 2004, at the [place], [address].

Q: WHAT STOCKHOLDER APPROVALS ARE REQUIRED TO APPROVE THE MERGER AND THE SALE OF STAFFING SERVICES?

A: The affirmative vote of holders of a majority of our shares of common stock outstanding and entitled to vote as of the record date is required to adopt the merger agreement and approve the merger and the issuance of our common stock in connection with the merger.

      The sale of Staffing Services requires the affirmative vote of holders of a majority of the outstanding shares of our common stock outstanding and entitled to vote as of the record date. In addition, because the sale of Staffing Services is to Compass CS, an affiliate of a significant stockholder, our certificate of incorporation requires that we obtain the approval of each holder of 5% or more of our outstanding shares of common stock as of the record date.

Q:    WHAT WILL HAPPEN IN THE MERGER?

A: Prior to entering into the merger agreement, we formed VTP, Inc., which we refer to as "Merger Sub." Merger Sub will merge with and into COMSYS, and COMSYS will continue as the surviving company. The surviving company will be our wholly owned subsidiary. Upon completion of the merger, each share of common stock of Merger Sub outstanding will be converted into one share of common stock of the surviving company. Each outstanding share of COMSYS' common and preferred stock will be canceled and converted into the right to receive shares of our common stock determined in accordance with the exchange ratios set forth in the merger agreement.

      After the merger, COMSYS' former stockholders will own approximately 55.4% of our common stock on a fully diluted basis, and our current stockholders will own approximately 44.6%. These percentages will change if the net cash proceeds from our sale of Staffing Services are more or less than $25.5 million, and may change based on other circumstances described in the merger agreement. See "The Merger Agreement-Merger Consideration," beginning on page 131.

Q:    WHAT WILL BE THE COMPOSITION OF OUR BOARD OF DIRECTORS AFTER THE MERGER?

A: Immediately following the merger, our board of directors will consist of nine directors, five of whom have been designated by COMSYS and four of whom have been designated by our current board. One of the five COMSYS designees will include Michael T. Willis, who is currently the chief executive officer of COMSYS and who will become our chief executive officer following the merger. For the three years following the merger, Mr. Willis will be nominated as a director so long as he is our chief executive officer. In addition, Wachovia Investors, Inc., one of COMSYS' largest stockholders, will be our largest stockholder after the merger and will have the contractual right to nominate four to six of our directors, depending on the size of our board, for at least the first three years after the merger. See "Directors and Management Following the Merger," beginning on page 194.

Q:    WHO WILL BE OUR LARGEST STOCKHOLDERS AFTER THE MERGER?

A: After the merger, Wachovia Investors will own approximately 43.2% of our common stock on a fully diluted basis. For information about the percentage ownership our largest existing stockholders will have in the combined company, see "Security Ownership of Certain Beneficial Owners and Management," beginning on page 165.

Q:    WHAT WILL BE THE NAME OF THE COMBINED COMPANY AFTER THE MERGER?

A: Upon completion of the merger, our name will be changed to COMSYS IT Partners, Inc. The Venturi name will be an asset of our Staffing Services division; however, we will have the right to continue to use the Venturi name for no more than six months following the sale of Staffing Services.

Q:    WHAT WILL I RECEIVE FOR MY SHARES IN THE MERGER?

A: Our stockholders will not be exchanging their shares in the merger. Upon completion of the merger, you will continue to own the same number of shares of our common stock that you owned just prior to the merger. Because we will issue shares to the former COMSYS stockholders, however, the percentage ownership interest that your shares represent in the combined company will be reduced.

Q: WHAT ARE MY U.S. FEDERAL TAX CONSEQUENCES AS A RESULT OF THE MERGER AND SALE TRANSACTIONS?

A: We and COMSYS intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a result, the merger will have no tax consequences for our current stockholders. The sale of Staffing Services also will have no tax consequences for our current stockholders. See "The Merger and the Sale of Our Staffing Services Division-Proposals 1 and 2-Material U.S. Federal Income Tax Consequences of the Merger and the Sale of Staffing Services," beginning on page 128.

Q:    WHY AM I BEING ASKED TO APPROVE CHANGES TO THE CERTIFICATE OF
      INCORPORATION?

A: The changes to our certificate of incorporation are being proposed to you in connection with the merger. If we do not complete the merger, we will not make these changes, and if our stockholders do not approve the changes, we cannot complete the merger.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER AND SALE TRANSACTIONS?

A: Yes. In evaluating the merger and the sale of Staffing Services, you should carefully consider the factors discussed in the "Risk Factors" section, beginning on page 72, and the other matters discussed in this document.

Q:    HOW DO I CAST MY VOTE?

A: After carefully reading and considering the information contained in this document, if you are a holder of record, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope.

      IF YOU SIGN, DATE AND SEND YOUR PROXY AND DO NOT INDICATE HOW YOU WANT TO VOTE, YOUR PROXY WILL BE VOTED "FOR" EACH PROPOSAL DESCRIBED IN THIS DOCUMENT, INCLUDING ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER, THE ISSUANCE OF OUR COMMON STOCK IN THE MERGER, THE SALE OF STAFFING SERVICES AND THE CHANGES TO OUR CERTIFICATE OF INCORPORATION.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you hold your shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. If you do not provide your broker, banker or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

      If you fail to cast your vote by proxy or give voting instructions to your broker, it will have the same effect as a vote against approval of the merger and against approval of the sale of Staffing Services under the stock purchase agreement, unless you are a record holder and appear and vote in person at the annual meeting.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the annual meeting by delivering a later-dated, signed proxy card to our company Secretary prior to the annual meeting or by attending the annual meeting in person and voting. You also may revoke your proxy by delivering, prior to the date of the annual meeting, a notice of revocation to our company Secretary at the address under "Summary-The Companies" on page 8.

Q:    WHAT WILL HAPPEN IF I ABSTAIN FROM VOTING OR FAIL TO VOTE?

A: An abstention or failure to vote will have the same effect as a vote against the merger, the sale of Staffing Services and the changes to our certificate of incorporation.

Q:    WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A. You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:    WHERE WILL MY SHARES OF COMMON STOCK BE LISTED AFTER COMPLETION OF THE
      MERGER?

A. In connection with the merger, we intend to re-apply to have our common stock listed for quotation on the NASDAQ National Market. The rules of the NASDAQ National Market require us to re-apply because COMSYS' former stockholders will own a majority of our common stock after the merger.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:    We currently expect to complete the merger before October 31, 2004.

Q:    SHOULD I SEND IN MY SHARE CERTIFICATES?

A: No. Your share certificates will not be exchanged in connection with the merger.

Q:    DO I HAVE APPRAISAL RIGHTS?

A: No. Our stockholders will not have appraisal rights under Delaware law in connection with the merger or the sale of Staffing Services.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger, the sale of Staffing Services, the amendments to the certificate of incorporation or any of the other proposals, or about how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:

      Venturi Partners, Inc.
      Five LakePointe Plaza
      2709 Water Ridge Parkway, 2nd Floor
      Charlotte, North Carolina  28217
      Attention:  Ken R. Bramlett, Jr.

Q:    WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: You can find more information about Venturi from various sources described under "Where You Can Find More Information" on page 224. Because COMSYS is a private company that does not file reports with the SEC, there is limited information publicly available about COMSYS, other than what has been provided in this document.

                                     SUMMARY

      For purposes of this document, except as otherwise specifically noted, references to "we," "us," "our" and the "company" are references to Venturi Partners, Inc. and its subsidiaries, or where the context requires to Venturi Partners, Inc. Similarly, except as otherwise specifically noted, references to "COMSYS" are references to COMSYS Holding, Inc. and its subsidiaries, or where the context requires to COMSYS Holding, Inc.

      In addition, references to "approval of the merger" include adoption of the merger agreement, approval of the merger of VTP, Inc. with and into COMSYS, and approval of the issuance of shares of our common stock to the stockholders of COMSYS in connection with the merger.

THE COMPANIES

      Venturi Partners, Inc.

      We are a leading provider of technology and staffing services to businesses and professional and government organizations. We are organized in two divisions, the Technology Services division and the Staffing Services division, and operate in strategic markets primarily in the United States. Our services include information technology consulting, temporary staffing, placement of full-time employees, on-site management of temporary employees and training and testing of temporary and permanent workers. We also provide technology tools for human capital management that enable our customers to automate portions or all of their hiring processes.

      Our Technology Services division offers information technology staffing and consulting services in a range of computer-related disciplines, as well as technology tools for human capital management. Our Staffing Services division offers a variety of temporary office, clerical, accounting and finance, light technical and light industrial staffing services. Each division also offers permanent placement services in a range of specialties. For the year ended December 28, 2003, revenues of our Technology Services division and of our Staffing Services division represented approximately 49% and 51%, respectively, of our total revenues. In the first quarter of 2004, revenues of our Technology Services and Staffing Services divisions represented approximately 52% and 48% of our revenues, respectively.

      COMSYS Holding, Inc.

      COMSYS is one of the largest providers of information technology staffing services in the United States, providing information technology, or IT, staffing services, vendor management services and project solutions to a diversified customer base including clients in the energy, health care, insurance, financial services, telecommunications and government sectors. As of June 30, 2004, COMSYS had approximately 2,900 billable consultants providing clients with contract IT consulting and programming services. Headquartered in Houston, Texas, COMSYS operates a network of 31 branch offices in 21 states, allowing it to serve its customers across multiple locations.

      COMSYS' range of IT staffing services includes website development, system application, integration, application software design, programming and development, client/server software implementation and network design and support. In addition, COMSYS offers supply chain vendor management services for the management of procurement and expenditures for temporary information technology, clerical, finance and accounting and light industrial personnel. COMSYS' specialized project service offerings include project managers, project teams and turn-key deliverable-based solutions in the application development, application integration and re-engineering, application maintenance and application testing practice areas. Approximately 95% of COMSYS' revenues have historically been derived from its IT staffing services business. For the year ended December 31, 2003, COMSYS had revenues of $333 million, of which $317 million was derived from IT staffing services. The remaining $16 million in revenue was derived primarily from direct hire, vendor management and project services.

      VTP, Inc.

      We formed Merger Sub solely for the purpose of merging with COMSYS. To date, Merger Sub has conducted no activities other than activities in connection with its formation, the signing of the merger agreement and the preparation of this document. If we complete the transactions described in this document, Merger Sub will merge into COMSYS and will not survive the merger.

THE MERGER AND THE SALE OF STAFFING SERVICES

      Recommendation of Our Board of Directors

      At its meeting on July 17, 2004, after due consideration, our board of directors unanimously:

   - determined that it was advisable for us to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our company and our stockholders;

   - determined that it was advisable for us to enter into the stock purchase agreement and that the stock purchase agreement and the transactions contemplated by the stock purchase agreement are advisable, fair to and in the best interests of our company;

   -  approved the merger agreement;

   -  approved the stock purchase agreement; and

   - recommended that our stockholders vote to approve the merger with COMSYS under the merger agreement and the sale of Staffing Services pursuant to the stock purchase agreement.

      Fairness Opinions of Our Financial Advisor

      On July 17, 2004, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., delivered its oral opinion to Venturi's special committee and board of directors to the effect that, as of such date, based upon and subject to certain qualifications set forth therein, the consideration to be received from the sale of the Staffing Services division is fair to Venturi from a financial point of view. SunTrust Robinson Humphrey subsequently confirmed this oral opinion by delivery of a written opinion, dated July 19, 2004, to Venturi's special committee and board of directors.

      On July 17, 2004, SunTrust Robinson Humphrey delivered its oral opinion to Venturi's special committee and board of directors to the effect that, as of such date, based upon and subject to certain qualifications set forth therein, the consideration to be received by Venturi's stockholders in the merger is fair, from a financial point of view. SunTrust Robinson Humphrey subsequently confirmed this oral opinion by delivery of a written opinion, dated July 19, 2004, to Venturi's special committee and board of directors.

      The full texts of both of SunTrust Robinson Humphrey's written opinions are attached as Annexes C-1 and C-2 to this document and both opinions are incorporated by reference into this document. The opinions of SunTrust Robinson Humphrey do not constitute a recommendation to any of

Venturi's stockholders regarding how you should vote on the proposals to approve the transactions. You should carefully read the opinions in their entirety.

      Financing Arrangements

      COMSYS has received a commitment from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., to underwrite and arrange a $183 million secured credit facility that we expect will be available to the combined company immediately upon completion of the merger. We intend to use approximately $120 million of this credit facility at closing to repay COMSYS' senior revolving credit facility, to repay a portion of the outstanding debt under our current senior revolving credit facility and COMSYS' outstanding subordinated debt and to pay fees and expenses associated with the merger and the financing. In the months after the closing, we expect to use approximately $23 million to pay integration and restructuring costs. We expect to use the remaining amount available under the credit facility for working capital and general corporate purposes.

      Wachovia Investors, the holder of COMSYS' subordinated debt, has agreed to convert the portion of the subordinated debt that is not repaid at closing into shares of a new series of our preferred stock. In addition, four of our current senior lenders have given us the right to require them to convert up to $7.0 million of our outstanding senior debt that is not repaid at closing into preferred shares of the same series. We also will issue common stock purchase warrants to our converting senior lenders, and may be required to issue warrants to the holder of COMSYS' subordinated debt, as partial consideration for the conversions or purchases, as applicable. The number of shares underlying those warrants has not yet been determined. We expect to convert a total of approximately $38 million of debt into shares of our new series of preferred stock under these arrangements. The conversions will occur substantially simultaneously with, and are a condition to, the merger.

      Interests of Our Directors and Executive Officers in the Transactions

      Our directors and executive officers have interests in the merger and sale transactions that may differ from, or be in addition to, your interests. These interests include:

   - a member of our board of directors, Elias J. Sabo, is also a director of Compass CS, the proposed buyer of our Staffing Services division, and a principal of The Compass Group International, LLC, the ultimate parent company of Compass CS and of two of our major stockholders, Inland Partners, L.P. and Links Partners, L.P.;

   - Mr. Sabo and another director are affiliates of the senior lenders that have given us the right to require them to convert a portion of our senior debt into preferred stock, and in connection with the conversion, such lenders will be issued warrants to purchase our common stock, although the number of shares underlying the warrants has not been determined;

   - four of our directors will remain on our board after the merger, and one of our executive officers will be an executive officer of the combined company;

   - we will enter into separation agreements with three of our executive officers that will provide them with specified payments and benefits upon termination of employment after the merger in exchange for transitional services and agreements not to compete or to solicit company executives or clients for specified periods of time;

   - all stock options granted under our 2003 Equity Incentive Plan, including those granted to our executive officers, will become fully vested upon completion of the merger, and certain of our executive officers will have an extended time after termination to exercise their options;

   - in connection with the merger, all unvested amounts under our non-qualified profit sharing plan will vest immediately, and certain of our officers will be entitled to payment in full of their accounts in the plan within 90 days after the merger;

   - the combined company will continue to pay for liability insurance for our current and former directors and officers for six years after the merger; and

   - we also will amend and restate our registration rights agreement with existing stockholders, including stockholders with which two of our directors are affiliated, to conform that document to the new registration rights agreement we will enter into with the COMSYS stockholders in connection with the merger.

      NASDAQ Listing

      In connection with the merger, we intend to re-apply for listing on NASDAQ because the issuance of shares of our common stock to the COMSYS stockholders in the merger will constitute a change of control under NASDAQ's rules.

THE MERGER AGREEMENT

      Conditions to Completion of the Merger

      Each of COMSYS' and our obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the sale of Staffing Services on specified terms and the availability of a $183 million senior credit facility to the combined company upon completion of the merger.

      The other conditions to the merger to which we have agreed include the following:

         - approval by our stockholders of the merger, the proposed amendments to our certificate of incorporation and the sale of Staffing Services under the stock purchase agreement, including in the case of the sale of Staffing Services the approval of each beneficial owner of 5% or more of our common stock;

         - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act;

         - the agreements under which a portion of our and COMSYS' existing debt will be converted into or cash purchases made of a new series of our preferred stock being in full force and effect, without amendment, and with no party to either agreement having failed to perform its obligations;

         - signing and delivery of a voting agreement by us and each beneficial owner of 20% or more of our common stock;

         - the absence of breaches of representations and warranties of COMSYS or us in the merger agreement, except in general where the breaches would not reasonably be expected to have a material adverse effect on the representing party;

         - material performance by each party of its obligations under the merger agreement;

         - the receipt from COMSYS' outside counsel and our independent auditor of written opinions as to certain federal tax consequences of the merger;

         - the redemption or repurchase by COMSYS of certain classes of its outstanding preferred stock;

         - signing and delivery of separation and release and severance and retention agreements by specified Venturi employees;

         - agreement by Compass CS to indemnify us following the Staffing Services sale for costs associated with leases entered into by Staffing Services that we have guaranteed;

         - the appointment to our board of directors and board committees, and as our officers, of the persons contemplated by the merger agreement, such appointments to take effect immediately after the merger; and

         - the signing of a registration rights agreement between us and the COMSYS stockholders and of an amendment and restatement of the existing registration rights agreement between us and certain of our existing stockholders.

      Where legally permissible, and except as otherwise agreed in the merger agreement, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

      No Solicitation Covenant

      The merger agreement contains restrictions on our ability to solicit, encourage, engage in discussions or negotiations with, furnish any information to, or enter into an agreement with, a third party with respect to any takeover proposal. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if we receive an unsolicited takeover proposal from a third party that our board determines is superior to the merger, or would reasonably be expected to result in a proposal that is superior to the merger, we may furnish information to that third party and engage in negotiations with that third party.

      Termination of the Merger Agreement

      We and COMSYS may agree to terminate the merger agreement, and abandon the merger, at any time before the merger is completed, whether before or after our stockholders have voted at the annual meeting. In addition, either company may decide, without the consent of the other, to terminate the merger agreement in a number of situations, including situations where:

         - the merger is not completed by December 31, 2004 (as that date may be extended under the merger agreement);

         - any law, order, decree or similar legal pronouncement prohibits the merger or completion of the merger;

         - our stockholders do not approve the merger, the sale of Staffing Services and the proposed amendments to our certificate of incorporation at our annual meeting; or

         - the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform means that the conditions to completion of the merger will not be satisfied, and the party's breach or failure to perform either cannot be cured or has not been cured within five business days after notice.

      Moreover, COMSYS may terminate the merger agreement under certain circumstances, including if our board of directors or any committee of the board withdraws or adversely changes its favorable recommendations of the merger agreement, the proposed amendments to our certificate of incorporation or the sale of Staffing Services, or recommends to you a takeover proposal, or if we breach our obligations under our no solicitation covenant, or if the sale of Staffing Services is not completed in accordance with the requirements of the merger agreement.

      Similarly, we may terminate the merger agreement under certain circumstances if we receive a proposal that our board of directors determines is superior to the merger agreement, or if the sale of Staffing Services is not completed so long as the failure to complete the sale was not caused by our violation of our representations or obligations under the stock purchase agreement.

      Termination Fee and Expenses

      If the merger agreement is terminated under specified circumstances, we will be required to pay COMSYS a termination fee of $4 million and to reimburse COMSYS for up to $2.5 million of its expenses related to the proposed merger.

      Anticipated Accounting Treatment

      We will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles, with COMSYS treated as the acquiring entity.

      Regulatory Approvals

      Under the Hart-Scott-Rodino Act, we cannot complete the merger until we have notified the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission of the merger, furnished them with information and materials and allowed the applicable waiting periods to terminate or expire. We and COMSYS intend to file notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Department of Justice on August 5, 2004.

THE STOCK PURCHASE AGREEMENT

      Conditions to Completion of the Staffing Services Sale

      Our obligation and the obligation of Compass CS to complete the Staffing Services sale are each subject to the satisfaction or waiver of a number of conditions, including the completion of our merger with COMSYS.

      The other conditions to the Staffing Services sale to which we have agreed include:

   - approval of the transaction by the holders of a majority of the outstanding shares of our common stock, and by each beneficial owner of 5% or more of our common stock;

   - the absence of material breaches of representations and warranties in the stock purchase agreement by either party;

   - material performance of each party's obligations under the stock purchase agreement;

   -  receipt of all required third-party consents;

   -  the signing and delivery of the cash escrow agreement; and

   -  delivery of legal opinions regarding the Staffing Services sale.

      No Solicitation Covenant

      The stock purchase agreement contains restrictions on our ability to solicit, encourage, engage in discussions or negotiations with, furnish any information to, or enter into an agreement with, a third party with respect to an acquisition proposal with regard to our Staffing Services business. Notwithstanding these restrictions, but subject to certain restrictions in the merger agreement, the stock purchase agreement provides that under specified circumstances, if we receive an unsolicited acquisition proposal from a third party that our board determines is superior to the Staffing Services sale, or would reasonably be expected to result in a proposal that is superior to the Staffing Services sale, we may furnish information to that third party and engage in negotiations with that third party.

      Termination of the Stock Purchase Agreement

      The stock purchase agreement may be terminated, and the sale abandoned, at any time before the sale is completed, whether before or after our stockholders have voted at the annual meeting:

         -  by mutual agreement of us and Compass CS;

         - by either us or Compass CS, if the closing of the transaction has not been completed by October 31, 2004, which date may be extended by mutual agreement;

         - by either us or Compass CS, if the merger agreement has been terminated;

         - by either us or Compass CS if the other party materially breaches any provision of the stock purchase agreement and the breach cannot be cured or has not been cured within five business days;

         - by either us or Compass CS if any of the closing conditions has not been satisfied (other than because of the terminating party) as of October 31, 2004 or other mutually agreed date or if satisfaction of a condition is or becomes impossible; or

         - by us, if prior to the time our stockholders adopt the stock purchase agreement, we have complied with our obligations under the no solicitation covenant and our board of directors authorizes us to enter into a binding written agreement for a transaction that is superior to the sale of Staffing Services under the stock purchase agreement.

      Non-Consummation Fee

      We have agreed to pay Compass CS a fee if the Staffing Services sale is not completed for any reason other than our termination of the stock purchase agreement due to a material breach by Compass CS. In most cases, the non-consummation fee will be the sum of 4.5% of the purchase price plus expenses incurred by Compass CS, up to a maximum of $2.5 million. However, if the stock purchase agreement is terminated because we have accepted a superior proposal for our whole company, the maximum amount of the non-consummation fee will be $2.0 million (including reimbursed expenses).

DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

      Immediately after the merger, our board of directors will consist of nine members, four of whom we will designate from the current members of our board of directors and five of whom COMSYS has designated, as shown below:

                            GROUP B DIRECTORS
                         (DESIGNATED BY COMSYS)
                         ----------------------
                         Frederick W. Eubank II
                         Ted A. Gardner
                         Arthur C. Roselle
                         Michael T. Willis
                         [FIFTH DESIGNEE TO BE NAMED]

After the merger, Group B directors will hold a majority of the seats on each committee of our board of directors other than the audit committee.

      The proposed new charter and Section 3.2 of the proposed new bylaws provide for the designation of nominees for election as directors. During the three-year period following the merger, the Group B directors serving on our nominating committee will have the right to designate a majority of the nominees for election to our board of directors to the extent such nominees are not designated pursuant to the voting agreement discussed below, and Group A directors on the committee will have the right to designate the remaining directors.

      In addition, we will enter into a voting agreement with certain of COMSYS' existing stockholders and each of our stockholders that, on the date on which the merger occurs, beneficially owns 20% or more of our capital stock, and we and COMSYS intend that each of our stockholders that beneficially owns 5% or more of our capital stock at that time will also be a party. Under the voting agreement, Wachovia Investors, one of COMSYS' largest current stockholders that will be our largest stockholder after the merger, will have the right to designate four to six of the nominees for election to our board of directors, depending on the size of our board, during the three-year period following the merger. In addition, the company will agree to nominate Michael T. Willis to serve as a director during that three-year period, so long as he remains our chief executive officer. Certain parties to the voting agreement also will have the conditional right to designate observers to attend meetings of our board. After the expiration of this three-year period, the stockholders that are parties to the voting agreement and owned more than 10% of our outstanding stock at the effective time of the merger will have the right to designate nominees for election to the board if they then own 10% or more of our common stock. For additional information about the nomination process, see "Directors and Management Following the Merger" beginning on page 194.

      Upon completion of the merger, the following individuals will serve as our officers in the capacities listed below:

                  NAME                                        CORPORATE OFFICE/TITLE
                  ----                                        ----------------------
             Michael T. Willis                Chairman of the Board, Chief Executive Officer and President
             Michael H. Barker                Executive Vice President - Field Operations
             David L. Kerr                    Senior Vice President - Corporate Development
             Margaret G. Reed                 Senior Vice President, General Counsel and Corporate Secretary
             Joseph C. Tusa, Jr.              Senior Vice President, Chief Financial Officer and Assistant Secretary

Each of these individuals currently serves as an officer of COMSYS in the capacities listed above, except Mr. Barker, who currently serves as our President of Division Operations.

      The merger agreement requires us to cause individuals designated by COMSYS to be elected as directors and appointed as officers of each of our subsidiaries effective immediately after completion of the merger.

CHARTER AMENDMENTS

      In connection with the merger, you will be asked at the annual meeting to consider and approve amendments to our current restated certificate of incorporation, which we refer to as our current charter, and to replace it with the amended and restated certificate of incorporation the form of which is attached to this document as Annex D, which we refer to as the proposed new charter.

      Each significant amendment will be presented as a separate proposal at the annual meeting. The following chart lists these proposals and gives a brief description of the effect of each of these significant amendments:


                       PROPOSAL                                                      EFFECT OF AMENDMENT
-------------------------------------------------------  ---------------------------------------------------------------------------
3(a)   To modify the special approvals necessary for     Certain related-party transactions will require special approval during
certain related-party transactions during the first      the first three years after our merger with COMSYS.  However, after this
three years after our merger with COMSYS and eliminate   time, these special approval requirements will not apply.  As a result, it
these approval requirements thereafter                   may be easier for us to enter into related-party transactions with a major stockholder, and such transactions may not be subject to the same level of scrutiny.  In addition, special approval requirements may have the effect of deterring or delaying a change in control of our company during the first three years after our merger with COMSYS.
-------------------------------------------------------  ---------------------------------------------------------------------------

-------------------------------------------------------  ---------------------------------------------------------------------------
3(b)   To modify the special approvals necessary for     The new provisions will require during the first three years after the
certain fundamental corporate transactions or to amend   merger the affirmative approval of 75% of our board of directors and a
our charter or certain provisions of our bylaws during   majority of our stockholders, or a majority of our board and 66 2/3% of
the first three years after the merger and eliminate     our voting shares, in order to for us to complete some major corporate
these special approval requirements thereafter           transactions or to amend our charter or certain provisions of our bylaws.
                                                         However, after this time period, these special approval requirements will no longer apply and it may be easier for a holder of a large number of our shares to exploit its comparatively large voting power to the disadvantage of our minority stockholders.  In addition, special approval requirements may have the effect of deterring or delaying a change in control of our company during the first three years after our merger with COMSYS.
-------------------------------------------------------  ---------------------------------------------------------------------------

3(c)   To modify the fixed range of the number of our    The proposed new charter will initially grant COMSYS designees control of
directors and designate our initial directors after      our board of directors and will take away from our stockholders the
the merger                                               ability to set the size of our board.  Elimination of the ability of stockholders to set the size of our board of directors may have an anti-takeover effect since only the board of directors will have the ability to change the size of the board.
-------------------------------------------------------  ---------------------------------------------------------------------------

3(d)   To eliminate the requirement that all of our      We may enter into a merger or consolidation in which some of our common
common stockholders receive the same per-share           stockholders receive different or less consideration on a per-share basis
consideration in a merger                                than other stockholders.
-------------------------------------------------------  ---------------------------------------------------------------------------

3(e)   To specify voting rights in our charter           This amendment will not affect your substantive voting rights as a common stockholder, except that as a common stockholder you will no longer be able to vote on an amendment to our charter that relates solely to the terms of our preferred stock.
-------------------------------------------------------  ---------------------------------------------------------------------------

3(f)   To clarify indemnification rights for our         Because these indemnification rights will be specified in our charter
officers and directors                                   rather than in our bylaws, they will be more difficult to modify.
-------------------------------------------------------  ---------------------------------------------------------------------------

3(g)   To change the name of our company to COMSYS IT    The only effect of this amendment is to change the name of our company
Partners, Inc.                                           from Venturi Partners, Inc. to COMSYS IT Partners, Inc.
-------------------------------------------------------  ---------------------------------------------------------------------------

3(h)   To adopt an amended and restated certificate of   Except as described in proposals 3(a) through (g), the changes made by the
incorporation that includes the foregoing changes and    proposed new charter are not substantive.  The form of proposed new
makes other changes set forth in the form of our         charter included in this document contains all of these other changes.  In
proposed new charter                                     proposal 3(h), we are seeking stockholder approval to amend and restate our certificate of incorporation to reflect the amendments described in proposals 3(a) through (g) and to reflect the other non-substantive amendments that will be effected by adoption of the proposed new charter.
-------------------------------------------------------  ---------------------------------------------------------------------------

ANNUAL MEETING MATTERS

      At the annual meeting, you will be asked to elect six directors to hold office until the next annual meeting of stockholders in 2005 or until their respective successors are elected and qualified. However, if we complete the merger, two of these directors will resign, effective immediately after the merger, and will be replaced as described in "Directors and Management Following the Merger." The six nominees for election to our board of directors are:

        Larry L. Enterline
        Victor E. Mandel

        Christopher R. Pechock
        Elias J. Sabo
        Janice L. Scites
        William J. Simione, Jr.

STOCKHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

      Each holder of record of shares of our common stock on _______ __, 2004 is entitled to cast one vote per share on each proposal properly submitted for the vote of our stockholders at the annual meeting.

      Approval of the merger, the sale of Staffing Services under the stock purchase agreement and the amendments to our certificate of incorporation each requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy. In addition, approval of the sale of Staffing Services under the stock purchase agreement requires the approval or affirmative vote of each person or entity that is the beneficial owner of 5% or more of our common stock as of the record date.

      Directors will be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote at the annual meeting. Stockholders of record may cast a vote "FOR" each director nominee or may "WITHHOLD AUTHORITY" for each director nominee separately. Only shares voted in favor of a particular nominee will be counted towards that nominee's achievement of a plurality.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

      We and COMSYS are providing the following financial information to aid you in your analysis of the financial aspects of the merger and the sale of Staffing Services. Our summary selected financial data have been derived from our audited consolidated financial statements and the related notes for each of the years in the five-year period ended December 28, 2003, and our unaudited consolidated financial statements for the three months ended March 28, 2004 and March 30, 2003. The summary selected financial data of COMSYS have been derived from the audited consolidated financial statements and related notes of COMSYS for each of the years in the five-year period ended December 31, 2003, and the unaudited consolidated financial statements for the three months ended March 31, 2004 and March 31, 2003.

      This information is only a summary. In our case, you should read this summary selected information in conjunction with our historical audited and unaudited consolidated financial statements and the related notes included in this document and contained in the annual reports and other information that we have previously filed with the SEC. See "Where You Can Find More Information" on page 224. In COMSYS' case, you should read this summary selected information in conjunction with the historical audited and unaudited consolidated financial statements and related notes of COMSYS included in this document. The audited COMSYS historical consolidated financial statements are for the three-year period ended December 31, 2003, and the unaudited COMSYS historical consolidated financial statements are for the three months ended March 31, 2004 and March 31, 2003.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VENTURI

                                              THREE MONTHS ENDED                              FISCAL YEARS
                                            ----------------------    ------------------------------------------------------------
                                            MARCH 28,    MARCH 30,
                                              2004         2003         2003         2002         2001         2000        1999
                                            ---------    ---------    ---------    ---------    ---------    ---------    --------
                                                                                 (in thousands, except earnings per share)
RESULTS OF OPERATIONS
Revenues ................................   $ 129,256    $ 120,715    $ 494,547    $ 557,748    $ 732,327    $ 881,992    $918,437
Goodwill impairment .....................          --           --           --       89,935       56,779       11,021          --
Restructuring and rationalization
   charges ..............................          --           99        2,503        4,650       15,259        1,960          --
Operating income (loss) .................          27       (1,807)       2,110      (86,498)     (57,211)      26,911      68,277
Interest expense ........................         191        4,392        5,522       17,301       18,278       20,108      16,447
Gain (loss) on financial
   restructuring, net ...................          --       (1,501)      83,027       (3,628)        (875)          --          --
Provision (benefit) for income taxes ....         (24)          --      (13,268)         603       (9,686)       8,978      22,077
Income (loss) before cumulative effect
   of change in accounting principle ....        (140)      (7,700)      92,883     (108,030)     (66,678)      (2,175)     29,753
Cumulative effect of change in
   accounting principle, net of
   taxes(1) .............................          --           --           --     (242,497)          --           --          --
Net income (loss)                           $    (140)   $  (7,700)   $  92,883    $(350,527)   $ (66,678)   $  (2,175)   $ 29,753

EARNINGS PER DILUTED SHARE: (2)
Earnings before cumulative effect of
   change in accounting principle .......   $   (0.02)   $   (7.16)   $   20.00    $ (100.95)   $  (62.90)   $   (2.25)   $  24.75
Cumulative effect of change in
   accounting principle .................          --           --           --      (226.58)          --           --          --
Net income (loss)
                                            $   (0.02)   $   (7.16)   $   20.00    $ (327.53)   $  (62.90)   $   (2.25)   $  24.75
Average diluted shares
   outstanding(2)(3) ....................       6,090        1,075        4,644        1,070        1,060        1,004       1,372

FINANCIAL POSITION
Working capital .........................   $  26,605    $  25,194    $  25,194    $  17,494    $  72,241    $  82,577    $  86,787
Goodwill ................................     103,532      103,532      103,532      103,532      478,162      561,452      557,421
Total assets ............................     197,141      194,360      194,360      247,406      634,123      743,593      735,350
Short- and long-term debt(3) ............      60,801       60,973       60,973      218,648      234,882      265,647      254,351
Shareholders' equity (deficit) ..........     (65,454)     (64,681)      64,681      (52,348)     298,093      364,299      369,843

---------------
(1) Effective at the beginning of 2002, we adopted SFAS 142, which resulted in a goodwill impairment charge of $284,695 ($242,497 net of an income tax benefit of $42,198). This non-cash charge was recorded as a cumulative effect of change in accounting principle.

(2) The assumed conversion of our 5.75% convertible subordinated notes into common stock was excluded from the calculation of earnings per diluted share because the effect of conversion was antidilutive. In addition, all share and per share amounts have been restated to reflect the 1-for-25 reverse stock split we completed in August 2003 as if it had occurred at the beginning of the periods presented.

(3) We completed a comprehensive financial restructuring in April 2003, in which we restructured our senior revolving credit facility and issued shares of our capital stock in exchange for $109.7 million of the 5.75% notes. Our contractual liability outstanding at December 28, 2003 was $55,709. See "Venturi Management's Discussion and Analysis of Financial Condition and Results of Operations - Gain (Loss) on Financial Restructuring, Net" and Note 2, "Comprehensive Financial Restructuring" to our audited consolidated financial statements included elsewhere in this document.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMSYS

                                                   THREE MONTHS
                                                   ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                                                --------------------    -----------------------------------------------------------
                                                  2004        2003         2003         2002         2001         2000      1999(1)
                                                --------    --------    ---------    ---------    ---------    ---------   --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:                                        (In thousands)
Revenues ....................................   $ 88,858    $ 81,659    $ 332,850    $ 386,947    $ 527,564    $ 491,514   $ 98,054
Cost of services ............................     68,003      62,246      251,501      292,266      396,580      365,092     72,310
                                                --------    --------    ---------    ---------    ---------    ---------   --------
Gross profit ................................     20,855      19,413       81,349       94,681      130,984      126,422     25,744

Selling, general and administrative expenses      16,640      15,885       63,881       69,858       96,233       89,082     19,129
Restructuring and integration costs .........         --          --          854          875        3,412        4,410         --

Goodwill impairment loss ....................         --          --           --       11,200           --           --         --
Depreciation and amortization ...............      3,984       3,826       15,870       14,580       49,400       38,706      8,047
                                                --------    --------    ---------    ---------    ---------    ---------   --------
Operating income (loss) .....................        231        (298)         744       (1,832)     (18,061)      (5,776)    (1,432)
Interest expense and other expenses, net(2) .     15,246       3,472       37,234       14,634       26,762       28,139      5,326
Loss on early extinguishment of debt ........         --          --           --           --        5,201           --         --
Income tax expense (benefit) ................         --         760          760           --           --           --       (573)
Cumulative effect of accounting change:
   goodwill impairment ......................         --          --           --     (141,500)          --           --         --
                                                --------    --------    ---------    ---------    ---------    ---------   --------
Net loss ....................................   $(15,015)   $ (4,530)   $ (37,250)   $(157,966)   $ (50,024)   $ (33,195)  $ (6,185)
                                                ========    ========    =========    =========    =========    =========   ========


                                              AT
                                           MARCH 31,                                 AT DECEMBER 31,
                                             2004         2003         2002         2001         2000         1999
                                           ---------    ---------    ---------    ---------    ---------    ---------
CONSOLIDATED BALANCE SHEET DATA:                                        (In thousands)
Total assets(2) ........................   $ 172,230    $ 168,119    $ 183,953    $ 366,643    $ 451,146    $ 323,959
Mandatorily redeemable preferred stock,
  redeemable common stock and
  warrant liability(2) .................     371,567      360,721      315,509      280,995      195,126      124,709
Other debt, including current maturities     113,561      111,706      141,353      166,456      242,613      156,550
Stockholders' deficit(2) ...............    (388,195)    (373,180)    (318,986)    (124,250)     (48,834)      (1,938)

---------------------
(1) Statement of operations data is for the period from COMSYS' inception on August 31, 1999 through December 31, 1999

(2) Effective July 1, 2003, COMSYS adopted SFAS No. 150, which resulted in the reclassification of COMSYS' mandatorily redeemable preferred stock and accrued dividends of $337.7 million, and $1.4 million of common stock, to non-current liabilities. Stockholder notes receivable for the purchase of redeemable securities were reclassified out of equity and recorded as non-current assets. Additionally, COMSYS reclassified $3.5 million of unamortized issuance cost associated with the mandatorily redeemable preferred stock to other assets. COMSYS also began to recognize dividends declared and the amortization of the deferred issuance costs associated with the mandatorily redeemable preferred stock as interest expense. See
      Note 2 to COMSYS' audited historical consolidated financial statements.

                      UNAUDITED SUMMARY SELECTED PRO FORMA
                             COMBINED FINANCIAL DATA

      The following summary selected unaudited pro forma combined financial data have been derived from and should be read together with the unaudited pro forma condensed combined financial statements and related notes on pages 169 through 178, which are preliminary and have been prepared solely for purposes of developing the pro forma information. This information is based on our historical consolidated balance sheets and related historical consolidated statements of operations and those of COMSYS, and gives effect to the merger using the purchase method of accounting for business combinations, with COMSYS as the acquiring entity. Our historical statements of operations have been adjusted for the pro forma impact of the sale of Staffing Services.

      The following summary selected unaudited pro forma combined financial data are intended to provide you with a better description of what our operating results might have been had we completed the merger with COMSYS and sold Staffing Services as of January 1, 2003 for Statement of Continuing Operations Data and March 28, 2004 for Balance Sheet Data. The data are for illustrative purposes only. We and COMSYS may have performed differently had we always been combined. Further, the summary selected unaudited pro forma combined financial data do not reflect the full effect of restructuring charges that we will incur to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the merger or the sale of Staffing Services. You should not rely on the summary selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the financial position and operating results that the combined company will experience after the merger.

                                                    THREE MONTHS     YEAR ENDED
                                                       ENDED        DECEMBER 28,
                                                   MARCH 28, 2004      2003
                                                   --------------  -------------
                                                       (IN THOUSANDS, EXCEPT
                                                         PER SHARE AMOUNTS)
STATEMENT OF CONTINUING OPERATIONS DATA

Revenues from services ...........................    $ 156,335     $ 577,169
Gross profit .....................................    $  35,668     $ 138,201
Income (loss) from continuing operations .........    $   (5,530)   $  75,806(1)
Income (loss) from continuing operations per share
   Basic .........................................    $    (0.36)   $    5.39(1)
   Diluted .......................................    $    (0.36)   $    5.39(1)

                                         AT MARCH 28, 2004
                                         -----------------
BALANCE SHEET DATA

Current assets .......................        $129,975
Goodwill .............................        $156,050
Total assets .........................        $323,500

Current liabilities ..................        $112,273
Long-term debt .......................        $121,100
Mandatorily redeemable preferred stock        $ 38,512
Total stockholders' equity ...........        $ 45,099

(1) Includes $83.0 million net gain on financial restructuring. See Note 2 to the audited financial statements for Venturi Partners, Inc. included in this document.

                               BUSINESS OF COMSYS

COMPANY OVERVIEW

      COMSYS is one of the largest providers of IT staffing services in the United States. As of June 30, 2004, COMSYS had approximately 2,900 billable consultants providing contract IT consulting and programming services to a diverse group of Fortune 500 and middle-market commercial clients and federal and state governmental agencies. Headquartered in Houston, Texas and incorporated under the laws of the State of Delaware, COMSYS operates a network of 31 branch offices in 21 states, allowing it to serve its customers across multiple locations. This diversified customer base includes clients in the energy, health care, insurance, financial services, telecommunications and government sectors.

      COMSYS' business depends on its ability to obtain and retain clients through sales and account management and to recruit skilled IT consultants and place them on temporary assignments with its customers. Approximately 95% of COMSYS' revenues are derived from IT staffing services. These services are provided on an hourly basis with bill rates varying depending on the complexity of the assignment and the type of skills needed. For the year ended December 31, 2003, COMSYS had revenues of $333 million, of which $317 million was derived from IT staffing services. The remaining $16 million in revenue was derived primarily from direct hire, vendor management and project services.

      COMSYS and its predecessor companies have been providing IT staffing services for over 30 years. From 1994 until 1999, the businesses that now make up COMSYS were acquired and combined by Metamor Worldwide, Inc., an IT solutions and staffing firm, which we refer to as Metamor. On September 30, 1999, Metamor sold COMSYS to members of COMSYS' management and private investment firms in a leveraged recapitalization.

SERVICE OFFERINGS

      COMSYS' business consists of IT staffing services, vendor management services and project solutions. COMSYS' branch offices are organized geographically into six divisions: Northeast, Mid-Atlantic, Southeast, Midwest, Texas and West Coast. COMSYS' coast to coast presence allows it to serve large national customers from multiple locations, which has proven advantageous in servicing national accounts and in winning vendor management services contracts.

      The services provided by COMSYS allow its customers to focus resources on their core businesses as opposed to recruiting, training and managing IT consultants and vendors and managing projects. Generally, COMSYS' services are in high demand during periods of economic recovery as corporations try to minimize cost increases and are reluctant to hire full-time IT personnel. COMSYS provides skilled IT consultants to clients to meet their objectives using a combination of internal staff, outside consulting resources and project outsourcing. These services are provided primarily at the client's worksite, although certain project solution work may be performed in one of COMSYS' development centers.

      IT Staffing Services

      COMSYS provides a wide range of IT staffing services, including website development, system application integration, application software design, programming and development, client/server software implementation and network design and support. COMSYS provides these IT staffing services to diversified vertical markets, including telecommunications, healthcare, financial services, insurance, energy and federal, state and local governments. COMSYS delivers qualified consultants and project managers for contract assignments and full-time employment across most technology disciplines.

      COMSYS has a variable cost model in which revenue and cost of services are primarily provided on a time and materials basis. The majority of COMSYS' billable consultants are compensated on an hourly basis only for the hours that are billed by COMSYS to its client. An assignment can be from 30 days to a period of several months or more, with an average duration of six months. The consultants who perform IT services for COMSYS' clients consist of consultant employees of COMSYS as well as independent contractors and subcontractors. With respect to COMSYS' consultant employees, COMSYS is responsible for all employment-related taxes, including medical and healthcare costs, workers' compensation and federal social security and state unemployment taxes. COMSYS bills its clients for the number of hours worked in providing services to the client. Hourly bill rates for such services are typically determined based on the supply and demand of the current market. The bill rates for some assignments are based on a mark-up over compensation and other direct and indirect costs.

      In 2003, COMSYS created Secure IT, a practice area focused exclusively on federal government IT staffing services, one of the fastest-growing areas in the IT services industry. Secure IT has begun creating brand awareness to market IT consultants with federal security clearances. In 2003, revenues from COMSYS' federal government practice were approximately $15 million, an increase of 25% over 2002 revenues.

      Vendor Management Services

      Vendor management services, or VMS, is a rapidly growing product and service offering of COMSYS' business. VMS is a supply chain management service offering for the management of procurement and expenditures for temporary information technology, clerical, finance and accounting, and light industrial personnel. COMSYS' VMS provides a structured approach consisting of process management and a web-based software tool to quantify and manage the expenditures that a client makes for these contracted services. The contracted services are often provided to a large client by hundreds of companies. VMS provides a mechanism for clients to reduce their expenditures for temporary information technology, clerical, finance and accounting, and light industrial personnel services by standardizing pay rates for similar positions and reducing the number of suppliers that provide these services. VMS gives clients the ability to leverage their purchasing power for these temporary personnel services by standardizing their requisitioning, contracting and procurement processes. Clients also benefit from contracting with only one supplier, receiving a consolidated invoice and having a single point of contact while retaining access to a full range of resources offered by a diverse portfolio of suppliers. COMSYS has received ISO 9001:2000 certification for its VMS implementation processes.

      Project Solutions

      As an extension of its underlying core competencies in recruiting and staffing IT resources, COMSYS offers its clients specialized project services that include project managers, project teams and turn-key deliverable-based solutions in the application development, application integration and re-engineering, application maintenance and application testing practice areas. COMSYS provides these solutions through a framework of integrated project methods. COMSYS can deliver these solutions through teams deployed on-site, offsite at development centers located in Somerset, New Jersey and Portland Oregon and, through a strategic alliance, off-shore at technology centers located in India. These services are contracted on a time and materials or fixed-price basis.

INDUSTRY OVERVIEW AND BUSINESS STRATEGY

      The IT staffing industry is highly competitive and sensitive to changes in the overall economy. Industry trends affecting COMSYS' business include:

      -     rate of technological change;

      -     rate of growth in corporate IT budgets;

      -     outsourcing of the IT workforce; and

      -     consolidation of supplier bases.

      Additional factors affecting COMSYS' revenue growth include downward pressure on bill rates and labor market conditions for IT consultants. COMSYS believes that a continuation of the recent economic recovery will drive a renewed need for IT investments and initiatives by corporate clients. COMSYS management believes this increase in IT spending, combined with the need to maintain financial flexibility by using variable workforce strategies, should result in increased demand for COMSYS' services. COMSYS anticipates that revenue growth will be primarily generated from increases in existing and new client sales volume and from new service offerings.

      COMSYS' business strategy focuses on:

      - increasing revenue and profitability by expanding its geographic presence;

      -     leveraging existing customer relationships;

      -     aggressively marketing services to new clients;

      -     attracting and retaining the highest quality IT consultants;

      -     expanding its range of value-added services;

      -     developing focused industry service offerings; and

      -     making acquisitions.

INFORMATION SYSTEMS

      COMSYS has launched several major internal initiatives designed to improve its account management, recruiting capabilities, accounting functions and business processes. During the first half of 2001, COMSYS deployed a new front office system to all of its branches which is referred to as FOX (Front Office eXchange). FOX is an integrated, web-based sales and recruiting application developed by COMSYS. The interactive system maintains a current database containing information on over 300,000 candidates, including skills, education, desired work location and other employment-related information. The system enables COMSYS to scan, process and store thousands of resumes making it easier for placement managers to identify, qualify and place consultants in a timely manner. FOX also allows billable consultants to electronically review and apply for job openings.

      In March 2001, COMSYS consolidated its accounting operations into one shared-services facility located in Phoenix, Arizona, and in June 2001, COMSYS completed the conversion of its back-office systems onto a single common platform. All payroll, billing, accounts payable, collections and general ledger functions for COMSYS are performed in this shared services facility.

      COMSYS intends to continue enhancing the common business processes used throughout its branch operations.

SALES AND MARKETING

      COMSYS has developed a centralized sales and marketing strategy that focuses on both national and local accounts. The marketing strategy is implemented on both a national level and locally through each of COMSYS' branch offices. At the national level, COMSYS has focused on attaining preferred vendor status with Fortune 500 companies. COMSYS is also supported by a centralized proposals department, a strategic accounts group, a national recruiting center, an e-account management group, a project services group and a vendor management sales force, all of which assist in the development of responses to requests for proposal from large accounts and support COMSYS' efforts in new client development activity.

      Local accounts are targeted and sold by account managers at the branch office level, permitting COMSYS to capitalize on the established local expertise and relationships of its branch office employees. These accounts are solicited through personal sales presentations, telephone and e-mail marketing, direct mail solicitation, referrals and advertising in a variety of local and national media. Although local offices retain flexibility with regard to local customer and employee issues, these offices adhere to company-wide policies and procedures and a set of best practices designed to ensure quality standards throughout the organization. Local employees are encouraged to be active in civic organizations and industry trade groups to facilitate the development of new customer relationships.

      Local office employees report to a branch manager who is responsible for day-to-day operations and the profitability of the office. Generally, these branch managers report to one of six regional vice presidents. Regional vice presidents are given substantial autonomy in making decisions regarding the operations in their region, although sales activities directed toward strategic accounts are coordinated at a national level.

      A large insurance products and services company accounted for approximately 11.3% of COMSYS' revenues in 2003. No other company accounted for more than 10% of COMSYS' revenues in 2003. In 2003, COMSYS' five largest customers represented 30.5% of its revenues.

EMPLOYEES AND CONSULTANTS

      COMSYS had approximately 2,900 consultants on assignment as of June 30, 2004, of which approximately 2,100 were employee consultants and approximately 800 were subcontractors and independent contractors. In addition, as of that date COMSYS had approximately 450 permanent staff employees consisting primarily of management, headquarters staff and sales and account managers. None of COMSYS' employees are covered by collective bargaining agreements. COMSYS believes that its relationships with its employees are good.

      COMSYS recruits its consultants through both centralized and decentralized recruiting programs. COMSYS' recruiters use COMSYS' internal proprietary database, FOX, the internet, local and national advertisements and trade shows. In addition, COMSYS has established a national recruiting center in Houston, Texas and entered into a supplier arrangement for an offshore recruiting center in India. Both of these centers add to COMSYS' strong local recruitment effort by providing additional resources to meet clients' critical timeframes and broadening COMSYS' capability to deliver resources in areas of the country where no local office exists. COMSYS also recruits qualified candidates through its candidate referral program, through which it pays a referral fee to eligible individuals responsible for attracting new recruits who are successfully placed on an assignment by COMSYS.

      In an effort to attract a broad spectrum of qualified billable consultants, COMSYS offers a wide variety of employment options and training programs. Through its training and development department,

COMSYS offers an online training platform to its consultants. This program includes over 900 self-paced IT and business-related courses and eight technical certification paths in course areas such as software development, enterprise data systems, internet and network technologies, web design, project management, operating systems, server technologies and business-related skills. COMSYS believes that these training initiatives have improved consultant recruitment and retention, increased the technical skills of its personnel and resulted in better service for its clients.

COMPETITION

      COMSYS operates in a highly competitive industry with few barriers to entry. COMSYS' primary competitors include diversified national staffing providers in addition to a wide range of smaller regional and local staffing companies. COMSYS' primary competitors are MPS Group, Inc., Spherion Corporation, Ajilon Consulting, Venturi Partners, Inc., CDI Corporation, Keane, Inc., Computer Horizons Corp. and CIBER.

      COMSYS strives to differentiate itself from its competitors by offering additional services to complement its IT staffing services, including project solutions and vendor management, offshore development and specialized government IT staffing services. COMSYS believes its brand name, proven track record, high-quality consultant base and broad geographic presence have helped it achieve preferred vendor status as corporate and governmental clients continue to consolidate their use of IT staffing providers.

      The competitive factors in obtaining and retaining clients include, among others, an understanding of client-specific job requirements, the ability to provide appropriately skilled information technology consultants in a timely manner, the monitoring of job performance quality and the price of services. The primary competitive factors in obtaining qualified candidates for temporary IT assignments are wages, the technologies that will be utilized, the challenges that an assignment presents and the types of clients and industries that will be serviced. COMSYS believes that its national geographic presence, strength in recruiting and account management and the broad range of customers and industries to which it provides services makes it highly competitive in these areas. Certain of COMSYS' contracts are awarded on the basis of competitive proposals, which can be periodically re-bid by the client.

REGULATION

      IT staffing firms are generally subject to one or more of the following types of government regulation: (1) regulation of the employer/employee relationship between a firm and its employees, including tax withholding or reporting, social security or retirement, benefits, workplace compliance, wage and hour, anti-discrimination, immigration and workers' compensation; (2) registration, licensing, record keeping and reporting requirements; and (3) federal contractor compliance.

TRADEMARKS

      COMSYS believes that the "COMSYS" name is extremely valuable and important to its business. COMSYS endeavors to protect its intellectual property rights and maintains certain trademarks, trade names, service marks and other intellectual property rights. COMSYS also licenses certain other proprietary rights in connection with its businesses. COMSYS is not currently aware of any infringing uses or other conditions that would be reasonably likely to materially and adversely affect its use of its proprietary rights.

LITIGATION

      From time to time, COMSYS may be named as a party to legal claims and proceedings in the ordinary course of business. COMSYS is not aware of any claim or proceeding that could reasonably be expected to have a material adverse effect on it.

           MARKET PRICE OF AND DIVIDENDS ON COMSYS' COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

      There is no established trading market for any class of equity of COMSYS, and COMSYS has never paid a cash dividend on its common stock.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF COMSYS

      You should read the following selected consolidated financial data in conjunction with "COMSYS Management's Discussion and Analysis of Financial Condition and Results of Operations" and the COMSYS consolidated financial statements and the related notes appearing elsewhere in this document.

      The consolidated statements of operations data for the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet data at December 31, 2003 and 2002 are derived from the COMSYS audited consolidated financial statements appearing elsewhere in this document. The consolidated statements of operations data for the years ended December 31, 2000 and 1999 and the consolidated balance sheet data at December 31, 2001, 2000 and 1999 are derived from the COMSYS audited consolidated financial statements that are not included in this document. The consolidated statements of operations data for the three months ended March 31, 2004 and 2003 and the consolidated balance sheet data at March 31, 2004 are derived from the COMSYS unaudited consolidated financial statements included in this document. The unaudited consolidated financial statements include, in the opinion of COMSYS management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

                                                   THREE MONTHS
                                                  ENDED MARCH 31,                        YEAR ENDED DECEMBER 31,
                                               --------------------    ------------------------------------------------------------

                                                 2004        2003         2003         2002         2001         2000        1999(1)
                                               --------    --------    ---------    ---------    ---------    ---------    --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:                                              (In thousands)
Revenues ...................................   $ 88,858    $ 81,659    $ 332,850    $ 386,947    $ 527,564    $ 491,514    $ 98,054
Cost of services ...........................     68,003      62,246      251,501      292,266      396,580      365,092      72,310
                                               --------    --------    ---------    ---------    ---------    ---------    --------
Gross profit ...............................     20,855      19,413       81,349       94,681      130,984      126,422      25,744

Selling, general and administrative expenses     16,640      15,885       63,881       69,858       96,233       89,082      19,129
Restructuring and integration costs ........         --          --          854          875        3,412        4,410          --

Goodwill impairment loss ...................         --          --           --       11,200           --           --          --
Depreciation and amortization ..............      3,984       3,826       15,870       14,580       49,400       38,706       8,047
                                               --------    --------    ---------    ---------    ---------    ---------    --------
Operating income (loss) ....................        231        (298)         744       (1,832)     (18,061)      (5,776)     (1,432)
Interest expense and other expenses, net(2)      15,246       3,472       37,234       14,634       26,762       28,139       5,326
Loss on early extinguishment of debt .......         --          --           --           --        5,201           --          --
Income tax expense (benefit) ...............         --         760          760           --           --           --        (573)
Cumulative effect of accounting change:
   goodwill impairment .....................         --          --           --     (141,500)          --           --          --
                                               --------    --------    ---------    ---------    ---------    ---------    --------

Net loss ...................................   $(15,015)   $ (4,530)   $ (37,250)   $(157,966)   $ (50,024)   $ (33,195)   $ (6,185)
                                               ========    ========    =========    =========    =========    =========    ========

                                             AT
                                           MARCH 31,                                  AT DECEMBER 31,
                                             2004         2003         2002         2001         2000         1999
                                           ---------    ---------    ---------    ---------    ---------    ---------
CONSOLIDATED BALANCE SHEET DATA:                                        (In thousands)
Total assets(2) ........................   $ 172,230    $ 168,119    $ 183,953    $ 366,643    $ 451,146    $ 323,959
Mandatorily redeemable preferred stock,
  redeemable common
stock and warrant liability(2) .........     371,567      360,721      315,509      280,995      195,126      124,709
Other debt, including current maturities     113,561      111,706      141,353      166,456      242,613      156,550
Stockholders' deficit(2) ...............    (388,195)    (373,180)    (318,986)    (124,250)     (48,834)      (1,938)


---------------------
(1) Statement of operations data is for the period from COMSYS' inception on August 31, 1999 through December 31, 1999

(2) Effective July 1, 2003, COMSYS adopted SFAS No. 150, which resulted in the reclassification of COMSYS' mandatorily redeemable preferred stock and accrued dividends of $337.7 million, and $1.4 million of common stock, to non-current liabilities. Stockholder notes receivable for the purchase of redeemable securities were reclassified out of equity and recorded as non-current assets. Additionally, COMSYS reclassified $3.5 million of unamortized issuance cost associated with the mandatorily redeemable preferred stock to other assets. COMSYS also began to recognize dividends declared and the amortization of the deferred issuance costs associated with the mandatorily redeemable preferred stock as interest expense. See
      Note 2 to COMSYS' audited historical consolidated financial statements.

            COMSYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with COMSYS' consolidated financial statements and related notes appearing elsewhere in this document. This discussion contains forward-looking statements reflecting COMSYS' current expectations and events and financial trends that may affect COMSYS' future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this document.

COMSYS

      COMSYS Holding, Inc., together with its subsidiaries on a consolidated basis referred to herein as COMSYS, was formed in 1999 to acquire COMSYS Information Technology Services, Inc. COMSYS has been providing information technology ("IT") staffing and project implementation services since 1972.

OVERVIEW

      COMSYS is one of the largest independent service providers in the IT staffing industry. COMSYS currently provides approximately 2,900 highly skilled IT consultants on a contractual basis primarily to Fortune 500 and mid-sized companies that have significant IT budgets and recurring staffing and systems development needs. COMSYS operates a network of 31 offices in 21 states, which allows it to service its largest customers across multiple locations.

      COMSYS' business depends on its ability to recruit skilled people and put them to work on temporary assignments for its customers, making its primary revenue drivers billable hours and hourly bill rates. COMSYS generates revenue primarily by billing its customers based on pre-agreed bill rates for the number of hours that each of its associates works on assignment. Most of its billings are on a time and materials basis. COMSYS also generates fee income by providing vendor management and permanent placement services.

      Industry trends affecting COMSYS' business include:

      -     rate of technological change;

      -     rate of growth in corporate IT budgets;

      -     outsourcing of the IT workforce; and

      -     consolidation of supplier bases.

      Additional factors affecting COMSYS' revenue growth include pressure on bill rates and labor market conditions for IT consultants. COMSYS believes that a continuation of the recent economic recovery will drive a renewed need for IT investments and initiatives by corporate clients. This increase in IT spending, combined with the need to maintain financial flexibility by using variable workforce strategies, is expected to result in increased demand for COMSYS' services. COMSYS anticipates that revenue growth will be primarily generated from increases in existing and new client sales volume and from new service offerings.

      COMSYS' business strategy involves increasing revenue and profitability by expanding its geographic presence, leveraging existing customer relationships, aggressively marketing its services to new clients, attracting and retaining the highest quality IT consultants, expanding its range of value added services, developing focused industry services and making acquisitions.

      COMSYS' principal operating expenses include cost of services and selling, general and administrative expenses. Cost of services is comprised primarily of the cost of labor and benefits. The principal components of selling, general and administrative expenses are salaries, selling commissions, advertising, lead generation and other marketing costs and branch office expenses. COMSYS' branch office network allows it to leverage certain selling, general and administrative expenses such as advertising, finance and billing expenses.

      Beginning in the second half of 2000, the overall growth of the United States economy began to slow. While this slowdown negatively affected most industry segments, its greatest impact was on the telecommunications sector, the largest purchaser of IT services, and the internet sector. This economic decline resulted in numerous business failures and staff reductions at telecommunication companies and internet-related businesses. The combination of the slowdown in the economy, the business failures and the uncertainty as to when an economic recovery would take place resulted in many companies postponing or canceling IT projects. As a result, COMSYS' business declined as evidenced by a 46% reduction in billable consultants from January 2001 through June 2003.

      Since the beginning of the third quarter of 2003, however, headcount trends have been increasing, reflecting the stabilization of project terminations and an improving economy. Billable consultant headcount for COMSYS increased from approximately 2,500 at June 30, 2003 to approximately 2,800 at March 31, 2004. COMSYS expects consultant headcount to increase through the remainder of 2004.

      During the economic downturn COMSYS concentrated its efforts on expanding its product offerings and improving its internal processes and operations. COMSYS has expanded its service offerings to all areas of the IT infrastructure including project management, network services, direct hire services and total project delivery. In addition, COMSYS initiated a vendor management program in 2000. COMSYS has sold a number of VMS engagements to major companies during the past three years and believes that this service offering will continue to gain momentum.

      COMSYS has launched several major internal initiatives designed to improve its recruiting capabilities, accounting functions and business processes. During the first half of 2001, COMSYS rolled out its new front office system to all of its branches. This web-enabled front office system, named FOX (Front Office Exchange), makes it easier for placement managers to identify, qualify and place consultants in a timely manner. FOX also allows billable consultants to electronically review and apply for job openings. In March 2001, COMSYS consolidated its accounting operations into one center located in Phoenix, Arizona and in June 2001, COMSYS completed the conversion of its back-office systems onto one common platform. In the third quarter of 2001, COMSYS reduced its workforce and in the third quarter of 2003, further realigned its divisional structure, national accounts sales organization and back office infrastructure. These realignments allowed COMSYS to reduce job redundancies and streamline operations.

      COMSYS intends to continue to enhance its common business processes throughout its branch operations so that it operates as a national organization and will be better positioned to take advantage of an economic turnaround both in terms of revenue growth and increased operating leverage.

RESULTS OF OPERATIONS

      The following table sets forth the percentage relationship to revenues of certain items included in COMSYS' consolidated statement of operations:

                                                                    THREE MONTHS
                                                                   ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                                                 -------------------     -------------------------------

                                                                  2004        2003        2003        2002        2001
                                                                 -------     -------     -------     -------     -------
Revenues .....................................................     100.0%      100.0%      100.0%      100.0%      100.0%
Cost of services .............................................      76.5        76.2        75.6        75.5        75.2
                                                                 -------     -------     -------     -------     -------
Gross profit .................................................      23.5        23.8        24.4        24.5        24.8

Selling, general and administrative expenses .................      18.7        19.5        19.2        18.1        18.2
Restructuring and integration costs ..........................        --          --         0.2         0.2         0.6

Goodwill impairment loss .....................................        --          --          --         2.9          --
Depreciation and amortization ................................       4.5         4.7         4.8         3.8         9.4
                                                                 -------     -------     -------     -------     -------

Operating income (loss) ......................................       0.3        (0.4)        0.2        (0.5)       (3.4)
Interest expense and other expenses, net .....................      17.2         4.3        11.2         3.8         5.1
Loss on early extinguishment of debt .........................        --          --          --          --         1.0
Income tax expense ...........................................        --         0.9         0.2          --          --
Cumulative effect of accounting change:  goodwill impairment .        --          --          --        36.5          --
                                                                 -------     -------     -------     -------     -------

Net loss .....................................................     (16.9)%      (5.6)%     (11.2)%     (40.8)%      (9.5)%
                                                                 =======     =======     =======     =======     =======

Billable headcount at end of period ..........................     2,835       2,528       2,867       2,781       3,187

      Overview

      Beginning in 2001, the overall growth in the United States economy slowed, which resulted in many of COMSYS' customers reducing or postponing planned capital expenditures. This economic slowdown had a significant impact on the high growth telecommunications industry, which represented approximately 27% of COMSYS' sales in 2002 and 18% of its sales in 2003. Additionally, IT spending by internet startup companies slowed due to reductions of capital in the capital markets for financing new ventures. Although internet startup companies did not represent a significant portion of COMSYS' revenues, COMSYS anticipated that this would continue to be a fast-growing sector that would make up a large portion of its growth.

      Concurrent with the economic slowdown, COMSYS implemented overhead cost-cutting measures that included office closures and workforce reductions. See "--Years Ended December 31, 2003, 2002 and 2001--Restructuring and Integration Costs."

      Beginning in the second half of 2003, headcount trends turned positive resulting in revenue growth in both the third and fourth quarters of 2003 and a significant moderation of the year-over-year revenue reductions that COMSYS experienced in 2002 and 2003. COMSYS significantly expanded its business in the financial services industry and with the state government sector beginning in 2003, which contributed to the revenue growth.

      Three Months Ended March 31, 2004 and March 31, 2003

      COMSYS recorded operating income of $231,000 in the first quarter of 2004 compared to an operating loss of $298,000 in the prior year period. This increase in operating income was due to an increase in revenues and COMSYS' ability to control the growth in selling, general and administrative expenses. After deducting interest, other and income tax expenses, COMSYS had a net loss of $15.0 million in the first quarter of 2004 compared to a net loss of $4.5 million in the first quarter of 2003. Net loss for the first quarter of 2004 included dividends on mandatorily redeemable preferred stock as described below (see "Interest Expense").

      Revenues. Revenues for the three months ended March 31, 2004 and 2003 were $88.9 million and $81.7 million, respectively, representing an increase of 8.8%. This increase was due primarily to the increase in billable headcount from 2,528 at March 31, 2003 to 2,835 at March 31, 2004, reflecting improved economic conditions that resulted in increased demand for COMSYS' IT services and stabilization of project termination. In addition, vendor management related fee revenue increased 49.2% from $977,000 in the 2003 period to $1.5 million in the 2004 period due to the expansion and implementation of vendor management programs in response to increasing demand for such programs among major companies. These increases were mitigated by a decrease in COMSYS' average bill rate, which was $63.82 in the first quarter of 2004 compared to $66.20 in the prior year period. COMSYS' revenue growth was primarily attributable to its clients in the financial services and telecommunications industry sectors. Revenues from the financial services sector increased by $4.1 million, or 15.8%, in the first quarter of 2004 compared to the first quarter of 2003 and now account for 34% of COMSYS' revenues. Revenues from the communications sector increased over these same periods by $4.6 million, or 29.1%, and represent 23% of COMSYS' first quarter 2004 revenue.

      Cost of Services. Cost of services for the three months ended March 31, 2004 and 2003 was $68.0 million and $62.2 million, respectively, representing an increase of 9.2%. Cost of services as a percentage of revenue increased slightly from 76.2% to 76.5% for the three months ended March 31, 2003 and 2004, respectively. The increase in cost of services as a percentage of revenue is due to increases in state unemployment taxes.

      Gross Profit. Gross profit for the three months ended March 31, 2004 and 2003 was $20.9 million and $19.4 million, respectively, representing an increase of 7.4% due primarily to increased revenue; as a percentage of revenue, gross profit of 23.5% in 2004 was comparable to that of the same period in 2003.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 2004 and 2003 were $16.6 million and $15.9 million, respectively, representing an increase of 4.8%. This increase was due primarily to compensation and related expenses. As a percentage of revenue, selling, general and administrative expenses decreased from 19.5% for the three months ended March 31, 2003 to 18.7% for the three months ended March 31, 2004. The decrease as a percentage of revenue was due to COMSYS' efforts to contain costs over the past year and its ability to leverage fixed costs over an expanding revenue base. See "Years Ended December 31, 2003, 2002 and 2001--Restructuring and Integration Costs."

      Depreciation and Amortization. Depreciation and amortization expense consists primarily of depreciation of COMSYS' fixed assets and amortization of its customer base and contract cost intangible assets. For the three months ended March 31, 2004 and 2003, depreciation and amortization expense was $4.0 million and $3.8 million, respectively, representing an increase of 4.1%.

      Interest Expense. Interest expense was $15.2 million and $3.5 million for the three months ended March 31, 2004 and 2003, respectively. Interest expense increased in the first quarter of 2004 compared to the same period in the prior year despite a reduction in borrowings of approximately $11 million. This increase was due primarily to the adoption by COMSYS on July 1, 2003 of Statement of Financial Accounting Standards ("SFAS") No. 150, which requires that dividends on mandatorily redeemable preferred stock be recorded as interest expense. See "Recent Accounting Pronouncements." SFAS No. 150 applies to COMSYS' redeemable preferred stock, and as a result interest expense for the three months ended March 31, 2004 includes dividends and amortization of deferred stock issuance costs in the amount of $10.9 million. The remaining increase in interest expense was due to the increase in the interest rate on COMSYS' senior subordinated notes, which increases by 25 basis points each calendar quarter, and the compounding effect of interest not paid in cash. See "Liquidity and Capital Resources--Debt Compliance."

      Provision for Income Taxes. COMSYS did not recognize a federal tax provision or benefit in the first quarter of 2004. Net operating loss carryforwards from prior years will offset any tax provision generated during the current year. COMSYS has recorded a reserve against the assets for net operating loss carryforwards due to the uncertainty related to the realization of these amounts. Income tax expense in the first quarter of 2003 was $760,000, which represents an increase in the valuation allowance for deferred tax assets.

      Restructuring Reserve. In 2003, COMSYS recorded a restructuring charge of $854,000 for severance costs related to a workforce reduction. See "Years Ended December 31, 2003, 2002 and 2001--Restructuring and Integration Costs."

      The following is an analysis of the restructuring reserve for the three months ended March 31, 2004 (in thousands):

                           BALANCE AT                                                  BALANCE AT
                           DECEMBER 31,     2004          NONCASH          CASH         MARCH 31,
      DESCRIPTION             2003         ACCRUAL        ACTIVITY       ACTIVITY         2004
-----------------------    ------------   ---------    -------------   ------------   -------------
Termination benefits          $360          $  --          $  --          $(150)          $210

      Years Ended December 31, 2003, 2002 and 2001

      COMSYS recorded operating income of $744,000 for the year ended December 31, 2003 compared to operating losses of $1.8 million in 2002 and $18.1 million in 2001. Net losses for the years ended December 31, 2003, 2002 and 2001 were $37.3 million, $158.0 million and $50.0 million, respectively. Net loss for 2003 included dividends on mandatorily redeemable preferred stock, as described below (see "Interest Expense"). Net loss for 2002 included goodwill impairment charges totaling $152.7 million, as described below. Net loss for 2001 reflected amortization of goodwill amounting to $30.5 million and a loss on early extinguishment of debt amounting to $5.2 million.

      Revenues. Revenues for the years ended December 31, 2003, 2002 and 2001 were $332.9 million, $386.9 million and $527.6 million, respectively. Revenues decreased by 14% from 2002 to 2003 and by 26.7% from 2001 to 2002. COMSYS' management believes that these declines in revenue were the result of COMSYS' customers deferring or canceling IT projects due to the general slowdown in the United States economy through the first half of 2003. Billable headcount decreased from 3,187 at December 31, 2001 to 2,781 at December 31, 2002 and decreased further to 2,497 at June 30, 2003. In the second half of 2003, billable headcount increased to 2,867 at year-end. Reflecting a market driven shift away from higher bill rate development work and pricing pressures driven by the economic downturn, average bill rates decreased from $68.68 in 2001 to $65.65 in 2002 and to $64.97 in 2003.

      As described above in "Overview, the telecommunications industry was particularly affected by the economic slowdown in recent years. From 2002 to 2003, revenues generated by COMSYS' telecommunications sector clients decreased by $48.1 million or 45.0%. From 2001 to 2002, the decrease was $65.6 million or 38.0%. For the years ended December 31, 2003, 2002 and 2001, the telecommunications sector represented 17.7%, 27.1% and 32.6%, respectively, of COMSYS' revenues. Revenues from the manufacturing sector also decreased during this time period, from 19.7% of revenues in 2001 to 17.9% of revenues in 2002 and 15.9% of revenues in 2003. Concurrent with the declines in revenue from communications and manufacturing clients, COMSYS recorded increased revenues from the financial services sector, which represented 33.0% of its revenues in 2003 compared to 24.2% in 2002 and 16.3% in 2001.

      Cost of Services. Cost of services for the years ended December 31, 2003, 2002 and 2001 amounted to $251.5 million, $292.3 million and $396.6 million, respectively. Cost of services consists primarily of the cost of labor and related benefits, and the decrease over the past three years is due to the decline in billable headcount, as described above. Cost of services as a percentage of revenue for 2003, 2002 and 2001 was 75.6%, 75.5% and 75.2%, respectively. The increase in cost of services as a percentage of revenue was due to changes in business mix, pricing pressure associated with current economic conditions and higher personnel costs. COMSYS has been able to minimize the impact of pricing pressure by successfully passing pricing concessions on to subcontractors and certain consultants employed by COMSYS.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the years ended December 31, 2003, 2002 and 2001 amounted to $63.9 million, $69.9 million and $96.2 million, respectively. The decrease from 2002 to 2003 was due primarily to a $5.1 million reduction in bad debt expense and a $1.9 million decline in compensation and related expense. COMSYS increased its bad debt reserves in 2002 as a result of bankruptcies and increased credit risk associated with certain of its clients following the economic downturn. The decrease from 2001 to 2002 was due primarily to a $16.3 million decline in compensation and related expense and decreases in various other expense categories resulting from COMSYS' cost containment efforts. See "--Restructuring and Integration Costs." Selling, general and administrative expenses as a percentage of revenue for 2003, 2002 and 2001 were 19.2%, 18.1% and 18.2%, respectively. The increase in percentage of revenue from 2002 to 2003 was due primarily to COMSYS' investment in vendor management programs.

      Restructuring and Integration Costs. Restructuring and integration costs for the year ended December 31, 2001 were $3.4 million. In June 2001, COMSYS initiated a plan to reduce operating expenses. The announced restructuring included the closing of one of its accounting centers and reduction of certain management and staff positions. Approximately 55 accounting center employees were terminated prior to December 2001. COMSYS recognized a $1.9 million charge related to the implementation of the plan that consisted of approximately $860,000 for office closures and $1.0 million for severance to certain members of management. In September 2001, COMSYS initiated a plan to restructure its management team. The announced plan resulted in the termination of 40 members of management and other employees, all of whom were terminated prior to December 31, 2001. The restructuring charge consisted of severance to management totaling $1.5 million.

      Restructuring and integration costs for the year ended December 31, 2002 were $875,000 and were the result of COMSYS' continuing expense reduction plan. These costs represented an accrual for planned severance payments.

      Restructuring and integration costs for the year ended December 31, 2003 were $854,000 and represented an accrual for additional severance payments in connection with the Company's continuing expense reduction plan.

      The following is an analysis of the restructuring reserves for the years ended December 31, 2003 and 2002 (in thousands):

                          BALANCE AT                                                  BALANCE AT
                          DECEMBER 31,      2003         NONCASH        CASH          DECEMBER 31,
    DESCRIPTION              2002          ACCRUAL       ACTIVITY     ACTIVITY           2003
---------------------    -------------    ---------    ------------  -----------     --------------
Termination benefits       $     107       $  854        $    --      $    (601)        $    360

                          BALANCE AT                                                  BALANCE AT
                          DECEMBER 31,      2002         NONCASH        CASH          DECEMBER 31,
    DESCRIPTION              2001          ACCRUAL       ACTIVITY     ACTIVITY            2002
---------------------    -------------    ---------    ------------  -----------     --------------
Termination benefits       $   1,160       $  875        $    --      $  (1,928)        $    107
Facility costs                   414           --           (311)          (103)              --
                           ---------       ------        -------      ---------         --------
                           $   1,574       $  875        $  (311)     $  (2,031)        $    107
                           =========       ======        =======      =========         ========

      Goodwill Impairment Losses. Effective January 1, 2002, COMSYS adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 made significant changes to the methods and criteria used to amortize goodwill and intangible assets. Under SFAS No. 142, goodwill and certain intangibles with indefinite lives are not amortized but instead are reviewed for impairment at least annually. Remaining intangibles with finite useful lives continue to be amortized. In accordance with SFAS No. 142, assembled workforce intangibles of COMSYS are combined with goodwill in the consolidated balance sheets.

      Upon adopting SFAS No. 142, COMSYS performed an initial test of impairment on goodwill effective January 1, 2002, which resulted in the recording of an impairment loss amounting to $141.5 million. This loss is presented as the cumulative effect of an accounting change in the consolidated statement of operations.

      COMSYS' operating profits and cash flows were lower than expected in the second half of 2002 due to the continued economic downturn in the United States, which caused many of its clients to cancel or postpone IT initiatives. COMSYS management revised its earnings forecast for the subsequent five years based on then-current trends, resulting in an additional goodwill impairment loss of $11.2 million being recorded in the fourth quarter of 2002. This impairment loss is presented in the consolidated statement of operations as part of operating costs and expenses. The fair value of goodwill was estimated using the expected present value of future cash flows and market multiples.

      COMSYS performed its annual impairment analysis in the fourth quarter of 2003 and determined that there was no additional impairment at that time.

      Depreciation and Amortization. For the years ended December 31, 2003, 2002 and 2001, depreciation and amortization amounted to approximately $15.9 million, $14.6 million and $49.4 million, respectively. The decrease from 2001 to 2002 was due primarily to the implementation during the first quarter of 2002 of SFAS No. 142, Goodwill and Other Intangible Assets. Under the new rules, COMSYS no longer amortizes goodwill. The increase from 2002 to 2003 was due to increases in depreciation expense and amortization of contract cost intangibles.

      Interest Expense. Interest expense, which includes the amortization of deferred debt issuance costs, was $37.2 million, $14.6 million and $26.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. Interest expense increased from 2002 to 2003 due primarily to the adoption by COMSYS on July 1, 2003 of SFAS No. 150, which requires that dividends on mandatorily redeemable preferred stock be recorded as interest expense. See "-Recent Accounting Pronouncements." SFAS No. 150 applies to COMSYS' redeemable preferred stock, and as a result, interest expense for 2003 includes dividends, amortization of deferred stock issue costs and an increase in the common stock warrant liability in the aggregate amount of $21.2 million. The remaining increase in interest expense was due to scheduled increases in the interest rate on the senior subordinated notes and the compounding effect of accrued interest not paid in cash. See "Liquidity and Capital Resources--Debt Compliance." The decrease in interest expense from 2001 to 2002 was due to a net decrease in borrowings under the senior credit facility as well as lower interest rates.

      Loss on Early Extinguishment of Debt. In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Under SFAS No. 145, gains and losses on extinguishments of debt are to be classified as income or loss from continuing operations rather than extraordinary items. COMSYS adopted SFAS No. 145 in 2003 and, as a result, reclassified the $5.2 million loss on early extinguishment of debt arising from the refinancing of COMSYS' senior subordinated notes in 2001 to a component of loss before cumulative effect of a change in accounting principle.

      Provision for Income Taxes. For each of the years ended December 31, 2003, 2002 and 2001, COMSYS had net operating losses for income tax purposes. COMSYS recorded a reserve against the assets arising from net operating loss carryforwards due to the uncertainty related to the realization of these amounts. Therefore, no income tax benefit was recorded in the statement of operations.

      For the year ended December 31, 2003, income tax expense was $760,000, which represents an increase in the valuation allowance for deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

      Overview

      Since its inception in 1999, COMSYS has financed its operations through internally generated funds, the issuance of preferred stock and borrowings under its credit facility, referred to herein as the COMSYS credit facility, initially consisting of up to $105 million in revolving loans and a $40 million term loan.

      At March 31, 2004 and December 31, 2003, COMSYS had working capital deficits of $51.1 million and $50.3 million, respectively, compared to positive working capital of $21.0 million at December 31, 2002. These deficits were primarily due to the current portion of long-term debt, which was $48.8 million at March 31, 2004 and $46.9 million at December 31, 2003. COMSYS classified its borrowings of $39.3 million under the COMSYS credit facility and $7.6 million under a deferred interest note as current because these instruments mature in September 2004. COMSYS has received a term sheet from a major financial institution for a commitment for a new revolving credit facility on comparable terms and expects to close on the new facility in August 2004. There are no assurances, however, that the new facility will close as scheduled. Should COMSYS not be able to refinance its current revolving credit facility as scheduled it could have an adverse effect on COMSYS' consolidated results of operations and its financial position. Cash provided by operating activities was $21.5 million in 2003. In the first three months of 2004, COMSYS experienced negative cash flow from operations in the amount of $575,000, due primarily to the timing of cash receipts and disbursements and working capital requirements related to the growth in revenue. At March 31, 2004, COMSYS had borrowing availability of $24.0 million under the COMSYS credit facility for general corporate purposes.

      Cash used in investing activities was $3.3 million in 2003, consisting of $2.8 million in capital expenditures and $567,000 for contract costs and other assets. In the first three months of 2004, cash used in investing activities totaled $560,000, composed primarily of capital expenditures.

      Cash used in financing activities was $32.4 million in 2003, of which $30.5 million represents net repayments under the COMSYS credit facility. In 2003, net advances to stockholders amounted to $1.3 million and COMSYS spent $648,000 in fees and other costs related to the amendments to its credit agreements, as described below. In the first three months of 2004, cash provided by financing activities was $1.1 million, resulting from increased borrowings under the COMSYS credit facility by $1.6 million, advances to stockholders of $355,000 and financing costs related to the renewal or replacement of the COMSYS credit facility of $154,000. Advances to stockholders primarily represented payments made by COMSYS to its chief executive officer in amounts equal to the monthly payments due on his loan from a commercial bank, up to a maximum amount of $5.2 million.

      COMSYS anticipates that its working capital and capital expenditure requirements for at least the next 12 months will be satisfied through a combination of available cash, cash flow from operations and borrowings under a refinanced COMSYS credit facility. Capital expenditure requirements are currently expected to be approximately $4.0 million in 2004 and 2005.

      Debt Compliance

      COMSYS' ability to continue operating is largely dependent upon its ability to maintain compliance with the financial covenants of its credit facility and senior subordinated notes. The financial covenants include a leverage ratio, interest coverage ratio, fixed charge coverage ratio, senior leverage ratio and a minimum cumulative 12-month EBITDA requirement. The COMSYS credit facility defines EBITDA as consolidated net income before interest expense, income taxes, depreciation and amortization, noncash impairment charges, restructuring charges, professional fees relating to debt refinancing and certain other items.

      At December 31, 2002, COMSYS was not in compliance with the leverage ratio and EBITDA requirements. Effective June 24, 2003, the credit agreements providing for the COMSYS credit facility and senior subordinated notes were amended to modify the covenant requirements and the lenders' commitment under the revolving line of credit, referred to herein as the revolver, was reduced from $105 million to $75 million. Borrowings under the revolver are limited to 90% of eligible receivables. However, aggregate borrowings under the revolver are limited to the lesser of the borrowing base of eligible receivables or $65 million, because COMSYS' 2003 EBITDA did not reach $22.5 million. COMSYS was in compliance with all required financial covenants as of December 31, 2003 and March 31, 2004 and expects to remain in compliance throughout the remaining term of the credit facility. The credit facility is secured by a pledge of the assets of COMSYS (including the stock of its subsidiaries).

      Borrowings under the amended COMSYS credit facility bear interest at the bank's base rate plus 1.00% to 2.50% or the London Interbank Offered Rate, or LIBOR, plus 2.25% to 3.75%, depending on the leverage ratio of COMSYS. At March 31, 2004, COMSYS had outstanding borrowings of $34.8 million under the revolver at interest rates ranging from 4.84% to 6.50%. At that date, the principal balance of the term loan component was $6.2 million and bore interest at 4.84%.

      As of March 31, 2004, COMSYS had outstanding senior subordinated notes held by Wachovia Investors, Inc. in the aggregate amount of $64.8 million, consisting of $39.8 million of Tranche A Notes and $25.0 million of Tranche B Notes, all of which mature in 2007. The senior subordinated notes bear interest at the greater of the applicable LIBOR-based rate or 13.5% plus a spread, which was zero through March 31, 2002. Beginning April 1, 2002, the spread was 25 basis points and it increased by 25 basis points in each fiscal quarter. As of March 31, 2004, the spread over LIBOR was 1.5% and the base interest rate was 15%. However, because COMSYS had not paid all accrued interest on the senior subordinated notes in cash, the notes accrued additional interest and the actual interest rates were 17% on the Tranche A Notes and 16% on the Tranche B Notes. Interest accrued through December 31, 2001 was added to the principal amount of the Tranche A Notes.

      Prior to October 1, 2004, interest on both Tranche A Notes and Tranche B Notes is payable in cash only to the extent that, on a pro forma basis, such payment does not cause an event of default to occur under the COMSYS credit facility or cause the Adjusted Fixed Charge Coverage Ratio, as defined in the COMSYS credit facility, to fall below specified levels. Interest on the Tranche A Notes may not be paid in cash unless all accrued interest on the Tranche B Notes has been paid. If interest is not paid in cash, the payment is deferred until the next payment date that cash payments are permitted, referred to as carry-over interest. At March 31, 2004, the interest rate on the Tranche A Notes was 17.0% and on the Tranche B Notes was 16.0%. COMSYS made cash interest payments of $1.8 million in 2003 and $536,000 in March 2004. Subsequent to October 1, 2004, interest on the Tranche A and Tranche B Notes is payable in cash on a quarterly basis. Additionally, on October 5, 2004, COMSYS must pay in cash all accrued and unpaid interest on the Tranche B Notes.

CONTRACTUAL AND COMMERCIAL COMMITMENTS

      The following table summarizes COMSYS' contractual obligations and commercial commitments at December 31, 2003 (in thousands):

                                                               PAYMENTS DUE BY PERIOD
                                                     ------------------------------------------
                                                     LESS THAN                        MORE THAN
CONTRACTUAL OBLIGATIONS                    TOTAL      ONE YEAR  1-3 YEARS  3-5 YEARS   5 YEARS
                                          --------   ---------  ---------  ---------  ---------
Short- and long-term debt (1)             $111,706    $46,910    $64,796    $    --    $     --
Mandatorily redeemable preferred stock     357,976         --         --     51,310     306,666
Redeemable common stock                      1,364         --         --         --       1,364
Warrant liability                            1,381         --         --         --       1,381
Operating leases                            10,980      4,502      6,145        333          --
                                          --------    -------    -------    -------    --------

Total contractual cash obligations        $483,407    $51,412    $70,941    $51,643    $309,411
                                          ========    =======    =======    =======    ========

                                                          COMMITMENT EXPIRATION PER PERIOD
                                                  -------------------------------------------------
                                      TOTAL
                                      AMOUNT      LESS THAN                               MORE THAN
OTHER COMMERCIAL COMMITMENTS         COMMITTED     ONE YEAR      1-3 YEARS   3-5 YEARS     5 YEARS
                                     ---------    ---------      ---------   ---------    ---------
Letters of Credit (2)                $   1,365    $   1,365          --          --           --

(1)   Does not include related interest payments.

(2)   Letters of credit secure certain office leases and insurance programs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Outstanding debt under the COMSYS credit facility at March 31, 2004 was $41.0 million. Interest on borrowings under that facility is based on the prime rate or LIBOR plus a variable margin. Based on the outstanding balance at March 31, 2004, a change of 1% in the interest rate would cause a change in interest expense of approximately $467,000 on an annual basis. COMSYS' borrowings under the senior subordinated notes and interest deferred note bear interest at fixed rates and therefore are not subject to interest rate risk.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      COMSYS' consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, also referred to as GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates include the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. COMSYS evaluates these estimates and assumptions on an ongoing basis, including but not limited to those related to revenue recognition, the recoverability of goodwill, collectibility of accounts receivable, reserves for medical costs and realization of deferred tax assets. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ materially from these estimates.

      COMSYS believes the following accounting policies are critical to its business operations and the understanding of its operations and include the more significant judgments and estimates used in the preparation of its consolidated financial statements.

      Revenue Recognition

      Revenue under time and materials contracts is recorded at the time services are performed. Revenue from fixed-price contracts is recognized using the units of production method based on the ratio of time incurred to total estimated time to complete the project. Provisions for estimated losses on incomplete contracts are made on a contract-by-contract basis and are recorded in the period the losses are determinable. Estimated losses on incomplete projects are determined by comparing the revenue remaining to be recognized on fixed-price contracts to judgments as to estimated time and cost required to complete the project. If the estimated cost to complete the project exceeds the remaining revenue to be recognized, the excess cost is recorded as a loss provision on the contract.

      COMSYS reports revenues net of payrolling activity. "Payrolling" is defined as a situation in which COMSYS acts as an agent for purposes of accepting a client-identified IT consultant for payroll processing in exchange for a fee. Revenue generated by payrollees is recorded net of labor costs.

      Recoverability of Goodwill and Other Intangible Assets

      Effective at the beginning of 2002, COMSYS adopted SFAS 142, which established a new method for testing goodwill and other intangible assets for impairment using a fair value based approach. Under the new standard, goodwill and other intangible assets with indefinite lives are no longer amortized as was previously required, but are tested annually for impairment, unless an event occurs or circumstances change during the year that reduce or may reduce the fair value of the reporting unit below its book value, in which event an impairment charge may be required during the year. The annual test requires estimates and judgments by management to determine valuations for each reporting unit. Although COMSYS believes the assumptions and estimates it has made are reasonable and appropriate, different assumptions and estimates could materially affect its reported financial results. Different assumptions related to future cash flows, operating margins, growth rates and discount rates could result in an impairment charge, which would be recognized as a noncash charge to operating income and a reduction in asset values on its balance sheet. At December 31, 2003 and 2002, total goodwill was $69.7 million. At December 31, 2001, total goodwill was $213.6 million.

      COMSYS' intangible assets other than goodwill represent contract costs and a customer base and are amortized over the respective contract terms or estimated life of the customer base, ranging from two to five years. At December 31, 2003, 2002 and 2001, net intangible assets were $10.9 million, $22.6 million and $24.4 million, respectively. In the event that facts and circumstances indicate intangibles or other long lived assets may be impaired, COMSYS evaluates the recoverability and estimated useful lives of such assets. The estimated future undiscounted cash flows associated with the assets are compared to the assets' carrying amount to determine if a write-down to market is necessary. COMSYS believes that all of its long-lived assets are fully realizable as of December 31, 2003.

      Collectibility of Accounts Receivable

      COMSYS makes ongoing estimates relating to the collectibility of its accounts receivable and maintains allowances for estimated losses resulting from the inability of its customers to make required payments. In determining the amount of the allowance, COMSYS considers its historical level of credit losses and makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. Further, COMSYS monitors current economic trends that might impact the level of credit losses in the future. Since COMSYS cannot predict with certainty future changes in the financial stability of its customers, actual future losses from uncollectible accounts may differ from its estimates. Additional allowances may be required if the economy or the financial condition of its customers deteriorates. If COMSYS determined that a smaller or larger allowance was appropriate, it would record a credit or a charge to selling, general and administrative expense in the period in which it made such a determination. As of December 31, 2003, 2002 and 2001, the allowance for uncollectible accounts receivable was $4.8 million, $5.7 million and $6.8 million, respectively.

      Income Tax Assets and Liabilities

      COMSYS records an income tax valuation allowance when it is more likely than not that certain deferred tax assets will not be realized. These deferred tax items represent expenses or operating losses recognized for financial reporting purposes, which will result in tax deductions over varying future periods. The judgments, assumptions and estimates that may affect the amount of the valuation allowance include estimates of future taxable income, availability of capital gains in future periods, timing or amount of future reversals of existing deferred tax liabilities, and other tax planning strategies that may be available to COMSYS.

      COMSYS records an estimated tax liability or tax benefit for income and other taxes based on what it determines will likely be paid in the various tax jurisdictions in which it operates. COMSYS uses its best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent upon various matters, including resolution of tax audits, and may differ from amounts recorded. An adjustment to the estimated liability would be recorded as a provision or benefit to income tax expense in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount.

RECENT ACCOUNTING PRONOUNCEMENTS

      Effective January 1, 2003, COMSYS adopted SFAS No. 145. SFAS No. 145 rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. See Note 5 to COMSYS' audited financial statements included elsewhere in this document, "Long-Term Debt--Senior Subordinated Debt."

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify financial instruments that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The COMSYS adopted SFAS 150 on July 1, 2003. Upon the adoption, COMSYS' mandatorily redeemable preferred stock and accrued dividends of $337.7 million (see Note 10 to COMSYS' audited financial statements) and 3,410,775 shares of common stock ($1.4 million), which are subject to repurchase by the COMSYS upon termination of employment of certain members of management, were reclassified to noncurrent liabilities. Stockholder notes receivable for the purchase of redeemable securities were reclassified from equity to noncurrent assets. Additionally, COMSYS reclassified $3.7 million of unamortized issuance costs associated with the mandatorily redeemable preferred stock, which was previously netted against the mandatorily redeemable preferred stock, to other assets. Effective July 1, 2003, COMSYS also began to recognize dividends declared and the amortization of the deferred issuance costs associated with the mandatorily redeemable preferred stock as interest expense.

SEASONALITY

      COMSYS' business can be affected by the seasonal fluctuations in corporate IT expenditures. Generally, expenditures are lowest during the first quarter of the year when COMSYS' clients are finalizing their IT budgets. In addition, COMSYS' quarterly results may fluctuate depending on, among other things, the number of billing days in a quarter and the seasonality of the client's business. COMSYS' business is also affected by the timing of holidays and seasonal vacation patterns, generally resulting in lower revenues and gross margins in the fourth quarter of each year.

                          BUSINESS OF VENTURI PARTNERS

      We are a leading provider of technology and staffing services to businesses and professional and government organizations. We are organized in two divisions, the Technology Services division and the Staffing Services division, and operate in strategic markets primarily in the United States.

      Certain financial information, including revenues, a measure of profit and total assets, is reported by segment in Note 18 to our consolidated financial statements for the year ended December 28, 2003 included elsewhere in this document. Our services include information technology consulting, temporary staffing, placement of full-time employees, on-site management of temporary employees and training and testing of temporary and permanent workers. We also provide technology tools for human capital management that enable our customers to automate portions or all of their hiring processes. At June 27, 2004, we operated through a network of 110 offices located in major metropolitan areas throughout the United States. In January 2004 we also opened our first office in Canada.

      Technology Services offers information technology staffing and consulting services in a range of computer-related disciplines and technology tools for human capital management. Staffing Services offers a variety of temporary office, clerical, accounting and finance, light technical and light industrial staffing services. Each division also offers permanent placement services in a range of specialties. For the year ended December 28, 2003, Technology Services and Staffing Services represented approximately 49% and 51%, respectively, of our total revenues. Technology Services represented approximately 52% of our first quarter 2004 revenues, and Staffing Services represented approximately 48%. We propose to sell Staffing Services to Compass CS through the sale of the common stock of Venturi Staffing Partners.

      We completed the rebranding of our operations in 2002, renaming our Technology Services operations "Venturi Technology Partners," our Staffing Services operations "Venturi Staffing Partners" and our commercial operations that have a specialty in permanent placement services, "Venturi Career Partners." In August 2003, we changed our corporate name to "Venturi Partners, Inc."

      We completed a comprehensive financial restructuring in April 2003 in which we amended and restated our revolving credit facility, issued shares of our capital stock and paid cash in exchange for approximately $109.7 million of our outstanding 5.75% convertible subordinated notes due 2004 and reduced our outstanding net debt by approximately $120.0 million. See Note 2 to our consolidated financial statements for the year ended December 28, 2003 included elsewhere in this document. We recently paid the remaining $5.3 million in outstanding 5.75% notes in full at their stated maturity.

TECHNOLOGY SERVICES DIVISION

      Technology Services provides technology staffing and consulting services, as well as technology tools for human capital management. Technology Services operated through 29 offices in 20 states in the United States and one office in Canada at June 27, 2004. It had approximately 1,985 consultants on assignment at that date, of which approximately 385 (or 19%) were salaried employees. Of the balance (81% of the total), approximately 1,041 consultants were hourly employees and 561 consultants were independent contractors.

      Service Offerings

      Technology Services provides skilled personnel, such as web developers and consultants, project managers, programmers, systems designers, software engineers, LAN administrators, systems integrators, helpdesk staff and other technology specialists, to a wide variety of clients, typically on an as-needed time and materials basis. A number of Technology Services' offices have developed technology specialties, and have entered into alliances with packaged software and systems vendors and other technology partners to provide services necessary to install, integrate and maintain their partners' technologies. Many Technology Services offices also provide software engineering, web design, applications development and strategic consulting services.

      Technology Services' staffing services include providing individuals or teams of computer professionals to corporations and other organizations that need assistance with project management, analysis, systems design, programming, maintenance, testing and special technologies for short-term and long-term information technology projects. The division's service offerings encompass a wide variety of tasks, ranging from management of all aspects of a project or the implementation of turnkey systems to the fulfillment of temporary staffing needs for technology projects.

      Selected Technology Services offices also provide complementary or stand-alone consulting services in the information technology area, typically on a time and materials basis. For example, certain offices work with clients interested in alternatives to outsourcing their internal information technology organization, as well as implementing complex systems integration solutions, and offer a range of consulting services in areas such as systems development and client/server networks that span mainframe, mid-range and desktop systems. These services are provided at the client's site or at off-site development centers. We intend to continue expanding the consulting services component of our service offerings in Technology Services as part of our strategy to offer a full range of technology services to our clients and have recently introduced an offshore service offering, which provides a low cost alternative for certain customer projects that do not require that our consultants work at the customer's location.

      Technology Tools and Automated Hiring Systems

      To complement our core staffing and consulting services offerings, we also offer our customers a variety of technology tools and automated hiring systems designed to streamline and automate portions or all of their human capital management processes. These tools and systems have proven particularly attractive to larger customers and to state governments and government agencies. These tools and systems include vendor management systems, a career enhancement website and internet job board, website development and hosting services and web-based employment channels.

      As the trend towards vendor management and other automated hiring systems has accelerated among larger customers in recent years, we have developed our own dedicated sales and recruiting teams that focus on sales and marketing of our own proprietary vendor management services ("VMS") offering to our clients, which we call "vWorx." vWorx was particularly successful in 2003, and we now have a number of larger customers using vWorx to automate the hiring processes for portions or all of their contingent workers. In 2003, we also introduced our MARS program, which is a service offering that provides recruiting services for other VMS providers that are managing similar services for their clients.

      Sales and Marketing

      Technology Services has developed a sales and marketing strategy that focuses on both national and local accounts, and is implemented in a decentralized manner through our various branch locations. At the national level, Technology Services has focused on attaining preferred vendor status at large customers to provide leverage across the practice. These accounts are typically targeted by a local Technology Services office with a presence in a specific market, and then are sold on the basis of the strength of Technology Services' geographic presence in multiple markets. Technology Services also is supported by centralized proposal generating and vendor management systems sales departments, which assist in the development of responses to large account requests for proposals and support the division's efforts to broaden our preferred vendor relationships.

      Local accounts are targeted and sold by account managers at the branch office level, permitting Technology Services to capitalize on the established local expertise and relationships of our branch office employees. These accounts are solicited through personal sales presentations, telephone and e-mail marketing, direct mail solicitation, referrals and advertising in a variety of local and national media. Advertisements appear in the Yellow Pages, newspapers and trade publications. Local employees are encouraged to be active in civic organizations and industry trade groups to facilitate the development of new customer relationships.

      The technology services business is affected by the timing of holidays and seasonal vacation patterns, generally resulting in lower Technology Services revenues and lower operating margins in the fourth quarter of each year.

STAFFING SERVICES DIVISION

      Staffing Services provides temporary personnel who perform general office and administrative services, word processing and desktop publishing, office automation, records management, production/assembly/distribution, telemarketing, finance, accounting, light technical, light industrial and other staffing services. At June 27, 2004, Staffing Services operated through 81 offices in 15 states. In most of our Staffing Services markets, our light industrial and light technical business accounts for approximately 26% of our total Staffing Services revenues. Some of our Staffing Services offices also provide full-time placement services.

      Operations

      Staffing Services markets its services to local and regional clients through a network of offices in large metropolitan markets throughout the United States.

      Staffing Services strives to satisfy the needs of our customers by providing customized services, such as on-site workforce management and full-time placement services. The flexibility of Staffing Services' decentralized operations allows us to tailor our service offerings, reporting and pricing to meet local client requirements. For example, we provide some clients with customized billings, utilization reports and safety awareness and training programs.

      To meet the growing demand in the staffing services business for vendor-on-premise ("VOP") capability, Staffing Services offers a VOP program called SourcePLUS, our customized on-site temporary personnel management system. SourcePLUS places an experienced staffing service manager at the client facility to provide complete staffing support that is customized to meet client-specific needs. This program facilitates client use of temporary personnel and allows the client to outsource a portion of their personnel responsibility to our on-site representative, who gathers and records requests for temporary jobs from client department heads and then fulfills client requirements. These Staffing Services representatives can also access Staffing Services' systems through on-site personal computers.

      Staffing Services' full-time placement services provide traditional staff selection and recruiting services to our clients. In addition to recruiting employees through referrals, Staffing Services places advertisements in local newspapers to recruit employees for specific positions at client companies. Staffing Services utilizes our expertise and selection methods to evaluate the applicant's credentials. If the applicant receives and accepts a full-time position at the client, Staffing Services charges the employer a one-time fee, generally based on the annual salary of the employee.

      To maintain a consistent quality standard for all its temporary employees, Staffing Services uses a comprehensive automated system to screen and evaluate potential temporary personnel, make proper assignments and review a temporary employee's performance. Staffing Services uses the QuestPLUS System to integrate the results of this skills testing with personal attributes and work history and automatically matches available candidates with customer requirements. Staffing Services also provides training to all division employees in sales, customer service and leadership skills.

      Sales and Marketing

      Staffing Services has implemented a standardized business development process to target potential customers with temporary staffing needs and to maintain and expand existing customer relationships. Like Technology Services, Staffing Services has developed a sales and marketing strategy focused on both regional and local customer accounts. The sales efforts of Staffing Services are decentralized and capitalize on the division's long-standing customer relationships and the lengthy market tenure of the division's offices, which have been in their existing geographic markets for more than 25 years on average. Staffing Services obtains new clients primarily through active participation in requests for proposals from larger customers and personal sales presentations and referrals from other clients and supports our sales efforts with telephone and e-mail marketing, direct mail solicitation and advertising in a variety of local and national media, including the Yellow Pages, newspapers, magazines and trade publications. Staffing Services also is supported by centralized proposal generation and large account sales departments, which assist in the development of responses to large account requests for proposals and otherwise support the division's efforts to broaden our large account base.

      Staffing Services devotes the majority of our selling efforts to the local and regional operations of a wide variety of businesses (including a number of Fortune 500 companies) and to other potential customers that it has identified as consistent users of temporary staffing services. Local and regional accounts are characterized by shorter sales cycles and higher gross margins. Staffing Services generally does not seek low margin national account agreements, but does provide services to a wide variety of customers with national and international businesses. Bids for large user accounts and the provision of services to clients with multiple location requirements are coordinated at our headquarters.

      The commercial staffing business is subject to the seasonal impact of summer and holiday employment trends. Typically, the second half of each calendar year is more heavily affected, as companies tend to increase their use of temporary personnel during this period. While the commercial staffing industry is cyclical, we believe that the broad geographic coverage of our operations and the diversity of the services we provide (including our emphasis on high-end white collar clerical workers) may partially mitigate the adverse effects of economic cycles in a single industry or geographic region.

RECRUITING AND RETENTION OF TEMPORARY EMPLOYEES

      Except in the case of our MARS program, where we recruit nationally for other VMS providers, we recruit our Staffing Services temporary associates and Technology Services consultants through a decentralized recruiting program that primarily utilizes the internet and local and national advertisements. In addition, we have succeeded in recruiting qualified employees through referrals from our existing labor force. To encourage further referrals, the Technology Services and Staffing Services operations pay referral fees to employees responsible for attracting new recruits. We interview, test, check references for and evaluate the skills of applicants for temporary employment, utilizing systems and procedures developed and enhanced over the years.

      In an effort to attract a broad spectrum of qualified employees, we offer a wide variety of employment options and training programs. In addition, Technology Services operates a number of formal and informal training programs to provide our consultants with access to and training in new software applications and a diverse mix of mainframe, client/server and other computer technologies. We believe that these training initiatives have improved consultant recruitment and retention, increased the technical skills of our Technology Services' personnel and resulted in better service for our clients.

      We provide competitive compensation packages and comprehensive benefits for our Staffing Services temporary associates and Technology Services consultants. Most of the temporary associates and Technology Services consultants are also eligible for one of our 401(k) plans.

ORGANIZATIONAL STRUCTURE

      We operate through a network of decentralized offices using a shared services model. Although local offices retain a great deal of autonomy and flexibility with regard to issues relating to customers and employees, each also adheres to common policies and procedures and a set of best practices designed to ensure quality standards throughout the organization. Each office reports to a manager who is responsible for day-to-day operations and the profitability of the office. Depending on, among other things, the number of offices in a region, branch managers may report to operating company presidents or general managers, regional managers, division vice presidents or division presidents. Branch and regional managers are given a high level of autonomy in making decisions about the operations in their principal region. The compensation of branch and regional managers includes bonuses primarily based on the growth and profitability of their operations and is designed to motivate each manager to maximize revenue and profit growth each year.

INFORMATION SYSTEMS

      Because of the number of payroll and billing transactions we process every week (particularly in Staffing Services), our business is systems intensive.

      Staffing Services uses a number of automated front office systems to keep track of our customer orders and contacts, to measure the skills of the temporary employee candidates that make themselves available and to match skills with client requests. Its ProficiencyPLUS program is designed to test specific computer-related skills by allowing the candidate to operate in the actual software program environment. Its QuestPLUS system, which is our primary contact management system, integrates the results of our skills testing with personal attributes and work history and automatically matches available candidates with customer requirements. QuestPLUS also allows us to track the performance of our temporary employees and provide quality reports to customers that document the level of our performance. These programs will be transferred to Compass CS in connection with the sale of Staffing Services.

      In Technology Services, we use similar front office systems that were developed primarily for the information technology staffing and consulting industries.

      We utilize separate paybill systems for Technology Services and Staffing Services. The paybill processing systems provide payroll processing and customer invoicing. We have also installed in all of our offices common financial and human resources systems, which support both divisions' back office operations and our financial accounting and reporting. Upon completion of the merger, COMSYS will convert its existing back office systems into our existing back office system.

COMPETITION

      Despite significant consolidation within the United States staffing services market, the market remains highly competitive and highly fragmented and has limited barriers to entry. A number of publicly owned companies specializing in professional staffing services in the United States have greater marketing, financial and other resources than we do.

      In the temporary staffing industry, competition generally is limited to firms with offices located within a customer's particular local market. In most major markets, commercial staffing competitors generally include many of the publicly traded companies and, in addition, numerous regional and local full-service and specialized temporary service agencies, some of which may operate only in a single market. In Technology Services, competition is not limited by geography. Competitors for technology services include local information technology staffing and consulting firms, management and strategic consulting firms and the consulting affiliates of large accounting firms.

      Additionally, because many clients contract for their staffing services locally, competition varies from market to market. In most areas, no single company has a dominant share of the market. Many client companies use more than one staffing services company, and it is common for large clients to use several staffing services companies at the same time. However, in recent years there has been a significant increase in the number of large customers consolidating their temporary staffing purchases with a single supplier or vendor manager, or with a smaller number of preferred vendors. The trend to consolidate temporary staffing purchases has in some cases made it more difficult for us to gain business from potential customers that have already contracted to fill their staffing needs with our competitors or to retain business with customers in local markets who have signed national agreements with other providers. In other cases, we have been able to increase our volume of business with certain customers that choose to purchase staffing services primarily from us.

      The competitive factors in obtaining and retaining clients include an understanding of client-specific job requirements, the ability to provide appropriately skilled temporary personnel at the local level in a timely manner, the monitoring of job performance quality and the price of services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, responsiveness to work schedules and the number of hours of work available. Management believes that we are highly competitive in these areas due to our focus on local markets and the autonomy given to our local management.

REGULATION

      Temporary employment service firms are generally subject to one or more of the following types of government regulation: (1) regulation of the employer/employee relationship between a firm and its temporary employees; (2) registration, licensing, record keeping and reporting requirements; and (3) substantive limitations on operations. Staffing services firms are the legal employers of their temporary workers (other than independent contractors) and are also governed by laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, anti-discrimination and workers' compensation.

TRADEMARKS

      We endeavor to protect our intellectual property rights and maintain a number of trademarks, trade names, service marks and other intellectual property rights, including several that appear in this report. We also license certain other proprietary rights in connection with our businesses. We are not currently aware of any infringing uses or other conditions that would materially and adversely affect our use of our proprietary rights.

EMPLOYEES

      At June 27, 2004, we had approximately 807 permanent administrative employees. Additionally, approximately 1,426 of the information technology consultants in Technology Services were full-time salaried or hourly employees. None of our employees are covered by collective bargaining agreements. We believe that our relationships with our employees are good.

      Except for the billable consultants in Technology Services who are salaried employees, our billable workers are employed on an as-needed basis depending on client demand. As a result, these billable employees are paid generally only for the time they work and that we bill to our clients.

                       SELECTED FINANCIAL DATA OF VENTURI

      You should read the following selected consolidated financial data in conjunction with "Venturi Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this document.

      The consolidated statements of operations data for the three fiscal years ended December 28, 2003 and the consolidated balance sheet data at December 28, 2003 and December 29, 2002 are derived from the our audited consolidated financial statements appearing elsewhere in this document. The consolidated statements of operations data for the years ended December 31, 2000 and January 2, 2000 and the consolidated balance sheet data at December 30, 2001, December 31, 2000 and January 2, 2000 are derived from our audited consolidated financial statements that we have previously filed with the SEC and included in our annual reports but that are not included in this document. The consolidated statements of operations data for the three months ended March 28, 2004 and March 26, 2003 and the consolidated balance sheet data at March 28, 2004 are derived from our unaudited consolidated financial statements included in this document. The unaudited consolidated financial statements include, in the opinion of our management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

                                              THREE MONTHS ENDED                               FISCAL YEARS
                                            ----------------------    ------------------------------------------------------------
                                            MARCH 28,    MARCH 30,
                                               2004         2003         2003         2002         2001         2000        1999
                                            ---------    ---------    ---------    ---------    ---------    ---------    --------
                                                                                (in thousands, except earnings per share)
RESULTS OF OPERATIONS
Revenues.................................   $ 129,256    $ 120,715    $ 494,547    $ 557,748    $ 732,327    $ 881,992    $918,437
Goodwill impairment .....................          --           --           --       89,935       56,779       11,021          --
Restructuring and rationalization
   charges ..............................          --           99        2,503        4,650       15,259        1,960          --
Operating income (loss) .................          27       (1,807)       2,110      (86,498)     (57,211)      26,911      68,277
Interest expense ........................         191        4,392        5,522       17,301       18,278       20,108      16,447
Gain (loss) on financial
   restructuring, net ...................          --       (1,501)      83,027       (3,628)        (875)          --          --
Provision (benefit) for income taxes ....         (24)          --      (13,268)         603       (9,686)       8,978      22,077
Income (loss) before cumulative effect
   of change in accounting principle ....        (140)      (7,700)      92,883     (108,030)     (66,678)      (2,175)     29,753
Cumulative effect of change in
   accounting principle, net of
   taxes(1) .............................          --           --           --     (242,497)          --           --          --
Net income (loss) .......................   $    (140)   $  (7,700)   $  92,883    $(350,527)   $ (66,678)   $  (2,175)   $ 29,753
EARNINGS PER DILUTED SHARE: (2)
Earnings before cumulative effect of
   change in accounting principle .......   $   (0.02)   $   (7.16)   $   20.00    $ (100.95)   $  (62.90)   $   (2.25)   $  24.75
Cumulative effect of change in
   accounting principle .................          --           --           --      (226.58)          --           --          --
Net income (loss) .......................   $   (0.02)   $   (7.16)   $   20.00    $ (327.53)   $  (62.90)   $   (2.25)   $  24.75
Average diluted shares
   outstanding(2)(3) ....................       6,090        1,075        4,644        1,070        1,060        1,004       1,372

FINANCIAL POSITION
Working capital .........................   $  26,605    $  25,194    $  25,194    $  17,494    $  72,241    $  82,577    $ 86,787
Goodwill ................................     103,532      103,532      103,532      103,532      478,162      561,452     557,421
Total assets ............................     197,141      194,360      194,360      247,406      634,123      743,593     735,350
Short- and long-term debt(3) ............      60,801       60,973       60,973      218,648      234,882      265,647     254,351
Shareholders' equity (deficit) ..........     (65,454)     (64,681)      64,681      (52,348)     298,093      364,299     369,843

-------------------------
(1) Effective at the beginning of 2002, we adopted SFAS 142, which resulted in a goodwill impairment charge of $284,695 ($242,497 net of an income tax benefit of $42,198). This non-cash charge was recorded as a cumulative effect of change in accounting principle.

(2) The assumed conversion of our 5.75% convertible subordinated notes into common stock was excluded from the calculation of earnings per diluted share because the effect of conversion was antidilutive. In addition, all share and per share amounts have been restated to reflect the 1-for-25 reverse stock split we completed in August 2003 as if it had occurred at the beginning of the periods presented.

(3) We completed a comprehensive financial restructuring in April 2003, in which we restructured our senior revolving credit facility and issued shares of our capital stock in exchange for $109.7 million of the 5.75% notes. Our contractual liability outstanding at December 28, 2003 was $55,709. See "Venturi Management's Discussion and Analysis of Financial Condition and Results of Operations - Gain (Loss) on Financial Restructuring, Net" and Note 2, "Comprehensive Financial Restructuring" to the audited consolidated financial statements included elsewhere in this document.

       VENTURI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

      The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this document. Our fiscal year ends on the Sunday nearest to December 31, and our fiscal quarters end on the Sunday nearest to the end of each calendar quarter.

THE COMPANY

      We are organized in two divisions: the Technology Services division, which provides information technology staffing and consulting services in a range of computer-related disciplines and technology tools for human capital management, and the Staffing Services division, which provides a variety of temporary office, clerical, accounting and finance, light technical and light industrial staffing services. For the year ended December 28, 2003, Technology Services and Staffing Services represented approximately 49% and 51%, respectively, of our total revenues. For the quarter ended March 28, 2004, approximately 52% of our revenues came from Technology Services and 48% came from Staffing Services.

      Each of our business lines depends in large part on our ability to recruit skillful people and put them to work on temporary assignments for our customers, making our primary revenue drivers billable hours and hourly bill rates. Although we employ fewer billable employees in Technology Services and those employees tend to work on longer assignments at higher pay rates, in each of our businesses we generate revenue primarily by billing our customers based on pre-agreed bill rates for the number of hours that each of our associates works on assignment. We describe the types of business that we do for our customers as either retail or vendor-on-premise ("VOP") business. Our retail business includes our smaller accounts and involves more local relationship building and selling. Our VOP business tends to be our larger accounts or business with larger customers that may have needs in multiple cities. Most of our billings are on a time and materials basis. We also provide permanent placement services to certain of our customers primarily in Staffing Services, which results in fee revenue to us generally based on a percentage of the candidate's first year salary.

      Direct costs of services are our actual costs related to our billable employees and include the pay rate and payroll taxes, benefits and insurance costs and other similar expenses. Gross margin is influenced by the utilization rate for each billable employee, our business mix, seasonal trends as we move through each calendar year and our ability to manage other employment related costs, such as workers compensation costs. The Technology Services business is affected by the timing of holidays and seasonal vacation patterns, generally resulting in lower revenues and gross margins in the fourth quarter of each year. The Staffing Services business is also subject to the seasonal impact of summer and holiday employment trends. Typically, the Staffing Services business is stronger in the second half of each calendar year than in the first half.

EXECUTIVE OVERVIEW

      We believe our revenue trends in 2004 continue to provide evidence of the improving economy. Consistent with normal seasonal influences, which resulted in a weak January in each of our business lines, our revenues strengthened in February and March such that the first quarter showed year-over-year and sequential increases in total revenues. Technology Services also grew its net billable headcount during the quarter. Although significant increases in state unemployment insurance rates, workers' compensation costs and increased medical costs had unfavorable impacts on profits in both divisions, our revenues and profits during the quarter were higher than we expected.

      In April 2003, we completed a comprehensive financial restructuring in which we converted $109.7 million of outstanding 5.75% convertible subordinated notes due 2004 to equity and refinanced our senior revolving credit facility. The credit facility, as amended in connection with the financial restructuring, now provides for a $70.7 million revolving line of credit due November 1, 2004, subject to a maturity date extension through May 1, 2005 if we are in compliance with our covenants. As the result of the debt elimination produced by the restructuring and the accounting treatment requiring the deferred gain related to the senior debt to be amortized into interest over the term of our credit facility, we greatly reduced our interest expense from $4.4 million in the first quarter of 2003 to $0.2 million for the first quarter of 2004. In connection with the restructuring, we also effected a 1-for-25 reverse stock split of our common stock. All common stock share and per share amounts contained in this document, including the number of shares of common stock issued in connection with our financial restructuring, have been restated to reflect this reverse stock split as if it had occurred at the beginning of the periods presented.

      On July 19, 2004, we entered into the merger agreement with COMSYS and the stock purchase agreement with Compass CS. These agreements were filed as exhibits to a Form 8-K we filed on July 21, 2004. The merger agreement, together with all exhibits thereto, was re-filed as an exhibit to a Form 8-K we filed on July 29, 2004.

RESULTS OF OPERATIONS

      Quarter Ended March 28, 2004 Versus Quarter Ended March 30, 2003

      Operating Results. Revenues increased 7.1% to $129.3 million in the first quarter of 2004 from $120.7 million in the first quarter of 2003. Direct costs, consisting of payroll and related expenses of consultants and temporary workers, increased 7.8% to $103.1 million in the first quarter of 2004 on the higher revenues. Gross profit increased 4.3% to $26.1 million primarily on the higher revenues. Gross profit as a percentage of revenues decreased to 20.2% in the first quarter of 2004 from 20.8% in the first quarter of 2003, primarily as the result of higher state unemployment tax rates and increased workers' compensation and medical costs.

      Operating expenses, consisting of selling, general and administrative expenses and depreciation and amortization expense, decreased 5.9% to $25.2 million in the first quarter of 2004 from $26.8 million in the first quarter of 2003. This decrease was primarily due to our aggressive cost management program, offset by increases in our state unemployment tax rates and medical costs. As a percentage of revenues, selling, general and administrative expenses decreased to 18.7% in the first quarter of 2004 from 21.0% in the first quarter of 2003. In addition, depreciation and amortization expense decreased to 0.8% of revenues in the first quarter of 2004 from 1.2% in the first quarter of 2003.

      Technology Services Division. Technology Services revenues increased 11.4% to $67.5 million in the first quarter of 2004 from $60.6 million in the first quarter of 2003. Technology Services billable consultants on assignment began to climb again during 2003, and increased for the quarter from approximately 1,950 at year-end 2003 to approximately 1,980 at the end of the first quarter of 2004. The following table summarizes the quarterly revenue and billable headcount (as of the end of each period) for the Technology Services operations for the first quarter of 2004 and 2003 (revenues in thousands):

                                     2004         2003
                                      Q1           Q1
                                   -------      -------
Revenues                           $67,477      $60,559
Billable headcount                   1,980        1,830

      Gross margin percentage in Technology Services was 22.0% for the first quarter of 2004, down 10 basis points from the first quarter of 2003, primarily as a result of the higher state unemployment tax rates. We believe our gross margins are stabilizing after several years of margin compression from customer pressure on bill rates and a market driven shift in mix of business away from higher margin new systems development work. Operating income rose to $2.8 million, or 4.1% of revenues, for the Technology Services operations in the first quarter of 2004 compared to $1.2 million, or 2.0% of revenues, in the first quarter of 2003, primarily due to our ongoing efforts to aggressively manage costs.

      Staffing Services Division. Staffing Services revenues increased 2.7% to $61.8 million in the first quarter of 2004 primarily due to improvement in the retail component of our temporary staffing business and permanent placement revenues, which were partially offset by a decline in our VOP business. Operating income rose to $1.8 million, or 2.9% of revenues, for the Staffing Services operations in the first quarter of 2004, up from $1.0 million, or 1.7% of revenues, in the first quarter of 2003. Consistent with historical seasonal trends, our revenues and billable hours fell from fourth quarter 2003 levels, with a significant amount of this decline attributable to one large VOP customer that has since terminated its relationship with us. The following table summarizes the quarterly revenues and billable hours for the Staffing Services operations for the first quarter of 2004 and 2003 (revenues in thousands):

                                        2004             2003
                                         Q1               Q1
                                      -------          -------
Revenues                              $61,779          $60,156
Billable hours                          3,568            3,574

      The change in business mix discussed above also affects the division's gross margins, as the VOP business typically carries higher volume and lower gross margins compared to the higher margin permanent placement business. The following table summarizes the quarterly business mix for the Staffing Services division for the first quarter of 2004 and 2003:

                                        2004           2003
                                         Q1             Q1
                                       ------         ------
Retail                                  64.4%          60.6%
VOP                                     33.0%          37.4%
Permanent placement                      2.6%           2.0%
                                       ------         ------
  Total                                100.0%         100.0%
                                       ======         ======

      Restructuring and Rationalization Charges. During the years 2001 through 2003, we implemented a plan to restructure and rationalize certain operations. In the first quarter of 2003, we recorded charges totaling $0.1 million, primarily related to employee severance costs.

      Following is a summary of the accrued liability for cash restructuring and rationalization charges for the three months ended March 28, 2004 (in thousands):

                                            EMPLOYEE          LEASE
                                            SEVERANCE         COSTS           TOTAL
                                            ---------       ---------       ---------
Accrued liability at December 28, 2003      $      26       $   4,733       $   4,759
Cash payments                                     (20)           (525)           (545)
                                            ---------       ---------       ---------
Accrued liability at March 28, 2004         $       6       $   4,208       $   4,214
                                            =========       =========       =========

Of the remaining accrued liability at March 28, 2004, we expect to pay approximately $1.6 million over the next 12 months and the balance, primarily lease payments, over the following six years.

      Stock Option Compensation Expense. Stock option compensation expense represents the non-cash charge associated with certain stock options that were issued within a six-month period after cancellation of old stock options and subsequently are accounted for as variable stock options under FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation." We expect to continue to record adjustments to income from stock option compensation in future periods due to continued vesting of such stock options and any subsequent changes in the price of our common stock.

      Interest Expense. Interest expense decreased 95.7%, to $0.2 million in the first quarter of 2004 from $4.4 million in the first quarter of 2003, primarily as a result of the comprehensive financial restructuring completed in April 2003. The reported interest expense of $0.2 million for the first quarter of 2004 is net of amortization of deferred gain on financial restructuring of $1.0 million. The average interest rate on borrowings was 8.4% in the first quarter of 2004, up 110 basis points from the first quarter of 2003.

      Gain (Loss) on Financial Restructuring, Net. The gain on financial restructuring that resulted from the conversion of $109.7 million of our 5.75% convertible subordinated notes to equity is net of professional fees incurred in connection with the financial restructuring. Fees incurred in the first quarter of 2003 totaled $1.5 million, and all prior year costs were previously classified in restructuring and rationalization charges. These fees have been reclassified for all periods presented.

      Provision (Benefit) for Income Taxes. We recorded a $0.02 million benefit for income taxes in the first quarter of 2004. The effective tax benefit rate of 15% in the first quarter of 2004 was lower than the U.S. federal statutory rate of 35% primarily due to the impact of non-deductible expenses and the provision of valuation allowances against deferred income tax assets. Because of the changes in ownership of our company that occurred in connection with the financial restructuring on April 14, 2003, the utilization of net operating losses generated prior to that date will not be available to offset future taxable income. We have deferred tax assets relating to deductible temporary differences and NOL carryforwards generated since April 14, 2003 which are fully reserved through a valuation allowance to the extent they are not offset by deferred tax liabilities. No benefit for income taxes was recorded in the first quarter of 2003 since the realization of such tax benefits in the future is not reasonably assured.

      Year Ended December 28, 2003 Versus Year Ended December 29, 2002

      Operating Results. Despite revenue improvements in each of our business lines in the second half of the year, revenues decreased 11.3% to $494.5 million in 2003 from $557.7 million in 2002, due to the weak economic environment, including a continued decline in corporate technology spending from prior year levels.

      Direct costs, consisting of payroll and related expenses of consultants and temporary workers, decreased 9.4% to $387.9 million in 2003 on the lower revenues. Gross profit decreased 17.8% to $106.7 million primarily on the lower revenues. Gross profit as a percentage of revenue also decreased to 21.6% in 2003 from 23.3% in 2002, primarily as the result of the continued softening in the higher margin sectors of the staffing and consulting businesses, the significant decline in permanent placement services, continuing downward bill rate pressure imposed by many of our larger customers and higher payroll taxes and workers compensation costs.

      Operating expenses, consisting of selling, general and administrative expenses and depreciation and amortization expense, decreased 16.6% to $101.5 million in 2003 from $121.7 million in 2002. This decrease was primarily due to our aggressive cost reduction program, including our workforce reduction and office consolidation initiatives. Approximately 11.6% (17.5% in 2002) of our permanent workforce was eliminated during the year. Also, variable or incentive compensation declined due to lower revenues and operating margins. As a percentage of revenues, selling, general and administrative expenses decreased to 19.5% in 2003 from 20.5% in 2002. In addition, depreciation and amortization expense decreased to 1.0% of revenues in 2003 from 1.3% in 2002.

      Technology Services Division. Although Technology Services revenues increased in the second half of 2003 compared to the first half of 2003, revenues decreased 17.3% for the year primarily as the result of the multi-year, industry-wide slowdown in customer demand for technology staffing services. Technology Services billable consultants on assignment began to climb again during the year, but declined for the year from approximately 1,970 at year-end 2002 to approximately 1,950 at year-end 2003. The following table summarizes the quarterly revenue and billable headcount (as of the end of each period) for the Technology Services operations for 2003 and 2002 (revenues in thousands):

                           2003
                            Q1           Q2          Q3          Q4         TOTAL
                         -------      -------     -------     -------     --------
Revenues                 $60,560      $59,829     $60,914     $63,016     $244,319
Billable headcount         1,830        1,800       1,900       1,950       N/A

                          2002
                           Q1           Q2          Q3          Q4          TOTAL
                         -------      -------     -------     -------     --------
Revenues                 $82,308      $77,632     $70,040     $65,407     $295,387
Billable headcount         2,300        2,200       2,100       1,970       N/A

      Gross margin percentage in Technology Services was 23.3% for 2003, down 110 basis points from 2002. Operating income was $10.0 million, or 4.1% of revenues, for the Technology Services operations in 2003 compared to $13.5 million, or 4.6% of revenues, in 2002 primarily as the result of the lower revenues and gross margins.

      Staffing Services Division. Staffing Services revenues declined 4.6% to $250.2 million in 2003 primarily due to declines in the retail component of our temporary staffing business and permanent placement revenues, which were partially offset by the relative strength in our VOP business. Operating income was $9.8 million, or 3.9% of revenues, for the Staffing Services operations in 2003 compared to $11.3 million, or 4.3% of revenues, in 2002. Consistent with the historical seasonal trends, we experienced sequential increases in revenues and billable hours in each quarter during the year. The revenue decline from the fourth quarter of 2002 to the first quarter of 2003 was significantly affected by one large VOP customer that had significant growth in the fourth quarter of 2002 and returned to more historical levels in the first quarter of 2003. The following table summarizes the quarterly revenues and billable hours for the Staffing Services operations for 2003 and 2002 (revenues in thousands):

                                       2003
                                        Q1             Q2             Q3             Q4           TOTAL
                                     --------       --------       --------        --------     --------
Revenues                             $ 60,156       $ 62,680       $ 63,308        $ 64,084     $250,228
Billable hours                          3,574          3,691          3,754           3,869       14,888

                                       2002
                                        Q1             Q2             Q3             Q4           TOTAL
                                     --------       --------       --------        --------     --------
Revenues                             $ 59,745       $ 64,100       $ 67,641        $ 70,875     $262,361
Billable hours                          3,392          3,685          3,994           4,352       15,423

      The change in business mix discussed above also affected the division's gross margins, as the VOP business typically carries higher volume and lower margins compared to the higher margin permanent placement business. The following table summarizes the quarterly business mix for the Staffing Services division for 2003 and 2002:

                                      2003
                                       Q1             Q2             Q3             Q4            TOTAL
                                     -----          -----          -----           -----          -----
Retail                                60.6%          60.7%          62.2%           61.3%          61.2%
VOP                                   37.4%          37.0%          35.6%           36.6%          36.6%
Permanent placement                    2.0%           2.3%           2.2%            2.1%           2.2%
                                     -----          -----          -----           -----          -----
  Total                              100.0%         100.0%         100.0%          100.0%         100.0%
                                     =====          =====          =====           =====          =====

                                      2002
                                       Q1             Q2             Q3             Q4            TOTAL
                                     -----          -----          -----           -----          -----
Retail                                65.3%          63.7%          63.0%           56.9%          62.0%
VOP                                   31.4%          32.3%          33.9%           40.8%          34.8%
Permanent placement                    3.3%           4.0%           3.1%            2.3%           3.2%
                                     -----          -----          -----           -----          -----
  Total                              100.0%         100.0%         100.0%          100.0%         100.0%
                                     =====          =====          =====           =====          =====

      Goodwill Impairment. We performed our annual impairment analysis in the fourth quarter of 2003 and determined that there was no additional impairment at that time. See "-Year Ended December 29, 2002 Versus Year Ended December 30, 2001-Goodwill Impairment" for a discussion of goodwill impairments recorded in 2002.

      Restructuring and Rationalization Charges. Beginning in 2001, we implemented a plan to restructure and rationalize certain operations. As a result, we recorded charges totaling $2.5 million and $4.7 million in 2003 and 2002, respectively. The following were components of these charges (in thousands):

                                                          2003        2002
                                                        -------      -------
Employee severance                                      $   426      $ 1,915
Lease abandonment and termination costs                   1,880        2,689
Property abandonment charges                                130           46
Other                                                        67            -
                                                        -------      -------
   Total restructuring and rationalization charges      $ 2,503      $ 4,650
                                                        =======      =======

      Following is a summary of the accrued liability for cash restructuring and rationalization charges for the years ended December 28, 2003 and December 29, 2002 (in thousands):

                                          EMPLOYEE       LEASE
                                         SEVERANCE       COSTS        OTHER        TOTAL
                                         ---------     --------     --------     --------
Accrued liability at December 30, 2001    $     42     $  3,109     $    321     $  3,472
2002 charges                                 1,915        2,689           --        4,604
Cash payments                               (1,398)      (1,140)        (237)      (2,775)
                                          --------     --------     --------     --------
Accrued liability at December 29, 2002         559        4,658           84        5,301
2003 charges                                   426        1,880           67        2,373
Cash payments                                 (959)      (1,805)        (151)      (2,915)
                                          --------     --------     --------     --------
Accrued liability at December 28, 2003    $     26     $  4,733     $     --     $  4,759
                                          ========     ========     ========     ========

      Employee severance costs included the elimination of both administrative and income-producing employees. Under the workforce reduction plan, approximately 11.6% (17.5% in 2002) of our permanent workforce, or 106 (194 in 2002) employees, were eliminated during 2003. Lease abandonment and termination costs related primarily to office closures, branch consolidations and leased space reductions. Property abandonment charges consisted of the write-down of abandoned leasehold improvements and other equipment. These assets were written down to zero as they were abandoned.

      Stock Option Compensation Expense. Stock option compensation expense represents the non-cash charge associated with certain stock options that were issued within a six-month period after cancellation of old stock options and subsequently are accounted for as variable stock options under FIN 44.

      Interest Expense. Interest expense decreased 68.1% to $5.5 million in 2003 from $17.3 million in 2002, primarily as a result of the comprehensive financial restructuring completed in April 2003 and the accounting treatment requiring the deferred gain on financial restructuring, net, related to the senior debt, to be amortized into interest over the term of our senior revolving credit facility. The reported interest expense of $5.5 million for 2003 is net of amortization of deferred gain on financial restructuring of $2.8 million. The average interest rate on borrowings was 7.8% in 2003, up 50 basis points from 2002. See "-Gain
(Loss) on Financial Restructuring, Net."

      Gain (Loss) on Financial Restructuring, Net. On April 14, 2003, we completed a comprehensive financial restructuring with our senior lenders and the holders of $109.7 million outstanding principal amount of our 5.75% convertible subordinated notes due 2004 in which we issued shares of our common stock and Series B convertible participating preferred stock to the participating noteholders in exchange for their 5.75% notes. In the exchange transaction, the participating noteholders in the aggregate received approximately $3.2 million in cash ($28.75 for each $1,000 in principal amount of notes exchanged) and 5,015,349 shares of common stock (after conversion of the Series B preferred stock issued in the exchange transaction), which represented approximately 82% of our outstanding capital stock immediately after the exchange transaction. Our existing stockholders retained ownership of their outstanding 1,075,248 shares of common stock, which represented approximately 18% of the outstanding capital stock.

      To facilitate the closing of the exchange transaction and also to provide for the terms on which the existing senior lenders would continue to finance our working capital needs, we, along with our existing senior lenders, also executed definitive loan agreements that provided for certain amendments and maturity date extensions to the credit facility and eliminated the equity appreciation right (the "EAR") then held by the senior lenders. The senior debt restructuring provided for the forgiveness of indebtedness in the amount of $10.3 million. As a result of the exchange transaction and the senior debt restructuring, we used substantially all of our cash on hand, after payment of transaction expenses, to repay $38.0 million of our outstanding credit facility and eliminated an additional $120.0 million of our outstanding indebtedness, which has resulted in substantial reductions in our interest expense. No provision for income taxes was recorded in 2003 since the gain from financial restructuring will not be subject to income tax.

      The amended credit facility provides for a $70.7 million revolving line of credit. At March 28, 2004, the facility was due May 1, 2004, subject to certain maturity date extensions, assuming we are in compliance with our covenants, in six-month increments through May 1, 2005. Availability of borrowings under the credit facility is subject to a borrowing base calculated as specified percentages of our Company's eligible accounts receivable (as defined) in the aggregate. The credit facility's financial covenants include monthly maintenance of cumulative EBITDA levels and an interest and subordinated indebtedness coverage ratio (both as defined in the amended agreement). The credit facility also contains restrictions on the payment of cash dividends on our capital stock and places additional limitations on share repurchases, acquisitions and capital expenditures. Finally, to replace the EAR formerly included as part of the credit facility, we issued common stock purchase warrants to the lenders under the credit facility entitling them to purchase a total of 768,997 shares of common stock, or 10% of the outstanding common stock on a fully diluted basis as of the closing date of the financial restructuring. We engaged an independent valuation firm to assist in the determination of the fair value of these warrants and recorded $1.5 million as additional stockholders' equity with a corresponding reduction in the outstanding senior debt. These warrants are exercisable in whole or part over a 10-year period, and their exercise price is $7.8025 per share, which was based on an assumed equity valuation for the company of $60.0 million. The exercise price for these warrants exceeded the estimated fair value of the underlying equity at the issuance date. Interest rates payable under the credit facility are set at prime plus 425 basis points through June 2004 with increases during each six-month period.

      We entered into an agreement with each of the former noteholders participating in the exchange transaction and each of our senior lenders to provide them with registration rights with respect to the shares of common stock issued in connection with the financial restructuring and the shares of common stock issuable upon exercise of the warrants, as applicable.

      In connection with the financial restructuring, we agreed to seek approval at our 2003 Annual Meeting of Stockholders of a number of amendments to our certificate of incorporation. The stockholders approved each of the proposed amendments at our 2003 annual meeting, and we filed an amended and restated certificate of incorporation, which was effective in August 2003. The amendments included the following:

      o a reverse stock split of our common stock at a one-for-twenty-five ratio;

      o the elimination of provisions that separated the Board of Directors into three classes and that prohibited action by consent of stockholders without a meeting;

      o our election not to be governed by Section 203 of the Delaware General Corporation Law, which restricted our ability to engage, directly or indirectly, in a business combination transaction with a holder of 15% or more of its voting stock;

      o the addition of provisions requiring a supermajority vote of the Board of Directors or stockholders to adopt changes to the certificate of incorporation or bylaws; and

      o the addition of a provision to protect minority stockholders in connection with certain transactions with a stockholder that beneficially owns 20% or more of the shares of our capital stock that are entitled to vote on matters submitted to a vote of the stockholders.

      In addition, in connection with the financial restructuring, the board of directors also amended and restated our bylaws and stockholder rights agreement, terminated our 1995 stock option plan, adopted our 2003 equity incentive plan, and entered into new employment agreements with certain executive officers.

      We recorded the issuance of our equity securities in exchange for outstanding 5.75% notes at the fair value of the newly issued equity securities, with the excess of the debt carrying value over the fair value of equity securities recorded as a gain. The forgiveness of $10.3 million in senior debt will reduce future interest expense over the term of the amended credit facility, and the $1.1 million of fees paid to the senior lenders was reflected as a reduction in the principal balances outstanding as required under accounting for troubled debt restructuring. We engaged an independent valuation firm to assist in the determination of the fair value of the warrants issued in connection with the senior debt restructuring and recorded $1.5 million as additional stockholders' equity with a corresponding reduction in the outstanding senior debt, with such amount recognized as a component of interest expense over the term of the senior debt. The net gain on financial restructuring was not classified as an extraordinary item in accordance with the recently issued Statement of Financial Accounting Standards No. 145.

      Provision (Benefit) for Income Taxes. We recorded an income tax benefit of $13.3 million in the fourth quarter of 2003 related to certain federal tax benefits recognized after completion of a review by the IRS of our tax returns for the years 1996 through 2002. In 2002, we recorded an income tax provision of $0.6 million, consisting of an income tax benefit of $4.6 million related to our operating losses, offset by a charge of $5.2 million related to the adoption of Statement of Financial Accounting Standards No. 142. This charge provided a valuation allowance against certain deferred tax assets, but had no effect on our cash flows.

      Year Ended December 29, 2002 Versus Year Ended December 30, 2001

      Total revenues decreased 23.8% to $557.7 million in 2002 from $732.3 million in 2001, due to the weak economic environment, including a continued decline in corporate technology spending. Technology Services revenues decreased 34.0% primarily as the result of the continuing industry-wide slowdown in customer demand for technology staffing services. Technology Services billable consultants on assignment declined from approximately 2,500 at year-end 2001 to approximately 1,970 at year-end 2002. Staffing Services revenues declined 7.8% to $262.4 million in 2002 primarily due to the weak economic climate, which resulted in declines in permanent placement revenues and the retail component of our temporary staffing business. Permanent placement revenues were 3.2% of Staffing Services revenues in 2002, down from 6.3% in 2001, while the retail component of temporary staffing also declined to 62.0% of Staffing Services revenues in 2002, down from 69.9% in 2001. Offsetting these declines was the increase in the VOP business. VOP revenues totaled 34.8% in 2002 and 23.8% in 2001 of Staffing Services revenues, respectively.

      Direct costs, consisting of payroll and related expenses of consultants and temporary workers, decreased 20.8% to $427.9 million in 2002 on the lower revenues. Gross profit decreased 32.3% to $129.8 million on the lower revenues. Gross profit as a percentage of revenue also decreased to 23.3% in 2002 from 26.2% in 2001. These decreases primarily were the result of the continued softening in the higher margin sectors of the staffing and consulting businesses, the significant decline in permanent placement services and continuing downward bill rate pressure imposed by many of our larger customers.

      Operating expenses, consisting of selling, general and administrative expenses and depreciation and amortization expense, decreased 31.2% to $121.7 million in 2002 from $176.8 million in 2001. The decrease was primarily due to our aggressive cost reduction program, including our workforce reduction and office consolidation initiatives. Approximately 17.5% (26% in 2001) of our permanent workforce was eliminated during 2002. Also, variable or incentive compensation declined due to lower revenues and operating margins. As a percentage of revenues, selling, general and administrative expenses decreased to 20.5% in 2002 from 20.9% in 2001. In addition, depreciation and amortization expense decreased to 1.3% of revenues in 2002 from 3.3% in 2001 primarily due to the change in accounting principle eliminating goodwill amortization in 2002. Goodwill amortization expense was $15.4 million in 2001.

      Goodwill Impairment. Effective at the beginning of 2002, we adopted Statement of Financial Accounting Standards No. 142. Its provisions prohibit the amortization of goodwill and indefinite-lived intangible assets and require that goodwill and indefinite-lived intangibles assets be tested at least annually for impairment. In the second quarter of 2002, we completed our initial valuation as of the adoption date, December 31, 2001, and in the fourth quarter of 2002 completed our annual test for impairment.

      Based upon the results of the initial valuation, which was completed in the second quarter of 2002, we recorded a goodwill impairment charge of $284.7 million ($242.5 million net of an income tax benefit of $42.2 million) as a cumulative effect of the change in accounting principle.

      In the fourth quarter of 2002, we performed our annual impairment test and recorded an additional impairment charge of $89.9 million for goodwill associated with our Technology Services operations. We experienced lower than expected operating profits and cash flows in 2002 for the Technology Services reporting unit. As a result of this trend and the overall industry expectations, the projected operating profits and cash flows for the Technology Services operations were reduced for the next five years resulting in a reduction in the fair value of our goodwill. The decrease in fair value resulted in the recognition of the $89.9 million impairment loss. No additional impairment was identified for the goodwill associated with our Staffing Services reporting unit. At December 29, 2002, we had goodwill with a carrying value of $103.5 million of which $41.2 million related to Technology Services and $62.3 million related to Staffing Services.

      Prior to the adoption of Statement of Financial Accounting Standards No. 142, we followed Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to test for goodwill and intangible asset impairment. Our policy included a projection of undiscounted cash flows for each operating company to determine if the goodwill associated with that business component was recoverable. When we performed our analysis in the fourth quarter of fiscal 2001, we identified several operations, principally in the Technology Services division, for which negative cash flows were projected in early years and for which projected undiscounted cash flows were not sufficient to recover the carrying amount of related goodwill. As a result, we recorded a goodwill impairment charge of $56.8 million in the fourth quarter of 2001. The impairment charges for Technology Services and Staffing Services were $41.0 million and $15.8 million, respectively. These charges related to operations where future cash flows were projected to be negative and, accordingly, the impairment charge represented the entire carrying amount of the related goodwill.

      Restructuring and Rationalization Charges. Beginning in 2001, we implemented a plan to restructure and rationalize certain operations. As a result, we recorded charges totaling $4.7 million and $15.3 million in 2002 and 2001, respectively. The following were components of these charges (in thousands):

                                                       2002       2001
                                                      ------    --------
Employee severance                                    $1,915    $  1,678
Lease abandonment and termination costs                2,689       3,869
Property abandonment charges                              46       2,568
Loss on sale of business                                  --       7,683
Other                                                     --        (539)
                                                      ------    --------
   Total restructuring and rationalization charges    $4,650    $ 15,259
                                                      ======    ========

      Following is a summary of the accrued liability for cash restructuring and rationalization charges for the years ended December 29, 2002 and December 30, 2001 (in thousands):

                                          EMPLOYEE        LEASE
                                          SEVERANCE       COSTS         OTHER         TOTAL
                                          ---------     ---------     ---------     ---------
Initial charges                           $   1,678     $   3,869     $     434     $   5,981
Cash payments                                (1,636)         (760)         (113)       (2,509)
                                          ---------     ---------     ---------     ---------
Accrued liability at December 30, 2001           42         3,109           321         3,472
2002 charges                                  1,915         2,689            --         4,604
Cash payments                                (1,398)       (1,140)         (237)       (2,775)
                                          ---------     ---------     ---------     ---------
Accrued liability at December 29, 2002    $     559     $   4,658     $      84     $   5,301
                                          =========     =========     =========     =========

      Employee severance costs included the elimination of both administrative and income-producing employees. Under the workforce reduction plan, approximately 17.5% (26% in 2001) of our permanent workforce, or 194 (395 in 2001) employees, were eliminated during 2002. Lease abandonment and termination costs related primarily to office closures, branch consolidations and leased space reductions.

      Property abandonment charges consisted of the write-down of abandoned leasehold improvements and other equipment. These assets were written down to zero as they were abandoned. The loss on the sale of business related to the sale of one of our Technology Services offices in Dallas, which was completed on December 31, 2001.

      Interest Expense. Interest expense decreased 5.3% to $17.3 million in 2002 from $18.3 million in 2001, due to lower borrowing levels under our revolving credit facility. The average interest rate on borrowings was 7.3% in 2002, up 10 basis points from 2001.

      Gain (Loss) on Financial Restructuring, Net. The gain on financial restructuring that resulted from the conversion of $109.7 million of our subordinated notes to equity is net of professional fees incurred in connection with the financial restructuring. Fees incurred related to the financial restructuring in 2002 and 2001 totaled $3.6 million and $0.9 million, respectively, and all prior year costs were previously classified in restructuring and rationalization charges. These fees have been reclassified for all periods presented.

      Provision (Benefit) for Income Taxes. In 2002, we recorded an income tax provision of $0.6 million, consisting of an income tax benefit of $4.6 million related to our operating losses, offset by a charge of $5.2 million related to the adoption of statement of financial accounting standards no. 142. This charge provided a valuation allowance against certain deferred tax assets, but had no effect on our cash flows. The effective tax benefit rate of 12.7% in 2001 was lower than the U.S. federal statutory rate of 35% primarily due to the impact of non-deductible amortization expense, valuation allowances established during the year, and certain nondeductible restructuring and rationalization charges, offset in part by the $1.4 million tax benefit related to the diminution in value in our investment in CareerShop, which was sold during the second quarter of 2001.

LIQUIDITY AND CAPITAL RESOURCES

      Overview

      While revenues in Technology Services and Staffing Services improved in the first quarter of 2004, as compared to the fourth quarter of 2003, we have experienced declines in revenues over the previous two years as the result of weak economic conditions. We expect improvements in demand for our services to continue in 2004 in light of the improving, but somewhat uncertain, economic climate. In light of these expectations, we have continued our focus on aggressive management of expenses, limiting capital expenditures to only the highest priority projects and managing our accounts receivable very closely. As a result of the reduced need for working capital and these priorities, our cash needs were lower in the first quarter of 2004 than during quarterly periods in prior years and should be only moderately higher for quarterly periods in the next 12 months than they were in the first quarter.

      Prior to the comprehensive financial restructuring in April 2003, our primary sources of cash were cash from operations and income tax refunds. As a result of the completion of the financial restructuring and the related execution of amendments and maturity date extensions to the credit facility, our sources of cash now also include available borrowings under the credit facility. At March 28, 2004, we had $11.9 million of available borrowings under the credit facility. Our principal uses of cash are to repay debt, fund working capital needs and meet our diminished requirements for capital expenditures. Additionally, we may use cash to fund a portion or all of any acquisition expenditures, as described below. We believe, subject to the conditions and contingencies described in "Risk Factors--Risks Related to Our and Comsys' Pre-Merger Business and the Business of the Combined Company," that cash flow from operations, borrowings under our credit facility and the proceeds of additional debt or equity offerings will be adequate to meet our ongoing debt repayment objectives, diminished needs for working capital and capital expenditures and any acquisition funding needs that may arise. However, our existing senior credit facility, which is an asset-based lending facility, has provided us with unsecured advances of approximately $18.8 million. Based on conversations we have had over the past several months with prospective lenders about refinancing our senior credit facility, we believe that the existence of the unsecured advances will significantly limit our ability to refinance our existing debt unless we are able to make significant changes to our capital structure to convert all or a large portion of this uncollateralized debt into equity.

      Once our financial restructuring was completed, we began to consider acquisition opportunities again in the ordinary course of our business and believed that attractive acquisition opportunities could arise in the staffing services sector as the economy improves. Any such considerations are currently on hold pending our proposed merger with COMSYS and sale of our Staffing Services division. If we were unable to consummate these transactions and again began to consider possible acquisition opportunities, we might seek additional capital as necessary, through sources that may include borrowings under the credit facility or additional debt or equity offerings. Cash flow from operations, to the extent available, could also be used to fund a portion of any acquisition expenditures.

      In connection with our financial restructuring, we used substantially all of our cash on hand, after payment of transaction expenses, to repay $38.0 million outstanding under our credit facility and eliminated an additional $120.0 million of our outstanding indebtedness. These actions resulted in substantial reductions in our interest expense. The credit facility, as amended in connection with the financial restructuring, now provides for a $70.7 million revolving line of credit due November 1, 2004, subject to a maturity date extension through May 1, 2005 if we are in compliance with our covenants. We paid $0.4 million on April 30, 2004 to extend the credit facility from May 1, 2004 through November 1, 2004. Availability of borrowings under the credit facility is subject to a borrowing base calculated as specified percentages of our eligible accounts receivable (as defined in the credit facility) in the aggregate. The credit facility's covenants include a requirement for monthly maintenance of cumulative EBITDA levels and an interest and fixed charge coverage ratio (both as defined in the amended agreement). The credit facility also contains restrictions on the payment of cash dividends on our capital stock and places additional limitations on share repurchases, acquisitions and capital expenditures. Interest rates payable under the credit facility are set at prime plus 425 basis points through June 2004 with increases during each six-month period.

      We are subject to periodic review by federal, state and local taxing authorities in the ordinary course of business, and are currently engaged in certain audits that may result in assessments for certain deficiencies. In any of these cases or in other audits of our income, payroll or other tax returns, the appropriate taxing authority could challenge certain tax positions that we have taken and propose adjustments that could result in assessments for additional taxes payable, together with penalties and interest. We believe that our tax positions comply with applicable tax laws and we would vigorously defend these positions if challenged. In addition, although we believe that we have adequately accrued for any foreseeable payments resulting from tax examinations, there can be no assurance that any such additional taxes, penalties or interest payable would not have a material effect on our liquidity or financial condition.

      Quarter Ended March 28, 2004 Versus Quarter Ended March 30, 2003

      The following table summarizes our cash flow activity for the periods ended March 28, 2004 and March 30, 2003 (in thousands):

                                                                THREE MONTHS ENDED
                                                              MARCH 28,     MARCH 30,
                                                                 2004          2003
                                                              ---------     ---------
Net cash provided by operating activities                     $   1,704     $      67
Net cash used in investing activities                               (80)         (430)
Net cash provided by (used in) financing activities                 815          (922)
                                                              ---------     ---------
      Net increase (decrease) in cash and cash equivalents    $   2,439     $  (1,285)
                                                              =========     =========

      For the three months ended March 28, 2004, cash provided by operating activities was $1.7 million compared with $0.1 million in the first three months of 2003. In the first quarter of 2004, cash was used for accounts receivable due to increasing business activity levels, offset somewhat by a reduction in day's sales outstanding. In the aggregate, day's sales outstanding decreased to 47 days at March 28, 2004 from 51 days at December 28, 2003. Cash used in investing activities related to our capital spending and was $0.1 million in the first quarter of 2004 compared with $0.4 million during the first quarter of 2003. Cash provided by financing activities was $0.8 million in the first quarter of 2004, compared to cash used in financing activities of $0.9 million in the first quarter of 2003.

      We had accrued restructuring and rationalization charges of $4.2 million at March 28, 2004 and expect to pay approximately $1.6 million of such charges during the next 12 months and the balance, primarily lease payments, over the following six years. In addition, the 5.75% notes were classified as long-term at March 28, 2004. We repaid these notes in full on July 1, 2004.

      Year Ended December 28, 2003 Versus Year Ended December 29, 2002

      The following table summarizes our cash flow activity for 2003 and 2002 (in thousands):

                                                                2003         2002
                                                              --------     --------
Net cash provided by operating activities                     $ 24,869     $ 20,877
Net cash provided by (used in) investing activities             (1,008)       1,994
Net cash used in financing activities                          (45,976)     (17,805)
                                                              --------     --------
      Net increase (decrease) in cash and cash equivalents    $(22,115)    $  5,066
                                                              ========     ========

      For the year ended December 28, 2003, cash provided by operating activities was $24.9 million compared with $20.9 million in 2002. In both years, cash from operations was primarily the result of large income tax refunds we received during these years ($24.4 million in 2003 and $19.2 million in 2002). Also in 2002 and 2003, cash was generated from accounts receivable due to reduced business activity levels, offset somewhat in 2003 by an increase in day's sales outstanding. In the aggregate, day's sales outstanding increased to 51 days at December 28, 2003 from 48 days at December 29, 2002. Cash used in investing activities was $1.0 million in 2003 compared to cash provided by investing activities of $2.0 million during 2002, due primarily to the cash proceeds received from the sale of a business in the prior year. Cash used for investing activities related primarily to our capital spending. Capital spending in 2003 was $1.0 million, down from $1.8 million in 2002. Cash used for financing activities was $46.0 million in 2003, up from $17.8 million in 2002, as we used substantially all of our cash on hand to pay down the credit facility in connection with our financial restructuring.

      We classified the 5.75% notes as long-term at December 28, 2003. We repaid these notes on July 1, 2004.

      Debt Compliance

      Our ability to continue operating is largely dependent upon our ability to maintain compliance with the covenants of our credit facility and other debt instruments. The financial covenants contained in our credit facility include a cumulative monthly EBITDA requirement and a monthly interest and fixed charge coverage ratio (both as defined). The amended credit facility defines consolidated EBITDA as consolidated net income before interest expense, income taxes, depreciation and amortization, non-cash impairment charges, restructuring and rationalization charges, professional fees relating to the debt restructuring and non-cash compensation expense for the stock options. For 2003 and the first quarter of 2004, we exceeded the level of earnings required in these covenants. Based on our fiscal 2004 projections, which reflect slightly improving economic conditions, management believes we will be able to maintain compliance with the financial covenants for the next twelve months. We also believe that the operating trends in the first quarter of 2004 support the key assumptions in our operating plan. However, there can be no assurance that the economy or the company will perform as expected or that further economic declines will not adversely impact our results of operations or our ability to comply with the financial covenants. While we believe financial results in 2004 will be better than 2003 results, in the event that economic conditions weaken and/or our 2004 results fall below 2003 levels, we may not meet these financial covenants. If we do violate future covenants, we would seek waivers and amendments from our lenders, but can give no assurance that any such waivers and amendments would be available at all or on acceptable terms. If we were unable to obtain a waiver of future covenant violations, the lenders would be entitled to require immediate repayment of all amounts outstanding under the credit facility. In the event of a default, our ongoing viability would be seriously threatened, and we would be forced to evaluate a number of strategic alternatives, including a further debt restructuring or other reorganization, the closure of certain operating locations or the sale of certain or all of our assets in order to continue to fund our operations. Management believes that any such sale of assets might be at depressed prices that could be significantly lower than the net book value of assets sold and might not be sufficient to satisfy our liabilities.

      The aggregate outstanding principal amount of the 5.75% notes was reduced as a result of the financial restructuring in 2003 and was approximately $5.3 million at March 28, 2004.

CONTRACTUAL AND COMMERCIAL COMMITMENTS

      During the first quarter of 2004, we entered into a significant new lease agreement for our corporate offices with rent (approximately $0.3 million per year and escalating annually) commencing December 1, 2004 and ending December 31, 2014.

      The following table summarizes our contractual obligations and commercial commitments at December 28, 2003 (in thousands):

                                                                                 PAYMENTS DUE BY PERIOD
                                                       --------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                      TOTAL     LESS THAN 1 YEAR      1-3 YEARS       3-5 YEARS    MORE THAN 5 YEARS
-----------------------                    --------    ----------------      ---------       ---------    -----------------
Short- and long-term debt(1)               $ 55,709         $    370         $ 55,339         $     --         $     --
Operating leases                             21,740            7,478            9,718            3,019            1,525
                                           --------         --------         --------         --------         --------
Total contractual cash obligations         $ 77,449         $  7,848         $ 65,057         $  3,019         $  1,525
                                           ========         ========         ========         ========         ========

                                                                          COMMITMENT EXPIRATION PER PERIOD
                                         TOTAL AMOUNT  ---------------------------------------------------------------------
OTHER COMMERCIAL COMMITMENTS               COMMITTED   LESS THAN 1 YEAR      1-3 YEARS        3-5 YEARS    MORE THAN 5 YEARS
----------------------------               --------    ----------------      ---------        ---------    -----------------
Letters of credit(2)                       $  9,539         $     --         $  9,539         $     --         $     --


(1) Contractual balance of $55,709 at December 28, 2003 excludes $5,264 of deferred gain on debt forgiveness required by GAAP to be deferred and amortized into interest over the term of the credit facility.

(2) Letters of credit primarily secure our self-insured workers' compensation programs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our outstanding debt under the credit facility at March 28, 2004, was $51.0 million. Interest on borrowings under that facility was based on the prime rate plus a variable margin. Based on the outstanding balance at March 28, 2004, a change of 1% in the interest rate would cause a change in interest expense of approximately $0.5 million on an annual basis.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our analysis and discussion of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates include the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. We evaluate these estimates and assumptions on an ongoing basis, including but not limited to those related to the recoverability of goodwill, collectibility of accounts receivable and reserves against permanent placement revenues, workers' compensation costs, restructuring and rationalization reserves and realization of deferred tax assets. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from these estimates.

      We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and include the more significant judgments and estimates used in the preparation of our consolidated financial statements.

      Recoverability of Goodwill

      Effective at the beginning of 2002, we adopted SFAS 142, which established a new method for testing goodwill and other intangible assets for impairment using a fair-value based approach. Under the new standard, goodwill and other intangible assets with indefinite lives are no longer amortized as was previously required, but are tested annually for impairment, unless an event occurs or circumstances change during the year that reduce or may reduce the fair value of the reporting unit below its book value, in which event an impairment charge may be required during the year. The annual test requires estimates and judgments by management to determine valuations for each reporting unit. Although not required, we used independent outside experts to assist in performing such valuations in 2003 and 2002. Although we believe the assumptions and estimates we have made were reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results. Different assumptions related to future cash flows, operating margins, growth rates and discount rates could result in an impairment charge, which would be recognized as a non-cash charge to operating income and a reduction in asset values on our balance sheet. At year-end 2003 and 2002, total goodwill was $103.5 million. At year-end 2001, total goodwill was $478.2 million.

      As described in "The Merger and the Sale of the Staffing Services Division
- Proposals 1 and 2," we have entered into an agreement to sell our Staffing Services division. As a result, we have performed an updated assessment of the impairment of goodwill associated with that division's assets and we expect to record an impairment charge of approximately $41.7 million in the second quarter of 2004.

      Collectibility of Accounts Receivable and Reserves Against Permanent Placement Revenues

      We make ongoing estimates relating to the collectibility of our accounts receivable and maintain allowances for estimated losses resulting from the inability of our customers to make required payments. In determining the amount of the allowance, we consider our historical level of credit losses and make judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and we monitor current economic trends that might impact the level of credit losses in the future. Since we cannot predict with certainty future changes in the financial stability of our customers, actual future losses from uncollectible accounts may differ from our estimates. Additional allowances may be required if the economy or the financial condition of our customers deteriorates.

      In our permanent placement businesses, we recognize revenue when employment candidates accept offers of permanent employment. Allowances are established, based on historical data, to estimate losses due to placed candidates not remaining employed through our guarantee period, typically 90 days or less. Additional allowances may be required if a greater percentage of candidates do not fulfill the guarantee period than historical rates reflect.

      In the event we determined that a smaller or larger allowance was appropriate, we would record a credit or a charge to selling, general and administrative expense in the period in which we made such a determination. As of year-end 2003, 2002 and 2001, the allowance for uncollectible accounts receivable and reserves against permanent placement revenues were $3.5 million, $3.0 million and $2.5 million, respectively.

      Workers' Compensation Costs

      We have a combination of insurance and self-insurance programs for workers' compensation under which we currently bear the first $500,000 of risk per single accident. We accrue liabilities under these programs based on the loss and loss adjustment expenses as estimated by an outside administrator to estimate the undiscounted future cash payments that will be made to satisfy the claims, including an allowance for incurred-but-not-reported claims. This process includes establishing loss development factors, based on the historical claims experience of the company and the industry, and applying those factors to current claims information to derive an estimate of our ultimate claims liability. In preparing the estimates, we also consider the nature and severity of the claims, shifts in our business mix as they relate to workers' compensation risk and analyses provided by third-party claims administrators, as well as current legal, economic and regulatory factors.

      Management evaluates the accrual, and the underlying assumptions, regularly throughout the year and makes adjustments as needed. The ultimate cost of our workers compensation claims may be greater than or less than the established accrual. While management believes that the recorded amounts are adequate, there can be no assurances that changes to management's estimates will not occur due to limitations inherent in the estimation process. In the event we determine that a smaller or larger accrual is appropriate, we would record a credit or a charge to direct costs of services in the period in which we made such a determination. The accrual for workers' compensation was $7.2 million, $5.8 million and $4.0 million at year-end 2003, 2002 and 2001, respectively.

      Restructuring and Rationalization Reserves

      We recorded restructuring and rationalization reserves as a result of our workforce reduction program and cost reduction initiatives which resulted in the closing and consolidation of a number of our offices. The reserve primarily relates to lease abandonment and termination costs, offset by expected sublease income on those closed offices where we have found or are searching for tenants. In those situations where we do not currently have a subtenant, we use current market information to estimate the timing and amount of sublease income. If the sublease income is less than estimated, we may be required to record additional reserves. In the event we determine that a smaller or larger accrual is appropriate, we would record a credit or a charge to restructuring and rationalization charges in the period in which we made such a determination. The accrual for restructuring and rationalization charges was $4.8 million, $5.3 million and $3.5 million at year-end 2003, 2002 and 2001, respectively.

      Income Tax Assets and Liabilities

      We record an income tax valuation allowance when it is no longer more likely than not that certain deferred tax assets, net of operating losses and capital loss carryforwards, will be realized. These deferred tax items represent expenses recognized for financial reporting purposes, which will result in tax deductions over varying future periods. The judgments, assumptions and estimates that may affect the carrying value of the deferred tax assets include estimates of future taxable income, availability of capital gains in future periods, timing or amount of future reversals of existing deferred tax liabilities, and other tax planning strategies that may be available to us.

      We record an estimated tax liability or tax benefit for income and other taxes based on what we determine will likely be paid in the various tax jurisdictions in which we operate. We use our best judgment in the determination of these amounts. However, the liabilities ultimately realized and paid are dependent upon various matters, including resolution of tax audits, and may differ from amounts recorded. An adjustment to the estimated liability would be recorded as a provision or benefit to income tax expense in the period in which it becomes probable that the amount of the actual liability differs from the recorded amount.

RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. In 2003, we included the required interim disclosures in our Forms 10-Q and annual disclosures in our Form 10-K.

      Effective January 1, 2003, we adopted SFAS 145. SFAS 145 rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. See Note 2, "Comprehensive Financial Restructuring, Accounting for Financial Restructuring Transactions."

      Effective July 1, 2003, we adopted the FASB's consensus on EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus of this issue is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. Adoption of this issue had no material impact on our consolidated financial position, consolidated results of operations or liquidity.

SUBSEQUENT EVENTS

      On July 1, 2004, we repaid our remaining outstanding 5.75% notes in full. Including interest, the amount of the payment, which we made with cash on hand and a borrowing under our senior revolving credit facility, was approximately $5.5 million.

      On July 19, 2004, we entered into the merger agreement with COMSYS, the stock purchase agreement with Compass CS and the other related agreements described in this document. We publicly announced these transactions on July 20, 2004.

                           COMPARATIVE PER SHARE DATA

      Set forth below are net income and book value per common share amounts for COMSYS and for us on a historical basis, for the combined company on a pro forma combined basis per COMSYS common share, and for the combined company on a pro forma combined basis per Venturi common share. Neither we nor COMSYS paid a cash dividend during any of the periods presented below.

      The pro forma combined data were derived by combining the adjusted historical consolidated financial information of Venturi and COMSYS using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Combined Financial Information."

      You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and that we have incorporated by reference in this document and with the historical financial statements and notes of COMSYS contained in this document. See "Where You Can Find More Information" on page 224. The unaudited pro forma combined data below are for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                       QUARTER ENDED     FISCAL
                                                         MARCH 2004       2003
                                                       -------------     ------
VENTURI HISTORICAL DATA, PER COMMON SHARE
   Net income - basic..............................       $(0.02)        $20.00
   Net income - diluted............................        (0.02)         20.00
   Book value at end of period.....................        10.75             --
COMSYS HISTORICAL DATA, PER COMMON SHARE
   Net income - basic..............................       $(0.72)        $(2.31)
   Net income - diluted............................        (0.72)         (2.31)
   Book value at end of period.....................       (18.55)        (15.30)
VENTURI AND COMSYS COMBINED PRO FORMA DATA,
  PER COMSYS COMMON SHARE
   Net income - basic..............................       $(0.20)        $ 2.99
   Net income - diluted............................        (0.20)          2.99
   Book value at end of period.....................         1.61             --
COMSYS AND VENTURI COMBINED PRO FORMA DATA,
  PER VENTURI COMMON SHARE
   Net income - basic..............................       $(0.16)        $ 2.40
   Net income - diluted............................        (0.16)          2.40
   Book value at end of period.....................         1.30             --

                                 CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization as of March 28, 2004 on:

   -  an actual basis; and

   -  a pro forma basis, to reflect:

      -     the merger of Merger Sub into COMSYS;

      - the sale of Staffing Services and the use of the net cash proceeds of that sale to repay debt under our credit facility;

      - the exchange of $7 million of debt under our existing senior revolving credit facility for shares of a new series of our preferred stock;

      - the exchange of $31 million of subordinated debt of COMSYS for shares of that new series of preferred stock; and

      - initial borrowings under our post-merger credit facility to repay the remaining debt of both companies.

You should read this table together with "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2-Financing Arrangements," "Venturi Management's Discussion and Analysis of Financial Condition and Results of Operations," "COMSYS Management Discussion and Analysis of Financial Conditional Results of Operations of COMSYS," "Description of Capital Stock" and our and COMSYS' consolidated financial statements and related notes included elsewhere in this document.

                                                                                            MARCH 28, 2004
                                                                                        ACTUAL        PRO FORMA
                                                                                (in thousands, except per share amounts)
Cash and cash equivalents                                                             $   2,947       $      --
                                                                                      =========       =========
Total debt:
Revolving credit facility                                                             $  55,277       $  53,600
Other debt                                                                                5,524          75,000
Mandatorily redeemable preferred stock                                                       --          38,512
                                                                                      ---------       ---------
Total debt                                                                               60,081         167,112
                                                                                      ---------       ---------
Stockholders' equity:
Common stock, $.01 par value; shares authorized 95,000; 6,090 shares issued and outstanding, actual; 15,499 shares issued
and outstanding, pro forma (1)                                                               61             155
Additional paid-in capital                                                              297,194         179,006
Unamortized stock based compensation                                                         --         (10,539)
Retained earnings (accumulated deficit)                                                (231,801)       (123,523)
                                                                                      ---------       ---------
Total stockholders' equity                                                               65,454          45,099
                                                                                      ---------       ---------
Total capitalization                                                                  $ 125,535       $ 212,211
                                                                                      =========       =========

-----------------

(1) Excludes 688,095 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.55 per share and 117,735 additional shares reserved for issuance under our stock option plans.

                                  RISK FACTORS

      In addition to the other information included or incorporated by reference in this document (including the matters addressed in "Cautionary Statements Concerning Forward-Looking Statements" on page 89), you should consider carefully the matters described below in evaluating the proposed merger, the sale of our Staffing Services division and the other proposals on which the merger is contingent, as well as our business, the business of COMSYS and the proposed business of the combined company. Additional risks and uncertainties not presently known to us or COMSYS or that we do not currently believe to be important to you also may adversely affect our respective businesses, the merger or the combined business following the merger.

RISKS RELATING TO THE MERGER AND SALE TRANSACTIONS

THE VALUE OF SHARES OF OUR COMMON STOCK AFTER THE MERGER WILL FLUCTUATE AND MAY BE LESS THAN THE VALUE OF SHARES OF OUR COMMON STOCK AS OF THE DATE OF THE MERGER AGREEMENT, THE DATE OF THIS DOCUMENT OR ON THE DATE OF THE ANNUAL MEETING.

      Upon completion of the merger, shares of COMSYS common stock and certain classes of its preferred stock will be converted into the right to receive shares of our common stock. The ratios at which the shares will be converted will not be adjusted for changes in the values of COMSYS common or preferred stock or in the market price of our common stock. Neither company can abandon the merger, and we cannot resolicit the vote of our stockholders, solely because of changes in the value or market price of either company's capital stock.

      There may be some lapse of time between the date when you vote on the merger at the annual meeting and the date when the merger is completed. The price of shares of our common stock may vary significantly between the dates of the merger agreement, this document and the completion of the merger. These variations may be caused by, among other factors, changes in our businesses, operations, results and prospects, market expectations of the likelihood that the merger will be completed and the timing of its completion, the market's perception of the merits of the merger or the proposed sale of Staffing Services, the prospects for our post-merger operations, and general market and economic conditions. Accordingly, neither the value of the COMSYS common and preferred stock nor the trading price of our common stock now or on the date of the annual meeting may be indicative of the price of our common stock after the merger is completed.

CERTAIN OF OUR DIRECTORS, OFFICERS AND STOCKHOLDERS MAY HAVE INTERESTS IN THE MERGER AND STAFFING SERVICES SALE TRANSACTION THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THE INTERESTS OF VENTURI'S STOCKHOLDERS GENERALLY.

      Some of the directors who are recommending that you vote in favor of the merger and the sale of our Staffing Services division have interests in those transactions that differ from yours and from that of Venturi stockholders generally. Those interests could have affected their decision to vote in favor of the proposals to be voted on at the annual meeting. One of our directors, Mr. Elias Sabo, is a director of Compass CS, which has agreed to purchase our Staffing Services division. Mr. Sabo and another of our directors, Mr. Christopher Pechok, are affiliated with some of our existing principal stockholders who also hold our senior debt. These principal stockholders have given us the right, until October 31, 2004, in connection with the merger to require them to convert a portion of our senior debt into, or purchase for cash, shares of a new series of our preferred stock. These converting debt holders will receive warrants to purchase our common stock for a nominal exercise price in the event we require them to acquire our preferred stock. See "The Merger-Financing Arrangements-Subscription Agreements" and "--Risks Related to Ownership of Our Common Stock--Whether or not the merger is completed, ownership of our common stock will be concentrated among a small number of major stockholders who will have the ability to exercise significant control over us, and whose interests may differ from the interests of other stockholders."

      Several of our officers will have employment or severance or other benefits arrangements, including separation agreements to be entered into by certain executive officers in connection with the merger, that will provide them with interests in the merger that differ from those of our stockholders generally. These benefits include the vesting of stock options, the continuation of indemnification arrangements following completion of the merger and payment of severance and other benefits. See "The Merger and the Sale of the Staffing Services Division - Proposals 1 and 2-Interests of our Directors and Executive Officers in the Transactions-Severance Arrangements."

      Four of our directors will remain on our board of directors following the merger, one of our executive officers will become an executive officer of the combined company, and another executive officer will remain with our Staffing Services division following its sale to Compass CS. All of our directors will be entitled to the continuation of indemnification arrangements on the terms specified in the merger agreement following completion of the merger. See "The Merger and the Sale of the Staffing Services Division - Proposals 1 and 2-Interests of our Directors and Executive Officers in the Transactions."

      These interests, which may cause their interests to differ from yours, may have influenced these parties to support, advocate or recommend the merger and sale of Staffing Services.

OUR ABILITY TO COMPLETE THE MERGER IS SUBJECT TO NUMEROUS CONTINGENCIES, THE FAILURE OF ANY ONE OF WHICH COULD PREVENT THE MERGER FROM BEING COMPLETED.

      Under the merger agreement, numerous conditions must be satisfied before we and COMSYS are permitted to complete the merger. See "The Merger Agreement-Conditions to Completion of the Merger." These conditions include, but are not limited to, the following:

      - we must successfully complete our agreed sale of Staffing Services on the terms required in the merger agreement, including the requirement that net cash proceeds of the sale be at least $25 million;

      - we and COMSYS must have obtained $183 million in financing to repay our existing debt and a portion of COMSYS' existing debt and to finance integration and restructuring activities of the combined company; and

      - certain of our and COMSYS' debt holders must convert debt they hold into, or purchase for cash, shares of a newly created series of our preferred stock.

      Although we have an agreement with Compass CS to sell Staffing Services, this transaction is also subject to certain conditions, the satisfaction of which at or immediately prior to the merger is a prerequisite to our and COMSYS' ability to complete the merger. In addition, although COMSYS has secured a commitment from Merrill Lynch to obtain the required financing, and we and COMSYS have secured agreements regarding the conversion of debt into, or purchase for cash of, shares of our preferred stock, the breach, failure or termination of the financing commitment, the subscription agreements or any of the conditions described above, or the breach by any of these parties of any of their obligations to complete these transactions, could delay or prevent the merger.

      In addition, our ability to complete the merger is contingent upon the satisfaction or receipt of other consents, approvals and conditions described in the merger agreement, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, the failure of which could delay or prevent the merger from being completed. See "The Merger Agreement-Conditions to Completion of the Merger."

WE WILL INCUR SIGNIFICANT COSTS IN CONNECTION WITH THE MERGER AND SALE TRANSACTIONS, WHETHER OR NOT WE COMPLETE THEM, AND HAVE AGREED TO PAY TERMINATION FEES AND EXPENSES UNDER CERTAIN CONDITIONS IF THE TRANSACTIONS ARE NOT CONSUMMATED.

      We and COMSYS expect to incur significant costs related to the merger, and we will incur significant costs in connection with the sale of Staffing Services. These expenses include financial advisory, legal and accounting fees and expenses, severance/employee benefit-related expenses, filing fees, printing expenses, proxy solicitation and other related charges. See Note 3 to "Unaudited Pro Forma Combined Financial Data." The companies may also incur additional unanticipated expenses in connection with the merger or the sale of Staffing Services, as applicable. A portion of the costs related to these transactions will be incurred regardless of whether the transactions are completed. In addition, we have agreed to pay substantial termination fees and expenses to COMSYS and Compass CS if the merger and sale of Staffing Services are not consummated, depending on the circumstances and reasons for which these transactions do not close. We would become obligated to pay certain of these expenses if, among other things, the transactions are not consummated because our stockholders do not approve them. See "The Merger Agreement-Termination of the Merger Agreement," "-Termination Fee" and "-Other Expenses," and "The Stock Purchase Agreement-Termination of the Stock Purchase Agreement," "-Non-Consummation Fee" and "-Other Expenses."

THE ACTUAL STRUCTURE, TERMS AND PRICING OF OUR POST-MERGER CREDIT FACILITY MAY BE LESS FAVORABLE THAN THOSE SET FORTH IN THE COMMITMENT LETTER RELATING TO THE FINANCING AND ASSUMED IN THE PRO FORMA FINANCIALS INCLUDED IN THIS DOCUMENT.

      COMSYS has received a commitment from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., to underwrite and arrange a $183 million secured credit facility that we expect will be available to us immediately upon completion of the merger. The availability of this financing is a condition to our and COMSYS' respective obligation to complete the merger. See "The Merger Agreement - Conditions to Completion of the Merger." We expect that this credit facility will consist of:

      -     a $108 million senior secured revolving loan facility;

      -     a $15 million senior secured term loan; and

      -     a $60 million junior secured term loan.

However, the financing commitment permits Merrill Lynch to change the structure, terms and pricing of the facility, including replacing a portion of the junior secured term loan with a new tranche of subordinated debt if Merrill Lynch determines that changes are necessary to ensure a successful syndication or an optimal credit structure for the facility. The pro forma financials provided in this document assume an interest rate on the junior secured term loan of LIBOR plus 7.5%, but there can be no assurance that the actual rate of this loan will not be higher, which could have a material impact on the future financial performance of the business.


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INTEGRATION FOLLOWING THE MERGER WILL PRESENT SIGNIFICANT CHALLENGES THAT MAY
RESULT IN THE COMBINED COMPANY NOT OPERATING AS EFFECTIVELY AS EXPECTED OR IN A FAILURE TO ACHIEVE THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER.

      The success of the merger will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities expected to result from integrating our technology staffing business with the business of COMSYS. Our success in realizing these benefits, and the timing of this realization, depend upon the successful integration of our combined operations. The integration of two independent companies is a complex, costly and time-consuming process and may disrupt both companies' businesses if not completed in a timely and efficient manner. The difficulties of combining the operations of the companies include, among others:

         -  retaining and assimilating key officers and employees;

         - consolidating corporate transaction processing and administrative infrastructures;

         -  transitioning to common information technology systems;

         -  transitioning to common compensation plans and benefit programs;

         - overlapping offices will be combined and certain employees will report to new management;

         - minimizing the diversion of management's attention from ongoing business concerns;

         -  coordinating sales and marketing functions;

         - preserving the customer, supplier, marketing and promotional relationships and other important relationships of both companies;

         - maintaining the goodwill associated with the trade name "Venturi" as a provider of IT services after our right to use this name expires six months following the merger;

         - successfully commercializing products and services under development and increasing revenues from existing marketed products and services; and

         -  coordinating geographically separate organizations.

      The process of combining the organizations may cause an interruption, or loss of momentum, in the activities of either or both companies' business, which could adversely affect the revenue and operations of the combined company. We cannot assure you that the combined company will successfully integrate the two businesses within the expected time frame or at all, or that any of the benefits expected to result from the merger will be realized.

ESTIMATES OF COST SAVINGS AND COST SAVING COMPONENTS ARE INHERENTLY UNCERTAIN, AND THERE CAN BE NO ASSURANCE AS TO THE ACCURACY OF THESE ESTIMATES.

      The estimated cost savings expected to result from the merger are based on a number of assumptions, including that the combined company will be able to implement within a defined period necessary cost saving programs, such as the elimination of duplicative management costs and administrative programs and the implementation of tax planning strategies. The cost savings estimates


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also assume that the combined company will be able to realize merger efficiencies such as marketing synergies, economies of scale and interest expense savings. If we fail to achieve the anticipated cost savings of the merger, our financial condition and results of operations could suffer materially.

CERTAIN CONTRACTS WITH CUSTOMERS, SUPPLIERS, LICENSORS, LENDERS, LESSORS AND OTHER BUSINESS COUNTERPARTIES REQUIRE VENTURI OR COMSYS TO OBTAIN CONSENT FROM THESE PARTIES IN CONNECTION WITH THE MERGER OR RELATED TRANSACTIONS, AND SOME OF THESE PARTIES MAY TERMINATE OR OTHERWISE REDUCE THE SCOPE OF THEIR RELATIONSHIP WITH THE COMBINED COMPANY IN ANTICIPATION OR AS A RESULT OF THE MERGER.

      Both companies have contracts with certain suppliers, customers, licensors, lenders, lessors and other third parties. Some of these contracts require us, COMSYS or our respective subsidiaries to obtain consent from these other parties in connection with the merger or related transactions or to provide the other parties with additional rights (including, in the case of some credit documents, the right to repayment) upon completion of the merger. If consents cannot be obtained, or if certain rights are exercised, the combined company may suffer a loss of potential future revenue or lose rights that would be material to its business after the merger, or may have certain of our or COMSYS' debts accelerated prior to their stated maturities.

      Some Venturi customers have the right to terminate their business relationships with Venturi on short notice and may choose to do so following the merger. If any significant customer of either company were to end its relationship with the combined company, its revenue and profitability could suffer materially.

RISKS RELATED TO OUR AND COMSYS' PRE-MERGER BUSINESS AND THE BUSINESS OF THE COMBINED COMPANY

      Except as otherwise specifically noted below, we believe that the risks described in this subsection have been applicable to the businesses of both our company and COMSYS prior to the merger, and we expect that these risks will continue to apply to the business of the combined company following the merger and the sale of Staffing Services.

ANY ECONOMIC DOWNTURN MAY CAUSE OUR REVENUES TO DECLINE AND MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      Our results of operations are affected by the level of business activity of our clients, which in turn is affected by local, regional and global economic conditions. Because demand for personnel services is sensitive to changes in the level of economic activity, our business may suffer during economic downturns. As economic activity slows down, companies tend to reduce their use of temporary employees and recruitment services before undertaking layoffs of their regular employees, resulting in decreased demand for personnel and services. Also, as businesses reduce their hiring of permanent employees, revenue from our recruitment services is adversely affected. As a result, any significant economic downturn could reduce our staffing and recruitment revenues and adversely affect our results of operations and financial condition.

      In addition, the economic slowdown during the last few years significantly affected the willingness and ability of businesses to invest capital in upgrading or replacing their technology systems and platforms. Many of our clients have canceled, reduced or deferred expenditures for technology services. If capital investment continues to be constrained by a slow economic environment, or by other factors that we can neither control nor predict, then our existing and prospective clients may continue to defer installation of new or upgraded technology systems and platforms. As a result, revenues from our


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technology services business, or that of COMSYS, may not regain former levels in the near term and may in fact decline.

OUR PROFITABILITY WILL SUFFER IF WE ARE NOT ABLE TO MAINTAIN OUR PRICING AND UTILIZATION RATES AND CONTROL OUR COSTS.

      Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the pay rate and utilization rate, or chargeability, of our consultants. Accordingly, if we are not able to maintain the rates we charge for our services or appropriate utilization rates and pay rates for our consultants, we may be unable to sustain our profit margin and our profitability will suffer. The rates we charge for our services are affected by a number of factors, including:

      - our clients' perception of our ability to add value through our services;

      -     competition, including pricing policies of our competitors; and

      -     general economic conditions.

      Our utilization rates are also affected by a number of factors, including:

      -     seasonal trends, primarily as a result of holidays and vacations;

      - our ability to transition employees from completed assignments to new engagements;

      - our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

      -     our ability to manage employee turnover.

      Our pay rates are affected primarily by the supply and demand of skilled U.S. based consultants and the costs and benefits of salaried consultants.

      Some of our costs, such as office rents, are fixed in the short term, which limits our ability to reduce costs in periods of declining revenues. Our current and future cost-management initiatives may not be sufficient to maintain our margins as our level of revenue varies.

WE COMPETE IN A HIGHLY COMPETITIVE MARKET WITH LIMITED BARRIERS TO ENTRY.

      The U.S. staffing services market is highly competitive and highly fragmented. We compete in national, regional and local markets with full-service and specialized staffing agencies. Although the majority of our competitors are significantly smaller than we are, a number of competitors have greater marketing and financial resources than we do. Some of our competitors have technology development operations overseas to take advantage of significantly lower labor costs. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or maintain or increase gross margins, either of which could have a material adverse effect on our financial condition and results of operations.


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OUR SUBSTANTIAL PRE-MERGER DEBT POSES RISKS OF REPAYMENT, COMPLIANCE WITH
FINANCIAL COVENANTS AND DECREASED OPERATING FLEXIBILITY, AND OUR EXPECTED POST-MERGER DEBT WILL CONTINUE TO POSE THESE RISKS.

      We currently have a $70.7 million senior revolving credit facility with a lending group that expires November 1, 2004, with a six-month renewal option that may enable us to extend the credit facility to May 1, 2005. Our ability to extend the maturity of the revolving credit facility depends on our being in compliance with the terms of the facility, including financial covenants, and the payment of extension fees. As of July 30, 2004, approximately $54.0 million was outstanding under the remaining revolving credit facility and we had $8.2 million in undrawn letters of credit.

      Absent the merger, our ability to repay or to refinance our current debt would depend on our future operating performance, which could in turn be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed elsewhere in this document. Based on preliminary discussions we have had over the last several months with other prospective lenders about refinancing our senior credit facility, we believe that our ability to refinance our existing debt in light of our current financial position will be very limited unless we are able to make significant changes to our capital structure. In addition, we cannot assure you that future borrowings or equity financing would be available for the payment or refinancing of this debt. If we were unable to service this debt, whether in the ordinary course of business or upon acceleration, we would be forced to pursue one or more alternative strategies, including restructuring or refinancing debt, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be executed on satisfactory terms, if at all.

      Our current ability to continue operating depends largely on our ability to maintain compliance with the financial covenants of our senior revolving credit facility. The financial covenants include a cumulative monthly EBITDA requirement and an interest coverage ratio. We cannot assure you that we would be able to comply with these financial covenants if our business weakens or there are further general economic declines. If we violate financial covenants in the future, we would plan to seek waivers and amendments from our lenders, but cannot assure you that we could obtain any waivers or amendments at all or on acceptable terms. If we were unable to obtain a waiver of future covenant violations, the senior lenders would be entitled to require immediate repayment of all amounts outstanding under the facility. In the event of one or more such defaults, our ongoing viability would be seriously threatened, and we would be forced to evaluate a number of strategic alternatives, including a further debt restructuring or other reorganization, the closure of certain operating locations or the sale of certain or all of our assets in order to continue to fund operations. We believe that any such sale of assets might be at depressed prices that could be significantly lower than the net book value of assets sold and may not be sufficient to satisfy our liabilities.

      Our current level of debt also could:

         - limit cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;

         - limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

         - limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;


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
         - expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

         - expose us to risks inherent in interest rate fluctuations because of the variable interest rates, which could result in higher interest expense in the event of increases in interest rates.

      COMSYS' senior credit facility expires on September 30, 2004, and COMSYS is in the process of refinancing this debt. While COMSYS has a term sheet for a commitment and expects to complete this refinancing prior to September 30, 2004, there are no assurances that this will occur. The factors and consequences described in this section generally apply to COMSYS with regard to its debt structure.

      Although some of our existing debt and that of COMSYS is expected to be repaid in conjunction with the merger and related transactions from the proceeds of the sale of Staffing Services and cash on hand, the majority of our and COMSYS' debt is being refinanced, and following the merger the combined company will have significantly more debt than we currently have. We estimate that the amount of outstanding debt immediately following the merger will be approximately $120 million, and that we will incur additional debt in the months following the merger to finance restructuring and transition costs associated with integrating the two companies. The combined company may also incur additional debt in order to make future acquisitions or to otherwise develop its business. Following the merger, we will no longer have the cash flow of our Staffing Services division to support repayment of the combined company's debt. Although the maturity of much of the combined company's debt will be extended beyond the maturity of the pre-merger debt of Venturi and COMSYS, the combined company will be dependent upon its financial success in order to service this debt and maintain compliance with various financial covenants and maintenance tests. The various risks described in this "Risk Factors" section that could affect the operating results or financial condition of either Venturi, COMSYS or the combined business could have a material adverse effect on the ability of the combined company to service its post-merger debt. See "Unaudited Summary Selected Pro Forma Combined Financial Data" and "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2-Financing Arrangements-Commitment for Post-Merger Credit Facility" for more details regarding the expected initial debt obligations of the combined company.

WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED BILLABLE CONSULTANTS.

      Our operations depend on our ability to attract and retain the services of qualified billable consultants who possess the technical skills and experience necessary to meet clients' specific needs. We are required to continually evaluate, upgrade and supplement our staff in each of our markets to keep pace with changing client needs and technologies and to fill new positions. The information technology staffing industry in particular has high turnover rates, and the demand for information technology professionals continues to exceed supply. This trend has resulted in intense competition for information technology professionals, and we expect such competition to continue. Certain of our information technology operations recruit internationally under the H-1B visa program, and U.S. immigration policy currently restricts the number of H-1B visas that may be granted in each fiscal year. There can be no assurance that we will be able to attract and retain the services of the personnel we require to conduct our operations successfully. Failure to attract and retain the services of personnel, or an increase in the turnover rate among our employees, could have a material adverse effect on our business, operating results or financial condition. There can be no assurance that qualified consultants,


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particularly information technology professionals, will continue to be available to us in sufficient numbers or on economic terms that are, or will continue to be, acceptable to us.

WE DEPEND ON KEY PERSONNEL.

      Our operations, and that of COMSYS, historically have been dependent on the continued efforts of our respective executive officers and senior management. In addition, both companies are dependent on the performance and productivity of our respective regional operations executives, local branch managers and field personnel. Following the merger, the combined company will likewise be dependent upon the efforts of its senior executive officers, senior management and key personnel. The loss of some of our key managers could have an adverse effect on our operations, including our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions. Our ability to attract and retain business is significantly affected by local relationships and the quality of service rendered by branch managerial personnel. If we are unable to attract and retain key employees to perform these services, our business could be adversely affected.

WE ARE SUBJECT TO INCREASING HEALTHCARE, UNEMPLOYMENT INSURANCE AND TAXES AND WORKERS' COMPENSATION COSTS.

      Businesses use temporary staffing in part to shift certain employment costs and risks (e.g., healthcare, workers' compensation and unemployment insurance and taxes) to temporary personnel services companies. We are responsible for and pay unemployment insurance premiums and taxes and workers' compensation and other employer costs for job-related injuries and certain health care expenses for our temporary employees. Our workers' compensation costs are based on the loss and loss adjustment expenses as estimated by an outside administrator. Workers' compensation costs have increased as various states have raised benefit levels and liberalized allowable claims and as our business mix has shifted from clerical to light industrial. Our workers' compensation insurance coverage must be renewed in September 2004, and we expect to have to rebid this coverage, as our existing carrier has informed us that it intends to discontinue providing such coverage to the temporary employment sector. Accordingly, we can give no assurance that we will be able to obtain replacement coverage at favorable rates or at all. Unemployment insurance premiums and taxes are set annually by the states in which employees perform services and have increased as a result of budget shortfalls in many states, increased unemployment and the extension of periods for which benefits are available. In addition, the State of California has assessed us approximately $1.1 million for alleged improper payment of unemployment taxes for calendar year 2003, and has asked for information regarding prior years. Although we are contesting the amount of this assessment, we can give no assurance that we will not incur material liabilities to the State of California for 2003 or other years. Under the terms of our proposed sale of Staffing Services to Compass CS, we have agreed to indemnify them for any liabilities arising from this matter.

      We have generally attempted to increase fees charged to our clients to absorb increases in healthcare, workers' compensation, unemployment, and other direct costs of services, but our ability to pass these costs along to our clients over the last several years has diminished as demand for our services has weakened. There can be no assurance that we will be able to increase the fees we charge our clients if expenses continue to rise. Any inability to increase our fees to offset these expenses could have a material adverse effect on our financial condition and results of operations.


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WE MAY SUFFER LOSSES DUE TO THE CONDUCT OF OUR EMPLOYEES OR OUR CLIENTS DURING
STAFFING ASSIGNMENTS.

      We employ and place people generally in the workplaces of other businesses. Attendant risks of this activity include possible claims of discrimination and harassment, employment of illegal aliens, violations of wage and hour requirements, errors and omissions of temporary employees, particularly of professionals (e.g., accountants), misuse of client proprietary information, misappropriation of funds, other criminal activity or torts and other similar claims. In some instances we and COMSYS have agreed to indemnify our respective clients against some or all of the foregoing matters. The combined company will be responsible for these indemnification obligations, to the extent they remain in effect, and may in the future agree to provide similar indemnities to some of its prospective clients. In certain circumstances, we may be held responsible for the actions at a workplace of persons not under our direct control. Although neither we nor COMSYS historically have had any significant problems in this area, there can be no assurance that we will not experience such problems in the future or that our insurance, if any, will be sufficient in amount or scope to cover any such liability. The failure of any of our employees or personnel to observe our policies and guidelines, relevant client policies and guidelines, or applicable federal, state or local laws, rules and regulations, and other circumstances that cannot be predicted, could have a material adverse effect on our business, operating results and financial condition.

ADDITIONAL GOVERNMENT REGULATION MAY INCREASE OUR COSTS.

      We are required to pay a number of federal, state and local payroll and related costs, including unemployment taxes and insurance, workers' compensation, FICA and Medicare, for our employees. Significant increases in the effective rates of any payroll-related costs likely would have a material adverse effect on our results of operations unless we can pass them along to our customers. Our costs could also increase if health care reforms expand the scope of mandated benefits or employee coverage or if regulators impose additional requirements and restrictions related to the placement of personnel. There can be no assurance that we will be able to increase the fees charged to our clients in a timely manner and in a sufficient amount to cover these potential increased costs. There is also no assurance that we will be able to adapt to future regulatory changes made by the Internal Revenue Service, the Department of Labor or other state and federal regulatory agencies. Our inability to increase our fees or adapt to future regulatory changes could have a material adverse effect on our business, operating results and financial condition.

VENTURI AND COMSYS EACH HAVE SUBSTANTIAL INTANGIBLE ASSETS AND HAVE INCURRED SIGNIFICANT IMPAIRMENT CHARGES, AND MAY INCUR FURTHER CHARGES IF THERE ARE SIGNIFICANT ADVERSE CHANGES TO THEIR RESPECTIVE OUTLOOKS OR THAT OF THE COMBINED COMPANY.

      Venturi's and COMSYS' intangible assets consist principally of goodwill and customer base intangibles resulting from the acquisition of businesses from unrelated third parties for cash and other consideration. Each company has accounted for these acquisitions using the purchase method of accounting, with the assets and liabilities of the businesses acquired recorded at their estimated fair values as of the dates of the acquisitions. Goodwill in an amount equal to the excess of cost over fair value of the net assets acquired has been recorded at historical cost. Venturi's other intangible assets consist mainly of covenants not to compete, and COMSYS' other intangible assets consist mainly of a customer base and contract costs.

      Effective at the beginning of 2002, each company adopted Statement of Financial Standards No. 142. The provisions of SFAS No. 142 prohibit the amortization of goodwill for indefinite-lived intangible assets and require that goodwill and indefinite-lived intangibles assets be tested annually for impairment. The determination the fair value of intangible assets as of the adoption date required each


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company to employ certain valuation assumptions that were based on management's expectations for future performance for its businesses. These assumptions included the expected time frame of technology spending and broader economic recoveries, as well as future growth rates of the respective businesses.

      Venturi engaged an independent valuation firm to assist in determining the fair value of its Technology and Staffing Services businesses as of the adoption date. A relatively high discount rate of 17% was utilized in the discounted cash flow valuation approach due principally to the inherent uncertainties associated with the assumptions discussed above. Based upon the results of the initial valuation, Venturi recorded an intangibles impairment charge of $284.7 million ($242.5 million net of an income tax benefit of $42.2 million) in the second quarter of 2002 as a cumulative effect of the change in accounting principle.

      In the fourth quarter of 2002, Venturi performed an annual impairment test. It experienced lower than expected operating profits and cash flows in 2002 for the Technology reporting unit. As a result of this trend and overall industry expectations at that time, the projected operating profits and cash flows for the Technology operations were reduced for the next five years, resulting in a reduction in the fair value of our goodwill, and Venturi recorded an additional impairment charge of $89.9 million for goodwill associated with its Technology operations. No additional impairment was identified for the goodwill associated with its Staffing reporting unit.

      At December 28, 2003, Venturi had goodwill with a carrying value of $103.5 million, of which $41.2 million related to Technology and $62.3 million related to Staffing. These intangible assets approximated 53.5% of Venturi's total assets as of December 28, 2003.

      In connection with Venturi's proposed sale of its Staffing Services division to Compass CS, it has performed an updated assessment of the impairment of goodwill associated with that division's assets and expects to record an impairment charge of approximately $41.7 million in the second quarter of 2004. See "Venturi Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates-Recoverability of Goodwill."

      In order to assess the fair value of its goodwill as of the adoption date, COMSYS performed a valuation of its business based on a combination of discounted cash flow and multiple of earnings approaches. A discount rate of 11.2% was utilized in the discounted cash flow valuation approach, which was based on COMSYS' weighted average cost of capital. Based upon the results of the initial valuation, COMSYS recorded an intangibles impairment charge of $141.5 million as a cumulative effect of the change in accounting principle.

      In the fourth quarter of 2002, COMSYS performed an annual impairment test. It experienced lower than expected operating profits and cash flows in 2002. As a result of this trend and overall industry expectations at that time, the projected operating profits and cash flows for COMSYS' operations were reduced for the next five years, resulting in a reduction in the fair value of its goodwill, and COMSYS recorded an additional impairment charge of $11.2 million.

      At December 31, 2003, COMSYS had goodwill with a carrying value of $69.7 million and other intangible assets with a carrying value of $10.9 million. These intangible assets together approximated 50.5% of COMSYS' total assets as of December 31, 2003.

      Any significant adverse changes in the expected future operating results or outlook of Venturi, COMSYS or the combined company would likely result in further impairment of the affected intangible assets.


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VENTURI AND COMSYS ARE, AND THE COMBINED COMPANY WILL BE, SUBJECT TO LAWSUITS
AND CLAIMS.

      A number of lawsuits and claims are pending separately against us and against COMSYS. Although each company's management believes that none of the lawsuits or claims pending against their respective organizations will have a material adverse effect on either company individually or, following the merger, on the combined company's financial condition or liquidity, litigation is inherently uncertain, and the lawsuits and claims could have a material adverse effect on the combined company's results of operations for the accounting period or periods in which one or more of them might be resolved adversely.

THE LOSS OF COMSYS' LARGEST CUSTOMER OR SEVERAL OF ITS LARGE CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS REVENUES.

      In 2003, COMSYS' largest customer accounted for approximately 11.3% of its revenues and its five largest customers collectively accounted for approximately 30.5% of its revenues. Generally, COMSYS does not provide services to its customers under long-term contracts. If one or more of these large customers terminate or substantially reduce the services they purchase from COMSYS, COMSYS' revenues and profitability would be adversely affected.

CONCENTRATION OF SERVICES IN ONE GEOGRAPHIC REGION MAY ADVERSELY AFFECT COMSYS' REVENUES IN THE EVENT OF EXTRAORDINARY EVENTS.

      In 2003, approximately 23% of COMSYS' revenues were derived from services provided in the Washington, D.C. area. A terrorist attack, such as that of September 11, 2001, or other extraordinary event in the Washington, D.C. area could have a material adverse effect on COMSYS' revenues and profitability.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

      Except as otherwise specifically noted below, we believe that the risks described in this subsection have applied, and will continue to apply, to ownership of our common stock both before and after the merger and the sale of Staffing Services.

WHETHER OR NOT THE MERGER IS COMPLETED, OWNERSHIP OF OUR COMMON STOCK WILL BE CONCENTRATED AMONG A SMALL NUMBER OF MAJOR STOCKHOLDERS THAT WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT CONTROL OVER US, AND WHOSE INTERESTS MAY DIFFER FROM THE INTERESTS OF OTHER STOCKHOLDERS.

      As a result of the comprehensive financial restructuring transactions we completed in April 2003, a small number of our current stockholders, including MatlinPatterson Global Opportunities Partners L.P., Inland Partners, L.P., Links Partners, L.P. and their respective affiliates, Amalgamated Gadget, L.P. and Zazove Associates, LLC, together control approximately 77.5% of the outstanding voting power of our common stock. In addition, two of these stockholders, the group consisting of MatlinPatterson and its affiliates and the group consisting of Inland, Links and their affiliates, together control approximately 45.5%. These percentages do not include outstanding common stock purchase warrants held by some of these stockholders. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." We refer to MatlinPatterson and its affiliates as "MatlinPatterson" and to Inland, Links and their affiliates as "Inland/Links."

      In addition, through amendments to our bylaws made as a result of our 2003 financial restructuring, both MatlinPatterson and Inland/Links have the power to designate, either directly or through a committee of our board of directors that includes two directors designated by MatlinPatterson


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and Inland/Links, an aggregate of two nominees for election to the board of directors and two board observers.

      These stockholders currently have the practical ability to control, or significantly influence, the outcome of most stockholder votes, including the vote on the merger. Moreover, under the minority protection provisions in Venturi's current charter two other stockholders, Amalgamated Gadget, L.P. and Zazove Associates, LLC, must approve the sale of Staffing Services to Compass CS. If the sale of Staffing Services to Compass CS is not approved, and we do not locate a replacement buyer, we and COMSYS will not complete the merger. MatlinPatterson, Inland/Links and an affiliate of Amalgamated Gadget, L.P., are also lenders under our senior revolving credit facility, and Compass CS, which has agreed to purchase Staffing Services as a prerequisite to the merger, is an affiliate of Inland/Links. See "Certain Relationships and Related Transactions" and "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2-Interests of Our Executive Officers and Directors in the Transactions." Accordingly, the interests of these stockholders may differ from the interests of our other stockholders.

      If the merger is completed, Wachovia Investors will beneficially own 47.27% of our outstanding common stock, MatlinPatterson will beneficially own 9.41% of our outstanding common stock and Inland/Links will beneficially own 9.45% of our outstanding common stock (excluding any warrants issued in connection with the subscription for shares of a new series of our preferred stock, as the parties contemplate in connection with the merger). In addition, pursuant to the terms of a voting agreement to be entered into in connection with the merger, the combined company's principal stockholder, Wachovia Investors, will have the right to recommend to the nominating committee of our board four to six nominees to be elected to the combined company's board of directors, depending on the size of the board, during the first three years after the merger, and each stockholder party to the voting agreement will be required to vote its shares of combined company common stock in favor of such nominees. The voting agreement may have the effect of delaying or preventing a change in the combined company's management or voting control. See "Directors and Management Following the Merger--Directors." As a practical matter, these stockholders acting alone or collectively will be able to determine, or exert significant influence over, the outcome of future matters submitted to our stockholders, including the terms of any post-merger proposal to acquire our company, subject to some limited protections afforded to minority stockholders under our proposed new charter. These protections include special approval requirements during the first three years after the merger with COMSYS for fundamental corporate transactions, some related-party transactions, and amendments to our charter and to certain provisions of our bylaws. See "Amendments to Our Certificate of Incorporation - Proposals 3(a)-3(h)-Proposal 3(a)" and "-Proposal 3(b)."

      You should expect each of these stockholders to cause its respective shares of our common stock to be voted on matters on which it is entitled to vote in a manner that it believes to be in its best interests. These interests may be different from your best interests and may not conform to our strategy or business goals.

      CONCENTRATED OWNERSHIP OF LARGE BLOCKS OF OUR COMMON STOCK, BOTH BEFORE AND AFTER THE MERGER, MAY AFFECT THE VALUE OF SHARES HELD BY OTHERS AND THE COMBINED COMPANY'S ABILITY TO ACCESS PUBLIC EQUITY MARKETS.

      Large blocks of our common stock are currently concentrated among a few major stockholders, and we expect this degree of concentration to increase if the merger is consummated. See "-Whether or not the merger is completed, ownership of our common stock will be concentrated among a small number of major stockholders that will have the ability to exercise significant control over us, and whose interests may differ from the interests of other stockholders." Our current, and expected, degree of share


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ownership concentration may reduce the market value of that common stock held by other investors for several reasons, including:

      - the perception of a "market overhang," that is, the existence of a large block of shares readily available for sale that could lead the market to discount the value of shares held by other investors (see "-Sales of stock by certain stockholders who hold registration rights may negatively affect the market price"); or

      - the perception that these stockholders will control, either directly or indirectly, the outcome of all significant decisions regarding the operations and direction of our company.

      We may desire to access the public equity markets to secure additional capital to pursue acquisition or other investment opportunities that may arise. Our registration rights obligations to our significant stockholders could limit our ability or make it more difficult for us to raise funds through common stock offerings upon desirable terms or when required. Our failure to raise additional capital when required could:

      -  restrict growth, both internally and through acquisitions;

      - inhibit our ability to invest in technology and other products and services that we may need; and

      -  adversely affect our ability to compete in our markets.

OUR COMMON STOCK DOES NOT HAVE SIGNIFICANT TRADING VOLUME AND ITS TRADING PRICE MAY CONTINUE TO BE VOLATILE WHETHER OR NOT THE MERGER IS COMPLETED.

      Our common stock has not had significant trading volume over the past several years, and its trading price has been highly volatile. For example, between our 2002 and 2003 fiscal years, our stock price ranged from a low trading price of $1.50 to a high trading price of $37.50 per share. Because a substantial number of shares of our common stock have been issued in unregistered transactions and are held by affiliates of our company, we estimate that only approximately 82% of our outstanding common shares are currently eligible for trading on the Nasdaq National Market System. Accordingly, trades of only a small number of shares can have a significant impact on our stock price. We expect this situation to persist until our public float increases through sales of large numbers of shares we are obligated to register for the benefit of holders who received our shares in our 2003 restructuring and the COMSYS stockholders who will be receiving our common stock in the merger. There may continue to be significant volatility in the market price of our common stock, even after the merger. The registration, or perceived availability, of the large volume of stock we will be obligated to register following the merger may also contribute to the volatility of our stock or depress its trading price. See "-Sales of stock by certain stockholders who hold registration rights may negatively affect the market price."

      Factors such as announcements of fluctuations in our or our competitors' operating results, market conditions for growth stocks or staffing services industry stocks in general, changes in general conditions in the economy or financial markets, natural disasters, terrorist acts or other developments, many of which are out of our control, could cause the market price of our common stock to fluctuate substantially. Other factors that could adversely affect our stock price are discussed below under "--Our operating results may fluctuate whether or not we complete the merger, causing our stock price to fall."

      The market prices for securities of technology services companies have traditionally been highly volatile. Moreover, the stock market generally and the market for stocks of companies with lower market


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
capitalizations, such as our company, in particular have from time to time experienced and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company. These broad fluctuations may adversely affect the market price of our common stock.

SALES OF STOCK BY CERTAIN STOCKHOLDERS WHO HOLD REGISTRATION RIGHTS MAY NEGATIVELY AFFECT THE MARKET PRICE.

      Existing holders of our common stock and common stock purchase warrants issued in our 2003 restructuring have the right to require us to register almost 5,785,000 shares of our common stock for offer and sale. Within 60 days following the merger, we will be obligated to file a registration statement with the SEC to register these shares, plus up to 9,409,484 additional shares proposed to be issued in the merger to holders of COMSYS' capital stock. See "The Merger and the Sale of the Staffing Services Division - Proposals 1 and 2-Registration Rights Agreements." These stockholders will not be restricted as to the prices at which they may offer these shares. Shares sold below the current level at which the shares of our common stock are trading may adversely affect the market price of our common stock.

      Moreover, these registrable shares represent approximately 84% of our outstanding shares now and will represent approximately 94% of our outstanding shares immediately following the merger. The availability of this large amount of stock, or actual sales of this stock, either all at once or in blocks, could have a negative effect on the market price of our common stock.

WE DO NOT INTEND TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, AND THIS MAY NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.

      Whether or not the merger is completed, we presently intend to retain future earnings to support the growth of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Additionally, our revolving credit facility currently prohibits the payment of cash dividends on our common stock. Our intent not to pay dividends, coupled with the current restrictions on our ability to pay dividends, may depress the price of our common stock.

OUR CURRENT CERTIFICATE OF INCORPORATION AND STOCKHOLDER RIGHTS PLAN, AS WELL AS OUR PROPOSED NEW CHARTER, CONTAIN CERTAIN PROVISIONS THAT MAY PREVENT CHANGES IN CONTROL.

      Our current governing documents, including a stockholder rights plan adopted by our board of directors, contain provisions that may have the effect of discouraging, delaying or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. For instance, our existing certificate of incorporation contains provisions that require special approvals from our board of directors or stockholders, or both, in connection with transactions with major stockholders. See "Description of Our Capital Stock-Certain Provisions of Delaware Law and Charter Provisions."

      In addition, our certificate of incorporation permits our board of directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. If we issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Although we have no present plans to issue additional shares of preferred stock (except in connection with the merger, as described under "Proposals 1 and 2 - The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2-Financing Arrangements"),


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
our board of directors has pre-approved the terms of a series of preferred stock that may be issued under our stockholder rights plan upon the occurrence of certain triggering events. In general, the stockholder rights plan may act to substantially dilute the share position of any takeover bidder, other than a permitted holder, that acquires 15% or more of our common stock. In connection with the merger, we amended our stockholder rights plan to cause it to be terminated immediately prior to the effective time of the merger.

      In connection with the merger, we are proposing for your approval a number of amendments to our certificate of incorporation. These proposed changes, which are described more fully in "Amendments to Our Certificate of Incorporation - Proposals 3(a) - 3(h)," include proposals that would, among other things:

      - modify the special approvals required for certain related-party transactions during the first three years after the merger and eliminate these special approval requirements thereafter;

      - modify the special approvals required for certain fundamental corporate transactions or to amend our charter or certain provisions of our bylaws during the first three years after the merger and eliminate these special approval requirements thereafter; or

      - modify the fixed range of the number of our directors and designate our initial directors after the merger.

      Some of these proposed amendments, coupled with the voting agreement giving Wachovia Investors and other major stockholders the right to designate nominees for election to our board of directors, may have the effect of preventing, or making more difficult, changes in control of our company. The expected effect of these proposed amendments to our certificate of incorporation is described under "Amendments to Our Certificate of Incorporation - Proposals 3(a) - 3(h)."

OUR OPERATING RESULTS MAY FLUCTUATE WHETHER OR NOT WE COMPLETE THE MERGER, CAUSING OUR STOCK PRICE TO FALL.

      Fluctuations in our operating results, including those of the combined company if the merger is consummated, may lead to fluctuations, including declines, in our stock price. Our operating results may fluctuate from quarter to quarter and from year to year as the result of numerous factors, including:

      - changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

      - changes or reductions in corporate and governmental information technology spending levels;

      - our ability to maintain existing client relationships and to attract new clients in the context of changing economic or competitive conditions;

      - the impact of competitive pressures, including any change in demand for our services, or our ability to maintain or improve our operating margins;

      - our success in attracting, training and retaining qualified management personnel and other staff employees;

      - reductions in the supply of qualified candidates for temporary employment;

      - the possibility of our incurring liability for the activities of our temporary employees or events affecting our temporary employees on clients' premises;


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
      - increased incidences of employment disputes, employment litigation and workers' compensation claims;

      - the risk that continued cost cutting or restructuring activities in addition to those we contemplate in connection with integration of the combined companies could adversely affect our operations;

      - the risk that further economic declines could affect our liquidity and ability to comply with our loan covenants or cause defaults under our credit arrangements;

      - adverse changes in credit and capital market conditions that may affect our ability to obtain financing or refinancing on favorable terms.

      - adverse changes to management's periodic estimates of future cash flows that may affect our assessment of our ability to fully recover our goodwill;

      - the risk that governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general;

      - a federal, state or local governmental audit of our income, payroll or other tax returns (including the predecessor returns of ours and of COMSYS) and the risk that assessments for additional taxes, penalties and interest could be levied against us, and thereby affect our liquidity; and

      -  our ability to control our costs.

      The market price of our common stock will be affected by our ability to meet analysts' and investors' expectations. Failure to meet these expectations, even slightly, could cause the market price of our common stock to fall significantly.


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
           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they prove incorrect or never materialize, could cause our operating results or financial position, those of COMSYS, or those of the combined company, to differ materially from the operating results or financial position expressed or implied by such forward-looking statements. All statements other than statements of historical fact, including, but not limited to, those identified by words such as "estimate," "forecast," "plan," "intend," "believe," "should," "expect," "anticipate," or variations or negatives of those words or similar or comparable words or phrases, could be deemed forward-looking statements. Forward-looking statements also include any projections of earnings, revenues, synergies, accretion, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings, approvals and closings relating to the merger, any transactions on which the merger is conditioned, or other planned business activities; any statements concerning proposed new services or product offerings, developments or any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

   The risks, uncertainties and assumptions referred to above include, but are not limited to, the following:

      - the ability of the combined company to retain and motivate key employees;

      - changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

      - weakness or reduction in corporate information technology spending levels;

      - our ability and the ability of COMSYS to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

      - the challenges of integration and restructuring associated with the merger or other planned business activities and the challenges of achieving anticipated synergies;

      - the possibility that the merger or any prerequisite transactions may not close or that we or COMSYS may be required to modify some aspects of the proposed transactions in order to obtain third party consents or regulatory approvals;

      - the assumption of maintaining revenues on a combined company basis following the close of the merger;

and other risks that are described in the section above entitled "Risk Factors" or in other parts of this document.

      We and COMSYS are not under any obligation and do not intend to update our respective forward-looking statements.


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
                            THE STOCKHOLDERS MEETING

DATE, TIME AND PLACE

      This proxy statement and the accompanying form of proxy are being furnished to holders of record of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at our 2004 annual meeting of stockholders to be held on _______ __, 2004, at the [place], [address], commencing at 9:30 a.m., local time, and at any adjournment or postponement of that meeting.

PURPOSES OF THE MEETING

      At the annual meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

      1. To adopt the Agreement and Plan of Merger, dated as of July 19, 2004, by and among Venturi Partners, Inc., Venturi Technology Partners, LLC, VTP, Inc., COMSYS Information Technology Services, Inc., COMSYS Holding, Inc. and the COMSYS Holding stockholders, and to approve the merger of our wholly owned subsidiary VTP, Inc. into COMSYS Holding, Inc. and the issuance of our common stock to the COMSYS Holding stockholders pursuant to the Agreement and Plan of Merger (see "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2" and "The Merger Agreement");

      2. To authorize a resolution approving the sale of our Staffing Services division to Compass CS Inc. pursuant to the Stock Purchase Agreement, dated as of July 19, 2004, by and among Venturi Partners, Inc., PFI Corp. and Compass CS Inc. (see "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2" and "The Stock Purchase Agreement");

      3. To approve amendments to our certificate of incorporation that would have the following effects:

            a. To modify the special approvals necessary for certain related-party transactions during the first three years after our merger with COMSYS and eliminate these approval requirements thereafter;

            b. To modify the special approvals necessary for certain fundamental corporate transactions or to amend our certificate of incorporation or certain provisions of our bylaws during the first three years after our merger with COMSYS and eliminate these special approval requirements thereafter;

            c. To modify the fixed range of the number of our directors and designate our initial directors after the merger with COMSYS;

            d. To eliminate the requirement that all of our common stockholders receive the same per-share consideration in a merger;

            e.    To specify voting rights in our charter;

            f. To clarify indemnification rights for our officers and directors;


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            g.    To change the name of our company to COMSYS IT Partners, Inc.;
                  and

            h. To adopt an amended and restated certificate of incorporation that includes the foregoing changes in the event they are approved by the stockholders and makes other changes set forth in the form of our proposed amended and restated certificate of incorporation, which is included as Annex D to this document;

      4. To elect six members to our board of directors, each to serve until his or her successor is duly elected and qualified (provided that if the merger is completed, our board will be reconstituted as described in "Directors and Management Following the Merger"); and

      5. To consider and vote on any proposal to adjourn or postpone the annual meeting to a later date, including to solicit additional proxies if there are not sufficient votes in favor of approving our merger with COMSYS, the sale of our Staffing Services division to Compass CS and the proposed changes to our certificate of incorporation.

The stockholders also will consider and act on any other business that properly comes before our annual meeting or any adjournments or postponements of the annual meeting.

Approval of each of proposals 1, 2 and 3(a) through 3(h) is conditioned on the approval of all of those proposals. Therefore, you should consider proposals 1, 2 and 3(a) through 3(h) together. If any of proposals 1, 2 and 3(a) through 3(h) is not approved, none of them will be implemented, even if one or more of them receive sufficient stockholder votes for approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      A special committee of our board of directors, as well as our full board of directors, have unanimously determined that our merger with COMSYS and the related merger agreement are advisable, fair to and in the best interests of our stockholders and have approved the merger agreement. The special committee and the full board of directors have also unanimously determined that the sale of Staffing Services to Compass CS and the related stock purchase agreement are advisable, fair to and in the best interests of our stockholders and have approved the stock purchase agreement. Our full board of directors has further unanimously approved, and recommended to you, the other proposals described in this document.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER, "FOR" THE APPROVAL OF A RESOLUTION AUTHORIZING THE SALE OF STAFFING SERVICES, "FOR" EACH AMENDMENT TO OUR CHARTER AND THE RESTATEMENT OF OUR CHARTER, "FOR" EACH DIRECTOR NOMINATED BY THE BOARD AND "FOR" ANY PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF OUR ANNUAL MEETING.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM REQUIREMENT

      Our board of directors has fixed the close of business on ______ __, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting. At the close of business on the record date, there were [6,089,938] shares of our common stock outstanding and entitled to vote, held by approximately _____ beneficial holders.


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
      Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share on each proposal properly submitted for the vote of the stockholders at the annual meeting. Votes may be cast either in person or by properly executed proxy.

      The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum for the transaction of business at the meeting. If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice other than by announcement at the meeting, until a quorum is present or represented. Shares represented by proxies that are marked "ABSTAIN" and broker "non-votes" will be counted as present for the purpose of determining the presence or absence of a quorum at the meeting. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

REQUIRED VOTE; BROKER VOTING PROCEDURES

      The approval of the merger and the approval of the amendments to our certificate of incorporation require the affirmative vote of holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy. Thus, if you abstain from voting your shares or direct your proxy to abstain from voting your shares, or if you do not complete and return a proxy card and do not attend our annual meeting, the effect will be a vote against these proposals. Additionally, broker non-votes, if any, will effectively be a vote against these proposals.

      The approval of the stock purchase agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy. In addition, the approval of the stock purchase agreement requires the approval or affirmative vote of each person or entity that is the beneficial owner of 5% or more of our common stock as of the record date (see "Security Ownership of Certain Beneficial Owners and Management"). If you abstain from voting your shares or direct your proxy to abstain from voting your shares, or if you do not complete and return a proxy card and do not attend our annual meeting, the effect will be a vote against this proposal. Additionally, broker non-votes, if any, will effectively be a vote against this proposal.

      Directors will be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote at the annual meeting. You may vote either "FOR" each director nominee or you may "WITHHOLD AUTHORITY" for each director nominee separately. Only shares that are voted in favor of a particular nominee will be counted towards that nominee's achievement of a plurality. Thus, shares represented at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for the nominee, and broker non-votes, if any, will not be counted towards the nominee's achievement of a plurality.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS

      At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote approximately [26%] of our common stock outstanding on that date.

VOTING

      You may vote by proxy or in person at the annual meeting.


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
      Voting in Person

      If you plan to attend our annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

      Voting by Proxy

      Shares of our stock represented by properly executed proxies received at or prior to the meeting and not revoked will be voted in the manner specified on such proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" each of the proposals. Properly executed proxies marked "ABSTAIN," although counted for purposes of determining whether there is a quorum at the meeting, will not be voted.

      The enclosed proxy provides that you may vote your shares of common stock "FOR" the director nominees or you may "WITHHOLD AUTHORITY" for the nominees, and that you may vote "FOR," "AGAINST" or "ABSTAIN" from voting with respect to each of the other proposals. The board of directors recommends that you vote "FOR" each of the six director nominees named in this document and "FOR" each of the other proposals.

REVOCATION OF PROXIES

      A stockholder giving a proxy has the power to revoke it at any time before the vote is taken at the annual meeting by:

      -     submitting to our Secretary a written instrument revoking the proxy;

      -     submitting a duly executed proxy bearing a later date; or

      -     voting in person at the annual meeting.

      Any written notice of revocation or subsequent proxy should be sent so that it is delivered to us at Five LakePointe Plaza, 2nd Floor, 2709 Water Ridge Parkway, Charlotte, North Carolina 28217, Attention: Secretary, or hand-delivered to our Secretary at that address, at or before the taking of the vote at the annual meeting.

ADJOURNMENTS; OTHER BUSINESS

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting of the date, time and place at which the adjourned meeting will reconvene. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the proposal to approve the merger or the proposal to approve the sale of Staffing Services under the stock purchase agreement will be voted in favor of any adjournment. We do not currently intend to seek an adjournment of the annual meeting.


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      We do not expect that any matters other than those set forth in the notice accompanying this document will be brought before the annual meeting. If, however, other matters are properly presented at our annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

SOLICITATION OF PROXIES

      Proxies are being solicited on behalf of our board of directors. We will pay the costs and expenses incurred in connection with the printing and mailing of this document and the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone, telegram or other means of communication. Our directors, officers and employees will receive no additional compensation for such services, but we may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Some of these directors and executive officers may have interests in the proposed transactions that differ from yours, as described in "The Merger and the Sale of Our Staffing Division - Proposals 1 and 2-Interests of Our Directors and Executive Officers in the Transactions." Brokers, custodians, nominees and fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for the reasonable, out-of-pocket expenses they incur in doing so. We have also retained Corporate Communications, Inc. of Nashville, Tennessee, to aid in the proxy solicitation at an estimated cost of $5,000, plus expenses.

APPRAISAL RIGHTS

      Neither our certificate of incorporation nor the laws of the State of Delaware provide appraisal rights or any other statutory remedy to dissenting stockholders in connection with any of the proposals described in this document.

ASSISTANCE

      If you need assistance in completing your proxy card or have questions regarding our annual meeting, please contact:

          Venturi Partners, Inc.
          Five LakePointe Plaza
          2709 Water Ridge Parkway, 2nd Floor
          Charlotte, North Carolina 28217
          (704) 442-5100
          Attention: Ken Bramlett, Jr.
          Email: kbramlett@venturipartners.com
          Website: www.venturipartners.com


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                THE MERGER AND THE SALE OF OUR STAFFING SERVICES
                          DIVISION - PROPOSALS 1 AND 2

      The following is a description of the material aspects of the merger with COMSYS and the sale of Staffing Services. Although we believe that this description covers the material terms of these transactions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement included with this document as Annex A and the stock purchase agreement included with this document as Annex B, for a more complete understanding of the merger and the sale of the Staffing Services division. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement and the stock purchase agreement.

GENERAL DESCRIPTION OF THE MERGER

      Pursuant to the merger, we will acquire all of the outstanding capital stock of COMSYS. COMSYS' stockholders will receive our common stock as consideration in the merger. To complete the merger, Merger Sub will merge with and into COMSYS, with COMSYS continuing as the surviving company. Each outstanding share of Merger Sub common stock, par value $0.01 per share, will be converted into one share of common stock, par value $0.01 per share, of the surviving company. In addition, each outstanding share of COMSYS' common and preferred stock will be canceled and converted into the right to receive shares of our common stock. For details about the ratios for the conversion of COMSYS' capital stock into our common stock, which we refer to as the merger exchange ratios, see "The Merger Agreement-Merger Consideration," beginning on page 132.

      As a result of the merger, the surviving company will be a wholly owned subsidiary of our company. Immediately following the merger, our current stockholders will hold approximately 44.6% of the common stock of the combined company, and the former COMSYS stockholders will hold approximately 55.4% of the common stock of the combined company, each on a fully diluted basis, assuming the exercise or conversion of all warrants, options, preferred stock or similar interests.

      These percentages assume that the net cash proceeds from our sale of Staffing Services are approximately $25.5 million, as we expect them to be. If the net cash proceeds are $25 million instead of $25.5 million, the percentages of the combined company's common stock our current stockholders and the former COMSYS stockholders will own on a fully diluted basis will be approximately 44.5% and 55.5%, respectively. For detailed information about adjustments to the merger exchange ratios that could lead to changes in these percentages, see "The Merger Agreement-Merger Consideration," beginning on page 131. Although we expect that net cash proceeds from the sale will be greater than $25 million, the amount of certain deductions from gross proceeds is uncertain, and we cannot guarantee receipt of $25 million. If net cash proceeds are less than $25 million, COMSYS can terminate the merger agreement and, under certain circumstances, require payment of a $4 million termination fee plus reimbursement of up to $2.5 million in expenses.

GENERAL DESCRIPTION OF THE STAFFING SERVICES DIVISION SALE

      Venturi Staffing Partners, Inc. owns and operates our commercial staffing and permanent placement business, which we refer to as our Staffing Services division. Pursuant to the stock purchase agreement, Compass CS or one of its affiliates will purchase 100% of the outstanding capital stock of Venturi Staffing Partners from our wholly owned subsidiary PFI Corp. for a purchase price of approximately $30.3 million in cash, subject to a post-closing price adjustment based on changes in working capital. In addition, Compass CS will assume accrued restructuring charges now on our books in an amount estimated to be approximately $700,000. A portion of the purchase price, $2.5 million or such lower amount on which we and Compass CS agree, will be escrowed to secure our payment of specified


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unemployment and unclaimed property taxes related to pre-closing periods. We also will be required to pay approximately $1.4 million promptly after closing to satisfy obligations to Staffing Services employees under our non-qualified profit sharing plan and will remain responsible for liabilities and costs incurred in connection with terminating the 401(k) plan for Staffing Services. We may make payments to satisfy some of these liabilities before closing. In addition, subject to limitations described in the stock purchase agreement, we will indemnify the buyer against damages resulting from any breaches of the representations, warranties and covenants we made in the stock purchase agreement.

      The merger and the sale of Staffing Services will close simultaneously, and neither transaction be completed unless both are completed.

FINANCING ARRANGEMENTS

      Commitment for Post-Merger Senior Credit Facility

      COMSYS has received a commitment from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., to underwrite and arrange a $183 million secured credit facility that we expect will be available to us immediately upon completion of the merger. We expect that this credit facility will consist of:

   -  a $108 million senior secured revolving loan facility;

   -  a $15 million senior secured term loan; and

   -  a $60 million junior secured term loan.

This structure may change if Merrill Lynch determines that a different structure is necessary for successful syndication of the facility. If a larger junior secured term loan can be syndicated, the excess proceeds will be used to reduce the amount of the preferred stock subscription described below.

      We expect to use approximately $120 million of this credit facility at closing to repay outstanding debt under our current senior revolving credit facility and COMSYS' current senior revolving credit facility, to repay a portion of COMSYS' outstanding subordinated debt and to pay fees and expenses associated with the merger and the financing. In the months after the closing, we expect to use approximately $23 million to pay integration and restructuring costs. We expect to use the remaining amount available under the credit facility for working capital and general corporate purposes.

      The commitment for this credit facility is subject to the satisfaction of specified conditions. These conditions include, among other things, the satisfactory completion of the merger, the negotiation of loan and security documents, the absence of a material adverse change in the business of the borrowers since the end of fiscal 2003 and the absence of any material change in the loan syndication markets that could reasonably be expected to impair Merrill Lynch's ability to syndicate the facility. We cannot assure you that all of these conditions will be satisfied, and we will not complete the merger if we are not able to obtain the facility. Even if we satisfy these conditions at closing, our ability to borrow under the revolving portion of the credit facility from time to time after the merger will be subject to a borrowing base and to our compliance with the covenants in the facility. The total amount available at closing will be further limited by the combined company's total leverage. Total leverage at closing cannot exceed the product of 3.6 multiplied by adjusted pro forma trailing 12-month EBITDA.


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
      Amount Available Under Revolver. The maximum available amount under the revolving portion of the credit facility will be $108 million, and we anticipate that as of the date of the merger the initial availability under this facility will be approximately $45 million. The total amount available at any time under the revolving credit facility will be determined based on our borrowing base. We expect that the borrowing base will be 85% of eligible accounts receivable, minus a restructuring reserve and certain outstanding letters of credit.

      Interest Rates. The annual interest rates applicable to the credit facility will be equal to LIBOR plus a margin to be determined or, at our option, the Merrill Lynch prime rate plus a margin to be determined. The initial LIBOR margin for the revolving portion of the credit facility will be 2.5%. Beginning with the quarter ending March 31, 2005, this margin will vary on a quarterly basis based on the ratio of our debt to EBITDA. In addition, we will be obligated to pay an annual commitment fee on the unused portion of the revolving credit facility equal to 0.5% of the facility. These interest rates and fees may vary within prescribed ranges to the extent Merrill Lynch determines necessary for successful syndication of the facility. We also will pay a quarterly letter of credit fee for all outstanding letters of credit at an annual rate equal to the LIBOR margin for the revolving portion of the credit facility.

      Guarantees. All of the obligations under the credit facility will be unconditionally and irrevocably guaranteed jointly and severally by our existing and future subsidiaries.

      Security. The revolving facility and the senior secured term loan will be secured by all of our real, personal property and other assets and the real, personal property and other assets of our subsidiaries, including COMSYS, and by a pledge of all our subsidiaries' capital stock. The junior secured term loan will be secured by a second priority lien on these assets.

      Financial and Other Covenants. The definitive agreement for the credit facility will include financial covenants that set minimum fixed charge and interest coverage ratios, minimum availability under the revolver, minimum EBITDA and a maximum total leverage ratio. We expect that the credit facility also will include customary affirmative and negative covenants, including substantial restrictions on the conduct of our business.

      Events of Default. The credit facility will include events of default consistent with transactions of this type, including failure to pay principal, interest or fees when due, violations of covenants, inaccuracy of representations and warranties, a cross-default to other material agreements for debt, bankruptcy events, judgments in excess of specified amounts, pension plan defaults, invalidity of guaranties or security interests, and a change in control.

      Term and Repayment. The revolving facility will mature and be due five years after closing. The senior secured term loan will mature two years after closing, and we will be required to repay it in equal quarterly installments of $1.875 million over that period. The junior secured term loan will be due in full six years after closing.

      Subscription Agreements. We have signed a subscription agreement with Wachovia Investors, Inc., the holder of COMSYS' subordinated debt. This subscription agreement provides that upon completion of the merger, Wachovia Investors will convert the amount of the subordinated debt, less the amount paid off in the refinancing described above, into shares of a new series of preferred stock that we will designate in connection with the merger. We refer to this subscription agreement as the subordinated debt subscription agreement. In addition, we have signed an agreement with four of the lenders under our senior revolving credit facility giving us an option to require them to convert up to $7 million of our debt under that facility into shares of the same series of preferred stock. If we prefer, we may instead require that the lenders purchase the shares of preferred stock for cash. The option expires October 31, 2004. If


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we exercise this option, the conversion or purchase will occur upon completion of the merger under the terms of a second subscription agreement attached to the agreement. We refer to the agreement for this option as the put agreement and to the related subscription agreement as the senior debt subscription agreement. The debt conversions (or purchase of shares, as applicable) under the subordinated debt subscription agreement and the senior debt subscription agreement are conditions to completion of the merger.

      We will convert up to $7 million of our senior debt under the senior debt subscription agreement. The amount to be converted, as determined under the terms of that subscription agreement, will depend on:

   - the amount by which our senior debt prior to the proposed transactions is less than a base amount of $55 million;

   - the amount of EBITDA (earnings before interest, taxes, depreciation and amortization) our Technology Services business generated in the second quarter of 2004; and

   - the amount by which borrowings and reserves under our new senior credit facility exceed a reference amount that is based on a pro forma EBITDA measure of the combined company.

The amount of COMSYS' subordinated debt that Wachovia Investors will convert under the subordinated debt subscription agreement will in turn depend on the amount of the conversion under the senior debt subscription agreement, the amount of each company's debt at closing, pro forma adjusted EBITDA for the trailing 12 months, actual transaction and financing costs, the amount of letters of credit outstanding at closing and the amount of the cash escrow required under the stock purchase agreement. The less of our senior debt that is converted, the more of COMSYS' subordinated debt will be converted. We expect to convert a total of approximately $38 million of debt under both agreements.

      The senior lenders that have entered into the put agreement with us either are or are affiliates of significant stockholders. See "-Interests of Our Directors and Executive Officers in the Transactions" and "Certain Relationships and Related Transactions" beginning on page 123 and page 208 below. We have agreed to issue to these lenders warrants to purchase our common stock, for a nominal purchase price, if we exercise the option under the put agreement. The number of warrants we issue will vary in accordance with the number of shares of preferred stock into which we require them to convert debt (or purchase, as applicable). We have agreed to work with the lenders in good faith to establish the terms of these warrants, as well as the number of warrants to be issued per share of preferred stock purchased, by August 9, 2004.

      Under the terms of the subordinated debt subscription agreement, we may be required to issue warrants to purchase our common stock for a nominal purchase price to Wachovia Investors as well. We will be required to issue warrants to Wachovia Investors if the amount of COMSYS' subordinated debt Wachovia Investors is required to convert into our new preferred stock is increased because the amount of the debt conversion (or purchase, as applicable) by our senior lenders is decreased in accordance with the terms of the senior debt subscription agreement. The number of warrants we will issue if this happens will depend on the additional amount of debt that Wachovia Investors is required to convert into preferred stock and the number of warrants we are required to issue under the put agreement.

      For information about the new series of preferred stock into which the debt will be converted, see "Description of Our Capital Stock-Preferred Stock" beginning on page 186.


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BACKGROUND OF THE MERGER AND THE SALE OF THE STAFFING SERVICES DIVISION

      2001 and 2002 - Pre-Financial Restructuring

      During 1999, 2000 and the first two quarters of 2001, we experienced a steady decline in total revenues caused primarily by an industry-wide slowdown in customer demand for information technology services and commercial staffing services, as well as the national economic slowdown. During 2001, we implemented a number of operational restructuring and rationalization measures in an effort to align our spending with our reduced revenue expectations. At the same time, we also began to consider strategic alternatives to reduce our debt level, which we believed was too high in light of our reduced operating results. We had already determined that refinancing options would likely not be available, and the maturity date of our senior credit facility was approaching. On July 5, 2001, we engaged Wachovia Securities, Inc. (formerly First Union Securities, Inc.) as our financial advisor to help us consider possible strategic alternatives. We requested that Wachovia Securities undertake a comprehensive search for strategic and financial buyers for one or both of our businesses. Throughout the summer, fall and winter of 2001, Wachovia Securities solicited indications of interest and proposals for the sale of our whole company, the sale of our Staffing Services division alone and the sale of our Technology Services division alone.

      During the period from July 2001 through February 2002, we received a number of indications of interest for the purchase of all or part of our company, entered into two separate exclusive negotiation periods to explore the sale of our Technology Services division and held informal discussions with other industry participants. By March 2002, however, this marketing process had not generated a viable transaction prospect. Our financial condition continued to deteriorate during this period, and we added financial, or debt, restructuring possibilities to the list of alternatives we would consider while continuing our search for potential business combination transactions.

      Early in 2002, we learned that a group of investors, including MatlinPatterson Global Opportunities Partners L.P. (then known as CSFB Global Opportunities Fund), Inland Partners L.P. and Links Partners L.P., had formed a group and purchased some of our outstanding convertible subordinated notes. The Inland and Links entities are affiliates of The Compass Group International, LLC, a private equity group with existing interests in the commercial staffing industry, collectively referred to as The Compass Group. MatlinPatterson is a private equity group that has historically specialized in investments in distressed company securities. We had met representatives of The Compass Group before they purchased our notes and had engaged in informal discussions with them in 2001 about combining our commercial staffing business with their commercial staffing portfolio company, CBS Personnel, Inc. In March 2002, The Compass Group submitted a preliminary term sheet to our management for discussion purposes. The term sheet provided for a restructuring of our debt and our simultaneous purchase of CBS Personnel.

      On April 12, 2002, MatlinPatterson and The Compass Group publicly announced their intention to discuss with us "deleveraging" strategies that might result in the conversion of portions of our debt into equity. On April 15, 2002, our board of directors met to discuss this public announcement and approved the engagement of UBS Warburg LLC as our financial advisor to assist us with a potential deleveraging or other debt restructuring transaction. At that meeting, our board also discussed the creation of a special committee that would monitor all significant developments regarding any business combination or restructuring transactions and independently consider such transactions. On April 19, 2002, the governance committee of our board formally appointed Jim Napier, Bill Simione, Jr. and Jan Scites, all of whom were directors independent of management, The Compass Group and MatlinPatterson, as the members of this special committee. During 2002, MatlinPatterson and The Compass Group continued to purchase our convertible notes and also became participants in our senior credit facility.


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      During the late summer and fall of 2002, with the advice of UBS Warburg and our legal counsel, we had discussions with the principal holders of our convertible notes and our senior lenders regarding a possible debt restructuring transaction. By this time, MatlinPatterson and The Compass Group together owned over half of our outstanding convertible notes and a significant portion of our senior credit facility. We also determined during this period that, due to a lack of capital, a combination of our Staffing Services division and The Compass Group's commercial staffing business was not feasible in connection with a financial restructuring. However, Wachovia Securities' continued marketing efforts led to the submission on September 18, 2002 by a potential strategic buyer of a preliminary acquisition proposal for our entire company.

      After receiving the preliminary acquisition proposal, which was conditioned on the satisfactory completion of a debt restructuring, our board met on September 19, 2002, discussed the acquisition proposal and instructed the special committee to review the business combination and restructuring elements of the proposal in detail. In late September and October 2002, members of our management met with the strategic buyer to discuss its acquisition proposal, and we prepared to provide the prospective buyer with access to our books and records for due diligence purposes. MatlinPatterson and The Compass Group also participated in these discussions because of the prospective buyer's stated requirement of a simultaneous debt restructuring. During this period, management separately continued discussions with MatlinPatterson and The Compass Group and our senior lenders (some of whom by this time were also holders of our convertible notes) regarding a potential debt restructuring transaction that could be completed independently of the strategic buyer's acquisition proposal.

      On November 11, 2002, Wachovia Securities advised our special committee that the potential strategic buyer had decided not to pursue an acquisition transaction until the first quarter of 2003 at the earliest because of concerns about our financial performance and insistence by MatlinPatterson and The Compass Group that they receive a larger equity stake in the combined and restructured company for our creditors than the buyer was willing to offer.

      Wachovia Securities had, during its engagement, contacted 47 parties, including both potential strategic and financial buyers, to solicit interest in either of our two businesses or in the entire company. In the fall of 2002, Wachovia Securities focused its efforts on pursuing reasonable business combination alternatives for our entire company and contacted or re-contacted 11 business combination prospects. By November 2002, however, management had concluded that a debt restructuring was the only reasonable strategic alternative available to our company.

      2002 and 2003 - The Restructuring

      We signed an agreement-in-principle that provided for a comprehensive debt restructuring on November 12, 2002. Throughout the remainder of 2002 and most of the first quarter of 2003, we engaged in detailed negotiations with our noteholders and senior lenders regarding the terms of the restructuring. On March 14, 2003, we executed definitive agreements regarding the restructuring, and we completed the restructuring in April 2003. In this transaction, we significantly modified the terms of and extended the maturity of our senior debt and also issued new shares of both a new series of our preferred stock and shares of our common stock in exchange for most of our outstanding convertible notes. The preferred stock issued in the restructuring transaction was subsequently converted into common stock. As a result of the restructuring, we eliminated over $220.0 million of our outstanding debt, and the participating noteholders collectively acquired ownership of approximately 82% of our outstanding common stock.

      As required by the restructuring agreement, we reconstituted our board of directors, with MatlinPatterson and The Compass Group each designating one director nominee independent of management to serve on our board. At the first meeting of our new board, in May 2003, the board


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observed that our company continued to be overleveraged based on operating results and the continuing uncertain economic environment. Based on that determination, the board instructed management to focus on refinancing our remaining debt. The board also discussed the strategic direction of the company and concluded that each of our businesses needed to be larger to absorb our infrastructure costs more efficiently and to avoid competitive disadvantages in the future. The board acknowledged that resources for growth would continue to be limited because of our debt and debated whether dividing our company into two separate businesses - the Staffing Services business and the Technology Services business - would provide the best possibility of achieving the desired growth in both segments. The board instructed management to continue exploring merger and acquisition alternatives that might improve our balance sheet or make one or both of our operating divisions sufficiently large to support our overhead costs and to be competitive for desirable business.

      2003 - Strategic Alternatives

      Prior to the first meeting of our reconstituted board, members of our management team met informally in April 2003 with representatives of COMSYS and one other potential merger partner to discuss possible strategic combinations. After the May board meeting, management held informal discussions with COMSYS throughout the spring and summer of 2003. Additionally, members of our management had discussions during the summer of 2003 with at least seven other parties regarding potential transactions, including a technology services acquisition prospect, a commercial staffing acquisition prospect, a potential purchaser of our entire company and a potential purchaser of our Staffing Services division. We also continued to discuss a possible acquisition of The Compass Group's commercial staffing business, CBS Personnel, with Elias Sabo, The Compass Group's designated representative on our board.

      On August 6, 2003, certain of our senior managers met with managers of COMSYS for additional discussions about a potential acquisition by COMSYS of our Technology Services business in a stock transaction. On August 26, 2003, these same managers discussed a possible merger of our company and COMSYS, with a simultaneous sale of our Staffing Services division to a third party. Members of our management team continued to explore other potential transactions throughout this period and from time to time obtained informal advice from various investment banking firms, including SunTrust Robinson Humphrey and Wachovia Securities, both with regard to specific transactions and the staffing services acquisition market in general.

      On September 10, 2003, Mr. Hunt toured one of COMSYS' administrative facilities. On October 1, 2003, Mr. Hunt, Larry Enterline, our chief executive officer, and Mr. Sabo met with COMSYS and a representative of Wachovia Investors, one of COMSYS' largest stockholders. This meeting resulted in an informal proposal from COMSYS to purchase our Technology Services business in a stock-for-stock transaction that would result in COMSYS' stockholders owning 60% of the combined technology services company, and our company owning 40% of the combined company. Under the terms of this proposal, we would have held stock in the combined technology services company as a passive investment in a private company and would have continued to operate our Staffing Services division. Our management believed that we would have needed to increase our Staffing Services business through acquisitions in order to support our overhead costs.

      Because of Mr. Sabo's potential conflicts of interest, we asked Ms. Scites, Mr. Simione and Mr. Victor Mandel, each of whom is an independent director, to meet by telephone on October 9, 2003. During this call, these independent directors discussed COMSYS' proposals, the status of discussions with The Compass Group regarding our potential acquisition of CBS Personnel and two other strategic opportunities that management had been exploring. The independent directors also discussed the need to form a special committee of the board and the need for the committee to engage a financial advisor.


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Pursuant to a written consent dated as of October 14, 2003, the board appointed
Mr. Simione, Ms. Scites and Victor Mandel, an independent director who joined our board after the financial restructuring, to serve on the new special committee of the board to consider and negotiate a proposed acquisition of CBS Personnel. On October 22, 2003, the special committee approved the engagement of SunTrust Robinson Humphrey as financial advisor to our company to help evaluate the potential transaction with The Compass Group. We paid SunTrust Robinson Humphrey $35,000 plus expenses for this engagement.

      Approximately two weeks later, Mr. Hunt had a telephone conference with David Kerr, COMSYS' chief corporate development officer, Ted Gardner from Wachovia Investors, Inc., and Mr. Sabo, regarding COMSYS' proposed 60%/40% acquisition transaction. The parties disagreed about the initial level of debt that the combined technology services company would have. Discussions of this issue continued throughout the week, and the COMSYS representatives agreed to change the proposed equity percentages to 56% for its stockholders and 44% for our stockholders. As a condition to the changed percentages, COMSYS insisted that we reduce the initial debt that we would bring to the combined company by $10.0 million from the level that our management had originally contemplated. Our senior management met on October 29, 2003 to discuss both the COMSYS proposal and the CBS Personnel negotiations. On November 5th, Mr. Hunt and members of his staff commenced a preliminary due diligence investigation of CBS Personnel at its headquarters in Cincinnati, Ohio.

      On November 11, 2003, our special committee met with members of our senior management prior to our regularly scheduled board meeting. The group discussed the following five strategic alternatives: (1) a potential transaction with COMSYS in the form of an acquisition of our Technology Services division only;
(2) a potential transaction with COMSYS in the form of an acquisition of our entire company subject to a simultaneous sale of our Staffing Services division;
(3) the potential acquisition of CBS Personnel from The Compass Group; (4) a potential acquisition of a commercial staffing company other than CBS Personnel; or (5) continuing our business without any acquisitions or other extraordinary transactions. Management reported to the committee members that COMSYS had indicated it would not enter into a transaction that resulted in a combined company with a Staffing Services division and that it was not in a position to offer cash consideration in any proposed structure. COMSYS thus would consider only an acquisition of our Technology Services division in exchange for COMSYS common stock or an acquisition of our entire company in a merger or stock-for-stock exchange, subject to a simultaneous sale of our Staffing Services division to a third party. After discussing the alternatives with management, the special committee instructed management to continue exploring a potential transaction with COMSYS in the form of an acquisition of our entire company subject to a simultaneous sale of our Staffing Services division, the potential transaction with CBS Personnel and the separate potential commercial staffing acquisition.

      On the following day, November 12, 2003, our full board of directors met for the purpose, among others, of receiving a presentation from our financial advisor, SunTrust Robinson Humphrey, on the potential CBS Personnel acquisition. After Mr. Sabo was excused from the meeting, SunTrust Robinson Humphrey discussed a potential acquisition of CBS Personnel and its preliminary analysis of the positive and negative factors associated with such a transaction. Following this presentation, the board concluded that we would be required to raise additional capital to finance a transaction that included a sale of our Technology Services business for COMSYS shares and the simultaneous cash purchase of CBS Personnel. In the discussion that followed, Chris Pechock, MatlinPatterson's representative on our board, reported that MatlinPatterson would not be in a position to contribute additional capital to support this transaction structure. The board concluded that without this additional capital, we would likely not be able to complete a cash acquisition of CBS Personnel or other commercial staffing business. Following the presentation and discussions, in Mr. Sabo's absence, the board discussed the same set of strategic alternatives presented at the special committee meeting the previous day and instructed management to


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continue pursuing a potential transaction involving a merger with COMSYS and the simultaneous disposition of our Staffing Services business.

      Our management continued discussions with COMSYS' management throughout November of 2003, but failed to reach tentative agreement on valuation, initial debt levels and equity ownership for the combined company. As a result, in December 2003, we suspended negotiations with COMSYS.

      2004 - Negotiations and Signing

      On February 4, 2004, Mr. Kerr of COMSYS called Mr. Hunt and requested that the two management teams resume discussions regarding a potential merger transaction. Citing improvements in financing markets, operating results of both companies and general economic trends, Mr. Kerr suggested that COMSYS might have greater flexibility in negotiations than it did when discussions ceased at the end of 2003. Our board of directors met on February 26, 2004 and again discussed various strategic alternatives, including COMSYS' renewed interest in a transaction. After discussion, the board instructed management that the most attractive transaction structure appeared to be a merger in which COMSYS acquired a controlling interest in our company, with a simultaneous sale of our Staffing Services division to a third party. The board requested management's views on valuation and discussed various potential transaction structures, concerns regarding minority stockholder protections and the risks associated with pursuing the transaction. After asking questions of management and debating the potential risks and rewards of continuing discussions with COMSYS, the board directed management to resume discussions with the goal of returning to the board to present proposed terms and conditions for a transaction. During March 2004, management engaged in negotiations with management representatives of COMSYS.

      Our board met again on March 31, 2004 to discuss, among other things, the status of discussions with COMSYS. At that meeting, management advised the board that COMSYS had preliminarily indicated its willingness to enter into a merger transaction with our entire company, on the conditions that we sell our Staffing Services division at or prior to closing and, to avoid a material financing contingency, that we be required to obtain a binding "floor bid" or binding offer of at least $25.0 million for Staffing Services. The $25.0 million floor was established by COMSYS based on cash requirements for its transaction financing. Subject to those and other stated conditions, management reported that COMSYS representatives had indicated their willingness to accept a 55%/45% split of the equity in the combined company, which was an improvement from the proposal under consideration before negotiations were suspended in December. Our management approached Compass CS and several other parties about making a floor bid for Staffing Services, but none other than Compass CS would consider a binding offer on the accelerated timetable we proposed.

      After various directors asked questions of management, the board authorized management to proceed with the merger discussions as well as the commencement of a due diligence investigation of COMSYS. In addition, the board authorized the reactivation of the special committee to supervise and monitor the proposed merger and sale transactions. After discussion, the board recommended the engagement of SunTrust Robinson Humphrey to act as our financial advisor, subject to independent approval and negotiation of the engagement by the special committee. Separately, the audit committee of the board approved the engagement of PricewaterhouseCoopers, our independent auditor, to assist in a financial due diligence investigation and tax planning, as well as other matters related to the proposed transactions.

      On April 13, 2004, the special committee engaged Williams & Connolly LLP of Washington, D.C. to represent the committee in connection with the proposed transactions.


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      Our board met in early April to hear a presentation by representatives of
COMSYS regarding its business and COMSYS' view of the benefits of the proposed merger transaction. Our board met again on April 19, 2004 to discuss COMSYS' presentation. Following discussion, the board instructed management to continue pursuing the proposed transaction with COMSYS, subject to further direction from the special committee.

      On the following day, April 20, 2004, the special committee met twice. During the first meeting, the special committee had an orientation session with representatives of SunTrust Robinson Humphrey and scheduled weekly committee meetings with SunTrust Robinson Humphrey, the committee's legal counsel and management. The special committee reconvened without SunTrust Robinson Humphrey for a second meeting on the afternoon of April 20th, during which it debated the merits of engaging a different financial advisor in light of SunTrust Robinson Humphrey's prior relationship with our company. The special committee elected to engage SunTrust Robinson Humphrey because of its prior knowledge about our company and the proposed transactions and its specialized knowledge of the staffing services acquisition market. The committee also determined that it would be advisable for its legal counsel to associate special Delaware counsel to provide additional advice in connection with the proposed transactions.

      The special committee met again on April 27, 2004 to discuss the potential transactions with COMSYS and Compass CS or another purchaser of our Staffing Services business. Management reported to the special committee that Compass CS had tentatively indicated its willingness to make a floor offer of $30.0 million for our Staffing Services division, subject to several conditions, including a requirement for the payment of its expenses and a fee in specified circumstances and a condition that any auction process used in connection with the sale be conducted in a manner designed to prevent diminution in the value of the business. Management also reported that Compass CS was concerned about the potential damage an auction process could cause to our Staffing Services business and that as a result, it was considering the possibility of an exclusive offer at a higher price. Management reported to the committee that Compass CS was willing to engage its own advisors and begin work on the proposed transaction if the committee approved its proposed terms in principle, and if we agreed to reimburse expenses it incurred in commencing such work. Representatives of SunTrust Robinson Humphrey discussed the status of their due diligence investigation in preparation for a potential auction of the Staffing Services division and the preparation of an offering memorandum for distribution to potential bidders in connection with an auction process, as well as their preliminary assessment of Compass CS's proposal. The committee discussed the risks and benefits of the potential of proceeding with Compass CS on an exclusive basis.

      On April 30, 2004, the special committee met to hear a report from management on the status of negotiations with Compass CS and to discuss management's prior efforts to market the Staffing Services business. Management reported that Compass CS had requested that any agreement provide for payment of a standby fee to Compass CS in the event the sale to Compass CS did not occur, and the committee discussed this request with management and representatives of SunTrust Robinson Humphrey. The committee directed management to continue discussions with Compass CS on the possibility of an exclusive agreement, while the committee waited for completion of SunTrust Robinson Humphrey's auction materials and preliminary valuation estimates.

      The special committee met on May 4, 2004, primarily to discuss the status of due diligence investigations and preliminary valuation estimates in connection with the proposed merger with COMSYS and the proposed sale of our Staffing Services division as well as the formal approval of SunTrust Robinson Humphrey as financial advisor to the special committee and its terms of engagement. The special committee reconvened on May 6, 2004 to discuss the status of efforts to market our Staffing


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Services division and the status of the proposed merger with COMSYS. The committee also discussed the standby fee requested by Compass CS in connection with a non-exclusive purchase contract.

      The special committee met on May 14, 2004 and discussed the status of the proposed transactions and other matters. Management outlined the status of negotiations with Compass CS and reported that Compass CS had revised its proposal to provide for an exclusive offer for our Staffing Services division at a purchase price of $33.0 million. Over the three-day period from May 19th through May 21st, the special committee met several times to discuss the status of the proposed transactions. On May 19th, SunTrust Robinson Humphrey provided a detailed report on its preliminary valuation estimates for the Staffing Services division and provided a range of values that in its opinion would be fair from a financial point of view to our stockholders. The committee then discussed with representatives of SunTrust Robinson Humphrey and legal counsel the likely number of bidders that might participate in an auction of the Staffing Services division, the amount of time that an auction would require and the risks of pursuing an auction. The committee noted its concern that a formal auction could result in a devaluation of the business. The committee also discussed the desirability of reducing the complexities of the various transactions generally and concluded that eliminating the auction would help simplify the complex inter-related transactions required to complete the merger with COMSYS and would enhance the likelihood that the merger transaction could be completed. The committee determined that it would be in the best interests of our company to negotiate an exclusive agreement with Compass CS for the sale of our Staffing Services division rather than undertake a formal auction, but directed Mr. Simione, on behalf of the committee, and management, to engage in further negotiations with Compass CS with the goal of increasing the proposed purchase price. On May 20th, the special committee discussed in executive session the most recent proposal from Compass CS, which included an increased purchase price of $33.5 million, plus Compass CS's assumption of existing operational restructuring accruals attributable to our Staffing Services division. Following a discussion of the revised terms, the history of the negotiations with Compass CS's representatives, the preliminary valuation report from SunTrust Robinson Humphrey, the terms of the proposed transaction and the costs and risks of a formal auction of our Staffing Services division, the committee recommended that the full board accept the proposed terms, subject to definitive documentation and the completion of a due diligence investigation by Compass CS.

      Prior to commencing a full due diligence investigation, Compass CS required that we enter into an agreement to reimburse its expenses incurred in connection with such investigation in the event the parties did not enter into a definitive agreement. The special committee discussed the importance of keeping the Compass CS transaction on a parallel time schedule with the COMSYS transaction and authorized our management to negotiate an expense reimbursement letter with Compass CS to keep the Compass CS due diligence process moving forward.

      The special committee next met on May 28, 2004 to discuss ongoing due diligence efforts and negotiations with each of COMSYS and Compass CS. At this meeting, the special committee also ratified the execution of the expense reimbursement letter with Compass CS, which had been executed on May 25, 2004.

      Our board met on June 3, 2004, and management reported on the status of negotiations with COMSYS, COMSYS' efforts to obtain financing for the proposed transaction, the status of negotiations with Compass CS and Compass CS' efforts to obtain financing for the proposed purchase of the Staffing Services division.

      On June 8, 2004, the special committee reconvened to discuss changes that COMSYS had proposed to the structure of the transaction; ongoing due diligence efforts and negotiations related to the proposed merger with COMSYS; documentation, due diligence and negotiations related to the proposed sale to Compass CS; the status of COMSYS' efforts to secure financing related to the proposed merger;

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and coordination of negotiations regarding the various proposed transactions. The committee's legal advisors described certain proposed structural changes related to the merger, which would result in no single stockholder having a majority interest in our company following the merger. The committee and its advisors then discussed changes in the need for minority stockholder protections in view of the proposed structural change.

      During the remainder of June, management continued negotiations with both COMSYS and Compass CS, and the special committee held four additional meetings. At each of these meetings, management reported on the status of negotiations with each of Compass CS and COMSYS and discussed various issues arising in each of the transactions. At the special committee meeting on June 23, 2004, management reported that Compass CS had decreased its proposed purchase price from $33.5 million to $30.5 million following its due diligence investigation, which Compass CS subsequently reduced to approximately $30.3 million.

      On July 8, 2004, the special committee met again to discuss the status of negotiations with each of Compass CS and COMSYS and to receive a report from SunTrust Robinson Humphrey with regard to the status of its analysis and assessment of the proposed transactions. The special committee held a series of related meetings during the week of July 12th through July 17th. On July 12th, the special committee met to receive a report from SunTrust Robinson Humphrey with regard to its analysis and assessment of both the COMSYS and Compass CS transactions. The committee continued its meeting until July 13th, at which time it resumed its deliberation of the proposed Staffing Services sale. The committee continued its meeting until July 14th to receive an updated presentation from SunTrust Robinson Humphrey and to continue its discussions of both proposed transactions. At this meeting, representatives of SunTrust Robinson Humphrey advised the special committee that the proposed Staffing Services sale and the proposed merger with COMSYS were fair from a financial point of view to our company and our stockholders, respectively. See "Opinion of Our Financial Advisor." After questioning of management, SunTrust Robinson Humphrey and the legal advisors for our company and the committee, the special committee unanimously resolved to recommend that the board approve the proposed transactions pending further discussion at the July 15th board meeting.

      Our board met on July 15, 2004 to consider the proposed transactions with COMSYS and Compass CS. Mr. Sabo was excused from the meeting during the discussion and deliberation of the proposed transaction with Compass CS. Following presentations from management, legal advisors to our company and to the special committee and SunTrust Robinson Humphrey, the board questioned management about various issues. The board directed management to negotiate further with COMSYS to seek improvement on a limited number of issues regarding the merger agreement and with Compass CS to remove the financing contingency from Compass CS's obligation to complete the acquisition of the Staffing Services business, which had previously been required by Compass CS. Compass CS agreed to remove this contingency.

      Management then engaged in two days of negotiations with representatives of COMSYS on the board's concerns related to the proposed merger transaction, and the special committee and the board each reconvened on Saturday, July 17th. After receiving an update from management with regard to the negotiations following the July 15th board meeting and receiving confirmation from SunTrust Robinson Humphrey as to the fairness of the transactions, the special committee unanimously recommended that the full board approve the merger with COMSYS and the sale of Staffing Services to Compass CS. After hearing a report from management and the recommendation of the special committee, the board unanimously resolved to approve both transactions and to recommend their approval by our stockholders. The merger agreement with COMSYS, the stock purchase agreement with Compass CS and related documents were executed by the parties on the evening of July 19th and, prior to the commencement of trading on NASDAQ on July 20th, we issued a press release announcing the execution of both the merger agreement and the stock purchase agreement.


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RECOMMENDATION OF THE BOARD OF DIRECTORS AND ITS REASONS FOR THE TRANSACTIONS

      At its meeting on July 17, 2004, after due consideration and acting upon the recommendation of the special committee, our board of directors unanimously:

   - determined that it was advisable for us to enter into the merger agreement and that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our company and our stockholders;

   - determined that it was advisable for us to enter into the stock purchase agreement and that the stock purchase agreement and the transactions contemplated by the stock purchase agreement are advisable, fair to and in the best interests of our company;

   -  approved the merger agreement;

   -  approved the stock purchase agreement;

   - determined that the amendment and restatement of our certificate of incorporation and bylaws, as contemplated by the merger agreement, are advisable and in the best interests of our stockholders;

   - approved the amendment and restatement of our certificate of incorporation and bylaws; and

   - recommended that our stockholders vote for adoption of the merger agreement, approval of the merger, the issuance of shares in connection with the merger, approval of the stock purchase agreement, adoption of a resolution authorizing the sale of Staffing Services pursuant to the stock purchase agreement and adoption and approval of the amendment and restatement of our certificate of incorporation.

      Since the completion of our financial restructuring in 2003, our board has explored ways to increase the size of each of our businesses, reflecting our company's strategic view that smaller companies in both the technology services business and the commercial staffing services business will face significant competitive disadvantages in the future. For the same reasons, our board has also discussed the possibility of separating our company into two discrete businesses and disproportionately allocating resources to one of our two businesses, but not to the other. Our board believes that the merger with COMSYS will provide substantial strategic benefits to our stockholders because the combined company will have the critical mass to participate in the industry consolidation that we believe will continue to occur as more customers consolidate vendor lists. Our board also believes that the larger combined technology services company will have better access to capital for operations and future growth and will be large enough to invest in services such as vendor management and staffing for international and specialty practices that we believe will continue to grow in response to customer demand. As a result, our board believes the combined company can create more stockholder value than we could create on our own. The COMSYS merger and the Staffing Services sale will create two separate companies, each engaged in a single line of business, which our board believes will lead to more efficient management and lower administrative costs for each company.

      In reaching its decision to approve the merger agreement and the stock purchase agreement and the transactions contemplated thereby, our board consulted with senior members of our management team. In addition, our board consulted with SunTrust Robinson Humphrey as to the fairness to our stockholders, from a financial point of view, of the merger and the fairness to our company, from a financial point of view, of the Staffing Services sale. Our board also consulted with representatives of Robinson, Bradshaw & Hinson, P.A. regarding the terms of the stock purchase agreement and related


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agreements. The special committee was separately advised by Williams & Connolly
LLP and by Prickett Jones & Elliott, P.A., as special Delaware counsel, particularly regarding the terms of the merger agreement and related agreements. The board considered many factors in reaching its decision, including the following:

      - Focus on Single Business. Given vendor consolidation in our industry, constant margin pressure and the lack of meaningful cross-selling opportunities between our two lines of business, our board believed that larger businesses focused in a single industry sector would have an advantage in gaining new business and in maintaining clients. The board considered that many technology services staffing companies in the $50 million to $400 million revenue range have recently lost prime vendor certifications from large customers and that, in the opinion of many industry participants, a technology services staffing company needs revenues of at least $500 million in order to remain competitive for larger accounts. In addition, our board believed it is easier to generate higher operating margins in the Technology Services business than in the Staffing Services business. Taking these two factors together, our board concluded that it was in the best interests of our stockholders to become part of a larger company focusing on technology services. Because of the lack of available capital to expand both our Technology Services and Staffing Services businesses and the insistence by COMSYS that the combined company operate only one line of business, our board concluded that the Staffing Services sale was a requirement to pursuing our goals with regard to our Technology Services business.

      - Opportunities for Growth. Our board also considered that the combined company would have a larger geographic scope, a national presence and an expanded customer base with little overlap resulting from combining our middle-market client base and COMSYS' client base, which includes primarily Fortune 100 companies. In addition, our board considered that the larger combined technology services company would have expanded opportunities for business in the vendor management and governmental areas, which we believe are high-growth markets. Our board also believed that the Staffing Services transaction would separately create a larger commercial staffing services company that could offer our commercial staffing employees greater opportunities.

      - Corporate Infrastructure. We built our corporate infrastructure during the period from 1996 to 1999 to serve a much larger company than we have become. In recent years, as our sales contracted, our company's revenues were unable to support our overhead costs, which are made higher as a result of having two separate and distinct business lines. After considering the difficulty of reducing our overhead, our board determined that the merger and sale transactions, which will eliminate much of our corporate and accounting overhead, were the most feasible and effective way to address this problem.

      - Recommendation of the Special Committee. Our board considered the recommendation of the special committee to approve the merger agreement, the stock purchase agreement and the transactions contemplated thereby.

      - Non-Financial Terms of the Merger Agreement. Our board, with the assistance of counsel, considered the non-financial terms and conditions of the merger agreement, including (i) the provisions for determining the composition of the board of directors of the combined company, which provide that we will initially appoint four of the nine directors on the board; and (ii) the exception to the non-solicitation provisions of the agreement in the event of a superior proposal and the right to terminate the agreement in order to accept a superior proposal.


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      -  Non-Financial Terms of the Stock Purchase Agreement. Our board, with the assistance of counsel, considered the non-financial terms and conditions of the stock purchase agreement, including (i) the willingness by Compass CS to accept limited representations, warranties and indemnities, which were required by COMSYS in connection with the merger and (ii) the exception to the non-solicitation provisions of the agreement in the event of a qualifying offer and the right to terminate the agreement in order to accept a qualifying offer.

      - Fairness Opinion. Our board considered the analysis and presentation of SunTrust Robinson Humphrey and the fairness opinions of SunTrust Robinson Humphrey (see "- Opinion of Our Financial Advisor").

      - Synergies. Our board considered the complementary nature of our Technology Services business and COMSYS' technology services business and the opportunity to achieve anticipated cost-saving synergies from the transaction, estimated to be approximately $6.5 million on an annualized basis after completion of the integration process. Our board expected that these synergies would result from, among other things:

            - field staff reduction related primarily to accounting and corporate positions;

            - reduction in lease expenses from field office closures in selected locations and the closure of our corporate headquarters;

            -  other staff reductions; and

            - reduction in corporate costs resulting from the elimination of our corporate services group.

      Although not exhaustive, this discussion of the information and factors considered by our board comprises the material factors considered. Our board of directors also took into account negative factors related to the merger and the Staffing Services sale, which factors are described under "Risk Factors - Risk Factors Relating to the Merger and Sale Transactions." In view of the wide variety of factors considered in connection with its evaluation of the merger and the Staffing Services sale and the complexity of these matters, our board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors.

      Our board believed that, overall, the potential benefits of the merger and the Staffing Services sale to our company and our stockholders outweighed the risks.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER. OUR BOARD ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE STOCK PURCHASE AGREEMENT AND ADOPTION OF A RESOLUTION AUTHORIZING THE SALE OF STAFFING SERVICES.

OPINIONS OF SUNTRUST ROBINSON HUMPHREY

      Pursuant to an engagement letter dated May 13, 2004, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., has acted since that date as the financial advisor to the special committee of the board of directors of Venturi Partners, Inc. ("Venturi"). In connection with the proposed sale of Venturi's commercial staffing business, which business is conducted through Venturi Staffing Partners, Venturi's special committee requested that SunTrust Robinson Humphrey provide general advisory services and render to the special committee an opinion with respect to the fairness, from a financial point of view, of the consideration to be received from the sale of the Staffing Services


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division. In addition, in connection with the proposed merger with COMSYS,
Venturi's special committee asked SunTrust Robinson Humphrey to perform general advisory services and to render to the special committee an opinion with respect to the fairness, from a financial point of view, of the consideration to Venturi's stockholders in the merger. The special committee selected SunTrust Robinson Humphrey as its financial advisor based on several factors, including the committee's perception of SunTrust Robinson Humphrey's experience working with companies in the staffing services sector, its staffing services industry knowledge, and its standing as a nationally recognized investment banking firm with extensive experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other opinions.

      On July 17, 2004, SunTrust Robinson Humphrey delivered its oral opinion to Venturi's special committee and board of directors to the effect that, as of such date, based upon and subject to certain qualifications set forth therein and summarized below, the consideration to be received from the sale of the Staffing Services division was fair to Venturi from a financial point of view. SunTrust Robinson Humphrey subsequently confirmed this oral opinion by delivery of a written opinion, dated July 19, 2004, to Venturi's special committee and board of directors.

      On July 17, 2004, SunTrust Robinson Humphrey delivered its oral opinion to Venturi's special committee and board of directors to the effect that, as of such date, based upon and subject to certain qualifications set forth therein and summarized below, the consideration to Venturi's stockholders in the merger is fair, from a financial point of view. SunTrust Robinson Humphrey subsequently confirmed this oral opinion by delivery of a written opinion, dated July 19, 2004, to Venturi's special committee and board of directors.

      THE FULL TEXTS OF BOTH OF SUNTRUST ROBINSON HUMPHREY'S WRITTEN OPINIONS ARE ATTACHED AS ANNEXES C-1 AND C-2 TO THIS DOCUMENT AND BOTH OPINIONS ARE INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINIONS SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEXES C-1 AND C-2. YOU ARE URGED TO READ THESE OPINIONS IN THEIR ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SUNTRUST ROBINSON HUMPHREY IN CONNECTION WITH THE OPINIONS.

      As is customary in the rendering of fairness opinions, SunTrust Robinson Humphrey necessarily based its opinions upon market, economic and other conditions as they existed and could be evaluated, and the information made available to SunTrust Robinson Humphrey, as of the date of each opinion. The financial markets in general and the market for Venturi's shares, in particular, are subject to volatility, and SunTrust Robinson Humphrey did not purport to address potential developments in the financial markets or the market for Venturi's shares after the respective dates of the opinions. SunTrust Robinson Humphrey assumed that the sale would be consummated on the terms described in the draft stock purchase agreement with Compass CS dated July 15, 2004. SunTrust Robinson Humphrey also assumed that the final executed stock purchase agreement would not differ in any material respect from the draft agreement it reviewed, and that the sale would be consummated as provided in the draft agreement, with full satisfaction of all covenants and conditions set forth in the draft agreement and without any waivers thereof. Likewise, SunTrust Robinson Humphrey assumed that the merger would be consummated on the terms described in the draft of the merger agreement dated July 17, 2004. SunTrust Robinson Humphrey also assumed that the final executed merger agreement would not differ in any material respect from the draft agreement it reviewed, and that the merger would be consummated as provided in the draft


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agreement, with full satisfaction of all covenants and conditions set forth in the draft agreement and without any waivers thereof.

      SunTrust Robinson Humphrey's opinions are addressed to Venturi's special committee and board of directors and relate only to the fairness of the consideration in each transaction from a financial point of view. The opinions do not address any other aspect of the proposed transactions, and do not constitute a recommendation to any of Venturi's stockholders regarding how such stockholder should vote on the proposals to approve the transactions.

      In arriving at its opinion with respect to the sale of the Staffing Services division, SunTrust Robinson Humphrey, among other things:

      - Reviewed the draft stock purchase agreement dated July 15, 2004, as well as prior drafts, and certain related documents;

      - Analyzed publicly available information concerning both Venturi and the Staffing Services division that SunTrust Robinson Humphrey believed to be relevant to its inquiry;

      - Reviewed and discussed with appropriate management personnel of Venturi the past and current business activities and financial results and the financial outlook of Venturi and the Staffing Services division;

      - Reviewed financial and operating information with respect to the business, operations, and prospects of Venturi and the Staffing Services division that management of Venturi furnished to SunTrust Robinson Humphrey;

      - Compared the financial terms of the proposed sale with the financial terms of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant;

      - Performed a discounted cash flow analysis for the Staffing Services division based on financial projections through fiscal year 2006 that were provided by management of Venturi; and

      - Compared the historical financial results and present financial condition of the Staffing Services division with those of other companies that SunTrust Robinson Humphrey deemed relevant.

      In arriving at its opinion with respect to the merger with COMSYS, SunTrust Robinson Humphrey, among other things:

      - Reviewed the draft merger agreement dated July 17, 2004, as well as prior drafts, and certain related documents;

      - Analyzed publicly available information concerning both Venturi and COMSYS that SunTrust Robinson Humphrey believed to be relevant to its inquiry;

      - Reviewed and discussed with appropriate management personnel of Venturi the past and current business activities and financial results and the financial outlook of Venturi;


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      -     Reviewed and discussed with appropriate management personnel of
            COMSYS the past and current business activities and financial results and the financial outlook of COMSYS;

      - Reviewed financial and operating information with respect to the business, operations, and prospects of Venturi Technology Partners and the Venturi holding company furnished to SunTrust Robinson Humphrey by Venturi's management;

      - Reviewed financial and operating information with respect to the business, operations, and prospects of COMSYS furnished to SunTrust Robinson Humphrey by COMSYS' management;

      - Compared the pro forma historical financial results and present financial condition of the newly merged company on a pro forma basis, assuming the sale of the Staffing Services division (which is referred to as the combined company), with those of other companies that SunTrust Robinson Humphrey deemed relevant;

      - Performed a discounted cash flow analysis of the combined company based on financial projections through fiscal year 2008 that were provided by management of Venturi and the management of COMSYS;

      - Compared the financial terms of the proposed merger with the financial terms of certain other recent transactions that SunTrust Robinson Humphrey deemed relevant;

      - Analyzed the historical financial results and present and projected financial condition of publicly traded comparable companies to determine implied enterprise values of the combined company and the implied total and per share equity value of the combined company;

      -     Performed a contribution analysis of the combined company; and

      - Compared certain key metrics of Venturi with the same metrics of the combined company derived from the pro forma projections of the combined company.

      In addition, SunTrust Robinson Humphrey discussed with management of Venturi the business, operations, assets, present condition and future prospects of Venturi, the Staffing Services division and Venturi Technology Partners and undertook such other studies, analyses and investigations, as SunTrust Robinson Humphrey deemed appropriate. In conducting its analysis and arriving at it opinions, SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of the opinions.

      No limitations were imposed by Venturi, Venturi's special committee or its board of directors on the scope of SunTrust Robinson Humphrey's investigation or the procedures to be followed by SunTrust Robinson Humphrey in rendering its opinions.

      In addressing the fairness, from a financial point of view, of the sale consideration to be received by Venturi from the sale of the Staffing Services division and of the consideration to be received by Venturi's stockholders in the merger with COMSYS (assuming the sale of the Staffing Services division), SunTrust Robinson Humphrey employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinions. These included analyses of selected precedent sale transactions, discounted cash flow, and comparable public companies


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analysis. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description.

      SunTrust Robinson Humphrey believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinions and any conclusions reached therein. In its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Venturi or COMSYS. Any estimates contained in SunTrust Robinson Humphrey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may turn out to be significantly more or less favorable than these estimates. Estimates of values of businesses do not purport to be appraisals or necessarily reflect the prices at which such businesses or their securities actually may be sold. No public company utilized as a comparison is exactly identical to the Staffing Services division, Venturi Technology Partners, Venturi or COMSYS, and no merger and acquisition transaction involved companies exactly identical to the Staffing Services division, Venturi Technology Partners, Venturi or COMSYS. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the values of companies to which the Staffing Services division and the combined company are being compared. In addition, as described above, SunTrust Robinson Humphrey's opinions and presentations to Venturi's special committee and board of directors were among many factors taken into consideration by Venturi's special committee and board of directors in making its determination to approve the sale of the Staffing Services division and the stock purchase agreement and to approve the merger and the merger agreement.

      Use of Projections

      Management of Venturi provided SunTrust Robinson Humphrey with projections for the Staffing Services division, Venturi Technology Partners and Venturi, and management of both Venturi and COMSYS provided SunTrust Robinson Humphrey with projections for the combined company (including revenue synergies and cost savings associated with the merger). With respect to these financial projections, SunTrust Robinson Humphrey assumed that such projections reflected the best then-available estimates and judgments of management as to the future financial performance of the Staffing Services division and the combined company, respectively. SunTrust Robinson Humphrey did not make, nor was it furnished with, an independent valuation or appraisal of the assets or liabilities of the Staffing Services division, Venturi or COMSYS.

      Neither Venturi nor COMSYS as a matter of course makes public projections as to future performance or earnings. The projections that were provided to SunTrust Robinson Humphrey were not prepared with a view to public disclosure, nor with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections are subjective in many respects and thus susceptible to interpretations and assumptions, all made by Venturi and COMSYS respectively, concerning industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Venturi and COMSYS. Accordingly, neither Venturi nor COMSYS can offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under the federal securities laws, neither Venturi nor COMSYS intends to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See "Cautionary Statements Regarding Forward-Looking Statements" beginning on page 89.

      In certain analyses with respect to the sale of the Staffing Services division, SunTrust Robinson Humphrey relied on two different projections prepared by management of Venturi: (i) "fully allocated" projections, and (ii) "public company corporate expense level" projections. Venturi's management based both projections on its analysis and allocation of all corporate expenses, including all of the expenses that are treated as "unallocated corporate expenses" in footnote 18 to Venturi's historical financial statements included in this document. Thus, neither of the projections utilized by SunTrust Robinson Humphrey is directly comparable to the unaudited financial statements of Venturi Staffing Partners included in this document with regard to allocation of corporate expenses; while the unaudited financial statements include an allocation of a significant portion of the historical "unallocated corporate expense," they do not allocate between approximately $1.5 million and $2.0 million of corporate expenses, principally the expenses associated with Venturi's top three executive officers, that are allocated to the Staffing Services division in both projections used by SunTrust Robinson Humphrey. For more information on the basis of presentation of these unaudited financial statements, see footnote 2 to these financial statements beginning on page F-
40. In addition to the corporate expense allocations, the public company corporate expense level projections also reflect approximately $1.8 million in additional expenses that were estimated by Venturi's management as the additional expenses that would be required to operate the Staffing Services division as a separate, stand-alone public company.

      Analyses of SunTrust Robinson Humphrey Regarding Sale of Venturi's Staffing Services Division

      The following is a brief summary of all material analyses performed by SunTrust Robinson Humphrey in connection with its opinion delivered to Venturi's special committee and board of directors on July 15, 2004.

      Analysis of Precedent Merger and Acquisition Transactions. SunTrust Robinson Humphrey compared the consideration paid in the following five acquisition transactions involving generalist staffing services companies occurring since January 1, 2002:

                 TARGET                           BUYER
                 ------                           -----
         Spartan Staffing                   Labor Ready, Inc.

         Talent Tree, Inc.                  American Crystal

         Joule, Inc.                        JAC Acquisition Co.

         SOS Staffing Services, Inc.        Hire Calling Holding Co.

         AHL Services Inc.                  Alchemy Partners Ltd

      For each transaction with disclosed consideration and publicly available financial results on the company acquired, SunTrust Robinson Humphrey calculated and analyzed the multiple of the enterprise value to the latest twelve months EBITDA (Earnings Before Interest, Taxes, Depreciation and

Amortization) and to revenues to calculate a range of implied enterprise values for the Staffing Services division, as follows:

      - Ratios of enterprise value to the latest twelve months EBITDA on a fully allocated basis ranged from 5.0 times to 7.2 times with an average of 6.1 times. Applying these ratios to the Staffing Services division's latest twelve months EBITDA on a fully allocated basis implies an enterprise value for the Staffing Services division in a range of $24.8 million to $35.6 million, with an average of $30.0 million.

      - Ratios of enterprise value to the latest twelve months revenues ranged from 0.14 times to 0.19 times (excluding outliers) with an average of
         0.16 times. Applying these ratios to the Staffing Services division's latest twelve months revenue implies an enterprise value of the Staffing Services division in a range of $35.3 million to $47.8 million, with an average of $40.7 million.

      SunTrust Robinson Humphrey believes acquirers typically use EBITDA multiples as a primary valuation metric and that multiples of revenue are a much less predictable method for determining enterprise value. Therefore, SunTrust Robinson Humphrey applied importance weightings of 90% to latest 12 months' EBITDA and 10% to latest twelve months' revenue. Based on the weighted average valuation multiples, SunTrust Robinson Humphrey calculated an implied enterprise value of the Staffing Services division in a range of $25.8 million to $36.8 million, with an average of $31.1 million.

      Discounted Cash Flow Analysis. SunTrust Robinson Humphrey performed a discounted cash flow analysis using the Staffing Services division's financial projections for the remainder of fiscal 2004 and for fiscal years 2005 and 2006 to estimate the net present value of the Staffing Services division. SunTrust Robinson Humphrey performed these calculations using both the fully allocated projections and the public company corporate expense level projections. In addition, SunTrust Robinson Humphrey utilized two methodologies to estimate the enterprise value of the Staffing Services division: the terminal EBITDA multiple method and the perpetual free cash flow growth method. SunTrust Robinson Humphrey calculated a range of present values for the Staffing Services division's free cash flows (defined as projected earnings before interest plus depreciation and amortization, but after taxes, and net of capital expenditures and any increase in net working capital) for the remainder of fiscal 2004 through fiscal 2006 using discount rates ranging from 17.5% to 27.5%. SunTrust Robinson Humphrey used these discount rates because it believes a privately held buyer, such as Compass CS, of a privately held business, such as Venturi's Staffing Services division, would typically require investment returns in the low twenties or higher. SunTrust Robinson Humphrey utilized the terminal EBITDA multiple method to calculate a range of present values for the terminal value of the Staffing Services division using this range of discount rates and EBITDA multiples ranging from 5.0 times to 7.0 times projected fiscal 2006 EBITDA. SunTrust Robinson Humphrey utilized the perpetual free cash flow growth method to calculate a range of present values for the terminal value of the Staffing Services division using the same range of discount rates and perpetual growth rates ranging from 5.0% to 9.0% of projected 2006 free cash flow. The present values of the free cash flows were then added to the corresponding present values of the terminal values. The results of SunTrust Robinson Humphrey's analyses are shown in the tables below.

         Discounted Cash Flow Analysis Using Fully Allocated Projections
         ---------------------------------------------------------------

                                                  IMPLIED VALUE OF THE STAFFING SERVICES DIVISION
                                                               (dollars in millions)
                                                 TERMINAL VALUE MULTIPLES OF 2006 PROJECTED EBITDA
DISCOUNT RATE:                      5.0X             5.5X              6.0X             6.5X              7.0X
--------------                      ----             ----              ----             ----              ----
17.5%                              $29.3             $32.0            $34.6             $37.2             $39.9
20.0%                              $27.8             $30.3            $32.8             $35.3             $37.8
22.5%                              $26.4             $28.8            $31.2             $33.6             $35.9
25.0%                              $25.1             $27.4            $29.6             $31.9             $34.2
27.5%                              $23.9             $26.1            $28.2             $30.4             $32.5

                                                  IMPLIED VALUE OF THE STAFFING SERVICES DIVISION
                                                               (dollars in millions)
                                                 PERPETUAL GROWTH OF 2006 PROJECTED FREE CASH FLOW
DISCOUNT RATE:                      5.0%             6.0%              7.0%             8.0%              9.0%
--------------                      ----             ----              ----             ----              ----
17.5%                              $19.8             $21.3            $23.0             $25.1             $27.7
20.0%                              $16.2             $17.1            $18.2             $19.5             $21.0
22.5%                              $13.5             $14.2            $14.9             $15.8             $16.7
25.0%                              $11.6             $12.1            $12.6             $13.2             $13.8
27.5%                              $10.1             $10.4            $10.8             $11.3             $11.7

   Discounted Cash Flow Analysis Using Public Company Corporate Expense Level
   --------------------------------------------------------------------------
                                  Projections
                                  -----------

                                                  IMPLIED VALUE OF THE STAFFING SERVICES DIVISION
                                                               (dollars in millions)
                                                 TERMINAL VALUE MULTIPLES OF 2006 PROJECTED EBITDA
DISCOUNT RATE:                      5.0X             5.5X              6.0X             6.5X              7.0X
--------------                      ----             ----              ----             ----              ----
17.5%                              $21.3             $23.3            $25.3             $27.3             $29.3
20.0%                              $20.1             $22.1            $24.0             $25.9             $27.8
22.5%                              $19.1             $20.9            $22.7             $24.6             $26.4
25.0%                              $18.1             $19.8            $21.6             $23.3             $25.0
27.5%                              $17.2             $18.9            $20.5             $22.2             $23.8

                                                  IMPLIED VALUE OF THE STAFFING SERVICES DIVISION
                                                               (dollars in millions)
                                                 PERPETUAL GROWTH OF 2006 PROJECTED FREE CASH FLOW
DISCOUNT RATE:                      5.0%             6.0%              7.0%             8.0%              9.0%
--------------                      ----             ----              ----             ----              ----
17.5%                              $12.0             $12.9            $14.1             $15.4             $17.1
20.0%                              $ 9.6             $10.2            $10.9             $11.8             $12.7
22.5%                              $ 7.9             $ 8.3            $ 8.8             $ 9.4             $10.0
25.0%                              $ 6.6             $ 7.0            $ 7.3             $ 7.7             $ 8.1
27.5%                              $ 5.7             $ 5.9            $ 6.2             $ 6.4             $ 6.7

      In order to focus on a narrower valuation range for enterprise values calculated using the terminal EBITDA multiple method, SunTrust Robinson Humphrey selected an EBITDA multiple of six times, which SunTrust Robinson Humphrey believes is an average current transaction multiple, and a range of discount rates from 20.0% to 25.0% because it believes a privately held buyer, such as Compass CS, of a privately held business, such as Venturi's Staffing Services division, would typically require investment returns in the low twenties. Based on these assumptions, SunTrust Robinson Humphrey calculated an implied enterprise value of the Staffing Services division in a range of $29.6 million to $32.8 million using the fully allocated projections and a range of $21.6 million to $24.0 million using the public company corporate expense level projections.

      In order to focus on a narrower valuation range for enterprise values calculated using the perpetual free cash flow growth method, SunTrust Robinson Humphrey selected a perpetual growth rate of eight times, which SunTrust Robinson Humphrey believes is a reasonable estimate of a typical growth rate for this industry, and a range of discount rates from 20.0% to 25.0% because it believes a privately held buyer, such as Compass CS, of a privately held business, such as Venturi's Staffing Services division, would typically require investment returns in the low twenties. Based on these assumptions, SunTrust Robinson Humphrey calculated an implied enterprise value of the Staffing Services division in a range of $13.2 million to $19.5 million using the fully allocated projections and a range of $7.7 million to $11.8 million using the public company corporate expense level projections.

      Market Comparison of Public Reference Companies. Using publicly available information, SunTrust Robinson Humphrey compared certain financial and operating information and ratios (described below) for the Staffing Services division with corresponding financial and operating information and ratios for a group of other publicly traded generalist staffing services companies. The companies were Kelly Services Inc., Manpower Inc., RemedyTemp Inc., and Westaff Inc. (collectively, "Public Companies"). Using financial information for the twelve-month period ended March 28, 2004 and the projected twelve-month period ending December 31, 2004, SunTrust Robinson Humphrey compared:

      - The ratio of enterprise value (stock market equity value plus debt and preferred stock minus cash and marketable securities) to public company corporate expense level EBITDA for the twelve-month period ended March 28, 2004 and the twelve-month period ending December 2004. The average public multiple values for these two time periods were 14.3 times and
         10.8 times, respectively. Applying these ratios to the Staffing Services division's latest twelve-month public company corporate expense level EBITDA, with a 40% discount, implied an enterprise value of $28.0 million. Applying these ratios to the Staffing Services division's projected public company corporate expense level EBITDA for the twelve months ending December 2004 with a 40% discount, implied an enterprise value of $25.0 million.

      - The ratio of public equity value to public company corporate expense level net income for the twelve-month period ended March 28, 2004 and the twelve-month period ending December 31, 2004. The average public multiple values for these two time periods were 24.6 times and 30.8 times, respectively. Applying these ratios to the Staffing Services division's latest twelve-months public company corporate expense level net income, with a 40% discount, implied an enterprise value of $22.0 million. Applying these ratios to the Staffing Services division's projected public company corporate expense level net income for the twelve months ending December 31, 2004, with a 40% discount, implied an enterprise value of $36.0 million.

      - The ratio of enterprise value to revenues for the twelve-month period ended March 28, 2004, and the twelve-month period ending December 31, 2004. The average public multiple values for these two time periods were 0.22 times and 0.23 times, respectively. Applying these ratios to the latest twelve-month revenues of the Staffing Services division, with a 40% discount, implied an enterprise value of $33.7 million. Applying these ratios to the Staffing Services division's projected revenues for the twelve months ending December 31, 2004, with a 40% discount, implied an enterprise value of $36.5 million.

      Because SunTrust Robinson Humphrey believes multiples for public companies are currently artificially high as compared to historical averages, discount rates of 40% were used to adjust the multiples to more normalized historical levels. In addition, SunTrust Robinson Humphrey believes acquirers typically use EBITDA multiples and net income multiples as primary valuation metrics, and that multiples of revenue are a much less predictable method for determining enterprise value. Therefore, SunTrust Robinson Humphrey applied importance weightings of 45% to EBITDA, 45% to net income, and 10% to revenues. Based on the weighted average valuation multiples for the Market Comparison of Public Reference Companies Analysis, SunTrust Robinson Humphrey calculated implied enterprise values for the Staffing Services division of $25.9 million based on the ratios from the twelve-month period ended March 28, 2004 and $31.1 million based on the projected results for the twelve months ending December 31, 2004.

      Summary of Valuation Analyses. The following table compares the ranges yielded by each methodology to the purchase price of the Staffing Services division:

                                                                       (Dollars in Millions)

PROPOSED PURCHASE PRICE FOR THE STAFFING SERVICES DIVISION                     $30.3

VALUATION METHODOLOGY                                                          Range
---------------------                                                          -----
Analysis of Reference Acquisition Transactions                        $25.8      --       $36.8
Discounted Cash Flow Analysis - Terminal EBITDA Method
     Fully Allocated                                                  $29.6      --       $32.8
     Public Company Corporate Expense Level                           $21.6      --       $24.0
Discounted Cash Flow Analysis - Perpetual Growth Method
     Fully Allocated                                                  $13.2      --       $19.5
     Public Company Corporate Expense Level                            $7.7      --       $11.8
Market Comparison of Public Reference Companies                       $25.9      --       $31.1

      Analyses of SunTrust Robinson Humphrey Regarding the Merger

      The following is a brief summary of all material analyses performed by SunTrust Robinson Humphrey in connection with its oral opinion delivered to Venturi's special committee and board of directors on July 17, 2004, which opinion was subsequently confirmed in writing on July 19, 2004.

      Market Comparison of Public Reference Companies. Using publicly available information, SunTrust Robinson Humphrey compared certain financial and operating information and ratios (described below) for the combined company with corresponding financial and operating information and ratios for a group of publicly traded professional staffing services companies. The companies were CDI Corp., Kforce Inc. and MPS Group, Inc. SunTrust Robinson Humphrey also reviewed six information technology services companies: answerthink inc., Ciber Inc., Computer Horizons Corp., Keane Inc., Pomeroy IT Solutions Inc. and Techteam Global, Inc., but did not use them in its valuation analysis because their method of operation whereby IT programs are developed at a fixed cost yields higher gross margins and higher operating margins typically than a normal staffing company because of the higher risk profile of solutions companies. Using financial information for the most recent twelve-month period ended March 28, 2004, and the projected twelve-month periods ending December 31, 2004 and December 31, 2005, SunTrust Robinson Humphrey compared:

      - The ratio of enterprise value (stock market equity value plus debt and preferred stock minus cash and marketable securities) to public company adjusted EBITDA for the twelve-month period ended March 28, 2004, the twelve-month period ending December 31, 2004 and twelve-month period ending December 31, 2005. The average public multiple values for these three time periods were 16.3 times, 14.9 times, and 9.2 times, respectively. Applying these ratios to the merged company implies per-share values of $27.05, $32.68, and $19.12 for the three time periods.

      - The ratio of public equity value to adjusted net income (net income adjusted for any one-time or nonrecurring expenses associated with the merger) available to common stock for the twelve-month period ended March 28, 2004, the twelve-month period ending December 1, 2004 and the twelve-month period ending December 31, 2005. The average public multiple values for these three time periods were
            40.3 times, 28.4 times, and 18.7 times, respectively. Applying these ratios to the merged company implies per-share values of $18.13, $22.26, and $15.59 for the three time periods.

      - The ratio of enterprise value to revenues for the twelve-month period ended March 28, 2004, the twelve-month period ending December 31, 2004 and twelve-month period ending December 31, 2005. The average public multiple values for these three time periods were
            0.74 times, 0.64 times, and 0.56 times, respectively. Applying these ratios to the merged company implies per-share values of $16.34, $15.58, and $14.19 for the three time periods.

      SunTrust Robinson Humphrey believes that valuors of public companies typically use EBITDA multiples and net income multiples as primary valuation metrics, and that multiples of revenue are a much less predictable method for determining enterprise value. Therefore, SunTrust Robinson Humphrey applied an importance weighting to each valuation parameter as follows: 45% to adjusted EBITDA, 45% to adjusted net income available to common and 10% to revenues. Based on average valuation multiples as weighted, SunTrust Robinson Humphrey calculated an implied per-share value of $21.54 compared to the per-share value of Venturi at the time of the opinion of $12.00.

      Discounted Cash Flow Analysis. SunTrust Robinson Humphrey also performed a discounted cash flow analysis using management's financial projections for the newly merged company for the remainder of fiscal 2004 through fiscal 2008. SunTrust Robinson Humphrey calculated the range of net present equity values using the perpetual free cash flow growth method. Using this method, SunTrust Robinson Humphrey calculated a range of present values for the newly merged company's free cash flows (defined as projected earnings before interest, depreciation and amortization, but after tax and less capital expenditures and any increase in net working capital) for the remainder of fiscal 2004 through fiscal 2008 using discount rates ranging from 12.0% to 16.0%. These discount rates were determined to be the appropriate range by weighted average cost of capital calculations for the combined company as a public company and because they would be appropriate as public company discount rates. SunTrust Robinson Humphrey calculated a range of present values for the terminal value of the newly merged company using this range of discount rates and perpetual growth ranges from 5.0% to 11.0% of projected 2008 free cash flow. The present values of the free cash flows were then added to the corresponding present values of the terminal values. The results of SunTrust Robinson Humphrey's analyses are shown in the table below.

                                                   IMPLIED VALUE OF NEWLY MERGED COMPANY
                                                            (per share values)
                                                  PERPETUAL GROWTH OF 2008 FREE CASH FLOW
DISCOUNT RATE:           5.0%          6.0%          7.0%          8.0%          9.0%         10.0%         11.0%
                         ----          ----          ----          ----          ----         -----         -----
12.0%                   $18.92        $22.46         $27.41       $34.84       $47.22         $71.99        $146.28
13.0%                   $15.36        $17.91         $21.31       $26.06       $33.20         $45.10        $ 68.89
14.0%                   $12.58        $14.49         $16.94       $20.21       $24.78         $31.64        $ 43.07
15.0%                   $10.36        $11.83         $13.66       $16.01       $19.16         $23.55        $ 30.15
16.0%                   $ 8.54        $ 9.69         $11.10       $12.87       $15.13         $18.15        $ 22.38

      Analysis of Reference Acquisition Transactions. Although the combination of Venturi and COMSYS is a merger, SunTrust Robinson Humphrey examined the merger transaction as if Venturi had been acquired and received 44.5% of the acquiring company and COMSYS had been acquired and received 55.5% of the acquiring company. SunTrust Robinson Humphrey used $16, $18, and $20 as values that the new company may trade at after the merger. SunTrust Robinson Humphrey then determined the implied acquisition multiples of both Venturi (assuming the sale of our Staffing Services division) and COMSYS. Also, SunTrust Robinson Humphrey identified precedent transactions in the IT Staffing and Commercial Staffing areas occurring since January 1, 2001. SunTrust Robinson Humphrey compared those implied acquisition multiples of Venturi (post sale of the Staffing Services division) and COMSYS with precedent transactions.

                        IT Staffing Precedent Transactions

                 TARGET                                BUYER
                 ------                                -----
         Alternative Resources, Inc.             Pomery IT Solutions, Inc.
         Automated Information Management, Inc.  Computer Horizons
         Hall Kinion & Associates, Inc.          Kforce, Inc.
         SCB Computer Technology                 Ciber, Inc.
         RGII Technologies, Inc.                 Computer Horizons
         The Judge Group, Inc.                   Investor Group
         Technisource, Inc.                      Intellimark Holdings, Inc.
         Renaissance Worldwide, Inc.             Aquent, Inc.

                     Commercial Staffing Precedent Transactions

                 TARGET                                BUYER
                 ------                                -----
         Spartan Staffing                        Labor Ready, Inc.
         Talent Tree, Inc.                       American Crystal
         Joule, Inc.                             JAC Acquisition Co.
         SOS Staffing Services, Inc.             Hire Calling Holding Co.
         AHL Services, Inc.                      Alchemy Partners Ltd.

          A summary of the analysis is detailed in the following table:

                                                                     Enterprise Value
                                   Share                LTM                LTM                 LTM
Company                            Price              Revenue             EBITDA               EBIT
-------                            -----              -------             ------               ----
Venturi Partners, Inc                $20               0.44x              17.5x                28.3x
                                     $18               0.41x              16.3x                26.4x
                                     $16               0.38x              15.1x                24.5x

COMSYS                               $20               0.81x              14.8x                 NA
                                     $18               0.76x              13.8x                 NA
                                     $16               0.70x              12.7x                 NA

Comparable Transactions
   IT Staffing Average                                 0.45x               8.6x                14.4x

   Commercial Staffing Average                         0.16x               6.1x                16.4x

      Contribution Analysis. SunTrust Robinson Humphrey performed a contribution analysis by examining the shares of revenues, gross profit and EBITDA contributed respectively by Venturi (both pre and post sale of the Staffing Services division) and COMSYS to the newly formed company. Venturi's stockholders will own approximately 44.6% of the combined company. A summary of the analysis is detailed as follows.

                              CONTRIBUTION ANALYSIS


               VENP Corporate + VTP                             COMSYS
                 Contribution [1]        % Contributed      Contribution [1]     % Contributed           Total
               ---------------------     -------------      ----------------     -------------         ---------
Revenue
  LTM [2]            $251,236                 42.5%             $340,049              57.5%            $591,285
  2004E               287,877                 43.5%              373,641              56.5%             661,518

Gross Profit
  LTM [2]            $ 58,279                 41.0%              $83,843              59.0%            $142,122
  2004E                66,213                 41.7%               92,640              58.3%             158,853

EBITDA
  LTM [2]              $7,712  [3]            29.1%              $18,757              70.9%             $26,469
  2004E                10,666  [3]            30.1%               24,747              69.9%              35,413

                                                                 COMSYS
                 VENP Comparison         % Contributed      Contribution [1]     % Contributed           Total
               --------------------      -------------      ----------------     -------------         ---------
EBITDA
  LTM [2]             $12,680                 40.3%              $18,757              59.7%             $31,437
  2004E                16,248                 39.6%               24,747              60.4%              40,995

------------------------
[1]   Figures provided by VENP and COMSYS managements.

[2]   LTM for the period ended March 31, 2004.

[3]   Figures are approximated by management of VENP.

      Comparison of Key Metrics of Current Venturi Partners, Inc. Versus Newly Merged Company. SunTrust Robinson Humphrey compared certain key metrics of Venturi currently versus the newly merged company. A summary of the analysis is detailed as follows:

    COMPARISON OF KEY METRICS OF CURRENT VENTURI VERSUS NEWLY MERGED COMPANY

                                                                                         Venturi Shareholders'
                                                                                          Portion of Pro Forma
Key Operating Metrics                                               Current Venturi       Newly Merged Company
--------------------------------------------------------            ---------------      ----------------------
2003 - 2004E Revenue Growth Rate                                         11.6%                   14.6%
LTM Gross Margin                                                         21.4%                   24.0%
LTM Operating Margin                                                      1.6%                    5.3%
LTM Adjusted EBITDA                                                    $12,680.0               $16,887.8
LTM Adjusted EBITDA Per Share                                            $1.68                   $2.24
2004E Adjusted EBITDA                                                  $16,248.0               $21,297.9
2004E Adjusted EBITDA Per Share                                          $2.15                   $2.82
LTM Adjusted EBIT                                                       $7,831.0               $13,869.3
LTM Adjusted EBIT Per Share                                              $1.04                   $2.42
2004E Adjusted EBIT                                                    $11,566.0               $18,241.7
2004E Adjusted EBIT Per Share                                            $1.53                   $2.42
LTM Adjusted Net Income Available to Common                           ($12,111.0)               $3,393.3
LTM Adjusted Net Income Available to Common Per Share                   ($1.60)                  $0.45
2004E Adjusted Net Income Available to Common                           $5,613.0                $5,920.6
2004E Adjusted Net Income Available to Common Per Share                  $0.74                   $0.78
Dividends to Common                                                      $0.00                   $0.00

Key Balance Sheet Metrics [1]
--------------------------------------------------------
Net Debt Outstanding Excluding Preferred                               $53,577.0               $54,076.9
Net Debt Outstanding Excluding Preferred Per Share                       $7.10                   $7.16
Net Debt and Preferred Outstanding                                     $53,577.0               $70,932.6
Net Debt and Preferred Outstanding Per Share                             $7.10                   $9.40
Common Equity Book Value                                               $65,454.0               $27,599.8
Common Equity Book Value Per Share                                       $8.67                   $3.66
Tangible Book Value Per Share                                           ($5.04)                 ($6.83)

Other Key Metrics [1]
--------------------------------------------------------
Net Debt and Preferred to Common Equity                                  81.9%                   257.0%
Net Debt and Preferred to Market Capitalization                          73.3%                   43.6% [4]
Net Debt and Preferred to Total Capitalization                           45.0%                   72.0%
Net Debt to LTM Adjusted EBITDA Excluding Preferred                       4.2x                    3.2x
Net Debt and Preferred to LTM Adjusted EBITDA                             4.2x                    4.2x
Current VENP Shareholders' Ownership                                     100.0%                  44.5%
Ownership Control                                                         Yes                      No
Public Float                                                             17.7%                    7.9%

      Additional Information Regarding SunTrust Robinson Humphrey

      In the ordinary course of SunTrust Robinson Humphrey's business, SunTrust Robinson Humphrey may trade Venturi's common stock for its own account and for the accounts of its customers and accordingly may at any time hold a long or short position in such securities.

      Pursuant to the engagement letter, Venturi agreed to pay SunTrust Robinson Humphrey a non-refundable retainer of $100,000 upon signing the engagement letter, of which $50,000 of which would be creditable against additional fees paid upon delivery of a fairness opinion and an additional non-refundable retainer of $50,000 also creditable against additional fees paid upon delivering of a fairness opinion. For the proposed merger transaction, SunTrust Robinson Humphrey would receive an additional $300,000, of which $200,000 was due at the delivery of a preliminary opinion at the time of the execution of the definitive agreement and the remaining $100,000 will be due at the delivery of the final opinion at the closing of the merger with COMSYS. SunTrust Robinson Humphrey also received $200,000 for delivering an opinion regarding the sale of the Staffing Services division and $100,000 for work in preparing for a potential auction of the Staffing Services division. Venturi's board of directors and special committee were aware of this fee structure and took it into account in considering SunTrust Robinson Humphrey's fairness opinions and in approving the merger and the sale. Regardless of whether the merger is completed, Venturi has agreed to reimburse SunTrust Robinson Humphrey for all reasonable out-of-pocket expenses, and has agreed to indemnify SunTrust Robinson Humphrey against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SunTrust Robinson Humphrey, which are customary in transactions of this nature, were negotiated at arm's length between the special committee and SunTrust Robinson Humphrey.

      The Robinson-Humphrey Company, Inc. was one of the managing underwriters of the June 1996 follow-on common stock offering and the May 1998 follow-on common stock offering and was one of the initial purchasers of the company's
5 3/4% convertible subordinated notes due 2004 in June and July 1997. In addition, on October 22, 2003, Venturi's special committee approved the engagement of SunTrust Robison Humphrey as financial advisor to Venturi to help evaluate a potential transaction with The Compass Group. SunTrust Robinson Humphrey was paid $35,000 plus expenses for this engagement.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS

      In considering the recommendation of our board of directors to vote for the proposals to approve the merger and the sale of Staffing Services, you should be aware that some members of our board and some of our executive officers have agreements or arrangements that may result in their having interests in the merger or the sale of the Staffing Services division, or both, that differ from, or are in addition to, those of our other stockholders. Each member of our board of directors was aware of these agreements and arrangements during the board's deliberations of the merits of the merger and the sale of Staffing Services and in determining to recommend these transactions to you.

      Sale of Staffing Services

      A member of our board of directors, Elias Sabo, is also a director of Compass CS, the proposed buyer of our Staffing Services division. He is a principal of The Compass Group International, LLC, the ultimate parent entity of Compass CS and of our significant existing stockholders Inland/Links.

      Subscription Agreements

      MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners (Bermuda), L.P. and Inland/Links have entered into the put agreement with us. Under this put agreement, we have the right, until October 31, 2004, to require each of these parties to convert a portion of our senior debt held by the party into shares of a new series of our preferred stock in accordance with the terms of the senior debt subscription agreement. If we exercise this right, we also will give each party warrants to purchase our common stock for a nominal exercise price. Mr. Sabo is a principal of the ultimate parent of Inland/Links, and another director, Christopher L. Pechock, is a partner at MatlinPatterson Global Opportunities Partners. For more information about the put agreement and the senior debt subscription agreement, see "-Financing Arrangements-Subscription Agreements," on page 97 above.

      Governance Structure

      The merger agreement, our proposed new charter and the voting agreement we will enter into in connection with the merger provide for the determination of the composition of our board of directors and for the appointment of persons to fill selected executive officer positions after the merger. Under these documents, four of our current directors will remain on our board after the merger, and one of our executive officers, Michael Barker, will be an executive officer of the combined company. See "Directors and Management Following the Merger."

      Severance Arrangements

      We plan to enter into separation agreements with four of our executive officers, Larry Enterline, James Hunt, Ken Bramlett and Mr. Stafford, under which they will receive specified payments and benefits upon termination after the merger in exchange for transitional services and agreements not to compete or to solicit company executives or clients for specified periods of time. For detailed information about these agreements, see "Executive Compensation-Employment Agreements-Separation Agreements of Mr. Enterline, Mr. Hunt and Mr. Bramlett" and "-Separation Agreement with Mr. Stafford," beginning on page 216 and page 218 below.

      Treatment of Stock Options and Non-Qualified Plan

      All stock options granted under our 2003 Equity Incentive Plan will become fully vested upon completion of the merger. Under the separation agreements described above, all stock options held by each of Mr. Enterline, Mr. Hunt and Mr. Bramlett will remain exercisable for a period of four years after the termination of the officer's employment or, in Mr. Enterline's case, for four years after he ceases to be a director of the combined company. The exercise period for all options granted to other executive officers, employees and directors under our 2003 Equity Incentive Plan will remain at 90 days from the date of termination.

      In connection with the merger, all unvested amounts under our non-qualified profit sharing plan will vest immediately, and two of our officers, Mr. Hunt and Mr. Bramlett, will be entitled to payment in full of their accounts in the plan within 90 days after the merger.

      Indemnification and Insurance

      For a period of six years following the merger, we will maintain directors' and officers' liability insurance for the benefit of our present and former officers and directors with respect to claims arising from actions or omissions occurring before the merger. This insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided to these individuals, subject to the limitation that we will not be required to spend an amount in any year that is more than 300% of the aggregate annual premiums we currently pay for this insurance.

      Amendment and Restatement of Registration Rights Agreement

      In connection with the merger, we also will amend and restate our registration rights agreement with certain of our existing stockholders, including stockholders (MatlinPatterson and Inland/Links) with which two of our directors are affiliated, to conform that document to the new registration rights agreement we will enter into with the COMSYS stockholders.

RESTRICTIONS ON RESALE OF OUR COMMON STOCK RECEIVED IN CONNECTION WITH THE
MERGER

      The shares of our common stock issued to the stockholders of COMSYS in connection with the merger will not be registered until after the merger is completed. Accordingly, those shares will be subject to restrictions on transfer under the Securities Act. Any former stockholder of COMSYS may not sell the shares of our common stock it receives in connection with the merger except pursuant to:

         - an effective registration statement under the Securities Act covering the resale of those shares;

         -  an exemption under Securities Act Rule 144; or

         -  another exemption under the Securities Act.

In general, absent registration, former stockholders of COMSYS would be required to hold our common stock received in the merger for one year before they could begin reselling these shares in compliance with the requirements of Securities Act Rule 144. In addition, any former stockholder of COMSYS that becomes an "affiliate" of ours within the meaning of Rule 144 will be subject to volume limitations and other requirements in Rule 144 with respect to any unregistered resales of our common stock. Among the COMSYS stockholders, we expect that Wachovia Investors and the individuals who will be members of our new management group will be "affiliates" of ours under Rule 144 immediately after the merger. See "Directors and Management Following the Merger." For more information about individuals and entities that will be our affiliates after the merger, including our existing stockholders, see "Security Ownership of Certain Beneficial Owners and Management."

REGISTRATION RIGHTS AGREEMENTS

      As a condition to entering into the merger agreement, we have agreed to enter into a registration rights agreement with the holders of COMSYS' capital stock who will receive our common stock in the merger. The registration rights agreement, the form of which is an exhibit to the merger agreement, obligates us to use our commercially reasonable efforts to file a "shelf" registration statement within 60 days after the merger. Upon being declared effective by the SEC, this shelf registration statement would generally permit delayed or continuous offerings of all of our common stock issued to COMSYS' stockholders in the merger. Our obligation to keep this registration effective would terminate after two years or, if earlier, when all of the common stock covered by the registration statement had been sold.

      Under the registration rights agreement, the COMSYS stockholders will be entitled to an unlimited number of additional shelf registrations, except that we will not be obligated to effect any shelf registration within 120 days after the effective date of a previous registration statement (other than registrations on Form S-4 for exchange offers and Form S-8 for employee benefit plans, or forms for similar purposes).

      In addition, under the registration rights agreement, Wachovia Investors, Inc. and any of its permitted transferees will be entitled to demand a total of three registrations, and another group of institutional stockholders of COMSYS (and their permitted transferees) will be entitled to demand one registration. In order for a demand to count against the number of demands afforded a particular party, the registration statement must have remained effective for at least 180 days or such lesser time as is necessary to complete the distribution of all common stock covered by the registration statement. At any time prior to the effective date of a demand registration statement, the holders of a majority in number of the shares of common stock to be included in the registration may withdraw their demand for registration, in which case the requested demand does not count as a demand.

      If we receive a request for a demand registration and our board of directors determines that it would be in the best interest of our company to have an underwritten primary registration of our securities, we may satisfy the demand registration by having a primary registration of our common stock for our own account, so long as we offer the stockholders party to the registration rights agreement "piggyback" rights to join in our registration.

      In the case of a demand registration that is an underwritten offering and includes securities we are selling for our own account, if the managing underwriter of the offering advises us in its good faith judgment that the number of shares of our common stock requested to be included in the registration exceeds the number that can be sold without materially and adversely affecting the marketing of the offering, then shares will be included in the offering based on the following priority:

   - first, on a pro rata basis, all shares of common stock requested to be included in the registration by the stockholders who have registration rights under the registration rights agreement and the existing registration rights agreement we entered into with holders of the securities we issued in our 2003 restructuring; and

   -  second, shares our company has requested to include.

      If we or another party having registration rights under another agreement proposes to register any of our equity securities (other than exchange offers on Form S-4, offers under employee benefit plans on Form S-8, or similar forms), then we will give all holders of registration rights under the registration rights agreement notice and an opportunity to participate in the registration via piggyback rights. If the proposed offering is underwritten and the managing underwriters advise the initiating parties in good faith that the number of securities requested to be included exceed the number that can be sold without materially and adversely affecting the marketability of the offering, shares will be included in the offering based on the following priority: first, any securities that the party or parties initiating the registration desire to sell; and second, any other securities permitted and requested to be included in the registration, pro rata among such other parties (or in such other proportion as the parties may agree).

      Notwithstanding our obligations to register shares of our common stock under the registration rights agreement, we are permitted, for a period of up to 60 days, to delay the filing of, or suspend the use of, any registration statement we are otherwise required to file. To exercise this delay right, our board must determine that filing or maintaining the effectiveness of the registration statement would have a material adverse effect on our company or stockholders with respect to any material acquisition, disposition, financing or other corporate transaction, and that disclosure of the transaction would not be in the best interest of our company or stockholders or that the registration obligation would require disclosure of material information that our company has a valid business purpose for maintaining as confidential at the time. We may exercise this delay right more than once in any calendar year so long as the stockholders are permitted at least 240 days of effective registration rights per year and no delay period begins within 30 days after the end of any previous delay period. For calendar year 2004, the number of required effective registration days will be pro rated.

      We will pay all expenses incurred in connection with registrations pursued under the terms of the registration rights agreement, whether or not these registrations are completed. These expenses include SEC, exchange and blue sky filing, compliance and listing fees, messenger, delivery, and printing expenses, all of our out-of-pocket expenses, fees and expenses of our attorneys, accountants, and other outside advisors, as well as fees of any underwriters' counsel with respect to blue sky compliance and the reasonable fees and expenses of one counsel for all selling stockholders. The selling stockholders will pay all underwriting discounts and commissions with respect to the shares they are selling for their own accounts.

      Under the registration rights agreement, we also will agree to indemnify the stockholders and their affiliated and controlling parties for violations of federal and state securities laws and regulations, including material misstatements and omissions in the offering documents with respect to any registration, except with respect to any information furnished in writing to us by a stockholder expressly for use in the registration statement or any holder's failure to deliver a prospectus timely supplied by us that corrected a previous material misstatement or omission. In the event indemnification is unavailable to a party, or insufficient to hold the party harmless, we have further agreed to contribute to the losses incurred by the party.

      Under the merger agreement, we have also agreed to make conforming amendments to our existing registration rights agreement with the holders of our common stock and warrants received in connection with our restructuring in April 2003. Under this agreement, we are obligated to register approximately 5,785,000 shares of our common stock. The conforming amendments will be contained in an amended and restated registration rights agreement that we intend to enter into with those holders at the same time we enter into the registration rights agreement with the COMSYS stockholders described above. The holders of registration rights under this amended and restated registration rights agreement also will be entitled to participate in the shelf registration we are obligated to file within 60 days after the merger.

LISTING OF OUR COMMON STOCK

      Our common stock is currently listed on the NASDAQ National Market under the symbol "VENP." In connection with the merger, we will have to re-apply for listing on NASDAQ because the issuance of shares of our common stock to COMSYS' stockholders in connection with the merger will constitute a change of control under NASDAQ's rules.

DIVIDENDS

      Pursuant to the merger agreement, we are prohibited from declaring any dividends prior to the merger. We have never paid a cash dividend and anticipate that we will not pay cash dividends on our common stock after the merger.

ANTICIPATED ACCOUNTING TREATMENT

      The merger will be accounted for using purchase accounting. Generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquiror for accounting purposes. COMSYS has been designated as the acquiror because immediately after the merger, its stockholders will hold more than 50% of our common stock on a fully diluted basis, a majority of our initial board of directors will be COMSYS designees and most members of our management will be former COMSYS officers. The purchase price (based on the average closing price of our common stock during the five-day period that began two days before and ended two days after July 19,
2004) will be allocated to our identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the merger, and any excess of the purchase price over those fair market values will be accounted for as goodwill. The results of final valuations of property, plant and equipment and intangible and other assets, and the finalization of any potential plans of restructuring, have not yet been completed. We may revise the allocation of the purchase price when additional information becomes available.

REGULATORY MATTERS

      We are not aware of any material governmental consents or approvals that are required prior to the completion of the merger or the sale of Staffing Services other than under the HSR Act with respect to the merger, as described below. We have agreed with COMSYS that if any additional governmental consents and approvals are required, each company will use commercially reasonable efforts to obtain these consents and approvals.

      Under the HSR Act and the rules associated with it, the merger cannot be completed until the companies have notified the FTC and the Department of Justice of the transaction and provided them with certain information and materials, and the applicable waiting periods have been terminated or expired. We, COMSYS and Wachovia Investors intend to file notification and report forms under the HSR Act with the FTC and the Department of Justice on August 5, 2004. Assuming these filings are made on August 5, 2004, the initial waiting period under the HSR Act is scheduled to expire at 11:59 p.m., Eastern Time, on September 6, 2004, unless the FTC or the Department of Justice requests additional information or documentary material before that time or the waiting period is terminated earlier.

      At any time before or after completion of the merger, the Department of Justice, the FTC or any U.S. state may take action under the antitrust laws if it considers action to be necessary or desirable in the public interest. This action could include seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of our company or COMSYS. Private parties also may seek to take legal action under the antitrust laws. A challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that we will not prevail.

      It is possible that the Department of Justice, the FTC or any state may seek regulatory concessions as a condition for granting clearance of the merger or not seeking to prevent it on antitrust grounds. Under the merger agreement, we and COMSYS have each agreed to use reasonable efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required approvals.

      Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to our company after the merger.

APPRAISAL RIGHTS

      Under Delaware law, our stockholders will not have any appraisal rights in connection with the merger or the sale of Staffing Services. COMSYS' stockholders have waived their appraisal rights in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE SALE OF STAFFING SERVICES

      The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger and the sale of Staffing Services to holders of our common stock. This discussion is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax law.

      THIS SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER OR THE SALE OF STAFFING SERVICES. IT DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER AND THE SALE OF STAFFING SERVICES. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THESE TRANSACTIONS TO YOU.

      The following discussion is not binding on the Internal Revenue Service. Neither we nor any other party has requested a ruling from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the discussion below.

      Completion of the merger is conditioned upon, among other things, the receipt by us and by COMSYS of a written opinion, dated the closing date, of our respective independent auditor or outside counsel to the effect that for U.S. federal income tax purposes the merger of Merger Sub with and into COMSYS will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each of these opinions will be based upon facts, representations and assumptions described in the opinion, including customary certificates and representations of the respective company's officers. Each opinion will represent the best judgment of the firm giving the opinion and will not be binding on the Internal Revenue Service or any court.

      Assuming the merger of Merger Sub with and into COMSYS constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code:

      - neither we nor Merger Sub or COMSYS will recognize gain or loss as a result of the merger; and

      -  our stockholders will recognize no gain or loss.

      We and Compass CS have agreed to file an election under Section 338(h)(10) of the Internal Revenue Code in connection with the sale of Staffing Services. As a result of this election, we will recognize a significant loss on the sale.

      As a result of limitations imposed by Section 382 of the Internal Revenue Code, in the event of an ownership change, our ability to use our net operating losses, which we refer to as "NOLs," for tax purposes in future years may be limited and, to the extent the NOLs cannot be fully utilized under these limitations within the carry-forward periods, the NOLs would expire unutilized. Accordingly, after any ownership change, our ability to use our NOLs to reduce or offset taxable income would be substantially limited or not available under
Section 382. In general, a company reaches the "ownership change" threshold if the "5% shareholders" increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points. The ownership interest is measured in terms of total market value of our capital stock. We believe that the acquisition of shares of our capital stock in connection with the merger will create an "ownership change" under Section 382. Accordingly, our prospective use of our accumulated and unused NOLs, including any loss incurred on the sale of Staffing Services, will be limited.

      Because Venturi Staffing Partners, Inc. is a subsidiary of ours, no gain or loss will be recognized by the stockholders of Venturi Partners, Inc.

VOTE REQUIRED FOR APPROVAL OF PROPOSALS 1 AND 2

      The approval of the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy, voting as a single class.

      The adoption of a resolution authorizing the sale of Staffing Services under the stock purchase agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy, voting as a single class. In addition, under our existing charter, the approval of the sale to Compass CS requires the affirmative vote of each person or entity that is the beneficial owner of 5% or more of our common stock as of the record date (see "Security Ownership of Certain Beneficial Owners and Management").

                              THE MERGER AGREEMENT

      The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated in this document by reference.

THE MERGER

      Pursuant to the merger agreement, COMSYS will merge with our wholly owned subsidiary Merger Sub, with COMSYS surviving. As a result of the merger, each share of the common stock of Merger Sub outstanding just before the merger will be converted into one share of common stock of COMSYS. COMSYS will then be a wholly owned subsidiary of ours.

      In connection with the merger, we will amend our certificate of incorporation to change our name to "COMSYS IT Partners, Inc." or another name agreed upon by us and COMSYS prior to the completion of the merger.

MERGER CONSIDERATION

      The merger agreement provides for the following cancellations and conversions of COMSYS capital stock at the effective time of the merger:

   - Each share of COMSYS' common stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive 0.0001 of a share of our common stock.

   - Each share of COMSYS' Class A-3 preferred stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive 10.4397 shares of our common stock.

   - The conversion of COMSYS' Class B preferred stock will be based on its liquidation value, agreed for purposes of the merger agreement to be $53,726,164. Each dollar of the agreed upon liquidation value of COMSYS' Class B preferred stock (and each share of such preferred stock outstanding immediately prior to the effective time of the merger) will be canceled and automatically converted into the right to receive 0.01165118 of a share of our common stock.

   - Each share of COMSYS' Class C preferred stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive 117.41923 shares of our common stock.

   - Each share of COMSYS' Class D preferred stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive 1,411.423 shares of our common stock.

      If the five exchange ratios described above are not adjusted in accordance with the merger agreement, they will result in the former stockholders of COMSYS owning approximately 55.5% of our common stock on a fully diluted basis immediately after the merger. However, the merger agreement requires that the exchange ratios be adjusted based on, among other things, the extent to which our net cash proceeds for the sale of Staffing Services exceed $25 million. We currently expect our net cash proceeds from that sale to be approximately $25.5 million. If this is the case, the exchange ratios will be adjusted so that the former stockholders of COMSYS will own approximately 55.4% of our common stock on a fully diluted basis immediately after the merger, and our existing stockholders will own approximately 44.6%.

      The following table shows the percentage of our fully diluted common stock that the former stockholders of COMSYS Holding will own after the merger based on other amounts of net cash proceeds from the sale of Staffing Services. If the actual net cash proceeds are between two of the numbers in the table, the ownership percentages of the COMSYS Holding stockholders will be proportionately adjusted.

       Net Cash Proceeds In Excess of $25 Million                Post-Merger Ownership of COMSYS Stockholders
       ------------------------------------------                --------------------------------------------
                      ($ millions)                                                    (%)
                            0                                                        55.5
                            5                                                        54.5
                           10                                                        53.5
                           15                                                        52.6
                           20                                                        51.8
                           25                                                        51.0
                       30 or more                                                    50.2

      In the event proceeds exceed $55 million, we will distribute any excess to our existing stockholders before the merger.

      Of the common stock that will be issuable to the COMSYS stockholders under the exchange ratios, we will hold in escrow 187,539 shares in connection with our potential obligations with respect to unemployment taxes owed to the State of California and unclaimed property taxes owed to the State of Delaware. Once those obligations are satisfied, or if the obligations have not been satisfied within two years after the merger, we will release the escrowed shares to the former COMSYS stockholders. If we are able to settle these obligations for an amount less than $2.5 million, then fewer than all of the shares in escrow will be released to the former COMSYS stockholders. This means that our existing stockholders may end up with a slightly larger ownership percentage than they would otherwise have.

      If between the date of the merger agreement and the time of the merger, the outstanding shares of our common stock or COMSYS' capital stock that is being converted in the merger are changed into a different number of shares or different class by reason of any reclassification, recapitalization, split-up, combination or exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, the merger agreement provides that the merger exchange ratios will be appropriately adjusted to maintain the economic effect contemplated by the merger agreement.

      Similarly, the merger exchange ratios will be adjusted to maintain the economic effect of the agreement if the number of shares of our common stock on a fully diluted basis (including shares issuable upon exercise or conversion of outstanding warrants and options), plus the number of shares issuable upon the exercise of warrants issued in connection with the put agreement we entered into with some of our senior lenders, is more or less than 7,544,451. The number of fully diluted shares is currently _________, excluding any shares issuable upon exercise of warrants we may issue under the put agreement.

PROCEDURES FOR EXCHANGE OF SHARE CERTIFICATES; FRACTIONAL SHARES

      Upon completion of the merger, the former stockholders of COMSYS will deliver to us for cancellation stock certificates that immediately prior to the merger represented all of the outstanding shares of COMSYS' common stock and Class A-3, Class B, Class C and Class D preferred stock. We will then deliver to each of these former COMSYS stockholders a certificate for shares of our common


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stock representing the stockholder's share of the merger consideration, together with cash in place of any fractional shares as described below. Upon completion of the merger, the stock certificates that immediately prior to the merger represented all of the shares of COMSYS' common stock and Class A-3, Class B, Class C and Class D preferred stock will represent only the right to receive this merger consideration.

      We will not issue any fractional shares of our common stock in the merger. Instead, upon completion of the merger, we will pay to the former COMSYS stockholders an amount in cash equal to the product of any fractional share interest to which they would otherwise be entitled, multiplied by the average of the last reported sale prices for a share of our common stock on the NASDAQ National Market for the five most recent trading days on which our common stock was traded prior to the date of the merger.

RESTATEMENT OF CHARTER AND BYLAWS

      Immediately prior to the merger, we will restate our bylaws and file a restated certificate of incorporation, which we refer to as our proposed new charter, with the Delaware Secretary of State. The restatements of these documents will change a number of important aspects of our governance, including the initial designation of our directors after the merger and the procedure for nominating our directors in the future, the elimination of some permanent minority stockholder protections and the addition of other minority stockholder protections that last for three years. For more information about those changes, see "Amendments to Our Certificate of Incorporation - Proposals 3(a) through 3(h)," and "Description of Our Capital Stock," beginning on pages 179 and 186.

REPRESENTATIONS AND WARRANTIES

      We, Venturi Technology Partners, Merger Sub and our subsidiaries, on the one hand, and COMSYS Holding and COMSYS Information Technology Services, on the other hand, have made a number of factual statements, called representations and warranties, to the other about aspects of our respective businesses and other matters pertinent to the merger. Except as noted below, these representations and warranties do not apply to our Staffing Services business. The topics covered by these representations and warranties include the following:

   -  corporate organization and good standing;

   -  capital structure;

   -  corporate power and authority;

   - due authorization of the merger agreement and the related transactions, including in our case the sale of the Staffing Services division, and valid signing, delivery and enforceability of the merger agreement;

   - the absence of conflicts, defaults or violations under organizational documents, agreements, laws, regulations, judgments or orders, as a result of the merger and the related transactions;

   - consents and approvals required to complete the merger and the related transactions;

   -  subsidiaries;

   -  accuracy of financial statements;


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
   -  in our case, compliance with SEC and NASDAQ requirements;

   - the absence of certain changes or events affecting us or COMSYS, as the case may be, since the end of the first fiscal quarter of 2004;

   -  litigation;

   - the information we or COMSYS, as applicable, supplied for inclusion in this document and, in our case, compliance of this document with the Exchange Act;

   -  brokers' or finders' fees;

   - employee benefit plans (including in our case the plans that cover Staffing Services);

   - approval by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the sale of Staffing Services, the transactions contemplated by the put agreement and the amendment and restatement of our charter and bylaws, and the board's recommendation that our stockholders approve the merger, the sale of Staffing Services and the amendment and restatement of our charter;

   - approval by the board of directors of Merger Sub of the merger agreement and the transactions contemplated by the merger agreement, and adoption of the merger agreement by us as the sole stockholder of Merger Sub and our subsidiary PFI Corp. as the sole member of Venturi Technology Partners;

   - approval by the boards of directors of COMSYS Holding and COMSYS Information Technology Services of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

   - in our case, the stockholder vote necessary to approve the merger agreement, the sale of Staffing Services, the new charter and the restated bylaws, and in the case of COMSYS, the stockholder vote necessary to complete the merger;

   -  tax matters;

   -  environmental matters;

   -  license and permit matters and compliance with laws;

   -  labor and employment matters, including employees who are not U.S.
      citizens;

   -  the fact that neither we nor COMSYS is an investment company;

   -  owned and leased real and personal property;

   -  intellectual property;

   -  insurance policies;

   -  material contracts and the absence of violations of those contracts;


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   -  payments or benefits that would be triggered by the merger agreement or the transactions contemplated by the merger agreement;

   -  non-competition and "most favored nation" arrangements;

   -  financing arrangements;

   - in our case, anti-takeover statutes and our stockholder rights plan, including an amendment of the plan to ensure that the rights were not triggered by the signing of the merger agreement or the stock purchase agreement, and to ensure that the plan will terminate just before the merger;

   - in our case, the absence of business activities for Merger Sub except in connection with the merger agreement, and Merger Sub's power and authority, due authorization, valid execution and delivery and enforceability of the merger agreement;

   - in our case, our definitive agreement to sell Staffing Services (including the accuracy of the representations and warranties we and PFI Corp. made in the stock purchase agreement); and

   - accuracy of books and financial records, the existence of internal controls and, in COMSYS' case, the absence of loans from or arranged by COMSYS to its directors or executive officers.

      Many of the representations and warranties apply only to material matters or to matters that would be expected to result in a material adverse effect. A material adverse effect with respect to us means a material adverse effect on:

   - the business, operations, assets, liabilities, condition or results of operation of either us and our subsidiaries, taken as a whole, or Venturi Technology Partners and its subsidiaries, taken as a whole; or

   - our ability or the ability of Venturi Technology Partners or Merger Sub to perform its obligations under the merger agreement or to complete the merger and the related transactions.

However, the merger agreement provides that in determining whether a material adverse effect has occurred, none of the following may be taken into account:

   - an event, condition or change that adversely affects the securities markets or the information technology staffing industry generally, or that arises out of general economic or industry conditions, and in either case does not disproportionately affect us and our subsidiaries, taken as a whole, or Venturi Technology Partners; or

   - an event, condition or change that arises or results from or relates to the transactions contemplated by the merger agreement or our announcement of the merger agreement, other than an event, condition or change related to a violation by us of certain obligations under the merger agreement.

In addition, the merger agreement specifically provides that neither changes in the trading price of our common stock as reported by NASDAQ or a delisting by NASDAQ will by itself be considered a material adverse effect on us.

   A material adverse effect with respect to COMSYS means a material adverse effect on:


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
   - the business, operations, assets, liabilities, condition or results of operation of COMSYS and its subsidiaries, taken as a whole; or

   - the ability of COMSYS Holding or COMSYS Information Technology Services to perform its obligations under the merger agreement or to complete the merger and the related transactions.

However, the merger agreement provides that in determining whether a material adverse effect has occurred, none of the following may be taken into account:

   - an event, condition or change that adversely affects the securities markets or the information technology staffing industry generally, or arises out of general economic or industry conditions, and in either case does not disproportionately affect COMSYS and its subsidiaries, taken as a whole; or

   - an event, condition or change that arises or results from or relates to the transactions contemplated by the merger agreement or the announcement of the merger agreement, other than an event, condition or change related to a violation by COMSYS of certain obligations under the merger agreement.

      Each of COMSYS' stockholders has also made representations to us, including representations about the stockholder's:

   - legal status and authority to enter into the merger agreement;

   -  access to information;

   - status as a knowledgeable and sophisticated accredited investor, or as a knowledgeable and sophisticated investor who has retained a purchaser representative;

   -  intent to hold our common stock as an investment;

   - knowledge of the restrictions on transferring the common stock (see "The Merger and the Sale of Our Staffing Division - Proposals 1 and 2-Restrictions on Resale of Our Common Stock Received in Connection with the Merger"; and

   - the absence of any general solicitation in connection with the shares of our common stock that we will issue in the merger and of any broker, dealer or agent acting on the stockholder's behalf with respect to the merger.

Each COMSYS stockholder has agreed to indemnify us against any loss resulting from a breach of that stockholder of its representations in the merger agreement.

INTERIM OPERATIONS

      Except as expressly contemplated by the merger agreement or consented to in writing by the other party, prior to completion of the merger, we and COMSYS each have agreed, with respect to our respective businesses and those of our subsidiaries:

   - to conduct those businesses in the ordinary and usual course and consistent with past practices;

   -  to maintain and preserve intact our business organizations;


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
   -  to maintain significant beneficial business relationships; and

   -  to keep available the services of our key officers and employees.

      In addition to these agreements regarding the conduct of business generally, subject to specified exceptions, we and COMSYS each have agreed not to take certain actions, and not to cause or permit our respective subsidiaries to take those actions, until the merger is completed. Specifically, except as set forth in the merger agreement, each entity has agreed not to, and to cause its subsidiaries not to:

   - purchase, sell, lease or otherwise dispose of any assets, rights or securities that are material to the entity and its subsidiaries, taken as a whole;

   - terminate, materially modify or enter into any material commitment, transaction, line of business or agreement, in each case other than in the ordinary course of business consistent with past practices;

   - acquire a business, corporation or other business organization or a division thereof;

   - amend its certificate of incorporation or bylaws or similar governing documents;

   - declare or pay dividends or distributions, whether in cash, capital stock or otherwise (except that intra-company transfers to us or COMSYS from our respective subsidiaries are expressly permitted);

   - purchase, redeem or otherwise acquire, or offer to purchase, redeem or acquire, its capital stock or other ownership interests or any options, warrants or rights related thereto;

   -  split, combine or reclassify any outstanding shares of its capital stock;

   - issue, sell or dispose of, or authorize, propose or agree to the issuance, sale or disposal of, any shares of its capital stock or any options, warrants or rights to acquire or any securities that can be converted into or exchanged for it capital stock, or any other securities in respect of or in substitution for shares of its capital stock, except upon exercise of outstanding options or warrants or conversion of outstanding convertible debt;

   - modify the terms of any existing debt or the security for that debt, except that COMSYS may refinance existing senior debt by entering into a credit facility with Merrill Lynch Capital and other lenders;

   - borrow additional funds, except for borrowings made in the ordinary course of business under existing credit facilities;

   - assume, guarantee or otherwise become responsible for the obligations of any other person, or make any loans or advances to any person or entity, except to or for the benefit of Venturi Technology Partners, in our case, or the COMSYS subsidiaries, in COMSYS' case;

   -  create or assume a material lien on any material asset;

   -  authorize, recommend or propose any change in its capital structure;


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
   - make any changes to or establish any new employee benefits or plans, except in the ordinary course of business or as budgeted for non-executive employees;

   -  grant or increase any severance or termination pay or benefits;

   - increase any compensation or benefits, except to billable consultants or as budgeted for non-executive employees;

   - establish any new employee benefit plan, or materially amend any existing plan;

   - hire any person other than a billable consultant at a level of annual compensation of $150,000 or more;

   - other than in the ordinary course of business consistent with past practice, enter into or materially amend any employment, consulting, severance or indemnification agreement with any of its directors, officers, agents, consultants or employees;

   - make any changes in accounting methods, other than as required by GAAP or applicable law;

   - change its method of reporting for taxes, make or change any tax election or change its method of reporting items for tax purposes;

   - settle any tax liability or enter into any transaction with an affiliate outside the ordinary course of business if the settlement or transaction would give rise to a material tax liability;

   - settle or otherwise resolve any legal proceedings involving a payment of more than $100,000 in any one case;

   - other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $100,000 individually or $200,000 in the aggregate that are not reserved for or reflected on our or COMSYS' financial statements, as the case may be;

   -  write off any receivable in excess of $250,000;

   - make or commit to make capital expenditures in excess of the amount budgeted in our or COMSYS' 2004 capital expenditure plan, as the case may be;

   - in our case, enter into any agreement, arrangement or commitment that limits or restricts us or any of our subsidiaries, or that after the merger would reasonably be expected to limit or restrict COMSYS, any of its subsidiaries or their affiliates or successors, from engaging in a material current line of business or competing in a geographic are material to the business or operations of us and our subsidiaries or Venturi Technology Partners, in each case taken as a whole;

   - in COMSYS' case, enter into any agreement, arrangement or commitment that limits or restricts COMSYS or any of its subsidiaries, or that after the merger would reasonably be expected to limit or restrict us, any of our subsidiaries or our affiliates or successors, from engaging in a material current line of business or competing in a geographic are material to the business or operations of us and our subsidiaries or Venturi Technology Partners, in each case taken as a whole;


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
   - other than in the ordinary course of business, terminate, amend, waive or fail to enforce any confidentiality or standstill agreement;

   - knowingly take or agree to take any action that is or would reasonably be likely to result in the conditions to the merger contained in the merger agreement not being satisfied, or that would materially impair our ability or the ability of Merger Sub, COMSYS, our stockholders or the stockholders of COMSYS to complete the merger or materially delay completion, except in our case in connection with considering a takeover proposal in the circumstances described below under "--No Solicitation Covenant" or as our board of directors determines is necessary to fulfill its fiduciary duties;

   - knowingly take any action that would, or could reasonably be expected to, prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

   - in our case, make any payments to any holder of 10% or more of our common stock or any of our senior officers or their affiliates, and in the case of COMSYS, make any payments to any holder of capital stock or any of their affiliates, in each case other than interest payments on existing debt or compensation and benefits payments; or

   -  agree to take any of the actions listed above.

In addition, each stockholder of COMSYS has agreed that it will not sell or otherwise transfer any of its shares of COMSYS capital stock unless the transferee becomes a party to the merger agreement and fills outs a questionnaire demonstrating that it is an accredited investor.

NO SOLICITATION COVENANT

      Under the terms of the merger agreement, subject to specific exceptions described below, we have agreed that, prior to the completion of the merger or the earlier termination of the merger agreement, neither we nor any of our subsidiaries, nor any of our and our subsidiaries' officers, directors, employees, advisors or other representatives will:

   - solicit, initiate or encourage any "takeover proposal," as defined below, which would include a proposal to acquire Staffing Services;

   - approve, accept or recommend any takeover proposal, or enter into any agreement, agreement-in-principle or letter of intent with respect to any takeover proposal, or resolve or publicly propose to take any of these actions; or

   - participate in any discussions or negotiations regarding, or furnish to any person or entity, any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that is or could reasonably be expected to lead to, any takeover proposal.

      The merger agreement expressly permitted us to issue a joint press release with COMSYS announcing the merger agreement and to promptly file a current report on Form 8-K that included a copy of the merger agreement. In addition, the merger agreement expressly provides that our efforts to sell the Staffing Services division will not be considered a violation of these no solicitation provisions so long as we conduct those efforts in accordance with the terms of the merger agreement and in compliance with the terms of the stock purchase agreement. It also expressly provides that our board of directors may


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
disclose to our stockholders a position regarding a third party tender or exchange offer under Exchange Act Rules 14d-9 or 14e-2, so long as the content of the disclosure complies with the terms of the merger agreement.

      Under the merger agreement, a "takeover proposal" is an inquiry, proposal or offer, from any person or entity other than COMSYS or its affiliates, relating to any of the following:

   - a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction involving us or any of our subsidiaries;

   - the issuance or acquisition of shares of our capital stock or the capital stock of any of our subsidiaries representing 15% or more of the voting power of our outstanding capital stock or the outstanding capital stock of the subsidiary;

   - any tender or exchange offer that, if completed, would result in any person or entity, together with all of its affiliates, beneficially owning shares of our capital stock or the capital stock of any of our subsidiaries representing 15% or more of the voting power of our outstanding capital stock or the outstanding capital stock of the subsidiary; or

   - the license or other disposition of a substantial portion of our technology, business or assets, or those of any of our subsidiaries, outside the ordinary course of business or inconsistent with past practice.

      We are obligated to notify COMSYS orally and in writing within 48 hours after receipt of any takeover proposal, request for information about any takeover proposal or inquiry that we reasonably believe could lead to a takeover proposal. The notice must include the material terms of the takeover proposal, request or inquiry, including the identity of the person or group making the takeover proposal, request or inquiry. We must also keep COMSYS informed on a prompt and current basis (and in any event, within 48 hours) about any developments, discussions and negotiations, including any material changes to the material terms and conditions of the takeover proposal.

      Notwithstanding these provisions, the merger agreement permits us to engage in discussions and negotiations with, and provide information to, any third party that has made an unsolicited written takeover proposal, if and only to the extent that:

         -  our stockholders have not adopted the merger agreement;

         - our board of directors concludes in good faith, after receiving the advice of a nationally recognized financial advisor, that the takeover proposal is or is reasonably likely to lead to a "superior proposal," as defined below;

         - prior to providing any information to or having discussions or negotiations with the third party, we enter into a confidentiality agreement with that third party on terms no less favorable to us than the terms of our confidentiality agreement with COMSYS;

         - prior to providing any information to or entering into discussions or negotiations with the third party, we notify COMSYS promptly of the takeover proposal and otherwise comply with our obligations under the no solicitation provisions described above; and


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         -  our board of directors concludes in good faith, after consultation with its outside legal counsel, that it is required to provide information to or have discussions with the third party in order to comply with its fiduciary duties.

      A "superior proposal" means a bona fide written takeover proposal:

         - to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction that would result in our stockholders no longer owning at least 50% of the voting securities of the ultimate parent entity resulting from the transaction, or to effect a sale of all or substantially all of the assets of both our technology staffing and commercial staffing businesses;

         - on terms that our board of directors concludes in good faith would result in a transaction that is more favorable to our stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including any proposal by COMSYS to modify the terms of the merger agreement), in each case:

                - after receiving the advice of a nationally recognized financial advisor and outside legal counsel;

                - after taking into account all relevant factors, including the conditions to that takeover proposal, the timing and likelihood of completing the proposed transaction, the financing of the proposal and required consents, filings and approvals; and

         - that is, in the good faith judgment of our board of directors, reasonably likely to be completed without excessive delay.

Under this definition, a proposal by a third party to acquire only Staffing Services could never be a superior proposal.

      We have agreed to hold a meeting of our stockholders for the purpose of considering and acting upon the merger agreement and the other matters contemplated by the merger agreement. The annual meeting will serve as that stockholders meeting. We may hold the meeting at a time of our choosing so long as we hold it, subject to applicable law and NASD regulations, no more than 30 days after we mail our proxy statement to our stockholders or, if sooner, the fifth business day before the expiration of Merrill Lynch's commitment to provide financing for the merger. We have also agreed not to postpone or adjourn the meeting without COMSYS' consent, other than for the absence of a quorum, to allow additional time to provide you with additional required information or in the event our board of directors withdraws or changes its recommendations of the transactions contemplated by the merger agreement.

      Our board of directors has recommended that our stockholders approve the merger agreement, the sale of Staffing Services and the proposed changes to our charter. Our board has also agreed not to withdraw or change these recommendations unless the following conditions are met:

         -  our stockholders have not adopted the merger agreement; and

         - the board has concluded in good faith, after consultation with outside legal counsel, that withdrawal or change of its recommendations is necessary for the board to comply with its fiduciary duties under applicable law.


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Unless the board of directors withdraws or changes its recommendations in accordance with these terms, we must use our reasonable best efforts to solicit proxies from our stockholders in favor of approval of the merger, the proposed changes to our charter and the sale of Staffing Services under the stock purchase agreement, and otherwise to secure the consent of our stockholders that is required to complete these transactions.

TIMING OF MERGER

      The closing of the merger will occur not later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement (other than those that can only be satisfied at the closing, which must be satisfied or waived at closing) unless we and COMSYS agree to a different date or time or the merger agreement has been terminated prior to that time.

      We currently expect to complete the merger in the fourth quarter of 2004.

CONDITIONS TO COMPLETION OF THE MERGER

      The obligations of the parties to the merger agreement to complete the merger are subject to the satisfaction or waiver of conditions specified in the merger agreement.

      The merger agreement provides that the merger will not occur unless we have sold or simultaneously sell Staffing Services. It is a condition to the obligations of COMSYS and its stockholders to complete the merger that the sale be on specified terms, including the following:

   - The net cash proceeds received at closing from the sale must be at least $25 million, the total cash proceeds must be at least $30.3 million and we must apply the net cash proceeds to repay our senior debt.

   -  The purchaser must bear the post-closing transition costs.

   - Except as set forth in the stock purchase agreement, we must continue to own all intellectual property that Staffing Services had used prior to the sale and must have the right to use the name "Venturi Partners, Inc." for at least 180 days.

   - We must not be required to provide any letters of credit to support workers compensation claims of Staffing Services unless the purchaser provides us with letters of credit that we can draw on to satisfy those claims.

   - Upon the closing of the sale, our representations and warranties to the purchaser under the sale agreement must terminate, and we must not have any remaining liabilities relating to Staffing Services.

The terms of the stock purchase agreement do not satisfy these last two requirements. However, the merger agreement expressly states that our sale of Staffing Services to Compass CS under the stock purchase agreement will nonetheless satisfy the condition to the obligations of COMSYS and its stockholders to complete the merger, so long as it satisfies the other requirements listed above. For more information about our agreement to sell Venturi Staffing Partners to Compass CS, see "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2," and "The Stock Purchase Agreement" beginning on page 95 and page 152.


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
      Neither we nor COMSYS will be required to complete the merger unless we and COMSYS have received the $183 million in financing that we and COMSYS will use to refinance our respective existing debt in connection with the merger.

      The other conditions to the merger to which we have agreed include the following:

         -  the mailing of this document to our stockholders;

         - the adoption of the merger agreement and the proposed new charter by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

         - approval of the sale of Staffing Services by the holders of a majority of the outstanding shares of our common stock and by each beneficial owner of 5% or more of our common stock;

         - expiration or termination of the applicable waiting period under the HSR Act;

         - the absence of any law, rule, regulation, executive order, injunction, order or decree prohibiting or making illegal the completion of the merger;

         - the subordinated debt subscription agreement and the put agreement being in full force and effect, without amendment, with no party to either agreement having failed to perform its obligations;

         - COMSYS having redeemed its Class E preferred stock and repurchased its Class A-1 and Class A-2 preferred stock;

         - adoption of the merger agreement by the common stockholders of COMSYS; and

         - signing and delivery of the voting agreement by us and each beneficial owner of 20% or more of our common stock.

      The obligation of COMSYS to complete the merger is subject to the satisfaction of additional conditions or the waiver of the conditions by COMSYS. These additional conditions include the following:

         - The representations and warranties we and Merger Sub have made in the merger agreement and related documents must be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except that representations and warranties qualified as to materiality must be true and correct in all respects, and those that address matters as of a specific other date must be true and correct as of that other date).

         -  We must have satisfied our obligations:

                - to ensure that the receipt of our common stock, preferred stock and warrants in connection with the transactions contemplated by the merger agreement will be exempt from the short-swing profit liability provisions of Rule 16b-3 under the Exchange Act, and


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                -  to cause our insider trading policy to permit grants by
                   Wachovia Investors to other COMSYS stockholders of options to purchase shares of our common stock at a specified price.

         - We and Merger Sub must have performed in all material respects all obligations required to be performed by us under the merger agreement.

         - COMSYS must have received from its outside counsel, on the date this document was mailed to our stockholders and on the closing date of the merger, an opinion that the merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code.

         - Certain of our employees must have delivered to us a separation and release agreement in substantially the form attached to the merger agreement.

         - Employees identified by COMSYS prior to the closing must have delivered to us a severance and retention agreement in substantially the form attached to the merger agreement.

         - We must have arranged for the changes to our board, board committees and slate of officers contemplated by the merger agreement to take effect immediately upon completion of the merger. See "Directors and Management Following the Merger."

         - We must have entered into the registration rights agreement with the COMSYS stockholders, and we and our existing stockholders party to the 2003 registration rights agreement must have amended and restated the 2003 registration rights agreement.

         - Compass CS must have agreed, on terms acceptable to COMSYS, to indemnify us against liabilities arising after the Staffing Services sale for any costs associated with leases entered into by Staffing Services that we have guaranteed.

      Our obligation and the obligation of Merger Sub to complete the merger is subject to the satisfaction or waiver by us of the following additional conditions:

         - The representations and warranties COMSYS has made in the merger agreement and related documents must be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except that representations and warranties qualified as to materiality must be true and correct in all respects, and those that address matters as of a specific other date must be true and correct as of that other date).

         - COMSYS must have performed in all material respects all obligations required to be performed by it under the merger agreement.

         - We must have received from our independent auditor, on the date this document was mailed to our stockholders and on the closing date of the merger, an opinion that the merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code.

         - The COMSYS stockholders must have entered into the registration rights agreement.


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TERMINATION OF THE MERGER AGREEMENT

   The merger agreement may be terminated, and the merger abandoned, at any time before the merger is completed, whether before or after our stockholders have voted at the annual meeting:

         - by mutual agreement of COMSYS, Merger Sub and us, with the approval of each of our boards of directors;

         - by either COMSYS or us, if the merger is not completed by December 31, 2004, or such other date as we and COMSYS may mutually agree upon, or until five days after the date we hold our stockholders' meeting to vote on the transactions contemplated by the merger agreement if the meeting is postponed after December 31, 2004 because of the absence of a quorum or to allow us to provide, and you to consider, additional or revised disclosure about those transactions;

         - by either COMSYS or us, if any judgment, law, rule, regulation, ordinance, order, decree or other legal restraint prohibiting or making illegal the completion of the merger is in effect, has become final and non-appealable and was not initiated by the party seeking to terminate the merger agreement;

         - by either COMSYS or us, if our stockholders do not approve the merger, the proposed changes to our charter and the sale of the Staffing Services division at the annual meeting;

         -  by COMSYS, if:

                - our board of directors or any committee of the board withdraws or adversely changes its favorable recommendations of the merger, the proposed changes to our charter or the sale of Staffing or fails to make those favorable recommendations;

                - our board of directors or any committee of the board recommends to you a takeover proposal other than the merger agreement, or resolves or publicly announces an intent to do so;

                - we breach our obligations under the no solicitation provisions of the merger agreement in any material respect, and our breach adversely affects COMSYS;

                - we breach or fail to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, our breach or failure to perform means that the conditions to the obligation of COMSYS to complete the merger will not be satisfied, and our breach or failure to perform either cannot be cured or has not been cured within five business days after notice to us;

                - we fail to take all actions necessary to cause each COMSYS director designee to be elected to our board and to cause a total of five of our nine directors immediately after the merger to consist of COMSYS designees;

                - we fail to take all actions necessary to cause COMSYS directors to constitute a majority of each committee of our board of directors, other than the audit committee;


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                -  we fail to take all actions necessary to cause designees of
                   COMSYS to be elected or appointed to hold all director and officer positions of each of our subsidiaries immediately after the merger; or

                - the sale of Staffing Services is not completed in accordance with the requirements of the merger agreement;

         - by us, if prior to the time our stockholders adopt the merger agreement:

                - we have complied with our obligations under the no solicitation provisions of the merger agreement;

                - our board of directors authorizes us to enter into a binding written agreement for a transaction that is a superior proposal;

                - within five days after receiving notice from us that we intend to enter into such an agreement, COMSYS does not make an offer that our board of directors concludes in good faith (after receiving advice from our financial advisor) is at least as favorable to our stockholders from a financial point of view as the superior proposal; and

                - at the same time as we terminate the merger agreement, we pay to COMSYS any fees and expenses we are required to pay it under the terms of the merger agreement; and

         - by us, if COMSYS or any COMSYS stockholder breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, that breach or failure to perform means that the conditions to our obligation to complete the merger will not be satisfied, and the breach or failure to perform either cannot be cured or has not been cured within five business days after notice from us; or

         - by us, if the sale of Staffing Services is not completed, so long as the failure to complete the sale was not caused by our violation of any representation or obligation under the agreement with Compass CS, or, if applicable, any agreement that replaces the agreement with Compass CS in accordance with the terms of the merger agreement.

In any case, the party wishing to terminate the merger agreement must give written notice to the other parties.

TERMINATION FEE

      We have agreed to pay COMSYS a termination fee of $4 million under any of the following circumstances:

         - If COMSYS terminates the merger agreement because our board of directors or any committee of the board has withdrawn or adversely changed its favorable recommendation of the merger, the proposed changes to our charter or the sale of Staffing Services, failed to make those favorable recommendations, recommended to you a takeover proposal other than the merger agreement, or resolved or publicly announced an intent to make such a recommendation, or because we have breached our obligations under the no solicitation provisions of the merger agreement in any material way that adversely affected COMSYS;


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         -  If COMSYS terminates the merger agreement because we or our directors failed to take all actions necessary to cause:

                - each COMSYS director designee to be elected to our board, and a total of five of our nine directors immediately after the merger to consist of COMSYS designees;

                - COMSYS directors to constitute a majority of each committee of our board of directors, other than the audit committee; or

                - designees of COMSYS to be elected or appointed to hold all director and officer positions of each of our subsidiaries immediately after the merger, unless our failure is attributable to a failure of our stockholders to take action;

         - If we terminate the agreement in accordance with its terms to enter into a binding written agreement for a transaction that is a superior proposal;

         -  If:

                - a takeover proposal, other than a takeover proposal relating only to Staffing Services, is publicly announced or proposed or made to us or our stockholders before our stockholders have approved the merger;

                - any party terminates the merger agreement because the merger was not completed by December 31, 2004 (as that date may be extended), or COMSYS terminates the merger agreement because we have intentionally breached, and not cured, any of our representations, warranties, covenants or agreements in the merger agreement; and

                - within 12 months after the termination, we complete a transaction that involves a takeover proposal, or enter into any agreement, directly or indirectly, with respect to a takeover proposal; or

         - If any party terminates the merger agreement because the merger was not completed by December 31, 2004 (as that date may be extended), or COMSYS terminates the merger agreement because the sale of Staffing Services on the required terms was not completed, and prior to the termination we violated any of our representations, covenants or agreements in the stock purchase agreement (or any replacement sale agreement for the sale of Staffing Services), or any representations or covenants in the merger agreement that pertain to the sale of Staffing Services, and the violation materially contributed to the failure of the merger to be completed.

      For purposes of these provisions, the threshold of our voting power involved for a proposed transaction to constitute a "takeover proposal" is 40%, rather than 15%.

      If the merger agreement is terminated because our stockholders did not adopt the merger agreement and approve the proposed changes to our charter and the sale of Staffing Services at the annual meeting, we will pay COMSYS a termination fee of $1.5 million.

      In any case, the termination fee will be due promptly upon the last event to occur that gives rise to our obligation to pay.


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      Except as described in this section and in "-Other Expenses," neither party will have any liability to the other upon termination of the merger agreement, unless it has intentionally breached its obligations under the merger agreement or breaches its obligations under a confidentiality agreement between the parties.

OTHER EXPENSES

      If we become obligated to pay COMSYS either of the termination fees described above, we must also pay or reimburse COMSYS for all reasonable and documented out-of-pocket expenses it incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, up to $2.5 million.

      We also will pay or reimburse COMSYS for these expenses, up to $2.5 million, if either party terminates the merger agreement because the merger was not completed by December 31, 2004 (as that date may be extended) or because the sale of Staffing Services was not completed, and prior to the termination we did not breach (or fail to cure a breach of) our representations, warranties and agreements in the stock purchase agreement or any replacement sale agreement or any representations, warranties and agreements in the merger agreement related to the sale of Staffing Services. In addition, under these circumstances, we have agreed that in the event we recover damages for breach from a third party, we will pay COMSYS one half of the net recovery, after our costs to obtain the recovery, up to $1.5 million.

      In addition, the merger agreement requires that we reimburse COMSYS one half of the commitment, structuring and collateral management fees and related expenses COMSYS pays to Merrill Lynch to secure the merger financing. COMSYS must refund this payment to us if we terminate the merger agreement because of a breach or failure to perform by COMSYS or any COMSYS stockholder that has not been cured and that makes it impossible to satisfy the conditions to our obligation to complete the merger. We must make an additional payment to COMSYS equal to one half of the fees and expense paid to Merrill Lynch if COMSYS terminates this agreement because of a similar breach or failure to perform by us, because Staffing Services is not sold, or because we have violated our obligations relating to the recommendation of the merger agreement, our compliance with the no solicitation provisions of the merger agreement, or the provisions requiring us to take action to have COMSYS designees appointed as directors and officers of us and our subsidiaries. If this agreement is terminated for any other reason and COMSYS is not entitled to have us reimburse its expenses, as described above, then COMSYS must refund to us a pro rata share of any refund of the fees it receives from Merrill Lynch.

      Otherwise, whether or not the merger is not completed pursuant to the merger agreement, each party will bear all expenses incurred by it in connection with the merger agreement and the transactions contemplated by the agreement, except that we and COMSYS have agreed to each pay one half of the filing fees for the HSR Act notices.

INDEMNIFICATION AND INSURANCE

      The merger agreement provides for the continuation, after the merger, of all rights to indemnification by COMSYS or any of its subsidiaries in favor of any person or entity who is, has been, or becomes prior to the completion of the merger an officer or director of COMSYS or any of its subsidiaries, an employee of COMSYS or a subsidiary, any person who acts as a fiduciary under any employee benefit plans of COMSYS and any other person whom COMSYS has designated in its certificate of incorporation as being entitled to indemnification rights. We refer to these persons as "indemnified parties." We and the surviving entity will be responsible for paying and performing the indemnification obligations of COMSYS to these parties.


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      The merger agreement provides that for six years after the merger, we and the surviving entity will indemnify and defend the indemnified parties and hold them harmless against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in these capacities that occurred at or prior to the merger. We and the surviving entity also will reimburse each indemnified party for any legal or other expenses they reasonably incur in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as the expenses are incurred.

      In addition, for a period of six years following the merger, we will maintain directors' and officers' liability insurance for the benefit of our present and former officers and will cause the surviving entity to provide directors' and officers' liability insurance for the benefit of the present and former officers and directors of COMSYS with respect to claims arising from actions or omissions occurring before the merger. This insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided to these individuals, subject to the limitation that neither we nor the surviving entity will be required to pay total annual premiums for our former officers and directors or COMSYS' former officers and directors in excess of 300% of the insurance premiums we currently pay or COMSYS currently pays for this insurance, as applicable.

ADDITIONAL AGREEMENTS

      The merger agreement provides a number of additional covenants of the parties.

      Actions to Complete the Merger

      In general, we, Merger Sub, COMSYS and the COMSYS Stockholders have each agreed to use all commercially reasonable efforts to take all actions and do all things reasonably necessary or advisable under applicable laws and regulations to permit completion of the merger and the other transactions contemplated by the merger agreement. This expressly includes obtaining all consents, approvals and authorizations required for completion of the transactions contemplated by the merger agreement and, if we and COMSYS agree (but only if we agree), contesting any action, and seeking to have reversed or put aside any legislation, administrative or judicial action, that restricts or prohibits completion of those transactions.

      To that end, we, Merger Sub, and COMSYS agreed to take a number of specific actions. We and Merger Sub, on the one hand, and COMSYS and the COMSYS Stockholders, on the other, agreed to make our respective filings under the HSR Act with respect to the merger by August 2, 2004. We, Merger Sub, COMSYS and the COMSYS stockholders intend to make our filings on August 5, 2004. We, Merger Sub and COMSYS also agreed to use reasonable best efforts to respond promptly to any requests for additional information made by the Federal Trade Commission or the U.S. Department of Justice in connection with those filings, and to cause the HSR Act waiting periods to terminate at the earliest possible date. However, the merger agreement expressly states that these obligations do not require us and our subsidiaries, on the one hand, or COMSYS and its subsidiaries, on the other, to sell any material part of our businesses, taken as a whole (other than the sale of Staffing Services, in our case).

      In addition, we agreed to file this document after giving COMSYS and its counsel reasonable opportunity to review it. We also agreed to use commercially reasonable efforts to respond promptly to any comments or requests by the SEC with respect to this document, after consulting with COMSYS, and not to file any amendment or supplement to this document without COMSYS' consent unless the amendment or supplement pertains only to us and our subsidiaries. In addition, we agreed to mail this


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document to you within five days after the SEC tells us that it will not review this document (or completes its review). For its part, COMSYS agreed to use commercially reasonable efforts to cooperate and provide us with information for use in this document.

      We, Merger Sub, COMSYS and the COMSYS stockholders have agreed to cooperate and consult with each other to prepare and file all documentation, make all necessary applications and give all necessary notices, execute all necessary documents and use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of governmental or other entities necessary to complete the transactions contemplated by the merger agreement. However, no party may modify a note, bond, license, permit, contract, lease or other document or instrument to increase the amount payable thereunder or otherwise to be more favorable, or less burdensome, in any material respect to us and our subsidiaries, or COMSYS and its subsidiaries, as applicable, taken as a whole, without the written consent of the other party.

      In addition, we and COMSYS agreed to use all commercially reasonable efforts to cause the merger to qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code, and to obtain written opinions from our respective legal counsel that the merger will so qualify.

      Prior to the merger, we have agreed to provide COMSYS and its representatives access to our and our subsidiaries' personnel, facilities, books and records, including financial information, and COMSYS has agreed to give us the same access. Moreover, we and Merger Sub, on one hand, and COMSYS, on the other, agreed to keep the other side informed about actual or threatened events that might prevent the conditions to the merger from being satisfied, and about material matters with respect to our respective businesses.

      Officers and Directors; Voting Agreement

      The merger agreement provides that immediately after the merger, our board of directors will consist of nine directors, five whom COMSYS has designated and four of whom we have designated. It also requires us to cause certain of our officers to resign, effective upon completion of the merger. At that time, our new board of directors will appoint new officers.

      In addition, we will enter into a voting agreement with certain of COMSYS' existing stockholders and each of our stockholders that, on the date on which the merger occurs, beneficially owns 20% or more of our capital stock. We and COMSYS intend that each of our stockholders that beneficially owns 5% or more of our capital stock at that time will also be a party. Under the voting agreement, Wachovia Investors, one of COMSYS' current largest stockholders that will be our largest stockholder after the merger, will have the right to designate four to six of the nominees for election to our board of directors, depending on the size of our board, during the three-year period following the merger. In addition, the Company will agree to nominate Michael T. Willis to serve as a director during that three-year period, so long as he remains our chief executive officer. Certain parties to the voting agreement also will have the conditional right to designate observers to attend meetings of our board. After the expiration of this three-year period, the stockholders that are parties to the voting agreement and owned more than 10% of our outstanding stock at the effective time of the merger will have the right to designate nominees for election to the board if they then own 10% or more of our common stock. For additional information about the nomination process, see "Directors and Management Following the Merger" beginning on page 195.

      For more information about our management following the merger and the voting agreement, see "Directors and Management Following the Merger," beginning on page 194.


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      Registration Rights Agreements; Blue Sky

      The merger agreement contemplates that we and the stockholders of COMSYS will enter into a registration rights agreement with respect to the shares of our common stock that we will issue to the Holding stockholders in connection with the merger. We also agreed to use reasonable efforts to cause our existing stockholders that are party to a registration rights agreement to enter into an amendment and restatement of that agreement in the form attached to the merger agreement. The execution and delivery of this amended and restated registration rights agreement is a condition to the obligation of COMSYS to complete the merger. See "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2 - Registration Rights Agreements."

      We also agreed to take any actions necessary so that the common stock we issue to COMSYS' stockholders in connection with the merger will qualify with applicable state securities laws.

      NASDAQ Listing

      We and COMSYS agreed to cooperate and use commercially reasonable efforts to take the actions necessary to apply for continued listing of our common stock on NASDAQ after the merger.

AMENDMENT; EXTENSION AND WAIVER

      Any provision of the merger agreement may be waived in writing by the party benefited by the provision, or amended or changed with the written agreement of all parties to the merger agreement. However, after our stockholders have adopted the merger agreement, no amendment may be made that adversely affects the rights of our stockholders, or that would require our stockholders' approval under applicable law or NASDAQ regulations, without the further approval of our stockholders.

      Any party may extend the time for performance of any obligations of another party or waive any inaccuracies in representations and warranties by another party or compliance by another party with any agreements or conditions contained in the merger agreement. Any agreement to any of these extensions or waivers must be in writing.


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                          THE STOCK PURCHASE AGREEMENT

      The following summary of the stock purchase agreement is qualified by reference to the complete text of the stock purchase agreement, which is attached as Annex B and incorporated in this document by reference.

SALE OF STAFFING SERVICES

      Venturi Staffing Partners, Inc. owns and operates our commercial staffing and permanent placement business, which we refer to as our Staffing Services division. Pursuant to the stock purchase agreement, Compass CS Inc. will purchase 100% of the outstanding capital stock of Venturi Staffing Partners from our wholly owned subsidiary, PFI Corp., for a purchase price of approximately $30.3 million in cash. In addition, at closing, Venturi Staffing Partners will assume approximately $700,000 of our accrued restructuring charges. The purchase price is subject to a post-closing adjustment based on the amount, if any, by which working capital at closing is greater or less than $12.5 million. It is a condition to the completion of the merger that we complete the sale of Staffing Services.

NET PROCEEDS

      After deducting transaction expenses, any working capital adjustment that we owe to Compass CS and liabilities of Staffing Services for which we have agreed to remain responsible, the merger agreement requires that we receive net cash proceeds of not less than $25 million from the sale of Staffing Services. Although we expect that net cash proceeds from the sale will be greater than $25 million, the amount of certain deductions from gross proceeds is uncertain, and we cannot guarantee receipt of $25 million. If net cash proceeds are less than $25 million, COMSYS can terminate the merger agreement and require payment of a $4 million termination fee plus reimbursement of up to $2.5 million in expenses.

      Approximately $2.5 million of the purchase price will be placed in a cash escrow to secure the payment of certain unemployment and unclaimed property tax liabilities of Venturi Staffing Partners for which we have agreed to be responsible. As discussed previously, the merger agreement provides for a share escrow related to these tax liabilities. See "The Merger Agreement-Merger Consideration." In addition, we will be required to pay approximately $1.4 million to satisfy obligations to Staffing Services employees under our nonqualified profit-sharing plan. We also will remain responsible for liabilities and costs associated with terminating the 401(k) plan for Staffing Services, although the amount of these liabilities and costs above $500,000 will not be subtracted from proceeds of the sale in calculating the amount of our net cash proceeds under the merger agreement.

REPRESENTATIONS AND WARRANTIES

      We have made a number of representations and warranties to Compass CS regarding Venturi Staffing Partners and its business and other matters pertinent to the sale of Staffing Services. The topics covered by these representations and warranties include the following:

   -  corporate organization and good standing;

   -  corporate power and authority;

   - due authorization of the stock purchase agreement and the Staffing Services sale, and valid execution, delivery and enforceability of the stock purchase agreement;


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   -  the absence of conflicts, defaults or violations under organizational documents, laws, regulations or governmental authorizations as a result of the Staffing Services sale and the related transactions;

   -  required consents and approvals;

   -  capitalization of Venturi Staffing Partners;

   -  accuracy of financial statements;

   -  accuracy and completeness of books and records;

   -  title to shares and properties;

   -  absence of liens and encumbrances;

   -  condition and sufficiency of assets;

   - validity of accounts receivable and establishment of associated reserves in accordance with generally accepted accounting principles;

   -  the absence of undisclosed liabilities;

   - the absence of long-term liabilities other than those for which reserves are reflected on the balance sheet of Venturi Staffing Partners;

   -  tax matters;

   - the absence of any material adverse change in the business of Venturi Staffing Partners since March 28, 2004, and the absence of specified changes and events in the business since that date;

   - compliance with legal requirements, judicial orders and governmental authorizations;

   -  pending and threatened legal proceedings;

   - material contracts and the absence of violations, defaults or breaches of those contracts;

   -  insurance policies and coverage;

   -  intellectual property;

   - the absence of certain payments made to secure business or obtain special concessions for Venturi Staffing Partners;

   -  the absence of relationships with related persons;

   -  brokerage or finder's fees; and

   -  pension and welfare plans.


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      In addition, Compass CS made several representations and warranties to us regarding Compass CS and the contemplated transactions. The topics covered by these representations and warranties include the following:

   -  corporate organization and good standing;

   -  corporate power and authority;

   - due authorization of the stock purchase agreement and the Staffing Services sale, and valid execution, delivery and enforceability of the stock purchase agreement;

   - the absence of conflicts, defaults or violations under organizational documents, resolutions or laws or regulations as a result of the Staffing Services purchase and the related transactions;

   -  required consents and approvals;

   - investment intent with regard to the acquisition of our Staffing Services division;

   - the absence of legal proceedings that would prevent or delay the Staffing Services transaction;

   -  brokerage or finder's fees; and

   -  acknowledgement of access to information regarding Venturi Staffing
      Partners.

      Some of our representations and warranties are qualified by our knowledge. For this purpose, matters in our knowledge are matters of which certain of our executive officers are actually aware, or matters that such individuals would reasonably be expected to discover in the performance of their responsibilities (without any independent duty of inquiry as a result of entering into the stock purchase agreement). Other representations and warranties are qualified as applying only to certain material matters or to matters that would reasonably be expected to have a material adverse effect. A material adverse effect means any change or effect that, when taken individually or together with all other adverse changes or effects, has or is reasonably likely to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Venturi Staffing Partners and its subsidiaries, taken as a whole. The stock purchase agreement provides, however, that in determining whether a material adverse effect has occurred, none of the following may be taken into account:

   - any change in economic conditions generally or in the temporary staffing industry;

   - any change in the financial condition or results of operation of Venturi Staffing Partners caused by the pending sale of Venturi Staffing Partners to Compass CS or any announcement of the sale; or

   - any actions to be taken pursuant to or in accordance with the stock purchase agreement.

INTERIM OPERATIONS

      Except as contemplated by the stock purchase agreement, prior to completion of the sale of our Staffing Services division, we have agreed, on our own behalf and on behalf of Venturi Staffing Partners and its subsidiaries:


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   -  to conduct the business of Venturi Staffing Partners in the ordinary course, which means acting in a manner consistent with past practices and with the ordinary course of normal day-to-day operations (and specifically excludes actions prohibited by law and actions that are required to be specifically authorized by the board of directors of Venturi Staffing Partners);

   - to use commercially reasonable efforts to maintain and preserve intact the current organization of Venturi Staffing Partners and its subsidiaries and their respective federal employer identification numbers;

   - to use commercially reasonable efforts to maintain relationships and goodwill with the suppliers, customers, landlords, creditors, employees and agents of Venturi Staffing Partners;

   - to use commercially reasonable efforts to keep available the services of the current officers and employees of Venturi Staffing Partners;

   - not to commit or incur capital expenditures in excess of $250,000 in connection with the business of Venturi Staffing Partners;

   - not to increase the bonuses, salaries or other compensation of any director, officer or employee of in excess of the amounts previously set forth in the 2004 annual budget of the Company; and

   - to report periodically to Compass CS concerning the status of the business of Venturi Staffing Partners.

      In addition to these agreements regarding the conduct of business generally, we have agreed not to take certain actions without the prior written consent of Compass CS, and to cause or permit Venturi Staffing Partners and its subsidiaries not to take those actions without such consent, until the Staffing Services sale is completed. Specifically, except as set forth in the stock purchase agreement or the disclosure schedules to the stock purchase agreement, we have agreed not to:

   - change the authorized or issued capital stock of Venturi Staffing Partners or its subsidiaries, grant any stock option or right to purchase shares of capital stock of Venturi Staffing Partners or its subsidiaries, issue any security convertible into such capital stock, grant any registration rights or purchase, redeem or otherwise acquire the capital stock of Venturi Staffing Partners or its subsidiaries;

   - amend the certificate of incorporation, bylaws or comparable governing documents of Venturi Staffing Partners or any of its subsidiaries;

   - other than in the ordinary course of business and consistent with past practices, pay or increase any bonus, salary or other compensation of any director, officer or employee of Venturi Staffing Partners or its subsidiaries or permit Venturi Staffing Partners or its subsidiaries to enter into any employment, severance or similar contract with any of its director, officer or management employees;

   - take any action or fail to take any reasonable action that would result in damage to or destruction or loss of any asset or property of Venturi Staffing Partners or its subsidiaries, if such damage, destruction or loss would have or would be expected to have a material adverse effect;

   - enter into or terminate any material license or material agreement involving Venturi Staffing Partners or its subsidiaries;

   - sell, lease or other otherwise dispose of or mortgage, pledge or otherwise encumber any material asset or property of Venturi Staffing Partners or its subsidiaries;

   - cancel or waive any claims or rights with a value in excess of $50,000 to Venturi Staffing Partners of any of its subsidiaries;

   - make any tax election or material change in the accounting methods used by Venturi Staffing Partners and its subsidiaries;

   - incur any indebtedness for borrowed money or other material liabilities (other than intercompany borrowings and borrowings under our credit facilities that are guaranteed by Venturi Staffing Partners and its subsidiaries);

   - permit capital expenditures of Venturi Staffing Partners or any subsidiary in excess of $50,000;

   - permit Venturi Staffing Partners or any subsidiary to enter into any material transaction outside the ordinary course of business;

   - permit Venturi Staffing Partners or any subsidiary to enter into any contract or series of contracts involving more than $50,000 or otherwise outside the ordinary course of business;

   - declare or pay dividends or distributions with respect to the shares of Venturi Staffing Partners, whether in cash, capital stock or otherwise;

   - permit any loan by Venturi Staffing Partners or any subsidiary to, or any other transaction with, any stockholder, director, officer, employee or related person of Venturi Staffing Partners or any of its subsidiaries;

   - enter into any employment contract with any operating company president or more senior executive officer of Venturi Staffing Partners or any subsidiary or enter into or modify any collective bargaining agreement of Venturi Staffing Partners or its subsidiaries;

   - except for hourly employees, increase the base compensation of any of the officers or employees of Venturi Staffing Partners or any of its subsidiaries whose annual compensation (including bonuses) is at least $75,000 or permit Venturi Staffing Partners to make any other change in employment terms for such officers or employees;

   - take any action or fail to take any reasonable action that results in a deterioration or diminution in the Company's or its subsidiaries' relationship with any customer or supplier, which would reasonably be expected to have a material adverse effect;

   - permit any deterioration or diminution in Venturi Staffing Partners' or its subsidiaries' relationships with customers or suppliers, which would reasonably be expected to have a material adverse effect;

   -  prepay any indebtedness of Venturi Staffing Partners or its subsidiaries;

   - amend any tax election or tax return, agree to waive or extend any statute of limitations or agree to resolve any audit or proceeding related to taxes, to the extent such action relates to taxes of Venturi Staffing Partners or its subsidiaries; or

   - permit Venturi Staffing Partners or its subsidiaries to enter into any written agreement to do, or which could result in, any of the foregoing.

      Prior to the closing, Venturi Staffing Partners must also have discontinued, to the reasonable satisfaction of Compass CS, its Denver, Colorado operations.

NO SOLICITATION COVENANT

      Under the terms of the stock purchase agreement, subject to specific exceptions described below, we have agreed with Compass CS that, prior to the completion of the sale of our Staffing Services division or the earlier termination of the stock purchase agreement, neither we nor any of our subsidiaries, nor any of our and our subsidiaries' officers, directors, employees, advisors or other representatives will:

         - solicit, initiate or knowingly encourage any acquisition proposal, as defined below;

         -  enter into any agreement with respect to any acquisition proposal;
            or

         - participate in any discussions or negotiations regarding, or furnish to any person or entity any information for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an acquisition proposal.

   Under the stock purchase agreement, an "acquisition proposal" is an inquiry, proposal or offer requesting or requiring Venturi Staffing Partners and its subsidiaries to be involved with:

   - a merger, consolidation, reorganization, share exchange, business combination or other similar transaction with respect to Venturi Staffing Partners or any of its subsidiaries;

   - a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Venturi Staffing Partners or its subsidiaries representing 5% or more of the assets of Venturi Staffing Partners and its subsidiaries taken as a whole (whether in a single transaction or a series of transactions);

   - the acquisition by any person or entity of beneficial ownership or the right to acquire beneficial ownership of, any outstanding equity securities of Venturi Staffing Partners or any of its subsidiaries; or

   - an issuance, sale or grant of additional shares of the capital stock of Venturi Staffing Partners.

      The stock purchase agreement does not prohibit us or our affiliates from:
(i) soliciting, initiating or knowingly encouraging the submission of an inquiry, proposal or offer requesting us to be involved in a merger, consolidation, share exchange, business combination or similar transaction with respect to us and our subsidiaries other than Venturi Staffing Partners and its subsidiaries; (ii) entering into any agreement with respect to such a transaction or (iii) participating in discussions or negotiations regarding or furnishing information for the purpose of facilitating the making of such a proposal. It is not a breach of the stock purchase agreement if we take any action permitted under the merger agreement with respect to takeover proposals, but the merger agreement includes certain restrictions on our ability to have discussions with potential third-party acquirers or merger partners. See "The Merger Agreement - No Solicitation Covenant."

      Upon authorization of our board of directors, however, we may: (i) provide information to and engage in discussions or negotiations with any person who has made a qualifying offer (as defined below) or who has made an acquisition proposal that is reasonably likely to lead to a qualifying offer (provided that such person has entered into an appropriate confidentiality agreement); (ii) accept a qualifying offer and (iii) issue a press release announcing that we have entered into the stock purchase agreement, file a report on Form 8-K with respect to the stock purchase agreement and file and disseminate a proxy statement.

      A "qualifying offer" means an unsolicited offer from an unaffiliated third party or group to acquire the capital stock of Venturi Staffing Partners, through purchase, merger, consolidation, reorganization, business combination, or other similar transaction or to acquire all or substantially all of the assets of Venturi Staffing Partners:

         - on terms that our board of directors determines in its good faith judgment would be more favorable to our stockholders than the Staffing Services sale from a financial point of view, taking into account all relevant factors, including the conditions to that offer, the timing and likelihood of completing the proposed transaction, the financing of the proposed transaction and any required consents and approvals; and

         - that is, in the good faith judgment of our board of directors, reasonably likely to be completed without undue delay.

      We are permitted to accept a qualifying offer only if our board of directors or a special committee of our board determines in its good faith judgment (after consultation with its independent legal counsel) that it is necessary to do so in order to comply with its fiduciary duties to our stockholders. We are obligated to notify Compass CS promptly after the receipt of any qualifying offer. The notice must include the terms of the qualifying offer, including the identity of the person or group making the offer.

TIMING OF CLOSING

      The closing of the sale will occur on September 30, 2004 or at such other time as we and Compass CS agree unless the stock purchase agreement has been terminated prior to that time. We currently expect to complete the Staffing Services transaction in the fourth quarter of 2004. Either party can terminate the stock purchase agreement if the Staffing Services sale has not been completed by October 31, 2004 unless the closing has not occurred because of the failure of the party seeking to terminate to comply with its obligations under the stock purchase agreement.

CONDITIONS TO COMPLETION OF THE SALE

      The obligations of each of Venturi and Compass CS to complete the Staffing Services sale transaction are subject to the satisfaction or waiver of conditions specified in the stock purchase agreement, which include:

         -  the closing of the merger;

         -  the execution and delivery of the cash escrow agreement; and

         - the absence of any law, rule, regulation, executive order, injunction, order or decree prohibiting or making illegal the completion of the transaction.

      The obligation of Compass CS to complete the Staffing Services transaction is subject to the satisfaction or waiver by Compass CS of additional conditions. These additional conditions include:

         - the representations and warranties we have made in the stock purchase agreement must be true and correct in all material respects as of the closing date (except that representations and warranties qualified as to materiality must be true and correct as of the closing date, and those that address matters as of a specific date must be true and correct as of that date), and Compass CS must have received a certificate to that effect from us;

         - we must have performed in all material respects all obligations required to be performed by us under the stock purchase agreement (except that our obligation to make all filings required by law in order to complete the transaction have been performed in all respects), and Compass CS must have received a certificate to that effect from us and PFI;

         -  we must have obtained all required third-party consents;

         - Robinson, Bradshaw & Hinson, P.A. must have provided to Compass CS a legal opinion regarding the Staffing Services sale;

         - all options to purchase our equity under the 2003 Equity Incentive Plan held by employees of Venturi Staffing Partners or any of its subsidiaries must have been vested, with exercise periods of not less than 90 days from the closing;

         - all of our obligations under our nonqualified profit-sharing plan must have been vested and fully funded or paid in cash; and

         - we must have made certain amendments to the employment agreement of Ann Fleming and assigned such agreement to Venturi Staffing Partners or have paid any severance payment due thereunder in connection with the consummation of the transaction.

      Our obligation to complete the Staffing Services sale is subject to the satisfaction or waiver by us of the following additional conditions:

         - the representations and warranties of Compass CS in the stock purchase agreement must be true and correct in all material respects as of the closing date, and we must have received a certificate to that effect from Compass CS;

         - Compass CS must have performed in all material respects all obligations required to be performed by it under the stock purchase agreement, and we must have received a certificate to that effect from Compass CS;

         -  Compass CS must have received all required third-party consents;

         - we must have received the legal opinion of Squire, Sanders, Dempsey, L.L.P. regarding the Staffing Services sale; and

         - the sale of Staffing Services must have been approved by the holders of a majority of the outstanding shares of our common stock, and by each beneficial owner of 5% or more of our voting securities.

TERMINATION OF THE STOCK PURCHASE AGREEMENT

      The stock purchase agreement may be terminated, and the sale abandoned, at any time before the sale is completed, whether before or after our stockholders have voted at the annual meeting:

         -  by mutual agreement of us and Compass CS;

         - by either us or Compass CS, if the closing transaction has not been completed by October 31, 2004, which date may be extended by mutual agreement;

         - by either us or Compass CS, if the merger agreement has been terminated;

         -  by Compass CS, if:

            - we materially breach any provision of the stock purchase agreement and our breach either cannot be cured or has not been cured within five business days after notice from Compass CS to us; or

            - any of the closing conditions has not been satisfied as of October 31, 2004 (or such other mutually agreed date) or if satisfaction of a condition is or becomes impossible;

         -  by us, if:

            - prior to the time our stockholders adopt the stock purchase agreement, we have complied with our obligations under the no solicitation covenant of the stock purchase agreement and our board of directors authorizes us to enter into a binding written agreement for a transaction that is a qualifying offer;

            - Compass CS materially breaches any provision in the stock purchase agreement and its breach either cannot be cured or has not been cured within five business days after notice from us; or

            - any of the closing conditions have not been satisfied as of October 31, 2004 (or such other mutually agreed date) or if satisfaction of a condition is or becomes impossible.

In any case, the party wishing to terminate the stock purchase agreement must give written notice to the other party.

NON-CONSUMMATION FEE

      We have agreed to pay Compass CS a non-consummation fee if the Staffing Services sale is not completed for any reason other than our termination of the stock purchase agreement due to a material breach by Compass CS of any provision of the stock purchase agreement. In most cases, the non-consummation fee will be the sum of 4.5% of the purchase price plus expenses incurred by Compass CS, up to a maximum of $2.5 million. But, if the stock purchase agreement is terminated because we have accepted a superior proposal (as defined in the merger agreement), the maximum amount of the non-consummation fee will be $2.0 million (including reimbursed expenses).

      Except as described in this paragraph, neither party will have any liability to the other upon termination of the stock purchase agreement, unless it has failed to comply with its obligations under the stock purchase agreement or breaches its obligations under the parties' confidentiality agreement.

OTHER EXPENSES

      Except as set forth above under "Non-Consummation Fee," whether or not the Staffing Services sale is completed pursuant to the stock purchase agreement, each party will bear all expenses incurred by it in connection with the stock purchase agreement and the transactions contemplated by the agreement.

INDEMNIFICATION

      Subject to various limitations, we and PFI have agreed, jointly and severally, to indemnify Compass CS and its affiliates for any losses, damages or expenses they incur in connection with the following:

         - any breach of any of our representations and warranties in the stock purchase agreement (including the disclosure letter) or any other document or certificate we deliver in connection with the closing;

         - any breach of our covenants or obligations in the stock purchase agreement to the extent such breach is not disclosed on our closing certificate;

         - any claims for payments due from Venturi Staffing Partners with respect to our non-qualified profit-sharing plan; and

         - the failure to obtain any third-party consent required in connection with the completion of the Staffing Services sale.

      In general, we are liable for indemnification only if Compass CS notifies us of a claim within one year of the closing date. Our liability extends, however, through the applicable statute of limitations for any breach of our representation regarding tax matters, and there is no time limit on claims brought in connection with any breach of our representations regarding authorization of the transactions, corporate power and authority, absence of conflicts with our organizational documents or board resolutions, capitalization of Venturi Staffing Partners, absence of brokerage commissions due and claims based on our failure to fulfill our obligations under the non-qualified profit-sharing plan.

      Subject to the same exceptions listed in the preceding paragraph, we are not liable for any claims until the aggregate amount of the claims exceeds $200,000, and then we are liable only for the amount of damages in excess of $100,000. Except for the representations listed in the preceding paragraph (other than taxes) and except for our obligations to indemnify Compass CS for certain unemployment and unclaimed property taxes, which are secured by the escrow agreement described above, our liability cannot exceed $5 million.

      Compass CS has also agreed, subject to various limitations, to indemnify us and our affiliates for any losses, damages or expenses incurred in connection with the following:

         - any breach of the representations or warranties of Compass CS in the stock purchase agreement or any other document or certificate we deliver in connection with the closing;

         - any breach by Compass CS of any of its covenants or obligations in the stock purchase agreement; or

         - any claim by any person for brokerage or finders' fees or commission based on any agreement between Compass CS and such person in connection with the Staffing Services sale.

      Subject to exceptions for representations regarding its due organization, authority and absence of conflicts with organizational documents, resolutions and legal requirements, Compass CS will have no liability for breaches of representations and warranties until the aggregate claim for all damages for such matters exceeds $100,000 and then only to the extent of such excess, and claims must be brought within one year. For the listed exceptions, as well as obligations with respect to certain workers' compensation matters and lease guaranties discussed below and Venturi Staffing Partners' assumption of certain restructuring charges, there is no time limitation on claims. There is no ceiling on buyer's indemnification liability.

      Damages recoverable by persons seeking indemnification under the stock purchase agreement will be net of insurance proceeds (and other amounts recovered from third parties or that would reasonably be expected to be recovered as insurance proceeds if the person seeking indemnification had a valid claim and used commercially reasonable efforts to collect such amounts). In addition, upon any payment of damages to a person seeking indemnification, the person paying the damages must be subrogated to all rights of the person seeking such damages, but only to the amount paid pursuant to the stock purchase agreement. Finally, persons seeking indemnification must take all reasonable steps to mitigate their damages upon and after becoming aware of any event that could reasonably be expected to give rise to the damages.

      After the closing, the right to indemnification is the exclusive remedy with respect to all claims arising under the stock purchase agreement or the other documents delivered pursuant to the stock purchase agreement, and neither party is liable for any special, incidental, consequential or punitive damages (other than any such damages recovered or sought by a third party).

      In addition, until December 31, 2009, we will cause the surviving entity of the merger to provide director's and officer's liability insurance for the benefit of the present and former officers and directors of Venturi Staffing Partners and its subsidiaries with respect to claims arising from actions or omissions occurring before the Staffing Services sale. This insurance must contain terms and conditions no less protective of such directors and officers than the coverage currently provided by the insurance policy we currently maintain and may be provided through the purchase of a policy that provides "tail" coverage until December 31, 2009, for pre-closing events.

SECTION 338(H)(10) ELECTION

      We and Compass CS have agreed to file a Section 338(h)(10) election in connection with the Staffing Services sale. As a result of this election we will recognize a significant loss on the sale. See "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2" and "The Stock Purchase Agreement."

WORKERS' COMPENSATION ARRANGEMENTS

      We maintain various workers compensation insurance policies covering Venturi Staffing Partners employees, and the stock purchase agreement requires us to maintain such policies through the closing. In connection with the closing, we will transfer certain of those policies to Compass CS and will retain certain other policies. After the closing, Compass CS is obligated to reimburse us for any payments made for Venturi Staffing Partners employees under the policies we retain, and we are obligated to reimburse Compass CS for payments made for our employees under the policies it assumes.

LEASE GUARANTEES

      After the closing, Compass CS and Venturi Staffing Partners must indemnify us and our affiliates for any losses, damages or expenses arising from any obligation under specified real property leases of Venturi Staffing Partners that we have guaranteed (except to the extent such losses, damages or expenses arise from our failure to properly notify or obtain consent from any landlord in connection with the completion of the Staffing Services transaction). At our request, Compass CS will, to the extent permitted by its lenders, provide replacement guaranties for such leases. We also have the right to subrogation or reimbursement related to any guarantee of the obligations of Venturi Staffing Partners or its subsidiaries.

LICENSE AGREEMENT

      We will assign our rights in the "Venturi" name and related marks to Venturi Staffing Partners prior to the closing; provided that we will retain a royalty-free, worldwide, non-transferable right to use the "Venturi" name and related marks for transitional purposes for a term of six months after the closing.

TRANSITION SERVICES

      We have agreed to provide, for specified fees, certain corporate functions to Venturi Staffing Partners for a period of at least three months after the closing. The services to be provided include general accounting services, information systems services and human resources services, as well as year-end financial statement preparation, audit assistance and payroll.

ADDITIONAL AGREEMENTS

      In general, we and Compass CS have each agreed to use commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable under applicable laws and regulations to permit completion of the Staffing Services sale. Actions that we are permitted to take in connection with qualifying offers, as described under "No Solicitation Covenant" above, are exceptions to our obligations in this regard.

      We and Compass CS have agreed to cooperate with each other to make all legal filings, obtain all consents and take other actions required for the closing of the Staffing Services sale.

      Prior to the closing of the Staffing Services sale, we have agreed to provide Compass CS and its representatives access to our and our subsidiaries' personnel, facilities, books and records, including financial information.

AMENDMENT; ASSIGNMENT; EXTENSION AND WAIVER

      The stock purchase agreement may be amended or modified only with the written agreement of the party to be charged with the amendment. In addition, under the merger agreement, we must obtain COMSYS' consent in order to amend the stock purchase agreement. Neither party may assign its rights under the stock purchase agreement without the prior consent of the other parties, except that Compass CS may assign any of its rights under the agreement to an affiliate without consent so long as it remains primarily and fully liable for its obligations and liabilities under the agreement.

      Any party may extend the time for performance of any obligations of another party or waive any inaccuracies in representations and warranties by another party or compliance by another party with any agreements or conditions contained in the stock purchase agreement. Any agreement to any of these extensions or waivers must be in writing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of July 30, 2004 (except where otherwise noted), the number and percentage of outstanding shares beneficially owned by each person known by us to own beneficially more than 5% of our common stock, by each of our directors, by our chief executive officer, by all of our executive officers (including the four other most highly paid executive officers for 2003) and by all of our directors and executive officers as a group. The table also provides the pro forma percentage each person or entity will beneficially own after giving effect to the merger. Except as otherwise shown below, each stockholder named has sole voting and investment power with respect to his or her or its shares.

                                                                  SHARES OF COMMON STOCK BENEFICIALLY OWNED
                                                                ----------------------------------------------
                                                                                                   PRO FORMA
          NAME AND ADDRESS* OF BENEFICIAL OWNER                 NUMBER (1)       PERCENT (2)       PERCENT (3)
--------------------------------------------------------        ----------       -----------       -----------
                                                               (rounded to
                                                               next highest
                                                                  share)
MatlinPatterson Global Opportunities Partners L.P.
and MatlinPatterson Global Opportunities Partners
(Bermuda) L.P., et. al.................................          1,462,500 (4)        23.7%             9.41%
  520 Madison Avenue
  New York, New York 10022

Links Partners, L.P. and Inland Partners, L.P. et. al .          1,469,577 (5)        23.8%             9.45%
  61 Wilton Avenue, 2nd Floor
  Westport, Connecticut  06880

Amalgamated Gadget, L.P................................          1,088,980 (6)        17.4%             6.96%
  City Center Tower II
  301 Commerce Street, Suite 2975
  Fort Worth, Texas  76102

Zazove Associates, LLC.................................          1,023,337 (7)        16.8%             6.61%
  940 Southwood Boulevard, Suite 200
  Incline Village, NV  89451

Larry L. Enterline.....................................             80,600             1.3%              **
James C. Hunt..........................................             40,708 (8)         **                **
Michael H. Barker......................................             31,259             **                **
Ken R. Bramlett, Jr....................................             21,896 (9)         **                **
Thomas E. Stafford.....................................                 77             **                **
Victor E. Mandel.......................................              1,000             **                **
Christopher R. Pechock.................................                 --             **                **
Elias J. Sabo..........................................          1,469,577 (5)        23.8%             9.45%
William J. Simione, Jr. ...............................              1,320             **                **
Janice L. Scites.......................................              1,440             **                **
All directors and executive officers as a group (11
  persons).............................................          1,647,877            26.0%            10.66%

--------------------
* Addresses are furnished only for beneficial owners of more than 5% of our common stock.

**    Less than one percent

(1) These numbers include the following shares subject to stock options that are exercisable now or will become exercisable within 60 days after July 30, 2004: Mr. Enterline-76,666; Mr. Hunt-39,800; Mr. Barker-30,000; Mr.
      Bramlett-21,333; Mr. Mandel-1,000; Ms. Scites-1,000; and Mr.
      Simione-1,000.

(2) These calculations are based on an aggregate of 6,089,938 shares issued and outstanding as of July 30, 2004. Warrants and options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after July 30, 2004 are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(3) These calculations are based on an aggregate of 15,461,408 shares that will be issued and outstanding immediately after the merger, excluding any warrants that may be issued in connection with subscriptions for shares of a new series of our preferred stock, as described under "The Merger and the Sale of Our Staffing Services Division -- Proposals 1 and
      2 - Financing Arrangements -- Subscription Agreements." Warrants and options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after July 30, 2004 are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(4)   The amount and nature of the shares beneficially owned are based on the
      Schedule 13D filed on July 27, 2004. This amendment was filed by MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P., Matlin Patterson Global Advisers LLC, MatlinPatterson Global Partners LLC, MatlinPatterson Asset Management LLC, MatlinPatterson LLC, Coryton Management Ltd., Mark R. Patterson and David
      J. Matlin. All of these parties except MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P. have reported to us shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table includes 78,169.42 shares subject to warrants that are currently exercisable.

(5)   The amount and nature of the shares beneficially owned are based on the
      Schedule 13D amendment filed on July 20, 2004. This amendment was filed by Links Partners, L.P., Inland Partners, L.P., Coryton Management Ltd., Arthur Coady, Elias Sabo and I. Joseph Massoud. Links Partners and Inland Partners have reported shared voting and dispositive powers with respect to 734,515.38 and 735,060.98 shares, respectively. All other parties reporting in this amendment have reported shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table includes 85,242.36 shares subject to warrants that are currently exercisable.

(6)   The amount and nature of the shares beneficially owned are based on the
      Schedule 13G amendment filed on October 3, 2003. The number of shares of common stock shown in the table includes 163,411 shares subject to warrants that are currently exercisable. The reporting parties have reported sole voting power with respect to 925,569 shares.

(7)   The amount and nature of the shares beneficially owned are based on the
      Schedule 13G amendment filed on January 9, 2004. Zazove Associates is investment manager for a number of accounts that hold shares of our common stock. Zazove Associates has reported sole voting and dispositive power with respect to all 1,023,337 shares.

(8) This number includes 44 shares held in the names of Mr. Hunt's spouse and children.

(9)   This number includes 20 shares held in the name of Mr. Bramlett's spouse.

                            MARKET PRICE INFORMATION

      Our common stock has traded on the NASDAQ National Market since May 13, 2004. From November 21, 2002 until that date, our common stock traded on the OTC Bulletin Board maintained by the National Association of Securities Dealers, which we refer to as the OTC Bulletin Board. Prior to November 21, 2002, our common stock traded on the New York Stock Exchange, or NYSE. The NYSE delisted our common stock in February 2003. There is no established trading market for shares of COMSYS' stock.

      As of August 2, 2004, there were approximately 3,000 holders of our common stock, based on the number of holders of record and an estimate of the number of individual participants represented by securities position listings. As of August 2, 2004, there were eight holders of record of COMSYS' common stock.

      Because our policy has been to retain earnings for use in our business, we have not historically paid cash dividends on our common stock. In addition, our senior revolving credit facility currently prohibits the payment of cash dividends. In the future, our board of directors will determine whether to pay cash dividends based on conditions then existing, including our earnings, financial condition, capital requirements, financing arrangements, the terms of our credit agreements and any other factors our board of directors deems relevant.

      The following table sets forth:

      - the high, low and closing sales prices for our common stock as reported on the NYSE for each quarter during the fiscal year ended December 30, 2001, and for each quarter during the fiscal year ended December 29, 2002, through November 20, 2002;

      - the range of high, low and last bids for our common stock as reported by the OTC Bulletin Board from November 21, 2002 through the fiscal year ended December 28, 2003, for the first quarter of fiscal 2004 and for the second quarter of fiscal 2004 through May 13, 2004; and

      - the high and low sales prices for our common stock as reported on the NASDAQ National Market from May 13, 2004 through ____ __, 2004.

                                                                      HIGH        LOW
                                                                      ----        ---
2001
First Quarter..................................................      $81.25      $30.00
Second Quarter.................................................       51.75       27.25
Third Quarter..................................................       37.00       19.25
Fourth Quarter.................................................       27.75       10.00

                                                            HIGH        LOW
                                                            ----        ---

First Quarter........................................      $37.50      $20.25
Second Quarter.......................................       41.00       20.00
Third Quarter........................................       25.00        6.00
Fourth Quarter (through November 20, 2002)...........        9.25        3.00
Fourth Quarter (beginning November 21, 2002).........        4.50        1.50

2003
First Quarter........................................       $6.00       $3.25
Second Quarter  .....................................        6.50        3.75
Third Quarter........................................       11.00        4.75
Fourth Quarter.......................................       15.00       10.00

2004
First Quarter........................................      $13.85       10.95
Second Quarter.......................................       14.75       12.49
Third Quarter (through ________, 2004)...............

      The following table sets forth the high and low sales prices per share of our common stock on the NASDAQ National Market on July 19, 2004, the last full trading day prior to the public announcement of the merger, and on ____ __, 2004, the last trading day for which we could calculate this information prior to the date of this document.

                                                        VENTURI COMMON STOCK
                                                      -----------------------
                                                         HIGH           LOW
                                                      --------       --------

July 19, 2004.....................................    $  11.13       $  11.12
_________ __, 2004................................

      These are only historical comparisons. Because the market price of our common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to you in determining whether to approve the merger and the related transactions. We encourage you to obtain current market quotations for our common stock.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial statements combine our historical consolidated balance sheets and statements of operations with those of COMSYS, giving effect to the merger using the purchase method of accounting. U.S. generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquiror for accounting purposes. COMSYS has been designated as the acquiror because immediately after the merger its stockholders will hold more than 50% of our common stock on a fully diluted basis, a majority of our initial board of directors will be COMSYS designees and most members of our management will be former COMSYS officers. Our historical statements of operations have been adjusted for the pro forma impact of the disposition of Staffing Services under the stock purchase agreement.

      We are providing this information to aid you in your analysis of the financial aspects of the merger. We derived this information for the year ended December 28, 2003 from our audited financial statements and those of COMSYS for that year. The unaudited pro forma condensed combined statement of continuing operations information for the three-month period ended March 28, 2004 (for us) and March 31, 2004 (for COMSYS), and the unaudited pro forma condensed combined balance sheet information at those dates, were derived from the unaudited financial information of the companies. We have provided all of the information regarding us and our subsidiaries. COMSYS has provided all of the information regarding COMSYS and its subsidiaries. Neither we nor COMSYS assumes any responsibility for the accuracy or completeness of the information provided by the other party. Our financial information should be read together with the historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information" on page 224.

      The unaudited pro forma condensed combined statements of continuing operations for the year ended December 28, 2003 and the three months ended March 28, 2004 are presented as if the merger had been completed on January 1, 2003. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on March 28, 2004.

      The unaudited pro forma condensed combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma condensed combined financial statements do not reflect the full effect of restructuring charges that we will incur to fully integrate and operate the combined organization more efficiently or anticipated synergies resulting from the merger or the sale of Staffing Services. For example, the unaudited pro forma condensed combined balance sheet includes estimated liabilities related to facilities closures and severance costs in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Business Combination." The estimated related reduction in rent and compensation expenses is approximately $8.2 million for the year ended December 28, 2003 and approximately $2.7 million for the three months ended March 28, 2004. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

                             VENTURI PARTNERS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF CONTINUING
                OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL                   ADJUSTED      HISTORICAL                     PRO FORMA
                                        CONSOLIDATED                 CONSOLIDATED   CONSOLIDATED                    COMBINED
                                           VENTURI      STAFFING        VENTURI        COMSYS                      CONSOLIDATED
                                        ------------    SERVICES     ------------   ------------                   ------------
                                                           PRO              YEAR ENDED
                                         YEAR ENDED       FORMA      ---------------------------                    YEAR ENDED
                                          DECEMBER     ADJUSTMENTS   DECEMBER 28,  DECEMBER 31,     PRO FORMA       DECEMBER 28,
                                          28, 2003         (1)           2003          2003        ADJUSTMENTS         2003
                                         -----------   -----------   ------------  -------------   -----------      ------------
Revenues from services                   $ 494,547      $(250,228)    $ 244,319     $ 332,850       $      --         $ 577,169
Cost of services                           387,897       (200,430)      187,467       251,501              --           438,968
                                         ---------      ---------     ---------     ---------       ---------         ---------
Gross profit                               106,650        (49,798)       56,852        81,349              --           138,201
                                         ---------      ---------     ---------     ---------       ---------         ---------

Operating costs and expenses
   Selling, general and
     administrative expenses                96,287        (41,187)       55,100        63,881              --           118,981
   Restructuring costs, net                  2,503           (881)        1,622           854              --             2,476
   Stock based compensation                    570            (21)          549            --           1,756(11)         2,305
   Depreciation and amortization             5,180           (730)        4,450        15,870           1,282(5)         21,602
                                         ---------      ---------     ---------     ---------       ---------         ---------
                                           104,540        (42,819)       61,721        80,605           3,038           145,364
                                         ---------      ---------     ---------     ---------       ---------         ---------

Income (loss) from operations                2,110         (6,979)       (4,869)          744          (3,038)           (7,163)
Interest (income) expense, net               5,522         (2,825)        2,697        37,196            (727)(9)        14,828
                                                                                                      (24,338)(10)           --
Gain on financial restructuring, net       (83,027)            --       (83,027)           --              --           (83,027)
Other expense, net                              --             --            --            38              --                38
                                         ---------      ---------     ---------     ---------       ---------         ---------
Income (loss) before income taxes           79,615         (4,154)       75,461       (36,490)         22,027            60,998
Income tax expense (benefit)               (13,268)        (2,300)      (15,568)          760              --           (14,808)
                                         ---------      ---------     ---------     ---------       ---------         ---------
Income (loss) from continuing
  operations                             $  92,883      $  (1,854)    $  91,029     $ (37,250)      $  22,027         $  75,806
                                         =========      =========     =========     =========       =========         =========

Income from continuing operations
   per share - Basic                     $   20.00      $      --     $   19.60                     $      --         $    5.39
                                         =========      =========     =========     =========       =========         =========
Weighted shares outstanding - Basic          4,644             --         4,644                         9,409            14,053


Income from continuing operations
   per share - Diluted                   $   20.00      $      --     $   19.60                     $      --         $    5.39
                                         =========      =========     =========     =========       =========         =========
Weighted shares outstanding - Diluted        4,644             --         4,644                         9,409            14,053

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                             VENTURI PARTNERS, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF CONTINUING
              OPERATIONS FOR THE THREE MONTHS ENDED MARCH 28, 2004
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HISTORICAL                   ADJUSTED      HISTORICAL                      PRO FORMA
                                        CONSOLIDATED                 CONSOLIDATED   CONSOLIDATED                     COMBINED
                                           VENTURI      STAFFING        VENTURI        COMSYS                       CONSOLIDATED
                                        ------------    SERVICES     ------------   ------------                    ------------
                                                           PRO           THREE MONTHS ENDED                            THREE
                                        THREE MONTHS      FORMA      ---------------------------                    MONTHS ENDED
                                        ENDED MARCH    ADJUSTMENTS     MARCH 28,     MARCH 31,      PRO FORMA         MARCH 28,
                                          28, 2004         (1)           2004          2004        ADJUSTMENTS          2004
                                        ------------   -----------   ------------  -------------   -----------      ------------
Revenues from services                   $ 129,256      $(61,779)     $ 67,477      $ 88,858         $     --        $ 156,335
Cost of services                           103,114       (50,450)       52,664        68,003               --          120,667
                                         ---------      --------      --------      --------         --------        ---------
Gross profit                                26,142       (11,329)       14,813        20,855               --           35,668
                                         ---------      --------      --------      --------         --------        ---------

Operating costs and expenses
   Selling, general and
     administrative expenses                24,120        (9,904)       14,216        16,640               --           30,856
   Stock based compensation                    913           (59)          854            --              439(11)        1,293
   Depreciation and amortization             1,082          (188)          894         3,984              321(5)         5,199
                                         ---------      --------      --------      --------         --------        ---------
                                            26,115       (10,151)       15,964        20,624              760           37,348
                                         ---------      --------      --------      --------         --------        ---------

Income (loss) from operations                   27        (1,178)       (1,151)          231             (760)          (1,680)
Interest (income) expense, net                 191          (368)         (177)       15,249             (147)(9)        3,853
                                                                                                      (11,072)(10)
Other income, net                               --            --            --            (3)              --               (3)
                                         ---------      --------      --------      --------         --------        ---------
Income (loss) before income taxes             (164)         (810)         (974)      (15,015)          10,459           (5,530)
Income tax expense (benefit)                   (24)           24            --            --               --               --
                                         ---------      --------      --------      --------         --------        ---------
Income (loss) from continuing
   operations                            $    (140)     $   (834)     $   (974)     $(15,015)        $ 10,459        $  (5,530)
                                         =========      ========      ========      ========         ========        =========

Loss from continuing operations
   per share - Basic                     $   (0.02)     $     --      $  (0.16)                      $     --        $   (0.36)
                                         =========      ========      ========      ========         ========        =========
Weighted shares outstanding - Basic          6,090            --         6,090                          9,409           15,499
Loss from continuing operations
   per share - Diluted                   $   (0.02)     $     --      $  (0.16)                      $     --        $   (0.36)
                                         =========                    ========      ========         ========        =========
Weighted shares outstanding - Diluted        6,090            --         6,090                          9,409           15,499

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                             VENTURI PARTNERS, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 28, 2004
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                        HISTORICAL                   ADJUSTED     HISTORICAL                       PRO FORMA
                                       CONSOLIDATED    STAFFING    CONSOLIDATED  CONSOLIDATED                       COMBINED
                                         VENTURI       SERVICES      VENTURI        COMSYS                        CONSOLIDATED
                                       ------------    PRO FORMA   -----------   ------------                     ------------
                                         MARCH 28,    ADJUSTMENTS    MARCH 28,     MARCH 31,    PRO FORMA           MARCH 28,
                                           2004           (1)          2004          2004      ADJUSTMENTS            2004
                                       -------------  -----------  ------------  ------------  -----------        ------------
                    ASSETS
Current Assets
   Cash and cash equivalents             $   2,947     $      --     $   2,947     $      --    $  (2,947)(10)      $      --
   Accounts receivable, net of
    allowance for doubtful
    accounts of $3,456 and $3,927
    respectively                            77,200       (25,794)       51,406        69,230           --             120,636
   Prepaid expenses and other                4,421         1,237         5,658         3,739          (58)(13)          9,339
                                         ---------     ---------     ---------     ---------    ---------           ---------
   Total current assets                     84,568       (24,557)       60,011        72,969       (3,005)            129,975

Fixed assets, net                            8,269          (947)        7,322        10,171          (93)(2),(7)      17,400

Goodwill                                   103,532       (62,302)       41,230        69,683       86,367 (2)         156,050
                                                                                                  (41,230)(2)

Other intangibles, net                          --            --            --         7,879        6,407 (2),(5)      14,286
Deferred financing costs, net                   --            --            --         4,691        2,728 (9)           4,075
                                                                                                   (2,511)(16)
                                                                                                     (644)(18)
                                                                                                     (189)(19)

Notes receivable from stockholders              --            --            --         5,475       (5,475)(14)             --
Other assets                                   772          (420)          352         1,362           --               1,714
                                         ---------     ---------     ---------     ---------    ---------           ---------
Total assets                             $ 197,141     $ (88,226)    $ 108,915     $ 172,230    $  42,355           $ 323,500
                                         =========     =========     =========     =========    =========           =========

  See accompanying notes to Pro Forma Condensed Combined Financial Statements

                                        HISTORICAL                   ADJUSTED     HISTORICAL                          PRO FORMA
                                       CONSOLIDATED    STAFFING    CONSOLIDATED  CONSOLIDATED                          COMBINED
                                         VENTURI       SERVICES      VENTURI        COMSYS                           CONSOLIDATED
                                       ------------    PRO FORMA   -----------   ------------                        ------------
                                         MARCH 28,    ADJUSTMENTS    MARCH 28,     MARCH 31,    PRO FORMA              MARCH 28,
                                           2004           (1)          2004          2004      ADJUSTMENTS               2004
                                       -------------  -----------  ------------  ------------  -----------           ------------

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)
Current Liabilities
   Accounts payable                     $  10,572     $  (2,446)    $   8,126     $  38,572     $      --              $  46,698
   Payroll and related taxes               19,237        (5,188)       14,049        15,891            --                 29,940
   Other current liabilities               27,969       (10,838)       17,131         4,279         6,725  (2),(6)        28,135
   Interest payable                            --            --            --        16,555       (16,555) (10)               --
   Current maturities of long
     term debt                                185          (185)           --        48,765       (41,265) (10)            7,500
                                        ---------     ---------     ---------     ---------     ---------              ---------
   Total current liabilities               57,963       (18,657)       39,306       124,062       (51,095)               112,273

Senior revolver                                --            --            --            --        51,719  (10)           53,600
                                                                                                    1,881  (14)

Senior term loan                               --            --            --            --         7,500  (10)            7,500

Junior term loan                               --            --            --            --        60,000  (10)           60,000

Senior subordinated debt                       --            --            --        64,796       (33,284) (10)               --
                                                                                                  (31,512) (12)

Long-term debt                             60,616       (28,385)       32,231            --        (2,144) (8)                --
                                                                                                  (23,087) (10)
                                                                                                   (7,000) (12)

Other noncurrent liabilities               13,108        (6,592)        6,516            --            --                  6,516

Mandatorily redeemable
  preferred stock                              --            --            --       370,186        38,512  (12)           38,512
                                                                                                   (8,516) (14)
                                                                                                 (212,534) (16)
                                                                                                   (3,845) (17)
                                                                                                  (92,442) (18)
                                                                                                  (52,849) (19)

Warrant liability                              --            --            --         1,381        (1,381) (15)               --

Stockholders' Equity (Deficit)
   Common stock                                61            --            61           209            14  (11)              155
                                                                                                       73  (18)
                                                                                                        6  (19)
                                                                                                     (208) (20)

   Common stock warrant                     1,538            --         1,538                       4,029  (2)             5,567

   Common stock in treasury,
      at cost - 40,573 shares                  --            --            --           (16)           16  (15)               --

   Additional paid in capital             295,656            --       295,656            --      (227,509) (2)           173,439
                                                                                                   15,794  (11)
                                                                                                      350  (16)
                                                                                                   82,120  (18)
                                                                                                    7,005  (19)
                                                                                                       23  (20)

Unamortized stock based compensation           --            --            --            --       (10,539) (11)          (10,539)

Retained earnings (deficit)              (231,801)      (34,592)     (266,393)     (388,388)      266,392  (2)          (123,523)
                                                                                                   (1,347) (9)
                                                                                                   (5,269) (11)
                                                                                                    1,160 (14)
                                                                                                    1,365 (15)
                                                                                                  210,023 (16)
                                                                                                    3,495 (17)
                                                                                                    9,605 (18)
                                                                                                   45,649 (19)
                                                                                                      185 (20)
                                        ---------     ---------     ---------     ---------     ---------              ---------
Total stockholders' equity (deficit)       65,454       (34,592)       30,862      (388,195)      402,432                 45,099
                                        ---------     ---------     ---------     ---------     ---------              ---------
Total liabilities and stockholders'
   equity (deficit)                     $ 197,141     $ (88,226)    $ 108,915     $ 172,230     $  42,355              $ 323,500
                                        =========     =========     =========     =========     =========              =========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) These pro forma adjustments reflect the sale of the Staffing Services division of Venturi for a cash purchase price of $30,300, pursuant to a stock purchase agreement entered into in July 2004. The sale of the Staffing Services division is required to be consummated as a condition to closing the merger with COMSYS.

      The pro forma adjustments to the March 28, 2004 unaudited condensed combined balance sheet for this disposition reflect the estimated reduction in assets and liabilities, and the net reduction in stockholders' equity, that would have occurred had the divestiture occurred on that date. The pro forma adjustments also reflect estimated proceeds from the sale of $30,300, compared to a carrying value of the net assets of the Commercial Staffing business of approximately $64,892 as of March 28, 2004, resulting in a net loss on disposal that is recognized as a reduction in stockholders' equity. The pro forma loss principally reflects estimated impairment of goodwill based on current fair value reflected in the agreement to sell the Staffing Services business. The amount of such impairment is an estimate and may differ from the amount ultimately recognized. The primary reasons for the impairment were, among other factors, the downward adjustment in projected results of the Staffing Services division caused in part by the loss of certain key customers and increased discounting of those future results based on current assessment of risk inherent in the business. The pro forma adjustments also reflect application of the net proceeds to pay down approximately $26,300 of Venturi long-term debt, payment of $2,500 to fund an escrow account for certain liabilities not assumed by the buyer, and payment of $1,500 to settle certain nonqualified benefit plan liabilities as required pursuant to the merger. The pro forma pay down of long term debt also resulted in a pro forma adjustment to reduce the remaining deferred gain on debt forgiveness by approximately $2,000 relating to the portion of Venturi debt repaid. The pro forma adjustments do not include any assets or liabilities for which Venturi has agreed to remain responsible or to reimburse the purchaser under the stock purchase agreement.

      The pro forma adjustments to the unaudited condensed combined statements of continuing operations for the year ended December 28, 2003 and the three months ended March 28, 2004 reflect the estimated reduction in revenues from services, cost of services and expenses that would have occurred had the divestiture occurred at January 1, 2003. The pro forma adjustments for revenues from services and cost of services are based on actual amounts recorded by the Staffing Services division in the respective periods. The pro forma adjustments related to other operating expenses are also principally based on actual expenses directly recorded by the Staffing Services division. The pro forma income tax adjustment for the year ended December 28, 2003 in the amount of $2,300 relates to deferred tax liabilities associated with assets of the Staffing Services division.

(2) The merger will be accounted for as a purchase, with COMSYS designated as the acquiring company. There is currently no public market for COMSYS common stock. Therefore, the purchase price paid in stock was determined by multiplying the number of Venturi common shares outstanding by $11.20, the average of the per share closing prices of Venturi common stock on the NASDAQ National Market over the five consecutive trading days ended July 19, 2004.

      The following table summarizes the estimated purchase price based upon the Venturi March 28, 2004 balance sheet as adjusted for those items discussed in the following footnotes. Certain price allocations are subject to refinement.

      Cash                                                       $   2,947
      Accounts receivable, net                                      51,406
      Prepaid expenses and other (13)                                3,100
      Fixed assets, net (7)                                          7,229
      Other non-current assets                                         352
      Other intangibles(5)                                           6,407
      Goodwill                                                      86,367
                                                                 ---------
      Total assets acquired                                        157,808
                                                                 ---------

      Accounts payable                                               8,126
      Other current liabilities (6)                                 38,015
      Long-term debt (8)                                            26,116
      Other noncurrent liabilities                                   7,878
                                                                 ---------
      Total liabilities assumed                                     80,135
                                                                 ---------

      Net assets acquired                                           77,673
      Less cash paid (3)                                            (3,900)
      Less value of Venturi outstanding warrants (4)                (5,567)
                                                                 ----------
      Total purchase price paid in stock                         $  68,206
                                                                 =========

(3) COMSYS and Venturi expect to incur aggregate transaction costs of approximately $7,975 associated with the merger, of which $4,075 are attributable to costs related to securing new credit facilities and $3,900 are directly related to the merger transaction. These costs consist primarily of investment banking, legal, accounting and other professional fees. The unaudited pro forma condensed combined balance sheet as of March 28, 2004 has been adjusted to reflect the payment of these direct transaction costs from additional borrowings under the new credit facilities to be secured in connection with the merger. These estimated costs are not reflected in the unaudited pro forma condensed combined statements of continuing operations. These costs are preliminary estimates and are subject to change.

(4) Represents Venturi management's best estimate of the fair market value as of July 19, 2004 of the warrants to purchase Venturi common stock that will remain outstanding after completion of the merger. A formal valuation of these warrants will be performed prior to the closing of the merger.

(5) These pro forma financial statements assume that identifiable intangibles related to the acquisition of Venturi will include primarily customer lists and will total approximately $6,407. The estimated useful life of these assets is five years and the amortization thereof ($1,282 per year) has been included in the unaudited pro forma condensed combined statements of continuing operations. This estimate of identifiable intangibles is based on a discounted cash flow analysis of estimated earnings attributable to customers for which Venturi performs services under contracts.


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
(6) Includes estimated liabilities for costs resulting from the merger of $6,725 related to facilities closures and severance costs in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Business Combination." These costs are preliminary estimates and are subject to change.

(7) Reflects asset write-offs of $93 resulting from the merger-related facilities closures. These write-offs are preliminary estimates and are subject to change.

(8) Reflects recognition of the remaining deferred gain on financial restructuring ($2,143) associated with the completion of Venturi's comprehensive financial restructuring on April 14, 2003. At that time, Venturi's senior lenders and certain holders of its convertible subordinated notes exchanged their notes for Venturi common and preferred stock. In addition, Venturi and its senior lenders executed definitive loan agreements that provided for certain amendments and maturity date extensions to the Venturi senior revolving credit facility. Venturi accounted for this transaction in accordance with Statement of Financial Accounting Standard No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," which requires the gain on the restructuring to be deferred and amortized over the term of the amended credit facility. It is expected that the current Venturi credit facility will be terminated in connection with the merger. The unaudited pro forma condensed combined balance sheet as of March 28, 2004 has been adjusted to reflect the recognition of the remaining unamortized deferred gain on the restructuring. The unaudited pro forma condensed combined statements of continuing operations do not reflect the recognition of this gain.

(9) Reflects the write-off of $1,347 in unamortized deferred financing costs of COMSYS relating to its current credit facility that is expected to be terminated in connection with the merger. The related amortization expense was eliminated from the unaudited pro forma condensed combined statements of continuing operations. COMSYS expects to incur $4,075 of expenses associated with securing new credit facilities related to the merger. These estimated costs are reflected in the unaudited pro forma condensed combined balance sheet as of March 28, 2004 as deferred financing costs. These costs are expected to be amortized over the term of the new credit facility (60 months) and the related amortization expense has been reflected in the unaudited pro forma condensed combined statements of continuing operations.

(10) Reflects the expected sources and uses of funds related to the new credit facilities to be secured in connection with the merger. It is anticipated that the new facility will consist of a senior revolver, a senior secured term loan ($15,000) and a junior secured term loan ($60,000). The senior term loan will be payable in eight equal quarterly installments. The proceeds from these loans plus available cash on hand as of the merger date are to be used to repay the outstanding balance of COMSYS current maturities of long-term debt, all interest payable and $33,284 of the senior subordinated debt. The funds are also to be used to repay $23,087 of Venturi long-term debt and $7,975 of aggregate transaction costs. These expected debt repayments are estimates and are subject to change.


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
      The components of the pro forma changes to historical interest expense are as follows:

                                                                 Fiscal Year Ended       Three Months Ended
                                                                 December 28, 2003         March 28, 2004
                                                                 -----------------        -----------------
        Elimination of historical interest expense                   ($38,351)                ($14,721)
        Pro forma interest expense:
             Dividends on mandatorily redeemable preferred              6,110                    1,673
                stock
             Junior term loan                                           5,190                    1,297
             Senior revolver                                            1,811                      453
             Senior term loan                                             623                      156
             Commitment fees                                              245                       61
             Letters of credit                                             34                        9
                                                                    ---------                ---------
        Net changes to historical interest expense                  ($24,338)                 ($11,072)
                                                                    =========                =========

      Based on the pro forma outstanding debt under variable interest rate facilities, an increase of 125 basis points in the variable interest rate would increase interest expense by $156 and $39 for the fiscal year ended December 28, 2003 and the three months ended March 28, 2004, respectively.

(11) Reflects conversion of COMSYS Class D redeemable preferred stock into 1,411,423 shares of Venturi common stock valued at $11.20 per share in the merger. One third of the common shares vest immediately upon closing of the merger, one third vest in equal installments on January 1 in each of the years 2005, 2006 and 2007, and the remaining one third vest in equal annual installments if specified earnings targets are met for the fiscal years 2004, 2005 and 2006. The unaudited pro forma condensed combined balance sheet at March 28, 2004 reflects the recognition of deferred compensation of $15,807 upon the conversion of the Class D preferred shares into Venturi common shares and vesting of one third of the total ($5,269) upon completion of the merger.

      In the unaudited pro forma condensed combined statements of continuing operations, stock based compensation includes amortization expense associated with the portion of deferred compensation that vests ratably over a three year period. The amortization expense totals $1,756 for the full year ended December 28, 2003 and $439 for the three months ended March 28, 2004.

(12) Reflects conversion of $31,512 of COMSYS senior subordinated debt and $7,000 of Venturi senior long-term debt into 38,512 shares of Venturi Class A mandatorily redeemable preferred stock issued in connection with the merger. Dividends accrue at the rate of 15% annually and compound quarterly. These expected debt conversions are estimates and are subject to change.

(13) Reflects write-off of prepaid assets associated with certain assets expected to be retired in conjunction with the merger.


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
(14) Immediately prior to the merger, 7,178 shares of COMSYS' outstanding Class E preferred stock ($8,516) securing both the stockholders' notes held by COMSYS and a loan made to Michael T. Willis by a commercial bank, will be redeemed in accordance with the terms of the Class E preferred stock in exchange for cancellation of the underlying stockholder notes ($5,475) and payment by COMSYS of the remaining principal balance on Mr. Willis' loan outstanding with the commercial bank ($1,881). Holders of the redeemed securities will have no further rights with respect to the shares and will receive no consideration in the merger.

(15) Reflects cancellation immediately preceding the merger of all COMSYS common shares held in treasury and all outstanding warrants to purchase COMSYS common shares. Holders of the cancelled securities will have no further rights with respect to COMSYS common shares and will receive no consideration in the merger.

(16) Reflects redemption of all COMSYS Class A-1 and Class A-2 preferred stock remaining outstanding immediately before the merger ($210,023) at a per share redemption price of $0.001 and elimination of unamortized issuance cost on the redeemed stock ($2,511). Holders of the redeemed securities will have no further rights with respect to the shares and will receive no consideration in the merger.

(17) Reflects exchange of all COMSYS Class A-3 redeemable preferred stock outstanding immediately preceding the merger ($3,845) for 31,319 shares of Venturi common stock in the merger.

(18) Reflects exchange of all COMSYS Class C redeemable preferred stock outstanding immediately preceding the merger for 7,338,702 shares of Venturi common stock in the merger and elimination of unamortized issuance cost on the redeemed stock ($644).

(19) Reflects exchange of all COMSYS Class B redeemable preferred stock outstanding immediately preceding the merger for 625,973 shares of Venturi common stock in the merger and elimination of unamortized issuance cost on the redeemed stock ($189).

(20) Reflects redemption, immediately preceding the merger, of 116,256 shares of COMSYS common stock at a redemption price of $0.001 per share and the exchange of the remaining 20,727,804 shares of COMSYS common stock outstanding immediately before the merger for 2,073 shares of Venturi common stock in the merger.


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
AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION - PROPOSALS 3(A)-3(H)

      Your existing shares of our common stock will not be exchanged as part of the merger or the sale of our Staffing Services division, and your rights as a stockholder will continue to be governed by Delaware law. However, in connection with the merger, you will be asked at the annual meeting to consider and approve amendments to our current restated certificate of incorporation, which we refer to as our current charter, to replace it with the amended and restated certificate of incorporation the form of which is attached to this document as Annex D, which we refer to as the proposed new charter. Our board of directors has unanimously adopted a resolution approving, and recommending to our stockholders for approval, a proposal to approve all of the changes to our current charter reflected in the proposed new charter.

      We have separated the significant amendments to our current charter that will be effected by the proposed new charter as separate proposals 3 (a)-(h) to allow you to focus on each significant change. However, if any one of these proposals is not approved, or if the merger or the sale of Staffing Services is not approved, then none of these amendments will be made to our current charter. Therefore, you should consider proposals 1, 2 and 3(a) through 3(h) together.

      The form of our proposed new charter is included in this document as Annex D and is incorporated herein by reference. A copy of our current charter has been previously filed with the SEC. See "Where You Can Find More Information" on page 224.

      The proposed new charter includes a number of significant changes to our current charter. These changes are broken out for your consideration as follows:

      Proposal 3(a)  To modify the special approvals necessary for certain related-party transactions during the first three years after our merger with COMSYS and eliminate these approval requirements thereafter;

      Proposal 3(b)  To modify the special approvals necessary for certain fundamental corporate transactions or to amend our certificate of incorporation or certain provisions of our bylaws during the first three years after our merger with COMSYS and eliminate these special approval requirements thereafter;

      Proposal 3(c)  To modify the fixed range of the number of our directors and designate our initial directors after the merger with COMSYS;

      Proposal 3(d)  To eliminate the requirement that all of our common stockholders receive the same per-share consideration in a merger;

      Proposal 3(e)  To specify voting rights in our charter;

      Proposal 3(f)  To clarify indemnification rights for our officers and directors;

      Proposal 3(g)  To change the name of our company to COMSYS IT Partners,
                     Inc.; and

      Proposal 3(h)  To adopt an amended and restated certificate of incorporation that includes the foregoing changes in the event they are approved by the stockholders and makes other changes set forth in the form of our proposed amended and restated certificate of incorporation, which is included as Annex D to this document.


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
      Significant differences exist between your rights as a stockholder under our current charter and under the proposed new charter. The material differences are summarized below. However, this discussion of the proposed new charter is necessarily general. It is not intended to be a complete statement of all proposed changes that may affect your rights as a stockholder, and it is qualified in its entirety by reference to the Delaware General Corporation Law, our current charter, and the form of the proposed new charter attached to this document as Annex D.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

      OUR BOARD OF DIRECTORS BELIEVES THE ADOPTION OF PROPOSALS 3(A) THROUGH (H) IS IN THE BEST INTERESTS OF THE COMPANY AND OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS. EACH PROXY CARD EXECUTED AND RETURNED WILL BE VOTED FOR EACH OF THESE PROPOSALS UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY CARD.

PROPOSAL 3(A)--MODIFY THE SPECIAL APPROVALS NECESSARY FOR CERTAIN RELATED-PARTY TRANSACTIONS DURING THE FIRST THREE YEARS AFTER OUR MERGER WITH COMSYS AND ELIMINATE THESE APPROVAL REQUIREMENTS THEREAFTER

      Current Charter. Our current charter contains special approval provisions for certain transactions between us and a significant stockholder. A "significant stockholder" is defined in our current charter as any stockholder who beneficially owns 20% or more of the shares of our capital stock that are entitled to vote on matters submitted to a vote of our stockholders, or voting shares. The following transactions must be approved by at least 80% of our board of directors and by each stockholder that beneficially owns at least 5% of our voting stock:

      - a liquidation or dissolution of us that any significant stockholder beneficially owning more than 50% of our voting stock votes for or consents to;

      - a sale of all or substantially all of our assets to, or an acquisition of assets from or share subscription in, a significant stockholder or its affiliate the value of which exceeds $5 million;

      - a merger, share exchange or consolidation of us with a significant stockholder or its affiliate the value of which exceeds $5 million;

      - a merger, share exchange or consolidation of us or a subsidiary, the value of which exceeds $5 million, in which a significant stockholder or its affiliate is entitled to consideration different in form from or additional to that offered to other holders of the same class of our securities (with exceptions for reasonable legal fees, out-of-pocket expenses and indemnification); or

      - any other transaction, or series of related transactions, the value of which exceeds $5 million, between us and a significant stockholder or its affiliate (other than a subscription for our shares made available to all of our common stockholders on a pro rata basis).

      This approval requirement continues to apply with respect to a significant stockholder for 18 months after it ceases to be a significant stockholder. The charter also provides that the provisions described in this section generally cannot be amended, and no inconsistent provisions can be adopted (except in connection with a business combination, like our proposed merger with COMSYS), without the approval of 80% of our board and each holder of at least 5% of our voting stock.

      Proposed Charter. Under the proposed new charter, any related-party transaction during the first three years after our merger with COMSYS that would be required to be disclosed under Rule 404(a) of Regulation S-K under the Securities Act between us and a holder of 30% or more of our voting stock would require the approval of at least 75% of our board of directors.

      Effect of Amendment. The proposed charter provision differs from the current charter provision in several respects:

      - the current provision applies to transactions between us and a 20% stockholder, while the proposed provision will apply to transactions between us and a 30% stockholder.

      - the current provision applies only to the transactions specified above, while the proposed provision will apply to any transaction between us and a 30% stockholder that must be disclosed under Rule 404(a) of Regulation SK. This rule generally requires disclosure of any transaction where the amount involved exceeds $60,000.

      - the current provision requires the related-party transaction to be approved by at least 80% of our board of directors and each 5% stockholder, while the proposed provision requires the related-party transaction to be approved by at least 75% of our board of directors.

      - the current provision does not have an expiration date, while the proposed provision will terminate three years after the merger.

      - the current provision may not be amended without the approval of at least 80% of our board of directors and each 5% stockholder, while the proposed provision may not be amended without (1) the approval of at least 75% of our board of directors and the approval of holders of a majority of our outstanding shares or (2) the approval of a majority of our board and the approval of at least 66 2/3% of our outstanding shares.

      If the proposed modification is made to our charter, certain related-party transactions will require special approval during the first three years after our merger with COMSYS. However, after this time, these special approval requirements will not apply. Consequently, after this time it may be easier for us to enter into related-party transactions with a major stockholder and such transactions may not be subject to the same level of scrutiny. While special approval requirements for related party transactions may enhance the protection of minority stockholders, they also may have the effect of deterring or delaying a change in control of our company during the first three years after our merger with COMSYS.

PROPOSAL 3(B)--MODIFY THE SPECIAL APPROVALS NECESSARY FOR CERTAIN FUNDAMENTAL CORPORATE TRANSACTIONS OR TO AMEND OUR CERTIFICATE OF INCORPORATION OR CERTAIN PROVISIONS OF OUR BYLAWS DURING THE FIRST THREE YEARS AFTER OUR MERGER WITH COMSYS AND ELIMINATE THESE SPECIAL APPROVAL REQUIREMENTS THEREAFTER

      Current Charter. Our current charter includes a provision requiring disinterested stockholder approval before we can enter into certain transactions that may increase the proportional ownership interest of, or disproportionately benefit, a significant stockholder. Except as described below, we must obtain the affirmative vote of a majority of our voting shares not controlled by the relevant significant stockholder, voting as a single class, to enter into a transaction that involves any of the following:

      - the acquisition, in one or a series of transactions, of any of our capital stock, if the effect of the acquisition would be to give the significant stockholder ownership of 75% or more of our voting stock; or

      - a reclassification of our securities or recapitalization of us, or a merger or consolidation of us with any of our subsidiaries, or any other transaction, that has the effect of giving a significant stockholder ownership of 75% or more of our voting stock.

The current charter refers to these transactions as control transactions.

      A control transaction can be completed without a disinterested stockholder vote if it is approved by a vote of at least 80% of our board of directors, or if the significant stockholder or its affiliate first makes a qualifying purchase offer for our capital stock. A qualifying purchase offer is an offer made to purchase any or all shares of the class of our capital stock the acquisition of which by the significant stockholder or its affiliate would constitute a control transaction, and shares of any class of our capital stock that this first class is convertible into or exchangeable for or into which it may be converted. The consideration offered must be at least equal in value to any consideration the significant stockholder or its affiliate is to pay for voting stock to be acquired in the control transaction and to any consideration the significant stockholder or its affiliate paid to acquire voting stock during the 180-day period prior to the offer. In addition, the offer must remain open for at least 20 business days and otherwise comply with applicable federal securities laws.

      In addition, our current charter provides that so long as there is at least one significant stockholder, neither the charter nor our bylaws can be amended unless the amendment is approved by either:

      - our board of directors, including at least one director designated by the significant stockholders, or

      - stockholders with at least 75% of the shares of our capital stock entitled to vote in the election of our directors.

      Proposed Charter. Under the proposed new charter, the following transactions during the first three years after our merger with COMSYS will require either (1) the approval of at least 75% of our board of directors and the approval of holders of a majority of our outstanding shares or (2) the approval of a majority of our board of directors and the approval of holders of at least 66 2/3% of our outstanding shares:

      - a merger or consolidation involving us that requires stockholder approval under applicable law;

      - a sale, lease or exchange of all or substantially all of our property and assets;

      -     our the liquidation or dissolution;

      - any amendment to our charter (other than some amendments that relate solely to the terms of our preferred stock); and

      - any amendment of section 3.2 of our bylaws, which governs the nominating process for our directors.

      Effect of Amendment. The proposed charter provision differs from the current charter provision in several respects:

      - the current charter requires a disinterested stockholder vote or supermajority vote of our directors for certain extraordinary corporate transactions that would result in a 20%


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
            stockholder increasing its stock ownership to 75% or more of our voting stock. Under the proposed charter, related-party transactions of this type between us and a 30% stockholder generally would be subject to the special voting provisions discussed in Proposal 3(a) above.

      - the current charter requires special approvals for extraordinary corporate transactions only if the transaction is between us and an interested stockholder or where the interested stockholder's ownership interest is increased to 75% or more. Under the proposed charter, extraordinary corporate transactions discussed above will require special approvals during the three years after the merger, regardless of whether they involve a significant stockholder.

      - the current charter requires special approvals to amend our charter or bylaws so long as there is at least one 20% stockholder. Under the proposed charter, special approvals will be required to amend our charter during the three years after the merger, regardless of whether there is a 20% stockholder.

      - the current charter requires special approvals to amend our bylaws so long as there is at least one 20% stockholder. Under the proposed charter, special approvals are not required to amend our bylaws, other than section 3.2 of the bylaws, which governs the nominating process of our directors, during the three years after the merger.

      - under the current charter, the special votes required to amend our charter or bylaws are (1) approval of the amendment by a majority of our board, including at least one director designated by the 20% stockholder, or (2) approval of the amendment by a majority of our board of directors and by at least 75% of our outstanding shares. Under the proposed charter provision, the special votes required to amend our charter or section 3.2 of the bylaws are (1) approval by at least 75% of our board of directors and by a majority of our outstanding shares or (2) approval by a majority of our board of directors and by at least 66 2/3% of our outstanding shares.

      - the current charter provisions do not have an expiration date, while the proposed provision will terminate three years after the merger.

      If the proposed modification is made to our charter, special approvals will be required during the first three years after our merger with COMSYS in order for us to complete some major corporate transactions or to amend our charter or the director nominating provisions in our bylaws. However, after this time period, these special approval requirements will no longer apply. Consequently it may be easier for a holder of a large number of our shares to exploit its comparatively large voting power to the disadvantage of our minority stockholders. While special approval requirements may protect minority stockholders, they also may have the effect of deterring or delaying a change in control of our company during the first three years after our merger with COMSYS.


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
PROPOSAL 3(C)--MODIFY THE FIXED RANGE OF THE NUMBER OF OUR DIRECTORS AND DESIGNATE OUR INITIAL DIRECTORS AFTER THE MERGER WITH COMSYS

      Current Charter. Our current charter sets the size of the board of directors between seven and nine members, with the exact number of directors to be specified in the manner set forth in our bylaws. Our bylaws currently permit our board of directors or our stockholders to set the size of the board from between seven and nine members, with the current number of directors being seven.

      Proposed Charter. The proposed new charter sets the size of the board of directors between nine and thirteen members, with the exact number of directors to be determined exclusively by our board of directors. Initially, we will have nine directors. In addition, the proposed new charter will classify our directors immediately after the merger with COMSYS into two groups, Group A directors, which will consist of four Venturi designees, and Group B directors, which will consist of five COMSYS designees.

      Effect of Amendment. The proposed new charter will initially grant COMSYS designees control of our board of directors and will deprive our stockholders of the ability to set the size of our board, which they can do now under our bylaws. Elimination of the ability of our stockholders to set the size of our board of directors may have an anti-takeover effect because only the board of directors will have the ability to change the size of the board.

PROPOSAL 3(D)--ELIMINATE THE REQUIREMENT THAT ALL OF OUR COMMON STOCKHOLDERS RECEIVE THE SAME PER-SHARE CONSIDERATION IN A MERGER

      Current Charter. Under our current charter, each share of common stock is entitled to receive the same per-share consideration on a per share basis if we merge or consolidate with another entity.

      Proposed Charter. The proposed new charter does not contain this provision.

      Effect of Amendment. If we eliminate this merger consideration requirement, we may enter into a merger or consolidation in which certain of our common stockholders receive different or less consideration on a per share basis than other stockholders.

PROPOSAL 3(E)--SPECIFY VOTING RIGHTS IN OUR CHARTER

      Current Charter. Our current charter does not address the number of votes each share of our common stock is entitled to. However, our current bylaws provide that holders of our common stock are entitled to one vote per share on each matter.

      Proposed Charter. The proposed new charter entitles holders of our common stock to one vote per share on each matter, except certain amendments to the charter that relate solely to the terms of any of our preferred stock.

      Effect of Amendment. This amendment will not affect your substantive voting rights as a common stockholder, except that as a common stockholder you will no longer be able to vote on an amendment to our charter that relates solely to the terms of our preferred stock.

PROPOSAL 3(F)--CLARIFY INDEMNIFICATION RIGHTS FOR OUR OFFICERS AND DIRECTORS

      Current Charter. Our current charter provides indemnification rights for our officers and directors, but does not explicitly provide that such indemnification is available when our officers and directors are serving as a director, officer, employee or agent of another entity at our request. However, our current bylaws provide this indemnification right to our officers, directors and employees.

      Proposed Charter. The proposed new charter will clarify that our officers and directors are entitled to indemnification when they are serving as a director, officer, employee or agent of another entity at our request.

      Effect of Amendment. This amendment will not affect our officers and directors substantive indemnification rights. However, by clarifying these indemnification rights in our charter rather than in our bylaws, it may make it more difficult to modify these provisions.

PROPOSAL 3(G)--CHANGE THE NAME OF OUR COMPANY TO COMSYS IT PARTNERS, INC.

      Current Charter. Our current charter provides that the name of our company is Venturi Partners, Inc.

      Proposed Charter. The proposed new charter provides that the name of our company will be COMSYS IT Partners, Inc.

      Effect of Amendment. The only effect of this amendment is to change the name of our company from Venturi Partners, Inc. to COMSYS IT Partners, Inc.

PROPOSAL 3(H)--RESTATE OUR CERTIFICATE OF INCORPORATION

      The proposed new charter includes the changes described in proposals 3(a) through (g) and also includes several changes in the language of our certificate of incorporation. Except as described in proposals 3(a) through (g), the changes made by the proposed new charter are not substantive. The form of proposed new charter included in this document shows you all of these other changes. In proposal 3(h), we are seeking stockholder approval to amend and restate our certificate of incorporation to reflect the amendments described in proposals 3(a) through (g), in the event those proposals are approved by the stockholders, and to reflect the other non-substantive amendments that will be effected by adoption of the proposed new charter.

VOTE REQUIRED

      Approval of each of proposals 3(a) through (h) requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy. Thus, if you abstain from voting your shares or direct your proxy to abstain from voting your shares, or if you do not complete and return a proxy card and do not attend our annual meeting, the effect will be a vote against these proposals. Additionally, broker non-votes, if any, will effectively be a vote against these proposals. We have conditioned approval of each of proposals 3(a) through (h) on approval of all of these proposals and on approval of the merger and the sale of Staffing Services. If any of these proposals is not approved, none of them will be implemented, even if one or more of these proposals receives sufficient stockholder votes for approval.

APPRAISAL RIGHTS

      Under Delaware law and the provisions of our current certificate of incorporation and bylaws, you are not entitled to dissenters' rights of appraisal with respect to the proposed amendments to our certificate of incorporation.

                        DESCRIPTION OF OUR CAPITAL STOCK

      Our authorized capital stock consists of 95 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. As of __________, 2004, we had [6,089,938] shares of common stock outstanding.

COMMON STOCK

      Each holder of our common stock is entitled to one vote per share on all matters to be voted on by the stockholders, including the election of directors. Holders of our common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of our directors. In this event, the holders of the remaining shares will not be able to elect any directors.

      Holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time out of funds legally available for the payment of dividends. We have never paid a cash dividend on our common stock. We presently intend to retain earnings to finance the growth and development of our business and therefore do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our senior revolving credit facility prohibits us from paying cash dividends. In the event of the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and of the liquidation preference and accumulated dividends on any outstanding preferred stock.

      Holders of our common stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments. All of the outstanding shares of our common stock are validly issued and have been fully paid for.

      The transfer agent and registrar for our common stock is Wachovia Bank, National Association.

PREFERRED STOCK

      In General

      Our board of directors is authorized, without stockholder action, to issue from time to time, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock.

      We currently have no preferred stock outstanding. However, our board of directors, in connection with the adoption of the stockholder rights agreement described below, has pre-approved the terms of a series of preferred stock that may be issued upon the occurrence of certain triggering events. If the merger is approved and completed, the stockholder rights agreement described below will terminate. Additionally, we expect to issue approximately 7,000 shares of a new series of preferred stock (described below) to certain of our current lenders in exchange for approximately $7 million in debt under our senior revolving credit facility and we expect to issue approximately 31,000 shares of this new preferred stock to



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
Wachovia Investors, the holder of COMSYS' subordinated debt, in exchange for approximately $31 million of that subordinated debt.

      New Series A-1 Preferred Stock

      In connection with the merger, our board of directors will designate a new series of our preferred stock, Series A-1 Preferred Stock, and some of our and COMSYS' existing debt will be converted into shares of this new series. The Certificate of Designation for the Series A-1 Preferred Stock will be filed prior to the effective time of the merger and is included with the Amended and Restated Certificate of Incorporation attached to this document as Annex D.

      Holders of Series A-1 Preferred Stock will have no voting rights except as required under applicable law, but will be entitled to receive preferential dividends. Dividends will accrue on a daily basis at the rate of 15% per annum on the $1000.00 liquidation value per share whether or not they have been declared and whether or not we have profits, surpluses or other funds legally available for the payment of dividends. The dividends will be cumulative, and all accrued and previously unpaid dividends must be fully paid before any dividends, distributions, redemptions or other payments may be made to any junior securities, including our common stock. Accrued and unpaid dividends as of each anniversary date of the original issuance of the Series A-1 Preferred Stock will be entitled to additional dividends at the rate of 15% per annum on such amount.

      In the event of our liquidation or dissolution, each holder of Series A-1 Preferred Stock will be entitled to a liquidation preference of $1,000 per share, plus any accrued and unpaid dividends. Once that payment is made, holders of our Series A-1 Preferred Stock will not be entitled to any further payment.

      Although we may redeem any or all outstanding shares of our Series A-1 Preferred Stock at any time, we must redeem all outstanding shares of our Series A-1 Preferred Stock seven years after the effective date of the merger. Additionally, in the event of a change in control of the Company (by merger, acquisition of stock, substantial asset sale or otherwise), each holder of Series A-1 Preferred Stock may require us to redeem all or any portion of its shares. Upon either a voluntary or mandatory redemption, we must pay each holder of Series A-1 Preferred Stock $1,000 per share, along with any accrued and unpaid dividends.

      Once our Series A-1 Preferred Stock is issued, we cannot issue any class or series of capital stock that will have equal or preferred status to our Series A-1 Preferred Stock as to dividends and distributions upon our liquidation or dissolution. In addition, we may not redeem, purchase or otherwise acquire any junior securities, including our common stock, nor pay, declare or distribute any dividends to junior securities, including our common stock, as long as any shares of Series A-1 Preferred Stock are outstanding, unless we obtain the consent of the holders of at least 60% of the outstanding shares of Series A-1 Preferred Stock. In the event of any stock splits, stock dividends or other recapitalizations, the liquidation value and number of outstanding shares of our Series A-1 Preferred Stock will be appropriately adjusted to reflect any impact that such events had on our Series A-1 Preferred Stock.

      The terms of the Series A-1 Preferred Stock can be amended only with the agreement of holders of at least 60% of the outstanding shares.

EQUITY COMPENSATION PLANS

      Under our 2003 Equity Incentive Plan, 794,835 shares, or 10.34% of our fully diluted common stock, are reserved for issuance to our senior management and key employees. Stock options for 510,400 shares have been granted to the named executive officers, and options for an aggregate of 166,700


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
additional shares have been granted to other employees or to directors. Following these grants, 117,735 shares, or 1.53%, of our fully diluted common stock, remain authorized for issuance and reserved for future grants under the plan.

      The 2003 Equity Incentive Plan replaced our 1995 Stock Option Plan, which we terminated in connection with our financial restructuring in 2003. Also in connection with the restructuring, our employees and directors canceled their rights to exercise and forfeited to us all but 16,683 options issued under that plan. As of July 30, 2004, we have only 10,995 shares reserved for issuance under the 1995 Stock Option Plan. The average weighted exercise price of these options is $227.56.

WARRANTS

      As part of our 2003 financial restructuring, we issued common stock purchase warrants to the senior lenders under our credit facility entitling them to purchase a total of 769,001 shares of common stock, which was equivalent to 10% of our outstanding common stock on a fully diluted basis. These warrants are exercisable in whole or part until April 14, 2013, and their exercise price is currently $7.8025 per share (which was based on an assumed equity valuation for the Company of $60.0 million). If we declare a stock dividend or stock split, the total number of shares that may be issued upon exercise of the warrants will be proportionately increased and the exercise price will be proportionately decreased, and if we declare a reverse stock split, the total number of shares that may be issued upon exercise of the warrants will be proportionately decreased and the exercise price will be proportionately increased. If we issue additional shares of common stock, securities convertible into common stock, warrants, options, or other rights to acquire common stock for less than fair market value, the total number of shares that may be issued upon exercise of the warrants will be proportionately increased and the exercise price will be proportionately decreased. The holders of the warrants are entitled to receive any dividends or other distributions paid to our common stockholders. The merger will not effect the terms of these warrants.

      We will also issue common stock purchase warrants to the senior lenders with which we have entered into the put agreement if we require these lenders to purchase shares of our preferred stock. These warrants will have a nominal exercise price and will have such other terms as we and the lenders may agree upon. In addition, under the terms of the subordinated debt subscription agreement, we may be required to issue common stock purchase warrants with a nominal exercise price to Wachovia Investors, the holder of COMSYS' subordinated debt. See "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2-Financing Arrangements-Subscription Agreements."

STOCKHOLDER RIGHTS AGREEMENT

      On February 6, 1996, our board of directors declared a dividend, payable February 27, 1996, of one right for each outstanding share of our common stock held of record at the close of business on February 27, 1996. The rights were issued pursuant to a Rights Agreement, dated as of February 6, 1996, as amended by an Amended and Restated Rights Agreement, dated as of April 14, 2003, between us and Wachovia Bank, National Association, as Rights Agent, as amended by the Amendment to Amended and Restated Rights Agreement dated as of August 18, 2003 and the Second Amendment to Amended and Restated Rights Agreement, dated as of July 19, 2004. Each right entitles the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock for an exercise price of $2,375, subject to adjustment. Each one one-hundredth of a share of this Series A preferred stock is designed to have economic and voting terms similar to those of one share of common stock.

      The rights will expire on February 6, 2006, unless they are earlier redeemed, terminated or exchanged for common stock, as described below. Additionally, if the merger is approved and completed, these rights will terminate effective immediately prior to the merger.


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
      The rights will be evidenced by our common stock certificates, and no separate certificates representing the rights will be distributed until the rights separate from the common stock. In general, the rights will separate from the common stock and become exercisable on the date that is the earlier of:

      - the tenth day following a public announcement that an "acquiring person" has acquired beneficial ownership of 15% or more of our outstanding common stock, which we call the "flip-in date," or

      - the tenth business day (or such later date as our board of directors may determine) following the date on which an acquiring person commences a tender or exchange offer that, if completed, would result in the acquiring person becoming the beneficial owner of 15% or more of our outstanding common stock.

      An "acquiring person" is generally any person or group of affiliated or associated persons, other than the Company and certain related entities, that acquires beneficial ownership of 15% or more of our then outstanding common stock. The term "acquiring person" also excludes the following persons and entities:

      - persons and entities that beneficially owned 15% or more our capital stock as of the date of the restructuring or the date that the Series B Convertible Participating Preferred Stock first became convertible into shares of our common stock, and their affiliates;

      - persons and entities that acquired beneficial ownership of 20% or more of the shares of our capital stock that are entitled to vote on matters submitted to a vote of our stockholders, or voting stock, in compliance with our current charter and with the tag-along rights contained in our rights plan, and transferees of those persons and entities; and

      - COMSYS Holding, COMSYS Information Technology Services, the COMSYS stockholders, any other party to the voting agreement that we will enter into with our significant stockholders and any of their respective affiliates or associates.

      After the rights separate from the common stock, each holder of a right, other than rights beneficially owned by the acquiring person (which will become void), will have the right to receive upon exercise of a right, at the then current exercise price of the right, that number of shares of our common stock having a market value of double the exercise price.

      Our board of directors has the option to amend, redeem or terminate the rights or to exchange them for our common stock. At any time prior to the close of business on a flip-in date, our board of directors may redeem all of the then outstanding rights at a price of $0.01 per right. The board may generally amend the rights in any respect prior to a flip-in date, and after a flip-in date may amend them in any way that is not materially adverse to the rights holders generally. At any time after a flip-in date and prior to the time an acquiring person becomes the beneficial owner of more than 50% of our outstanding common stock, the board may elect to exchange all rights for common stock at the rate of one share of common stock per right (or one one-hundredth of a share of the Series A preferred stock, or shares of a class or series of our preferred stock having equivalent rights, preferences and privileges, per right).

      Until a right is exercised, the holder of the right, as such, has no rights as a stockholder, including without limitation the right to vote or receive dividends. The issuance of the rights could have the effect


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
of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority or substantial minority interest in our common stock.

      The rights agreement also includes a tag-along right for the benefit of any holder (including certain holders of more than 2% acting together as a group) of 5% or more of our voting stock. This tag-along right entitles each 5% holder (or group) to participate pro rata, for the same amount and form of consideration and otherwise on substantially the same terms and conditions, in any transfer by any significant stockholders.

CERTAIN PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

      To the extent the discussions in this section and the following section pertain to our certificate of incorporation, they apply to our current restated certificate of incorporation, which we refer to as our current charter. For information about the changes that will be made to our current charter if we merge with COMSYS, see "Amendments to Our Certificate of Incorporation - Proposals 3(a)-3(h)" beginning on page 179.

      Under our current charter, we have elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to limited exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock. Even though we have elected not to be governed by Section 203, Section 203 by its terms will remain in effect until August 5, 2004 and will continue to apply, even after that date, to a business combination between us and an interested stockholder that became an interested stockholder prior to the filing of the new charter. However, we do not know of any person or entity that was an interested stockholder prior to the filing of our current charter, other than persons and entities that became stockholders as a result of the restructuring. Because our board of directors approved the restructuring, Section 203 will not apply to any of those persons or entities. In addition, because our board of directors has approved the merger and the sale of Staffing Services, Section 203 will not apply to COMSYS or Compass CS.

      Our current charter contains other provisions that seek to protect, in some cases, the interests of significant stockholders and, in others, minority holders of our capital stock. However, if the transactions described in this document, including the amendments to our current charter, are approved, these provisions will be modified for the first three years after our merger with COMSYS, and thereafter these provisions will be eliminated (see Proposal 3(a) and 3(b)).

      Our current charter does not separate the board into classes with staggered terms of service. This means there is only one class of directors on our board, and each member of the board of directors will serve from his or her election until a successor is duly elected and qualified, typically at the next annual meeting. This board structure enables our stockholders to elect the entire board of directors at one time. This structure could work to the advantage of those stockholders that control large numbers of shares, because they may be able to vote to elect their preferred candidates for board membership to all of the seats on the board at one time. In addition, if our merger with COMSYS is completed, the terms of our new charter and bylaws and the voting agreement will provide some stockholders and certain groups of our directors the right to designate the nominees for election to our board of directors during the first three years after the merger (See "Directors and Management Following the Merger").


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
      Delaware law permits our stockholders to take action by their written consent without the need for a stockholders' meeting. The vote required to take action by written consent is the minimum number of votes that would be necessary to authorize or take the action at a meeting at which holders of all shares entitled to vote were present and voted. The ability of the stockholders to act in writing without holding an annual or special meeting provides us with flexibility to make important corporate decisions without the delay and expense of holding a stockholders' meeting. The possibility of stockholder action without a meeting may also make it easier for large stockholders to affect our decision making, because they may be able to direct votes from a majority of our voting shares to serve their desired purposes without involving other stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

      Our current charter provides that to the fullest extent permitted by Delaware law, our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, a company may not limit the liability of a director:

      - for any breach of the director's duty of loyalty to the company or its stockholders,

      - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

      - in respect of certain unlawful dividend payments or stock redemptions or repurchases, and

      - for any transaction from which the director derives an improper personal benefit.

      The effect of this provision of our current charter is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in the bullet points above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. In addition, our current charter and bylaws collectively provide that we will indemnify our directors, officers and employees against losses incurred by reason of the fact that such person was acting as our director, officer or employee, as applicable. Proposal 3(f) that you are being asked to consider will clarify in the proposed new charter that these indemnification rights are available when our officers and directors are serving as a director, officer, employee or agent of another entity at our request.

      We have entered into agreements with our directors and certain of our officers under which we have agreed to indemnify the director or officer for any damages, judgments, fines, expenses, costs, penalties or amounts paid in settlement in connection with any claim, action, suit or proceeding in which the director or officer is involved as a party or otherwise by reason of the fact that he is or was a director or officer of us, or of any other corporation or other entity of which he served as a director or officer at our request, to the maximum extent permitted by applicable law. In addition, this indemnification agreement entitles the director or officer to an advance of expenses to the maximum extent authorized or permitted by law.

      Any future limitation on or repeal of our ability to provide indemnification as set forth in our current charter and bylaws may not be effective as to directors and officers who are parties to these indemnification agreements because the indemnification agreements contractually assure their rights to full protection. We anticipate that we may enter into similar contracts with our future directors and officers.


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
                       ELECTION OF DIRECTORS - PROPOSAL 4

      One of the purposes of the annual meeting is the election of six directors to hold office until the next annual meeting of stockholders in 2005 or until their respective successors are elected and qualified. If we complete the merger, however, two of these directors will resign, effective immediately after the merger, and will be replaced as described in "Directors and Management Following the Merger."

      All six nominees are current directors whose terms expire at this annual meeting:

       Larry L. Enterline
       Victor E. Mandel
       Christopher R. Pechock
       Elias J. Sabo
       Janice L. Scites
       William J. Simione, Jr.

      The principal occupation and certain other information (including age as of the date of this document) about the nominees are set forth below under the caption "Management Information," along with information about our executive officers.

      These nominees were recommended to the board by our governance committee. In accordance with our bylaws, the governance committee consists of three directors, two of which (Mr. Pechock and Mr. Sabo) were designated by the group of our stockholders that own 20% or more of our voting capital stock and one who is an additional independent director (Ms. Scites). For more about the governance committee's functions with respect to the recommendation of director nominees, see "Governance of the Company-Director Nominations."

      Each of the six nominees has indicated that he or she is willing to serve as a director if elected. If any nominee should be unable or unwilling to serve, however, proxies will be voted for such other person or persons as the board may designate unless a proxy specifically directs otherwise.

      Our bylaws prescribe the procedure a stockholder must follow to make nominations for director candidates, as described under "Stockholders' Proposals," beginning on page 223.

      OUR BOARD OF DIRECTORS BELIEVES THE ELECTION OF THE NOMINEES NAMED ABOVE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES. EACH PROXY CARD EXECUTED AND RETURNED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED ON THE PROXY CARD.


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
                  DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

DIRECTORS

      The merger agreement requires us to take all commercially reasonable actions necessary and within our power to cause our board of directors to consist, immediately after completion of the merger, of nine members, four of whom we are to designate from the current members of our board of directors, and five of whom COMSYS will designate. We refer to the four that we will designate as Group A directors and to the five that COMSYS will designate as Group B directors. COMSYS has designated the following individuals to serve as Group B directors:

                      GROUP B DIRECTORS
                   (DESIGNATED BY COMSYS)
                   ----------------------
                   Frederick W. Eubank II
                   Ted A. Gardner
                   Arthur C. Roselle
                   Michael T. Willis
                   [FIFTH DESIGNEE TO BE NAMED]

      These names, together with the names of the individuals from our current board whom we designate, will be listed in the proposed new charter as the initial members of the combined company's board of directors.

      Prior to completing the merger, we will receive letters of resignation from each member of our board of directors, other than the Group A directors, to be effective immediately after, and subject to, the completion of the merger. Upon completion of the merger, the size of our board of directors will be expanded to nine, and our board of directors will elect the Group B directors to fill the vacancies on the board. Relevant information about each of the Group A directors is included in this document in "Election of Directors--Proposal 4" beginning on page 193. Information about each of the Group B directors, none of whom prior to the merger beneficially owns any shares of our common stock, is set forth below:

      Frederick W. Eubank II: Mr. Eubank, 40, will be appointed to the board as a designee of Wachovia Investors immediately after the completion of the merger. Mr. Eubank joined Wachovia Capital Partners (formerly First Union Capital Partners), an affiliate of Wachovia Investors and Wachovia Corporation, in 1989 and currently serves as its Chief Investment Officer. Prior to joining Wachovia Capital Partners, Mr. Eubank was a member of Wachovia's specialized industries group. Mr. Eubank currently serves on the board of directors of CapitalSource Inc. Mr. Eubank earned his undergraduate degree from The Calloway School of Business at Wake Forest University and his Master of Business Administration degree from The Fuqua School of Business at Duke University.

      Ted A. Gardner: Mr. Gardner, 46, will be appointed to the board as a designee of Wachovia Investors immediately after the completion of the merger. He has served on the board of directors of COMSYS since 1999, when COMSYS was purchased from Metamor Worldwide, Inc. by the management of COMSYS and certain institutional investors, including Wachovia Capital Partners. Mr. Gardner served as a Managing Partner of Wachovia Capital Partners and a Senior Vice President of Wachovia Corporation from 1989 until 2003. Previously, Mr. Gardner served as a Vice President of Kidder, Peabody & Company Incorporated in New York. Mr. Gardner currently serves on the Board of Directors of Kinder Morgan, Inc. and Encore Acquisition Company. Mr. Gardner earned his undergraduate degree from Duke University. He received a Master of Business Administration degree from the Darden

Graduate School of Business Administration at the University of Virginia and a Juris Doctorate from the University of Virginia School of Law.

      Arthur C. Roselle: Mr. Roselle, 33, will be appointed to the board as a designee of Wachovia Investors immediately after the completion of the merger. He has served on the Board of Directors of COMSYS since 2003. In 1999, Mr. Roselle joined Wachovia Capital Partners, where his investing efforts are focused on the growth industrial and business services industries. Prior to joining Wachovia Capital Partners, Mr. Roselle served as an Executive Vice President of R-H Capital Partners, L.P. and Vice President of the Robinson-Humphrey Company. Mr. Roselle currently serves on the board of directors of NEP Supershooters, NewWave Communications and Worldstrides Holdings. Mr. Roselle earned his undergraduate degree and a Master of Science in Mathematics from the University of Virginia.

      Michael T. Willis: Mr. Willis, 60, will be appointed to the board immediately after the completion of the merger. Mr. Willis has served as President and Chief Executive Officer of COMSYS since September 1999. From 1993 through September 1999, Mr. Willis served as President and Chief Executive Officer of Metamor Worldwide, Inc., formerly COREStaff, Inc. In 1999, COMSYS was purchased from Metamor Worldwide by the management of COMSYS and certain institutional investors, including Wachovia Capital Partners (then known as First Union Capital Partners). Mr. Willis is one of the leading integrators in the IT staffing industry and has gained extensive experience managing both public and private companies in the sector for more than 30 years. Mr. Willis founded the regional firms of Willis & Associates (in 1971), Med-Staff (in 1982) and Professional Healthcare Providers (in 1992). In addition to COREStaff, he also founded the national firm of Talent Tree Personnel Services in 1976. Mr. Willis has served as Chairman of Accretive Solutions, Inc. (formerly known as Accountec, Inc.), a provider of project outsourcing, interior consultants and executive search for accounting, financial and information technology services, since 1999.

      The merger agreement also provides that immediately following the completion of the merger, Group B directors will hold a majority of the seats on each committee of our board of directors other than the audit committee. For more information about our board committee structure and how these directors will be compensated, see "Governance of the Company-Board Committees" and "Governance of the Company-Director Compensation" beginning on page 205 and page 208.

      The proposed new charter provides that for three years after the merger, directors may be nominated only pursuant to the voting agreement described below or in accordance with Section 3.2 of the restated bylaws that are to become effective upon the completion of the merger. Section 3.2 provides that nominations may be made:

         - on behalf of our board of directors by its nominating committee in accordance with Section 3.2;

         - pursuant to any agreement of ours under which a party has a contractual right to nominate a director; and

         - by any stockholder who is a stockholder as of the record date of any meeting who complies with the advance notice requirements of Section
            3.2 of the restated bylaws, which are described in "Stockholders' Proposals" beginning on page 223.

      Under Section 3.2 of the restated bylaws, during the first three years following the merger, the nominating committee is to consist of five directors who are independent directors eligible to serve on the nominating committee under applicable rules of the principal securities exchange or market on which shares of our common stock are traded, which we refer to in this document as "independent directors." If there are three or more Group B directors who are independent directors, then three of the five members of the nominating committee must be Group B directors. If there are fewer than three Group B directors who are independent directors, then the nominating committee will include the number of Group B directors who are independent directors. If there are two or more Group A directors who are independent directors, then two of the five members of the nominating committee must be Group A directors. If there is only one Group A director who is an independent director, then that Group A director will serve on the nominating committee. The Group B directors serving on the nominating committee will make up a subcommittee of the nominating committee referred to as the "Group B subcommittee," and the Group A directors serving on the nominating committee will make up a separate subcommittee of the nominating committee referred to as the "Group A subcommittee."

      Section 3.2 of the restated bylaws gives the Group A subcommittee and the Group B subcommittee the right to recommend to the nominating committee a number of nominees, based on the size of the board of directors, as follows:

                                     Number of Group A        Number of Group B
     Size of Board of Directors    Subcommittee Nominees    Subcommittee Nominees
     --------------------------    ---------------------    ---------------------
                   9                         4                        5
                  10                         4                        6
                  11                         5                        6
                  12                         5                        7
                  13                         6                        7

However, the number of nominees that the Group B subcommittee is entitled to recommend for election at any annual meeting will be reduced by the number of nominees designated for election at that annual meeting under the voting agreement described below.

      Subject to applicable fiduciary duties, the nominating committee will recommend to the stockholders the nominees recommended by the Group A subcommittee and the Group B subcommittee. Individuals recommended by the Group A subcommittee, if elected to the board of directors, are deemed to be Group A directors. Individuals recommended by the Group B subcommittee or designated as a nominee pursuant to the voting agreement described below, if elected to the board of directors, are deemed to be Group B directors.

      The Group A subcommittee is delegated the exclusive authority to fill any vacancy caused by the death, resignation or removal of any Group A director and, subject to the limits on the number of nominees the Group A subcommittee can nominate based on the size of the board of directors as set forth in the table above, vacancies resulting from an increase in the size of the board of directors. The Group B subcommittee will have the right to fill any vacancy caused by the death, resignation or removal of any Group B director and, subject to the limits on the number of nominees the Group B subcommittee can nominate based on the size of the board of directors as set forth in the table above, vacancies resulting from an increase in the size of the board of directors.

      If either the Group A subcommittee or the Group B subcommittee fails to recommend the maximum number of nominees permitted or to fill any vacancy that it has the delegated authority to fill, the nominating committee may nominate the number of nominees or vacancies permitted to be recommended or filled by the applicable subcommittee but not recommended or filled by that subcommittee. In such a case, any director so nominated or elected by the nominating committee will not be deemed a Group A or Group B director and need not satisfy the qualification requirements for Group A or Group B directors discussed below.

      Each of the Group A subcommittee and the Group B subcommittee is to be dissolved if for a period of 30 days there are no Group A directors or Group B directors, respectively, who are independent directors. Upon dissolution of any subcommittee, the nominating committee will have the authority to recommend nominees or elect directors to fill vacancies to the extent formerly delegated to that subcommittee, subject to any contractual right we have given to others to designate directors, including under the voting agreement described below.

      The Group A subcommittee may not recommend a nominee or elect a director to fill a vacancy unless, after giving effect to the election of such person, there would be at least:

   -  three Group A directors who are independent directors;

   - two Group A directors who would be considered "independent" for the purposes of serving on the audit committee of the board of directors under the rules of the principal securities exchange or market on which our common stock is then traded and who are willing to serve on the audit committee; and

   - one Group A director who is an "audit committee financial expert" as set forth in Item 401 of Regulation S-K of the SEC.

      The Group B subcommittee may not recommend a nominee or elect a director to fill a vacancy unless, after giving effect to the election of such person, there would be at least three Group B directors who are independent directors or, if the size of the board of directors is 11, 12 or 13, four independent directors.

      As a condition to the merger, we will enter into a voting agreement to provide for the designation of certain members of our board of directors. The merger agreement requires that we and each of our stockholders that, as of the effective time of the merger, beneficially owns 20% or more of our capital stock entitled to vote on matters submitted to a vote of our stockholders--i.e., significant stockholders - enter into the voting agreement. In addition, we and COMSYS contemplate that the agreement also will be signed by certain of COMSYS' existing stockholders, as well as by each of our stockholders that as of the effective time beneficially owns 5% or more of our voting capital stock. In this section, we refer to Wachovia Investors, Inc. and any of its affiliates to whom shares of Venturi common stock are transferred after completion of the merger as "Wachovia." Each of the stockholders that is a party to the voting agreement will be required, during the three years after the merger, to vote all shares of our common stock owned or controlled by that stockholder, and to take other actions within the stockholder's control, to cause the composition of our board of directors to be as set forth in the proposed new charter, Section 3.2 of the restated bylaws and the voting agreement.

      The voting agreement will provide that during the three-year period following the merger, we will nominate Michael T. Willis, so long as he remains our chief executive officer, to serve as a director and include him as a nominee in our proxy statement for each annual meeting of stockholders. In addition, during that three-year period, Wachovia will have the right to designate for election at annual meetings of our stockholders the number of nominees set forth below.


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
                                                   Number of Director Designees
                      Size of Venturi                 Wachovia Has the Right
                    Board of Directors                     to Designate
                    ------------------             -----------------------------

                             9                                   4
                            10                                   5
                            11                                   5
                            12                                   6
                            13                                   6

      We refer to the directors so designated by Wachovia as the "Wachovia directors." To the extent that Wachovia fails to designate the full number of nominees to which it is entitled, the Group B subcommittee will have the right to designate these nominees. In addition, subject to the procedures and qualifications set forth in the restated bylaws, Wachovia will have the right to recommend nominees to the Group B subcommittee to fill any vacancy on the board or any committee that was held immediately prior to such vacancy by a Wachovia director or to fill any vacancy resulting from an increase in the size of our board of directors to the extent set forth in the table above. The Group B subcommittee will have the exclusive delegated authority of the board of directors to fill any such vacancy and, subject to the exercise of its fiduciary duties, will fill it with the Wachovia nominee. However, Wachovia may not designate a particular director for election or to fill a vacancy unless, after giving effect to the election or appointment of such Wachovia director, there would be at least three Wachovia directors who are independent directors, or, if the size of the board is 12 or 13, four Wachovia directors who are independent directors.

      Under the voting agreement, after the expiration of the three-year period after the merger, a "major stockholder" will have the right to designate nominees for director to be elected at annual meetings of our stockholders as set forth in the table below:

                                                                               Number of Director
                   Percentage of Outstanding                                  Designees Such Major
                     Common Stock Held by                                      Stockholder Has the
                       Major Stockholder                                       Right to Designate
                  --------------------------                                  --------------------
                  30% or greater                                                        3
                  greater than or equal to 20% but less than 30%                        2
                  greater than or equal to 10% but less than 20%                        1
                  less than 10%                                                         0

      A "major stockholder" is defined to include Wachovia and any current stockholder of ours that is a party to the voting agreement and beneficially owns more than 10% of our outstanding common stock at the effective time of the merger, in each case so long as it continuously holds shares of our common stock from immediately after completion of the merger. In addition to Wachovia, if it is a major stockholder that satisfies the foregoing requirements, only one major stockholder that is currently a stockholder of ours may so designate directors even though more than one major stockholder that is currently a stockholder of Venturi owns amounts in excess of the thresholds specified in the table above. The voting agreement defines the number of shares any major stockholder will be deemed to own for the purposes of determining whether stock ownership exceeds the thresholds specified in the table above.

BOARD OBSERVERS

      The voting agreement will provide certain current stockholders of COMSYS, other than Wachovia, the right to have two observers attend meetings of our board of directors during the three-year period following the merger if those stockholders collectively continue to hold at least 50% of the shares of our common stock held by them immediately after completion of the merger. The voting agreement also will provide the current stockholders of ours who are parties to the voting agreement the right to have one observer attend meetings of our board of directors during that period if they collectively continue to hold at least 50% of the shares of our common stock held by them at the time the merger is completed.

MANAGEMENT

      The merger agreement requires us to take all action necessary to cause each of our officers to resign, or if any fails to resign to cause the officer to be removed, effective as of the completion of the merger and to appoint each of the following individuals to serve as our officers after the merger in the capacities listed below:

                       NAME                                  CORPORATE OFFICE/TITLE
                       ----                                  ----------------------
               Michael T. Willis                  Chairman of the Board, Chief Executive Officer and President

               Michael H. Barker                  Executive Vice President - Field Operations

               David L. Kerr                      Senior Vice President - Corporate Development

               Margaret G. Reed                   Senior Vice President, General Counsel and Corporate Secretary

               Joseph C. Tusa, Jr.                Senior Vice President, Chief Financial Officer and Assistant
                                                  Secretary

Each of these individuals currently serves as an officer of COMSYS in the capacities listed above, except Mr. Barker, who currently serves as our President of Division Operations.

      The merger agreement requires us to cause individuals designated by COMSYS to be elected as directors and appointed as officers of each of our subsidiaries effective immediately after completion of the merger.


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
                     INDEPENDENT AUDITOR'S FEES AND SERVICES

      The audit committee of our board of directors has selected
PricewaterhouseCoopers LLP as our independent auditor for the year ending January 2, 2005. However, we expect that after the merger, the audit committee may select Ernst & Young LLP to serve as independent auditor. Ernst & Young currently serves as independent auditor of COMSYS.

      One or more representatives of PricewaterhouseCoopers will be present at this annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders. We have been advised by PricewaterhouseCoopers that the firm did not have any direct financial interest or any material interest in our Company or our subsidiaries during the 2003 fiscal year.

AUDIT FEES

      PricewaterhouseCoopers LLP billed us the following amounts in aggregate fees for fiscal year 2003 and 2002 audit services, the review of the financial statements included in our quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with our statutory and regulatory filings:

                           2003 - $259,875           2002 - $285,000

AUDIT-RELATED FEES

      PricewaterhouseCoopers billed us the following amounts in aggregate fees for fiscal years 2003 and 2002 for assurance and related services, other than those described above under "-Audit Fees," that are reasonably related to the performance of the audit or review of our financial statements:

                           2003 - $26,320                     2002 - $81,685

      The services provided under this category included restructuring advisory services, audits of employee benefit plans, accounting advisory services and a review of our information technology controls.

TAX FEES

      For 2003 and 2002, PricewaterhouseCoopers billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

                           2003 - $573,781           2002 - $402,954

ALL OTHER FEES

      PricewaterhouseCoopers did not bill us any other fees for services rendered for fiscal years 2003 and 2002.

Our audit committee pre-approved all of the fees listed above that we incurred after May 2003.

PRE-APPROVAL OF SERVICES BY INDEPENDENT AUDITORS

      As required by SEC regulations, the audit committee has a pre-approval policy that all audit and non-audit services provided to us by our independent auditors are approved directly by the audit committee in advance. The policy mandates that all audit and non-audit services, including tax compliance, tax planning and other advisory services, be submitted to the audit committee for pre-approval, along with specific information regarding the proposed services and fees. The audit committee may form and delegate this authority to subcommittees consisting of one or more audit committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided the decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next meeting. The audit committee is furnished with periodic reports identifying the spending for approved services.

      The audit committee will consider whether the services to be performed are consistent with the SEC's rules on auditor independence. The audit committee also will consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as familiarity with the Company's business, people, accounting systems, and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

                             AUDIT COMMITTEE REPORT

      In connection with the December 28, 2003 financial statements, our audit committee:

   -  reviewed and discussed the audited financial statements with management;

   - discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61; and

   - received the written disclosures and the letter and discussed with the independent auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditors' independence.

      Based upon these reviews and discussions, the audit committee recommended to our board of directors, and our board of directors approved, that our audited financial statements be included in our Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

                                                          2003 Audit Committee:

                                                         Christopher R. Pechock
                                                                  Elias J. Sabo
                                                        William J. Simione, Jr.


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
                             MANAGEMENT INFORMATION

      The following table sets forth information about our current executive officers and directors:

NAME                                            AGE                                     POSITION
----                                            ---                                     --------
Larry L. Enterline.....................         51            Chief Executive Officer and Chairman of Board of Directors

James C. Hunt..........................         48            President and Chief Financial Officer

Michael H. Barker......................         49            President of Division Operations

Ken R. Bramlett, Jr....................         45            Senior Vice President, General Counsel and Secretary

Thomas E. Stafford.....................         59            Vice President of Human Resources

Victor E. Mandel(1)(2).................         39            Director

Christopher R. Pechock (3)(4)..........         39            Director

Elias J. Sabo (3)(4)...................         33            Director

Janice L. Scites (1)(2)(3)(4)..........         53            Director

William J. Simione, Jr. (1)(2).........         62            Director

----------------
(1)   MEMBER OF AUDIT COMMITTEE

(2)   MEMBER OF SPECIAL COMMITTEE

(3)   MEMBER OF COMPENSATION COMMITTEE

(4)   MEMBER OF GOVERNANCE COMMITTEE

      Larry L. Enterline: Mr. Enterline has served as our Chief Executive Officer and as a director since December 2000, and now serves as Chairman of our board of directors. From 1984 to 1989, Mr. Enterline served as Vice President of Marketing and Sales with Bailey Controls. From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc., including Senior Vice President in charge of worldwide sales and service organization. Mr. Enterline holds a bachelor's degree in electrical engineering and a Master's degree in business administration.

      James C. Hunt: Mr. Hunt has served as our President and Chief Financial Officer since January 2001. Prior to that time, Mr. Hunt served as our President from October 1999 to January 2001, Chief Financial Officer and Treasurer from March 1997 until October 1999 and Senior Vice President from January 1997 until March 1997. Mr. Hunt served as a director from January 1997 to April 2003. Prior to joining us in January 1997, Mr. Hunt spent 18 years with Arthur Andersen LLP, a worldwide accounting and consulting firm, the last six years as a partner.

      Michael H. Barker: Mr. Barker has served as President of Division Operations since January 2003. From January 2001 through January 2003, Mr. Barker served as President of our Technology Division. Prior to that time, Mr. Barker served as President of Divisional Operations from October 1999 to January 2001 and as President of the Staffing Services division from January 1998 until October 1999. Prior to joining us, from 1995 to 1997 Mr. Barker served as the Chief Operations Officer for the Computer Group Division of IKON Technology Services, a diversified technology company.

      Ken R. Bramlett, Jr.: Mr. Bramlett has served as our Senior Vice President, General Counsel and Secretary since January 2001. Prior to that time, Mr. Bramlett served as our Chief Financial Officer and Treasurer from October 1999 to January 2001 and as our Senior Vice President, General Counsel and Secretary from October 1996 until October 1999. Mr. Bramlett also served as a director from August 1997 to January 2001. Prior to joining us in October 1996, Mr. Bramlett spent 12 years with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina law firm, the last six years as a partner. Mr. Bramlett serves on the board of directors of World Acceptance Corporation, a small-loan consumer finance company headquartered in Greenville, South Carolina.

      Thomas E. Stafford: Mr. Stafford has served as our Vice President of Human Resources since January 2000. Prior to that time, Mr. Stafford served as the Director of Human Resources for the Film and Fiber Division of Hoechst Celanese Corporation from 1992 to April 1998 and as Director of Benefits from April 1998 to April 1999.

      Victor E. Mandel: Mr. Mandel has served as a director since the completion of our financial restructuring in April 2003. Since 2001, Mr. Mandel has served as founder and Managing Member of Criterion Capital Management, an investment company. From May 1999 to November 2000, Mr. Mandel was Executive Vice President-Finance and Development of Snyder Communications, Inc., with operating responsibility for its publicly traded division Circle.com. From June 1991 to May 1999, Mr. Mandel was a Vice President in the Investment Research department at Goldman Sachs & Co. covering emerging growth companies.

      Christopher R. Pechock: Mr. Pechock has served as a director since the completion of our financial restructuring in April 2003. Since 1998, Mr. Pechock has served as a partner at MatlinPatterson Global Opportunities Partners (and its predecessor), an asset management firm specializing in corporate restructurings. Mr. Pechock has a Master's degree in business administration from Columbia Business School. He also serves on the boards of directors of Huntsman Holdings, Inc., Gross International Corporation and Compass Aerospace Corporation.

      Elias J. Sabo: Mr. Sabo has served as a director since the completion of our financial restructuring in April 2003 and currently serves as chair of the compensation committee. Since 1998, Mr. Sabo has served as a founding partner at The Compass Group International LLC. Prior to joining Compass, Mr. Sabo worked in the acquisition department for Colony Capital, a Los Angeles-based real estate private equity firm, from 1992 to 1996 and as a healthcare investment banker for CIBC World Markets (formerly Oppenheimer & Co.) from 1996 to 1998. Mr. Sabo also serves on the boards of directors of several private companies.

      Janice L. Scites: Ms. Scites has served as a director since August 1999 and currently serves as chair of the governance committee. Since 2000, Ms. Scites has served as President of Scites Associates, Inc., an information technology and management consulting firm. From 1995 to 2000, Ms. Scites served in various management roles with AT&T, initially as Vice President in its Business Customer Care and Value-Added Services organizations and most recently as Vice President in the Internet Implementation Strategy Group. Prior to joining AT&T, Ms. Scites spent 13 years with Phoenix Mutual Life Insurance Company and five years with Connecticut Mutual Life Insurance Company. Ms. Scites also serves on the board of directors of Central Vermont Public Service Corporation, a Vermont-based electric utility.

      William J. Simione, Jr.: Mr. Simione has served as a director since September 1995 and currently serves as chair of the audit committee. From January 1996 to October 2001, Mr. Simione served as President of Simione Consulting, LLC, a subsidiary of CareCentric, Inc. (formerly Simione Central Holdings, Inc.). He also served on the board of directors of CareCentric. Since October 2001, Mr. Simione has served as managing principal of Simione Consultants, LLC, which provides consulting services and information systems to the home healthcare industry. He is a member of the Prospective Payment Task Force for the National Association for Home Care and Hospice and is one of the association's National Reimbursement Consultants. Mr. Simione is also an associate professor at Yale University Graduate School of Nursing.

                            GOVERNANCE OF THE COMPANY

GOVERNANCE POLICY AND CODE OF CONDUCT

      Our board of directors is committed to sound and effective corporate governance practices. Accordingly, the board has adopted a written corporate governance policy to guide its actions with respect to significant corporate governance issues. This policy addresses a range of topics, including board and committee composition, board leadership, board and management responsibilities and board compensation and performance. The governance committee of the board is responsible for assessing the board's performance and overseeing the corporate governance policy, as well as for reporting to the board on these matters.

      The board has also adopted a code of business conduct and ethics that governs the actions of all employees, including all executive officers, and of our directors. You can find both our corporate governance policy and our code of business conduct and ethics on our corporate website, www.venturipartners.com. We also intend to post any substantive amendments to these documents on our website.

MEETINGS OF BOARD OF DIRECTORS

      During 2003, our board of directors held four regularly scheduled meetings and took a number of actions by unanimous written consent. All incumbent directors had perfect attendance at all meetings of our board of directors and all meetings of board committees on which they served during 2003.

      We typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend the annual meeting absent a schedule conflict or other valid reason. All of our directors, except Mr. Pechock and Mr. James V. Napier (who resigned from our board in September 2003) attended our 2003 annual meeting of stockholders.

      Our independent directors meet in regularly scheduled executive sessions without management present. Ms. Scites, the chair of our governance committee, presides over these sessions.

DIRECTOR INDEPENDENCE

      Our corporate governance policy states that at least a majority of the board should be independent. Our board of directors has determined that none of our directors other than Mr. Enterline has any relationship that, in the board's opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is "independent" within the meaning of our corporate governance principles.

      Our common stock is listed on the NASDAQ National Market. The board has also determined that all of our directors, other than Mr. Enterline, satisfy the criteria for independence established by NASDAQ.

      All of the members of our audit committee, compensation committee and governance committee are independent directors under these standards. In addition, the board has determined that the current members of our audit committee meet the heightened standards of independence applied by NASDAQ for membership on an audit committee.

BOARD COMMITTEES

      Our board of directors currently has three standing committees: an audit committee, a compensation committee and a governance committee. The charters for all three committees are posted on our website.

      Audit Committee. Mr. Simione (chair), Ms. Scites and Mr. Mandel are the current members of our audit committee. Mr. Napier, who resigned from our board in September 2003, Ms. Scites and Mr. Simione served as members of the audit committee of our board of directors until April 2003. In April 2003, we closed our financial restructuring, and as required in our amended and restated bylaws, Mr. Pechock and Mr. Sabo, as representatives of our new significant stockholders, joined the audit committee. They replaced Mr. Simione and Ms. Scites, who resigned from the Committee. Following Mr. Napier's resignation from the board in September 2003, Mr. Simione rejoined the audit committee as chair and continues to serve in that capacity. Mr. Mandel and Ms. Scites joined the audit committee in February 2004, replacing Mr. Pechock and Mr. Sabo, who resigned from the Committee following the board's determination that they could not meet the heightened independence standards necessary for audit committee membership under NASDAQ rules.

      The board has determined that Mr. Simione is an audit committee financial expert under applicable SEC rules in light of his extensive prior business experience as a certified public accountant in private practice and as a senior executive with a number of private and publicly held companies. In these roles, Mr. Simione has audited the financial statements of a number of public and private companies, participated in the preparation of financial statements for public and private companies and supervised others who have both prepared and audited financial statements for public and private companies.

      The board has also determined that both Mr. Mandel and Ms. Scites are well qualified to read and understand fundamental financial statements in light of their general business acumen and their prior financial experience. Mr. Mandel has served as a financial analyst for a large investment banking firm, as the chief financial officer of a public company and as the founder and chief executive of his own investment banking firm. Ms. Scites has served on the audit committee of a public company in a regulated industry, has had substantial business experience both inside and outside of the financial services and telecommunications industries and has had chief operating responsibility for a broker-dealer.

      The audit committee is responsible for, among other things, considering the appointment of our independent auditors, reviewing with them the plan and scope of their audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Our independent auditors have access to the audit committee at any time. The audit committee met three times during 2003 and had separate conference calls prior to each of our quarterly earnings releases during the year.

      Compensation Committee. Mr. Kevin P. Egan and Mr. J. Roger King, who resigned from the board in April 2003, and Mr. Napier served as members of the compensation committee of our board of directors until April 2003. Beginning in April 2003, the compensation committee was reconstituted to consist of Mr. Pechock, Mr. Sabo (chair) and Ms. Scites. The compensation committee reviews proposals regarding the establishment of, or changes in, benefit plans, salaries and other compensation of our executive officers and other designated employees, advises management and makes recommendations to our board of directors with respect to compensation for these individuals, and administers our 2003 Equity Incentive Plan. The compensation committee met three times during 2003.

      Governance Committee. Mr. Egan, Mr. King and Mr. Simione served as members of the governance committee of our board of directors until April 2003. Beginning in April 2003, the governance committee was reconstituted to consist of Mr. Pechock, Mr. Sabo and Ms. Scites (chair). The governance committee provides general oversight of the governance of our board of directors, makes recommendations concerning board size, make-up, structure and compensation and recommends nominees for the board and its committees. The governance committee met twice during 2003.

      Other 2003 Committees. The board convened two additional committees during 2003. During the first four months of 2003, Mr. Napier, Ms. Scites and Mr. Simione served as members of a special committee of our board of directors. This special committee, originally convened in 2002, was responsible for considering actions in connection with possible strategic transactions we were evaluating and with our comprehensive financial restructuring in April 2003. The special committee met on numerous occasions in the first four months of 2003.

      Pursuant to a written consent dated as of October 14, 2003, the board appointed Mr. Mandel, Ms. Scites and Mr. Simione to a new special committee of the board to consider and negotiate a proposed business combination. This special committee met multiple times in 2003. At a meeting held on March 31, 2004, the board approved the reactivation of this special committee to direct management's activities in connection with the merger and the sale of Staffing Services, subject to the board's continued oversight, and to make recommendations with respect to the transactions.

      Mr. Enterline (chair), Mr. Pechock and Mr. Sabo served on an executive committee from April 2003, when the committee was formed, until September 2003, when the board disbanded it. The executive committee acted on behalf of the board between regularly scheduled board meetings.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

      Any stockholder who wishes to communicate with our board of directors, or one or more individual directors, can write to them at this address:

                             Venturi Partners, Inc.
                              Board Administration
                                  c/o Secretary
                        Five LakePointe Plaza, 2nd Floor
                            2709 Water Ridge Parkway
                         Charlotte, North Carolina 28217

Your letter should indicate that you are a stockholder. Depending on the subject matter, management will:

      - Forward the communication to the director or directors to whom it is addressed;

      - Attempt to address the communication directly, for example where it is a request for information about the company or a stock-related matter; or

      - Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the board, a member of management will present a summary of all communications received since the last meeting that were not forwarded. Those communications will be available to the directors on request.

DIRECTOR NOMINATIONS

      Our board of directors is responsible for nominating members of the board and for filling vacancies on the board that may exist between annual meetings of stockholders, except to the extent that our current bylaws require otherwise. Our current bylaws give the group of our stockholders each owning (either singly or as part of an affiliated group) at least 20% of the voting power of our outstanding capital stock, which we refer to as "significant stockholders," the right to designate two nominees for election to the board. The current bylaws also give our chief executive officer the right to designate one nominee.

      The board of directors has delegated the screening process for other director nominees to the governance committee. As required by our current bylaws, the governance committee consists of two directors designated by our group of significant stockholders, Mr. Pechock and Mr. Sabo, and one additional independent director, Ms. Scites.

      Our corporate governance policy outlines certain minimum criteria for board membership. These criteria reflect the board's belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment. In addition, the policy requires that at least a majority of the board consist of independent directors. The governance committee has not developed or recommended to the board any specific criteria for board membership to complement these general criteria. However, the governance committee believes that directors should, at a minimum, have expertise that may be useful to the company. Directors should also be willing and able to devote the required amount of time to company business.

      The governance committee applies these criteria when evaluating all nominee candidates. When current board members are considered for nomination for re-election, the governance committee also considers their prior board contributions and meeting attendance records.

      When seeking director candidates, the governance committee may solicit suggestions from incumbent directors, management or others. As our corporate governance policy and the governance committee charter indicate, the Committee also will consider candidates recommended by stockholders. Stockholders wishing to recommend a candidate for nomination should do so using the same procedures and timeline set forth in our current bylaws for nominating a director. See "Stockholders' Proposals-Current Bylaws."

      The governance committee's process for recommending nominees begins with a preliminary assessment of each candidate based on the individual's resume and biographical information, willingness to serve and other background information. This information is evaluated against the criteria stated above and the specific needs of the company at that time. After these preliminary assessments, the candidates who appear best suited to meet the company's needs may be invited to participate in a series of interviews to continue the evaluative process. Incumbent directors, however, generally are not required to interview again. On the basis of the information learned during this process, the governance committee determines which nominees to recommend to the board for nomination.

      Our governance committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates. However, the Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

      If the merger occurs, nominations will be made as described in "Directors and Management Following the Merger-Directors."

DIRECTOR COMPENSATION

      In 2003 we paid Mr. Mandel, Ms. Scites and Mr. Simione an annual retainer of $15,000 each. Ms. Scites also received a retainer of $1,000 for chairing the governance committee. These non-employee directors also received meeting fees of $1,000 per board meeting attended and $750 per committee meeting attended, plus reimbursement of expenses. Members of the special committee of our board that met in the first quarter of 2003 received an additional $10,000 for their service on that committee.

      In 2004, we will pay each non-employee director (including Mr. Sabo and Mr. Pechock, who did not receive any directors' fees in 2003) the $15,000 annual retainer, plus $1,000 for each board committee he or she chairs and the meeting fees described above. In addition, we paid Mr. Mandel, Ms. Scites and Mr. Simione $28,000 each for their service in 2004 on the special committee reconstituted to consider the merger and the sale of Staffing Services.

      We offer a deferred fee plan for our non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The deferred fee plan is non-qualified for tax purposes. Deferred fees under the plan earn interest at the prime rate or, at each participating director's option, a return based on our stock price performance over time. None of our directors participated in this plan for 2003.

      In connection with the closing of our financial restructuring and the reconstitution of our board, we changed the equity component of our board compensation package. Generally, non-employee directors who join our board will receive stock options to purchase 1,000 shares of our common stock at an exercise price determined on the date that they join the board, and annual grants thereafter of 1,000 options on the date of each annual meeting of stockholders. As of the closing of the financial restructuring, Mr. Mandel, Ms. Scites and Mr. Simione each received a stock option grant to purchase 1,000 shares of common stock under our 2003 Equity Incentive Plan at an exercise price of $7.8025.

      In 2004 each of our non-employee directors (including Mr. Sabo and Mr. Pechock) will receive a stock option grant to purchase 1,000 shares of our common stock at an exercise price determined on the date of our 2004 annual meeting of stockholders. All stock options granted to the directors are non-qualified options and are vested in full on the date of grant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALE OF STAFFING SERVICES TO COMPASS CS INC.

      Compass CS Inc., which has agreed to purchase our Staffing Services division under the stock purchase agreement, is an affiliate of The Compass Group International LLC, which itself is an affiliate of Inland/Links. Inland/Links collectively beneficially own approximately 23.8% of our common stock. In addition, one of our directors, Mr. Sabo, is a director of Compass CS as well and a principal of The Compass Group International LLC, the ultimate parent entity of Compass CS and Inland/Links. For more information about the proposed sale, see "The Merger and the Sale of Our Staffing Services Division - Proposals 1 and 2" and "The Stock Purchase Agreement," beginning on page 95 and page 152.

SUBSCRIPTION AGREEMENTS TO CONVERT DEBT INTO PREFERRED STOCK

      MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners (Bermuda), L.P. and Inland/Links have entered into the put agreement with us. Under this put agreement, we have the option, until October 31, 2004, to require each of these parties to convert a portion of our senior debt held by the party into shares of a new series of our preferred stock in accordance with the terms of the senior debt subscription agreement. If we exercise this option, we also will give to each party, as partial consideration for the conversion, warrants, in an amount to be agreed upon, to purchase our common stock for a nominal exercise price. For more information about the put agreement and the senior debt subscription agreement, see "The Merger and the Sale of Our Staffing Services Division-Proposals 1 and 2-Financing Arrangements-Subscription Agreements," beginning on page 97. Mr. Sabo is the principal of the ultimate parent entity of Inland/Links, and another director, Mr. Pechock, is a partner of MatlinPatterson Global Opportunities Partners.

OUR 2003 FINANCIAL RESTRUCTURING AND RELATED TRANSACTIONS

      According to the most recent beneficial ownership reports filed with the Securities and Exchange Commission, each of the following entities and groups beneficially owned more than 5% of our capital stock as of July 30, 2004:

      -  a group that includes MatlinPatterson;

      -  a group that includes Inland/Links;

      - Amalgamated Gadget, L.P., as investment manager for R2 Investments, LDC; and

      - Zazove Associates, LLC, as investment manager for a number of individuals and entities (including National Union Fire Insurance Company of Pittsburgh, PA, which itself holds more than 5% of our capital stock) that we refer to collectively as Zazove.

      MatlinPatterson, Inland/Links, R2 Investments and Zazove were part of the group of noteholders that participated in our financial restructuring in April 2003. MatlinPatterson and Inland/Links also participated in the financial restructuring in their role as senior lenders.

      Note Exchange

      In the restructuring, we issued shares of our common stock and Series B preferred stock to the participating noteholders in a privately negotiated exchange for their 5.75% notes. Each of the shares of Series B preferred stock we issued in the exchange has since been converted into four shares of our common stock. Taking this conversion into account, we issued to the participating noteholders a total of 5,015,349 shares of our common stock, which represents approximately 82% of the voting power of our outstanding voting stock. Of this total, we issued 1,384,330 shares of common stock to MatlinPatterson and 692,167 shares of common stock to each of Inland Partners and Links Partners. As a result, MatlinPatterson, Inland/Links and their affiliates, which at the time had agreed to vote our shares of capital stock together as a group, beneficially owned approximately 45.4% of the voting power of our outstanding capital stock (excluding shares of our common stock underlying warrants issued to them as senior lenders in connection with the amendment of our senior revolving credit facility, as described below). We issued 876,649 shares of common stock to R2 Investments, which together with shares obtained outside the restructuring resulted in Amalgamated Gadget beneficially owning approximately 15.2% of the voting power of our outstanding capital stock (excluding shares of our common stock underlying warrants it holds in its role as a senior lender). We issued a total of 942,636 shares of common stock to Zazove, which together with shares obtained outside the restructuring resulted in Zazove beneficially owning 16.8% of our capital stock.

      In the restructuring, we also issued a total of 91,468 shares of common stock to a group that includes SC Fundamental Value Fund, L.P. and SC Fundamental Value Fund BVI, Ltd., affiliated entities that we refer to collectively as SC Fundamental Value. SC Fundamental Value owned more than 5% of our capital stock prior to the restructuring, but the aggregate issuances of our capital stock in the


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
restructuring resulted in SC Fundamental Value beneficially owning less than 5% of any class of our capital stock after the restructuring.

      Reconstitution of Board

      In connection with the note exchange, we agreed to reconstitute our board of directors to provide for seven members. The participating noteholders designated two of these seven directors, Mr. Pechock and Mr. Sabo, prior to the exchange. Mr. Pechock is a partner of MatlinPatterson, and Mr. Sabo is a principal of The Compass Group International LLC, which is the ultimate parent entity of Inland/Links. In addition, Mr. Sabo is part of the group that shares investment authority with respect to the shares of our capital stock issued in the restructuring to Inland/Links.

      As permitted by the agreement that governed our restructuring, the participating noteholders also designated I. Joseph Massoud to attend meetings of our board in a non-voting observer capacity. Mr. Massoud is also a partner with The Compass Group International LLC. The restructuring agreement entitled Mr. Pechock to designate an initial board observer as well. Rights to designate board observers after the restructuring are set forth in our current bylaws.

      Amendments to Revolving Credit Facility

      In order to permit the closing of the note exchange and to provide for the terms on which our existing senior lenders would continue to finance our working capital needs, we executed definitive agreements with the existing senior lenders for amendments to our existing senior revolving credit facility.

      As part of these amendments, we issued common stock purchase warrants to the senior lenders entitling them to purchase a total of 769,001 shares of common stock, equal to 10% of the outstanding common stock on a fully diluted basis. These warrants are exercisable in whole or part over a 10-year period, and their current exercise price is $7.8025 per share (which is based on a stated valuation for our equity of $60 million). MatlinPatterson and Inland/Links each received 163,412 of these warrants. Since the restructuring, MatlinPatterson and Inland/Links have sold to R2 Investments portions of their interest in our debt under the revolving credit facility, together with one half of their warrants (for 163,412 shares in the aggregate).

      Registration Rights Agreement

      In connection with the restructuring, we entered into an agreement with each of our senior lenders and each of the former noteholders participating in the note exchange, including MatlinPatterson, Inland/Links and R2 Investments, to provide them with registration rights with respect to the following shares of our common stock:

      -  shares issued in the note exchange;

      - shares acquired upon conversion of the Series B preferred stock issued in the note exchange; and

      - shares acquired upon exercise of the warrants issued to the senior lenders in connection with the amendments to our senior revolving credit facility.

Under the merger agreement with COMSYS, we have agreed to amend and restate this registration rights agreement so that its terms conform to the terms of the registration rights agreement we will enter into with the COMSYS stockholders in connection with the merger.

      Amendments to Stockholder Rights Plan

      In connection with the restructuring, we also amended and restated the stockholder rights plan that governs the terms of preferred share purchase rights that currently accompany our common stock. The amendments included, among other things, an additional exception to the definition of an "Acquiring Person" that precludes each of MatlinPatterson, Inland/Links, Amalgamated Gadget and Zazove from becoming an Acquiring Person.

      In addition, the stockholder rights plan was amended to include a tag-along right for the benefit of any holder (including certain holders of more than 2% acting together as a group) of 5% or more of our voting stock. This tag-along right entitles each 5% holder (or group) to participate pro rata, for the same amount and form of consideration and otherwise on substantially the same terms and conditions, in any transfer by any holders of 20% or more of our voting stock. Based on their current holdings of our capital stock, each of MatlinPatterson, Inland/Links, Amalgamated Gadget and Zazove could exercise this tag-along right.

      Before signing the merger agreement, we further amended the stockholder rights plan to, among other things, preclude COMSYS Holding, COMSYS Information Technology Services, the COMSYS stockholders, any other party to the voting agreement that we will enter into in connection with the merger and any of these respective affiliates or associates from becoming an Acquiring Person as a result of the voting agreement. We expect that MatlinPatterson, Inland/Links, Amalgamated Gadget and Zazove will be parties to the voting agreement.

      Amendments to Bylaws and Charter

      Changes to our bylaws that we adopted in connection with the restructuring gave our significant holders (currently only the group that includes MatlinPatterson and Inland/Links) the power together to designate, either directly or through a committee including members of our board of directors that they have previously designated, up to six nominees for election to our board of directors (at least four of whom must qualify as independent directors under applicable exchange rules and listing standards) and two board observers. The bylaws, as amended, are an exhibit to our annual report on Form 10-K for the 2003 fiscal year.

      We also agreed in connection with the restructuring to propose a number of changes to our certificate of incorporation for adoption by our stockholders. The stockholders adopted these changes at our 2003 annual meeting, and we have filed a restated certificate of incorporation that implements them. The changes benefit holders of a significant amount of our capital stock, including MatlinPatterson, Inland/Links, Amalgamated Gadget and Zazove. You can find a description of the changes in our definitive proxy statement for the 2003 annual meeting, and our restated certificate of incorporation is an exhibit to our annual report on Form 10-K for the 2003 fiscal year.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Executive officers, directors and greater than 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during and for the fiscal year ended December 28, 2003, our executive officers and directors and any greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that due to administrative errors, Form 4s were not timely filed in connection with option grants to three of our directors (Mr. Mandel, Ms. Scites and Mr. Simione) and four of our executive officers (Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett) in April 2003 and an option grant to Mr. Stafford in September 2003.

                             EXECUTIVE COMPENSATION

      The following table sets forth compensation information for fiscal years 2003, 2002 and 2001 for those persons who were, except as otherwise noted, our chief executive officer and our four other most highly paid executive officers as of December 28, 2003:

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                              ------------
                                                    ANNUAL COMPENSATION                        SECURITIES
                                                    -------------------       OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                       SALARY        BONUS         COMPENSATION    OPTIONS(#)(1)  COMPENSATION
---------------------------                       ------        -----         ------------    -------------  ------------
Larry L. Enterline .................    2003    $  409,730   $   36,000                 --       230,000      $     --
 Chief Executive Officer and            2002       409,476     $280,000 (2)             --            --            --
Chairman of the                         2001       414,666      400,000 (2)             --            --         4,404 (3)
 Board of Directors

James C. Hunt.......................    2003    $  306,872   $   27,000                 --       119,400      $ 16,667 (4)
 President and Chief Financial          2002       307,445      147,000                 --            --        50,000 (5)
Officer                                 2001       307,965      200,000                 --         2,000       131,216 (6)

Michael H. Barker...................    2003    $  236,277   $   21,600                 --        90,000      $  9,840 (4)
 President-- Division Operations        2002       246,741       84,000                 --            --         2,750 (5)
                                        2001       247,379      108,000                 --         1,600        67,759 (6)

Ken R. Bramlett, Jr.................    2003    $  246,602   $   21,600                 --        64,000      $  9,840 (4)
 Senior Vice President, General         2002       247,175       84,000                 --            --        20,160 (5)
Counsel and                             2001       247,695       96,000                 --         1,200       102,013 (6)
 Secretary

Thomas E. Stafford..................    2003    $  121,795   $    7,800                            7,000      $  3,726 (4)
 Vice President of Human Resources      2002       110,526       23,730                 --            --         8,430 (5)
                                        2001        96,460       27,500                 --           480         7,680 (6)

----------------

(1) As a condition to the closing of our financial restructuring in April 2003, we granted the referenced 2003 options to Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett in two separate tranches. These options vest monthly on a pro rata basis, in each case at a rate of 25% per year. We also granted options to Mr. Stafford in September 2003. Mr. Stafford's options vest annually on a pro rata basis, again at a rate of 25% per year. See "-Option Grants Table" below for more information about these grants.

      In connection with our financial restructuring, each of the named executives irrevocably waived his right to exercise all of his outstanding stock options granted under our previous stock option plan and forfeited all of those options to the Company. The forfeited options included all of the options shown in the table that were granted to the named officers in 2001. We did not grant stock options to any of the named officers in 2002.

(2) At the request of the compensation committee, Mr. Enterline has deferred the payment of his bonuses for 2001 (the amount of which was guaranteed) and 2002. These deferred bonuses will be paid to Mr. Enterline as provided in his separation agreement. See "-Employment Agreements-Separation Agreements of Mr. Enterline, Mr. Hunt and Mr. Bramlett."

(3) This amount represents relocation expense reimbursements paid to Mr. Enterline in 2001.

(4) These amounts represent 2003 allocations to our non-qualified profit-sharing plan for the named executives.

(5) These amounts represent 2002 allocations to our non-qualified profit-sharing plan for Mr. Hunt, Mr. Bramlett and Mr. Stafford and a matching contribution to our Technology Division 401(k) plan for Mr. Barker.

(6) These amounts represent 2001 allocations to our non-qualified profit-sharing plan for Mr. Hunt, Mr. Barker, Mr. Bramlett and Mr. Stafford of $50,000, $17,964, $19,903 and $7,680, respectively, and
      $81,216, $49,795, $82,110 and $0, respectively, paid to the named officers in connection with the termination and amendment of vacation and paid time off plans.

OPTION GRANTS TABLE

      The following table sets forth certain information concerning grants of stock options to the named officers during 2003.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------------------

                                            % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF        OPTIONS                                    ASSUMED ANNUAL RATES OF
                             SECURITIES       GRANTED                                 STOCK PRICE APPRECIATION FOR
                             UNDERLYING         TO        EXERCISE                            OPTION TERM
                               OPTIONS       EMPLOYEES    OR BASE                             -----------
                               GRANTED       IN FISCAL     PRICE       EXPIRATION      0%          5%         10%
NAME                           (#) (1)          YEAR       ($/SH)         DATE        ($)         ($)         ($)
-----------------------     -----------     -----------   ---------    ----------   --------   --------    ---------
Larry L. Enterline (1)         160,000          23.7%     $   7.80                     --          --      $ 723,244
                                70,000          10.4         11.70     4/14/2013       --          --         43,419
James C. Hunt (1)               80,000          11.8          7.80                     --          --        361,622
                                39,400           5.8         11.70     4/14/2013       --          --         24,439
Michael H. Barker (1)           60,000           8.9          7.80                     --          --        271,217
                                30,000           4.4         11.70     4/14/2013       --          --         18,608
Ken R. Bramlett, Jr. (1)        48,000           7.1          7.80                     --          --        216,973
                                16,000           2.4         11.70     4/14/2013       --          --          9,924
Thomas E. Stafford (2)           7,000           1.0          8.88     9/03/2013     $11,340     57,564      128,480

----------------

(1) As of December 31, 2003, the options granted to Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett were 83.33% unvested, and the unvested portions will continue to vest monthly on a pro rata basis, at a rate of 25% per year.

(2) As of December 28, 2003, the options granted to Mr. Stafford were 100% unvested. These options vest annually on a pro rata basis, at a rate of 25% per year.

OPTION EXERCISES AND YEAR-END VALUE TABLE

      The following table sets forth certain information concerning unexercised options held as of the end of 2003. None of the named officers exercised any options during 2003.

                          FISCAL YEAR-END OPTION VALUE

                                     NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED IN-THE-MONEY
                                    UNEXERCISED OPTIONS AT FY-END (#)               OPTIONS AT FY-END ($)(1)
                                    ----------------------------------              ------------------------
              NAME                 EXERCISABLE(2)       UNEXERCISABLE           EXERCISABLE          UNEXERCISABLE
              ----                 --------------       -------------           -----------          -------------
Larry L. Enterline...........           38,333              191,667               $85,600               $428,000

James C. Hunt ...............           19,900               99,500               42,800                214,000

Michael H. Barker............           15,000               75,000               32,100                160,500

Ken R. Bramlett, Jr..........           10,667               53,333               25,680                128,400

Thomas E. Stafford...........               --                7,000                   --                 14,910

------------------------

(1) The fair market value of the common stock used for these computations was $11.01, which was the last bid price for our common stock on the OTC Bulletin Board on December 26, 2003.

(2) Includes options held by the named individuals that were vested as of December 31, 2003.

EMPLOYMENT AGREEMENTS

      Existing Employment Agreements

      Each of Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett is currently employed pursuant to an employment agreement dated as of the closing date of our financial restructuring and Mr. Stafford is employed pursuant to an employment agreement with the Company dated July 24, 2003. Each employment agreement provides for an annual base salary, the right to earn annual bonuses as described below and the right to participate in our 2003 Equity Incentive Plan. The initial annual base salaries established in these agreements for Mr. Enterline, Mr. Hunt, Mr. Barker, Mr. Bramlett and Mr. Stafford are $400,000, $300,000, $240,000, $240,000 and $130,000, respectively. Each employment agreement is for an initial term of two years, with automatic one-year extensions thereafter unless either party provides written notice of termination at least three months prior to any scheduled expiration date or, in the case of Mr. Stafford's employment agreement, written notice of at least 30 days.

      These executives are also eligible to earn annual incentive bonuses under their employment agreements. Each annual bonus has both an objective component and a subjective component: 70% of the bonus is tied to achievement of at least 90% of a targeted EBITDA figure for the year, with the executive eligible to earn the maximum portion of this component of the bonus if we achieve 140% of the targeted EBITDA figure. The remaining 30% is subject to the discretion of our compensation committee. The targeted EBITDA bonus awards for each executive officer is determined as a percentage of the executive's base salary, as follows:

                                                                        Maximum
         Executive                      Bonus at Targeted EBITDA(1)     Bonus(1)
         ---------                      ---------------------------     --------

         Larry L. Enterline........                 30%                   100%
         James C. Hunt.............                 30%                    90%
         Michael H. Barker.........                 30%                    90%
         Ken R. Bramlett, Jr.......                 30%                    60%
         Thomas E. Stafford........                 20%                    40%

----------------

(1) Percentage of base salary. The Bonus at Targeted EBITDA column is based upon achievement of 100% of the targeted EBITDA number, while the Maximum Bonus column is based upon achievement of 140% of the targeted EBITDA number. Both columns are based on the assumption that the discretionary award, which makes up 30% of the total bonus award, is the maximum amount authorized to be awarded by the compensation committee in its discretion.

      In connection with our recent financial restructuring, each of the named officers irrevocably waived all of his rights to exercise his outstanding stock options granted under our 1995 Stock Option Plan and forfeited all of such options to the Company.

      We awarded an initial grant of stock options under our new 2003 Equity Incentive Plan to four of these officers, as follows: 230,000 shares to Mr. Enterline, 119,400 shares to Mr. Hunt, 90,000 shares to Mr. Barker and 64,000 shares to Mr. Bramlett. All of these grants were at exercise prices higher than the per-share trading price of our common stock on the date of the award. See "-Option Grants Table."

      The employment agreements for each of Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett provide that options granted under the 2003 Equity Incentive Plan to these executive officers will vest monthly on a pro rata basis over four years. All of these options will vest automatically in the event of a change of control involving the Company. Following a termination of employment, each executive will have three months to exercise his vested stock options unless his termination was without cause, in which event the exercise period will be extended to 12 months.

      In addition, in September 2003 we awarded an initial grant of 7,000 stock options under our new 2003 Equity Incentive Plan to Mr. Stafford at an exercise price of $8.88 per share, which was higher than the per-share trading price of our common stock on the date of grant. See "-Option Grants Table." These options vest annually on a pro rata basis over 4 years. All of these options will vest automatically in the event of a change of control involving the Company. Following a termination of employment, Mr. Stafford will have three months to exercise his vested stock options.

      The employment agreements for Mr. Enterline, Mr. Barker and Mr. Bramlett provide these executive officers with one year of severance upon termination (including any non-renewal) without cause. Mr. Hunt's employment agreement provides him with two years of severance upon termination (including any non-renewal) without cause. Each of these four employment agreements requires the executive to agree to customary non-compete and non-solicitation provisions.

      The employment agreement for Mr. Stafford provides him with six months of severance and a prorated bonus upon termination (including any non-renewal) without cause, assuming continued compliance with customary non-compete and non-solicitation provisions contained in the employment agreement.

      Separation Agreements of Mr. Enterline, Mr. Hunt and Mr. Bramlett

      The special committee requested Pearl Meyer & Partners, our compensation consultants, to review the terms of the existing employment agreements for three of our executives who are to be terminated if we complete the merger. Pearl Meyer compared the terms of those agreements relating to a termination in connection with a change in control to severance arrangements reflecting market norms in that context. In light of the Pearl Meyer report, the special committee recommended to both the compensation committee and our board of directors that we supplement the executives' existing employment agreements to provide additional severance benefits for the three executives closer to prevailing market norms. The special committee also proposed that any such supplement include post-closing restrictive covenants limiting the executives' ability to compete with the combined company, as well as enforcement mechanisms. After considering the Pearl Meyer report and the recommendations of the special committee, the compensation committee accepted the special committee's recommendations, subject to certain reductions in the total compensation to be paid to these executives upon a change in control, and submitted these revised recommendations to the full board. After reviewing the Pearl Meyer report and considering the recommendations of both the special committee and the compensation committee, the board approved the recommendations of the compensation committee and delegated authority to the compensation committee to negotiate definitive agreements with the three executives. Negotiations continue between the executives and the compensation committee.

      Under the terms of these proposed separation agreements, each of these executives will agree to continue employment with the combined company for a period following the closing of the merger (Mr. Enterline for 60 days, and Mr. Bramlett and Mr. Hunt each for 90 days), to provide transitional assistance to management of the combined company and to use his reasonable best efforts to maintain the goodwill of employees, customers and suppliers. In consideration for these services, upon the agreed upon termination of the executive's transitional employment with the combined company, he will receive the following payments through his termination date:

   -  accrued and unpaid base salary;

   -  payment for all accrued but unpaid personal time off;

   - reimbursements owing to the executive under the terms of the executive's employment agreement; and

   - other benefits in accordance with our plans and programs as described in his employment agreement.

In addition, under the proposed agreements, the combined company will pay to each executive on January 3, 2005 the amount of his account balance maintained in our deferred compensation plan, in the case of Mr. Enterline, and our non-qualified profit sharing plan, in the cases of Mr. Hunt and Mr. Bramlett, plus accrued interest and his share of reallocated forfeitures as provided in the respective plan, through the date of payment. As of March 28, 2004, these respective account balances were $680,000 for Mr. Enterline, $381,814 for Mr. Hunt and $281,837 for Mr. Bramlett. Except as provided below, the payments described in this paragraph will be in lieu of any payments for termination of employment that each executive would have been entitled to receive under the terms of his existing employment agreement.

      In addition, each draft separation agreement provides that the executive will be entitled to the following, so long as the executive's employment is not terminated for cause (within the meaning of his employment agreement) during the transition period:

   - a lump sum change in control payment of $539,900 for Mr. Enterline, $870,000 for Mr. Hunt, and $696,000 for Mr. Bramlett, payable within 10 days after the closing of the merger;

   - a non-competition payment of $400,000 for Mr. Enterline, $300,000 for Mr. Hunt, and $240,000 for Mr. Bramlett, payable within 10 days after the closing of the merger, in consideration of his agreement not to disclose confidential information of ours and to refrain from competing with us or soliciting company executives or clients;

   - vesting of all outstanding options to purchase our common stock, and extension of the expiration date for exercising all options to four years after his employment termination date, or, in Mr. Enterline's case, for four years after he ceases to be a director of the combined company;

   - continuation of his existing group health, dental, and vision insurance benefits until the earlier of the third anniversary of his termination of employment or such time as the executive obtains alternative comparable coverage under another group plan with no pre-existing condition exclusions or limitations.

To the extent that the payments described in this paragraph would constitute "excess parachute payments" subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced so as to avoid imposition of this tax.

      In consideration of his benefits under the separation agreement, each of these executives will be required to execute a comprehensive release of claims against us and agree not to compete with us in the IT consulting or staffing business or to solicit company executives or clients for two years following the termination of his transitional employment. As of the time of the closing of the merger, each executive's separation agreement will be deemed to have amended and superseded certain provisions of his existing employment agreement and option agreements. In the event that for any reason the merger does not close by December 31, 2004 or the executive's employment is not terminated, each executive's existing employment agreement and option award agreement will remain in full force and effect, and the terms of the separation agreement will become null and void.

      Separation Agreement of Mr. Stafford

      Under the terms of a draft letter agreement we have proposed to Mr. Stafford, Mr. Stafford would continue to be employed for a period of 90 days following completion of the merger. We will determine his exact termination date after the completion of the merger. Provided that we continue to employ Mr. Stafford through the specified retention date, or we terminate him before the retention date for reasons other than cause, he will receive six months severance in accordance with his employment agreement. In addition, Mr. Stafford will receive a special retention payment of $32,500. If Mr. Stafford voluntarily resigns or is terminated for cause prior to the end of the retention period, he will forfeit the right to receive any of these severance payments. These payments are in lieu of any severance amounts that Mr. Stafford would otherwise be eligible to receive under our existing severance program or any other agreement between Mr. Stafford and us.

      Mr. Stafford's receipt of these benefits, as proposed in the draft letter agreement, is conditioned on completion of the merger, as well as Mr. Stafford's execution of a release of claims against us, his satisfactory job performance during the retention period, and an agreement not to disclose confidential information obtained during the course of his employment and to refrain from competing with us for one year following the termination of his employment with respect to customers to which Mr. Stafford or operations under his management have provided services and potential customers that Mr. Stafford or operations under his management have solicited within 12 months before the termination of Mr. Stafford's employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Our compensation committee considers and makes recommendations to the board of directors with respect to the compensation of our chief executive officer, sets and adjusts salaries for our other officers, and administers our equity compensation plans. Set forth below is the compensation committee's report on its actions and policies with regard to the compensation of our chief executive officer and our other executive officers generally for the year ended December 28, 2003.

      General

      It is the compensation committee's responsibility to review and recommend to the board for approval the compensation plans for our senior officers. The goals of our compensation programs for senior officers are to set compensation based on the attainment of financial and other performance objectives, to establish compensation levels that will enable us to attract and retain talented individuals and to motivate them to achieve our business objectives. To achieve these goals, we have established a compensation program consisting of three principal components. These components are base salary, incentive bonus awards made under these officers' employment agreements and equity-based compensation consisting of qualified (or incentive) and non-qualified stock options.

      Base Salary

      Our general objective is to consider the sustained performance of our senior officers in establishing base salaries. Among the factors considered are length of service, individual performance, scope of responsibilities and successful management of administrative or financial functions or operating subsidiaries or divisions. The assessment of management performance focuses on both qualitative factors (such as leadership and management qualities) and quantitative factors (such as growth of revenues, operating earnings, cash flow, earnings per share and the containment of expenses).

      The chief executive officer historically has evaluated the overall performance of our senior officers, including those other officers named in the Summary Compensation Table, and made recommendations for base salary adjustments to the compensation committee. Financial and business goals and objectives are typically discussed with key executives, and periodic meetings of key executives are held to discuss business strategies, financial and business performance, budgeting matters and strategic planning matters. An executive's overall evaluation is a combination of a qualitative review by fellow executives and the chief executive officer and a review of the extent to which pre-established business and financial objectives have been obtained.

      In April 2003, four of our executive officers (Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett) executed new employment agreements as a condition, among others, to the closing of our comprehensive financial restructuring. In September 2003, Mr. Stafford signed a new employment agreement with us as well.

      The base salaries for each of these officers were set forth in these employment agreements and, except for Mr. Stafford, reflected the continuing salary freeze originally implemented for senior management employees in the year 2000. As a result, the compensation committee approved no 2003 base salary increases for any of the officers named in the Summary Compensation Table other than Mr. Stafford, whose base salary was increased in April 2003. We do not currently anticipate that any of these base salaries will be increased for the duration of 2004.

      Incentive Bonus Awards

      The incentive bonus awards for our senior officers for 2003 were also outlined in the employment agreements that each executed in 2003. As part of the financial restructuring, the total maximum annual bonus award was reduced for each officer from prior years. In each of these employments agreements, the compensation committee established a range of incentive bonus compensation that could be earned as part of each senior officer's annual compensation. For 2003, 70% of the potential incentive bonus compensation for each officer was based on our achievement of a pre-established earnings before interest, taxes, depreciation and amortization goal and 30% was based on a qualitative assessment of performance against specific non-financial objectives as determined by the compensation committee. The Committee believed that the use of an objective EBITDA target in determining the majority of the potential incentive bonus compensation for these individuals was an appropriate way to focus management's efforts in 2003 in light of the impact of our cash flows on the valuation of our equity. The Committee also considered it appropriate to allow qualitative factors to determine a portion of the executive officers' bonus opportunity, given the weak economic environment generally in which we have operated over the past years, the fact that none of the named officers had received salary increases since 1999 and the lack of any formal retention policies for such officers. Additionally, the Committee believed that incentivizing management to complete the financial restructuring and to continue improving underlying processes and practices and focusing on efficiencies was important during this period of weak macroeconomic conditions.

      Even though EBITDA improved sequentially in each of the second, third and fourth quarters of 2003, we did not meet the EBITDA target for the year, and as a result no bonus award was paid to any of our executive officers for financial performance against this objective for 2003. The compensation committee determined, however, that assigning weight to the qualitative bonus factors for 2003 was appropriate given the executives' efforts during the year in completing the financial restructuring and in achieving their other performance objectives. As a result, bonuses were awarded to the named officers for their performance in 2004 at the target levels as specified in their employment agreements in the amounts reflected in the compensation table based solely on this subjective assessment.

      Discretionary Bonus Awards/Equity Based Compensation

      One of the compensation committee's stated goals as discussed above is to include equity-based compensation in the form of stock options as a meaningful portion of our senior officers' compensation generally. Through the granting of stock options, we seek to align the interests of key employees more closely with those of our stockholders by motivating and rewarding actions that lead to long-term value creation for stockholders. In addition, we recognize that stock options are a necessary part of a competitive compensation program, which, as discussed above, is designed to attract and retain qualified executives. Historically, options granted to senior officers (other than options granted in lieu of cash bonuses) have vested over a four-year period in order to encourage executives and other key employees to remain in our employ and to foster a long-term perspective.

      Prior to 2003, we rewarded our senior officers with discretionary compensation awards in the form of incentive stock options and non-qualified stock options granted under our 1995 Stock Option Plan. In 2003 our executive officers irrevocably waived all of their rights to exercise stock options that had been previously granted to them under the 1995 Stock Option Plan, and the 1995 Stock Option Plan was terminated. None of those options were in the money. Following these waivers and as a condition, among others, to the completion of our financial restructuring, we granted new stock options to Mr. Enterline, Mr. Hunt, Mr. Barker and Mr. Bramlett in April 2003 under our new 2003 Equity Incentive Plan as required by their employment agreements. All of these options vest in equal monthly installments at a rate of 25% per year. We granted stock options to Mr. Stafford in September 2003 as part of a grant to a number of our key management employees. Mr. Stafford's options vest in equal annual installments at a rate of 25% per year. See "Executive Compensation-Option Grants Table."

      Chief Executive Officer's Compensation

      Larry L. Enterline has served as our chief executive officer since December 2000, and his 2003 compensation was determined as set forth above. See "Executive Compensation--Employment Agreements." Mr. Enterline's employment agreement provided for the payment of a base salary to Mr. Enterline of $400,000 in 2003 and also provided that Mr. Enterline would be eligible for incentive bonuses as described above based on the achievement of financial and non-financial objectives during 2003. Mr. Enterline's incentive for 2003 was identical to those of the other executive officers of the Company in terms of the criteria and methods for calculating bonus payouts, but as the chief executive officer of our Company, his targeted payouts for each of the applicable criteria placed him in our highest tier of executive compensation. The objective portion of Mr. Enterline's 2003 bonus, like that of the other executives, was based solely on our achieving the EBITDA target specified in April 2003. Because we did not meet our EBITDA target for the year, no bonus was awarded to any executive officer, including Mr. Enterline, based on that financial objective.

      The compensation committee also assessed Mr. Enterline's performance during 2003 qualitatively against a number of non-financial objectives that the Committee had established with Mr. Enterline earlier in the year. The Committee determined that Mr. Enterline performed satisfactorily against these objectives during 2003,and awarded a bonus to Mr. Enterline at the target levels as specified in his employment agreement based on these qualitative factors, including his leadership of our Company during the completion of the financial restructuring and related transactions.

      Section 162(m) of the Internal Revenue Code

      It is our policy generally to design compensation programs to comply with
Section 162(m) of the Internal Revenue Code, so that total compensation paid to any employee will not exceed $1.0 million in any one year, except for compensation payments in excess of $1.0 million that qualify as "performance-based." We intend to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the 1995 Stock Option Plan and our 2003 Equity Incentive Plan, and we therefore do not expect the deductibility of compensation paid to top executives to be disallowed.

                                                    2003 Compensation Committee:

                                                            Elias J. Sabo, Chair
                                                          Christopher R. Pechock
                                                                Janice L. Scites

                           CORPORATE PERFORMANCE GRAPH

      The following graph compares the cumulative total return on our common stock for the five fiscal years ended December 28, 2003 with the cumulative total return of the S&P 400 Index and a peer group index we selected. The peer group consists of seven public companies that, except as noted below, specialize in providing personnel staffing services in the United States. All cumulative returns assume the investment of $100 in each of our common stock, the S&P 400 Index, and the peer group index on January 4, 1999, the first day of fiscal 1999, and assume the reinvestment of dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG VENTURI PARTNERS, INC., THE S&P MIDCAP 400 INDEX
                                AND A PEER GROUP

                         [FIVE YEAR PERFORMANCE GRAPH]

                                            1/3/99       1/2/00     12/31/00    12/30/01     12/29/02     12/28/03
                                            ------       ------     --------    --------     --------     --------
      VENTURI PARTNERS, INC.                 100.0        58.57        9.65        5.03         0.83          2.52
      S & P MIDCAP 400                       100.0       114.72      134.81      133.99       114.54        155.34
      PEER GROUP*                            100.0        91.77       95.59       95.84        67.90        100.38

      *The peer group index consists of the following companies: Spherion Corp., MPS Group,, Inc., Barrett Business Services Inc., Robert Half International Inc., Kelly Services, Inc., Manpower, Inc. and Edgewater Technologies, Inc. (Edgewater's business now focuses on technical consulting, software development and systems integration).

                             STOCKHOLDERS' PROPOSALS

      Stockholders who intend to present proposals for consideration at our 2005 annual meeting of stockholders are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on ___________, 2005 if it is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1%, of our outstanding common stock for at least one year on the date the proposal is submitted, and who continue in such capacity through the meeting date, are eligible to submit proposals to be considered for inclusion in the proxy statement for any of our annual meetings.

      In addition, our current bylaws, and the restated bylaws which will become applicable if the merger is completed, each prescribe procedures a stockholder must follow to make nominations for director candidates or propose any other business to be considered at an annual meeting. Any stockholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary. A copy of the restated bylaws is included with this document as Annex E.

CURRENT BYLAWS

      Under our current bylaws, stockholder nominations for director candidates or other proper stockholder business at an annual meeting will be considered at the meeting of stockholders only if the stockholder (who must be, at the time of delivery of notice, a stockholder of record) delivers to the Secretary of our company a timely notice setting forth the information specified in Section 1.2 and, if applicable, Section 2.4 of our bylaws. In the case of an annual meeting, notice will be considered timely if delivered not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting. If, however, the 2005 annual meeting date is more than 30 days before or after the anniversary date of this year's annual meeting (i.e., ______ __, 2005), the notice will be considered timely if received not later than the close of business on the 10th day following the day on which we first make public announcement of the date of the meeting or mail public notice of the meeting, whichever occurs first.

RESTATED BYLAWS

      If the merger is completed, the restated bylaws will become effective at that time and will apply to any subsequent meeting of our stockholders. Under the restated bylaws, stockholder nominations for director candidates at any stockholders meeting called for the election of directors and any other proper stockholder business at an annual meeting will be considered at the meeting only if the stockholder (who must be, at the time of delivery of notice and at the record date for the meeting, a stockholder of record) delivers to the Secretary of our company a timely notice setting forth the information specified in
Section 2.7 and, with respect to director nominations, Section 3.2 of the restated bylaws. In the case of an annual meeting, notice will be considered timely if it is received by the Secretary of our corporation no later than the close of business 90 days, and no earlier than the opening of business 120 days, prior to the first anniversary of the preceding year's annual meeting. If, however, the 2005 annual meeting date is more than 45 days before or after the anniversary date of this year's annual meeting (i.e., ______ __, 2005), the notice will be considered timely if it is received no later than the close of business 90 days, and no earlier than the opening of business 120 days, prior to the date of the 2005 annual meeting or if received not later than the close of business on the 10th day following the day on which we first make public announcement of the date of the meeting. These notice requirements do not apply to any stockholder proposal for business to be considered at an annual meeting, other than director nominations, if the stockholder has notified us of an intention to present a proposal at the annual meeting in compliance with Rule 14a-8 under the Exchange Act and the stockholder complies with the requirements of that rule for inclusion of that proposal in our proxy statement for the meeting. If the number of directors to be elected at the 2005 annual meeting is greater than the number of directors whose terms expire at the annual meeting and we make no public announcement naming all of the nominees for the additional directors to be elected or specifying the size of the increased board of directors before the close of business on the 90th day prior to the anniversary of this year's annual meeting (i.e., _______ _, 2005), then a notice with respect to the nomination of the additional directors will be considered timely if it is received by the Secretary of our corporation not later than the close of business on the 10th day following the day on which we first make public announcement of the increase in the size of the board of directors.

                                 OTHER BUSINESS

      We know of no business to be brought before the annual meeting other than the proposals described in this document. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate unless they are directed by a proxy to do otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

      Venturi Partners, Inc. is subject to the informational requirements of the Exchange Act, and files annual, quarterly and current reports, proxy statements and other information with the SEC. This information includes the current report on Form 8-K we filed with the SEC on July 29, 2004, with the merger agreement and the following documents discussed in this proxy statement:

   - the form of the registration rights agreement that we will enter into with the COMSYS stockholders that receive shares of our common stock in connection with the merger;

   - the form of the amended and restated registration rights agreement that we will enter into with certain of our existing stockholders; and

   - the form of the voting agreement that we will enter into with certain of the COMSYS stockholders that receive shares of our common stock in connection with the merger and certain of our existing stockholders.

      You may read and copy any reports, statements or other information we've filed at the SEC's public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. You may also access our recent SEC filings through our Internet homepage at http://www.venturipartners.com.

      In addition, you may request a copy of any of our SEC filings, at no cost, by writing or telephoning us at the following address or telephone number or e-mailing us at kbramlett@venturipartners.com.

      Venturi Partners, Inc.
      Five LakePointe Plaza, 2nd Floor
      2709 Water Ridge Parkway
      Charlotte, North Carolina  28217
      Telephone:  (704) 442-5100

      This document contains summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries are qualified in their entirety by this reference. We will make copies of those documents available to you upon your request to us.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 PAGE
VENTURI PARTNERS, INC.

AUDITED FINANCIAL STATEMENTS
         Report of Independent Auditors                                                          F-3
         Financial Statements as of December 28, 2003 and December 29, 2002
           and for each of the last three years in the period ended December 28,
           2003:
              Consolidated Balance Sheets                                                        F-4
              Consolidated Statements of Operations                                              F-5
              Consolidated Statements of Shareholders' Equity (Deficit)                          F-6
              Consolidated Statements of Cash Flows                                              F-7
              Notes to Consolidated Financial Statements                                         F-8

UNAUDITED FINANCIAL STATEMENTS
         Financial Statements as of March 28, 2004 and March 30, 2003 and for
           the three-month periods then ended:
              Consolidated Statements of Operations                                              F-29
              Consolidated Balance Sheets                                                        F-30
              Consolidated Statements of Shareholders' Equity                                    F-31
              Consolidated Statements of Cash Flows                                              F-32
              Notes to Unaudited Consolidated Financial Statements                               F-33

VENTURI STAFFING PARTNERS, INC.

UNAUDITED FINANCIAL STATEMENTS
         Financial Statements as of March 28, 2004, December 28, 2003 and
           December 29, 2002 and for the three months ended March 28, 2004 and for each of the last three years in the period ended December 28,
           2003:
              Balance Sheets                                                                     F-40
              Statement of Operations                                                            F-41
              Statement of Changes in Investment of Parent Company                               F-42
              Statement of Cash Flows                                                            F-43
              Notes to Financial Statements                                                      F-44

COMSYS HOLDING, INC.

AUDITED FINANCIAL STATEMENTS
         Report of Independent Registered Public Accounting Firm                                 F-53
         Financial Statements as of December 31, 2003 and December 31, 2002
           and for each of the last three years in the period ended December 31,
           2003:
              Consolidated Balance Sheets                                                        F-54
              Consolidated Statements of Operations                                              F-55
              Consolidated Statements of Stockholders' Deficit                                   F-56
              Consolidated Statements of Cash Flows                                              F-57
              Notes to Consolidated Financial Statements                                         F-58

UNAUDITED FINANCIAL STATEMENTS
         Financial Statements as of March 31, 2004 and December 31, 2003 and for
           the three-month periods ended March 31, 2004 and March 31, 2003:
              Condensed Consolidated Balance Sheets                                              F-77
              Condensed Consolidated Statements of Operations                                    F-78
              Condensed Consolidated Statements of Cash Flows                                    F-79
              Notes to Condensed Consolidated Financial Statements                               F-80

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Venturi Partners, Inc.:

In our opinion, the accompanying consolidated balance sheets as of December 28, 2003, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Venturi, Inc. and subsidiaries (collectively, the "Company") at December 28, 2003 and December 29, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 8 to the consolidated financial statements, the Company changed its method of accounting for goodwill and indefinite-lived intangible assets as of December 31, 2001.


/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
February 10, 2004

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS -- DECEMBER 28, 2003 AND DECEMBER 29, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      DECEMBER 28,    DECEMBER 29,
                                                                          2003            2002
                                                                      ------------    ------------
Assets
CURRENT ASSETS:
  Cash and cash equivalents                                           $        508    $     22,623
  Accounts receivable, net of allowance for doubtful accounts of
     $3,487 and $2,956 in 2003 and 2002, respectively                       75,702          76,178
  Prepaid expenses and other current assets                                  4,527           3,940
  Recoverable income taxes                                                      35          25,476
                                                                      ------------    ------------
      Total current assets                                                  80,772         128,217

Property and equipment, net                                                  9,271          13,240
Goodwill                                                                   103,532         103,532
Other assets                                                                   785           2,417
                                                                      ------------    ------------
      Total assets                                                    $    194,360    $    247,406
                                                                      ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt                                   $        370    $     38,633
  Accounts payable                                                          15,471           9,887
  Accrued wages, benefits and other                                         39,737          62,203
                                                                      ------------    ------------
      Total current liabilities                                             55,578         110,723

  Long-term debt -
    Convertible subordinated notes                                           5,339         115,000
    Revolving credit facility (including $5,264 of deferred gain on
     debt forgiveness in 2003)                                              55,264          65,015
  Other long-term liabilities                                               13,498           9,016
                                                                      ------------    ------------
      Total liabilities                                                    129,679         299,754

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value; shares authorized 5,000;
    no shares issued and outstanding                                            --              --
  Common stock, $.01 par value; shares authorized 95,000;
    6,090 and 33,065 shares issued and outstanding in 2003 and
    2002, respectively                                                          61             331
  Additional paid-in capital                                               296,281         315,404
  Retained earnings (accumulated deficit)                                 (231,661)       (324,544)
  Less common stock held in treasury at cost -
    no shares at December 28, 2003 and 6,184 shares at
    December 29, 2002                                                           --         (43,539)
                                                                      ------------    ------------
      Total shareholders' equity (deficit)                                  64,681         (52,348)
                                                                      ------------    ------------
      Total liabilities and shareholders' equity (deficit)            $    194,360    $    247,406
                                                                      ============    ============

      The accompanying notes are an integral part of these balance sheets.

                    VENTURI PARTNERS , INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 28, 2003, DECEMBER 29, 2002 AND DECEMBER 30, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                2003         2002         2001
                                                                             ---------    ---------    ---------
REVENUES                                                                     $ 494,547    $ 557,748    $ 732,327
DIRECT COSTS OF SERVICES                                                       387,897      427,947      540,659
                                                                             ---------    ---------    ---------
GROSS PROFIT                                                                   106,650      129,801      191,668
OPERATING EXPENSES:
  Selling, general and administrative                                           96,287      114,590      152,928
  Depreciation and amortization                                                  5,180        7,124       23,913
  Goodwill impairment                                                               --       89,935       56,779
  Restructuring and rationalization charges                                      2,503        4,650       15,259
  Stock option compensation                                                        570           --           --
                                                                             ---------    ---------    ---------

OPERATING INCOME (LOSS)                                                          2,110      (86,498)     (57,211)

INTEREST EXPENSE                                                                 5,522       17,301       18,278
GAIN (LOSS) ON FINANCIAL RESTRUCTURING, NET                                     83,027       (3,628)        (875)
                                                                             ---------    ---------    ---------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE                                                79,615     (107,427)     (76,364)
PROVISION (BENEFIT) FOR INCOME TAXES                                           (13,268)         603       (9,686)
                                                                             ---------    ---------    ---------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE        92,883     (108,030)     (66,678)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAXES                   --     (242,497)          --

                                                                             ---------    ---------    ---------
NET INCOME (LOSS)                                                            $  92,883    $(350,527)   $ (66,678)
                                                                             =========    =========    =========

BASIC AND DILUTED EARNINGS PER COMMON SHARE:
  Income (loss) before cumulative effect of change in accounting principle   $   20.00    $ (100.95)   $  (62.90)
  Cumulative effect of change in accounting principle                               --      (226.58)          --
                                                                             ---------    ---------    ---------
  Net income (loss)                                                          $   20.00    $ (327.53)   $  (62.90)
                                                                             =========    =========    =========

WEIGHTED AVERAGE BASIC AND DILUTED SHARES OUTSTANDING                            4,644        1,070        1,060

        The accompanying notes are an integral part of these statements.

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
 FOR THE YEARS ENDED DECEMBER 28, 2003, DECEMBER 29, 2002 AND DECEMBER 30, 2001
                                 (IN THOUSANDS)

                                                                                                 RETAINED     COMMON
                                                                                  ADDITIONAL     EARNINGS     STOCK
                                        PREFERRED STOCK        COMMON STOCK        PAID-IN     (ACCUMULATED   HELD IN
                                       SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL        DEFICIT)    TREASURY      TOTAL
                                       -------    -------    -------    -------   ----------   ------------   --------    ---------
 BALANCE, DECEMBER 31, 2000                 --    $    --     33,065    $   331    $ 319,910     $  92,661    ($48,603)   $ 364,299
     Stock issued for employee
       stock purchase plan                  --         --         --         --       (3,216)           --       3,688          472
     Net loss                               --         --         --         --           --       (66,678)         --      (66,678)
                                       --------------------------------------------------------------------------------------------

 BALANCE, DECEMBER 30, 2001                 --         --     33,065        331      316,694        25,983     (44,915)     298,093
     Stock issued for employee
       stock purchase plan                  --         --         --         --       (1,290)           --       1,376           86
     Net loss                               --         --         --         --           --      (350,527)         --     (350,527)
                                       --------------------------------------------------------------------------------------------

 BALANCE, DECEMBER 29, 2002                 --         --     33,065        331      315,404      (324,544)    (43,539)     (52,348)
     Non-cash exchange of stock
       to 5.75% noteholders              1,044         10     20,940        209       21,823            --          --       22,042
     Issuance of common stock
       purchase warrants                    --         --         --         --        1,538            --          --        1,538
     Cancellation of treasury shares        --         --     (6,184)       (62)     (43,477)                   43,539           --
     1-for-25 reverse stock split           --         --    (45,909)      (459)         459            --          --           --
     Cash payment for fractional
       shares in reverse stock
       split                                --         --         --         --           (4)           --          --           (4)
     Stock option compensation              --         --         --         --          570            --          --          570
     Conversion of preferred
       shares to common shares          (1,044)       (10)     4,178         42          (32)           --          --           --
     Net income                             --         --         --         --           --        92,883          --       92,883
                                       --------------------------------------------------------------------------------------------

 BALANCE, DECEMBER 28, 2003                 --    $    --      6,090    $    61    $ 296,281     $(231,661)   $     --    $  64,681
                                       ============================================================================================

        The accompanying notes are an integral part of these statements.

                             VENTURI PARTNERS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 28, 2003, DECEMBER 29, 2002 AND DECEMBER 30, 2001
                                 (IN THOUSANDS)

                                                                             2003        2002         2001
                                                                           --------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                      $ 92,883    $(350,527)   $(66,678)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization                                             5,180        7,124      23,913
    Amortization of deferred gain on financial restructuring, net            (2,798)          --          --
    Stock option compensation                                                   570           --          --
    (Gain) loss on financial restructuring, net                             (83,027)       3,628         875
    Cumulative effect of change in accounting principle, net of deferred
         tax benefit of $42,198                                                  --      242,497          --
    Loss on abandonment and disposals                                            --           --      10,743
    Goodwill impairment charge                                                   --       89,935      56,779
    Deferred income taxes on loss before cumulative effect of
         change in accounting principle, net                                  2,300          900      (2,479)
    Changes in assets and liabilities:
         Accounts receivable                                                    476       10,910      39,124
         Recoverable income taxes                                            25,441       19,217          --
         Accounts payable and accrued liabilities                           (16,638)      (4,888)     (9,565)
         Other, net                                                             482        2,081       2,878
                                                                           --------    ---------    --------
         Net cash provided by operating activities                           24,869       20,877      55,590

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of business                                               --        3,825         372
    Acquisition-related payments                                                 --           --     (10,120)
    Purchase of property and equipment, net                                  (1,008)      (1,831)     (2,999)
                                                                           --------    ---------    --------
         Net cash provided by (used in) investing activities                 (1,008)       1,994     (12,747)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments under credit facility                                        (50,700)     (44,000)    (53,000)
    Borrowings under credit facility                                          8,000       28,000      22,000
    Credit facility amendment fees                                           (1,680)      (1,657)     (1,227)
    Repayments of other debt, net                                              (278)        (234)        236
    Restructuring payment to bondholders                                     (1,314)          --          --
    Payment for fractional shares in reverse stock split                         (4)          --          --
    Proceeds from employee stock purchase plan                                   --           86         472
                                                                           --------    ---------    --------
         Net cash used in financing activities                              (45,976)     (17,805)    (31,519)
                                                                           --------    ---------    --------

Net increase (decrease) in cash and cash equivalents                        (22,115)       5,066      11,324

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               22,623       17,557       6,233
                                                                           --------    ---------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $    508    $  22,623    $ 17,557
                                                                           ========    =========    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash payments during the year for --
         Interest                                                          $ 10,484    $  15,194    $ 15,942
         Income taxes                                                      $     66    $      24    $    518

        The accompanying notes are an integral part of these statements.

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.    NAME CHANGE AND REVERSE STOCK SPLIT; CONVERSION OF PREFERRED SHARES

      On August 5, 2003, Venturi Partners, Inc. and its subsidiaries (collectively, the "Company") amended and restated its charter as contemplated in its recently completed financial restructuring. See Note 2, "Comprehensive Financial Restructuring." Among other provisions, the charter amendment changed the Company's corporate name and effected a 1-for-25 reverse split of the Company's common stock. The par value of the common stock remained at $0.01 per share. Shareholders' equity has been restated by reclassifying the reduction in par value arising from the reverse stock split from common stock to additional paid-in capital. All references in the accompanying consolidated financial statements to the number of common shares, except for authorized shares (which did not change as a result of the reverse stock split), and per share amounts have been restated to reflect the reverse stock split.

      On September 26, 2003, all outstanding shares of the Company's Series B Convertible Participating Preferred Stock issued in the financial restructuring (the "Series B preferred stock") were converted into shares of common stock in accordance with their terms. All references in these Notes to shares of the Company's common stock have been restated to reflect common shares after this conversion.

2.    COMPREHENSIVE FINANCIAL RESTRUCTURING

      On April 14, 2003, the Company completed a comprehensive financial restructuring with its senior lenders and the holders of $109,661 outstanding principal amount of its 5.75% Convertible Subordinated Notes due 2004 (the "5.75% Notes") in which it issued shares of the Company's common stock and Series B preferred stock to the participating noteholders in exchange for their 5.75% Notes (the "Exchange Transaction"). In the Exchange Transaction, the participating noteholders in the aggregate received $3,153 in cash and 5,015,349 shares of common stock (after conversion of the Series B preferred stock issued in the Exchange Transaction), which represented approximately 82% of the Company's outstanding capital stock immediately after the Exchange Transaction. The Company's existing shareholders retained ownership of their outstanding 1,075,248 shares of common stock, which represented approximately 18% of the outstanding capital stock.

      To facilitate the closing of the Exchange Transaction and also to provide for the terms on which the existing senior lenders would continue to finance the Company's working capital needs, the Company and its existing senior lenders also executed definitive loan agreements that provided for certain amendments and maturity date extensions to the Company's senior revolving credit facility (the "Credit Facility") and eliminated the Equity Appreciation Right (the "EAR") then held by the senior lenders (the "Senior Debt Restructuring"). The Senior Debt Restructuring provided for the forgiveness of indebtedness in the amount of $10,300. As a result of the Exchange Transaction and the Senior Debt Restructuring, the Company used substantially all of its cash on hand, after payment of transaction expenses, to repay $37,985 of its outstanding credit facility and eliminated an additional $119,961 of its outstanding indebtedness, which has resulted in substantial reductions in the Company's interest expense. No provision for income taxes was recorded in 2003 since the gain from financial restructuring will not be subject to income tax.

      The Credit Facility provides for a $70,700 revolving line of credit due May 1, 2004 and is subject to certain maturity date extensions, assuming the Company is in compliance with its covenants, in six-month increments through May 1, 2005. Availability of borrowings under the Credit Facility is subject to a borrowing base calculated as specified percentages of the Company's eligible accounts receivable (as defined) in the aggregate. The Credit Facility's financial covenants include monthly maintenance of cumulative EBITDA levels and an interest and subordinated indebtedness coverage ratio (both as defined in the amended agreement). The Credit Facility also contains restrictions on the payment of cash dividends on the Company's capital stock and places additional limitations on share repurchases, acquisitions and capital expenditures. Finally, to replace the EAR previously included as part of the Credit Facility, the Company issued common stock purchase warrants to the lenders under the Credit Facility entitling them to purchase a total of 768,997 shares of common stock, or 10% of the outstanding common stock on a fully diluted basis as of the closing date of the financial restructuring. The Company engaged an independent valuation firm to assist in the determination of the fair value of these warrants and recorded $1,538 as additional shareholders' equity with a corresponding reduction in the outstanding senior debt. These warrants are exercisable in whole or part over a 10-year period and the exercise price is $7.8025 per share, which was based on an assumed equity valuation for the Company of $60,000. The exercise price for these warrants exceeded the estimated fair value of the underlying equity at the issuance date. Interest rates payable under the Credit Facility are set at prime plus 425 basis points through June 2004 with increases during each six-month period through May 1, 2005.

      The Company entered into an agreement with each of the former noteholders participating in the Exchange Transaction and each of its senior lenders to provide them with registration rights with respect to the shares of common stock issued in the financial restructuring and the shares of common stock issuable upon exercise of the warrants, as applicable.

      The Company also amended and restated the shareholder rights agreement that governs the terms of preferred share purchase rights that currently accompany the common stock. These amendments included, among other things, the creation of exemptions preventing the following from triggering separation of the rights from the common stock: (i) beneficial ownership of capital stock by persons and entities that beneficially owned 15% or more of the Company's capital stock as of the date of the financial restructuring or the date that the Series B preferred stock first became convertible into shares of the Company's common stock, and their affiliates; (ii) beneficial ownership by any Significant Holder of capital stock of the Company acquired in accordance with the amended and restated certificate of incorporation and with the new tag-along rights that were also added to the rights agreement as part of the amendment and restatement; and (iii) beneficial ownership by any third party of capital stock of the Company acquired in a transfer from a Significant Holder that complied with the amended and restated certificate of incorporation and the tag-along rights. Under the tag-along rights, any holder (including certain holders of more than 2% acting together as a group) of 5% or more of the voting stock of the Company will be entitled to participate pro rata, for the same amount and form of consideration and otherwise on substantially the same terms and conditions, in any transfer by any Significant Holders of capital stock of the Company of 20% or more of the voting stock of the Company.

      The Company also terminated its 1995 Stock Option Plan and adopted the 2003 Equity Incentive Plan in connection with the financial restructuring. See
Note 13, "Capital Stock and Stock Options."

ACCOUNTING FOR FINANCIAL RESTRUCTURING TRANSACTIONS

      The Company recorded the issuance of its equity securities in exchange for outstanding 5.75% Notes at the fair value of the newly issued equity securities, with the excess of the debt carrying value over the fair value of equity securities recorded as a gain. The forgiveness of $10,300 in senior debt will reduce future interest expense over the term of the amended Credit Facility, and the $1,110 of fees paid to the senior lenders was reflected as a reduction in the principal balances outstanding as required under accounting for troubled debt restructuring. The Company engaged an independent valuation firm to assist in the determination of fair value of the warrants issued in connection with the Senior Debt Restructuring and recorded $1,538 as additional shareholders' equity with a corresponding reduction in the outstanding senior debt, with such amount recognized as a component of interest expense over the term of the senior debt. The net gain on financial restructuring was not classified as an extraordinary item in accordance with the recently issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections."

DEBT COMPLIANCE

      The Company's ability to continue operating is largely dependent upon its ability to maintain compliance with the financial covenants of the Credit Facility. The financial covenants include a cumulative monthly EBITDA requirement and a monthly interest and subordinated indebtedness coverage ratio (both as defined). The amended Credit Facility defines consolidated EBITDA as consolidated net income before interest expense, income taxes, depreciation and amortization, non-cash impairment charges, restructuring and rationalization charges, professional fees relating to the debt restructuring and non-cash compensation expense for the stock options. For 2003, the Company exceeded the level of earnings required in these covenants. Based on the Company's fiscal 2004 projections, which reflect slightly improving economic conditions, management believes the Company will be able to maintain compliance with the financial covenants for the next twelve months. The Company also believes that the operating trends in 2003 support the key assumptions in its 2004 operating plan. However, there can be no assurance that the economy or the Company will perform as expected or that further economic declines will not adversely impact the Company's results of operations or its ability to comply with the financial covenants. In addition, the interest coverage ratio changes from an interest coverage ratio to a stricter interest and subordinated indebtedness coverage ratio on May 31, 2004. While the Company believes financial results in 2004 will be above the actual 2003 results, in the event that economic conditions weaken and/or the Company's 2004 results fall below actual levels in 2003, the Company may not meet these financial covenants. The Company believes it will be in compliance with its financial covenants, however, there can be no assurance that the Company will be able to satisfy this stricter financial covenant. If the Company does violate future covenants, it would seek waivers and amendments from its lenders, but can give no assurance that any such waivers and amendments would be available at all or on acceptable terms. If the Company were unable to obtain a waiver of future covenant violations, the lenders would be entitled to require immediate repayment of all amounts outstanding under the Credit Facility. An acceleration of outstanding amounts under the Credit Facility would also cause a default under, and permit acceleration of, the Company's remaining outstanding 5.75% Notes. In the event of one or more such defaults, the Company's ongoing viability would be seriously threatened, and it would be forced to evaluate a number of strategic alternatives, including a further debt restructuring or other reorganization, the closure of certain operating locations or the sale of certain or all of its assets in order to continue to fund its operations. In the current economic environment, management believes that any such sale of assets would be at depressed prices that could be significantly lower than the net book value of assets sold and might not be sufficient to satisfy the Company's liabilities.

3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of Venturi, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated. Certain amounts in prior periods have been reclassified to conform to the 2003 presentation, including reclassifying professional fees paid in connection with the Company's recently completed financial restructuring from restructuring and rationalization charges to gain (loss) on financial restructuring, net. See Note 2, "Comprehensive Financial Restructuring."

      The Company's fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001 are referred to in these financial statements as years 2003, 2002 and 2001, respectively.

      The Company is organized into two divisions: the Technology Services division ("Technology Services"), which provides information technology staffing and consulting services in a range of computer-related disciplines and technology tools for human capital management, and the Staffing Services division ("Staffing Services"), which provides a variety of temporary office, clerical, accounting and finance, light technical and light industrial staffing services. All of the Technology Services and Staffing Services branch offices are located in the United States and Canada, and none are franchised or licensed.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

      The Company recognizes revenue at the time its services are performed. Substantially all revenues of the Company are derived from or generated in connection with the sale of staffing and consulting services. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Allowances are established, based upon historical data, to estimate losses due to placed candidates not remaining employed through the Company's guarantee period, typically 90 days or less.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives, generally three to seven years. Computer software costs consist of costs to purchase and develop software. The Company capitalizes internally developed software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," whereby the costs are capitalized only after it is probable that the project will be completed and the software will be used for the function intended. The majority of capitalized software costs are depreciated on a straight-line basis over a period of six years. Leasehold improvements are stated at cost and amortized over the shorter of the lease term or the useful life of the improvements.

GOODWILL AND OTHER INTANGIBLE ASSETS

      The Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), at the beginning of 2002. Goodwill, which was previously amortized on a straight-line basis over the periods benefited, is no longer being amortized to earnings, but instead is subject to testing for impairment at least annually based on the fair value of these assets compared to their carrying value. Intangible assets determined to have finite lives are amortized over their remaining useful lives.

      The Company's businesses have been acquired from unrelated third parties for cash and other consideration and have been accounted for using the purchase method of accounting. The assets and liabilities of the entities acquired were recorded at their estimated fair values at the dates of the acquisitions. Goodwill has been recorded at historical cost. Other intangible assets consist mainly of covenants not to compete.

      Certain of the Company's acquisitions provided for additional purchase price consideration upon attainment of certain specified targets for various periods after closing of the acquisition. The Company paid $10,120 in contingent consideration in 2001 and completed its obligation to make additional earn-out payments on the acquired businesses. All consideration was recorded as additional purchase price when earned and increased the amount of goodwill.

INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statement of Operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

      STOCK OPTIONS

      The Company has adopted Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." The Company plans to continue using the intrinsic-value method of accounting for stock-based awards granted to employees and, accordingly, does not currently recognize compensation expense for its stock-based awards to employees in the Consolidated Statements of Operations, except primarily for the variable options described below.

      In March 2000, the FASB issued Financial Accounting Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB Opinion No. 25, "Accounting for Stock Issued to Employees." FIN 44 requires that stock options issued within six months of the cancellation date of prior options be accounted for as variable stock options. The majority of the options granted under the 2003 Equity Incentive Plan prior to December 28, 2003 were granted within six months from the date that options granted to the same recipients under the 1995 Stock Option Plan were cancelled, and therefore, these new stock options are subject to variable accounting until they are exercised, forfeited or expire unexercised.

      The following disclosures are presented to reflect the Company's pro forma net income (loss) for 2003, 2002 and 2001 as if the Company had applied the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. In preparing these disclosures, the Company has determined the value of all stock options granted under the 1995 Stock Option Plan, which was terminated, and the Company's newly adopted 2003 Equity Plan using the Black-Scholes model and based on the following weighted average assumptions used for grants:

                                       2003         2002         2001
                                      ------       ------       ------
         Risk-free interest rate         3.1%         4.2%         5.7%
         Expected dividend yield         0.0%         0.0%         0.0%
         Expected life                5 years    4.7 years    5.6 years
         Expected volatility            84.4%        80.3%        68.1%

      The fair value of the stock options granted under the 2003 Equity Plan in 2003 was approximately $2,531 in the aggregate. No options were granted under the 1995 Stock Option Plan in 2003 as that plan was terminated in connection with the financial restructuring. The fair value of the stock options granted under the 1995 Stock Option Plan and the Company's Stock Purchase Plan (which was cancelled effective December 31, 2002) issuances in 2002 and 2001 were approximately $35 and $459, respectively. Had compensation expense been determined consistent with the fair value method, utilizing the assumptions set forth above and amortized over the vesting period, the Company's net income
(loss) would have been reduced to the following pro forma amounts:

                                                  2003            2002           2001
                                                --------       ---------       --------
Net income (loss), as reported                  $ 92,883       $(350,527)      $(66,678)
Add:  Stock option compensation included
    in reported net income                           570              --             --
Deduct:  Stock option compensation
  determined under fair value based method
  for all awards                                    (830)         (2,597)        (3,939)
Tax effect, net                                      103           1,039          1,576
                                                --------       ---------       --------
Pro forma net income (loss)                     $ 92,726       $(352,085)      $(69,041)
                                                ========       =========       ========

Basic and diluted earnings per share, as
  reported:                                     $  20.00       $ (327.53)      $ (62.90)
Pro forma basic and diluted earnings per
  share:                                        $  19.97       $ (328.98)      $ (65.12)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates include the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from management's estimates. Estimates are used for, but not limited to, recoverability of goodwill, collectibility of accounts receivable and reserves against permanent placement revenues, workers' compensation costs, restructuring and rationalization reserves, taxes and contingencies.

4. RECENT ACCOUNTING PRONOUNCEMENTS:

      In December 2002, the FASB issued SFAS 148 that amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. In 2003, the Company has included the required interim disclosures in Forms 10-Q and annual disclosures in Form 10-K.

      Effective January 1, 2003, the Company adopted SFAS 145 that rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. See Note 2, "Comprehensive Financial Restructuring, Accounting for Financial Restructuring Transactions."

            Effective July 1, 2003, the Company adopted the FASB's consensus on EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. Adoption of this consensus had no material impact on the Company's consolidated financial position, consolidated results of operations, or liquidity.

5. ACCOUNTS RECEIVABLE:

      Accounts receivable consisted of the following at December 28, 2003 and December 29, 2002:

                                              2003           2002
                                            --------       --------
Trade accounts receivable                   $ 79,189       $ 79,134
Less - Allowance for doubtful accounts        (3,487)        (2,956)
                                            --------       --------
                                            $ 75,702       $ 76,178
                                            ========       ========

      The following table sets forth further information on the Company's allowance for doubtful accounts:

                         BALANCE AT       CHARGED TO                          BALANCE
                         BEGINNING        COSTS AND                            AT END
        YEAR ENDED        OF YEAR         EXPENSES        DEDUCTIONS          OF YEAR
------------------      -----------      -----------      -----------       -----------
December 28, 2003       $     2,956      $     2,170      $    (1,639)      $     3,487
December 29, 2002             2,451            3,084           (2,579)            2,956
December 30, 2001             3,799            7,077           (8,425)            2,451

6. PROPERTY AND EQUIPMENT, NET:

      Property and equipment, net, consisted of the following at December 28, 2003 and December 29, 2002:

                                                  2003           2002
                                               --------       --------
         Software and computer equipment       $ 28,608       $ 30,892
         Furniture and other equipment            4,937          5,553
         Leasehold improvements                   1,467          2,017
                                               --------       --------
                                                 35,012         38,462
         Less - Accumulated depreciation        (25,741)       (25,222)
                                               $  9,271       $ 13,240
                                               ========       ========

      Depreciation expense was $4,978, $6,652 and $7,635 for 2003, 2002 and 2001, respectively.

7. LONG-TERM DEBT:

      Long-term debt at December 28, 2003 and December 29, 2002 was as follows:


                                                        2003          2002
                                                      --------      --------
   5.75% Notes due July 2004                          $  5,339      $115,000
   Revolving credit facility                            50,000       103,000
   Deferred gain on financial restructuring, net         5,264            --
   Other                                                   370           648
                                                      --------      --------
                                                        60,973       218,648
   Less current portion                                    370        38,633
                                                      --------      --------
                                                      $ 60,603      $180,015
                                                      ========      ========

      The 5.75% Notes not exchanged in the financial restructuring are due July 2004. Interest on the 5.75% Notes is payable semi-annually. The 5.75% Notes are convertible into common stock of the Company at any time before maturity at an initial conversion price of $445.31 per share. Beginning in July 2000, the Company was permitted to redeem the 5.75% Notes initially at 103.29% and at decreasing prices thereafter to 100% at maturity, in each case together with accrued interest. The 5.75% Notes are subordinated to all present and future senior indebtedness of the Company (as defined), including indebtedness under the Credit Facility.

      As a result of the completion of the Company's financial restructuring and the execution of amendments and maturity date extensions, the Credit Facility provides for a $70,700 revolving line of credit due May 1, 2004 and is subject to certain maturity date extensions through May 1, 2005. The Company believes it will satisfy the requirements for extension beyond December 2004; therefore, the outstanding balance under the Credit Facility, which was $50,000 at December 28, 2003, was classified as long-term in the consolidated balance sheet. In addition, the Company intends to refinance the 5.75% Notes with borrowings under its Credit Facility and, therefore, has classified the 5.75% Notes as long-term at December 28, 2003. See Note 2, "Comprehensive Financial Restructuring."

      The deferred gain on financial restructuring, net is comprised of the $10,300 senior debt forgiven, offset by certain fees paid and common stock purchase warrants issued to the senior lenders. The Company accounted for this transaction in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," which requires the deferred gain on financial restructuring, net, to be amortized, reducing future interest expense, over the term of the amended Credit Facility. For the year 2003, interest expense was $5,522, which was net of amortization of deferred gain on financial restructuring of $2,798. Interest rates payable under the Credit Facility are currently set at prime plus 425 basis points through June 30, 2004.

      Four former noteholders, now significant shareholders, also are senior lenders under the Credit Facility, and held 80% of the facility commitments as of February 29, 2004.

      During 2003, the maximum aggregate outstanding borrowing under the revolving credit facility was $103,000 and the average outstanding balance during the year was $66,775. In addition, approximately $9,539 of the revolving credit facility was used at December 28, 2003 for the issuance of undrawn letters of credit primarily to secure the Company's workers' compensation program. The daily weighted average interest rate under the revolving credit facility was 7.8% during 2003. The weighted average interest rate for the Company's borrowings under the facility was 7.75% at December 28, 2003. As of February 29, 2004, the interest rate under the facility was 8.25%.

      Scheduled maturities of long-term debt at December 28, 2003 were as follows:

                           2004                      $   370
                           2005                       55,339
                                                     -------
                                                     $55,709
                                                     =======

8. GOODWILL IMPAIRMENT:

      Effective at the beginning of 2002, the Company adopted SFAS 142. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that goodwill and indefinite-lived intangibles assets be tested at least annually for impairment. In the second quarter of 2002, the Company completed its initial valuation as of the adoption date, December 31, 2001, and in the fourth quarter of 2002 completed its annual test for impairment. In order to assess the fair value of its goodwill, the Company engaged an independent valuation firm to assist in determining the fair value. The fair value of each of the Company's two reporting units was calculated as of December 31, 2001, December 29, 2002 and December 28, 2003, on an enterprise value basis using the market multiple approach and discounted cash flow approach. Under the market multiple approach, market ratios and performance fundamentals relating to similar public companies' stock prices or enterprise values were applied to the reporting units to determine their enterprise value. Under the discounted cash flow approach, the indicated enterprise value was determined using the present value of the projected future cash flows to be generated considering appropriate discount rates. The discount rates used in the calculation reflected all associated risks of realizing the projected future cash flows. Certain of the valuation assumptions were based on management's expectations for future performance of the Technology Services and Staffing Services reporting units. These assumptions include expected time frame of technology spending and broader economic recoveries as well as future growth rates in the Technology Services and Staffing Services businesses. A relatively high discount rate of 16-17% was utilized in the discounted cash flow valuation approach due principally to the inherent uncertainties associated with these assumptions.

      Based upon the results of the initial valuation, which was completed in the second quarter of 2002, the Company recorded a goodwill impairment charge of $284,695 ($242,497 net of an income tax benefit of $42,198) as a cumulative effect of the change in accounting principle.

      In the fourth quarter of 2002, the Company performed its annual impairment test and recorded an impairment charge of $89,935 as of December 29, 2002 for goodwill associated with its Technology Services operations. The Company experienced lower than expected operating profits and cash flows in 2002 for the Technology Services reporting unit. As a result of this trend and the overall industry expectations, the projected operating profits and cash flows for Technology Services operations were reduced for the next five years resulting in a reduction in the fair value of the Company's goodwill. The decrease in fair value resulted in the recognition of the $89,935 impairment loss. The Company performed its annual impairment analysis in the fourth quarter of 2003 and determined there was no additional impairment at that time.

      A reconciliation of goodwill for the years ended December 28, 2003 and December 29, 2002 is as follows:

                                                              TECHNOLOGY         STAFFING
                                                               SERVICES          SERVICES            TOTAL
                                                              -----------       -----------       -----------
 Balance, December 30, 2001                                   $   376,538       $   101,624       $   478,162
     Impairment loss resulting from SFAS 142 adoption            (245,373)          (39,322)         (284,695)
     Impairment loss resulting from SFAS 142 annual test          (89,935)               --           (89,935)
                                                              -----------       -----------       -----------
 Balance, December 29, 2002                                        41,230            62,302           103,532
     2003 activity                                                     --                --                --
                                                              -----------       -----------       -----------
 Balance, December 28, 2003                                   $    41,230       $    62,302       $   103,532
                                                              ===========       ===========       ===========

      The following table sets forth a reconciliation of net income (loss) and earnings per share information for 2003, 2002 and 2001 as adjusted for the non-amortization provisions of SFAS 142:

                                                                         2003             2002              2001
                                                                      -----------      -----------       -----------
Net income (loss) before cumulative effect of accounting change,
       as reported                                                    $    92,883      $  (108,030)      $   (66,678)
Add:  Goodwill amortization, net of tax                                        --               --            11,297
                                                                      -----------      -----------       -----------
Adjusted net income (loss) before cumulative effect of
       accounting change                                                   92,883         (108,030)          (55,381)
Cumulative effect of accounting change, net of tax                             --         (242,497)               --
                                                                      -----------      -----------       -----------
Adjusted net income (loss)                                            $    92,883      $  (350,527)      $   (55,381)
                                                                      ===========      ===========       ===========

BASIC AND DILUTED EARNINGS PER SHARE:
       Net income (loss) before cumulative effect of accounting
           change, as reported                                        $     20.00      $   (100.95)      $    (62.90)
       Add:  Goodwill amortization, net of tax                                 --               --             10.65
                                                                      -----------      -----------       -----------
       Adjusted net income (loss) before cumulative effect of
           accounting change                                                20.00          (100.95)           (52.25)
       Cumulative effect of accounting change, net of tax                      --          (226.58)               --
                                                                      -----------      -----------       -----------
       Adjusted net income (loss)                                     $     20.00      $   (327.53)      $    (52.25)
                                                                      ===========      ===========       ===========

      The Company's intangible assets subject to amortization were fully amortized and written off in 2003. At December 29, 2002, the Company had intangible assets subject to amortization of $202, net, which are included in other assets on the Consolidated Balance Sheets. Non-compete agreements were amortized over a period of five years and trade names were amortized over a period of 10 years. Amortization expense for 2003, 2002 and 2001 was $202, $472 and $16,278, respectively.

      Prior to the adoption of SFAS 142, the Company followed Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to test for its goodwill and intangible asset impairment. The Company's policy included a projection of undiscounted cash flows for each operating company to determine if the goodwill associated with that business component was recoverable. When the Company performed its analysis in the fourth quarter of 2001, it identified several operations, principally in the Technology Services division, for which negative cash flows were projected in early years and for which projected undiscounted cash flows were not sufficient to recover the carrying amount of related goodwill. As a result, the Company recorded a goodwill impairment charge of $56,779 in the fourth quarter of 2001. The impairment charges for Technology Services and Staffing Services were $41,027 and $15,752, respectively. These charges related to operations where future cash flows were projected to be negative and, accordingly, the impairment charge represented the entire carrying amount of the related goodwill.

9. RESTRUCTURING AND RATIONALIZATION CHARGES:

      Beginning in 2001, the Company implemented a plan to restructure and rationalize certain operations. As a result, the Company recorded charges totaling $2,503, $4,650 and $15,259 in 2003, 2002 and 2001, respectively, comprised of the following components:

                                                       2003          2002          2001
                                                     --------      --------      --------
Employee severance                                   $    426      $  1,915      $  1,678
Lease abandonment and termination costs                 1,880         2,689         3,869
Property abandonment charges                              130            46         2,568
Loss on sale of business                                   --            --         7,683
Other                                                      67            --          (539)
                                                     --------      --------      --------
Total restructuring and rationalization charges      $  2,503      $  4,650      $ 15,259
                                                     ========      ========      ========

      Following is a summary of the accrued liability for cash restructuring and rationalization charges for 2003, 2002 and 2001:

                                            EMPLOYEE          LEASE
                                            SEVERANCE         COSTS           OTHER           TOTAL
                                            ---------       ---------       ---------       ---------
Initial charges                             $   1,678       $   3,869       $     434       $   5,981
Cash payments                                  (1,636)           (760)           (113)         (2,509)
                                            ---------       ---------       ---------       ---------
Accrued liability at December 30, 2001             42           3,109             321           3,472
2002 charges                                    1,915           2,689              --           4,604
Cash payments                                  (1,398)         (1,140)           (237)         (2,775)
                                            ---------       ---------       ---------       ---------
Accrued liability at December 29, 2002            559           4,658              84           5,301
2003 charges                                      426           1,880              67           2,373
Cash payments                                    (959)         (1,805)           (151)         (2,915)
                                            ---------       ---------       ---------       ---------
Accrued liability at December 28, 2003      $      26       $   4,733       $      --       $   4,759
                                            =========       =========       =========       =========

            Employee severance-related costs included the elimination of both administrative and income-producing employees. Under the workforce reduction plan, approximately 11.6%, 17.5% and 26% of the Company's permanent workforce (or 106, 194 and 395 employees) were eliminated during 2003, 2002 and 2001, respectively. Lease abandonment and termination costs related primarily to office closures, branch consolidations and leased space reductions. Property abandonment costs consisted of the write-down of abandoned leasehold improvements and other equipment. These assets were written down to zero as they have been abandoned. The loss on the sale of business relates to the sale of one of the Company's Technology Services offices in Dallas in December 2001. On the date of the sale, the net book value of this operation was $11,508 and consideration of $3,825 was received, resulting in the write-down of $7,683 of goodwill for the year ended December 30, 2001. This business was included in the Technology Services segment and contributed $11,499 in revenues and $310 in net income in 2001.

      Of the remaining accrued liability at December 28, 2003, the Company expects to pay approximately $1,734 during 2004 and the balance, primarily lease payments, over the following six years.

10. ACCRUED LIABILITIES:

      Accrued liabilities consisted of the following at December 28, 2003 and December 29, 2002:

                                                               2003          2002
                                                             --------      --------
      Accrued wages, benefits and other personnel costs      $ 24,501      $ 25,364
      Accrued interest                                            689         4,251
      Accrued workers' compensation benefits                    4,794         3,856
      Accrued restructuring and rationalization charges         1,734         3,115
      Income taxes                                                 24        17,755
      Other                                                     7,995         7,862
                                                             --------      --------
                                                             $ 39,737      $ 62,203
                                                             ========      ========

See Note 14, "Income Taxes," for further discussion of the Company's income tax liabilities.

11. OTHER LONG-TERM LIABILITIES:

      Other long-term liabilities consisted of the following at December 28, 2003 and December 29, 2002:

                                                               2003          2002
                                                             --------      --------
      Deferred tax liabilities                               $  2,642      $    342
      Employee benefit obligations                              3,435         3,514
      Workers' compensation reserves                            2,397         1,928
      Accrued restructuring and rationalization charges         3,024         3,232
      Income taxes                                              2,000            --
                                                             --------      --------
                                                             $ 13,498      $  9,016
                                                             ========      ========

12. EMPLOYEE BENEFIT PLANS:

      The Company has 401(k) profit sharing and nonqualified profit sharing plans, which cover substantially all of its employees. Company contributions or allocations are made on a discretionary basis for these plans (except for matching contributions made to certain 401(k) profit sharing plans as required by the terms of such plans). The Company suspended matching contributions to its 401(k) plans and profit sharing allocations to its non-qualified profit sharing plan in May 2003. Contributions charged to operating expenses were $224, $1,507 and $2,288 in 2003, 2002 and 2001, respectively.

      The Company does not provide post-retirement health care or life insurance benefits to retired employees or post-employment benefits to terminated employees.

      During 1999, the Company established a Supplemental Employee Retirement Plan (the "SERP") for its then chief executive officer. In connection with such officer's retirement in February 2000, the annual benefit payable under the SERP was fixed at $150. As of December 28, 2003, the Company had accrued approximately $1,419 for the SERP.

13. CAPITAL STOCK AND STOCK OPTIONS:

      The Company's Board of Directors adopted the 2003 Equity Incentive Plan (the "2003 Equity Plan") simultaneously with the completion of the Company's financial restructuring. See Note 2, "Comprehensive Financial Restructuring." The 2003 Equity Plan authorizes grants of stock options, stock appreciation rights (or "SARs"), restricted stock, deferred stock awards and performance awards (and dividend equivalent rights relating to options, SARs, deferred stock and performance awards), in the case of stock or option awards, for up to 794,835 shares, or 10.3%, of the Company's fully diluted common stock. Awards under the 2003 Equity Plan are to be made to key employees, directors and consultants as selected by the Board of Directors or the Compensation Committee, but only if and to the extent that award recipients have cancelled all remaining stock options that they may have held under the 1995 Stock Option Plan. The duration of any option or SAR granted under the 2003 Equity Incentive Plan will not exceed 10 years. Following a termination of employment, vested options and/or SARs must be exercised within three months (12 months in the case of death or disability), except that options and SARs terminate immediately upon a termination for cause as defined in the relevant participant's employment agreement, or as determined in the discretion of the Board of Directors or the Compensation Committee if no employment agreement exists. Any non-vested options, SARs or other awards issued under the 2003 Equity Plan will be forfeited upon any termination. The Board of Directors and Compensation Committee retain the discretion to extend the post-employment exercise period of an option or SAR and to accelerate vesting of awards under the 2003 Equity Plan.

      In addition, nonemployee directors (including the directors who administer the 2003 Equity Plan) are eligible to receive nondiscretionary grants of nonqualified stock options ("NQSOs") under the 2003 Equity Plan. The NQSOs granted to nonemployee directors will be fully vested and exercisable upon grant, and the term of each such option will be 10 years. NQSOs could also be granted to an employee or consultant for any term specified by the Compensation Committee of the Board and provide for the right to purchase common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation, could be less than fair market value on the date of grant (but not less than par value), and may become exercisable (at the discretion of the Compensation Committee) in one or more installments after the grant date.

      As a condition to the completion of the financial restructuring, among others, the Board of Directors approved the granting of stock options for 503,400 shares, representing 6.5% of the Company's fully diluted common stock, to certain of the Company's executive officers. Of these initial grants, 348,000 options have an exercise price of $7.8025 per share, and the other 155,400 options have an exercise price of $11.7025 per share. The initial stock option grants to these officers vest monthly at an annual rate of 25%, and each will have 12 months following the termination of his employment (other than for cause) to exercise vested stock options held as of the termination date. In addition, the Company granted 1,000 stock options each to three directors at an exercise price of $7.8025. These options are fully vested and exercisable upon grant, and the term of each such option is 10 years. The $7.8025 exercise price was based on an aggregate assumed equity value of the Company of $60,000, and the $11.7025 exercise price was based on an aggregate assumed equity value of $90,000. The exercise price for these stock options exceeded the estimated fair value of the underlying equity at the issuance date. Following these initial grants, 288,435 shares, or 3.8%, of the Company's fully diluted common stock remained authorized for issuance under the 2003 Equity Plan and were reserved for future grants. In September 2003, the Company granted an additional 169,700 options under the 2003 Equity Plan to key employees, including one executive officer who had not previously received a grant. These options vest 25% on each anniversary of the date of grant and have a term of 10 years. The majority of the options granted under the 2003 Equity Plan to date are subject to variable accounting because they were granted within six months after the date that options under the 1995 Stock Option Plan were cancelled. As a result, the Company will record non-cash compensation expense to the extent the fair value of the stock price exceeds the option exercise price during any applicable period.

      The Company terminated its 1995 Stock Option Plan in connection with the financial restructuring. Additionally, a number of the Company's employees, including each of the Company's executive officers at the end of 2002 and all but one of the Company's 2002 directors, irrevocably cancelled any and all rights that they had to exercise any and all stock options previously granted to each such person and agreed that all such options would be forfeited to the Company. These directors and employees held in the aggregate

87,601 of the stock options that were outstanding under the 1995 Stock Option Plan as of December 29, 2002. As a result of these voluntary forfeitures, other voluntary forfeitures by other participants and the expiration of other outstanding options in the ordinary course of business pursuant to their terms, only 13,498 stock options remained outstanding under the 1995 Stock Option Plan as of December 28, 2003, and these options have a weighted average exercise price of $230.01 per share. Although the 1995 Stock Option Plan has been terminated and no future option issuances will be made under it, these remaining outstanding stock options will continue to be exercisable in accordance with their terms.

      The Company's Board of Directors adopted the 2001 Non-Qualified Employee Stock Purchase Plan (the "2001 Stock Purchase Plan") for the purpose of encouraging employee participation in the ownership of the Company. This plan replaced the 1997 Employee Stock Purchase Plan (the "1997 Stock Purchase Plan"), which was terminated in the first quarter of 2001. Purchases under the 2001 Stock Purchase Plan were made monthly at the market price of the common stock on the last day of the calendar month. Under the 1997 Stock Purchase Plan, employees could elect to have payroll deductions made to purchase common stock at a discount. In 2001, 16,954 shares of common stock were issued under the 1997 Stock Purchase Plan. During 2002 and 2001, 7,486 and 3,118 shares, respectively, of common stock were issued under the 2001 Stock Purchase Plan. The Company terminated the 2001 Stock Purchase Plan effective December 31, 2002.

      A summary of stock option activity under the 2003 Equity Plan and the 1995 Stock Option Plan follows:

                                                             WEIGHTED
                                               SHARES         AVERAGE
                                                UNDER        PRICE PER
                                               OPTION          SHARE
                                              ---------      ---------
      Outstanding, December 31, 2000            176,212      $  217.00
           Granted in 2001                       12,875          43.75
           Cancelled                             13,767         226.75
                                              ---------      ---------
      Outstanding, December 30, 2001            175,320         203.50
           Granted in 2002                        2,300          23.25
           Cancelled                             64,115         264.00
                                              ---------      ---------
      Outstanding, December 29, 2002            113,505         165.75
           Granted in 2003                      676,100           9.04
           Cancelled                            100,007         156.98
                                              ---------      ---------
      Outstanding, December 28, 2003            689,598      $   13.36
                                              =========      =========

      Exercisable, December 30, 2001            112,595      $  268.50
                                              =========      =========
      Exercisable, December 29, 2002             79,042      $  213.75
                                              =========      =========
      Exercisable, December 28, 2003             99,880      $   38.43
                                              =========      =========

      The following table summarizes options outstanding and options exercisable under the 2003 Equity Plan and the 1995 Stock Option Plan as of December 28, 2003, and the related weighted average remaining contractual life (years) and weighted average exercise price:

                               OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                     ----------------------------------------      -------------------------------
                                     AVERAGE
                                    REMAINING        AVERAGE
    RANGE OF           OPTIONS     CONTRACTUAL      EXERCISE         OPTIONS          AVERAGE
 EXERCISE PRICES     OUTSTANDING       LIFE           PRICE        EXERCISABLE     EXERCISE PRICE
 ---------------     -----------   -----------      ---------      -----------     --------------
  $7.80 - $10.00       504,700         9.4           $  8.13          61,245          $  7.81
 $10.01 - $20.00       171,400         9.3             11.70          25,897            11.70
 $20.01 - $100.00        2,994         6.6             63.04           2,234            63.11
$100.01 - $576.96       10,504         4.7            277.60          10,504           277.60
                       -------        ----           -------          ------          -------
                       689,598         9.3           $ 13.36          99,880          $ 38.43
                       =======        ====           =======          ======          =======

      On February 6, 1996, the Company declared a dividend of one nonvoting preferred share purchase right (a "Right") for each outstanding share of common stock. This dividend was paid on February 27, 1996 to the shareholders of record on that date. In the event of an acquisition, or the announcement of an acquisition, by a party of a beneficial interest of at least 20% of the common stock, each right would become exercisable (the "Distribution Date"). Each Right entitled the registered holder to purchase from the Company one one- hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company at a price of $95.00 per one one-hundredth of a share of preferred stock, subject to adjustment. In addition, each Right entitled the right holder to certain other rights as specified in the Company's rights agreement. The Rights are not exercisable prior to the Distribution Date. In March 2003, the agreement governing the Rights was amended to permit the issuance of capital stock and warrants to holders of the 5.75% Notes and the senior lenders in the Company's financial restructuring without causing the Rights to become exercisable even though certain of these holders and senior lenders received a beneficial interest in more than 20% of the common stock as a result of the transactions.

14. INCOME TAXES:

      The provision (benefit) for income taxes for 2003, 2002 and 2001 consisted of the following:

                                                               2003            2002           2001
                                                             --------       ---------       --------
Income (loss) before income taxes and cumulative
      effect of change in accounting principle               $ 79,615       $(107,427)      $(76,364)
                                                             ========       =========       ========

Provision (benefit) for income taxes:
      Current benefit
         Federal                                             $(15,618)      $ (20,530)      $(11,858)
         State                                                     50            (235)          (169)
                                                             --------       ---------       --------
             Total current benefit                            (15,568)        (20,765)       (12,027)
                                                             --------       ---------       --------
      Deferred provision
         Federal                                                4,184          21,368          2,235
         State                                                 (1,884)             --            106
                                                             --------       ---------       --------
             Total deferred provision                           2,300          21,368          2,341
                                                             --------       ---------       --------
             Total provision (benefit) for income taxes      $(13,268)      $     603       $ (9,686)
                                                             ========       =========       ========

   The reconciliation of the effective tax rate is as follows:

                                                           2003          2002         2001
                                                          -------       -------      -------
      Federal statutory rate                                 35.0%         35.0%        35.0%
      State taxes, net of federal benefit                     3.4            --          4.3
      Effect of cancellation of debt instrument             (62.8)           --           --
      Effect of NOL impairment                              177.3            --           --
      Effect of increase in valuation allowances           (170.9)        (34.3)       (23.1)
      Effect of nondeductible amortization and other          1.3          (1.3)        (3.5)
                                                          -------       -------      -------
      Total                                                 (16.7)%        (0.6)%       12.7%
                                                          =======       =======      =======

      The Company recorded an income tax benefit of $13,268 in the fourth quarter of 2003 related to certain federal tax benefits recognized after the completion of a review by the IRS of the Company's federal income tax returns for the years 1996 through 2002.

      The components of the Company's net deferred tax liability were as follows at December 28, 2003 and December 29, 2002:

                                                               2003            2002
                                                             --------       ---------
    Deferred income tax assets:
          Goodwill impairment                                $ 27,914       $  76,428
          Accrued workers' compensation and other               2,990           2,557
          Allowance for doubtful accounts                       1,172             964
          Accrued benefits                                      3,480           1,498
          Net operating loss carryforward                       5,123         101,983
          Other                                                11,493           7,409
          Valuation allowances                                (51,070)       (187,111)
                                                             --------       ---------
          Total deferred tax assets                          $  1,102       $   3,728
                                                             ========       =========

    Deferred tax liabilities:
          Property and equipment                             $  3,022       $   3,734
          Other                                                   722             336
                                                             --------       ---------
          Total deferred tax liabilities                     $  3,744       $   4,070
                                                             ========       =========

          Net deferred tax liability (included in Other
               Long-term Liabilities)                        $  2,642       $     342
                                                             ========       =========

      As of December 28, 2003 and December 29, 2002, the Company had deferred income tax assets of $27,914 and $76,428, respectively, related to the goodwill impairment charges recorded by the Company. The Company also had federal and state net operating loss carryforwards with a tax benefit of $5,123 and $101,983, respectively, most of which expire primarily after the year 2012. The Company has recorded valuation allowances totaling $51,070 and $187,111 as of December 28, 2003 and December 29, 2002, respectively, primarily related to the goodwill impairment, net operating loss carryforwards and the loss on the sale of one of the Company's Technology Services offices in Dallas. These valuation allowances were recorded as the Company concluded it is more likely than not that these deferred income tax assets would not be realized. Although realization is not assured, the Company has concluded that it is more likely than not that the remaining deferred tax assets will be realized based on the scheduling of deferred tax liabilities and projected taxable income. The amount of the net deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the actual amounts of future taxable income.

15. EARNINGS PER SHARE

      The following table reconciles net income (loss) and weighted average shares outstanding to the amounts used to calculate basic and diluted earnings per share for each of 2003, 2002 and 2001:

                                                                      2003              2002              2001
                                                                  -----------       -----------       -----------
    Basic and diluted earnings per share:
         Income (loss) before cumulative effect of change in
              accounting principle                                $    92,883       $  (108,030)      $   (66,678)
         Add: Interest expense on 5.75% Notes, net of tax                  --                --                --
                                                                  -----------       -----------       -----------
         Diluted income (loss) before cumulative effect of
              change in accounting principle                           92,883          (108,030)          (66,678)
         Cumulative effect of change in accounting principle               --          (242,497)               --
                                                                  -----------       -----------       -----------
         Diluted net income (loss)                                $    92,883       $  (350,527)      $   (66,678)
                                                                  ===========       ===========       ===========

    Weighted average common shares outstanding                      4,643,598         1,070,226         1,060,136
         Add: Dilutive employee stock options                              --                --                --
         Add: Assumed conversion of 5.75% Notes                            --                --                --
                                                                  -----------       -----------       -----------
    Diluted weighted average common shares outstanding              4,643,598         1,070,226         1,060,136
                                                                  ===========       ===========       ===========

    Basic and diluted earnings per share:
         Income (loss) before cumulative effect of change in
              accounting principle                                $    (20.00)      $   (100.95)      $    (62.90)
         Cumulative effect of change in accounting principle               --           (226.58)               --
                                                                  -----------       -----------       -----------
         Net income (loss)                                        $    (20.00)      $   (327.53)      $    (62.90)
                                                                  ===========       ===========       ===========

      Stock options to purchase 689,598, 113,505 and 175,320 shares of common stock were outstanding for 2003, 2002 and 2001, respectively, but were excluded from the computation of earnings per diluted share because their effect was antidilutive. The conversion of the 5.75% Notes into common shares was excluded from the computation of earnings per diluted share in 2003, 2002 and 2001 because their effect was antidilutive. The common stock purchase warrants issued in 2003, which entitle the lenders under the Credit Facility to purchase a total of 768,997 shares of common stock, were also excluded from the computation of earnings per diluted share because their effect was antidilutive.

16. FINANCIAL INSTRUMENTS:

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the 5.75% Notes approximated the book value at December 28, 2003, due to the short-term nature of these instruments. The fair value of the Company's borrowings under the revolving credit facility and other long-term debt approximated the book value at December 28, 2003 because of the variable rate associated with the borrowings. See Note 2, "Comprehensive Financial Restructuring."

CONCENTRATION OF CREDIT RISK

      The Company maintains cash and cash equivalents with various financial institutions, that at times exceeds federally insured limits.

      Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers and the diversity of industries serviced. The Company performs credit evaluations of its customers in the ordinary course of its business.

17. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

      The Company leases facilities under operating leases, certain of which require it to pay property taxes, insurance and maintenance costs. Total rent expense under operating leases amounted to $7,306, $8,813 and $10,692 for 2003, 2002 and 2001, respectively. Operating leases for facilities are usually renewable at the Company's option and include escalation clauses linked to inflation.

      Future minimum annual rentals for the next five years are as follows:

                       GROSS           SUBLEASE             NET
                      RENTALS           INCOME            RENTALS
                      -------          --------           -------
     2004             $ 8,753          $ (1,275)          $ 7,478
     2005               7,031            (1,158)            5,873
     2006               4,568              (723)            3,845
     2007               2,847              (598)            2,249
     2008               1,280              (510)              770
     Thereafter         2,013              (488)            1,525
                      -------          --------           -------
                      $26,492          $ (4,752)          $21,740
                      =======          ========           =======

INSURANCE

      The Company maintains self-insurance programs for workers' compensation and medical and dental claims. The Company limits its exposure for workers' compensation and medical claims through stop loss arrangements with third party insurance companies. The Company accrues liabilities under the workers' compensation program based on the loss and loss adjustment expenses as estimated by an outside administrator. At December 28, 2003, the Company had standby letters of credit with a bank in connection with a portion of its workers' compensation program.

      The Company is subject to claims and legal actions in the ordinary course of business. The Company maintains professional liability insurance for most of these losses.

EMPLOYMENT AGREEMENTS

      The Company has agreements with several executive officers providing for cash compensation and other benefits in the event that a change in control of the Company occurs.

LEGAL PROCEEDINGS

      The Company is involved in various legal actions and claims. In the opinion of management, after considering appropriate legal advice, the future resolutions of all actions and claims are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

18. SEGMENT INFORMATION:

      The Company is organized in two segments: Technology Services and Staffing Services. Technology Services provides technical staffing, training and information technology consulting services and technology tools for human capital management. Staffing Services provides temporary staffing services, placement of full-time employees and on-site management of temporary employees. The Company evaluates segment performance based on income from operations before unallocated corporate expenses, restructuring and rationalization charges, stock option compensation, amortization of goodwill and intangible assets, interest expense, gain (loss) on financial restructuring, net and income taxes. Because of the Company's substantial goodwill, management does not consider total assets by segment an important management tool and, accordingly, the Company does not report this information separately. The table below presents segment information for Technology Services and Staffing Services for 2003, 2002 and 2001:

    OPERATING RESULTS
                                                          2003           2002            2001
                                                        --------      ---------       ---------
    Revenues
          Technology Services                           $244,319      $ 295,387       $ 447,862
          Staffing Services                              250,228        262,361         284,465
                                                        --------      ---------       ---------
               Total revenues                            494,547        557,748         732,327
    Gross profit
          Technology Services                             56,852         72,007         114,524
          Staffing Services                               49,798         57,794          77,144
                                                        --------      ---------       ---------
               Total gross profit                        106,650        129,801         191,668
    Segment operating income
          Technology Services                              9,956         13,457          28,994
          Staffing Services                                9,785         11,263          18,161
                                                        --------      ---------       ---------
               Total segment operating income,            19,741         24,720          47,155
               as defined

    Unallocated corporate expenses                        14,356         16,161          16,050
    Amortization of goodwill and intangible assets           202            472          16,278
    Goodwill impairment                                       --         89,935          56,779
    Restructuring and rationalization charges              2,503          4,650          15,259
    Stock option compensation expense                        570             --              --
    Interest expense                                       5,522         17,301          18,278
    Gain (loss) on financial restructuring, net           83,027         (3,628)           (875)
    Income (loss) before income taxes and
          cumulative effect of change in
                                                        --------      ---------       ---------
          accounting principle                          $ 79,615      $(107,427)      $ (76,364)
                                                        ========      =========       =========

    OTHER FINANCIAL INFORMATION

    Accounts receivable, net
          Technology Services                           $ 49,849      $  46,318
          Staffing Services                               25,853         29,860
                                                        --------      ---------
               Total accounts receivable, net           $ 75,702      $  76,178
                                                        ========      =========

19. SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

      The following table sets forth quarterly financial information for each quarter in 2003 and 2002:

                                                                               2003
                                                       FIRST          SECOND           THIRD          FOURTH
                                                     ---------       ---------       ---------       ---------
    Revenues                                         $ 120,716       $ 122,509       $ 124,222       $ 127,100
    Gross profit                                        25,075          26,638          27,265          27,672
    Restructuring and rationalization charges              (99)         (2,016)           (236)           (152)
    Stock option compensation expense                       --              --            (267)           (303)
    Operating income (loss)                             (1,806)           (844)          2,282           2,478
    Gain (loss) on financial restructuring, net         (1,501)         84,634             (28)            (78)
    Net income (loss)                                   (7,699)         83,046           2,058          15,478

    Diluted earnings per share                       $   (7.16)      $   15.61       $    0.33       $    2.54

                                                                               2002
                                                       FIRST          SECOND           THIRD          FOURTH
                                                     ---------       ---------       ---------       ---------
    Revenues                                         $ 142,053       $ 141,732       $ 137,681       $ 136,282
    Gross profit                                        33,761          33,349          31,716          30,975
    Goodwill impairment                                     --              --              --         (89,935)
    Restructuring and rationalization charges             (258)           (668)           (452)         (3,272)
    Operating income (loss)                              1,500           1,687           2,131         (91,816)
    Gain (loss) on financial restructuring, net             (5)           (680)           (549)         (2,394)
    Cumulative effect of change in accounting
         principle, net of taxes                      (242,497)             --              --              --
    Net loss                                          (249,631)         (2,721)         (2,159)        (96,016)

    Diluted earnings per share                       $ (233.75)      $   (2.55)      $   (2.02)      $  (89.44)

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE PERIODS ENDED MARCH 28, 2004 AND MARCH 30, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS ENDED
                                                                  MARCH 28,       MARCH 30,
                                                                     2004            2003
                                                                  ---------       ---------
REVENUES                                                          $ 129,256       $ 120,715
DIRECT COSTS OF SERVICES                                            103,114          95,640
                                                                  ---------       ---------
GROSS PROFIT                                                         26,142          25,075
OPERATING EXPENSES:
  Selling, general and administrative                                24,120          25,371
  Depreciation and amortization                                       1,082           1,412
  Restructuring and rationalization charges                              --              99
  Stock option compensation                                             913              --
                                                                  ---------       ---------

OPERATING INCOME (LOSS)                                                  27          (1,807)

INTEREST EXPENSE                                                        191           4,392
GAIN (LOSS) ON FINANCIAL RESTRUCTURING, NET                              --          (1,501)
                                                                  ---------       ---------

INCOME (LOSS) BEFORE INCOME TAXES                                      (164)         (7,700)
PROVISION (BENEFIT) FOR INCOME TAXES                                    (24)             --
                                                                  ---------       ---------
NET LOSS                                                          $    (140)      $  (7,700)
                                                                  =========       =========

BASIC AND DILUTED EARNINGS PER COMMON SHARE                       $   (0.02)      $   (7.16)
WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING          6,090           1,075

        The accompanying notes are an integral part of these statements.

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                      MARCH 28, 2004 AND DECEMBER 28, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            MARCH 28,     DECEMBER 28,
                                                                               2004            2003
                                                                            ---------     ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                 $   2,947       $     508
  Accounts receivable, net of allowance for doubtful accounts of
     $3,456 and $3,487 in 2004 and 2003, respectively                          77,200          75,702
  Prepaid expenses and other current assets                                     4,421           4,527
  Recoverable income taxes                                                         --              35
                                                                            ---------       ---------
      Total current assets                                                     84,568          80,772

Property and equipment, net                                                     8,269           9,271
Goodwill                                                                      103,532         103,532
Other assets                                                                      772             785
                                                                            ---------       ---------
      Total assets                                                          $ 197,141       $ 194,360
                                                                            =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt                                         $     185       $     370
  Accounts payable                                                             10,572          15,471
  Accrued wages, benefits and other                                            47,206          39,737
                                                                            ---------       ---------
      Total current liabilities                                                57,963          55,578

  Long-term debt -
    Convertible subordinated notes                                              5,339           5,339
    Revolving credit facility (including $4,277 and $5,264 of deferred
     gain on debt forgiveness in 2004 and 2003, respectively)                  55,277          55,264
  Other long-term liabilities                                                  13,108          13,498
                                                                            ---------       ---------
      Total liabilities                                                       131,687         129,679

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value; shares authorized 5,000;
    no shares issued and outstanding                                               --              --
  Common stock, $.01 par value; shares authorized 95,000;
    6,090 shares issued and outstanding                                            61              61
  Additional paid-in capital                                                  297,194         296,281
  Retained earnings (accumulated deficit)                                    (231,801)       (231,661)
                                                                            ---------       ---------
      Total shareholders' equity                                               65,454          64,681
                                                                            ---------       ---------
      Total liabilities and shareholders' equity                            $ 197,141       $ 194,360
                                                                            =========       =========

      The accompanying notes are an integral part of these balance sheets.

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       FOR THE PERIOD ENDED MARCH 28, 2004
                                 (IN THOUSANDS)

                                                                             RETAINED
                                                              ADDITIONAL     EARNINGS
                                       COMMON STOCK             PAID-IN    (ACCUMULATED
                                  SHARES         AMOUNT         CAPITAL       DEFICIT)          TOTAL
                                 ---------      ---------     ----------   ------------       ---------
BALANCE, DECEMBER 28, 2003           6,090      $      61      $ 296,281      ($231,661)      $  64,681
  Stock option compensation             --             --            913             --             913
  Net loss                              --             --             --           (140)           (140)
                                 ---------      ---------      ---------      ---------       ---------
BALANCE, MARCH 28, 2004              6,090      $      61      $ 297,194      ($231,801)      $  65,454
                                 =========      =========      =========      =========       =========

        The accompanying notes are an integral part of these statements.

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 28, 2004 AND MARCH 30, 2003
                                 (IN THOUSANDS)

                                                                          THREE MONTHS ENDED
                                                                        MARCH 28,       MARCH 30,
                                                                           2004            2003
                                                                        ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                           $    (140)      $  (7,700)
     Adjustments to reconcile net loss to net cash provided
         by operating activities:
     Depreciation and amortization                                          1,082           1,412
     Amortization of deferred gain on financial restructuring, net           (987)             --
     Stock option compensation                                                913              --
     (Gain) loss on financial restructuring, net                               --           1,501
     Deferred income taxes                                                    (24)             --
     Changes in assets and liabilities:
         Accounts receivable                                               (1,498)          7,673
         Recoverable income taxes                                              35             719
         Accounts payable and accrued liabilities                           2,242          (4,228)
         Other, net                                                            81             690
                                                                        ---------       ---------
         Net cash provided by operating activities                          1,704              67

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment, net                                  (80)           (430)
                                                                        ---------       ---------
         Net cash used in investing activities                                (80)           (430)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments under credit facility                                      (9,900)             --
     Borrowings under credit facility                                      10,900              --
     Credit facility amendment fees                                            --            (570)
     Repayments of other debt, net                                           (185)           (352)
                                                                        ---------       ---------
         Net cash provided by (used in) financing activities                  815            (922)
                                                                        ---------       ---------

Net increase (decrease) in cash and cash equivalents                        2,439          (1,285)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              508          22,623
                                                                        ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $   2,947       $  21,338
                                                                        =========       =========

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash payments during the period for --
         Interest                                                       $   1,247       $   5,043
         Income taxes                                                           2              --

        The accompanying notes are an integral part of these statements.

                     VENTURI PARTNERS, INC. AND SUBSIDIARIES
                         NOTES TO UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)   GENERAL

      The unaudited consolidated financial statements included herein have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles; however, they do include all adjustments of a normal recurring nature that, in the opinion of management, are necessary to present fairly the results of operations of Venturi Partners, Inc. and its subsidiaries (collectively, the "Company") for the interim periods presented. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 28, 2003. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

      Certain amounts in prior periods have been reclassified to conform to the 2004 presentation, including reclassifying professional fees paid in connection with the Company's recently completed financial restructuring (See Note 2, "Comprehensive Financial Restructuring") from restructuring and rationalization charges to gain (loss) on financial restructuring, net.

(2)   COMPREHENSIVE FINANCIAL RESTRUCTURING

      On April 14, 2003, the Company completed a comprehensive financial restructuring with its senior lenders and the holders of $109,661 outstanding principal amount of its 5.75% Convertible Subordinated Notes due 2004 (the "5.75% Notes") in which it issued shares of the Company's common stock and Series B preferred stock to the participating noteholders in exchange for their 5.75% Notes (the "Exchange Transaction"). In the Exchange Transaction, the participating noteholders in the aggregate received $3,153 in cash and 5,015,349 shares of common stock (after conversion of the Series B preferred stock issued in the Exchange Transaction), which represented approximately 82% of the Company's outstanding capital stock immediately after the Exchange Transaction. The Company's existing shareholders retained ownership of their outstanding 1,075,248 shares of common stock, which represented approximately 18% of the outstanding capital stock.

      To facilitate the closing of the Exchange Transaction and also to provide for the terms on which the existing senior lenders would continue to finance the Company's working capital needs, the Company and its existing senior lenders also executed definitive loan agreements that provided for certain amendments and maturity date extensions to the Company's senior revolving credit facility (the "Credit Facility") and eliminated the Equity Appreciation Right (the "EAR") then held by the senior lenders (the "Senior Debt Restructuring"). The Senior Debt Restructuring provided for the forgiveness of indebtedness in the amount of $10,300. As a result of the Exchange Transaction and the Senior Debt Restructuring, the Company used substantially all of its cash on hand, after payment of transaction expenses, to repay $37,985 of its outstanding credit facility and eliminated an additional $119,961 of its outstanding indebtedness, which resulted in substantial reductions in the Company's interest expense. No provision for income taxes was recorded in 2003 since the gain from financial restructuring was not subject to income tax.

      The Credit Facility provides for a $70,700 revolving line of credit due November 1, 2004 and may be extended for an additional six-month period through May 1, 2005, assuming the Company is in compliance with its covenants. Availability of borrowings under the Credit Facility is subject to a borrowing base calculated as specified percentages of the Company's eligible accounts receivable (as defined) in the aggregate. The Credit Facility's financial covenants include monthly maintenance of cumulative EBITDA levels and an interest and subordinated indebtedness coverage ratio (both as defined in the amended agreement). The Credit Facility also contains restrictions on the payment of cash dividends on the Company's capital stock and places additional limitations on share repurchases, acquisitions and capital expenditures. Finally, to replace the EAR previously included as part of the Credit Facility, the Company issued common stock purchase warrants to the lenders under the Credit Facility entitling them to purchase a total of 768,997 shares of common stock, or 10% of the outstanding common stock on a fully diluted basis as of the closing date of the financial restructuring. The Company engaged an independent valuation firm to assist in the determination of the fair value of these warrants and recorded $1,538 as additional shareholders' equity with a corresponding reduction in the related outstanding senior debt. These warrants are exercisable in whole or part over a 10-year period at an exercise price of $7.8025 per share, which was based on an assumed equity valuation for the Company of $60,000. The exercise price for these warrants exceeded the estimated fair value of the underlying equity at the issuance date. Interest rates payable under the Credit Facility are set at prime plus 425 basis points through June 2004 with increases during each six-month period thereafter through May 1, 2005.

      The Company entered into an agreement with each of the former noteholders participating in the Exchange Transaction and each of its senior lenders to provide them with registration rights with respect to the shares of common stock issued in the financial restructuring and the shares of common stock issuable upon exercise of the warrants, as applicable.

(3)   STOCK OPTIONS

      The Company has adopted Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." The Company plans to continue using the intrinsic-value method of accounting for stock-based awards granted to employees and, accordingly, does not currently recognize compensation expense for its stock-based awards to employees in the Consolidated Statements of Operations, except primarily for the variable options described below.

      In March 2000, the FASB issued Financial Accounting Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation," an interpretation of APB Opinion No. 25, "Accounting for Stock Issued to Employees." FIN 44 requires that stock options issued within six months of the cancellation date of prior options be accounted for as variable stock options. Because most of the options granted by the Company under the 2003 Equity Incentive Plan prior to December 28, 2003 were granted within six months from the date that options granted to the same recipients under the 1995 Stock Option Plan were cancelled, these new stock options are subject to variable accounting until they are exercised, forfeited or expire unexercised.

      The following disclosures are presented to reflect the Company's pro forma net income (loss) for the periods ended March 28, 2004 and March 30, 2003 as if the Company had applied the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. In preparing these disclosures, the Company has determined the value of all stock options granted under the 1995 Stock Option Plan, which was terminated, and the Company's 2003 Equity Plan, in each case using the Black-Scholes model.

      No material stock options were granted in the first three months of 2004 or 2003. For the stock options previously granted, and had compensation expense been determined consistent with the fair value method and amortized over the vesting period, the Company's net income (loss) would have reflected the following pro forma amounts:

                                                                         THREE MONTHS ENDED
                                                                      -------------------------
                                                                      MARCH 28,       MARCH 30,
                                                                         2004            2003
                                                                      ---------       ---------
Net loss, as reported                                                 $    (140)      $  (7,700)
Add:  Stock option compensation included in reported net income             913              --
Deduct:  Stock option compensation determined using a fair value
  based method for all awards                                              (285)            (83)
Tax effect                                                                 (251)             --
                                                                      ---------       ---------
Pro forma net income (loss)                                           $     237       $  (7,783)
                                                                      =========       =========

Basic and diluted earnings per share, as reported                     $   (0.02)      $   (7.16)

Pro forma basic and diluted earnings per share                        $    0.04       $   (7.16)

(4)   RESTRUCTURING AND RATIONALIZATION CHARGES

      During the years 2001 through 2003, the Company implemented a plan to restructure and rationalize certain operations. In the first quarter of 2003, the Company recorded charges totaling $99, primarily related to employee severance costs.

      Following is a summary of the accrued liability for cash restructuring and rationalization charges for the three months ended March 28, 2004:

                                            EMPLOYEE          LEASE
                                            SEVERANCE         COSTS           TOTAL
                                            ---------       ---------       ---------
Accrued liability at December 28, 2003      $      26       $   4,733       $   4,759
Cash payments                                     (20)           (525)           (545)
                                            ---------       ---------       ---------
Accrued liability at March 28, 2004         $       6       $   4,208       $   4,214
                                            =========       =========       =========

      Of the remaining accrued liability at March 28, 2004, the Company expects to pay approximately $1,602 over the next 12 months and the balance, primarily lease payments, over the following six years.

(5)   GOODWILL AND OTHER INTANGIBLE ASSETS

      The Company completed its annual impairment assessment in the fourth quarter of 2003 and determined there was no further impairment. In order to assess the fair value of its goodwill, the Company engaged an independent valuation firm to assist in determining the fair value. The fair value of each of the Company's two reporting units was calculated as of December 28, 2003 on an enterprise value basis using the market multiple and discounted cash flow approaches. Under the market multiple approach, market ratios and performance fundamentals relating to similar public companies' stock prices or enterprise values were applied to the reporting units to determine their enterprise value. Under the discounted cash flow approach, the indicated enterprise value was determined using the present value of the projected future cash flows to be generated considering appropriate discount rates. The discount rates used in the calculation reflected all associated risks of realizing the projected future cash flows. Certain of the valuation assumptions were based on management's expectations for future performance of the Technology Services and Staffing Services reporting units. These assumptions include the expected time frame of technology spending and broader economic recoveries as well as future growth rates in the Technology Services and Staffing Services businesses. A relatively high discount rate of 16-17% was utilized in the discounted cash flow valuation approach due principally to the inherent uncertainties associated with these assumptions.

There have been no events or changes in operations in the first quarter of 2004 that would indicate the Company's goodwill has become impaired, and therefore, the Company expects to perform its next impairment analysis in the fourth quarter of 2004.

(6)   LONG-TERM DEBT

      Long-term debt consisted of the following at March 28, 2004 and December 28, 2003:

                                                   MARCH 28,    DECEMBER 28,
                                                      2004           2003
                                                   ---------    -------------
5.75% Notes due July 2004                          $   5,339      $   5,339
Revolving credit facility                             51,000         50,000
Deferred gain on financial restructuring, net          4,277          5,264
Other                                                    185            370
                                                   ---------      ---------
                                                      60,801         60,973
Less current portion                                     185            370
                                                   ---------      ---------
                                                   $  60,616      $  60,603
                                                   =========      =========

      The 5.75% Notes are due July 2004. Interest on the 5.75% Notes is payable semi-annually. The 5.75% Notes are subordinated to all present and future senior indebtedness of the Company (as defined), including indebtedness under the Credit Facility.

      As a result of the completion of the Company's financial restructuring and the execution of amendments and maturity date extensions, the Credit Facility provides for a $70,700 revolving line of credit due November 1, 2004 and may be extended through May 1, 2005 subject to specified conditions. The Company believes it will satisfy the requirements for extension through May 1, 2005; therefore, the outstanding balance under the Credit Facility, which was $51,000 at March 28, 2004, was classified as long-term in the consolidated balance sheet. In addition, the Company intends to repay the 5.75% Notes with borrowings under its Credit Facility and, therefore, has classified the 5.75% Notes as long-term at March 28, 2004.

      The Company's ability to continue operating is largely dependent upon its ability to maintain compliance with the financial covenants of the Credit Facility. The financial covenants include a cumulative monthly EBITDA requirement and a monthly interest and subordinated indebtedness coverage ratio (both as defined). The amended Credit Facility defines consolidated EBITDA as consolidated net income before interest expense, income taxes, depreciation and amortization, non-cash impairment charges, restructuring and rationalization charges, professional fees relating to the debt restructuring and non-cash compensation expense for the stock options. For 2003 and the first quarter of 2004, the Company exceeded the level of earnings required in these covenants. Based on the Company's fiscal 2004 projections, which reflect slightly improving economic conditions, management believes the Company will be able to maintain compliance with the financial covenants for the next twelve months. The Company also believes that the operating trends in the first quarter of 2004 support the key assumptions in its operating plan. However, there can be no assurance that the economy or the Company will perform as expected or that further economic declines will not adversely impact the Company's results of operations or its ability to comply with the financial covenants. In addition, the interest coverage ratio changes from an interest coverage ratio to a stricter interest and subordinated indebtedness coverage ratio on May 31, 2004. While the Company believes financial results in 2004 will be better than 2003 results, in the event that economic conditions weaken and/or the Company's 2004 results fall below 2003 levels, the Company may not meet these financial covenants. The Company believes it will be in compliance with its financial covenants, however, there can be no assurance that the Company will be able to satisfy this stricter financial covenant. If the Company does violate future covenants, it would seek waivers and amendments from its lenders, but can give no assurance that any such waivers and amendments would be available at all or on acceptable terms.

If the Company were unable to obtain a waiver of future covenant violations, the lenders would be entitled to require immediate repayment of all amounts outstanding under the Credit Facility. In the event of a default, the Company's ongoing viability would be seriously threatened, and it would be forced to evaluate a number of strategic alternatives, including a further debt restructuring or other reorganization, the closure of certain operating locations or the sale of certain or all of its assets in order to continue to fund its operations. In the current economic environment, management believes that any such sale of assets would be at depressed prices that could be significantly lower than the net book value of assets sold and might not be sufficient to satisfy the Company's liabilities.

      For the three months ended March 28, 2004, interest expense was $191, which was net of amortization of deferred gain on financial restructuring of $987. Interest rates payable under the Credit Facility are currently set at prime plus 425 basis points through June 30, 2004.

      Four former noteholders, now significant shareholders, also are senior lenders under the Credit Facility, and held 90% of the facility commitments as of May 7, 2004.

(7)   EARNINGS PER SHARE

      The following table reconciles net loss and weighted average shares outstanding to the amounts used to calculate basic and diluted earnings per share for each of the periods ended March 28, 2004 and March 30, 2003:

                                                                THREE MONTHS ENDED
                                                            MARCH 28,         MARCH 30,
                                                               2004              2003
                                                           -----------       -----------
BASIC AND DILUTED EARNINGS PER SHARE:
    Net loss                                               $      (140)      $    (7,700)
    Add:  Interest expense on 5.75% Notes, net of tax               --                --
                                                           -----------       -----------
    Diluted loss                                           $      (140)      $    (7,700)

Weighted average common shares outstanding                   6,089,938         1,075,248
    Add:  Dilutive stock options and warrants                       --                --
    Add:  Assumed conversion of 5.75% Notes                         --                --
                                                           -----------       -----------
Diluted weighted average common shares outstanding           6,089,938         1,075,248

Basic and diluted earnings per share:                      $     (0.02)      $     (7.16)

      Stock options to purchase 684,646 and 107,170 shares of Common Stock were outstanding under the 2003 Equity Plan and the 1995 Stock Option Plan during the quarters ended March 28, 2004 and March 30, 2003, respectively, but were excluded from the computation of earnings per diluted share because their effect was antidilutive. The conversion of the remaining outstanding 5.75% Notes into 11,989 common shares was also excluded from the computation of earnings per diluted share because its effect was antidilutive. The common stock purchase warrants issued in 2003, which entitle the lenders under the Credit Facility to purchase a total of 768,997 shares of common stock, were also excluded from the computation of earnings per diluted shares because their effect was antidilutive.

(8)   COMMITMENTS AND CONTINGENCIES

      The Company is involved in various legal actions and claims. In the opinion of management, after considering appropriate legal advice, the future resolutions of all actions and claims are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

      During the first quarter of 2004, the Company entered into a significant new lease agreement for its Corporate offices with rent (approximately $257 per year and escalating annually) commencing December 1, 2004 and ending December 31, 2014.

(9)   SEGMENT INFORMATION:

      The Company is organized in two segments: Technology Services and Staffing Services. Technology Services provides technical staffing, training and information technology consulting services and technology tools for human capital management. Staffing Services provides temporary staffing services, placement of full-time employees and on-site management of temporary employees. The Company evaluates segment performance based on income from operations before unallocated corporate expenses, restructuring and rationalization charges, stock option compensation, amortization of goodwill and intangible assets, interest expense, gain (loss) on financial restructuring, net and income taxes. Because of the Company's substantial goodwill, management does not consider total assets by segment an important management tool and, accordingly, the Company does not report this information separately. The table below presents segment information for Technology Services and Staffing Services for the periods ended March 28, 2004 and March 30, 2003:

                                                          THREE MONTHS ENDED
                                                        MARCH 28,       MARCH 30,
                                                          2004            2003
                                                        ---------       ---------
Total revenues
     Technology Services                                $  67,477       $  60,559
     Staffing Services                                     61,779          60,156
                                                        ---------       ---------
        Total revenues                                    129,256         120,715
Gross profit
     Technology Services                                   14,813          13,386
     Staffing Services                                     11,329          11,689
                                                        ---------       ---------
        Total gross profit                                 26,142          25,075
Operating income
     Technology Services                                    2,796           1,232
     Staffing Services                                      1,813           1,028
                                                        ---------       ---------
        Total segment operating income, as defined          4,609           2,260

Unallocated corporate expenses                              3,669           3,880
Restructuring and rationalization charges                      --              99
Stock option compensation expense                             913              --
Amortization of intangible assets                              --              88
Interest expense                                              191           4,392
Gain (loss) on financial restructuring, net                    --          (1,501)
                                                        ---------       ---------
Loss before income taxes                                $    (164)      $  (7,700)
                                                        =========       =========

      The following table sets forth identifiable assets by segment at March 28, 2004 and December 28, 2003:

                                                 MARCH 28,        DECEMBER 28,
                                                    2004              2003
                                                ------------      ------------
Accounts receivable, net
      Technology services                       $     52,586      $     49,849
      Staffing services                               24,614            25,853
                                                ------------      ------------
            Total accounts receivable, net      $     77,200      $     75,702
                                                ============      ============

VENTURI STAFFING PARTNERS
BALANCE SHEETS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002

                                                                 MARCH 28,        DECEMBER 28,      DECEMBER 29,
                                                                    2004              2003              2002
                                                                ------------      ------------      ------------
                                                                                 (in thousands)
                           ASSETS
Current assets:
   Cash and cash equivalents .............................      $         --      $         --      $         --
   Accounts receivable, net of allowance for doubtful
     accounts of $1,498, $1,517 and $1,404 for
     2004, 2003, and 2002, respectively ..................            25,794            25,853            29,896
   Prepaid expenses and other current assets .............             1,263             1,443             1,420
                                                                ------------      ------------      ------------
       Total current assets ..............................            27,057            27,296            31,316

Property and equipment, net ..............................             1,138             1,341             2,214
Goodwill .................................................            62,302            62,302            62,302
Other assets .............................................               419               443               505
                                                                ------------      ------------      ------------
       Total assets ......................................      $     90,916      $     91,382      $     96,337
                                                                ============      ============      ============

        LIABILITIES AND INVESTMENT OF PARENT COMPANY
Current liabilities:
   Accounts payable ......................................      $      2,446      $      2,552      $      2,541
   Accrued wages, benefits and other .....................            16,069            13,798            13,767
   Insurance loan payable ................................               109               218               326
                                                                ------------      ------------      ------------
       Total current liabilities .........................            18,624            16,568            16,634

Other long-term liabilities ..............................             4,501             4,271             2,987
                                                                ------------      ------------      ------------
       Total liabilities .................................            23,125            20,839            19,621

Commitments and contingencies

Investment of Parent company .............................            67,791            70,543            76,716
                                                                ------------      ------------      ------------
       Total liabilities and investment of Parent company       $     90,916      $     91,382      $     96,337
                                                                ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

VENTURI STAFFING PARTNERS
STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 AND DECEMBER 30, 2001

                                                               THREE MONTHS                   TWELVE MONTHS ENDED
                                                                  ENDED          -------------------------------------------------
                                                                MARCH 28,        DECEMBER 28,      DECEMBER 29,       DECEMBER 30,
                                                                   2004              2003              2002               2001
                                                               ------------      ------------      ------------       ------------
                                                                                                  (in thousands)
Revenues ................................................      $     61,779      $    250,228      $    262,361       $    284,465
Direct cost of services .................................            50,450           201,230           204,567            207,321
                                                               ------------      ------------      ------------       ------------
         Gross profit ...................................            11,329            48,998            57,794             77,144

Operating Expenses:
     Selling, general and administrative ................            10,412            43,469            50,538             62,557
     Depreciation and amortization ......................               167               891             1,148              5,082
     Restructuring and rationalization charges ..........                --               880             1,261                730
     Goodwill impairment ................................                --                --                --             15,752
                                                               ------------      ------------      ------------       ------------
         Operating income (loss) ........................               750             3,758             4,847             (6,977)

Allocated interest expense ..............................               368             2,825             6,867              5,627
                                                               ------------      ------------      ------------       ------------
         Income (loss) before income taxes and cumulative
         effect of charge in accounting principle .......               382               933            (2,020)           (12,604)

Allocated provision for income taxes ....................                --                --                --                 --
                                                               ------------      ------------      ------------       ------------
Income (loss) before cumulative effect of  change in
  accounting principle ..................................               382               933            (2,020)           (12,604)

Cumulative effect of change in accounting principle .....                --                --            39,322                 --
         Net income (loss) ..............................      $        382      $        933      $    (41,342)      $    (12,604)
                                                               ============      ============      ============       ============

   The accompanying notes are an integral part of these financial statements.

VENTURI STAFFING PARTNERS
STATEMENT OF CHANGES IN INVESTMENT OF PARENT COMPANY (UNAUDITED)
FOR THE PERIODS ENDED MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002

                                                                     (in thousands)
INVESTMENT OF PARENT COMPANY AT DECEMBER 31, 2000 ................     $ 147,871
     Net Loss ....................................................       (12,604)
     Net transactions with Parent company ........................       (13,203)
                                                                       ---------
INVESTMENT OF PARENT COMPANY AT DECEMBER 30, 2001 ................       122,064
     Net Loss ....................................................       (41,342)
     Net transactions with Parent company ........................        (4,006)
                                                                       ---------
INVESTMENT OF PARENT COMPANY AT DECEMBER 29, 2002 ................        76,716
     Net Income ..................................................           933
     Net transactions with Parent company ........................        (7,106)
                                                                       ---------
INVESTMENT OF PARENT COMPANY AT DECEMBER 28, 2003 ................        70,543
     Net Income ..................................................           382
     Net transactions with Parent company ........................        (3,134)
                                                                       ---------
INVESTMENT OF PARENT COMPANY AT MARCH 28, 2004 ...................     $  67,791
                                                                       =========

   The accompanying notes are an integral part of these financial statements.

VENTURI STAFFING PARTNERS
STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002

                                                                THREE MONTHS                 TWELVE MONTHS ENDED
                                                                   ENDED         ----------------------------------------------
                                                                 MARCH 28,       DECEMBER 28,     DECEMBER 29,     DECEMBER 30,
                                                                   2004             2003             2002              2001
                                                                ------------     ------------     ------------     ------------
                                                                                                 (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) .......................................    $        382     $        933     $    (41,342)    $    (12,604)
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization .......................             167              891            1,148            5,082
       Goodwill impairment .................................              --               --               --           15,752
       Cumulative effect of change in accounting principle .              --               --           39,322               --
       Changes in assets and liabilities:
         Accounts receivable ...............................              59            4,043           (2,121)          13,623
         Accounts payable and accrued liabilities ..........           2,395            1,326            5,011           (6,228)
         Other, net ........................................             204                9            2,157           (2,190)
                                                                ------------     ------------     ------------     ------------
           Net cash provided by operating activities .......           3,207            7,202            4,175           13,435
                                                                ------------     ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment, net .................              36               12             (131)            (378)
                                                                ------------     ------------     ------------     ------------
           Net cash provided by (used in) investing
           activities ......................................              36               12             (131)            (378)
                                                                ------------     ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of insurance loan payable, net ...............            (109)            (108)             (38)             146
   Net cash transactions with Parent company ...............          (3,134)          (7,106)          (4,006)         (13,203)
                                                                ------------     ------------     ------------     ------------
           Net cash used in financing activities ...........          (3,243)          (7,214)          (4,044)         (13,057)
                                                                ------------     ------------     ------------     ------------
           Net change in cash and cash equivalents .........              --               --               --               --
Cash and cash equivalents, beginning of period .............              --               --               --               --
                                                                ------------     ------------     ------------     ------------
Cash and cash equivalents, end of period ...................    $         --     $         --     $         --     $         --
                                                                ============     ============     ============     ============

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

1.    BUSINESS:

      Venturi Staffing Partners ("VSP") provides a variety of temporary office, clerical, accounting and finance, light technical and light industrial staffing services. All of VSP's branch offices are located in the United States and none are franchised or licensed.

2.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BASIS OF PRESENTATION

      These financial statements reflect the financial position, results of operations and cash flows of VSP, the commercial staffing business of Venturi Partners, Inc. (the "Parent") in accordance with generally accepted accounting principles in the U.S.

      The accompanying financial statements have been prepared solely in connection with the acquisition of VSP as contemplated in that certain merger agreement dated July 19, 2004 (the "Merger Agreement") between the Parent, Comsys Information Technology Services, Inc. ("Comsys") and certain other parties named therein. As a condition to the completion of the merger transaction contemplated in the Merger Agreement (the "Merger"), the Parent has agreed to sell the outstanding capital stock of VSP to Compass CS, Inc. ("Compass") in a separate stock purchase agreement also dated as of July 19, 2004 (the "Stock Sale"). The Parent will use the net proceeds from the Stock Sale to reduce the Parent's indebtedness. The accompanying financial statements do not include any valuation adjustments to VSP assets or liabilities that may be required upon consummation of the Stock Sale.

      Under the Stock Purchase Agreement, the Parent has agreed to indemnify Compass for specified pre-closing liabilities of VSP and for breaches of representations and warranties as provided therein. Most liabilities covered under this indemnification are subject to a $5,000 aggregate cap, a deductible of $100 and a one-year claims period. Liabilities for pre-closing taxes and for breaches of specified fundamental representations and warranties are not subject to the liabilities cap or the deductible and claims may be made for those matters up to applicable statues of limitations as permitted under relevant law. The accompanying financial statements do not include any liability associated with the Parent's indemnification obligation under the Stock Purchase Agreement.

      Except as discussed below, the financial statements of VSP are based on actual revenues and costs incurred directly by VSP and assets and liabilities directly associated with VSP. Certain costs incurred by the Parent on behalf of VSP have been included in the accompanying financial statements in order to reflect the total estimated costs associated with VSP's operations. The costs allocated represent management's estimate of those costs incurred by the Parent directly attributable to VSP and do not reflect the costs that may have been incurred had VSP been a stand-alone entity. The basis for allocation of such costs was as follows:

      - Management and administrative costs: Specifically identified costs associated with certain of the Parent's management function, principally including VSP's regional vice presidents and sales management, have been charged to VSP in full. The costs incurred by the Parent associated with the Parent's office of the chief financial officer and accounting function, and costs associated with the operating president of the VSP business, were allocated to VSP first on a specific identification basis with the balance based on proportionate revenues after deducting estimated costs attributable to the Parent's corporate management function.

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

      - Marketing costs: Costs incurred by the Parent's marketing function have been allocated to VSP based on proportionate revenues after deducting estimated costs attributable to the Parent's corporate marketing function.

      - Human resources costs: Costs incurred by the Parent's manager of human resources were allocated based on proportionate revenues after deducting estimated amounts attributable to the Parent's corporate human resources requirements. All other human resource costs were allocated based on proportionate revenues.

      - Legal costs: Costs incurred for legal and risk management purposes were allocated based on specific identification where possible with the balance allocated based on proportionate revenues after deducting estimated amounts attributable to the Parent's corporate legal function.

      - Information systems: Costs associated with the Parent's information systems function that supports VSP's business were first allocated based on specific items relating to VSP and all the remaining costs were allocated based on the proportionate revenues of VSP to the Parent's consolidated revenues.

      - Interest costs: Interest costs have been allocated based on the proportionate accounts receivable of VSP to the Parent's consolidated accounts receivable. The Parent company's related indebtedness was approximately $56,339 as of March 28, 2004; $55,339 as of December 28, 2003; $218,000 as of December 29, 2002 and $234,000 as of December 30,
         2001.

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      REVENUE RECOGNITION

      VSP recognizes revenue at the time its services are performed. Substantially all revenues of VSP are derived from or generated in connection with the sale of staffing services. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Allowances are established, based upon historical data, to estimate losses due to placed candidates not remaining employed through VSP's guarantee period, typically 90 days or less.

      CASH AND CASH EQUIVALENTS

      VSP's cash is managed through the treasury and cash management functions of the Parent. Cash is disbursed from and received by the Parent on behalf of VSP with net funding reflected in investment of Parent company. Excess cash is held by the Parent.

      PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives, generally three to seven years. Computer software costs consist of costs to purchase and develop software for internal use. Leasehold improvements are stated at cost and amortized over the shorter of the lease term or the useful life of the improvements.

      VSP reviews long-lived assets for impairment whenever events or circumstances indicate a possible impairment has occurred. The impairment assessment for assets to be held and used is based on projected undiscounted cash flows, and if impairment is recognized the amount of such

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

      impairment is based on estimated fair value. Assets held for sale are reduced to their fair value when necessary.

      GOODWILL AND OTHER INTANGIBLE ASSETS

      VSP's intangible assets consist primarily of goodwill. VSP adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible assets" ("SFAS 142") at the beginning of 2002. Goodwill, which was previously amortized on a straight-line basis over the periods benefited, is no longer being amortized to earnings, but instead is subject to testing for impairment at least annually based on the fair value of these assets compared to their carrying value. Intangible assets determined to have finite lives are amortized over their remaining useful lives.

      VSP's businesses have been acquired from unrelated third parties for cash and other consideration and have been accounted for using the purchase method of accounting. The assets and liabilities of the entities acquired were recorded at their estimated fair values at the dates of the acquisitions.

      VSP's intangible assets subject to amortization were fully amortized and written off in 2003. Related amortization for the years ended December 28, 2003, December 29, 2002 and December 30, 2001 was $31, $167 and $232,
      respectively.

      INCOME TAXES

      The results of VSP are included in the consolidated U.S. federal income tax return of the Parent. VSP and its subsidiaries file separate state income tax returns. Income taxes are recorded in the accompanying financial statements on a stand-alone company basis. Deferred income taxes are recorded by the Parent at the corporate level and not reflected in VSP's balance sheet.

      The accompanying statements of operations for the years ended December 29, 2002 and December 30, 2001 reflect losses for which no income tax benefit could be recognized on a stand-alone basis. The accompanying statements of operations for the year ended December 28, 2003 and quarter ended March 28, 2004 reflect pre-tax income; however, no income tax provision has been recognized due to the existence of net operating losses from prior periods available to be carried forward.

      USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates include the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from management's estimates. Estimates are used for, but not limited to, recoverability of goodwill, collectibility of accounts receivable, reserves against permanent placement revenues, workers' compensation costs, restructuring and rationalization reserves, taxes, contingencies and allocations to VSP of costs incurred by the Parent.

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

3.    ACCOUNTS RECEIVABLE:

      Accounts receivable consisted of the following at March 28, 2004, December 28, 2003 and December 29, 2002:

                                                   MARCH 28,     DECEMBER 28,     DECEMBER 29,
                                                     2004            2003             2002
                                                   ---------     ------------     ------------
                                                                (in thousands)
      Trade accounts receivable ...............    $  27,292     $     27,370     $     31,300
      Less:  Allowance for doubtful accounts ..       (1,498)          (1,517)          (1,404)
                                                   ---------     ------------     ------------
                                                   $  25,794     $     25,853     $     29,896
                                                   =========     ============     ============

      The following table sets forth further information on VSP's allowance for doubtful accounts:

                            BALANCE AT  CHARGED TO
                            BEGINNING    COST AND                 BALANCE AT END
         PERIOD ENDED       OF PERIOD    EXPENSES     DEDUCTIONS    OF PERIOD
      -----------------     ----------  ----------    ----------  --------------
                                            (in thousands)
      March 28, 2004         $ 1,517      $   325      $  (344)      $ 1,498
      December 28, 2003        1,404        1,444       (1,331)        1,517
      December 29, 2002          930        1,942       (1,468)        1,404
      December 30, 2001        1,565        3,833       (4,468)          930

4.    PROPERTY AND EQUIPMENT:

      Property and equipment consisted of the following at March 28, 2004, December 28, 2003 and December 29, 2002:

                                           MARCH 28,       DECEMBER 28,       DECEMBER 29,
                                             2004              2003               2002
                                           ---------       ------------       ------------
                                                          (in thousands)
      Software and computer equipment ..   $   6,121       $      6,454       $      7,833
      Furniture and other equipment ....       1,672              1,806              2,105
      Leasehold improvements ...........         589                638                733
                                           ---------       ------------       ------------
                                               8,382              8,898             10,671
      Less:  Accumulated depreciation         (7,244)            (7,557)            (8,457)
                                           ---------       ------------       ------------
                                           $   1,138       $      1,341       $      2,214
                                           =========       ============       ============

      Depreciation expense was $167 for the three months ended March 28, 2004 and $860, $981 and $1,504 for the twelve months ended December 28, 2003, December 29, 2002 and December 30, 2001, respectively.

5.    GOODWILL IMPAIRMENT:

      Effective at the beginning of 2002, the Parent adopted SFAS 142. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that goodwill and indefinite-lived intangibles assets be tested at least annually for impairment. In the second quarter of 2002, the Parent completed its initial valuation as of the adoption date,

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

      December 31, 2001. In order to assess the fair value of its goodwill, the Parent engaged an independent valuation firm to assist in determining the fair value. The fair value of each of the Parent's two reporting units was calculated as of December 31, 2001, December 29, 2002 and December 28, 2003, on an enterprise value basis using the market multiple approach and discounted cash flow approach. Under the market multiple approach, market ratios and performance fundamentals relating to similar public company stock prices or enterprise values were applied to determine the enterprise value of the reporting units. Under the discounted cash flow approach, the indicated enterprise value was determined using the present value of the projected future cash flows to be generated considering appropriate discount rates. The discount rate used in the calculation reflected all associated risks of realizing the projected future cash flows. Certain of the valuation assumptions were based on management's expectations for future performance of the business. These assumptions include expected time frame of broader economic recoveries, as well as future growth rates. Based upon the results of the initial valuation, which was completed in the second quarter of 2002, the Parent recorded a goodwill impairment charge of $284,695 ($242,497 net of an income tax benefit of $42,198) as a cumulative effect of the change in accounting principle. The portion of this impairment charge related to VSP was $39,322, before tax. The income tax effects of the Parent's goodwill impairment charge were determined based on the Parent's overall consolidated income tax attributes and were not allocated to VSP.

      VSP completed its annual impairment assessment in the fourth quarter of 2003 and determined there was no further impairment of VSP's goodwill. VSP engaged an independent valuation firm to assist in determining the fair value. The fair value of VSP was calculated as of December 28, 2003 on an enterprise value basis using the market multiple and discounted cash flow approaches. The valuation approach assumed that VSP would continue to operate indefinitely as the commercial staffing division of the Parent and did not take the Stock Sale into account as it was not considered by management to be a probable event at the time of the analysis.

      At March 28, 2004, based on information available to management, there were no indications that impairment of the VSP goodwill had occurred; therefore, the Parent was not required to perform an updated impairment assessment for the goodwill associated with VSP at that time. Accordingly, the accompanying balance sheet as of March 28, 2004 includes the Parent's carrying amount of the goodwill associated with VSP in the amount of $62,301. Subsequent to the preparation of the Parent's March 28, 2004 financial statements, the Parent entered into and concluded substantive negotiations with the parties referred to in Note 2 for the sale of VSP. As further discussed in Note 2, the sale of VSP pursuant to the Stock Sale will occur only if the Parent's Merger transaction is consummated. Based on the estimated proceeds to be received by the Parent in connection with the Stock Sale, the Parent will be required to quantify and recognize an impairment loss associated with VSP's goodwill in the Parent's financial statements for the second fiscal quarter of 2004. This loss, which will be recognized by the Parent in connection with its accounting for the sale of VSP, will represent a significant portion of VSP's goodwill as reflected in the accompanying balance sheet.

      Prior to the adoption of SFAS 142, the Parent followed Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to test for its goodwill and intangible asset impairment. The Parent's policy included a projection of undiscounted cash flows for each operating company to determine if the goodwill associated with that business component was recoverable. When the Parent performed its analysis in the fourth quarter of 2001, it identified several operations for

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

      which negative cash flows were projected in early years and for which projected undiscounted cash flows were not sufficient to recover the carrying amount of related goodwill. As a result, the Parent recorded a goodwill impairment charge of $56,779 in the fourth quarter of 2001. The impairment charges related to VSP were $15,752 and have been reflected in the accompanying statement of operations for the year ended December 30, 2001.

      A reconciliation of goodwill for the periods ended December 29, 2002, December 28, 2003 and March 28, 2004 is as follows:

                                                              GOODWILL
                                                              --------
      Balance, December 31, 2000                             $ 120,773
      Impairment loss under SFAS 121                           (15,752)
      Amortization expenses                                     (3,397)
                                                             ---------
      Balance, December 30, 2001                               101,624
      Impairment loss resulting from SFAS 142 adoption         (39,322)
                                                             ---------
      Balance, December 29, 2002                                62,302
      2003 activity                                                 --
                                                             ---------
      Balance, December 28, 2003                                62,302
      2004 activity                                                 --
      Balance, March 28, 2004                                $  62,302
                                                             =========

      The following table sets forth a reconciliation of net income (loss) for the three months ended March 28, 2004 and the twelve months ended December 28, 2003, December 29, 2002 and December 30, 2001 as adjusted for the non-amortization provisions of SFAS 142.

                                                            MARCH      DECEMBER 28,     DECEMBER        DECEMBER
                                                          28, 2004        2003          29, 2002        30, 2001
                                                          ---------    ------------     ---------       ---------
       Net income (loss) before cumulative effect of
         accounting change, as reported                   $     382      $     933      $  (2,020)      $ (12,604)
                                                          ---------      ---------      ---------       ---------
       Add: Goodwill amortization, net of tax                    --             --             --           3,397
       Adjusted net income (loss) before cumulative
         effect of accounting change                            382            933         (2,020)         (9,207)
       Cumulative effect of accounting change                    --             --        (39,322)             --
       Adjusted net income (loss)                         $     382      $     933      $ (41,342)      $  (9,207)

6.    RESTRUCTURING AND RATIONALIZATION CHARGES:

      During the years 2001 through 2003, VSP implemented a plan to restructure and rationalize certain operations. These activities primarily involved reductions in the number of employees and in office space requirements.

      Following is a summary of the accrued liability for cash restructuring and rationalization charges for the three months ended March 28, 2004 and the twelve months ended December 28, 2003, December 29, 2002 and December 30, 2001:

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

                                                EMPLOYEE      LEASE
                                                SEVERANCE     COSTS      TOTAL
                                                ---------     ------     ------
                                                         (in thousands)
      ACCRUED LIABILITY AT DECEMBER 31, 2000    $      --     $   --     $   --
      2001 charges .........................          135        437        572
      Cash payments ........................          (93)      (112)      (205)
                                                ---------     ------     ------
      ACCRUED LIABILITY AT DECEMBER 30, 2001           42        325        367
      2002 charges .........................          362        880      1,242
      Cash payments ........................         (141)      (155)      (296)
                                                ---------     ------     ------
      ACCRUED LIABILITY AT DECEMBER 29, 2002          263      1,050      1,313
      2003 charges .........................          192        688        880
      Cash payments ........................         (455)      (753)    (1,208)
                                                ---------     ------     ------
      ACCRUED LIABILITY AT DECEMBER 28, 2003           --        985        985
      Cash payments ........................           --       (130)      (130)
                                                ---------     ------     ------
      ACCRUED LIABILITY AT MARCH 28, 2004 ..    $      --     $  855     $  855
                                                =========     ======     ======

      The employee severance costs related to reduction in workforce of 18% of VSP personnel. Of the remaining accrued liability at March 28, 2004, VSP expects to pay approximately $324 over the next 12 months and the balance, primarily lease payments, over the following six years.

7.    ACCRUED LIABILITIES:

      Accrued liabilities consisted of the following at March 28, 2004, December 28, 2003 and December 29, 2002.

                                                             MARCH 28,  DECEMBER 28,  DECEMBER 29,
                                                               2004         2003         2002
                                                             ---------  ------------  -----------
                                                                       (in thousands)
      Accrued wages, benefits and other personnel costs .    $  10,518    $   8,441    $   8,241
      Accrued workers' compensation benefits ............        3,300        3,300        3,300
      Accrued restructuring and rationalization charges .          324          374          646
      Other .............................................        1,927        1,683        1,580
                                                             ---------    ---------    ---------
                                                             $  16,069    $  13,798    $  13,767
                                                             =========    =========    =========

      Included in accrued wages, benefits and other personnel costs is $800 at March 28, 2004 and December 28, 2003 for estimated unemployment tax assessments incurred in the year ended December 28, 2003. Included in other accruals is $900 at March 28, 2004, December 28, 2003 and December 29, 2002 for estimated unclaimed property tax assessments. These estimates may change as VSP and the Parent work to settle the assessments with the respective tax authorities.

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

8.    OTHER LONG-TERM LIABILITIES:

      Other long-term liabilities consisted of the following at March 28, 2004, December 28, 2003 and December 29, 2002:

                                                             MARCH 28,  DECEMBER 28,  DECEMBER 29,
                                                                2004         2003         2002
                                                             ---------  ------------  ------------
                                                                       (in thousands)
      Workers' compensation reserves ....................    $   3,970    $   3,660     $   2,320
      Accrued restructuring and rationalization charges .          531          611           667
                                                             ---------    ---------     ---------
                                                             $   4,501    $   4,271     $   2,987
                                                             =========    =========     =========

9.    EMPLOYEE BENEFIT PLANS:

      The Parent company sponsors a 401(k) profit sharing and non-qualified profit sharing plan, which covers substantially all of VSP's employees. Parent contributions or allocations to these plans on behalf of VSP employees are made on a discretionary basis (except for matching contributions made to certain 401(k) profit sharing plans as required by the terms of such plans). The Parent suspended matching contributions to its 401(k) plans and profit sharing allocations to its nonqualified profit sharing plan in May 2003. Contributions for VSP employees charged to operating expenses were $17 for the three months ended March 28, 2004 and $117, $335 and $490 for the twelve months ended December 28, 2003, December 29, 2002 and December 30, 2001, respectively. As contemplated in the Agreements, the Parent has retained the funds and related liabilities associated with the non-qualified profit sharing plan.

      VSP generally does not provide post-retirement health care or life insurance benefits to retired employees or post-employment benefits to terminated employees.

10.   FINANCIAL INSTRUMENTS:

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of VSP's accounts receivable, accounts payable, and accrued liabilities approximated the book value at March 28, 2004, December 28, 2003 and December 29, 2002, due to the short-term nature of these instruments.

11.   COMMITMENTS AND CONTINGENCIES:

      OPERATING LEASES

      VSP leases facilities under operating leases, certain of which require it to pay property taxes, insurance and maintenance costs. Total rent expense under operating leases amounted to $911 for the three months ended March 28, 2004 and $4,103, $4,917 and $5,212 for the twelve months ended December 28, 2003, December 29, 2002 and December 30, 2001, respectively. Operating leases for facilities are usually renewable at VSP's option and include escalation clauses linked to inflation.

VENTURI STAFFING PARTNERS
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
MARCH 28, 2004, DECEMBER 28, 2003 AND DECEMBER 29, 2002 (AMOUNTS IN THOUSANDS)

      Future minimum annual rentals for the next five years are as follows:

                                                                GROSS     SUBLEASE      NET
                                                               RENTALS     INCOME       RENTAL
                                                               --------   --------     ---------
                                                                        (in thousands)
        2004..............................................     $  3,639   $   (219)    $   3,420
        2005..............................................        2,583       (195)        2,388
        2006..............................................        1,772       (101)        1,671
        2007..............................................        1,189        (96)        1,093
        2008..............................................          605        (95)          510
        Thereafter........................................        1,447       (100)        1,347
                                                               --------   --------     ---------
                 Total minimum lease payments.............     $ 11,235   $   (806)    $  10,429
                                                               ========   ========     =========

      VSP has not entered into any material new leases during the three month period ended March 28, 2004.

      INSURANCE

      VSP participates in Parent sponsored self-insurance programs for workers' compensation and medical and dental claims. VSP limits its exposure for workers' compensation and medical claims through stop-loss arrangements with third party insurance companies. VSP accrues liabilities under the workers' compensation program based on the loss and loss adjustment expenses as estimated by an outside administrator. VSP has a liability of $454, $500 and $328 at March 28, 2004, December 28, 2003 and December 29,
      2002, respectively, relating to incurred but not reported employee medical and dental claims. At March 28, 2004, the Parent had standby letters of credit with a bank in connection with a portion of its workers' compensation program.

      LEGAL PROCEEDINGS

      VSP is involved in various legal actions and claims in the ordinary course of business. In the opinion of management, after considering appropriate legal advice, the future resolutions of all actions and claims are not expected to have a material adverse effect on VSP's financial position, results of operations or cash flows.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
COMSYS Holding, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of COMSYS Holding, Inc. and Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of COMSYS Holding, Inc. and Subsidiaries as of December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 and Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 150 in 2003 and Statement of Financial Accounting Standard No. 142 in 2002.


                                                     /s/ ERNST & YOUNG LLP

Houston, Texas
March 19, 2004
Except for Note 15, as to which
the date is July 31, 2004

                      COMSYS Holding, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                                     DECEMBER 31,
                                                                  2002          2003
                                                                ---------     ---------
                                                                     (In thousands)
ASSETS
Current assets:
   Cash                                                         $  14,248     $      --
   Accounts receivable, net of allowance of $5,733 and             56,891        61,780
     $4,755, respectively
   Loan to officer                                                  1,034         1,087
   Prepaid expenses and other                                       3,389         2,627
                                                                ---------     ---------
Total current assets                                               75,562        65,494

Fixed assets, net                                                  11,535        10,572
Goodwill                                                           69,683        69,683
Other intangibles, net                                             22,587        10,945
Deferred financing costs, net                                       2,407         5,012
Notes receivable from stockholders                                     --         5,051
Option to purchase real property from officer                       1,000         1,000
Other                                                               1,179           362
                                                                ---------     ---------
Total assets                                                    $ 183,953     $ 168,119
                                                                =========     =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                             $  19,551     $  36,605
   Payroll and related taxes                                       14,478        13,852
   Other                                                            6,990         4,380
   Interest payable                                                 5,058        14,035
   Current maturities of long-term debt                             8,470        46,910
                                                                ---------     ---------
Total current liabilities                                          54,547       115,782

Senior credit facility                                             61,316            --
Senior subordinated debt                                           64,765        64,796
Interest deferred note                                              6,802            --
Mandatorily redeemable preferred stock                            314,723       357,976
Redeemable common stock, 3,410,775 shares in 2003                      --         1,364
Warrant liability                                                     786         1,381

Commitments and contingencies

Stockholders' deficit:
   Common stock, par value $.01; 35,000,000 shares                    244           209
     authorized, 24,398,065 and 20,927,082 shares issued and
     outstanding, respectively
   Common stock in treasury, at cost - 40,573 shares in 2002          (16)          (16)
     and 2003
   Stockholders' notes receivable                                  (3,649)           --
   Accumulated deficit                                           (315,565)     (373,373)
                                                                ---------     ---------
Total stockholders' deficit                                      (318,986)     (373,180)
                                                                ---------     ---------
Total liabilities and stockholders' deficit                     $ 183,953     $ 168,119
                                                                =========     =========

                 See notes to consolidated financial statements

                      COMSYS Holding, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                                                       YEAR ENDED DECEMBER 31,
                                                                  2001          2002          2003
                                                               ---------     ---------     ---------
                                                                          (In thousands)
Revenues from services                                         $ 527,564     $ 386,947     $ 332,850
Cost of services                                                 396,580       292,266       251,501
                                                               ---------     ---------     ---------
Gross profit                                                     130,984        94,681        81,349

Operating costs and expenses:
   Selling, general and administrative                            96,233        69,858        63,881
   Restructuring and integration costs                             3,412           875           854

   Goodwill impairment loss                                           --        11,200            --
   Depreciation and amortization                                  49,400        14,580        15,870
                                                               ---------     ---------     ---------
                                                                 149,045        96,513        80,605
                                                               ---------     ---------     ---------
Operating (loss) income                                          (18,061)       (1,832)          744
Interest expense, net                                             26,095        14,557        37,196
Loss on early extinguishment of debt                               5,201            --            --
Other expenses, net                                                  667            77            38
                                                               ---------     ---------     ---------
Loss before income taxes and cumulative effect of a change
   in accounting principle                                       (50,024)      (16,466)      (36,490)
Income tax expense                                                    --            --           760
                                                               ---------     ---------     ---------
Loss before cumulative effect of a change in accounting
   principle                                                     (50,024)      (16,466)      (37,250)
Cumulative effect of an accounting change to adopt SFAS No
   142, net of tax benefit of $-0-                                    --      (141,500)           --
                                                               ---------     ---------     ---------
Net loss                                                       $ (50,024)    $(157,966)    $ (37,250)
                                                               =========     =========     =========

See notes to consolidated financial statements

                      COMSYS Holding, Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Deficit

                                                                            STOCKHOLDERS'                    TOTAL
                                                   COMMON       TREASURY        NOTES        ACCUMULATED  STOCKHOLDERS'
                                                    STOCK         STOCK       RECEIVABLE       DEFICIT       DEFICIT
                                                  ---------     ---------   -------------    -----------  -------------
                                                                            (in thousands)
Balance, December 31, 2000                        $     258     $      --     $    (682)      $ (48,410)    $ (48,834)
   Redemption of 1,801,027 shares of common             (14)         (196)          281            (438)         (367)
     stock
   Issuance of 450,000 shares of common stock            --           180          (175)             --             5
   Redemption of 3,321 shares of Class A-1               --            --          (283)            219           (64)
     Preferred Stock
   Advances to employee shareholders                     --            --          (704)             --          (704)
   Interest on shareholder notes receivable              --            --           (65)             --           (65)
   Preferred stock dividends                             --            --            --         (23,908)      (23,908)
   Accretion of preferred stock discount and             --            --            --            (289)         (289)
     costs
   Net loss                                              --            --            --         (50,024)      (50,024)
                                                  ---------     ---------     ---------       ---------     ---------
Balance, December 31, 2001                              244           (16)       (1,628)       (122,850)     (124,250)
   Redemption of 29,316 shares of common stock           --            --            --             (12)          (12)
   Advances to employee shareholders                     --            --        (1,884)             --        (1,884)
   Interest on shareholder notes receivable              --            --          (137)             --          (137)
   Preferred stock dividends                             --            --            --         (34,242)      (34,242)
   Accretion of preferred stock discount and             --            --            --            (495)         (495)
     costs
   Net loss                                              --            --            --        (157,966)     (157,966)
                                                  ---------     ---------     ---------       ---------     ---------
Balance, December 31, 2002                              244           (16)       (3,649)       (315,565)     (318,986)
   Redemption of 60,208 shares of common stock           (1)           --            20             (19)           --
   Redemption of 65 shares of Class A-1                  --            --            62              31            93
     Preferred Stock
   Advances to employee shareholders                     --            --        (1,257)             --        (1,257)
   Interest on shareholder notes receivable              --            --          (227)             --          (227)
   Preferred stock dividends                             --            --            --         (18,991)      (18,991)
   Reclass redeemable common stock to                   (34)           --            --          (1,330)       (1,364)
     liabilities upon adoption of SFAS No. 150
   Reclass stockholders' notes receivable                --            --         5,051              --         5,051
     associated with mandatorily redeemable
     preferred and common stock upon adoption
     of SFAS No. 150
   Accretion of preferred stock discount and             --            --            --            (249)         (249)
     costs
   Net loss                                              --            --            --         (37,250)      (37,250)
                                                  ---------     ---------     ---------       ---------     ---------
Balance, December 31, 2003                        $     209     $     (16)    $      --       $(373,373)    $(373,180)
                                                  =========     =========     =========       =========     =========

See notes to consolidated financial statements

                      COMSYS Holding, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                    YEAR ENDED DECEMBER 31,
                                                                2001          2002          2003
                                                             ---------     ---------     ---------
                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                     $ (50,024)    $(157,966)    $ (37,250)
Adjustments to reconcile net loss to net cash provided by
   operating activities:
     Depreciation and amortization                              49,400        14,580        15,870
     Provision for doubtful accounts                             6,024         4,876          (182)
     Goodwill impairment losses                                     --       152,700            --
     Deferred income taxes                                          --            --           760
     Loss on asset disposal                                        430            36           206
     Amortization of deferred financing costs                    1,957         1,343         1,791
     Noncash interest expense, net                               2,419           574        21,547
     Loss on early extinguishment of debt                        5,201            --            --
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
         Accounts receivable                                    30,978        28,130        (4,390)
         Prepaid expenses and other                              1,031          (227)         (194)
         Other assets                                             (467)           86            --
         Accounts payable                                       (8,489)        6,309        17,054
         Payroll and related taxes                              (2,550)       (4,044)         (626)
         Other                                                  (9,760)        2,844         6,865
                                                             ---------     ---------     ---------
Net cash provided by operating activities                       26,150        49,241        21,451
                                                             ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                            (5,105)       (4,382)       (2,758)
Cash paid for contract costs                                    (1,000)       (1,500)         (500)
Cash paid for other noncurrent assets                               --        (1,086)          (67)
                                                             ---------     ---------     ---------
Net cash used in investing activities                           (6,105)       (6,968)       (3,325)
                                                             ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Advances on long-term debt                                     294,718       105,537       156,600
Repayments of long-term debt                                  (373,313)     (131,351)     (187,069)
Redemption of preferred stock                                   (3,815)         (195)           --
Redemption of common stock                                        (367)          (12)           --
Issuance of preferred stock and warrant                         65,377            --            --
Issuance of common stock                                             5            --            --
Advances to stockholders                                          (704)       (1,884)       (1,257)
Cash paid for financing costs                                   (1,946)         (120)         (648)
                                                             ---------     ---------     ---------
Net cash used in financing activities                          (20,045)      (28,025)      (32,374)
                                                             ---------     ---------     ---------
Net increase (decrease) in cash                                     --        14,248       (14,248)
Cash, beginning of period                                           --            --        14,248
                                                             ---------     ---------     ---------
Cash, end of period                                          $      --     $  14,248     $      --
                                                             =========     =========     =========

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                                $  17,334     $   8,166     $   4,935

See notes to consolidated financial statements

                      COMSYS Holding, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                           December 31, 2002 and 2003

1.    DESCRIPTION OF BUSINESS

COMSYS Holding, Inc. ("COMSYS Holding" or the "Company") was formed on August 31, 1999 in order to acquire, develop and maintain existing companies that provide a full spectrum of information technology services, including specialized staffing, project management and project outsourcing. Services include software testing, application implementation, vendor management and specialized telecommunications services.

Effective September 30, 1999, the Company acquired COMSYS Information Technology Services, Inc. ("COMSYS ITS"), formerly Metamor Information Technology Services, Inc., from Metamor Worldwide, Inc. by purchasing all of the outstanding common stock. Consideration for the purchase consisted of approximately $305 million in cash, subject to a working capital adjustment, plus direct costs of the acquisition of approximately $800,000. The business combination was accounted for as a purchase. The purchase price was allocated to assets and liabilities acquired based on their estimated fair values, resulting in approximately $229 million of intangible assets.

The Company funded the acquisition of COMSYS ITS from the private placement of $118 million of Class A Preferred Stock, a $6.2 million private placement of common stock, the sale of $125 million of Senior Subordinated Notes and $63.2 million of borrowings pursuant to the Credit Agreement.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements present on a consolidated basis the accounts of COMSYS Holding and its wholly owned subsidiary, COMSYS ITS. All significant intercompany transactions have been eliminated.

FIXED ASSETS

Fixed assets are recorded at cost and consist of the following.

                                                      DECEMBER 31,
                                                    2002       2003
                                                  -------    -------
                                                    (In thousands)
Computer hardware and software                    $20,623    $23,882
Furniture and equipment                             7,322      6,925
Leasehold improvements                              2,150      2,112
                                                  -------    -------
                                                   30,095     32,919
Less accumulated depreciation and amortization     18,560     22,347
                                                  -------    -------
Fixed assets, net                                 $11,535    $10,572
                                                  =======    =======

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Amortization of leasehold improvements is computed on a straight-line basis over the useful life of the asset or lease term, whichever is shorter. Depreciation and amortization expense related to fixed assets amounted to $6.5 million, $2.9 million and $3.7 million in 2001, 2002 and 2003, respectively.

                      COMSYS Holding, Inc. and Subsidiaries

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired companies and, through December 31, 2001, had been amortized on a straight-line basis over the expected period to be benefited of ten years. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, and, as a result, goodwill is no longer amortized but is tested for impairment.

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired (see Note 4).

The Company's intangible assets represent contract costs and a customer base and are amortized over the respective contract terms or estimated life of the customer base, ranging from two to five years.

LONG-LIVED ASSETS

In the event that facts and circumstances indicate intangibles or other long lived assets may be impaired, the Company evaluates the recoverability and estimated useful lives of such assets. The estimated future undiscounted cash flows associated with the assets are compared to the assets' carrying amount to determine if a write-down to market is necessary. The Company believes all long-lived assets are fully realizable as of December 31, 2003.

DEFERRED FINANCING COSTS

Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt and mandatorily redeemable preferred stock. These costs are capitalized and amortized on a straight-line basis over the terms of the related debt or preferred stock. Amortization expense was $2.0 million, $1.3 million and $1.8 million for the years ended December 31, 2001, 2002 and 2003, respectively.

REVENUE RECOGNITION

Revenues under time and materials contracts are recorded at the time services are performed. Revenue from fixed-price contracts is recognized using the proportional performance method based on the ratio of time incurred to total estimated time to complete the project. Provisions for estimated losses on incomplete contracts are made on a contract-by-contract basis and are recorded in the period the losses are determinable.

In 2002, the Company began reporting revenues net of payrolling activity. "Payrolling" is defined as a situation in which the Company acts as an agent for purposes of accepting a client-identified IT consultant for payroll processing in exchange for a fee. Revenue generated by payrollees is recorded net of labor costs. For the years ended December 31, 2002 and 2003, gross billings from payrolling amounted to $8.2 million and $15.2 million, respectively, and net fee revenues amounted to $504,000 and $1.2 million, respectively. The Company did not reclassify labor costs of payrollees for the year ended December 31, 2001, as it is impracticable to identify those consultants retroactively. However, reporting payrolling activity on a net basis has no effect on the Company's gross profit or loss from operations.

The Company maintains allowances for doubtful accounts and notes for estimated losses resulting from the inability of its customers to make required payments. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts and notes based upon factors surrounding the credit risk of specified customers, historical trends and other

                      COMSYS Holding, Inc. and Subsidiaries
information. The Company has demonstrated the ability to make reasonable and reliable estimates; however, if the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

STOCK COMPENSATION

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals or exceeds the fair value of the underlying stock on the grant date.

As required by SFAS No. 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The minimum value option pricing model was used with the following weighted-average assumptions: risk-free interest rates from 4% to 6%; dividend yield of 0%; and a weighted-average expected life of the options of five years. The weighted-average fair value of options granted with a $2.00 exercise price was $0.00 per share. Had compensation expense been determined consistent with the fair value method, utilizing the assumptions set forth above and amortized over the vesting period, the Company's pro forma net loss for the years ended December 31, 2001, 2002 and 2003 would have been as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 2001          2002         2003
                                               --------     ---------     --------
                                                          (In thousands)
Net loss as reported                           $(50,024)    $(157,966)    $(37,250)
Add stock option compensation included
   in reported net loss                              --            --           --
Deduct stock option compensation
   determined under fair value based method
   for all awards                                    --            --           --
Tax effect                                           --            --           --
                                               --------     ---------     --------
     Pro forma net loss                        $(50,024)    $(157,966)    $(37,250)
                                               ========     =========     ========

INCOME TAXES

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CHANGE IN ACCOUNTING POLICIES

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Under SFAS No. 145, gains and losses on extinguishments of debt are to be classified as income or loss from continuing operations rather than extraordinary items. The Company adopted SFAS No. 145 in

                      COMSYS Holding, Inc. and Subsidiaries

2003 and, as a result, reclassified its $5.2 million loss on early extinguishment of debt in 2001 to a component of loss before cumulative effect of a change in accounting principle.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify financial instruments that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 on July 1, 2003. Upon the adoption, the Company's mandatorily redeemable preferred stock and accrued dividends of $337.7 million (See Note 10) and $1.4 million of common stock (3,410,775 shares), which are subject to repurchase by the Company upon termination of employment of certain members of management, were reclassified to noncurrent liabilities. Stockholder notes receivable for the purchase of redeemable securities were reclassified from equity to noncurrent assets. Additionally, the Company reclassified $3.7 million of unamortized issuance cost associated with the mandatorily redeemable preferred stock, which was previously netted against the mandatorily redeemable preferred stock, to other assets. Effective July 1, 2003, the Company also began to recognize dividends declared and the amortization of the deferred issuance costs associated with the mandatorily redeemable preferred stock as interest expense.

3.    RESTRUCTURING AND OTHER CHARGES

In June 2001, the Company initiated a plan to reduce operating expenses. The announced restructuring included the closing of one of its accounting centers and reduction of certain management and staff positions. Approximately 55 accounting center employees were terminated prior to December 31, 2001. The Company recognized a $1.9 million charge relating to the implementation of the plan that consisted of approximately $860,000 for office closures and $1.0 million for severance to certain members of management.

In September 2001, the Company initiated a plan to restructure its management team. The announced plan resulted in the termination of 40 members of management and other employees, all of which were terminated prior to December 31, 2001. The restructuring charge consisted of severance to management totaling $1.5 million.

In January 2002, the Company announced an additional restructuring of its management team. The plan resulted in the termination of 26 members of management and other employees. The Company recorded a restructuring charge of $875,000 for severance payments.

The Company reduced its workforce again in August 2003 with a plan that resulted in the termination of 17 members of management and staff. The Company recorded a restructuring charge of $854,000 for severance payments.

Below is an analysis of the restructuring reserves for the years ended December 31, 2003 and 2002 (in thousands):

                      COMSYS Holding, Inc. and Subsidiaries

                                       BALANCE AT                                                      BALANCE AT
 INCOME STATEMENT                     DECEMBER 31,                      NONCASH                       DECEMBER 31,
  CLASSIFICATION      DESCRIPTION         2002      2003 ACCRUAL       ACTIVITY      CASH ACTIVITY        2003
------------------    -----------     ------------  ------------       --------      -------------    ------------
Restructuring and     Termination
   integration         benefits        $    107       $    854          $   --          $  (601)         $  360
                                       ========       ========          ======          =======          ======

                                       BALANCE AT                                                      BALANCE AT
 INCOME STATEMENT                     DECEMBER 31,                      NONCASH                       DECEMBER 31,
  CLASSIFICATION     DESCRIPTION          2001      2002 ACCRUAL       ACTIVITY      CASH ACTIVITY       2002
-----------------    -----------      ------------  ------------       --------      -------------    ------------
Restructuring and    Termination
   integration         benefits        $  1,160       $    875         $   --           $(1,928)         $  107
Restructuring and
   integration      Facility costs          414             --           (311)             (103)             --
                                       --------       --------         ------           -------          ------
                                       $  1,574       $    875         $ (311)          $(2,031)         $  107
                                       ========       ========         ======           =======          ======

4.    GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL

Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 made significant changes to the methods and criteria used to amortize goodwill and intangible assets. Under SFAS No. 142, goodwill and certain intangibles with indefinite lives are not amortized but instead are reviewed for impairment at least annually. Remaining intangibles with finite useful lives continue to be amortized.

In accordance with SFAS No. 142, the Company's assembled workforce intangible in the amount of $8.8 million was combined with goodwill in the consolidated balance sheet effective January 1, 2002.

Upon adopting SFAS No. 142, the Company performed an initial test of impairment on goodwill effective January 1, 2002. The Company determined that it had only one reporting unit. The fair value of the reporting unit was based on a combination of discounted cash flow and multiple of earnings approaches. As a result of the initial impairment test, the Company recorded an impairment loss amounting to $141.5 million. This loss is presented as the cumulative effect of a change in accounting principle in the accompanying consolidated statement of operations.

The Company's operating profits and cash flows were lower than expected in the second half of 2002 due to the continued economic downturn in the United States, which caused many of the Company's clients to postpone IT initiatives. The Company revised its earnings forecast for the subsequent five years based on then-current trends and, as such, an additional goodwill impairment loss of $11.2 million was recorded in the fourth quarter of 2002. This impairment loss is presented in the consolidated statement of operations as a charge to income from operations.

The change in the carrying value of goodwill during the year ended December 31, 2002 is set forth in the following table (in thousands). There was no change in 2003.

                      COMSYS Holding, Inc. and Subsidiaries

Balance as of December 31, 2001                                       $ 213,583
Reclassification of assembled workforce intangible                        8,800
Impairment losses                                                      (152,700)
                                                                      ---------
Balance as of December 31, 2002                                       $  69,683
                                                                      =========

The following table summarizes the effect on net loss for the year ended December 31, 2001 had SFAS No. 142 been applied retroactively to 2001:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       2001
                                                                   ------------
                                                                   (In thousands)
Reported net loss                                                  $    (50,024)
Add back:
Goodwill amortization                                                    25,530
Assembled workforce amortization                                          5,000
                                                                   ------------
As adjusted net loss                                               $    (19,494)
                                                                   ============

OTHER INTANGIBLES

The Company's intangible assets other than goodwill consisted of the following as of December 31, 2003:

                                                GROSS
                                               CARRYING     ACCUMULATED
                                                AMOUNT      AMORTIZATION    NET BALANCE
                                              ----------    ------------    -----------
                                                           (In thousands)
Customer base                                  $  56,000      $  46,250      $   9,750
Contract costs                                     2,000            905          1,095
Other                                                170             70            100
                                               ---------      ---------      ---------
Total                                          $  58,170      $  47,225      $  10,945
                                               =========      =========      =========

The Company's intangible assets other than goodwill consisted of the following as of December 31, 2002:

                                                 GROSS
                                                CARRYING     ACCUMULATED
                                                 AMOUNT     AMORTIZATION    NET BALANCE
                                               ---------    ------------    -----------
                                                           (In thousands)
Customer base                                  $  56,000      $  35,050      $  20,950
Contract costs                                     1,500             --          1,500
Other                                                190             53            137
                                               ---------      ---------      ---------
Total                                          $  57,690      $  35,103      $  22,587
                                               =========      =========      =========

Aggregate amortization expense for intangibles other than goodwill amounted to $40.5 million in 2001, $11.6 million in 2002 and $12.1 million in 2003.

                      COMSYS Holding, Inc. and Subsidiaries

Estimated amortization expense for the five years subsequent to 2003 is as follows (in thousands):

                2004                            $  9,920
                2005                               1,025
                2006                                  --
                2007                                  --
                2008                                  --

5.    LONG-TERM DEBT

Long-term debt consisted of the following:

                                                              DECEMBER 31,
                                                           2002          2003
                                                         --------      --------
                                                            (In thousands)
Debt outstanding under credit facilities:
   Revolving credit facility                             $ 69,786      $ 39,317
   Senior subordinated debt                                64,765        64,796
   Interest deferred note                                   6,802         7,593
                                                         --------      --------
                                                          141,353       111,706
Less current maturities                                     8,470        46,910
                                                         --------      --------
Long-term obligations, excluding current maturities      $132,883      $ 64,796
                                                         ========      ========

REVOLVING CREDIT FACILITY

On September 30, 1999, the Company entered into a credit agreement (the "Credit Agreement"), which originally allowed the Company to borrow up to $145 million in the form of $105 million in revolving loans (collectively, the "Revolver") and a $40 million term loan (the "Term Loan") that is payable in quarterly installments. The Credit Agreement contains customary covenants and events of default, including the maintenance of certain financial ratios. At December 31, 2002, the Company was not in compliance with the maximum leverage ratio requirement and the covenant requiring a minimum level of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Effective June 24, 2003, the Credit Agreement was amended (the "Fifth Amendment") to modify the covenant requirements and the lenders' commitment under the Revolver was reduced from $105 million to $75 million. The Company paid an amendment fee of $255,000. Borrowings under the Revolver are limited to 90% of eligible receivables, as defined. However, the Company's aggregate borrowings under the Revolver are limited to the lesser of the borrowing base of eligible receivables or $65 million because 2003 Consolidated EBITDA, as defined in the Fifth Amendment, did not reach $22.5 million. The Company was in compliance with all covenant requirements under the Fifth Amendment at December 31, 2003, and the Company believes it will be able to comply with such covenants in 2004.

The Credit Agreement is secured by a pledge of the assets and stock of COMSYS ITS and expires in September 2004. The Company is currently in negotiations to renew or replace the Credit Agreement (see Note 15 - Subsequent Events). Management of the Company believes that it will be able to refinance the Credit Agreement at terms comparable to or more favorable than the current Credit Agreement. However, there are no assurances that management will be able to refinance the Credit Agreement at comparable terms. Should the Company not be able to refinance the Credit Agreement at terms comparable to the current Credit Agreement or not be able to refinance the Credit Agreement, it could have an adverse effect on the Company's consolidated results of operations and its financial position.

                      COMSYS Holding, Inc. and Subsidiaries

Borrowings under the amended Credit Agreement bear interest at the bank's base rate plus 1.00% to 2.50% or the London Interbank Offered Rate ("LIBOR") plus 2.25% to 3.75%, depending on the leverage ratio of the Company.

At December 31, 2003, the Company had outstanding borrowings of $30.0 million under the Revolver at interest rates ranging from 4.96% to 4.99%. The principal balance of the Term Loan was $9.3 million bearing interest at 5.42%. At December 31, 2003, the Company had available borrowing capacity under the Revolver in the amount of $21.9 million.

The Company pays a fee of 2.25% to 3.75% (4.0% at December 31, 2003) on its outstanding letters of credit, which amounted to $1.4 million at December 31, 2003. The Company also pays commitment fees of 0.375% to 0.50% on the unused portion of the Credit Facility commitment. The percentages are based on the Company's leverage ratio.

SENIOR SUBORDINATED DEBT

On September 30, 1999, the Company borrowed $125 million pursuant to a Senior Subordinated Credit Agreement with a bank (the "Subordinated Notes") to fund the initial acquisition of COMSYS ITS. In connection with the Subordinated Note, COMSYS Holding issued a warrant to purchase 1,722,019 shares of COMSYS Holding Class B common stock ("Class B Warrants") for $0.01 (see Note 10).

On September 25, 2001, the Company refinanced the Subordinated Notes with the proceeds from a new issuance of Senior Subordinated Notes in the aggregate amount of $62.5 million (the "Tranche A Notes") and $62.5 million in proceeds from the sale of Class C Preferred Stock (the "Recapitalization"). In connection with the early extinguishment of the Subordinated Notes, the Company wrote off approximately $5.2 million of deferred financing costs in 2001.

On January 1, 2002, the noteholders exchanged $25 million of the Tranche A Notes for other Senior Subordinated Notes ("the Tranche B Notes"). The Tranche B Notes bear interest at the same base rate as the Tranche A Notes, but other terms differ as described below. The Senior Subordinated Notes mature on September 30, 2007.

In connection with the Fifth Amendment to the Credit Agreement, the Company also entered into an agreement to amend the Senior Subordinated Credit Agreement (the "Second Amendment"), which waived the event of default related to the leverage ratio requirement at December 31, 2002 and allowed the Company to defer certain interest payments, as described below. The Second Amendment was effective on June 24, 2003 and revised the covenant requirements. In consideration of the waiver and consents contained in the Second Amendment, the Company issued additional Tranche B Notes dated March 31, 2003 amounting to $31.3 million. At December 31, 2003, the Company was in compliance with all covenant requirements, and the Company believes it will be able to comply with such covenants through 2004.

The Senior Subordinated Notes bear interest at the greater of the applicable LIBOR-based rate or 13.5% plus a spread, which was zero through March 31, 2002. Beginning April 1, 2002, the spread increased by 0.25% each fiscal quarter. Interest accrued through December 31, 2001 was added to the principal amount of the Tranche A Notes. Interest payments on Tranche A Notes were payable semiannually through December 31, 2003 and quarterly thereafter. Interest on Tranche B Notes is payable quarterly.

Prior to October 1, 2004, interest on both Tranche A Notes and Tranche B Notes is payable in cash only to the extent that, on a pro forma basis, such payment does not cause an event of default to occur under the Credit Agreement or cause the Adjusted Fixed Charge Coverage Ratio, as defined, to fall below

                      COMSYS Holding, Inc. and Subsidiaries
specified levels. Interest on Tranche A Notes may not be paid in cash unless all accrued interest on Tranche B Notes has been paid. To the extent that interest is not paid in cash, the payment is deferred until the next payment date that cash payments are permitted ("Carry-Over Interest"). Interest accrues on Carry-Over Interest at premiums over the applicable base rate then in effect (1.0% to 2.0% on Tranche A Notes and 0.50% to 1.0% on Tranche B Notes). At December 31, 2003, the interest rate on both Tranche A Notes and Tranche B Notes was 16.0%. The Company did not make any cash payments in 2003.

The Credit Agreement expires on September 30, 2004. Subsequent to that date, interest on Tranche A and Tranche B Notes is payable in cash on a quarterly basis. Additionally, on October 5, 2004, the Company must pay in cash all accrued and unpaid interest on the Tranche B Notes.

The Tranche A and Tranche B Notes may be repaid prior to maturity at redemption premiums over the principal amounts of 5% during the third year ended September 25, 2004 and 3% during the fourth and fifth years. After the fifth year, the redemption premium is zero.

INTEREST DEFERRED NOTE

As part of the Recapitalization, COMSYS ITS issued a subordinated note payable in the amount of $5.9 million (the "Interest Deferred Note"). The Interest Deferred Note, plus $2.0 million from borrowings under the Credit Agreement, were used to pay accrued interest on the Subordinated Note. Interest accrues at 11.0%, compounded quarterly, and is payable at maturity on December 31, 2004. The Interest Deferred Note is subordinated to borrowings under the Credit Agreement.

Maturities of long-term debt for the five years succeeding December 31, 2003 are as follows (in thousands):

2004                                                               $  46,910
2005                                                                      --
2006                                                                      --
2007                                                                  64,796
2008                                                                      --
Thereafter                                                                --
                                                                   ---------
Long-term debt                                                     $ 111,706
                                                                   =========

6.    INCOME TAXES

The provision for income taxes consisted of the following (in thousands):

                                            YEAR ENDED DECEMBER 31,
                                 2001                2002                2003
                                ------              ------              ------
Current:
   Federal                      $   --              $   --              $   --
   State                            --                  --                  --
                                ------              ------              ------
Deferred:                           --                  --                  --
   Federal                          --                  --                 760
   State                            --                  --                  --
                                ------              ------              ------
                                    --                  --                 760
                                ------              ------              ------
                                $   --              $   --              $  760
                                ======              ======              ======

                      COMSYS Holding, Inc. and Subsidiaries

The differences between income taxes computed at the federal statutory income tax rate and the provision for income taxes follows (in thousands):

                                                                      YEARS ENDED DECEMBER 31,
                                                                 2001         2002         2003
                                                               --------     --------     --------
Income tax expense computed at the federal statutory income
   tax rate                                                    $(17,508)    $(55,288)    $(13,037)
State income tax expense, net of federal benefit                 (1,427)      (5,069)        (703)
Nondeductible portion of business meals, entertainment and
   other                                                            656         (328)      (1,982)
Amortization of nondeductible intangibles                         5,363       22,877           --
Change in valuation allowance                                    12,916       37,808       16,482
                                                               --------     --------     --------
Provision for income taxes                                     $     --     $     --     $    760
                                                               ========     ========     ========

The net current and noncurrent components of deferred income taxes reflected in the consolidated balance sheets are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              2002         2003
                                                             ------       ------
Net current asset                                            $   --       $   --
Net noncurrent asset                                            760           --
Net noncurrent liability                                         --           --
                                                             ------       ------
Net asset                                                    $  760       $   --
                                                             ======       ======


Deferred tax assets and liabilities were comprised of the following (in thousands):

                                                            DECEMBER 31,
                                                       2002              2003
                                                     --------          --------
Deferred tax assets:
   Goodwill                                          $ 39,761          $ 42,160
   Vacation reserve                                     1,072               885
   Bad debt allowances                                  2,257             1,832
   Net operating loss                                  16,735            31,444
   Other                                                1,120             1,413
                                                     --------          --------
Total deferred tax assets                              60,945            77,734
Valuation allowance                                   (58,550)          (74,846)
                                                     --------          --------
Net deferred tax assets                                 2,395             2,888

Deferred tax liabilities:
   Property                                              (442)           (1,232)
   Other                                               (1,193)           (1,656)
                                                     --------          --------
Total deferred tax liabilities                         (1,635)           (2,888)
                                                     --------          --------
Net deferred tax asset                               $    760          $     --
                                                     ========          ========

At December 31, 2003, the Company has net operating loss carryforwards of approximately $82.1 million that begin to expire in 2019. The Company has recorded a valuation allowance of approximately $74.8 million against the net deferred tax assets of the Company to adjust the deferred tax assets to their expected realizable amount.

                      COMSYS Holding, Inc. and Subsidiaries

7.    COMMITMENTS AND CONTINGENCIES

The Company leases various office space and equipment under noncancelable operating leases expiring through 2008. Rent expense was $7.6 million, $7.6 million and $7.1 million for the years ended December 31, 2001, 2002 and 2003, respectively.

                       Year ending:
                          2004                   $ 4,502
                          2005                     2,717
                          2006                     1,888
                          2007                     1,540
                          2008                       333
                       Thereafter                     --
                                                 -------
                                                 $10,980
                                                 =======

Certain of the Company's executives are covered by employment agreements covering, among other things, base compensation, incentive bonus determinations and payments in the event of termination or a change in control of the Company.

The Company is a defendant in various lawsuits and claims arising in the normal course of business and is defending them vigorously. While the results of litigation cannot be predicted with certainty, management believes the final outcome of such litigation will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

8.    DEFINED CONTRIBUTION PLAN

The Company maintains a voluntary defined contribution profit-sharing plan covering eligible employees as defined in the plan document. Participating employees may elect to defer and contribute a percentage of their compensation to the plan, not to exceed the dollar limit set by the Internal Revenue Code. For the years ended December 31, 2001, 2002 and 2003, the maximum deferral amount was 15% of compensation. The Company matches 25% of each employee's eligible contribution up to a maximum of the first 6% of each employee's compensation. The Company may, at its discretion, make an additional year-end matching contribution of up to 50%. Total expense under the plan amounted to approximately $1.5 million, $1.4 million and $997,000 in 2001, 2002 and 2003, respectively.

9.    STOCKHOLDERS' EQUITY

COMMON STOCK

In February 2000, the Company sold 1,361,161 shares of its common stock to members of management. On June 30, 2000, the Company sold 6,402,566 shares of common stock in a private placement for $2.6 million. The proceeds were used to fund the acquisition of Cotelligent, Inc.'s Professional Services division ("Professional Services").

In connection with the Recapitalization effective September 25, 2001, the Company amended its Certificate of Incorporation and reduced the number of authorized common shares from 43 million to 35 million. The Company also repurchased 353,907 common shares from an officer of the Company (see Note 14).

                      COMSYS Holding, Inc. and Subsidiaries

At December 31, 2003, 3,410,775 shares of common stock held by certain members of management are subject to repurchase by the Company upon termination. The repurchase price is based on a four-year amortization of the shares. Unvested shares are to be repurchased at the issuance price of the stock and vested shares are to be repurchased at fair market value. The value of the shares has not changed since issuance and has been reflected as a noncurrent liability in accordance with SFAS 150.

As of December 31, 2003, 1,901,447 shares of common stock were reserved for stock option grants to members of management (see Note 13).

WARRANTS

On September 30, 1999, in connection with the Subordinated Note (see Note 5), the Company issued warrants for the purchase of 1,722,019 shares of common stock with an exercise price of $0.01 per share (the "Warrant Agreement"). On September 25, 2001, in connection with the Recapitalization, these warrants were canceled and the Company issued warrants to purchase 7.5% of the fully diluted common stock as defined in the agreement at $0.01 per share. At September 25, 2001, 1,896,396 shares of common stock were issuable pursuant to the warrant at a fair value of $0.39 per share. The Company allocated $740,000 from the proceeds of the issuance of Class C Preferred Stock to the warrants.

The number of shares the warrant holder may purchase increased to 12.5% of the fully diluted common stock of the Company on January 1, 2003. The warrant expires on the earlier of September 30, 2011 or the third anniversary of a qualified public offering. The warrant has a put right whereby the warrant holder may require the Company to purchase the warrant and warrant shares at a redemption price equal to the fair value of the warrant less the exercise price per share. The put option may be exercised by the holder any time after October 30, 2010 and prior to the date of a qualified public offering. At December 31, 2003, 3,540,908 shares of common stock were issuable pursuant to the warrant with a fair value of $1.4 million. The warrant is recorded as a liability and changes in fair value are recorded as interest expense in accordance with EITF 00-19.

10.   MANDATORILY REDEEMABLE PREFERRED STOCK

Listed in order of liquidation preference, mandatorily redeemable nonvoting preferred stock consisted of the following:

                                                                                    DECEMBER 31,
                                                                                  2002        2003
                                                                                --------    --------
                                                                                   (In thousands)
Class C mandatorily redeemable preferred stock, par value $0.01, liquidation value $1,000; 62,500 shares authorized, issued and
   outstanding                                                                  $ 74,758    $ 88,673
Class B mandatorily redeemable preferred stock, par value $.01, liquidation value $1,000; 33,000 shares authorized, 33,000 shares
   issued and outstanding                                                         45,361      51,310
Class A mandatorily redeemable preferred stock, par value $.01, liquidation value $1,000; 250,000 shares authorized, 146,787 and
   146,722 shares issued and outstanding, respectively                           194,604     217,993
                                                                                --------    --------
Mandatorily redeemable preferred stock                                          $314,723    $357,976
                                                                                ========    ========

On September 30, 1999, the Company issued 117,786 shares of its Class A Preferred Stock, at a price of $1,000 per share, to fund the initial acquisition of COMSYS ITS.

                      COMSYS Holding, Inc. and Subsidiaries

On December 29, 1999, the Company sold to new investors 15,000 shares of Class B Preferred Stock at $1,000 per share, 9,434 shares of Class A Preferred Stock at $1,000 per share and 1,415,629 shares of common stock at $0.40 per share. The proceeds were used to repurchase from existing investors 24,406 shares of Class A Preferred Stock at $1,000 per share and 1,485,513 shares of common stock at $0.40 per share. The transactions resulted in no net proceeds to the Company.

On June 30, 2000, the Company issued 18,000 shares of Class B Preferred Stock and 38,448 shares of Class A Preferred Stock for $18.0 million and $38.0 million, respectively. The proceeds were used to purchase a business.

PREFERRED STOCK ISSUED IN THE RECAPITALIZATION

The following stock transactions were completed on September 25, 2001 as part of the Company's Recapitalization.

The Company created different liquidity priorities within its Class A Preferred Stock. As such, holders of Class A Preferred Stock became holders of Class A-1 Preferred Stock. Simultaneously, 46,351 shares of Class A-1 Preferred Stock were exchanged for an equivalent number of shares of Class A-2 Preferred Stock. The provisions and rights of Class A-1 and A-2 Preferred Stock are identical to those of Class A Preferred Stock, except that Class A-2 has a higher priority in the event of liquidation.

The Company sold 3,000 shares of Class A-3 Preferred Stock at $1,000 per share. The provisions and rights of Class A-3 Preferred Stock are identical to those of Class A-1 and A-2 Preferred Stock, except that Class A-3 has a higher priority in the event of liquidation. The proceeds were used to repurchase 353,907 shares of common stock and 2,358 shares of Class A-1 Preferred Stock from an officer of the Company (see Note 14).

CLASS C PREFERRED STOCK

The Company sold 62,500 of Class C Preferred Stock in a private placement to an affiliate of an existing investor. The proceeds of $62.5 million were used to refinance the Subordinated Note (see Note 5).

Dividends on Class C Preferred Stock accrue at the rate of 15.0% of the sum of the liquidation value ($1,000 per share) and accumulated and unpaid dividends, compounded quarterly. Beginning April 1, 2002, the dividend rate increased by 0.25% each quarter up to a maximum rate of 17.5%. If a defined Event of Noncompliance occurs, the dividend rate increases to 20.0% until the event of noncompliance is cured. Class C Preferred Stock has a liquidity priority over Class A and Class B Preferred Stock.

On October 31, 2007, the Company must redeem all outstanding shares of Class C Preferred Stock at a price equal to the liquidation value plus accrued and unpaid dividends. Assuming that no dividends are paid before that date, the maximum amount that the Company will pay to redeem these shares is $168.9 million. In addition, the Company may, at its option, from time-to-time redeem all or any portion of the shares at the Base Amount plus accrued and unpaid dividends. In the event of an initial public offering, the Base Amount will be $1,010. Otherwise, the Base Amount will be $1,050 if the redemption occurs before September 25, 2004, decreasing to $1,000 at September 25, 2006. Under certain circumstances, an Event of Noncompliance may result in mandatory redemption.

The holders of Class C Preferred Stock may elect to exchange outstanding shares for Senior Subordinated Notes issued to the Company by COMSYS ITS, provided that the exchange would be permitted under the terms of the Credit Agreement. The exchange price will be equal to the liquidation value plus accrued and unpaid dividends.

                      COMSYS Holding, Inc. and Subsidiaries

CLASS B PREFERRED STOCK

Dividends on the nonvoting Class B Preferred Stock accrue at the rate of 12.0% of the sum of the liquidation value ($1,000 per share) and accumulated and unpaid dividends, compounded quarterly. Class B Preferred Stock has liquidation priority over Class A Preferred Stock.

On December 29, 2009, the Company must redeem all outstanding shares of Class B Preferred Stock at a price equal to the liquidation value plus accrued and unpaid dividends. Assuming that no dividends are paid before that date, the maximum amount that the Company will pay to redeem these shares is $104.3 million. In addition, from time-to-time, the Company may, at its option, redeem all or any portion of the shares at the Class B Base Amount plus accrued and unpaid dividends. In the event of an initial public offering, the Base Amount will be $1,000. Otherwise, the Class B Base Amount will be $1,050 if the redemption occurs before the sixth anniversary and $1,000 if the redemption occurs after the sixth anniversary of the stock's issuance. Certain circumstances, such as an Event of Noncompliance, Change in Ownership or Fundamental Change, as defined, may result in mandatory redemption. However, no redemption of Class B Preferred Stock is permitted if the Class C Preferred shares are outstanding or if the redemption would be prohibited under the terms of the Credit Agreement or Senior Subordinated Notes.

CLASS A PREFERRED STOCK

Dividends on the nonvoting Class A Preferred Stock accrue at the rate of 10.0% of the sum of the liquidation value ($1,000 per share) and accumulated and unpaid dividends, compounded quarterly. Beginning on January 1, 2006, the dividend rate increases by two percentage points annually. If a defined Event of Noncompliance occurs, the dividend rate increases to 20.0% until the event of noncompliance is cured. The Class C Preferred Stock has liquidation priority over the Class A and Class B Preferred Stock.

On September 30, 2010, the Company must redeem all outstanding shares of Class A Preferred Stock at a price equal to the liquidation value plus accrued and unpaid dividends. Assuming that no dividends are paid before that date, the maximum amount that the Company will pay to redeem these shares is $281.8 million. In addition, the Company may, at its option, from time-to-time redeem all or any portion of the shares at the liquidation value plus accrued and unpaid dividends. In the event of an initial public offering, shares of Class A Preferred Stock may, under certain circumstances, be converted into common stock or redeemed with the proceeds of the offering. In addition, a Change of Ownership or Fundamental Change, as defined, may result in mandatory redemption. However, no redemption of Class A Preferred Stock is permitted if the Class C or Class B Preferred shares are outstanding or if the redemption would be prohibited under the terms of the Credit Agreement or Senior Subordinated Credit Agreement.

11.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments is as follows:

      - Accounts receivable and accounts payable - The carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments.

      - Revolving credit facility - The carrying value of borrowings under the Credit Agreement approximate fair value because the interest rates are variable and based on current market rates.

                      COMSYS Holding, Inc. and Subsidiaries

      - Mandatorily redeemable preferred stock, redeemable common stock and warrant liability - The Company estimates that the carrying amounts of these instruments approximate their fair values.

      - Other debt instruments - The fair value of the Interest Deferred Note and the combined fair value of the Tranche A Notes and Tranche B Notes are as follows. Fair value was estimated based on current rates offered to the Company for debt of the same maturity.

                                                 AT DECEMBER 31,
                                       2002                         2003
                               -----------------------     -----------------------
                               CARRYING                    CARRYING
                                AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                               --------     ----------     --------     ----------
                                                 (In thousands)
Senior Subordinated Notes      $ 64,765      $ 70,068      $ 64,796      $ 71,570
Interest Deferred Note            6,802         7,496         7,593         7,974

12.   CREDIT RISK

The Company believes its portfolio of accounts receivable is well diversified and, as a result, its credit risks are minimal. The Company continually evaluates the creditworthiness of its customers and monitors accounts on a periodic basis but typically does not require collateral. The Company's allowance for doubtful accounts is based on an evaluation of the collectibility of specific accounts.

 The Company has a concentration in the financial services industry with approximately 24% and 33% of the Company's revenues in 2002 and 2003, respectively, being generated from financial services providers. The Company's revenues are currently concentrated in the United States.

Sales to one major customer accounted for approximately 12%, 10% and 11% for the years ended December 31, 2001, 2002 and 2003, respectively.

13.   STOCK OPTION PLAN

On October 21, 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan") under which officers and other key employees are granted stock options at or above the fair market value of the stock on the date of the grant or on such terms as the administrators, a committee of non-employee directors, may select. The maximum aggregate amount of common stock with respect to which options may be granted is 1,901,447 shares. Under terms of the 1999 Plan, stock options vest over a five-year period from the date of grant and expire after ten years.

                      COMSYS Holding, Inc. and Subsidiaries

The activity during the years ended December 31, 2001, 2002 and 2003 is set forth below:

                                         NUMBER OF     WEIGHTED-AVERAGE
                                          SHARES        EXERCISE PRICE
                                        ----------     ----------------
Outstanding at December 31, 2000         1,160,000         $   2.00
   Granted                                 587,500             2.00
   Exercised                                    --
   Forfeited                              (640,000)            2.00
                                        ----------         --------
Outstanding at December 31, 2001         1,107,500             2.00
   Granted                                 255,000             2.00
   Exercised                                    --
   Forfeited                              (290,000)            2.00
                                        ----------         --------
Outstanding at December 31, 2002         1,072,500             2.00
   Granted                                 157,500             2.00
   Exercised                                    --             2.00
   Forfeited                              (332,500)            2.00
                                        ----------         --------
Outstanding at December 31, 2003           897,500             2.00
                                        ==========         ========

Options exercisable at year-end            466,000         $   2.00

The weighted-average remaining contractual life of options outstanding at December 31, 2003 is seven years.

In May 2001, the Company adjusted the exercise price of all outstanding and unexercised options under the Plan from $6.00 to $2.00. As a result of this repricing, the Company adopted variable plan accounting for these options. The Company has not recorded any stock compensation as a result of the repricing as the exercise price of these options equals or exceeds the estimated fair value of the Company's stock at the repricing date and at the end of each respective period.

14.   RELATED PARTY TRANSACTIONS

EXECUTIVE STOCK HOLDINGS

OFFICER

On December 29, 1999, the Company's Chairman and chief executive officer (the "CEO") purchased approximately 2.5 million shares of common stock at $0.40 per share and 3,980 shares of Class A-1 Preferred Stock at $1,000 per share. On June 30, 2000, in connection with the acquisition of Professional Services, the CEO purchased 986,791 shares of common stock and 2,358 shares of Class A-1 Preferred Stock at $0.40 and $1,000 per share, respectively. On March 31, 2001, the Company repurchased 632,883 of the common shares held by the CEO for $253,153.

On September 25, 2001, in connection with the Company's Recapitalization, the Company repurchased from the CEO 353,907 shares of common stock and 2,358 shares of Class A-1 Preferred Stock for an aggregate amount of $2.8 million. In addition, the Company loaned $197,000 to the CEO, as described below. This transaction was funded with the $3.0 million of proceeds from the sale of Class A-3 Preferred Stock (see Note 10).

As part of the Recapitalization, the CEO also restructured his loan with a commercial bank, the proceeds of which had originally financed his investment in the Company. Effective September 25, 2001, the

                      COMSYS Holding, Inc. and Subsidiaries

Company entered into an agreement with the CEO whereby COMSYS ITS advances to the CEO amounts equal to the monthly payments on his loan to the commercial bank, up to a maximum amount of $5.2 million. The Company initially advanced $197,000 effective September 30, 2001; total advances as of December 31, 2002 and 2003 amounted to $2.2 million and $3.8 million, respectively, including accrued interest. Interest compounds annually, is payable at maturity on September 30, 2009 and accrues at a rate equal to the average rate paid by the Company on borrowings under the Credit Agreement (5.18% at December 31, 2003). Advances to the CEO are secured by his redeemable common and mandatorily redeemable preferred shares of COMSYS Holding stock. COMSYS ITS guarantees the CEO's commercial bank loan.

The Company advanced $1 million to the CEO on April 5, 2002. Interest on the note accrues at a rate equal to the average rate on borrowings under the Credit Agreement (5.18% at December 31, 2003). Principal and accrued interest were initially due and payable on April 5, 2003. The due date on the note has been extended to December 31, 2004.

Additionally, on April 5, 2002, the Company purchased from the CEO for $1.0 million an option to purchase certain real property. The Company may exercise this option at any time up to April 5, 2017 at an exercise price of $1.00. The CEO may terminate the option at any time by paying the greater of the fair market value of the real property or an option termination fee. Generally, the option termination fee is $1.0 million plus a compounded interest rate of 10% per annum.

STOCKHOLDERS' NOTES RECEIVABLE

RELATED PARTIES

On December 31, 2001 and January 1, 2002, the Company redeemed a portion of its common stock and Class A-1 Preferred Stock held by current and former employees of the Company. In connection with this redemption, the Company advanced a total of $304,000 to five related parties, which was used to pay off loans with a commercial bank. Interest compounds annually, is payable at maturity on September 30, 2009 and accrues at a rate equal to the average rate paid by the Company on borrowings under the Credit Agreement (5.18% at December 31, 2003). These notes are secured by the related parties' redeemable common and mandatorily redeemable preferred shares of COMSYS Holding stock.

15.   SUBSEQUENT EVENTS

MERGER

On July 19, 2004 the Company and Venturi Partners, Inc. ("Venturi") executed an agreement to merge in a stock-for-stock exchange (the "Merger"). The merged companies will operate under the COMSYS name and offer IT staffing, permanent recruiting and placement of IT professionals, vendor management services, project solutions, offshore development, specialized IT staffing, network services, translation services and a number of dedicated software practices, including business intelligence.

The Company will merge with a newly created, wholly owned subsidiary of Venturi, and the Company's stockholders will be issued new shares of Venturi common stock; post merger, and subject to certain adjustments as set forth in the merger agreement, the Company's stockholders will hold approximately 55.5% of the total outstanding common stock of Venturi on a fully diluted basis. The merger will be accounted for as a purchase with the Company designated as the acquiring company. The Company will apply for continued listing on NASDAQ.

                      COMSYS Holding, Inc. and Subsidiaries

The merger has been approved by the Company's Board of Directors. As a condition to the closing of the merger, Venturi has agreed to sell its commercial staffing business. Both the merger and the sale of the commercial staffing business have been approved and recommended by Venturi's Board of Directors and are subject to approval by Venturi's stockholders. The sale of the commercial staffing business is also subject to special voting requirements mandated by Venturi's charter. The transactions are also subject to regulatory approvals and other customary closing conditions.

The Company has received a fully underwritten commitment of $183 million from Merrill Lynch Capital, a commercial lending division of Merrill Lynch Business Financial Services, Inc. Proceeds of this financing together with the proceeds from the sale of Venturi's commercial staffing business and the issuance of approximately $38 million of mandatorily redeemable preferred stock will pay off approximately $175 million of funded debt of the combined companies, will fund certain post merger restructuring and transitions costs and provide working capital for ongoing operational needs. The participation by Venturi's creditors in the new preferred stock issue is also subject to special stockholder voting requirements as mandated in Venturi's charter.

The Company's current revolving credit facility expires on September 30, 2004. The Company has received a term sheet from Merrill Lynch Capital for a commitment for a new credit facility on terms comparable to its current senior credit facility. This commitment is not dependent on closing the merger and the Company expects to close on the new facility in August 2004. There are no assurances, however, that the new facility will close as scheduled. Should the Company not be able to refinance its current revolving credit facility as scheduled it could have an adverse effect on the Company's consolidated results of operations and its financial position.

Related Parties

Effective January 1, 2004 the Company acquired from certain stockholders 3,410,775 outstanding shares of its common stock and 4,535 shares of mandatorily redeemable Class A-1 preferred stock in exchange for 7,178 newly issued, shares of nonvoting mandatorily redeemable Class E preferred stock. Dividends on the Class E preferred stock accrue at the rate of 5% of the sum of the liquidation value ($1,000 per share) and accumulated and unpaid dividends, compounded quarterly. The Company must redeem all outstanding shares of Class E preferred stock upon the earlier to occur of: 1) the date the Fair Market Value, as defined, of the Company equals or exceeds the liquidation value of the Class E preferred stock (plus all accrued or unpaid dividends thereon) and 2) immediately prior to a Fundamental Change, as defined. The common stock and Class A-1 preferred stock exchanged in this transaction were originally purchased in exchange for cash and promissory notes held by the Company and secured by a pledge of the applicable shares. Simultaneous with the share exchange, the original notes were cancelled and new notes were issued in amounts equal to the outstanding principal and interest due on the original notes. Interest on the new notes accrues at the rate of 5% and is compounded annually. Principal and interest are payable in full in 2014.

Effective January 1, 2004, the Company adopted the 2004 Management Incentive Plan (the "Plan"). The Plan is structured as a stock issuance program under which eligible employees may be awarded shares of the Company's nonvoting Class D preferred stock (liquidation value $1,000). Dividends on the Class D preferred stock are payable in an amount equal to 17.647% of dividends the Company declares and pays on its common or any other series of its preferred stock. Class D preferred stock is redeemable at the rate of 17.647% of the redemption price paid to the holders of the Company's Class C, B or A preferred stock. Subsequent to March 31, 2004, 1,000 shares of Class D preferred stock were issued under the Plan.

The Company currently holds a promissory note from its Chairman and CEO and an option to purchase certain real property held by the CEO. Prior to the close of the Merger

                      COMSYS Holding, Inc. and Subsidiaries

(see Note 6 - Subsequent Event), the Company will either be repaid or otherwise settle the promissory note and assign or complete a disposition of its rights under the option purchase agreement to an unrelated third party.

               COMSYS HOLDING, INC. UNAUDITED FINANCIAL STATEMENTS

                      COMSYS Holding, Inc. and Subsidiaries

                      Condensed Consolidated Balance Sheets

                                                                             MARCH 31,        DECEMBER 31,
                                                                               2004              2003
                                                                             ---------        -----------
                                                                                   (In thousands)
                                                                            (Unaudited)
ASSETS
Current assets:
   Cash                                                                      $      --         $      --
   Accounts receivable, net of allowance of $3,927 and $4,755,
     respectively                                                               69,230            61,780
   Loan to officer                                                               1,100             1,087
   Prepaid expenses and other                                                    2,639             2,627
                                                                             ---------         ---------
Total current assets                                                            72,969            65,494

Fixed assets, net                                                               10,171            10,572
Goodwill                                                                        69,683            69,683
Other intangibles, net                                                           7,879            10,945
Deferred financing costs, net                                                    4,691             5,012
Notes receivable from stockholders                                               5,475             5,051
Option to purchase real property from officer                                    1,000             1,000
Other                                                                              362               362
                                                                             ---------         ---------

Total assets                                                                 $ 172,230         $ 168,119
                                                                             =========         =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                          $  38,572         $  36,605
   Payroll and related taxes                                                    15,891            13,852
   Other                                                                         4,279             4,380
   Interest payable                                                             16,555            14,035
   Current maturities of long-term debt                                         48,765            46,910
                                                                             ---------         ---------
Total current liabilities                                                      124,062           115,782

Senior subordinated debt                                                        64,796            64,796
Mandatorily redeemable preferred stock                                         370,186           357,976
Redeemable common stock, 3,410,775 shares in 2003                                   --             1,364
Warrant liability                                                                1,381             1,381

Commitments and contingencies

Stockholders' deficit:
   Common stock, par value $.01; 35,000,000 shares authorized,
     20,927,082 shares issued and outstanding                                      209               209
   Common stock in treasury, at cost - 40,573 shares in 2004 and 2003              (16)              (16)
   Accumulated deficit                                                        (388,388)         (373,373)
                                                                             ---------         ---------
Total stockholders' deficit                                                   (388,195)         (373,180)
                                                                             ---------         ---------

Total liabilities and stockholders' deficit                                  $ 172,230         $ 168,119
                                                                             =========         =========

See notes to condensed consolidated financial statements.

                      COMSYS Holding, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Operations

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                      -------------------------
                                                        2004             2003
                                                      --------         --------
                                                           (In thousands)
                                                            (Unaudited)
Revenues from services                                $ 88,858         $ 81,659
Cost of services                                        68,003           62,246
                                                      --------         --------
Gross profit                                            20,855           19,413

Operating costs and expenses:
   Selling, general and administrative                  16,640           15,885
   Depreciation and amortization                         3,984            3,826
                                                      --------         --------

Operating income (loss)                                    231             (298)
Interest expense, net                                   15,249            3,475
Other expenses, net                                         (3)              (3)
                                                      --------         --------
Loss before income taxes                               (15,015)          (3,770)
Income tax expense                                          --              760
                                                      --------         --------
Net loss                                              $(15,015)        $ (4,530)
                                                      ========         ========

See notes to condensed consolidated financial statements.

                      COMSYS Holding, Inc. and Subsidiaries

                 Condensed Consolidated Statements of Cash Flows

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                            -----------------------
                                                                              2004           2003
                                                                            --------       --------
                                                                                 (In thousands)
                                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                    $(15,015)      $ (4,530)
   Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
       Depreciation and amortization                                           3,984          3,826
       Provision for doubtful accounts                                            68            342
       Deferred income taxes                                                      --            760
       Loss on asset disposal                                                     43             --
       Amortization of deferred financing costs                                  376            144
       Noncash interest expense, net                                          11,087            138
       Changes in operating assets and liabilities:
           Accounts receivable                                                (7,518)        (8,249)
           Prepaid expenses and other                                            (25)           361
           Accounts payable                                                    1,967         12,503
           Payroll and related taxes                                           2,039           (915)
           Other                                                               2,419            256
                                                                            --------       --------
Net cash provided by (used in) operating activities                             (575)         4,636

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                            (559)          (665)
Cash paid for contract costs                                                      --           (500)
Cash paid for other non-current assets                                            (1)           (24)
                                                                            --------       --------
Net cash used in investing activities                                           (560)        (1,189)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances on long-term debt                                                    53,550         17,100
Repayments of long-term debt                                                 (51,906)       (34,117)
Advances to stockholders                                                        (355)          (355)
Cash paid for financing costs                                                   (154)          (323)
                                                                            --------       --------
Net cash provided by (used in) financing activities                            1,135        (17,695)
                                                                            --------       --------
Net decrease in cash                                                              --        (14,248)
Cash, beginning of period                                                         --         14,248
                                                                            --------       --------
Cash, end of period                                                         $     --       $     --
                                                                            ========       ========

See notes to condensed consolidated financial statements.

                      COMSYS Holding Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

                        Three Months Ended March 31, 2004

1.    FINANCIAL STATEMENT PREPARATION

The condensed consolidated financial statements as of March 31, 2004 and December 31, 2003 and for the three-month periods ended March 31, 2004 and 2003 have been prepared by COMSYS Holding, Inc. (the "Company") in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The financial information for the periods ended March 31, 2004 and 2003 is unaudited but, in the opinion of management, reflects all adjustments and accruals of a normal and recurring nature considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The accompanying condensed consolidated financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiary, COMSYS Information Technology Services, Inc. All significant intercompany transactions have been eliminated.

The financial information as of December 31, 2003 is derived from the Company's audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2003 and should be read in conjunction with such financial statements.

The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations that may be achieved for the entire year.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenues under time and materials contracts are recorded at the time services are performed. Revenue from fixed-price contracts is recognized using the proportional performance method based on the ratio of time incurred to total estimated time to complete the project. Provisions for estimated losses on incomplete contracts are made on a contract-by-contract basis and are recorded in the period the losses are determinable.

The Company reports revenues net of payrolling activity. "Payrolling" is defined as a situation in which the Company acts as an agent for purposes of accepting a client-identified IT consultant for payroll processing in exchange for a fee. Revenue generated by payrollees is recorded net of labor costs.

The Company maintains allowances for doubtful accounts and notes for estimated losses resulting from the inability of its customers to make required payments. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts and notes based upon factors surrounding the credit risk of specified customers, historical trends and other information. The Company has demonstrated the ability to make reasonable and reliable estimates; however, if the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

STOCK COMPENSATION

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals or exceeds the fair value of the underlying stock on the grant date.

As required by Statement of Financial Accounting Standards ("SFAS") No. 123, the Company has determined its pro forma net loss as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The minimum value option pricing model was used with the following weighted-average assumptions: risk-free interest rates from 4% to 6%; dividend yield of 0%; and a weighted-average expected life of the options of five years. The weighted-average fair value of options granted with a $2.00 exercise price was $0.00 per share. Had compensation expense been determined consistent with the fair value method, utilizing the assumptions set forth above and amortized over the vesting period, the Company's pro forma net loss for the three months ended March 31, 2004 and 2003 would have been as follows:

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                        -----------------------
                                                                          2004           2003
                                                                        --------       --------
                                                                             (In thousands)
Net loss as reported                                                    $(15,015)      $ (4,530)
Add stock option compensation included in reported net loss                   --             --
Deduct stock option compensation determined under fair value based
   method for all awards                                                      --             --
Tax effect                                                                    --             --
                                                                        --------       --------

Pro forma net loss                                                      $(15,015)      $ (4,530)
                                                                        ========       ========

INCOME TAXES

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company is in a cumulative loss position and has recorded a valuation allowance against its net deferred tax assets resulting in a net tax provision of zero.

3.    RESTRUCTURING RESERVES

The Company reduced its workforce in August 2003 with a plan that resulted in the termination of 17 members of management and staff. The Company recorded a restructuring charge of $854,000 for severance payments. The Company expects that all payouts under this plan will be completed in 2004.

Below is an analysis of the restructuring reserve for the three months ended March 31, 2004 (in thousands):

                                                              BALANCE AT                                  BALANCE AT
             INCOME                                          DECEMBER 31,      NONCASH         CASH       MARCH 31,
    STATEMENT CLASSIFICATION            DESCRIPTION              2003          ACTIVITY      ACTIVITY        2004
-----------------------------      --------------------      ------------    -------------  ------------  ----------
Restructuring and integration      Termination benefits         $  360          $   --        $ (150)       $  210
                                                                ======          ======        ======        ======

4.    CONTINGENCIES

The Company is a defendant in various lawsuits and claims arising in the normal course of business and is defending them vigorously. While the results of litigation cannot be predicted with certainty, management believes the final outcome of such litigation will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

5.    RELATED PARTY TRANSACTIONS

Effective January 1, 2004 the Company acquired from certain stockholders 3,410,775 outstanding shares of its common stock and 4,535 shares of mandatorily redeemable Class A-1 preferred stock in exchange for 7,178 newly issued shares of nonvoting mandatorily redeemable Class E preferred stock. Dividends on the Class E preferred stock accrue at the rate of 5% of the sum of the liquidation value ($1,000 per share) and accumulated and unpaid dividends, compounded quarterly. The Company must redeem all outstanding shares of Class E preferred stock upon the earlier to occur of: 1) the date the Fair Market Value, as defined, of the Company equals or exceeds the liquidation value of the Class E preferred stock (plus all accrued or unpaid dividends thereon) and 2) immediately prior to a Fundamental Change, as defined. The common stock and Class A-1 preferred stock exchanged in this transaction were originally purchased in exchange for cash and promissory notes held by the Company and secured by a pledge of the applicable shares. Simultaneous with the share exchange, the original notes were cancelled and new notes were issued in amounts equal to the outstanding principal and interest due on the original notes. Interest on the new notes accrues at the rate of 5% and is compounded annually. Principal and interest are payable in full in 2014.

Effective January 1, 2004, the Company adopted the 2004 Management Incentive Plan (the "Plan"). The Plan is structured as a stock issuance program under which eligible employees may be awarded shares of the Company's nonvoting Class D preferred stock (liquidation value $1,000). Dividends on the Class D preferred stock are payable in an amount equal to 17.647% of dividends the Company declares and pays on its common or any other series of its preferred stock. Class D preferred stock is redeemable at the rate of 17.647% of the redemption price paid to the holders of the Company's Class C, B or A preferred stock. Subsequent to March 31, 2004, 1,000 shares of Class D preferred stock were issued under the Plan.

The Company currently holds a promissory note from its Chairman and CEO and an option to purchase certain real property held by the CEO. Prior to the close of the Merger (see Note 6 - Subsequent Event), the Company will either be repaid or otherwise settle the promissory note and assign or complete a disposition of its rights under the option purchase agreement to an unrelated third party.

6.    SUBSEQUENT EVENT

On July 19, 2004, the Company and Venturi Partners, Inc. ("Venturi") executed an agreement to merge in a stock-for-stock exchange (the "Merger"). The merged companies will operate under the COMSYS name and offer IT staffing, permanent recruiting and placement of IT professionals, vendor management services, project solutions, offshore development, specialized IT staffing, network services, translation services and a number of dedicated software practices, including business intelligence.

The Company will merge with a newly created, wholly owned subsidiary of Venturi, and the Company's stockholders will be issued new shares of Venturi common stock; post merger, and subject to certain adjustments as set forth in the merger agreement, the Company's stockholders will hold approximately 55.5% of the total outstanding common stock of Venturi on a fully diluted basis. The merger will be accounted for as a purchase with the Company designated as the acquiring company. The Company will apply for continued listing on NASDAQ.

The merger has been approved by the Company's Board of Directors. As a condition to the closing of the merger, Venturi has agreed to sell its commercial staffing business. Both the merger and the sale of the commercial staffing business have been approved and recommended by Venturi's Board of Directors and are subject to approval by Venturi's shareholders. The sale of the commercial staffing business is also subject to special voting requirements mandated by Venturi's charter. The transactions are also subject to regulatory approvals and other customary closing conditions.

The Company has received a fully underwritten commitment of $183 million from Merrill Lynch Capital, a commercial lending division of Merrill Lynch Business Financial Services, Inc. Proceeds of this financing together, with the proceeds from the sale of Venturi's commercial staffing business and the issuance of approximately $38 million of mandatorily redeemable preferred stock, will pay off approximately $175 million of funded debt of the combined companies, will fund certain post merger restructuring and transition costs and provide working capital for ongoing operational needs. The participation by Venturi's creditors in the new preferred stock issue is also subject to special stockholder voting requirements as mandated in Venturi's charter.

The Company's current revolving credit facility expires on September 30, 2004. The Company has received a term sheet from Merrill Lynch Capital for a commitment for a new credit facility on terms comparable to its current senior credit facility. This commitment is not dependent on closing the merger and the Company expects to close on the new facility in August 2004. There are no assurances, however, that the new facility will close as scheduled. Should the Company not be able to refinance its current revolving credit facility as scheduled it could have an adverse effect on the Company's consolidated results of operations and its financial position.

                                     ANNEXES


         Annex A    Agreement and Plan of Merger

         Annex B    Stock Purchase Agreement

         Annex C-1  Opinion of SunTrust Robinson Humphrey (Merger)

         Annex C-2  Opinion of SunTrust Robinson Humphrey (Sale)

         Annex D    Form of Amended and Restated Certificate of Incorporation

         Annex E    Form of Amended and Restated Bylaws

PROXY                         VENTURI PARTNERS, INC.                      PROXY

   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON ______ __, 2004

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             VENTURI PARTNERS, INC.

      The undersigned hereby appoint(s) Larry L. Enterline, James C. Hunt and Ken R. Bramlett, Jr., and each or any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all shares of common stock of Venturi Partners, Inc. held of record by the undersigned on [record date], 2004 at our 2004 annual meeting of stockholders to be held at the [location], [address] on [day], _____ __, 2004 at [9:30 a.m.], local time, and at any adjournment thereof.

     |X|  PLEASE MARK YOUR
          VOTE AS IN THIS
          EXAMPLE.

                                                                                 FOR        AGAINST       ABSTAIN
1.          A proposal to adopt the Agreement and Plan of Merger,
            dated as of July 19, 2004, by and among Venturi Partners,            | |          | |           | |
            Inc., Venturi Technology Partners, LLC, VTP, Inc., COMSYS
            Information Technology Services, Inc., COMSYS Holding,
            Inc. and the COMSYS Holding stockholders, and to approve
            the merger of our wholly owned subsidiary VTP, Inc. into
            COMSYS Holding, Inc. and the issuance of our common stock
            to the COMSYS Holding stockholders pursuant to the
            Agreement and Plan of Merger

2. A proposal to authorize a resolution approving the sale of our Staffing Services division to Compass CS Inc.
            pursuant to the Stock Purchase Agreement, dated as of July 19, 2004, by and among Venturi Partners, Inc., PFI
            Corp. and Compass CS Inc.

PROPOSALS TO AMEND OUR CERTIFICATE OF INCORPORATION TO:

3(a)        Modify the approvals necessary for certain related-party             | |          | |           | |
            transactions during the first three years after our
            merger with COMSYS and eliminate these approval
            requirements thereafter

3(b)        Modify the special approvals necessary for certain                   | |          | |           | |
            fundamental corporate transactions or to amend our
            certificate of incorporation or certain provisions of
            our bylaws during the first three years after our merger
            with COMSYS and eliminate these special approval
            requirements thereafter

3(c)        Modify the fixed range of the number of our directors                | |          | |           | |
            and designate our initial directors after the merger
            with COMSYS

                                                                                 FOR        AGAINST       ABSTAIN
3(d)        Eliminate the requirement that all of our common                     | |          | |           | |
            stockholders receive the same per-share consideration in
            a merger

3(e)        Specify voting rights in our charter                                 | |          | |           | |

3(f)        Clarify indemnification rights for our officers and directors        | |          | |           | |

3(g)        Change the name of our company to COMSYS IT Partners,                | |          | |           | |
            Inc.

3(h)        Adopt an amended and restated certificate of incorporation that      | |          | |           | |
            includes the foregoing changes in the event they are approved by the stockholders and makes other changes set forth in the form of our proposed amended and restated certificate of incorporation, which is included as Annex D to the enclosed proxy statement

                                                                                           WITHHOLD
                                                                                 FOR       AUTHORITY
4.          A proposal to elect each of the following as a director,
            to serve until his successor is duly elected and
            qualified:

            Larry L. Enterline                                                   | |          | |

            Victor E. Mandel                                                     | |          | |

            Christopher R. Pechock                                               | |          | |

            Elias J. Sabo                                                        | |          | |

            Janice L. Scites                                                     | |          | |

            William J. Simione, Jr.                                              | |          | |

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                     POSTAGE-PREPAID ENVELOPE.

           (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

[Reverse]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS, AND THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, WHICH DESCRIBES THE FOREGOING PROPOSALS IN DETAIL. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE ANNUAL MEETING.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_______________________              _____________________________________
                                           Signature

                                           _____________________________________
                                           Signature if held jointly

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                                                                         Annex A

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 19, 2004

                                     AMONG

                             VENTURI PARTNERS, INC.

                                   VTP, INC.

                        VENTURI TECHNOLOGY PARTNERS, LLC

                  COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

                              COMSYS HOLDING, INC.

                                      AND

                              THE STOCKHOLDERS OF
                     COMSYS HOLDING, INC. SIGNATORY HERETO

================================================================================

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
INTRODUCTION ....................................................................................................      1

ARTICLE 1 THE MERGER.............................................................................................      1

         SECTION 1.1.  The Merger................................................................................      1
         SECTION 1.2.  Effects of the Merger.....................................................................      2
         SECTION 1.3.  Closing...................................................................................      2
         SECTION 1.4.  Consummation of the Merger................................................................      2
         SECTION 1.5.  Organizational Documents; Directors and Officers..........................................      2

ARTICLE 2 EFFECT OF THE MERGER ON THE EQUITY OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES...............      2

         SECTION 2.1.  Conversion of Merger Sub Capital Stock....................................................      2
         SECTION 2.2.  Conversion of Holding Capital Stock.......................................................      3
         SECTION 2.3.  Exchange of Certificates..................................................................      4
         SECTION 2.4.  Adjustments to the Exchange Ratios........................................................      5
         SECTION 2.5.  Taking of Necessary Action; Further Action................................................      7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY, MERGER SUB AND PARTNERS.................................      7

         SECTION 3.1.  Organization..............................................................................      7
         SECTION 3.2.  Capitalization............................................................................      8
         SECTION 3.3.  Authorization; No Conflict................................................................      9
         SECTION 3.4.  Subsidiaries..............................................................................     11
         SECTION 3.5.  SEC Reports and Financial Statements......................................................     11
         SECTION 3.6.  Absence of Material Adverse Changes, etc..................................................     13
         SECTION 3.7.  Litigation................................................................................     13
         SECTION 3.8.  Information Supplied......................................................................     14
         SECTION 3.9.  Broker's or Finder's Fees.................................................................     14
         SECTION 3.10. Employee Plans............................................................................     14
         SECTION 3.11. Board Recommendation; Company Action; Requisite Vote of the Company's Stockholders........     17
         SECTION 3.12. Taxes ....................................................................................     19
         SECTION 3.13. Environmental Matters.....................................................................     22
         SECTION 3.14. Compliance with Laws......................................................................     22
         SECTION 3.15. Employment Matters........................................................................     23
         SECTION 3.16. Foreign National Employees................................................................     24
         SECTION 3.17. Investment Company........................................................................     24
         SECTION 3.18. Property..................................................................................     24
         SECTION 3.19. Intellectual Property.....................................................................     25
         SECTION 3.20. Insurance.................................................................................     25

         SECTION 3.21. Certain Contracts and Arrangements........................................................     26
         SECTION 3.22. Company Financing Arrangements............................................................     27
         SECTION 3.23. Company Rights Plan; Takeover Statutes....................................................     27
         SECTION 3.24. Activities of Merger Sub..................................................................     28
         SECTION 3.25. Agreement Regarding Staffing Disposition..................................................     28
         SECTION 3.26. Books and Financial Records...............................................................     28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF HOLDING AND COMSYS...................................................     29

         SECTION 4.1.  Organization..............................................................................     29
         SECTION 4.2.  Capitalization............................................................................     29
         SECTION 4.3.  Authorization; No Conflict................................................................     30
         SECTION 4.4.  Subsidiaries..............................................................................     32
         SECTION 4.5.  Financial Statements......................................................................     33
         SECTION 4.6.  Absence of Material Adverse Changes, etc..................................................     34
         SECTION 4.7.  Litigation................................................................................     34
         SECTION 4.8.  Information Supplied......................................................................     34
         SECTION 4.9.  Broker's or Finder's Fees.................................................................     34
         SECTION 4.10. Employee Plans............................................................................     34
         SECTION 4.11. Taxes.....................................................................................     37
         SECTION 4.12. Environmental Matters.....................................................................     40
         SECTION 4.13. Compliance with Laws......................................................................     40
         SECTION 4.14. Employment Matters........................................................................     40
         SECTION 4.15. Foreign National Employees................................................................     42
         SECTION 4.16. Investment Company........................................................................     42
         SECTION 4.17. Properties................................................................................     42
         SECTION 4.18. Intellectual Property.....................................................................     43
         SECTION 4.19. Insurance.................................................................................     43
         SECTION 4.20. Certain Contracts and Arrangements........................................................     43
         SECTION 4.21. Comsys Financing Arrangements.............................................................     44
         SECTION 4.22. Books and Financial Records...............................................................     44

ARTICLE 4A REPRESENTATIONS AND WARRANTIES OF THE HOLDING STOCKHOLDERS............................................     45

         SECTION 4A1.  Status; Power and Authority...............................................................     45
         SECTION 4A2.  Enforceability............................................................................     45
         SECTION 4A3.  Access to Information.....................................................................     45
         SECTION 4A4.  Knowledgeable and Sophisticated Investor..................................................     45
         SECTION 4A5.  Accredited Investor.......................................................................     45
         SECTION 4A6.  No Other Representations..................................................................     46
         SECTION 4A7.  Investment Intent.........................................................................     46
         SECTION 4A8.  Transfer Restrictions.....................................................................     46
         SECTION 4A9.  No General Solicitation...................................................................     46
         SECTION 4A10. No Brokers................................................................................     46
         SECTION 4A11. Legend....................................................................................     46
         SECTION 4A12. No Recommendation.........................................................................     47
         SECTION 4A13. Other Activities..........................................................................     47
         SECTION 4A14. Reliance..................................................................................     47

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER.................................................................     47

         SECTION 5.1.  Conduct of Business by the Company Pending the Merger.....................................     47
         SECTION 5.2.  Conduct of Business by Holding and Comsys Pending the Merger..............................     51

ARTICLE 6 ADDITIONAL AGREEMENTS..................................................................................     54

         SECTION 6.1.  Preparation of Proxy Statement............................................................     54
         SECTION 6.2.  Blue Sky Laws.............................................................................     56
         SECTION 6.3.  Consents and Approvals....................................................................     56
         SECTION 6.4.  Public Statements.........................................................................     57
         SECTION 6.5.  Registration Rights.......................................................................     58
         SECTION 6.6.  Further Assurances........................................................................     58
         SECTION 6.7.  Tax Treatment.............................................................................     58
         SECTION 6.8.  Notification of Certain Matters...........................................................     59
         SECTION 6.9.  Access to Information; Confidentiality....................................................     59
         SECTION 6.10. No Solicitation...........................................................................     60
         SECTION 6.11. Company Charter; Bylaws...................................................................     62
         SECTION 6.12. Allocation of Financing Fees..............................................................     62
         SECTION 6.13. Staffing Disposition......................................................................     63
         SECTION 6.14. Indemnification and Insurance.............................................................     64
         SECTION 6.15. Company Board of Directors; Officers......................................................     66
         SECTION 6.16. Wachovia Option Grant.....................................................................     67
         SECTION 6.17. Section 16 Matters........................................................................     67
         SECTION 6.18. NASDAQ Listing............................................................................     67
         SECTION 6.19. Redemption of Holding Preferred Stock.....................................................     68
         SECTION 6.20. Cancellation of Warrants..................................................................     68
         SECTION 6.21. Employee Benefit Matters..................................................................     68
         SECTION 6.22. Subscription Agreements...................................................................     68

ARTICLE 7 CONDITIONS.............................................................................................     69

         SECTION 7.1.  Conditions to Each Party's Obligation To Effect the Merger................................     69
         SECTION 7.2.  Conditions to Obligations of Holding and Comsys...........................................     70
         SECTION 7.3.  Conditions to Obligation of the Company and Merger Sub....................................     71

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER......................................................................     72

         SECTION 8.1.  Termination...............................................................................     72
         SECTION 8.2.  Effect of Termination.....................................................................     74
         SECTION 8.3.  Fees and Expenses.........................................................................     75
         SECTION 8.4.  Amendment.................................................................................     76
         SECTION 8.5.  Waiver....................................................................................     76

ARTICLE 9 GENERAL PROVISIONS.....................................................................................     76

         SECTION 9.1.  Notices...................................................................................     76
         SECTION 9.2.  Non-Survival of Representations and Warranties............................................     77
         SECTION 9.3.  Knowledge Qualifiers......................................................................     78

         SECTION 9.4.  Construction..............................................................................     78
         SECTION 9.5.  Governing Law; Jurisdiction...............................................................     78
         SECTION 9.6.  Counterparts; Facsimile Transmission of Signatures........................................     79
         SECTION 9.7.  Assignment; Binding Effect; Third Party Beneficiaries.....................................     79
         SECTION 9.8.  Severability..............................................................................     80
         SECTION 9.9.  Entire Agreement..........................................................................     80
         SECTION 9.10. Specific Performance; Remedies............................................................     80
         SECTION 9.11. Incorporation of Exhibits and Disclosure Letters..........................................     80

EXHIBITS                                                                                                           SECTION
--------                                                                                                           --------
Exhibit A     Form of Amended and Restated Certificate of Incorporation of Holding ..............................      1.5
Exhibit B     Form of Amended and Restated Bylaws of Holding.....................................................      1.5
Exhibit C     Holding Stockholders' Escrowed Shares .............................................................      2.4
Exhibit D     Form of Escrow Agreement ..........................................................................      2.4
Exhibit E     Form of Accredited Investor Questionnaire .........................................................     4A.5
Exhibit F     Form of Registration Rights Agreement..............................................................    6.5(a)
Exhibit G     Form of Amended and Restated Registration Rights Agreement.........................................    6.5(a)
Exhibit H     Holding Tax Certificate............................................................................      6.7
Exhibit I     Company Tax Certificate............................................................................      6.7
Exhibit J     Joint Press Release................................................................................   6.10(a)
Exhibit K     Form of Amended and Restated Certificate of Incorporation of the Company...........................     6.11
Exhibit L     Form of Amended and Restated Bylaws of the Company.................................................     6.11
Exhibit M     Resigning Officers of the Company..................................................................     6.15
Exhibit N     New Officers of the Company........................................................................     6.15
Exhibit O     Voting Agreement...................................................................................    7.1(i)
Exhibit P     Certain Employees..................................................................................    7.2(d)
Exhibit Q     Form of Separation and Release Agreement...........................................................    7.2(d)
Exhibit R     Form of Severance and Retention Agreement..........................................................    7.2(e)

                                  DEFINED TERMS

TERM                                                                                           LOCATION
----                                                                                           --------
2003 10-K..................................................................       Section 3.1
401(K) Matter..............................................................       Section 3.25
Agreement..................................................................       Preamble
Amended and Restated Registration Rights Agreement.........................       Section 6.5(a)
Amended Charter............................................................       Section 6.11
Buyer......................................................................       Section 3.25
Buyer Agreement............................................................       Section 3.25
Certificate of Merger......................................................       Section 1.4
Certificates...............................................................       Section 2.3(a)
Class A-3 Exchange Ratio...................................................       Section 2.2(b)
Class A-3 Merger Consideration.............................................       Section 2.2(b)
Class B Exchange Ratio.....................................................       Section 2.2(c)
Class B Merger Consideration...............................................       Section 2.2(c)
Class C Exchange Ratio.....................................................       Section 2.2(d)
Class C Merger Consideration...............................................       Section 2.2(d)
Class D Exchange Ratio.....................................................       Section 2.2(e)
Class D Merger Consideration...............................................       Section 2.2(e)
Closing....................................................................       Section 1.3
Closing Date...............................................................       Section 1.3
COBRA......................................................................       Section 3.10(e)
Code.......................................................................       Introduction
Commitment Letter..........................................................       Section 4.21
Common Stock Exchange Ratio................................................       Section 2.2(a)
Common Stock Merger Consideration..........................................       Section 2.2(a)
Company....................................................................       Preamble
Company Board Approval.....................................................       Section 3.11(a)
Company Bylaws.............................................................       Section 3.1
Company Charter............................................................       Section 3.1
Company Common Stock.......................................................       Section 2.2(a)
Company Contracts..........................................................       Section 3.21(a)
Company Disclosure Letter..................................................       Article 3 (Introductory Paragraph)
Company Employee...........................................................       Section 3.15(a)
Company Employee Benefit Plan..............................................       Section 3.10(a)
Company Employee Pension Benefit Plan......................................       Section 3.10(a)
Company Employee Welfare Benefit Plan......................................       Section 3.10(a)
Company ERISA Affiliates...................................................       Section 3.10(a)
Company Financial Advisor..................................................       Section 3.9
Company Financial Statements...............................................       Section 3.5(b)
Company Foreign National Employees.........................................       Section 3.16
Company Independent Contractors............................................       Section 3.15(a)
Company Insurance Policies.................................................       Section 3.20
Company Intellectual Property..............................................       Section 3.19
Company Knowledgeable Officers.............................................       Section 9.3
Company Material Adverse Effect............................................       Section 3.3(b)
Company Preferred Stock....................................................       Section 3.2(a)
Company Rights.............................................................       Section 3.2(a)
Company Rights Plan........................................................       Section 3.2(a)
Company SEC Reports........................................................       Section 3.5(a)
Company Stockholder Vote...................................................       Section 3.11(d)
Company Stockholders Meeting...............................................       Section 6.1(d)
Company Subsidiaries.......................................................       Section 3.1
Comsys.....................................................................       Preamble

TERM                                                                                        LOCATION
----                                                                                        --------
Comsys Common Stock........................................................       Section 4.2(a)
Comsys Contracts...........................................................       Section 4.20(a)
Comsys Disclosure Letter...................................................       Article 4 (Introductory Paragraph)
Comsys Employee............................................................       Section 4.14(a)
Comsys Employee Benefit Plan...............................................       Section 4.10(a)
Comsys Employee Pension Benefit Plan.......................................       Section 4.10(a)
Comsys Employee Welfare Benefit Plan.......................................       Section 4.10(a)
Comsys ERISA Affiliates....................................................       Section 4.10(a)
Comsys Foreign National Employees..........................................       Section 4.15
Comsys Independent Contractors.............................................       Section 4.14(a)
Comsys Insurance Policies..................................................       Section 4.19
Comsys Intellectual Property...............................................       Section 4.18
Comsys Knowledgeable Officers..............................................       Section 9.3
Confidentiality Agreement..................................................       Section 6.9(c)
Constituent Entities.......................................................       Section 1.1
Credit Facility............................................................       Section 5.2(b)
DGCL.......................................................................       Introduction
D&O Insurance..............................................................       Section 6.14(c)
Effective Date.............................................................       Section 1.4
Effective Time.............................................................       Section 1.4
Environmental Laws.........................................................       Section 3.13
ERISA......................................................................       Section 3.10(o)
Escrow Agreement...........................................................       Section 2.4(f)
Escrowed Shares............................................................       Section 2.4(f)
Exchange Act...............................................................       Section 3.3(c)
Exchange Ratios............................................................       Section 2.2(e)
Expense Cap................................................................       Section 8.3
Expenses...................................................................       Section 8.3
Financing..................................................................       Section 4.21
Form S-8...................................................................       Section 6.5(b)
GAAP.......................................................................       Section 3.5(b)
Group A Designees..........................................................       Section 6.15(a)
Group B Designees..........................................................       Section 6.15(a)
Holding....................................................................       Preamble
Holding Class A-1 Preferred Stock..........................................       Section 4.2(b)
Holding Class A-2 Preferred Stock..........................................       Section 4.2(b)
Holding Class A-3 Preferred Stock..........................................       Introduction
Holding Class B Preferred Stock............................................       Introduction
Holding Class C Preferred Stock............................................       Introduction
Holding Class D Preferred Stock............................................       Introduction
Holding Class E Preferred Stock............................................       Section 4.2(b)
Holding Common Stock.......................................................       Introduction
Holding Financial Statements...............................................       Section 4.5(a)
Holding Material Adverse Effect............................................       Section 4.3(d)
Holding Shares.............................................................       Section 2.3(a)
Holding Stockholder Consent................................................       Section 4.3(c)
Holding Stockholders.......................................................       Preamble
Holding Subsidiaries.......................................................       Section 4.1
HSR Act....................................................................       Section 3.3(c)
Indemnified Party..........................................................       Section 6.14(a)
Indemnifying Parties.......................................................       Section 6.14(b)
Inland.....................................................................       Section 3.22
Investors..................................................................       Section 3.22
Letter Agreement...........................................................       Section 3.22

TERM                                                                                 LOCATION
----                                                                                 --------
Letter Agreement Transactions..............................................       Section 3.11(a)
Lien.......................................................................       Section 3.4(b)
Links......................................................................       Section 3.22
Maximum Amount.............................................................       Section 6.14(c)
Merger.....................................................................       Introduction
Merger Consideration.......................................................       Section 2.2(e)
Merger Sub.................................................................       Preamble
Merger Sub Common Stock....................................................       Section 2.1
Merger Sub Stockholder Consent.............................................       Section 3.3(a)
MGOP.......................................................................       Section 3.22
MGOPB......................................................................       Section 3.22
NASDAQ.....................................................................       Section 2.3(c)
Net Cash Proceeds..........................................................       Section 3.25
NYSE.......................................................................       Section 3.5(d)
Nonqualified Plan..........................................................       Section 6.21(b)
OTC Bulletin Board.........................................................       Section 3.3(c)
Partners...................................................................       Preamble
Person.....................................................................       Section 3.9
PFI........................................................................       Section 3.3(a)
PFI Consent................................................................       Section 3.11(c)
Pre-Closing Period.........................................................       Section 2.4(f)
Proxy Statement............................................................       Section 3.3(c)
Qualified Company Employee Benefit Plan....................................       Section 3.10(c)
Qualified Comsys Employee Benefit Plan.....................................       Section 4.10(c)
Replacement Agreement......................................................       Section 3.25
Replacement Facility.......................................................       Section 5.2(b)
Sarbanes-Oxley Act.........................................................       Section 3.5(d)
Securities Act.............................................................       Section 3.5(a)
Series A Junior Participating Preferred Stock..............................       Section 3.2(a)
Series B Convertible Participating Preferred Stock.........................       Section 3.2(a)
Staffing...................................................................       Section 3.25
Staffing Disposition.......................................................       Section 6.13(a)
Subscription Agreement.....................................................       Section 3.22
Subsidiary.................................................................       Section 3.4(a)
Superior Proposal..........................................................       Section 6.10(c)
Surviving Entity...........................................................       Section 1.1
Surviving Entity Common Stock..............................................       Section 2.1
Takeover Proposal..........................................................       Section 6.10(c)
Tax or Taxes...............................................................       Section 3.12(p)
Tax Liabilities............................................................       Section 2.4(f)
Tax Return.................................................................       Section 3.12(p)
Termination Date...........................................................       Section 8.1(b)
Termination Fee............................................................       Section 8.3
Unclaimed Property Taxes...................................................       Section 2.4(f)
Unemployment Taxes.........................................................       Section 2.4(f)
Voting Agreement...........................................................       Section 7.1(i)
VPI 401(k) Plan............................................................       Section 6.21(b)
Wachovia...................................................................       Section 6.16
Wachovia Director..........................................................       Section 6.15(a)
WARN Act...................................................................       Section 3.15(e)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 19, 2004, is made by and among COMSYS Holding, Inc., a Delaware corporation ("HOLDING"), COMSYS Information Technology Services, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("COMSYS"), Venturi Partners, Inc., a Delaware corporation (the "COMPANY"), Venturi Technology Partners, LLC, a North Carolina limited liability company and indirect, wholly-owned subsidiary of the Company ("PARTNERS"), VTP, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("MERGER SUB") and each of the stockholders of Holding party hereto (the "HOLDING STOCKHOLDERS").

                                  INTRODUCTION

      The respective Boards of Directors of each of Holding, Comsys, the Company and Merger Sub have unanimously (i) declared advisable and approved the merger of Merger Sub with and into Holding (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and (ii) declared advisable, approved and adopted this Agreement.

      As a result of the Merger, and in accordance with the Delaware General Corporation Law (the "DGCL"), each issued and outstanding share of (i) the common stock of Holding, par value $.01 per share (the "HOLDING COMMON STOCK"),
(ii) Class A-3 preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS A-3 PREFERRED STOCK"), (iii) Class B preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS B PREFERRED STOCK"), (iv) Class C preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS C PREFERRED STOCK") and (v) Class D preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS D PREFERRED STOCK"), will be converted into the right to receive the applicable portion of the Merger Consideration (as defined in Section 2.2(e)).

      The parties to this Agreement intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), for Federal income tax purposes, and that this Agreement constitutes a plan of reorganization.

      In consideration of the foregoing and of the mutual covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holding, Comsys, the Company, Partners, Merger Sub and the Holding Stockholders hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

            SECTION 1.1. The Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub will be merged with and into Holding, the separate existence of Merger Sub will cease, and Holding will continue as the surviving entity. For purposes of this Agreement, (i) the entity surviving the Merger after the Effective Time may be referred to as the "SURVIVING ENTITY" and (ii) Holding and Merger Sub may together be referred to as the "CONSTITUENT ENTITIES."

            SECTION 1.2. Effects of the Merger. The Merger will have the effects set forth in the DGCL.

            SECTION 1.3. Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. (Houston time) on a date to be specified by the parties, which will be no later than the second business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "CLOSING DATE").

            SECTION 1.4. Consummation of the Merger. On the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Holding and the Company will agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the "EFFECTIVE TIME" and "EFFECTIVE DATE," respectively).

            SECTION 1.5. Organizational Documents; Directors and Officers. The certificate of incorporation of Holding, as in effect immediately prior to the Effective Time, shall be amended in its entirety at the Effective Time to read as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided therein and under the DGCL. The bylaws of Holding, as in effect immediately prior to the Effective Time, shall be amended in their entirety at the Effective Time to read as set forth in Exhibit B hereto and, as so amended, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein and under the DGCL. The directors of Holding immediately prior to the Effective Time will be the initial directors of the Surviving Entity and will serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's certificate of incorporation and bylaws and the DGCL. The officers of Holding immediately prior to the Effective Time will be the initial officers of the Surviving Entity and will serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's certificate of incorporation and bylaws and the DGCL.

                                    ARTICLE 2
   EFFECT OF THE MERGER ON THE EQUITY OF THE CONSTITUENT ENTITIES; EXCHANGE OF
                                  CERTIFICATES

            SECTION 2.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Holding, Comsys, Partners, the Company, Merger Sub or any Holding Stockholder, each share of common stock, par value

$.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.01 per share, of the Surviving Entity ("SURVIVING ENTITY COMMON STOCK"). Each certificate which immediately prior to the Effective Time represents a number of outstanding shares of Merger Sub Common Stock will, from and after the Effective Time, for all purposes represent the same number of shares of Surviving Entity Common Stock.

            SECTION 2.2. Conversion of Holding Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Holding, Comsys, Partners, the Company, Merger Sub or any Holding Stockholder:

            (a) Each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and will be converted automatically into the right to receive .0001 (the "COMMON STOCK EXCHANGE RATIO") of a fully paid and nonassessable share of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") (the "COMMON STOCK MERGER CONSIDERATION"), subject to adjustments contemplated by Section 2.2(f) and
Section 2.4. As of the Effective Time, all such shares of Holding Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Holding Common Stock will cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration and any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefore upon surrender of such certificate in accordance with
Section 2.3, without interest.

            (b) Each share of Holding Class A-3 Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and will be converted automatically into the right to receive 10.4397 (the "CLASS A-3 EXCHANGE RATIO") fully paid and nonassessable shares of Company Common Stock (the "CLASS A-3 MERGER CONSIDERATION"), subject to the adjustments contemplated by Section 2.2(f) and Section 2.4. As of the Effective Time, all such shares of Holding Class A-3 Preferred Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Holding Class A-3 Preferred Stock will cease to have any rights with respect thereto, except the right to receive the Class A-3 Merger Consideration and any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

            (c) The conversion of Holding Class B Preferred Stock will be based on its liquidation value. The aggregate liquidation value of Holding Class B Preferred Stock immediately prior to the Effective Time is agreed to be $53,726,164 notwithstanding anything to the contrary in Holding's certificate of incorporation and each such dollar of liquidation value of Holding Class B Preferred Stock will be canceled and will be converted automatically into the right to receive .01165118 (the "CLASS B EXCHANGE RATIO") fully paid and nonassessable shares of Company Common Stock (the "CLASS B MERGER CONSIDERATION"), subject to the adjustments contemplated by Section 2.2(f) and
Section 2.4. As of the Effective Time, all shares of Holding Class B Preferred Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Holding Class B Preferred Stock will cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration and any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

            (d) Each share of Holding Class C Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and will be converted automatically into the right to receive 117.41923 (the "CLASS C EXCHANGE RATIO") fully paid and nonassessable shares of Company Common Stock (the "CLASS C MERGER CONSIDERATION"), subject to the adjustments contemplated by
Section 2.2(f) and Section 2.4. As of the Effective Time, all such shares of Holding Class C Preferred Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Holding Class C Preferred Stock will cease to have any rights with respect thereto, except the right to receive the Class C Merger Consideration and any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3, without interest.

            (e) Each share of Holding Class D Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and will be converted automatically into the right to receive 1,411.423 (the "CLASS D EXCHANGE RATIO", and together with the Common Stock Exchange Ratio, the Class A-3 Exchange Ratio, the Class B Exchange Ratio and the Class C Exchange Ratio, the "EXCHANGE RATIOS") fully paid and nonassessable shares of Company Common Stock (the "CLASS D MERGER CONSIDERATION," and together with the Common Stock Merger Consideration, Class A-3 Merger Consideration, Class B Merger Consideration and the Class C Merger Consideration, the "MERGER CONSIDERATION"), subject to the adjustments contemplated by Section 2.2(f) and Section 2.4. As of the Effective Time, all such shares of Holding Class D Preferred Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any such shares of Holding Class D Preferred Stock will cease to have any rights with respect thereto, except the right to receive the Class D Merger Consideration and any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.3, without interest.

            (f) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock, Holding Common Stock, Holding Class A-3 Preferred Stock, Holding Class B Preferred Stock, Holding Class C Preferred Stock or Holding Class D Preferred Stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within such period, the Exchange Ratios will be appropriately adjusted to provide the Holding Stockholders the same economic effect as contemplated by this Agreement prior to such event.

            SECTION 2.3. Exchange of Certificates.

            (a)   Exchange Procedures. Immediately following the Effective Time,
(i) each of the Holding Stockholders will deliver to the Company for cancellation and in exchange for the applicable portion of the Merger Consideration, certificates (collectively, the "CERTIFICATES") that, immediately prior to the Effective Time, represented all issued and outstanding shares of Holding Common Stock, Holding Series A-3 Preferred Stock, Holding Series B Preferred Stock, Holding Series C Preferred Stock or Holding Series D Preferred Stock (collectively, the "HOLDING SHARES") owned by such Holding Stockholder and (ii) the Company will deliver to each of the Holding Stockholders one or more certificates representing the applicable portion of the Merger Consideration and, if applicable, cash in lieu of any fractional share as contemplated by Section 2.3(c). The Certificates shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the applicable portion of the Merger Consideration into which the Holding Shares have been converted pursuant to
Section 2.2 and, if applicable, cash in lieu of any fractional share as contemplated by Section 2.3(c).

            (b) No Further Ownership Rights in Holding Shares. The Merger Consideration issued or paid upon the surrender for exchange of the Certificates in accordance with the terms of this Article 2 will be deemed to have been issued in full satisfaction of all rights pertaining to the Holding Shares theretofore represented by the Certificates, and from and after the Effective Time there will be no further registration of transfers on the stock transfer books of Holding of the Holding Shares that were outstanding immediately prior to the Effective Time.

            (c) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock will be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Company will relate to such fractional share interest and such fractional share interest will not entitle the owner thereof to vote or to any rights of a stockholder of the Company. In lieu of such fractional share interest, the Company will pay to the former holder of a Certificate after aggregating all Certificates held by such holder an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such former holder (after taking into account all Holding Shares held at the Effective Time by such holder) would otherwise be entitled by (y) the average of the last reported sale prices for a share of Company Common Stock on the NASDAQ National Market ("NASDAQ"), or such other national exchange on which the Company Common Stock is listed and traded (in each case as reported in The Wall Street Journal, or, if not so reported, any other authoritative source) for the five most recent trading days on which trades in the Company Common Stock were made prior to the Closing Date.

            SECTION 2.4. Adjustments to the Exchange Ratios.

            (a) Adjustments Based on Net Cash Proceeds. In the event the Net Cash Proceeds (as defined in Section 3.25) received by the Company as consideration for the Staffing Disposition (as defined in Section 6.13) exceed $25 million, the aggregate Merger Consideration will be adjusted in accordance with the following table so that, immediately after the Effective Time and subject to Section 2.4(d), the Holding Stockholders will collectively own the percentage of the outstanding Company Common Stock (on a fully diluted basis, including the exercise or conversion of all warrants, options, preferred stock or similar interests, as applicable) specified in the table (or proportionately adjusted to the nearest whole share of Company Common Stock for incremental amounts between those amounts shown in the table); provided, however, that in no event will the aggregate Merger Consideration be adjusted pursuant to this

Section 2.4(a) so as to result in the Holding Stockholders collectively owning less than 50.2% of the outstanding Company Common Stock (on a fully diluted basis as described above) immediately after the Effective Time.

Net Cash Proceeds In Excess of $25 Million                  Holding Stockholders Collective Ownership
               ($ millions)                                                    (%)
------------------------------------------                  -----------------------------------------
                     0                                                          55.5
                     5                                                          54.5
                    10                                                          53.5
                    15                                                          52.6
                    20                                                          51.8
                    25                                                          51.0
                30 or more                                                      50.2

            (b) Adjustments Based on Fully Diluted Company Common Stock Outstanding. In the event that the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (on a fully diluted basis, including shares issuable upon the exercise or conversion of all warrants, options, preferred stock or similar interests, as applicable) plus the number of shares issuable upon the exercise or conversion of all warrants issued in connection with the preferred stock subscription agreement attached as an exhibit to the Letter Agreement is more or less than 7,544,541, then the aggregate Merger Consideration will be adjusted so that such Merger Consideration at the Effective Time represents the same percentage interest in the Company as it did on the date of this Agreement.

            (c)   Reserved.

            (d) If the aggregate Merger Consideration is adjusted as set forth in Sections 2.4(a) and (b) above, then (i) the respective number of shares of Company Common Stock constituting each of the aggregate Common Stock Merger Consideration, aggregate Class A-3 Merger Consideration, aggregate Class B Merger Consideration, aggregate Class C Merger Consideration and aggregate Class D Merger Consideration shall be adjusted to equal the number of shares of Company Common Stock obtained by multiplying (x) the aggregate number of shares constituting the aggregate Merger Consideration as adjusted above, by (y) a fraction, the numerator of which is the number of shares of Company Common Stock constituting the aggregate Merger Consideration to be received by the applicable class of Holding capital stock prior to the adjustment, and the denominator of which is the number of shares of Company Common Stock constituting the aggregate Merger Consideration prior to such adjustment, and (ii) appropriate adjustments shall be made to the Merger Consideration to be received in respect to each share of the applicable class of Holding capital stock and the Exchange Ratio for such class of Holding capital stock to reflect the adjustment to the number of shares constituting the aggregate Merger Consideration to be received by the applicable class of Holding capital stock.

            (e) Excess Net Cash Proceeds. In the event Net Cash Proceeds exceed $55 million, the Company will, notwithstanding anything to the contrary contained herein, distribute such excess to its stockholders prior to Closing without modifying any other calculation set forth in this Section 2.4.

            (f) Adjustments Based on Tax Liabilities. At the Closing, the Company will place in escrow 186,705 of the shares of Company Common Stock constituting Merger Consideration (the "ESCROWED SHARES") in connection with potential obligations with respect to: (a) the Taxes of Staffing or any of its Subsidiaries due, or at any time determined to be due, and payable to the State of California, or any subdivision or agency thereof, for unemployment taxes (the "UNEMPLOYMENT TAXES") for any period beginning on or before and ending after the Closing Date which is allocable to the portion of the period occurring on or before the Closing Date (the "PRE-CLOSING PERIOD"); and (b) the Taxes of Staffing or any of its Subsidiaries due, or at any time determined to be due, and payable to the State of Delaware, or any subdivision or agency thereof, in respect of escheated property for any Pre-Closing Period (the "UNCLAIMED PROPERTY TAXES" and, together with the Unemployment Taxes, the "TAX LIABILITIES"). The number of Escrowed Shares attributable to each Holding Stockholder is set forth on Exhibit C attached hereto. The Company shall act as escrow agent and hold the Escrowed Shares on terms and conditions customary for such an escrow arrangement. The Escrowed Shares shall be held and released in accordance with an escrow agreement in the form attached as Exhibit D (the "ESCROW AGREEMENT"), which Escrow Agreement shall be entered into among the Company, Holding and the Holding Stockholders, and shall provide for the release of the Escrowed Shares to the Holding Stockholders as and when obligations for the Tax Liabilities are paid by the Company or any of its Subsidiaries and confirmed by the Company's audit committee.

            SECTION 2.5. Taking of Necessary Action; Further Action. Each of Holding, Partners, Comsys, the Company, Merger Sub and each Holding Stockholder will use its commercially reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Entities, the officers and directors of the Surviving Entity are fully authorized in the name of each Constituent Entity or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY, MERGER SUB AND PARTNERS

      Except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) previously delivered by the Company to Holding and Comsys (the "COMPANY DISCLOSURE LETTER"), the Company, Merger Sub and Partners hereby jointly and severally represent and warrant to Holding, Comsys and the Holding Stockholders as follows, provided, however, that no representation or warranty or covenant in this Article 3 other than Section 3.10 and Section 3.25 shall be deemed to include Staffing:

            SECTION 3.1. Organization. The Company and each of the Subsidiaries of the Company (the "COMPANY SUBSIDIARIES") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries or Partners, in each case considered as a single enterprise. The copies of the Company's restated certificate of incorporation delivered to Holding prior to the date hereof (the "COMPANY CHARTER") and amended and restated bylaws (the "COMPANY BYLAWS") which are incorporated by reference as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 28, 2003 (the "2003 10-K") are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate of incorporation and bylaws or similar organizational documents of the Company Subsidiaries that were delivered to Holding and Comsys prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

            SECTION 3.2. Capitalization.

            (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 95,000,000 shares of Company Common Stock, 6,089,938 of which are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $.01 par value (the "COMPANY PREFERRED STOCK"), of which (A) 500,000 shares have been designated as "SERIES A JUNIOR PARTICIPATING PREFERRED STOCK," no shares of which are issued and outstanding and (B) 1,047,290 shares have been designated as "SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK," no shares of which are issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock were held in the treasury of the Company and 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "COMPANY RIGHTS") distributed to the holders of Company Common Stock pursuant to the Amended and Restated Rights Agreement dated as of April 14, 2003, by and between the Company and Wachovia Bank, N.A., as amended on August 18, 2003 and the date hereof (the "COMPANY RIGHTS PLAN"). The issued and outstanding shares of Company Common Stock have been, and all shares which may be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. The Company has not, subsequent to December 28, 2003, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, nor has the Company heretofore agreed to take any such action. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matters on which stockholders of the Company may vote. All of the outstanding capital stock of Merger Sub is owned by the Company.

            (b) Section 3.2(b) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Company Subsidiary any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding restricted stock awards. There are no stock appreciation rights attached to the options, warrants or rights listed in Section 3.2(b) of the Company Disclosure Letter. Except as set forth above in this Section 3.2 and Section 3.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company's execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not cause any adjustments to the terms of any of the Company's outstanding warrants.

            SECTION 3.3. Authorization; No Conflict.

            (a) Each of the Company and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and Merger Sub, the performance by the Company and Merger Sub of their respective obligations hereunder and the consummation by the Company and Merger Sub of the transactions contemplated hereby (including the Staffing Disposition) have been duly authorized by the respective Boards of Directors of the Company and Merger Sub. Partners has the requisite limited liability company power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Partners, the performance by Partners of its obligations hereunder and the consummation by Partners of the transactions contemplated hereby have been duly authorized by PFI Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("PFI"), as the sole member of Partners. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries (including Merger Sub and Partners) are necessary to authorize the execution and delivery of this Agreement, the performance by the Company, Partners and Merger Sub of their respective obligations hereunder and the consummation by the Company, Partners and Merger Sub of the transactions contemplated hereby (including the Staffing Disposition), except for the approval of this Agreement by the Company Stockholder Vote (as defined in Section 3.11(d)) and by the holder or holders of a majority of the common stock of Merger Sub (the "MERGER SUB STOCKHOLDER CONSENT"). This Agreement has been duly executed and delivered by the Company, Partners and Merger Sub and constitutes a valid and binding obligation of each of the Company, Partners and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            (b) Neither the execution and delivery of this Agreement by the Company, Partners or Merger Sub, nor the consummation by the Company, Partners or Merger Sub of the transactions contemplated hereby (including the Staffing Disposition) nor compliance by the Company, Partners or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of the Company or similar organizational documents of any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, or otherwise result in a detriment to the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or
(iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. A "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of either (x) Partners and its Subsidiaries, considered as a single enterprise or (y) the Company and the Company Subsidiaries, considered as a single enterprise or (ii) the ability of any of the Company, Merger Sub and Partners to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence, development or state of circumstances which (A) adversely affects the securities markets in general or the information technology staffing industry generally, including legal, accounting or regulatory changes, (B) arises out of general economic or industry conditions (and in each case does not disproportionately affect the Company and the Company Subsidiaries or Partners, in each case considered as a single enterprise) or (C) (other than with respect to a breach of either this Section
3.3 or Section 3.21 that is not timely cured if susceptible to cure) arise out of, result from or relate to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred. For purposes hereof, changes in the trading price of Company Common Stock as reported by the NASDAQ or a delisting from NASDAQ will not alone constitute a Company Material Adverse Effect.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company's execution, delivery and performance of this Agreement or the consummation by the Company or Merger Sub of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust

Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") and applicable foreign competition and/or antitrust laws, if any, (iii) the filing with the SEC of (A) a proxy statement with respect to the Merger and other matters to be submitted to the Company stockholders for their consideration as provided in clauses (i) through (iii) of the first sentence of Section 6.1(d) (such proxy statement, as amended or supplemented from time to time, the "PROXY STATEMENT") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) and Rule 14f-1 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the Over the Counter Bulletin Board (the "OTC BULLETIN BOARD"), NASDAQ or other exchange on which Shares of the Company Common Stock are traded, as applicable and (v) compliance with the "BLUE SKY" laws of various states.

            SECTION 3.4. Subsidiaries.

            (a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. As used in this Agreement, "SUBSIDIARY" means, with respect to any party, any corporation or other organization whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

            (b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiaries. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            SECTION 3.5. SEC Reports and Financial Statements.

            (a) Since January 1, 2001, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the "COMPANY SEC REPORTS") required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

            (b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and comprehensive income (loss) and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the "COMPANY FINANCIAL STATEMENTS") of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations that (i) were not required by GAAP to be disclosed or provided for in the Company Financial Statements or
(ii) were incurred since December 31, 2003, and which, in each case, (A) were incurred in the ordinary course of business consistent with past practice and
(B) individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (c) Since January 1, 2001, the Company has not received written notice from the SEC or any other governmental entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other governmental entity. Since January 1, 2001, the Company's independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company's accounting policies or practices. Since January 1, 2001, to the knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Company Subsidiary. Set forth in Section 3.5(c) of the Company Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of the Company and the Company Subsidiaries.

            (d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY

ACT") and any related rules and regulations promulgated by the SEC and the New York Stock Exchange (the "NYSE"), the OTC Bulletin Board, NASDAQ or other exchange on which the Company Common Stock has been or is traded from time to time, as applicable, and the statements contained in any such certifications are complete and correct in all material respects.

            (e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in the Company's Exchange Act Reports, including its consolidated Company Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

            (f) The Company is, or will timely be, in compliance in all material respects with all current and proposed listing and corporate governance requirements of the NYSE, the OTC Bulletin Board, NASDAQ or other exchange on which the Company Common Stock has been or is traded from time to time, as applicable, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

            SECTION 3.6. Absence of Material Adverse Changes, etc. Since March 28, 2004, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

            (a) any event, condition, change, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

            (b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

            (c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

            SECTION 3.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against the Company or any of the Company Subsidiaries.

            SECTION 3.8. Information Supplied. The information provided by the Company for inclusion in the Proxy Statement (including any information required to be filed with the SEC and delivered to the Company stockholders pursuant to Rule 14f-1 under the Exchange Act) and each amendment or supplement thereto, at the time of filing thereof with the SEC and at the time of its dissemination to the Company's stockholders will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act (and include any information required to be included therein pursuant to Rule 14f-1 under the Exchange Act). Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about Holding or Comsys or any of their respective affiliates supplied by or through Holding or Comsys in writing specifically for inclusion in the Proxy Statement or any amendment or supplement thereto.

            SECTION 3.9. Broker's or Finder's Fees. Except for SunTrust Capital Markets, Inc. (the "COMPANY FINANCIAL ADVISOR"), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company's or any Company Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Holding and Comsys a true and complete copy of the Company's agreement with the Company Financial Advisor, pursuant to which the Company Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby. The term "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

            SECTION 3.10. Employee Plans.

            (a) There are no current Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to be provided, terminated by, or resulting in any material liability to the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code ("COMPANY ERISA AFFILIATES"). As used in this Agreement, "COMPANY EMPLOYEE BENEFIT PLAN" means any Company or Company Subsidiary plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any "employee welfare benefit plan" within the meaning of
Section 3(1) of ERISA ("COMPANY EMPLOYEE WELFARE BENEFIT PLAN"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("COMPANY EMPLOYEE PENSION BENEFIT PLAN") and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

            (b) With respect to each Company Employee Benefit Plan, the Company has made available to Holding and Comsys a true, correct and complete copy of:
(i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto; (ii) the two most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given within the last three years relating to such Company Employee Benefit Plan, any fiduciary thereof, the Company, or any ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

            (c) Each Company Employee Benefit Plan that is intended to be "QUALIFIED" within the meaning of Section 401(a), 401(f) or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code ("QUALIFIED COMPANY EMPLOYEE BENEFIT PLAN"), has received a favorable determination letter from the Internal Revenue Service that has not been revoked (or is within the remedial amendment period for obtaining such letter), and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. For the avoidance of doubt, the term "favorable determination letter" as used in this Section 3.10(c) does not include an opinion letter or advisory letter issued with respect to a master and prototype or volume submitter plan. Any favorable determination letters referenced in this Section 3.10(c) cover "GUST" as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Company Employee Benefit Plan has timely made "GOOD FAITH" amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42.

            (d) The Company has (i) filed or caused to be filed all material returns and reports on the Company Employee Benefit Plans that it and/or any fiduciary of any such plan is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

            (e) The funding, if any, under each Company Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. The Company is not subject to taxation on the income of any Company Employee Welfare Benefit Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Company Employee Welfare Benefit Plans required to comply with the health care continuation coverage ("COBRA") provisions of ERISA and the Code (and similar state law) have complied with such requirements in all material respects.

            (f) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions.

            (g) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans.

            (h) Neither the Company nor any ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Company Employee Benefit Plan that is a "MULTIEMPLOYER PLAN," as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA. Neither the Company nor any Company ERISA Affiliate has any liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation), and no such liability has been or is expected to be incurred by the Company or any of the Company Subsidiaries.

            (i) Neither the Company nor any Company Subsidiary is obligated to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

            (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Staffing Disposition) will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or the Company Subsidiaries to severance pay, any change in control payment, or any other material payment (including unemployment compensation, bonus or otherwise), except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, agreement or otherwise, or (iv) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Company Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in clauses (i),
(ii), (iii) or (iv) of this Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

            (k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims for benefits or appeals of denied claims in the ordinary course of business). No Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

            (l) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

            (m) Without limiting the generality of any other representation contained herein, there exists no Lien against the Company, any Company Subsidiary, any ERISA Affiliate, or any of their assets arising under sections 302(f) or 4068(A) of ERISA or section 412(n) of the Code.

            (n) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan other than an economic downturn, an increase in the cost of healthcare, or similar event beyond the control of the Company and Company Subsidiaries.

            (o) As used in this Agreement, "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            SECTION 3.11. Board Recommendation; Company Action; Requisite Vote of the Company's Stockholders.

            (a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on July 17, 2004 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby (including the proposed amendment and restatement of the Company Charter and the Company Bylaws, approval of the transactions contemplated by the Letter Agreement (as defined in Section 3.22) (the "LETTER AGREEMENT TRANSACTIONS") and the Staffing Disposition (as defined in Section 6.13(a))) are advisable and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, including the Letter Agreement Transactions, the Staffing Disposition and the amendment and restatement of the Company Charter and Company Bylaws, (iii) directed that this Agreement, the amended and restated Company Charter and the Staffing Disposition be submitted for consideration by the stockholders of the Company and (iv) recommended that the stockholders of the Company approve this Agreement, the amendment and restatement of the Company Charter and the Staffing Disposition (collectively, the "COMPANY BOARD APPROVAL"). Notwithstanding the foregoing, any change in or modification or revocation of the recommendation to the Company's stockholders of this Agreement, the amendment and restatement of the Company Charter or the Staffing Disposition by the Board of Directors of the Company in accordance with either Section 6.1(d) or Section 6.10(a) shall not constitute a breach of the representation in clause (iv). The Board of Directors of the Company has received from the Company Financial Advisor a written opinion, a true and correct copy of which has been provided to Holding and Comsys by the Company, to the effect that, as of the date of the opinion, from a financial point of view, the consideration to be received by the shareholders of the Company pursuant to the Merger transaction is fair to the Company's stockholders. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Proxy Statement so long as such inclusion is in form and substance reasonably satisfactory to the Company Financial Advisor and its counsel.

            (b) The Board of Directors of Merger Sub has, by written consent of all of the directors, which consent has not been subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of Merger Sub, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the sole stockholder of Merger Sub and (iv) recommended that the sole stockholder of Merger Sub approve this Agreement (including the Merger Consideration and the transactions contemplated by the Subscription Agreement and the Letter Agreement) and execute the Merger Sub Stockholder Consent. The Company is the sole stockholder of Merger Sub, and the Merger Sub Stockholder Consent is the only approval of the holder or holders of any class or series of Merger Sub's capital stock necessary to approve this Agreement and the transactions contemplated hereby and to consummate the Merger.

            (c) The sole member of Partners has, by resolutions duly adopted by such sole member, as of July 19, 2004 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of Partners, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by the sole holder of all outstanding equity interests in Partners and (iv) recommended that the sole holder of all outstanding equity interests in Partners approve this Agreement. PFI is the sole holder of all outstanding equity interests in Partners, and the written consent of PFI approving this Agreement and the transactions contemplated hereby (the "PFI CONSENT") is the only approval of the holder or holders of any class or series of Partners' equity interests necessary to approve this Agreement and the transactions contemplated hereby. PFI, as the sole holder of all outstanding equity interests in Partners, has executed and delivered the PFI Consent.

            (d) The only vote of the holders of any class or series of the Company's capital stock that is or will be necessary to:

                  (i) approve this Agreement and adopt the plan of merger contained herein is the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock;

                  (ii) amend and restate the Company Charter is either (A) the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock, or (B) if the Company Board Approval is rescinded and in any subsequent resolution relating to such amendment and restatement, no Significant Holder Designee is included among those members of the Board of Directors of the Company voting in favor of such resolution, the affirmative vote of the holders of 75% of the issued and outstanding shares of Company Common Stock; and

                  (iii) approve the Staffing Disposition is the adoption of a resolution authorizing the Staffing Disposition by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon, provided, however, that so long as the Staffing Disposition constitutes a Related Party Transaction as defined in and pursuant to the Company Charter,
(A) each Five Percent Holder (as such term is defined in the Company Charter) has approved such action and (B) such action also has been approved by the affirmative vote of 80% of the entire Board of Directors of the Company, which approval has been satisfied as of the date hereof by the Company Board Approval and remains in full force and effect (such adoptions and approvals, collectively, the "COMPANY STOCKHOLDER VOTE").

No vote of the holders of any class or series of the Company's capital stock is or will be necessary to amend and restate the Company Bylaws, provided that the Board of Directors of the Company, including at least one Significant Holder Designee, has approved such action, which approval has been satisfied by the Company Board Approval and the amendment and restatement of the Company Bylaws contemplated by this Agreement will become effective without any further corporate action by the Company at the Effective Time.

         SECTION 3.12. Taxes.

            (a) Each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the 2003 10-K are adequate to cover all Taxes accruing through such date. The Company and the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.

            (b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the Company nor any Company Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

            (c) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary. The Company and each Company Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any Company Subsidiary has been a party to a "listed transaction" within the meaning of Treas. Reg. Sec. 1.6011-4(b).

            (d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

            (e) To the knowledge of the Company, neither the Company nor any Company Subsidiary is a party to any agreement, contract, or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

            (f) Neither the Company nor any affiliate of the Company has made with respect to the Company, any Company Subsidiary, or any assets held by the Company or any Company Subsidiary any consent under Section 341 of the Code.

            (g) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (h) The statutes of limitations for the federal income Tax Returns of the Company and the Company Subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before January 3, 1999.

            (i) Neither the Company nor any Company Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by the Company or a Company Subsidiary is "TAX-EXEMPT USE PROPERTY" within the meaning of Section 168(h) of the Code. Neither the Company nor any Company Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

            (j) There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any Company Subsidiary, (ii) transfers or disposition of property by the Company or any Company Subsidiary for which the Company or the Company Subsidiary did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business, excluding any redemptions, transfers or dispositions between or among the Company and any Company Subsidiary.

            (k) Section 3.12(k) of the Company Disclosure Letter accurately reflects the tax basis of the assets listed therein.

            (l) The Company's net operating loss and capital loss carryforwards are no less than the amounts reflected in Section 3.12(l) of the Company Disclosure Letter.

            (m) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). To the knowledge of the Company, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Tax authority with respect to such other Person.

            (n) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign law).

            (o) Neither the Company nor any of the Company Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (p) As used in this Agreement, "TAX" or "TAXES" means, except as any such item relates to a Company Employee Benefit Plan, (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and
(iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii). As used in this Agreement, "TAX RETURN" means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes, except as any such item relates to a Company Employee Benefit Plan.

            SECTION 3.13. Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and Company Subsidiaries are in compliance with all applicable federal, state and local laws, regulations, and requirements relating to pollution, protection of the environment, and human health and safety ("ENVIRONMENTAL LAWS"); (ii) the Company and Company Subsidiaries are not subject to any existing, pending or, to the Company's knowledge, threatened proceedings regarding alleged violation of or liability under any Environmental Law; (iii) there have been no unauthorized releases of pollutants, contaminants, or other substance regulated under any Environmental Law (including petroleum products) at any property owned, operated or occupied by the Company and Company Subsidiaries; and (iv) the Company and Company Subsidiaries have obtained all permits and other authorizations required under Environmental Laws, such permits and other authorizations are currently in full force and effect, and the Company and Company Subsidiaries are in compliance with such permits and other authorizations. To the knowledge of the Company, there has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company (or any of its predecessors) in relation to the current or prior business of the Company (or any of its predecessors) or any Company Subsidiary or any property or facility now or previously owned or leased by the Company or any Company Subsidiary.

            SECTION 3.14. Compliance with Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or, to the Company's knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except as would not be material to the Company and the Company Subsidiaries or Partners, in each case considered as a single enterprise.

            SECTION 3.15. Employment Matters.

            (a) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, wages and hours, and any other law applicable to any current or former employee or director of the Company or any Company Subsidiary (each a "COMPANY EMPLOYEE"), or the independent contractors and consultants of the Company and the Company Subsidiaries (collectively, the "COMPANY INDEPENDENT CONTRACTORS"), or other Persons providing services to the Company or any Company Subsidiary, including, without limitation, all laws concerning the classification of employees and independent contractors. Each of the Company and the Company Subsidiaries has withheld all material amounts required by applicable law or by agreement to be withheld from the wages, salaries and other payments to employees, and none of the Company and the Company Subsidiaries is liable for any material arrears of wages or any material penalty for failure to timely pay wages.

            (b) To the Company's knowledge, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant applicable to a former employer relating (i) to the right of any such Person to be employed or retained by the Company or any Company Subsidiary, or (ii) to the use by or for the benefit of any of the Company or a Company Subsidiary of the trade secrets, intellectual property, or confidential or proprietary information of others in each case, in any material respect. To the knowledge of the Company, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to the business of the Company or any Company Subsidiary, which violation or violations would, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) The Company and the Company Subsidiaries have provided Holding and Comsys with true, complete and correct copies of all current written employment, management, change of control or severance agreements or arrangements which have been entered into between the Company and any Company Subsidiary, on the one hand, and any Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary, on the other hand, including any amendments thereto, in each case, providing for annual compensation, change of control or severance benefits that are in excess of $100,000 in the aggregate, and a list of any current officer of the Company or a Company Subsidiary or any other employee of the Company or a Company Subsidiary with a level of annual compensation (including base pay and any bonus or other incentive payments) that is in excess of $100,000 per year for the year ended December 31, 2003. Other than as expressly set forth in such agreements or amendments or in this Agreement, there have been no material changes, and there are no material proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any of such Company Employees.

            (d) Neither the Company nor any Company Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

            (e) In the 90-day period preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has effectuated (i) a "PLANT CLOSING" (as defined in the Workers Adjustment and Retraining Notification Act of 1989, as amended (the "WARN ACT")), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or
(ii) a "MASS LAYOFF" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 3.15(e) of the Company Disclosure Letter lists the number of the Company's or the Company Subsidiaries' employees (other than billable consultants) who have suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of the Company, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective "LEASED EMPLOYEES" (within the meaning of Section 414(n) of the Code) as leased employees, and each of their independent contractors as independent contractors, as applicable.

            SECTION 3.16. Foreign National Employees. Section 3.16 of the Company Disclosure Letter sets forth a complete list of all employees of the Company who, to the Company's knowledge, are working pursuant to visas sponsored by the Company (collectively, the "COMPANY FOREIGN NATIONAL EMPLOYEES"). To the knowledge of the Company, each Company Foreign National Employee holds a valid visa and is permitted to work in his or her current capacity as a Company Employee pursuant to such visa.

            SECTION 3.17. Investment Company. Neither the Company nor any of the Company Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

            SECTION 3.18. Property. Neither the Company nor any of the Company Subsidiaries owns or has owned any real property. Except as set forth in the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, free and clear of all Liens except Liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable contracts of the Company.

            SECTION 3.19. Intellectual Property. Except as provided for in the Buyer Agreement, the Company and the Company Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and proprietary information used or held for use in connection with their respective businesses (the "COMPANY INTELLECTUAL PROPERTY"), free and clear of all Liens, and there are no assertions or claims challenging the validity of any of the foregoing. Except as provided for in the Buyer Agreement, neither the Company nor any Company Subsidiary has granted to any other Person any license to use any of the foregoing. To the Company's knowledge, the conduct of the Company's and the Company Subsidiaries' respective businesses does not conflict with any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copy rights and proprietary information of others in any way. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the Company Intellectual Property, to the extent such measures are appropriate. Neither the Company nor any Company Subsidiary is required to pay any royalty or other amount to anyone with respect to any of the Company Intellectual Property. Following consummation of the Staffing Disposition in compliance with the terms of Section 6.13, the Company will continue to own, free from any royalty, maintenance, renewal or other fees or charges, all Company Intellectual Property that had been used by Staffing prior to the consummation of the Staffing Disposition except as provided for in the Buyer Agreement. The execution, delivery and performance of this Agreement by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish or result in the loss of any rights or interests of the Company or any Company Subsidiary (other than Staffing) of any Company Intellectual Property.

            SECTION 3.20. Insurance. The Company and each Company Subsidiary is covered by valid, outstanding enforceable policies of insurance issued by reputable insurers covering its properties, assets and business against risks of the nature normally insured against by similar entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities (the "COMPANY INSURANCE POLICIES"). Section 3.20 of the Company Disclosure Letter sets forth a complete and accurate list of the Company Insurance

Policies. The Company Insurance Policies are in full force and effect, and all premiums due thereon have been paid through the date of this Agreement and will be paid through the Closing Date. The Company and each of the Company Subsidiaries has complied in all material respects with the provisions of the Company Insurance Policies applicable to it, and provided to Holding and Comsys copies of all of the Company Insurance Policies and all amendments and riders thereto. There are no pending claims under any of the Company Insurance Policies, including any claim for loss or damage to the properties, assets or business of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has failed to give, in a timely manner, any notice required under any of the Company Insurance Policies to preserve its rights thereunder.

            SECTION 3.21. Certain Contracts and Arrangements.

            (a) Except with respect to any Company Employee Benefit Plan,
Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all material agreements to which the Company or any Company Subsidiary is a party (which for customers shall be limited to the top fifty Partners customers in terms of first quarter 2004 revenue); (ii) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred; (iii) all agreements requiring expenditures in excess of $50,000 individually or $200,000 in the aggregate; and
(iv) all contracts that cannot be terminated on 30 days' notice or less without material cost or penalties (the agreements, contracts and obligations specified above, collectively the "COMPANY CONTRACTS"). Each Company Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or one of the Company Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a violation, default or breach by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto under any Company Contract or result in a right of termination of any Company Contract. Other than as contemplated by Section 3.3(c), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby (including the Staffing Disposition) to provide for the continuation in full force and effect of all of the Company Contracts after the Closing.

            (b) Neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any non-competition or other agreement or other arrangement that purports to limit or otherwise materially restrict the Company or any Company Subsidiary or any successor thereto, or that would, after the Effective Time, to the knowledge of the Company, materially limit or restrict the Company, the Surviving Entity or any of their subsidiaries or any successor thereto, from engaging or competing in the information technology staffing business or (ii) any agreement or other arrangement that contains a "MOST FAVORED NATION" provision purporting to require the Company or any of the Company Subsidiaries to provide services to a customer on terms at least as favorable as those on which the Company or any Company Subsidiary provides services to a third party unaffiliated with such customer.

            SECTION 3.22. Company Financing Arrangements. The Company has on or prior to the date hereof entered into a subscription agreement with Wachovia (the "SUBSCRIPTION AGREEMENT"), a true and complete copy of which has been furnished by the Company to Holding and Comsys, pursuant to which Wachovia has agreed, subject to the terms and conditions contained in the Subscription Agreement, to convert, at the Effective Time, specified amounts of outstanding debt of Comsys (subject to adjustment as provided in the Subscription Agreement), into shares of Company Preferred Stock to be issued by the Company at the Effective Time. The Company has on or prior to the date hereof entered into a letter agreement (the "LETTER AGREEMENT") with MatlinPatterson Global Opportunities Partners, L.P. ("MGOP"), MatlinPatterson Global Opportunities Partners (Bermuda), L.P., ("MGOPB"), Links Partners, L.P. ("LINKS") and Inland Partners, L.P. ("INLAND") pursuant to which MGOP, MGOPB, Inland and Links have agreed, severally and not jointly, to purchase at the Effective Time, under certain circumstances, up to $7,000,000 of the Company Preferred Stock in accordance with the terms of the subscription agreement attached to the Letter Agreement as an exhibit. A true and complete copy of the Letter Agreement has been furnished by the Company to Holding and Comsys. The Subscription Agreement and the Letter Agreement are in full force and effect and, since the date thereof, have not been withdrawn, amended or terminated in any manner. The Company has taken all corporate and other actions required to cause the Subscription Agreement and the Letter Agreement to be effective.

            SECTION 3.23. Company Rights Plan; Takeover Statutes.

            (a) The Company has delivered to Holding and Comsys a true and complete copy of the Company Rights Plan. No "Distribution Date" or "Stockholder Acquisition Date" (as each such term is defined in the Company Rights Plan) has occurred prior to the date of this Agreement. The Company has taken all action so that none of (i) this Agreement, (ii) the execution and delivery of this Agreement by any party hereto, (iii) the performance by any party of its obligations under this Agreement or (iv) the consummation of any of the transactions contemplated by this Agreement (including the Merger and the Staffing Disposition) will:

                  (i) cause any Person to become an Acquiring Person, cause a Distribution Date or Stock Acquisition Date (as each such term is defined in the Company Rights Plan) to occur or otherwise cause the rights to be issued pursuant to the Company Rights Plan to become exercisable; or

                  (ii) trigger any "Significant Holder" or "Related Party" provisions set forth in the Company Charter (as each such term is defined therein).

            (b) The Company has taken all actions so that the Company Rights Plan will terminate immediately prior to the Effective Time.

            (c) The approval by the Board of Directors of the Company of this Agreement, the Merger, the amendment of the Company Charter, the amendment of the Company Bylaws and the transactions contemplated hereby and thereby (including the Staffing Disposition) is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the restrictions contained in Section 203 of the DGCL, and no "fair price," "moratorium," "control share acquisition" or other anti-takeover law of any state is applicable to or triggered by the Merger, this Agreement or the transactions contemplated hereby.

            SECTION 3.24. Activities of Merger Sub. Merger Sub conducts no operations and, other than entering into this Agreement and performing its obligations hereunder, has not entered into any agreement or conducted any business.

            SECTION 3.25. Agreement Regarding Staffing Disposition. The Company is simultaneously entering into a definitive agreement with Compass CS Inc. ("BUYER"), a true and correct copy of which has been provided to Holding, pursuant to which Buyer is required to purchase all of the issued and outstanding capital stock of Venturi Staffing Partners, Inc. ("STAFFING"), for a purchase price providing the Company with Net Cash Proceeds upon the closing of such transaction of not less than $25 million, in a transaction that the parties thereto agree to consummate at or prior to the Closing Date on terms consistent with those set forth in Section 6.13 (the "BUYER AGREEMENT"). The Buyer Agreement permits the Company to terminate the Buyer Agreement under certain circumstances and enter into a definitive agreement with a third party (a "REPLACEMENT AGREEMENT"). The terms of any Replacement Agreement must be on terms that are acceptable to Holding and otherwise consistent with the terms set forth in Section 6.13. Any Replacement Agreement shall require that the sale of Staffing contemplated therein be consummated on or before the Closing Date. The term "NET CASH PROCEEDS" refers to the amount in cash received by the Company as consideration for the sale of Staffing (including funds placed in escrow in connection with the Tax Liabilities), upon the closing of such transaction net of (i) income taxes, (ii) broker, legal and accounting fees and other transaction fees and expenses and any termination fees arising out of or in connection with the sale of Staffing contemplated by this Agreement and (iii) any other liabilities associated with Staffing, including any accrued liabilities of Staffing which are not assumed by the Buyer at the time the sale of Staffing is consummated (including but not limited to liabilities relating to the Nonqualified Plan, the 401(K) Matter (as defined below), the Unemployment Taxes and the Unclaimed Property Taxes) that are not assumed by the purchaser of Staffing. The Company will not amend or waive any rights under the Buyer Agreement without the prior written approval of Holding, or terminate the Buyer Agreement except in accordance with its terms. The Company will comply with all of its obligations in the Buyer Agreement and all representations and warranties of the Company and Staffing in the Buyer Agreement are true and correct. If the Company enters into a Replacement Agreement as permitted hereby, (i) the Company will not amend or waive any rights under such Replacement Agreement without the prior written approval of Holding, or terminate such Replacement Agreement except in accordance with its terms, (ii) the Company will comply with all of its obligations in such Replacement Agreement and (iii) all representations and warranties of the Company and Staffing in the Replacement Agreement will be true and correct. "401(K) MATTER" means liabilities and costs incurred or estimated as of the Effective Time by the Company in good faith to be incurred in connection with the correction of any form, operational or demographic error associated with the VPI 401(K) Plan, provided, however, that liabilities for the 401(K) Matter for purposes of the Net Cash Proceeds shall not exceed $500,000.

            SECTION 3.26. Books and Financial Records. The books of account and other financial records of the Company are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company is subject to that Section), including the maintenance of a system of internal controls that meets the requirements of such section.

                                   ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF HOLDING AND COMSYS

           Except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) previously delivered by Holding and Comsys to the Company (the "COMSYS DISCLOSURE LETTER"), Holding and Comsys hereby jointly and severally represent and warrant to the Company as follows:

            SECTION 4.1. Organization. Holding and each of the Subsidiaries of Holding (the "HOLDING SUBSIDIARIES") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. Holding and each of the Holding Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, would not be material to Holding or the Holding Subsidiaries. The copies of the certificate of incorporation and bylaws of Holding and Comsys that were delivered to the Company prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

            SECTION 4.2. Capitalization.

            (a) As of the date of this Agreement, the authorized capital stock of Comsys consists of 5,000,000 shares of common stock, par value $.01 per share, of Comsys (the "COMSYS COMMON STOCK"), 2,115,500 shares of which are issued and outstanding. As of the date of this Agreement, no shares of Comsys Common Stock were held by Comsys in its treasury. The issued and outstanding shares of Comsys Common Stock have been duly authorized and validly issued, fully paid and are nonassessable and free of preemptive rights. Comsys has not, subsequent to December 31, 2003, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, authorized or effected any split up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, nor has Comsys heretofore agreed to take any such action. There are no outstanding contractual obligations of Comsys of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Comsys. Other than the Comsys Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Comsys having the right to vote on any matters on which stockholders of Comsys may vote. Except as set forth above, no shares of capital stock or other voting securities of Comsys are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Comsys or any other Holding Subsidiary is a party or by which any of them is bound obligating Comsys or any other Holding Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Comsys or of any other Holding Subsidiary or obligating Comsys or any other Holding Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

            (b) As of the date of this Agreement, the authorized capital stock of Holding consists of: (i) 35,000,000 shares of Holding Common Stock, 20,844,060 shares of which are issued and outstanding; (ii) 150,000 shares of Class A-1 preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS A-1 PREFERRED STOCK"), 92,553.653 shares of which are issued and outstanding; (iii) 46,352 shares of Class A-2 preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS A-2 PREFERRED STOCK"), 46,351.073 shares of which are issued and outstanding; (iv) 3,000 shares of Holding Class A-3 Preferred Stock, 3,000 shares of which are issued and outstanding; (v) 33,000 shares of Holding Class B Preferred Stock, 33,000 shares of which are issued and outstanding; (vi) 62,500 shares of Holding Class C Preferred Stock, 62,500 shares of which are issued and outstanding; (vii) 1,000 shares of Holding Class D Preferred Stock, 1,000 shares of which are issued and outstanding; and
(viii) 7,177.579 shares of Class E preferred stock of Holding, par value $.01 per share (the "HOLDING CLASS E PREFERRED STOCK"), 7,177.579 shares of which are issued and outstanding. As of the date of this Agreement, no shares of any class of Holding capital stock were held by Holding in its treasury. The issued and outstanding shares of each class of Holding capital stock have been duly authorized and validly issued, fully paid and are nonassessable and free of preemptive rights. Holding has not, subsequent to December 31, 2003, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, authorized or effected any split up or any recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, nor has Holding heretofore agreed to take any such action. There are no outstanding contractual obligations of Holding of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Holding. Other than the respective classes of Holding capital stock there are no outstanding bonds, debentures, notes or other indebtedness or securities of Holding having the right to vote on any matters on which stockholders of Holding may vote. No shares of capital stock or other voting securities of Holding are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Holding is a party or by which Holding is bound obligating Holding to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Holding or obligating Holding to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

            SECTION 4.3. Authorization; No Conflict.

            (a) Each of Holding and Comsys has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Holding and Comsys, the performance by Holding and Comsys of their respective obligations hereunder and the consummation by Holding and Comsys of the transactions contemplated hereby have been duly authorized by the Board of Directors of Holding and Comsys, respectively, and no other corporate proceedings on the part of Holding or any of the Holding Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by Holding and Comsys of their respective obligations hereunder and the consummation by Holding and Comsys of the transactions contemplated hereby, other than obtaining the Holding Stockholder Consent (as defined in Section 4.3(c)). This Agreement has been duly executed and delivered by each of Holding and Comsys and constitutes a valid and binding obligation of Holding and Comsys respectively, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            (b) The Board of Directors of Comsys has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on July 15, 2004 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement and the other transactions contemplated hereby to which Comsys is a party are advisable and in the best interests of Comsys and its stockholders, and (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby to which Comsys is a party. No vote of the holders of any class or series of Comsys' capital stock is necessary to consummate the Merger.

            (c) The Board of Directors of Holding has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on July 15, 2004 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement and the other transactions contemplated hereby to which Holding is a party are advisable and in the best interests of Holding and its stockholders, and (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby to which Holding is a party. The only vote of the holders of any class or series of Holding's capital stock necessary to consummate the Merger is the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Holding Common Stock (the "HOLDING STOCKHOLDER CONSENT").

            (d) Neither the execution and delivery of this Agreement by Holding or Comsys, nor the consummation by Holding or Comsys of the transactions contemplated hereby nor compliance by Holding or Comsys with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Holding or Comsys or any similar organizational documents of any Holding Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Holding or any of the Holding Subsidiaries under, or result in being declared void, voidable or without further binding effect, or otherwise result in a detriment to Holding or any Holding Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which

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

Holding or any of the Holding Subsidiaries is a party or by which Holding or any of the Holding Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (e) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Holding or any of the Holding Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Holding Material Adverse Effect. A "HOLDING MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Holding and the Holding Subsidiaries considered as a single enterprise or (ii) the ability of Holding or Comsys to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence, development or state of circumstances which (A) adversely affects the securities markets in general or the information technology staffing industry generally, including legal, accounting or regulatory changes, (B) arises out of general economic or industry conditions (and in each case does not disproportionately affect Holding and the Holding Subsidiaries considered as a single enterprise) or (C) (other than with respect to a breach of either this
Section 4.3 or Section 4.20 that is not timely cured if susceptible to cure) arise out of, result from or relate to the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Holding Material Adverse Effect has occurred.

            (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority is necessary to be obtained or made by Comsys or any other Holding Subsidiary in connection with Holding's or Comsys' respective execution, delivery and performance of this Agreement or the consummation by Holding or Comsys of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act and applicable foreign competition and/or antitrust laws, if any, and (iii) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) and Rule 14f-1 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby.

            SECTION 4.4. Subsidiaries.

            (a) Holding has no Subsidiaries other than Comsys. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, Comsys are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by Holding free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, Comsys. There are no agreements requiring Holding to make contributions to the capital of, or lend or advance funds to, Comsys.

            (b) The Holding Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4(a) of the Comsys Disclosure Letter. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Holding Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by Comsys or by another Holding Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Holding Subsidiaries. There are no agreements requiring Comsys or any other Holding Subsidiary to make contributions to the capital of, or lend or advance funds to, any Holding Subsidiary.

            SECTION 4.5. Financial Statements.

            (a) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and comprehensive income (loss) and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Holding for the annual periods ending December 31, 2001, 2002 and 2003 and the quarterly period ending March 31, 2004 (collectively, the "HOLDING FINANCIAL STATEMENTS") delivered by Holding to the Company have been prepared from the books and records of Holding and the Holding Subsidiaries, have been prepared in conformity with GAAP (except, in the case of unaudited statements) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Holding and the Holding Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business). Except as reflected in the Holding Financial Statements, neither Holding nor any of the Holding Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations that (i) were not required by GAAP to be disclosed or provided for in the Holding Financial Statements or
(ii) were incurred since December 31, 2003, and which, in each case, (A) were incurred in the ordinary course of business consistent with past practice and
(B) individually or in the aggregate, have not had and would not reasonably be expected to have a Holding Material Adverse Effect.

            (b) Neither Holding nor Comsys has received written notice from any governmental entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by any governmental entity. Since January 1, 2001, neither Holding's nor Comsys' respective independent public accounting firm has informed Holding or Comsys, respectively, that it has any material questions, challenges or disagreements regarding or pertaining to Holding's or Comsys' respective accounting policies or practices. Since January 1, 2001, to the knowledge of Holding and Comsys, no officer or director of Holding or Comsys has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Holding or any Holding Subsidiary. Set forth in Section 4.5(b) of the Comsys Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of Holding and the Holding Subsidiaries.

            SECTION 4.6. Absence of Material Adverse Changes, etc. Since March 31, 2004, Holding and the Holding Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been or occurred:

            (a) any event, condition, change, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Holding Material Adverse Effect;

            (b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by Holding or the Holding Subsidiaries; or

            (c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2(b).

            SECTION 4.7. Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Holding or Comsys, threatened, to which Holding or any of the Holding Subsidiaries is a party. There are no judgments, decrees, injunctions, rules, awards or orders of any governmental or regulatory entity or arbitrator outstanding against Holding or any of the Holding Subsidiaries.

            SECTION 4.8. Information Supplied. The information provided by Holding and Comsys for inclusion in the Proxy Statement (including any information required to be filed with the SEC and delivered to the Company stockholders pursuant to Rule 14f-1 under the Exchange Act) and each amendment or supplement thereto, at the time of filing thereof with the SEC and at the time of its dissemination to the Company's stockholders will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            SECTION 4.9. Broker's or Finder's Fees. No agent, broker, Person or firm acting on behalf of Holding or any Holding Subsidiary or under Holding's or any Holding Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

            SECTION 4.10. Employee Plans.

            (a) There are no current Comsys Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, provided, promised to be provided, terminated by, or resulting in any material liability to Holding or Comsys or any entity with which Holding or Comsys is considered a single employer under Section 414(b), (c) or (m) of the Code ("COMSYS ERISA AFFILIATES"). As used in this Agreement, "COMSYS EMPLOYEE BENEFIT PLAN" means any Holding or Holding Subsidiary plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of Holding or any of the Holding Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("COMSYS EMPLOYEE WELFARE BENEFIT PLAN"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("COMSYS EMPLOYEE PENSION BENEFIT PLAN") and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program or policy.

            (b) With respect to each Comsys Employee Benefit Plan, Holding and Comsys have made available to the Company a true, correct and complete copy of:
(i) each writing constituting a part of such Comsys Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto; (ii) the two most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given within the last three years relating to such Comsys Employee Benefit Plan, any fiduciary thereof, Holding, Comsys, or any Comsys ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Comsys Employee Benefit Plan.

            (c) Each Comsys Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a), 401(f) or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code ("QUALIFIED COMSYS EMPLOYEE BENEFIT PLAN"), has received a favorable determination letter from the Internal Revenue Service that has not been revoked (or is within the remedial amendment period for obtaining such letter), and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Comsys Employee Benefit Plan. For the avoidance of doubt, the term "favorable determination letter" as used in this Section 4.10(c) does not include an opinion letter or advisory letter issued with respect to a master and prototype or volume submitter plan. Any favorable determination letters referenced in this Section 4.10(c) cover "GUST" as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Comsys Employee Benefit Plan has timely made "GOOD FAITH" amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42.

            (d) Holding or Comsys, as applicable, has (i) filed or caused to be filed all material returns and reports on the Comsys Employee Benefit Plans that it and/or any fiduciary of any such plan is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

            (e) The funding, if any, under each Comsys Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. Neither Holding nor Comsys is subject to taxation on the income of any Comsys Employee Welfare Benefit Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Comsys Employee Welfare Benefit Plans required to comply with the COBRA provisions of ERISA and the Code (and similar state law) have complied with such requirements in all material respects.

            (f) Each Comsys Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions.

            (g) Holding and the Holding Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Comsys Employee Benefit Plans.

            (h) None of Holding, Comsys or any Comsys ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any Comsys Employee Benefit Plan that is a "MULTIEMPLOYER PLAN," as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA. None of Holding, Comsys or any Comsys ERISA Affiliate has any liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation), and no such liability has been or is expected to be incurred by Holding or any of the Holding Subsidiaries.

            (i) Neither Holding nor the Holding Subsidiaries is obligated to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or any similar provisions of state law.

            (j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of Holding or the Holding Subsidiaries to severance pay, any change in control payment, or any other material payment (including unemployment compensation, bonus or otherwise), except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, (iii) materially increase any benefits otherwise payable under any Comsys Employee Benefit Plan, agreement or otherwise, or (iv) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither Holding nor any Holding Subsidiary has taken any action that would result in its incurring any obligation for any payments or benefits described in clauses (i), (ii), (iii) or (iv) of this Section 4.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

            (k) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of Holding and Comsys, threatened against Holding any Holding Subsidiary or any Comsys Employee Benefit Plan related to any Comsys Employee Benefit Plan (other than claims for benefits or appeals of denied claims in the ordinary course of business). No Comsys Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

            (l) Holding or Comsys, as applicable, has the right to amend or terminate each Comsys Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Comsys Employee Pension Benefit Plan.

            (m) Without limiting the generality of any other representation contained herein, there exists no Lien against Holding, any Holding Subsidiary, any Comsys ERISA Affiliate, or any of their assets arising under sections 302(f) or 4068(A) of ERISA or section 412(n) of the Code.

            (n) None of Holding, Comsys or any Comsys ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Comsys Employee Benefit Plan or modify, change or terminate any existing Comsys Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Comsys Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan other than an economic downturn, an increase in the cost of healthcare, or similar event beyond the control of Holding and Holding Subsidiaries.

            SECTION 4.11. Taxes.

            (a) Each of Holding and each Holding Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and Holding and each Holding Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Holding Financial Statements are adequate to cover all Taxes accruing through such date. Holding and the Holding Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of Holding or any Holding Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Holding or a Holding Subsidiary is contesting in good faith through appropriate proceedings.

            (b) As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Holding or any Holding Subsidiary, and neither Holding nor any Holding Subsidiary has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against Holding or any Holding Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Holding Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of Holding or any Holding Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the Holding Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where Holding or any of the Holding Subsidiaries does not file Tax Returns that Holding or any Holding Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither Holding nor any Holding Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on Holding or any Holding Subsidiary with respect to any period following the Closing Date. Neither Holding nor any Holding Subsidiary has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

            (c) Neither Holding nor any Holding Subsidiary has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against Holding or any Holding Subsidiary. Holding and each Holding Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Holding nor any Holding Subsidiary has been a party to a "listed transaction" within the meaning of Treas. Reg. Sec. 1.6011-4(b).

            (d) Neither Holding nor any Holding Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

            (e) To the knowledge of Holding and Comsys, neither Holding nor any Holding Subsidiary is party to any agreement, contract or arrangement that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock), that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to any excise tax under Section 4999 of the Code, or, to the knowledge of Holding, that would not be deductible pursuant to the terms of Section 162(a)(1), 162(m) or 162(n) of the Code.

            (f) None of Holding, Comsys or any affiliate of Holding or Comsys has made with respect to Holding any Holding Subsidiary, or any assets held by Holding or any Holding Subsidiary any consent under Section 341 of the Code.

            (g) Neither Holding nor any Holding Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 (a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (h) The statutes of limitations for the federal income Tax Returns of Holding and the Holding Subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 1998.

            (i) Neither Holding nor any Holding Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the property owned by Holding or a Holding Subsidiary is "TAX-EXEMPT USE PROPERTY" within the meaning of Section 168(h) of the Code. Neither Holding nor any Holding Subsidiary is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

            (j) There have not been, within two years of the date of this Agreement, any (i) redemptions by Holding or any Holding Subsidiary, (ii) transfers or disposition of property by Holding or any Holding Subsidiary for which Holding or Holding Subsidiary did not receive adequate consideration, or
(iii) distributions to the holders of Holding Common Stock with respect to their stock other than distributions of cash in the ordinary course of business, excluding any redemptions, transfers or dispositions between or among Holding and any Holding Subsidiary.

            (k) Section 4.11(k) of the Comsys Disclosure Letter accurately reflects the tax basis of the assets listed therein.

            (l) Holding's net operating loss and capital loss carryforwards are no less than the amounts reflected in Section 4.11(l) of the Comsys Disclosure Letter.

            (m) Neither Holding nor any Holding Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holding). To the knowledge of Holding and Comsys, neither Holding nor any Holding Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than Holding or a Holding Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a Tax authority with respect to such other Person.

            (n) Neither Holding nor any Holding Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign law).

            (o) Neither Holding nor any of the Holding Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            SECTION 4.12. Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Holding Material Adverse Effect: (i) Holding and Holding Subsidiaries are in compliance with all applicable Environmental Laws; (ii) Holding and Holding Subsidiaries are not subject to any existing, pending or, to Holding and Comsys' knowledge, threatened proceedings regarding alleged violation of or liability under any Environmental Law; (iii) there have been no unauthorized releases of pollutants, contaminants or other substances regulated under any Environmental Law (including petroleum products) at any property owned, operated or occupied by Holding and Holding Subsidiaries; and (iv) Holding and Holding Subsidiaries have obtained all permits and other authorizations required under Environmental Laws, such permits and other authorizations are currently in full force and effect, and Holding and the Holding Subsidiaries are in compliance with such permits and other authorizations. To the knowledge of Holding and Comsys, there has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of Holding or Comsys (or any of their respective predecessors) in relation to the current or prior business of Holding (or any of its respective predecessors) or any Holding Subsidiary or any property or facility now or previously owned or leased by Holding or any Holding Subsidiary.

            SECTION 4.13. Compliance with Laws. Holding and the Holding Subsidiaries are in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state or local or foreign government or agency thereof that materially affect the business, properties or assets owned or leased by Holding and the Holding Subsidiaries, and no notice, charge, claim, action or assertion has been received by Holding or any Holding Subsidiary or, to Holding's and Comsys' knowledge, has been filed, commenced or threatened against Holding or any Holding Subsidiary alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except as would not be material to Holding and the Holding Subsidiaries considered together as a single enterprise.

            SECTION 4.14. Employment Matters.

            (a) Holding and the Holding Subsidiaries are in compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, wages and hours, and any other law applicable to any current or former employee or director of Holding or any Holding Subsidiary (each a "COMSYS EMPLOYEE"), or the independent contractors and consultants of Holding and the Holding Subsidiaries (collectively, the "COMSYS INDEPENDENT CONTRACTORS"), or other Persons providing services to Holding or any Holding Subsidiary, including, without limitation, all laws concerning the classification of employees and independent contractors. Each of Holding and the Holding Subsidiaries has withheld all material amounts required by applicable law or by agreement to be withheld from the wages, salaries and other payments to employees, and neither Holding nor any Holding Subsidiary is liable for any material arrears of wages or any material penalty for failure to timely pay wages.

            (b) To Holding's and Comsys' knowledge, no Comsys Employee, Comsys Independent Contractor or any other Person providing services to Holding or any Holding Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant applicable to a former employer relating (i) to the right of any such Person to be employed or retained by Holding or any Holding Subsidiary, or (ii) to the use by or for the benefit of Holding or any Holding Subsidiary of the trade secrets, intellectual property, or confidential or proprietary information of others, in each case, in any material respect. To the knowledge of Holding and Comsys, no Comsys Employee, Comsys Independent Contractor or any other Person providing services to Holding or any Holding Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to the business of Holding or any Holding Subsidiary, which violation or violations would, individually or in the aggregate, have a Holding Material Adverse Effect.

            (c) Holding and the Holding Subsidiaries have provided the Company with true, complete and correct copies of all current written employment, management, change of control or severance agreements or arrangements which have been entered into between Holding and any Holding Subsidiary, on the one hand, and any Comsys Employee, Comsys Independent Contractor or any Person providing services to Holding or any Holding Subsidiary, on the other hand, including any amendments thereto, in each case, providing for annual compensation, change of control or severance benefits that are in excess of $100,000 in the aggregate, and a list of any current officer of Holding or a Holding Subsidiary or any other employee of Holding or a Holding Subsidiary with a level of annual compensation (including base pay and any bonus or other incentive payments) that is in excess of $100,000 per year for the year ended December 31, 2003. Other than as expressly set forth in such agreements or amendments or in this Agreement, there have been no material changes, and there are no material proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any of such Comsys Employees.

            (d) Neither Holding nor any Holding Subsidiary: (i) is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of Holding and Comsys, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of Holding or any of the Holding Subsidiaries, and, to the knowledge of Holding and Comsys, there are no campaigns being conducted to solicit cards from employees of Holding or any of the Holding Subsidiaries to authorize representation by any labor organization;
(ii) is a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices; or (iii) is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Holding and Comsys, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Holding or any of the Holding Subsidiaries.

            (e) In the 90-day period preceding the date of this Agreement, neither Holding nor any of the Holding Subsidiaries has effectuated (i) a "PLANT CLOSING" (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Holding or any of the Holding Subsidiaries, or (ii) a "MASS LAYOFF" (as defined in the WARN Act) affecting any site of employment or facility of Holding or any of the Holding Subsidiaries; nor has Holding or any of the Holding Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act. Section 4.14(e) of the Comsys Disclosure Letter lists the number of Holding's or the Holding Subsidiaries' employees (other than billable consultants) who have suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) in the 90 days prior to the date of this Agreement or had a reduction in hours of at least 50% in the 180 days prior to the date of this Agreement. To the knowledge of Holding and Comsys, Holding and the Holding Subsidiaries have at all times properly classified each of their respective employees as employees, each of their respective "leased employees" (within the meaning of Section 414(n) of the Code) as leased employees, and each of its independent contractors as independent contractors, as applicable.

            SECTION 4.15. Foreign National Employees. Section 4.15 of the Comsys Disclosure Letter sets forth a complete list of all employees of Holding or Comsys who, to Holding's and Comsys' knowledge, are working pursuant to visas sponsored by Holding or Comsys (collectively, the "COMSYS FOREIGN NATIONAL EMPLOYEES"). To the knowledge of Holding and Comsys, each Comsys Foreign National Employee holds a valid visa and is permitted to work in his or her current capacity as a Comsys Employee pursuant to such visa.

            SECTION 4.16. Investment Company. Neither Holding nor any of the Holding Subsidiaries is an "investment company" or a company "controlled" by an "INVESTMENT COMPANY" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

            SECTION 4.17. Properties. Neither Holding nor any of the Holding Subsidiaries owns or has owned any real property. Except as set forth in the Comsys Disclosure Schedule, Holding and each of the Holding Subsidiaries has good and marketable title to all of their respective properties and assets, free and clear of all Liens except Liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not be reasonably likely to have a Holding Material Adverse Effect; and all leases pursuant to which Holding or any of the Holding Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Holding or such Holding Subsidiary has not taken adequate steps to prevent such a default from occurring). All major items of operating equipment owned or leased by Holding or any of the Holding Subsidiaries (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Holding and the Holding Subsidiaries, to comply in all material respects with the requirements of all applicable contracts of Holding and Comsys.

            SECTION 4.18. Intellectual Property. Holding and the Holding Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and proprietary information used or held for use in connection with their respective businesses (the "COMSYS INTELLECTUAL PROPERTY"), free and clear of all Liens, and there are no assertions or claims challenging the validity of any of the foregoing. Neither Holding nor any Holding Subsidiary has granted to any other Person any license to use any of the foregoing. To Holding's and Comsys' knowledge, the conduct of Holding's and the Holding Subsidiaries' respective businesses does not conflict with any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copy rights and proprietary information of others in any way. Holding and Comsys have taken reasonable security measures to protect the secrecy, confidentiality and value of the Comsys Intellectual Property, to the extent such measures are appropriate. Neither Holding nor any Holding Subsidiary is required to pay any royalty or other amount to anyone with respect to any of the Comsys Intellectual Property. The execution, delivery and performance of this Agreement by Holding or Comsys of the transactions contemplated by this Agreement will not alter, impair, diminish or result in the loss of any rights or interests of Holding or any Holding Subsidiary of any Comsys Intellectual Property.

            SECTION 4.19. Insurance. Holding and each Holding Subsidiary is covered by valid, outstanding enforceable policies of insurance issued by reputable insurers covering its properties, assets and business against risks of the nature normally insured against by similar entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities (the "COMSYS INSURANCE POLICIES"). Section 4.19 of the Comsys Disclosure Letter sets forth a complete and accurate list of the Comsys Insurance Policies. The Comsys Insurance Policies are in full force and effect, and all premiums due thereon have been paid through the date of this Agreement and will be paid through the Closing Date. Holding and each of the Holding Subsidiaries has complied in all material respects with the provisions of the Comsys Insurance Policies applicable to it, and provided to the Company copies of all of the Comsys Insurance Policies and all amendments and riders thereto. There are no pending claims under any of the Comsys Insurance Policies, including any claim for loss or damage to the properties, assets or business of Holding or any of the Holding Subsidiaries. Neither Holding nor any of the Holding Subsidiaries has failed to give, in a timely manner, any notice required under any of the Comsys Insurance Policies to preserve its rights thereunder.

            SECTION 4.20. Certain Contracts and Arrangements.

            (a) Except with respect to any Comsys Employee Benefit Plan, Section 4.20(a) of the Comsys Disclosure Letter sets forth a true and complete list of
(i) all material agreements to which Holding or any Holding Subsidiary is a party (which for customers shall be limited to the top fifty Comsys customers in terms of first quarter 2004 revenue); (ii) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which indebtedness of Holding or any Holding Subsidiary is outstanding or may be incurred; (iii) all agreements requiring capital expenditures in excess of $50,000 individually or

$200,000 in the aggregate; and (iv) all contracts that cannot be terminated on 30 days' notice or less without material cost or penalties (the agreements, contracts and obligations specified above, collectively the "COMSYS CONTRACTS"). Each Comsys Contract is in full force and effect, and is a legal, valid and binding obligation of Holding or one of the Holding Subsidiaries and, to the knowledge of Holding and Comsys, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a violation, default or breach by Holding or any Holding Subsidiary or, to the knowledge of Holding and Comsys, any other party thereto under any Comsys Contract or result in a right of termination of any Comsys Contract. Other than as contemplated by
Section 4.3(e), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Comsys Contracts after the Closing.

            (b) Neither Holding nor any of the Holding Subsidiaries is a party to or bound by (i) any non-competition or other agreement or other arrangement that purports to limit or otherwise materially restrict Holding or any Holding Subsidiary or any successor thereto, or that would, after the Effective Time, to the knowledge of Holding and Comsys, materially limit or restrict the Company, the Surviving Entity or any of their subsidiaries or any successor thereto, from engaging or competing in the information technology staffing business or (ii) any agreement or other arrangement that contains a "most favored nation" provision purporting to require Holding or any of the Holding Subsidiaries to provide services to a customer on terms at least as favorable as those on which Holding or any Holding Subsidiary provides services to a third party unaffiliated with such customer.

            SECTION 4.21. Comsys Financing Arrangements. Comsys has obtained a commitment letter from a third party lender (the "COMMITMENT LETTER"), a true and complete copy of which has been furnished by Comsys to the Company, pursuant to which the lender has agreed, subject to the terms and on the conditions set forth in the Commitment Letter, to make available to the Company at the Effective Time aggregate financing in the amount of $183 million (the "FINANCING"). The Commitment Letter is in full force and effect and, since the date thereof, has not been withdrawn, amended or terminated in any manner.

            SECTION 4.22. Books and Financial Records. The respective books of account and other financial records of Holding and Comsys are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not Holding or Comsys are subject to that Section), including the maintenance of a system of internal controls that would meet the requirements of such section if applicable. As of the Effective Time, neither Holding nor any other Holding Subsidiary will have any loans or extensions of credit outstanding with any of its respective officers or directors that would cause the Company not to be in compliance with
Section 402 of the Sarbanes-Oxley Act if applicable.

                                   ARTICLE 4A

           REPRESENTATIONS AND WARRANTIES OF THE HOLDING STOCKHOLDERS

      Each Holding Stockholder, severally and not jointly, hereby represents and warrants as to itself only and not as to any other Holding Stockholder to the Company as follows:

            SECTION 4A1. Status; Power and Authority. If the Holding Stockholder is not a natural person, the Holding Stockholder is a corporation, limited liability company or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or partnership power and authority to execute and deliver this Agreement and the Holding Stockholder Consent, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate, limited liability company or partnership action, as applicable, to authorize the execution and delivery of this Agreement. If the Holding Stockholder is a natural person, the Holding Stockholder has the requisite competence, power and authority to execute and deliver this Agreement and the Holding Stockholder Consent, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

            SECTION 4A2. Enforceability. This Agreement has been duly executed and delivered by the Holding Stockholder and is enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            SECTION 4A3. Access to Information. The Holding Stockholder has had an opportunity to review all documents and information provided by the Company that such Holding Stockholder has requested and considers material to its decision to enter into this Agreement and to ask questions of the Company or persons acting on the Company's behalf, concerning the Company and the terms and conditions of the Merger, and all such questions, if any, have been answered to the full satisfaction of the Holding Stockholder.

            SECTION 4A4. Knowledgeable and Sophisticated Investor. The Holding Stockholder is a sophisticated investor with such knowledge and experience in financial and business matters and investments in restricted securities that the Holding Stockholder is capable of evaluating the merits and risks of acquiring the shares of Company Common Stock to be issued to the Holding Stockholder in connection with the Merger. The Holding Stockholder is aware that acquiring shares of the Company Common Stock is a speculative investment and that there is no guarantee that the Holding Stockholder will realize any gain from its investment. The Holding Stockholder is (i) able to bear the economic risk of this investment and (ii) able to hold the shares of Company Common Stock indefinitely. The Holding Stockholder has consulted with its own attorney, accountant or investment adviser with respect to the suitability of such investment.

            SECTION 4A5. Accredited Investor. The Holding Stockholder (x) is an "accredited investor" as defined in Regulation D under the Securities Act, and has executed and delivered to the Company, or will execute and deliver to the Company within two days of the date of this Agreement, an accredited investor questionnaire in the form attached hereto as Exhibit E or (y) has retained or consulted with a "purchaser representative" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) in connection with the transactions contemplated by this Agreement. The Holding Stockholder understands that the Company has relied on the information contained therein in determining to issue shares of Company Common Stock to the Holding Stockholder.

            SECTION 4A6. No Other Representations. The Holding Stockholder acknowledges that, except as expressly stated in Article 3 of this Agreement, neither the Company (including any Company Subsidiary) nor any officer, director, employee, agent or representative of the Company or any Company Subsidiary has made any representations or warranties of any kind to the Holding Stockholder with respect to its investment in the Company Common Stock.

            SECTION 4A7. Investment Intent. The Holding Stockholder understands that the shares of Company Common Stock to be issued to the Holding Stockholder in connection with the Merger, when issued and delivered to the Holding Stockholder, will not have not been registered under the Securities Act, or any other applicable state or federal securities statutes. The Holding Stockholder has no present intention of reselling, directly or indirectly participating in any distribution of, or otherwise disposing of such shares of Company Common Stock in violation of applicable securities laws. The Holding Stockholder understands that it may bear the economic risk of holding such shares for an indefinite period of time.

            SECTION 4A8. Transfer Restrictions. The Holding Stockholder understands that the shares of Company Common Stock to be issued to the Holding Stockholder in connection with the Merger may not be offered for sale, sold or transferred except pursuant to (i) an effective registration under the Securities Act or in a transaction which is otherwise in compliance with the Securities Act, (ii) an effective registration under any applicable state securities statute or in a transaction otherwise in compliance with any applicable state securities statute and (iii) compliance with the applicable securities laws of other jurisdictions.

            SECTION 4A9. No General Solicitation. The Holding Stockholder acknowledges that the shares of Company Common Stock to be issued to the Holding Stockholder in connection with the Merger were not offered to the Holding Stockholder by means of any general solicitation, publicly disseminated advertisement or sales literature.

            SECTION 4A10. No Brokers. The Holding Stockholder has not authorized any broker, dealer, agent or finder to act on its behalf, nor does the Holding Stockholder have any knowledge of any broker, dealer, agent or finder purporting to act on its behalf with respect to the Merger.

            SECTION 4A11. Legend. The Holding Stockholder acknowledges that a legend substantially as follows will be placed on the certificates representing the shares of Company Common Stock issued to the Holding Stockholder in connection with the Merger, along with any additional legend required by federal or state law or required pursuant to any shareholder or similar agreement:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

            SECTION 4A12. No Recommendation. The Holding Stockholder acknowledges that no federal or state agency has made any finding or determination relating to the fairness for investment of the Company Common Stock and no federal or state agency has recommended or endorsed the Company Common Stock.

            SECTION 4A13. Other Activities. The Holding Stockholder was not organized for the specific purpose of acquiring the shares of Company Common Stock to be issued to the Holding Stockholder in connection with the Merger and has other investments or business activities or will make other investments or engage in other business activities, unless the Holding Stockholder has indicated to the contrary to the Company and specified the number of beneficial owners thereof and the Company has consented in writing thereto.

            SECTION 4A14. Reliance. The Holding Stockholder understands that the shares of Company Common Stock to be issued to the Holding Stockholder in connection with the Merger are being transferred to it in reliance upon specific provisions of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holding Stockholder set forth herein in order to determine the applicability of such provisions. The Holding Stockholder shall indemnify and hold the Company harmless from damage, claim or loss (including attorneys' fees) resulting from breach by such Holding Stockholder of any representation set forth in this Article 4A with respect to such Holding Stockholder.

                                   ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Holding shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or except as expressly permitted or required pursuant to this Agreement or any agreement the form of which is attached hereto as an exhibit (including the Staffing Disposition in conformity with the terms of this Agreement):

            (a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them to keep available the services of their current key officers and employees; and

            (b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter or except as expressly permitted or required pursuant to this Agreement or any agreement the form of which is attached hereto as an exhibit, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

                  (i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries or Partners, in each case considered as a single enterprise, or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice;

                  (ii) acquire by merging or consolidating with or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

                  (iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

                  (iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock other than intra-company transfers from any Company Subsidiary to its parent entity;

                  (v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

                  (vi) split, combine or reclassify any outstanding shares of its capital stock;

                  (vii) except for Company Common Stock issuable upon exercise of options, warrants or convertible debt outstanding on the date hereof, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

                  (viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Company Subsidiary;

                  (ix) incur any indebtedness for borrowed money, except for borrowings made in the ordinary course of business under the Second Amended and Restated

Credit Facility dated as of April 14, 2003, as amended, among the Company, its subsidiary guarantors and CIT Group as a successor to Bank of America, N.A., as Agent;

                  (x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except to or for the benefit of Partners;

                  (xi) create or assume any material Lien on any material asset;

                  (xii) authorize, recommend or propose any change in its capitalization;

                  (xiii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, except as may be required by any existing severance plan or other agreement, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary other than billable consultants and, in the case of non-executive officer employees, increases provided for in the Company's 2004 budget as previously delivered to Holding and Comsys (provided, however, that the Company is operating within the limits of such budget at the time of any such increase), (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, (G) hire any person (other than billable consultants) at a level of annual compensation (including base pay and any guaranteed or signing bonus or other incentive payments not in accordance with the Company's standard plans) greater than or equal to $150,000, or (H) take any action that would result in its incurring any obligation for any payments or benefits described in clauses (i), (ii), (iii) or (iv) of Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement or by applicable law;

                  (xiv) other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

                  (xv) make any changes in its method of reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

                  (xvi) settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by the Company or any of the Company Subsidiaries;

                  (xvii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $200,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

                  (xviii) write off any accounts or notes receivable in excess of $250,000 in the aggregate;

                  (xix) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company's fiscal 2004 capital expenditure plan previously provided to Comsys;

                  (xx) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict Comsys or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of the Company and the Company Subsidiaries or Partners, in each case considered as a single enterprise;

                  (xxi) other than in the ordinary course of business consistent with past practice, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party;

                  (xxii) except as permitted by Section 6.10, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.2(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Holding, Comsys, Merger Sub, the Holding Stockholders or the holders of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

                  (xxiii) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code;

                  (xxiv) make any payments to any Person that beneficially holds ten percent (10%) or more of any class of issued and outstanding capital stock of the Company or is a senior officer of the Company, or any affiliate of any such Person, whether in respect of such capital stock, as a management or consulting fee or otherwise, provided, however, that the Company may pay to any such Person (A) interest that is then due and owing on existing indebtedness that is otherwise permissible hereunder or (B) compensation and benefits payable to any such Person that is otherwise permissible hereunder; or

                  (xxv) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

            SECTION 5.2. Conduct of Business by Holding and Comsys Pending the Merger. Holding and Comsys covenant and agree that, prior to the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as expressly permitted or required pursuant to this Agreement or any agreement the form of which is attached hereto as an exhibit:

            (a) The businesses of Holding and the Holding Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and Holding and the Holding Subsidiaries shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them to keep available the services of their current key officers and employees; and

            (b) Without limiting the generality of the foregoing Section 5.2(a), except as set forth in Section 5.2 of the Comsys Disclosure Letter or except as expressly permitted or required pursuant to this Agreement or any agreement the form of which is attached hereto as an exhibit, Holding and Comsys shall not directly or indirectly, and shall not permit any of the Holding Subsidiaries to, do any of the following:

                  (i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to Holding and the Holding Subsidiaries or terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement, in each case outside of the ordinary course of business consistent with past practice;

                  (ii) acquire by merging or consolidating with or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

                  (iii) amend or propose to amend Holding's certificates of incorporation or bylaws or, in the case of the Holding Subsidiaries, their respective constituent documents;

                  (iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock other than intra-company transfers from any Holding Subsidiary to its parent entity;

                  (v) except for the redemption of the Holding Class A-1 Preferred Stock, Holding Class A-2 Preferred Stock and Holding Class E Preferred Stock, purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

                  (vi) split, combine or reclassify any outstanding shares of its capital stock;

                  (vii) except for Comsys Common Stock issuable upon exercise of options, warrants or convertible debt outstanding on the date hereof, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by Holding or any of the Holding Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, their respective capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of their respective capital stock outstanding on the date hereof;

                  (viii) modify the terms of any existing indebtedness for borrowed money or security issued by Holding or any Holding Subsidiary (except as provided in Section 5.2(b)(i));

                  (ix) incur any indebtedness for borrowed money, except for borrowings made in the ordinary course of business under the Second Amended and Restated Credit Agreement dated as of June 30, 2000, as amended (the "CREDIT FACILITY"), among Comsys, Holding, various guarantors named therein and Wachovia Bank, N.A. (successor to First Union National Bank), as Administrative Agent;

                  (x) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except to or for the benefit of the Holding Subsidiaries;

                  (xi) create or assume any material Lien on any material asset except for Liens created in connection with the Replacement Facility (as defined below);

                  (xii) authorize, recommend or propose any change in its capitalization;

                  (xiii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of Holding or any Holding Subsidiary, except as may be required by any existing severance plan or other agreement, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of Holding or any Holding Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of Holding or any Holding Subsidiary other than billable consultants and, in the case of non-executive officer employees of Comsys, increases provided for in Comsys' 2004 budget as previously delivered to the Company (provided, however, that Comsys is operating within the limits of such budget at the time of any such increase), (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, other than for clauses (A), (B) and (D) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, (G) hire any person (other than billable consultants) at a level of annual compensation (including base pay and any guaranteed or signing bonus or other incentive payments not in accordance with the Company's standard plans) greater than or equal to $150,000, or (H) take any action that would result in its incurring any obligation for any payments or benefits described in clauses (i), (ii), (iii) or (iv) of Section 3.10(j) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement or by applicable law;

                  (xiv) other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable law);

                  (xv) make any changes in its method of reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

                  (xvi) settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by the Company or any of the Company Subsidiaries;

                  (xvii) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $200,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

                  (xviii) write off any accounts or notes receivable in excess of $250,000 in the aggregate;

                  (xix) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company's fiscal 2004 capital expenditure plan previously provided to Comsys;

                  (xx) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, limit or restrict Comsys or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of the Company and the Company Subsidiaries or Partners, in each case considered as a single enterprise;

                  (xxi) other than in the ordinary course of business consistent with past practice, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party;

                  (xxii) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Holding, Comsys, Merger Sub, the Holding Stockholders or the holders of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

                  (xxiii) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code;

                  (xxiv) make any payments to any Holding Stockholder or any affiliate of such Person, whether in respect of Holding Shares, as a management or consulting fee or otherwise, provided, however, that Holding or Comsys may pay to any such Person interest that is then due and owing on existing indebtedness that is otherwise permissible hereunder or (B) compensation and benefits payable to any such Person that is otherwise permissible hereunder; or

                  (xxv) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.2(a) or (b).

Notwithstanding any other provision of this Section 5.2, Holding and Comsys are expressly permitted to enter into a new credit facility with Merrill Lynch Capital and other lenders party thereto to replace the Credit Facility (the "REPLACEMENT FACILITY").

                                   ARTICLE 6

                              ADDITIONAL AGREEMENTS

            SECTION 6.1. Preparation of Proxy Statement.

            (a) The Company shall prepare and file the Proxy Statement with the SEC pursuant to the Exchange Act no later than August 2, 2004; provided that Holding and its counsel shall be given reasonable opportunity prior to such filing to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Regulation 14C and Rule 14f-1 of the Exchange Act, and will provide notice to Holding, promptly after receiving notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company agrees to use its commercially reasonable efforts, after consultation with Holding, to respond promptly to any comments or requests made by the SEC with respect to the Proxy Statement. No filing of, or amendment or supplement (including by incorporation by reference) to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by the Company without the approval of Holding, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by the Company which are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to Holding, Comsys or their respective businesses, financial condition or results of operations, or this Agreement or the transactions contemplated hereby.

            (b) Holding and Comsys agree to use their commercially reasonable efforts to cooperate and to provide the Company with such information as it may reasonably request in connection with the preparation of the Proxy Statement. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement if and to the extent that it is or shall have become incomplete, false or misleading.

            (c) The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the date that the SEC completes its review of the Proxy Statement or, if the SEC chooses not to review the Proxy Statement, within five days after the date that the SEC notifies the Company that it will not review the Proxy Statement.

            (d) The Company shall, as soon as practicable after the date hereof, and in accordance with the Company Charter, Company Bylaws and applicable law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") solely for the purpose of considering and taking action upon (i) this Agreement, (ii) the amendment and restatement of the Company Charter and (iii) the Staffing Disposition, provided, however, that the Company may elect to include for consideration at the Company Stockholders Meeting (and include in the Proxy Statement) (x) its annual election of directors and (y) the ratification of its auditors for fiscal 2004. Notwithstanding anything herein to the contrary, and subject to applicable law and applicable NASD rules, the Company may, provided it has fully complied with Sections 6.1(a), (b) and (c), hold its Company Stockholders Meeting at a time of its choosing, provided, however, that such Company Stockholders Meeting shall be held not later than 30 days following the mailing by the Company of its Proxy Statement to the Company Stockholders or such shorter period as necessary to ensure that the Company Stockholders Meeting is held no later than five business days before the expiration date of the Commitment Letter as set forth in the Commitment Letter. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Holding, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company may so postpone or adjourn the Company Stockholders Meeting without the consent of Holding under the following circumstances: (A) for the absence of a quorum, or
(B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company believes in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting, or (C) in the event the Board of Directors of the Company withdraws, modifies or changes in accordance with the terms of this Agreement its recommendation that this Agreement and the Merger are in the best interests of the Company and its stockholders; provided, further, that in the event that the Company Stockholders Meeting is delayed to a date after the Termination Date (as defined in Section 8.1(b)) as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth business day after such date). Each of the proposals set forth in clauses
(i) through (iii) shall be conditioned upon approval of all of the other proposals set forth in clauses (i) through (iii), and no such proposal shall be implemented unless all four proposals are implemented, and the Company shall include statements to that effect in the Proxy Statement. The Board of Directors of the Company shall declare that this Agreement and the Merger and each of the matters set forth in clauses (ii) and (iii) above are advisable and in the best interests of the Company and its stockholders and recommend that this Agreement and each of the matters set forth in clauses (ii) and (iii) above be approved by the stockholders of the Company and include in the Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of the Company may withdraw, modify or change its recommendation with respect to this Agreement, the Merger and/or any of the other matters set forth in clauses (ii) or (iii) above if, but only if it has determined in good faith, after consultation with outside counsel, that withdrawal, modification or change of any such recommendation is, in the good faith judgment of the Board of Directors of the Company, required by the Board of Directors to comply with its fiduciary duties imposed by applicable law. Unless the Board of Directors of the Company has withdrawn or modified its recommendation of this Agreement and any of the matters contained in clauses (ii) or (iii) above in compliance with this Section 6.1(d), the Company shall use its commercially reasonable best efforts to solicit from stockholders of the Company proxies in favor of (i) the adoption of this Agreement, (ii) the amendment and restatement of the Company Charter and
(iii) the approval of the Staffing Disposition, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by applicable law to effect the Merger and other transactions contemplated by this Agreement.

            (e) As soon as practicable (and in any event not later than one business day) following the execution of this Agreement:

                  (i) Holding will obtain from the Holding Stockholders the Holding Stockholder Consent and promptly deliver to the Company a true and correct copy thereof; and

                  (ii) The Company will execute the Merger Sub Stockholder Consent and promptly deliver to Comsys a true and correct copy thereof.

            SECTION 6.2. Blue Sky Laws. The Company shall take all actions as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Company Common Stock in connection with the Merger, and Holding and Comsys shall use their commercially reasonable best efforts to assist the Company as may be necessary to comply with such laws.

            SECTION 6.3. Consents and Approvals.

            (a) The Company, Holding, Comsys, Merger Sub and the Holding Stockholders shall each, as promptly as practicable, and in any event not later than August 2,

2004, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The parties shall use reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

            (b) The Company, Holding, Comsys, Merger Sub and the Holding Stockholders shall consult and cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies, (iv) provide all necessary information to effect the Financing and (v) use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii), (iv) and (v), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company, Holding, Merger Sub, Comsys or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries or Partners, on the one hand, or Holding and the Holding Subsidiaries, on the other hand, in each case considered as a single enterprise, in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Holding, on the one hand, or the Company, on the other hand, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that other than with respect to the Staffing Disposition neither the Company and the Company Subsidiaries or Partners, on the one hand, or Holding and the Holding Subsidiaries, on the other hand, in each case considered as a single enterprise, shall be required hereby to divest itself of any material part of its assets or business in order to obtain any such permit, consent, approval or authorization. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company or Merger Sub; Holding shall have the right to review and approve in advance all characterizations of the information relating to Holding or Comsys; and each of the Company and Holding shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Holding, Comsys and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies. Notwithstanding the foregoing, nothing in this Section 6.3(b) shall restrict or prohibit Holding or Comsys from entering into the Replacement Facility or granting any Lien in favor of the lenders in connection therewith.

            SECTION 6.4. Public Statements. The Company, Holding, Comsys and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby (including the Staffing Disposition) and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange or trading market applicable to any such party.

            SECTION 6.5. Registration Rights.

            (a) At or prior to the Closing, the Company and the Holding Stockholders will enter into a Registration Rights Agreement with respect to the shares of Company Common Stock issued to the Holding Stockholders in connection with the Merger and substantially in the form attached as Exhibit F hereto. At or prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause, the Company stockholders who are a party thereto, to enter into an Amended and Restated Registration Rights Agreement amending certain provisions of the Registration Rights Agreement dated as of April 14, 2003, by and among the Company and the investors signatory thereto which amended and restated agreement (the "AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT") shall be substantially in the form attached hereto as Exhibit G.

            (b) The Company agrees to use all commercially reasonable efforts to file a Registration Statement on Form S-8 ("FORM S-8") with the SEC within 60 days after the Closing for the registration of shares issuable pursuant to the Company's existing 2003 Equity Incentive Plan.

            SECTION 6.6. Further Assurances. Subject to the terms and conditions provided herein (including Section 6.10), each of the Company, Holding, Comsys and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Holding and the Company mutually agree, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. In the event any litigation is commenced by any Person involving the Company or its directors and relating to the transactions contemplated by this Agreement, including any other Takeover Proposal (as defined in Section 6.10(c)), Holding shall have the right, at its own expense, to participate therein; provided, however, that the Company shall be entitled to control its own defense in any such litigation.

            SECTION 6.7. Tax Treatment. Each of Holding and the Company shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). Each of Holding and the Company shall execute the officers' certificates substantially in the form attached as Exhibits H and I hereto, as of the date the Proxy Statement is mailed to the Company's stockholders and as of the Closing Date; provided, however, that the failure of Holding or the Company to certify as to any matter in such officer certificate because of an event, or change in facts or law, in any such case outside of such party's control, shall not constitute a breach of this covenant.

            SECTION 6.8. Notification of Certain Matters. Each of the Company and Merger Sub agrees to give prompt notice to Holding and Comsys, and to use all reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or (ii) the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this
Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The Company and Merger Sub will provide to Holding and Comsys, not more than five nor less than three business days prior to the Closing Date, a revised and updated copy of the Company Disclosure Letter accurate and complete as of that date; provided, however, that such revised and updated Company Disclosure Letter will be provided for informational purposes only and will not amend or supplement the Company Disclosure Letter or otherwise limit or affect the remedies available to Holding or Comsys under this Agreement. Holding and Comsys agree to give prompt notice to the Company, and to use all reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or (ii) the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or (b); provided, however, that the delivery of any notice pursuant to this
Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Holding and Comsys will provide to the Company and Merger Sub, not more than five nor less than three business days prior to the Closing Date, a revised and updated copy of the Comsys Disclosure Letter accurate and complete as of that date; provided, however, that such revised and updated Comsys Disclosure Letter will be provided for informational purposes only and will not amend or supplement the Comsys Disclosure Letter or otherwise limit or affect the remedies available to the Company and Merger Sub under this Agreement.

            SECTION 6.9. Access to Information; Confidentiality.

            (a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries to, afford the officers, employees and agents of Holding and Comsys, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to their respective officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Holding and Comsys all financial, operating and other data and information as Holding or Comsys through their respective officers, employees or agents may reasonably request. Holding and Comsys, at their sole cost and risk, shall have the right to make such due diligence investigations as they shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to the Company's operations or properties. No additional investigations or disclosures shall affect the Company's and Merger Sub's representations and warranties contained herein, or limit or otherwise affect the remedies available to Holding or Comsys pursuant to this Agreement.

            (b) Holding shall, and shall cause the Holding Subsidiaries and the officers, directors, employees and agents of Holding and the Holding Subsidiaries to, afford the officers, employees and agents of the Company, at its sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to their respective officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish the Company all financial, operating and other data and information as the Company through its officers, employees or agents may reasonably request. The Company, at its sole cost and risk, shall have the right to make such due diligence investigations as it shall deem necessary or reasonable, upon reasonable notice to Holding and Comsys and without disruption or damage to Holding's or Comsys' respective operations or properties. No additional investigations or disclosures shall affect Holding's or Comsys' representations and warranties contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

            (c) The provisions of the Confidentiality Agreement, dated July 16, 2003, as amended, between Comsys and the Company (as so amended, the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect in accordance with its terms.

            SECTION 6.10. No Solicitation.

            (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to:

                  (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined);

                  (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing); or

                  (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal;

provided, however, that:

                  (w) the Company and Holding shall issue a joint press release announcing the entering into of the Agreement, among other matters, which press release has been attached hereto as Exhibit J, and the Company shall promptly file a current report on Form 8-K that will include as an attachment, among other things, a copy of this Agreement;

                  (x) nothing contained in clauses (i) or (ii) above or the Confidentiality Agreement shall prohibit the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the

Board of Directors of the Company determines in good faith (after receiving the advice of a financial adviser of nationally recognized reputation, which shall include the Company Financial Advisor) that such Takeover Proposal is a Superior Proposal (as hereinafter defined);

                  (y) if (under circumstances in which the Company has complied with all of its obligations under this Section 6.10(a)), prior to receipt of the Company Stockholder Vote, the Company receives an unsolicited written Takeover Proposal from a third party that the Board of Directors of the Company determines in good faith (after receiving the advice of a financial adviser of nationally recognized reputation, which shall include the Company Financial Advisor) is or is reasonably likely to lead to a Superior Proposal, the Company and its representatives may conduct such additional discussions and negotiations or provide such information as the Board of Directors of the Company shall determine, but only if, prior to such provision of information or conduct of such additional discussions or negotiations (A) such third party shall have entered into a confidentiality agreement in customary form that is no less favorable to the Company than is the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 6.10) and (B) the Board of Directors of the Company determines in its good faith judgment, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law; and

                  (z) it shall not be a breach by the Company of the provisions of this Section 6.10 if its efforts to effect the Staffing Disposition in accordance with the terms of this Agreement and in compliance with the Buyer Agreement (or Replacement Agreement, as applicable) result in an unsolicited Superior Proposal.

            (b) The Company shall immediately cease and cause to be terminated, and shall cause its affiliates and the Company Subsidiaries and its or their respective officers, directors, employees, representatives or agents to terminate, all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal (other than with respect to Staffing as contemplated by Section 6.13 hereof and in compliance with the Buyer Agreement (or the Replacement Agreement, as applicable)) and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section.

            (c) For purposes of this Agreement, (i) "TAKEOVER PROPOSAL" shall mean any inquiry, proposal or offer from any Person (other than Holding, Comsys or any of their respective affiliates) relating to any merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction involving the Company or any Company Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Company Subsidiary representing 15% or more (by

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voting power) of the outstanding capital stock of the Company or such Company
Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Company Subsidiary representing 15% or more (by voting power) of the outstanding capital stock of the Company or such Company Subsidiary, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Company Subsidiary outside the ordinary course of business or inconsistent with past practice; and (ii) the term "SUPERIOR PROPOSAL" means any bona fide written Takeover Proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction as a result of which the Company's stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or a sale of all or substantially all of the assets of the businesses conducted by both (x) Staffing and its Subsidiaries and (y) Partners and its Subsidiaries, which in any such case is on terms that the Board of Directors of the Company determines in its good faith judgment (after receipt of the advice of a financial advisor of nationally recognized reputation (it being acknowledged that the Company Financial Advisor meets such qualification) and outside counsel), taking into account all relevant factors, including any conditions to such Takeover Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Takeover Proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by Comsys to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be completed (including as to any financing) without undue delay.

            (d) In addition to the other obligations of the Company set forth in this Section 6.10, the Company shall promptly, and in any event within 48 hours, advise Comsys orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which the Company reasonably believes could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same. The Company shall inform Comsys on a prompt and current basis (and in any event within 48 hours) of the status and content of any discussions regarding any Takeover Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Takeover Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 6.10(a) or Section 8.1(f)(i).

            SECTION 6.11. Company Charter; Bylaws. Immediately prior to the Effective Time, the Company shall (i) cause to be filed with the office of the Secretary of State of the State of Delaware an amendment and restatement of the Company Charter in the form attached as Exhibit K hereto (the "AMENDED CHARTER"); and (ii) amend and restate the Company Bylaws in the form attached as Exhibit L hereto.

            SECTION 6.12. Allocation of Financing Fees. Not later than two business days following the date of this Agreement with respect to amounts paid to date and thereafter not later than two business days following presentation by Comsys of invoices therefor, the Company will deliver to Comsys a payment equal to one-half of the amount (if any) of any origination, commitment and/or other fees and expenses specified in the Commitment Letter and paid by Comsys to its third party lender pursuant thereto. The Company will deliver such payment by

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wire transfer of immediately available funds to an account specified by Comsys.
Notwithstanding anything to the contrary in Section 8.1: (i) such payment shall be refundable to the Company in the event of a termination of this Agreement pursuant to Section 8.1(f)(ii) without regard to whether Comsys receives a refund of such fees and (ii) in the event this Agreement is terminated pursuant to Section 8.1(e), the Company will deliver to Comsys an additional payment equal to the other one-half of the amount (if any) of any origination, commitment and/or other fees specified in the Commitment Letter and paid by Comsys to its third party lender pursuant thereto. If (x) this Agreement is terminated pursuant to any provision of Section 8.1 (other than Section 8.1(f)(ii)), (y) Holding is not entitled to receive reimbursement of any Expenses pursuant to Section 8.3, and (z) Comsys receives a refund of any portion of such financing fees, then Comsys shall refund to the Company its pro rata share of such refund.

            SECTION 6.13. Staffing Disposition.

            (a) The Company will use its commercially reasonable efforts to cause to be sold, at or prior to the Effective Time, all of the business and liabilities of Staffing in a stock-for-cash transaction in which the parties to such transaction each elect, under Section 338(h)(10) of the Code, to treat the transaction as a sale of the assets of Staffing for federal income tax purposes (the "STAFFING DISPOSITION").

            (b) A sale of the stock of Staffing shall qualify as a Staffing Disposition only if the following is true:

                  (i) the Net Cash Proceeds received by the Company as consideration for the disposition are at least $25 million, which shall be paid to the Company in full in immediately available funds at the closing of such transaction;

                  (ii) the cash proceeds received by the Company as consideration for the disposition are at least $30.3 million (including funds placed in escrow in connection with the Tax Liabilities), which shall be paid to the Company in full in immediately available funds at the closing of such transaction;

                  (iii) the Company will not be required to provide any letters of credit associated with workers compensation insurance claims of the Staffing business unless the Company receives from the prospective buyer of Staffing letters of credit that may be drawn on to satisfy the Staffing workers compensation insurance claims;

                  (iv) with the exception of any working capital adjustment required to be made with respect to the Staffing Disposition, the Company will cause the Staffing Disposition to be effected on terms providing (i) that the purchaser of Staffing will bear any and all costs associated with the post-closing transition of ownership of Staffing (including any administrative, accounting, technical, back-office or similar support services provided by the Company or any Company Subsidiary) and (ii) upon consummation of the disposition
(A) all of the representations and warranties of the Company or any Company Subsidiary made in the definitive agreement pursuant to which the Staffing Disposition is effected terminate, (B) neither the Company nor any Company Subsidiary will have any liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, relating to or arising

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

out of the ownership or operation of Staffing, and (C) except as provided for in the Buyer Agreement, the Company will continue to own (free from any royalty, maintenance, renewal or other fees or charges) all Company Intellectual Property that had been used by Staffing prior to consummation of the Staffing Disposition;

                  (v) the definitive agreement pursuant to which the Staffing Disposition is effected requires that Staffing and the purchaser of Staffing will provide the Company with the right to use the name "Venturi Partners, Inc." for a transition period of not less than 180 days after Closing; and

                  (vi) the Company reserves all of the Net Cash Proceeds from the Staffing Disposition for, and at the Effective Time applies such amount toward, the repayment of the Company's senior debt, as more particularly described in Section 6.13 of the Company Disclosure Letter.

            (c) The Buyer Agreement, in the form presented to Holding on the date hereof, qualifies as a Staffing Disposition so long as the conditions specified in Section 6.13(b) (other than those set forth in Section 6.13(b)(iii) and Sections 6.13(b)(iv)(ii)(A) and (B)) are satisfied as of the Closing Date.

            SECTION 6.14. Indemnification and Insurance.

            (a) The Company and Merger Sub agree that, to the full extent permitted by applicable law, all rights to indemnification by Holding or Comsys now existing with respect to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Holding or any Holding Subsidiary or an employee of Holding or any Holding Subsidiary or any individual who has been specifically designated by the board of directors of Holdings as a "Covered Person" within the meaning of Article Nine of its Fifth Amended and Restated Certificate of Incorporation or who acts as a fiduciary under any of the Comsys Employee Benefit Plans (each an "INDEMNIFIED PARTY") as provided in Holding's or Comsys' respective certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to the Company, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, the Company and the Surviving Entity shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

            (b) For six years after the Effective Time, to the full extent permitted under applicable law, the Company and the Surviving Entity (the "INDEMNIFYING PARTIES") shall, jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided,

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

however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above. Promptly after receipt by an Indemnified Party under this Section 6.14(b) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this Section 6.14(b), notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually and materially prejudiced by such omission. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this Section 6.14(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or would reasonably be expected to be have been a party and indemnity could properly have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be obligated pursuant to this Section 6.14(b) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action in any one jurisdiction except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

            (c) (i) The Company shall cause the Surviving Entity to maintain Holding's and Comsys' respective officers' and directors' liability insurance policies, in effect on the date of this Agreement (the "D&O INSURANCE"), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, however, that (A) the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (B) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Company or the Surviving Entity be required to expend more than an amount per year equal to 300% of current annual premiums paid by Holding and Comsys in the aggregate for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company and the Surviving Entity shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. The Company shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less

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

advantageous than the existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.14(c)(i).

                  (ii) The Company shall maintain for a period of not less than six years after the Effective Time such directors' and officers' liability insurance policies as it has in effect on the date of this Agreement with respect to actions or omissions occurring with respect to the Company and the Company Subsidiaries prior to the Effective Time, including with respect to both current and former officers and directors; provided, however, that (A) the Company may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to those insured thereunder, and
(B) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Company be required to expend more than 300% of the premiums currently being paid for such insurance to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such premium amount, the Company shall procure and maintain for such six-year period as much coverage as reasonably practicable for such amount. The Company shall have the right to cause coverage to be extended under such insurance by maintaining or obtaining a six-year "tail" policy on terms and conditions no less advantageous that the existing such insurance, and such "tail" policy shall satisfy the conditions of this Section 6.14(c)(ii).

            (d) The obligations of the Company and the Surviving Entity under this Section 6.14 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.14 applies without the consent of such affected Indemnified Party.

            (e) If the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Entity, as the case may, be shall assume the obligations set forth in this Section 6.14.

            (f) Any Indemnified Party shall, as a condition of the indemnification provided herein, reasonably cooperate with the Indemnifying Parties in the defense or investigation of any matter giving rise to an indemnity obligation hereunder.

            SECTION 6.15. Company Board of Directors; Officers.

            (a) The Company shall take all commercially reasonable actions as are necessary and within its powers (including seeking the resignation of one or more existing members of or expanding the size of the Company's Board of Directors and recommending to its stockholders the Amended Charter) to cause:
(i) five individuals identified by Holding (each a "GROUP B DESIGNEE") to be elected or appointed to the Board of Directors of the Company effective immediately after the Effective Time, to serve until the earlier of such individual's resignation or removal or until his successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Company, (ii) the Board of Directors of the

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Company effective immediately after Effective Time to be expanded to a total of nine directors, five of whom shall be Group B Designees (who shall be elected or appointed as provided in subclause (i) above) and four of whom shall be designated by the Company from its existing directors (the "GROUP A DESIGNEES"), all as set forth in the Amended Charter, (iii) Group B Designees to constitute a majority of each committee of the Company's Board of Directors (other than the audit committee) effective immediately after the Effective Time and (iv) designees of Holding to hold all director and officer positions at each of the Company Subsidiaries effective immediately after the Effective Time. If at any time prior to the Effective Time, any Group B Designee shall be unable or unwilling to serve as a director of the Company effective immediately after the Effective Time, the Board of Directors of Holding shall, by written notice to the Company, designate another individual to serve in his or her place as provided above, and the Company shall take all commercially reasonable actions as are necessary and within its powers to cause such replacement designee to be elected or appointed to the Board of Directors of the Company in accordance with the foregoing. Holding will specify which Group B Designees will be the "WACHOVIA DIRECTORS" for purposes of the Voting Agreement.

            (b) The Company shall take all such actions as are necessary to cause the officers of the Company listed on Exhibit M to tender, effective as of the Effective Time, written resignation letters pursuant to which each such individual will resign from their respective position(s) listed on Exhibit M, effective as of the Effective Time. Any such individual who fails to tender a resignation letter shall be removed from his or her respective positions set forth on Exhibit M by the Board of Directors of the Company, effective as of the Effective Time. The Board of Directors of the Company shall appoint the individuals listed on Exhibit N to serve in the positions set forth opposite their respective names on Exhibit N, in each case effective as of the Effective Time.

            SECTION 6.16. Wachovia Option Grant. Prior to the Effective Time, the Company shall take all actions that are required to permit under the Company's Insider Trading Policy Statement the grants of call options by Wachovia Investors, Inc. or any affiliate successor thereto (collectively, "WACHOVIA"), pursuant to the Option Agreements dated as of the date hereof between Wachovia and certain Holding Stockholders.

            SECTION 6.17. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Article 2 and any other acquisitions of equity securities of the Company (including derivative securities) in connection with this Agreement by each Person (including any Person who is deemed to be a "director by deputization" under applicable securities laws) who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

            SECTION 6.18. NASDAQ Listing. From the date of this Agreement through the Effective Time, the Company, Holding and Comsys will cooperate and use commercially reasonable efforts to provide information, complete requisite documentation and will otherwise take such actions as are reasonably necessary to complete the NASDAQ listing application process for the continued listing of the Company Common Stock on NASDAQ following the Effective Time.

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

            SECTION 6.19. Redemption of Holding Preferred Stock. Prior to the Effective Time, each issued and outstanding share of the Holding Class A-1 Preferred Stock and Holding Class A-2 Preferred Stock will be repurchased by Holding and each issued and outstanding share of Holding Class E Preferred Stock, will be redeemed by Holding in accordance with the terms thereof.

            SECTION 6.20. Cancellation of Warrants. Prior to the Effective Time, each issued and outstanding warrant to purchase Holding Common Stock will be cancelled by Holding and each holder of any issued and outstanding warrants

            SECTION 6.21.     Employee Benefit Matters.

            (a) Company Employee Benefit Plans. Effective as of the Effective Date, Company shall, or shall cause a Subsidiary to, (i) terminate or merge with the corresponding Comsys Employee Benefit Plan, as specified by Comsys, each of the Company Employee Benefit Plans designated by Comsys, (ii) cause Surviving Entity and its Subsidiaries to become participating employers in each Company Employee Benefit Plan designated by Comsys that is not so terminated or merged,
(iii) cause each Company Employee Benefit Plan that is not so terminated or merged and in which Surviving Entity and/or its Subsidiaries have become participating employers to exclude coverage of each Employee who is covered under a corresponding Comsys Employee Benefit Plan, with such exclusion to be effective for the duration of such coverage under such Comsys Employee Benefit Plan, and (iv) correct any operational error or form defect associated with any Company Employee Benefit Plan that has been identified by Comsys.

            (b) Company Employee Benefit Plans Covering Staffing Employees. Effective as of or prior to the Effective Date, Company shall (i) cause the Personnel Group of America, Inc. Non-qualified Profit Sharing Plan (the "NONQUALIFIED PLAN") to be terminated and all benefit obligations under such plan to participants to be satisfied, (ii) cause the participation (including all associated liabilities and obligations) attributable to the employees and former employees (and their dependents) of Staffing and each Staffing Subsidiary in each Company Employee Benefit Plan (other than the Venturi Partners, Inc. 401(k) Plan (formerly known as the Personnel Group of America, Inc. 401(k) Plan) ("VPI 401(k) PLAN") and the Nonqualified Plan) to be spun off from such Company Employee Benefit Plan and transferred to Staffing (and cause Staffing to accept such spun-off plans), and (iii) cause Staffing and each Staffing Subsidiary to cease to be a participating employer in each Company Employee Benefit Plan (other than the VPI 401(k) Plan and the Nonqualified Plan).

            (c) Transfer of Employment of Certain Staffing Employees. Effective as of the Effective Date, Company shall cause the employees of Staffing and Staffing Subsidiaries who have been identified by Comsys and are listed on Section 6.21(c) of the Company Disclosure Letter to be transferred to employment with Partners.

            SECTION 6.22. Subscription Agreements. The Company shall cause (a) the transactions contemplated by the Subscription Agreement to be completed and
(b) MGOP, MGOPB, Links and Inland or other investors to purchase up to $7,000,000 of the Company

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

Preferred Stock in accordance with the subscription agreement attached as an exhibit to the Letter Agreement, in each case at or prior to the Effective Time.

                                    ARTICLE 7

                                   CONDITIONS

            SECTION 7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

            (a) Company Stockholder Vote. The Company shall have received the Company Stockholder Vote.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

            (c) Proxy Statement. The Proxy Statement (including any information required pursuant to Rule 14f-1 under the Exchange Act) shall have been mailed to the Company's stockholders and all required waiting periods related thereto under applicable law shall have expired.

            (d) No Injunctions or Restraints. No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

            (e) Financing. The Company and Comsys shall have received or have available the proceeds of the Financing, provided, however, that this condition precedent shall be considered satisfied if, on the Effective Date, the only remaining condition precedent to such financing is the delivery to the issuer thereof of a certified and/or date-stamped copy of the Certificate of Merger.

            (f) Subscription Agreement. Each of the Subscription Agreement and Letter Agreement shall be in full force and effect and shall not have been withdrawn, amended or terminated in any manner, and none of the investors party thereto shall have breached or otherwise failed to perform their respective obligations set forth in the applicable agreement and the transactions contemplated thereby shall have been performed in full.

            (g) Holding Stockholder Consent. The Holding Stockholder Consent shall have been obtained.

            (h) Merger Sub Stockholder Consent. The Merger Sub Stockholder Consent shall have been obtained.

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

            (i) Voting Agreement. Each of the Company and each "Significant Holder" (as such term is defined in the Company Charter) of the Company as of the Effective Date shall have executed and delivered a counterpart copy of an agreement substantially in the form of Exhibit O attached hereto with respect to voting for nominees for the Board of Directors of the Company for a specified period of time following the Effective Time, all as more fully set forth in such agreement (the "VOTING AGREEMENT").

            (j) Holding shall have repurchased the Holding Class A-1 Preferred Stock and the Holding Class A-2 Preferred Stock and redeemed the Holding Class E Preferred Stock.

            SECTION 7.2. Conditions to Obligations of Holding and Comsys. The obligations of Holding and Comsys to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company and Merger Sub set forth in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Company Material Adverse Effect or any other materiality qualifications shall be true and correct and (ii) to the extent not so qualified shall be true and correct in all material respects (other than the representations and warranties set forth in Section 3.2, which shall be true and correct in all respects), in each case as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and Holding and Comsys shall each have received a certificate signed on behalf of each of the Company and Merger Sub by an executive officer of such entity to such effect.

            (b) Performance of Obligations of the Company and Merger Sub. Each of the Company and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than the obligations set forth in Section 6.15, 6.16 and 6.17, which shall have been performed in all respects), and Holding and Comsys shall each have received a certificate signed on behalf of each of the Company and Merger Sub by an executive officer of such entity to such effect; provided that this condition shall not be waived by Comsys or Holding with respect to performance by the Company of its obligations under Section 6.16 or 6.17 without the prior written consent of Wachovia.

            (c) Tax Opinion. Holding and Comsys shall have received from Akin Gump Strauss Hauer & Feld LLP, counsel to Holding and Comsys, on the date on which the Proxy Statement is mailed to the Company's stockholders and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer's letters from each of Holding and the Company, in each case, substantially in the form attached as Exhibits H and I hereto).

            (d) Separation and Release Agreement. Each employee of the Company listed on Exhibit P shall have executed and delivered a Separation and Release Agreement in favor of the Company substantially in the form of Exhibit Q attached hereto.

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

            (e) Severance and Retention Agreement. Employees of the Company identified by Comsys or Holding prior to the Closing shall have executed and delivered a Severance and Retention Agreement with the Company substantially in the form of Exhibit R attached hereto.

            (f) Staffing Disposition. The Staffing Disposition shall have occurred on terms and subject to conditions as contemplated by Section 6.13 and otherwise reasonably acceptable to Holding.

            (g) Notification of Staffing Disposition. The Company shall have delivered to each of Holding and Comsys a certificate notifying Holding and Comsys of (i) the completion of the Staffing Disposition and (ii) the amount of the Net Cash Proceeds (which must equal or exceed $25 million).

            (h) Registration Rights Agreement and Amended and Restated Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement and the Company and the Company stockholders party thereto shall each have executed and delivered the Amended and Restated Registration Rights Agreement.

            (i) Guarantees of Staffing Leases. Buyer shall have agreed to indemnify the Company and its Subsidiaries on terms reasonably acceptable to Holding from and against any and all costs, damages, liabilities and expenses, including attorneys' fees, arising after the Effective Time under or in connection with any guarantees by the Company or its Subsidiaries of leases for properties leased by Staffing or any of its Subsidiaries.

            SECTION 7.3. Conditions to Obligation of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Holding and Comsys set forth in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Holding Material Adverse Effect or any other materiality qualifications shall be true and correct and (ii) to the extent not so qualified shall be true and correct in all material respects (other than the representations and warranties set forth in Section 4.2, which shall be true and correct in all respects), in each case as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and the Company and Merger Sub shall have received a certificate signed on behalf of Holding and Comsys by their respective chief executive officers and the chief financial officers to such effect.

            (b) Performance of Obligations of Holding and Comsys. Holding and Comsys shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company and Merger Sub shall have received a certificate signed on behalf of Holding and Comsys by their respective chief executive officers and the chief financial officers to such effect.

            (c) Tax Opinion. The Company and Merger Sub shall have received from PricewaterhouseCoopers LLP, tax counsel to the Company, on the date on which the Proxy Statement is mailed to the Company's stockholders and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of officer's letters from each of Holding and the Company, in each case, substantially in the form attached as Exhibits H and I hereto).

            (d) Registration Rights Agreement. The Holding Stockholders shall each have executed and delivered the Registration Rights Agreement.

            (e) Staffing Disposition. The Staffing Disposition shall have occurred.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Company Stockholder Vote:

            (a) by mutual written consent of Holding, Comsys, Merger Sub and the Company, each consent to have been approved by such Person's respective board of directors;

            (b) by the Company, Holding or Comsys, if the Merger has not been consummated by December 31, 2004, or such other date as the Company, Holding and Comsys shall mutually agree upon or as is provided in Section 6.1(d) (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by the Company, Holding or Comsys, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that such terminating party did not initiate such action;

            (d) by the Company, Holding or Comsys, if a Company Stockholder Vote in favor of each of the matters described in clauses (i) through (iii) of
Section 3.11(d) shall not have been obtained at the Company Stockholders
Meeting;

            (e)   by Holding or Comsys, if:

                  (i) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified or amended in any respect adverse to Comsys its adoption of or recommendation in favor of this Agreement or any of the other matters described in clauses (i) through (iii) of Section 3.11(d) or shall have failed to make such favorable recommendation;

                  (ii) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved or publicly announced an intention to do so;

                  (iii) the Company shall have breached Section 6.10 in any material respect, and Holding or Comsys shall have been adversely affected thereby;

                  (iv) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or
(b), and (B) is incapable of being cured or has not been cured by the Company within five business days after written notice has been given by Holding or Comsys to the Company of such breach or failure to perform;

                  (v) the Company and/or its stockholders or directors shall not have taken all actions necessary to cause (A) each Group B Designee (or replacement designee thereof as contemplated by Section 6.15(a)) to be elected or appointed to the Board of Directors of the Company effective immediately after the Effective Time, to serve until the earlier of such individual's resignation or removal or until his successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Company; (B) the Board of Directors effective immediately after the Effective Time to consist of a total of nine directors, five of whom shall be Group B Designees; (C) Group B Designees to constitute a majority of each committee (other than the Company's audit committee) of the Company's Board of Directors effective immediately after the Effective Time; and (D) designees of Holding to be elected or appointed to hold all director and officer positions of each of the Company Subsidiaries effective immediately after the Effective Time; or

                  (vi) the Staffing Disposition is not consummated in accordance with Section 7.2(f);

            (f)   by the Company, if:

                  (i) prior to the Company Stockholders Meeting, (A) the Company shall not have breached Section 6.10 in any material respect, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 6.10 and this Section 8.1(f)(i), to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Holding and Comsys in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) Comsys does not make, within five business days of receipt of the Company's written notification of its intention to enter into such agreement, an offer that the Board of Directors of the Company determines, in its good faith judgment (after receipt of the advice of its financial advisor), is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal and (D) the Company simultaneously with such termination pays to Comsys in immediately available funds any fees and expenses required to be paid or reimbursed pursuant to
Section 8.3; or

                  (ii) Holding, Comsys or any Holding Stockholder shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a), (b), (c) or (d) and (B) is incapable of being cured or has not been cured by Holding, Comsys or such Holding Stockholders, as applicable, within five business days after written notice has been given by the Company to Holding, Comsys or such Holding Stockholder, as applicable, of such breach or failure to perform.

                  (iii) the Staffing Disposition is not consummated; provided, however, that the right to terminate this Agreement under this Section 8.1(f)(iii) shall not be available to the Company if the Staffing Disposition is not consummated because of the Company's breach of any representation, warranty, covenant or agreement in the Buyer Agreement, or, if applicable, the Replacement Agreement, or any breach of any representation, warranty, covenant or agreement in this Agreement pertaining to Staffing.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

            SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Section 8.3 and for the provisions of Article 9, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any intentional breach of this Agreement prior to such termination. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

            SECTION 8.3. Fees and Expenses. If (x) this Agreement is terminated pursuant to Sections 8.1(e)(i), 8.1(e)(ii), 8.1(e)(iii), 8.1(e)(v) (except for a failure of the Company stockholders to cause the conditions in Section 8.1(e)(v) to occur) or 8.1(f)(i) or (y) (A) a Takeover Proposal in respect of the Company (other than a Takeover Proposal relating solely to Staffing) is publicly announced or is proposed or offered or made to the Company or the Company's stockholders prior to this Agreement having been approved by the Company Stockholder Vote, (B) this Agreement is terminated by any party, as applicable, pursuant to Section 8.1(b) or by Holding or Comsys, pursuant to Section 8.1(e)(iv) due to the Company's having intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement and (C) within 12 months following such termination the Company shall consummate or enter into, directly or indirectly, any agreement with respect to a Takeover Proposal, or (z) this Agreement is terminated by any party pursuant to Section 8.1(b) or by Holding or Comsys pursuant to Section 8.1(e)(vi) and the Company prior to such termination shall have breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in the Buyer Agreement or, if applicable, the Replacement Agreement or any of its representations, warranties, covenants or agreements set forth in this Agreement pertaining to the Staffing Disposition, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, the Company shall promptly, but in no event later than one business day after termination of this Agreement (or on the date of such consummation or, if earlier, entry into such agreement in the case of (y) above), pay Holding a fee in immediately available funds of $4 million (the "TERMINATION FEE"). If this Agreement is terminated pursuant to Section 8.1(d), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Holding a fee in immediately available funds of $1.5 million. For purposes of this Section 8.3, the references in the definition of Takeover Proposal to 15% shall be changed to 40%.

Except as set forth in this Section 8.3 and Section 6.12, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Holding and the Company will share equally any filing fees in connection with their respective filings required under the HSR Act and provided, further, that (x) if this Agreement is terminated and the Termination Fee is payable as a result thereof, in addition to the payment of the Termination Fee, the Company shall assume and pay, or reimburse Holding for, all Expenses, but not more than $2.5 million in the aggregate (the "EXPENSE CAP") for all such Expenses; (y) if this Agreement is terminated pursuant to Section 8.1(d), the Company shall assume and pay, or reimburse Holding for, all of its Expenses up to the Expense Cap; and (z) (I) if this Agreement is terminated by any party pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(f)(iii) or by Holding or Comsys pursuant to
Section 8.1(e)(vi) and (II) the Company prior to such termination shall not have breached (or if breached, failed to cure) any of its representations, warranties, covenants or agreements set forth in the Buyer Agreement or, if applicable, the Replacement Agreement or any of its representations, warranties, covenants or agreements set forth in this Agreement pertaining to the Staffing Disposition, then (A) the Company shall assume and pay, or reimburse Holding for, all of its Expenses up to the Expense Cap, and (B) in the event the Company recovers from any third party damages for breach of the Buyer Agreement and/or Replacement Agreement, the Company shall pay Holding one half of the amount of such recovery (net of litigation and collection costs) up to a maximum of $1.5 million. Any such assumption, payment or reimbursement shall be made promptly, and in any event not more than five business days following request by Holding. As used herein, "EXPENSES" means all expenses incurred or committed to by or on behalf of Holding in connection with the investigation and evaluation of the Company, Partners, Staffing and their respective Subsidiaries and operations, and with the preparation, execution and performance of this Agreement, each other agreement or document contemplated by this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants and all commitment and other fees and costs to secure and preserve the availability of financing necessary to consummate such transactions.

            SECTION 8.4. Amendment. This Agreement may not be amended or modified except by a writing signed by all of the parties. Such amendment or amendments may be made at any time before or after the effectiveness of the Company Stockholder Vote; provided, however, that after the effectiveness of such Company Stockholder Vote, no amendment shall be made without the further approval of such stockholders if such amendment would (a) in any way materially adversely affect the rights of the Company stockholders (other than a termination of this Agreement in accordance with the provisions hereof) or (b) require a shareholder vote under applicable law, the Company's listing agreement with NASDAQ or rules promulgated by the National Association of Securities Dealers applicable to Persons listed on NASDAQ.

            SECTION 8.5. Waiver. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

                                    ARTICLE 9
                               GENERAL PROVISIONS

            SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such electronic mail transmission is requested and received) and shall be given,

            (a)   if to Holding or Comsys:

                  COMSYS Holding, Inc.
                  4400 Post Oak Parkway

                  Suite 1800
                  Houston, TX 77027
                  Attention:  Margaret G. Reed
                  Fax:  713-386-1504

                  with a copy to (which shall not constitute notice):

                  Akin Gump Strauss Hauer & Feld LLP
                  1700 Pacific Avenue
                  Suite 4100
                  Dallas, TX 75201
                  Attention:  Seth R. Molay, P.C.
                  Fax:  214-969-4343

            (b)   if to the Company, Partners or Merger Sub

                  Venturi Partners, Inc.
                  2709 Water Ridge Parkway
                  Second Floor
                  Charlotte, NC 28217
                  Attention:  General Counsel
                  Fax:  704-442-5138

                  with a copy to (which shall not constitute notice):

                  Williams & Connolly LLP
                  725 12th Street, NW
                  Washington, DC 20005
                  Attention:  Jerry L. Shulman
                  Fax:  202-434-5029

            (c)   if to the Holding Stockholders:

                  c/o COMSYS Holding, Inc.
                  4400 Post Oak Parkway
                  Suite 1800
                  Houston, TX 77027
                  Attention:  Margaret G. Reed
                  Fax:  713-386-1504

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests or other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

            SECTION 9.2. Non-Survival of Representations and Warranties. All representations and warranties set forth in this Agreement and/or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time, but shall terminate at the Effective Time.

            SECTION 9.3. Knowledge Qualifiers. "To the knowledge of the Company" and similar phrases mean (a) the actual knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter (the "COMPANY KNOWLEDGEABLE OFFICERS") and (b) the constructive knowledge of the Company Knowledgeable Officers to the extent such knowledge would have been obtained by their due inquiry of the employees charged with responsibility for the particular matter that is the subject of such representation or warranty. "To the knowledge of Holding and Comsys" and similar phrases mean (a) the actual knowledge of the individuals described in Section 9.3 of the Comsys Disclosure Letter (the "COMSYS KNOWLEDGEABLE OFFICERS") and (b) the constructive knowledge of the Comsys Knowledgeable Officers to the extent such knowledge would have been obtained by their due inquiry of the employees charged with responsibility for the particular matter that is the subject of such representation or warranty

            SECTION 9.4. Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed to refer to such law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.5. Governing Law; Jurisdiction.

            (a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles or conflicts of law rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the substantive or procedural laws of any other jurisdiction and, as applicable the federal laws of the United States.

            (b) Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the Court of Chancery in and for New Castle

County, Delaware, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party. Partners hereby appoints the Company as its agent and each Holding Stockholder hereby appoints Holding as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in an action, suit or proceeding as contemplated by this Section 9.5.

            SECTION 9.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and delivered by means of a facsimile transmission. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

            SECTION 9.7. Assignment; Binding Effect; Third Party Beneficiaries.

            (a) No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that a Holding Stockholder may assign this Agreement and its rights, interests and obligations hereunder in connection with its sale of Holding Shares so long as the transferee, if it is not already a party hereto, executes and delivers a signature page to become a party to this Agreement and executes and delivers an accredited investor questionnaire in the form attached hereto as Exhibit E indicating that such transferee is an accredited investor. Any purported assignment in breach of this provision shall be null and void. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.

            (b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof; except that (i) each Holding Stockholder is and is intended to be a third party beneficiary of Section 2.3(a) and Section 6.1(e) and may specifically enforce the terms of such provision,
(ii) each Indemnified Party is and is intended to be a third party beneficiary of Section 6.14 and may specifically enforce the terms of such provision and
(iii) each Holding Stockholder and each Group B Designee is and is intended to be a third party beneficiary under Section 6.15, and may specifically enforce the terms of such provision.

            SECTION 9.8. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

            SECTION 9.9. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Exhibits and Disclosure Letters hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

            SECTION 9.10. Specific Performance; Remedies. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in the State of Delaware having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

            SECTION 9.11. Incorporation of Exhibits and Disclosure Letters. The Exhibits and Disclosure Letters identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Holding, Comsys, Merger Sub, Partners, the Company and the Holding Stockholders have caused this Agreement to be executed as of the date first written above.

                             VENTURI PARTNERS, INC.

                             By:    /s/ Larry L. Enterline
                                    --------------------------------------------
                             Name:  Larry L. Enterline
                             Title: Chairman and Chief Executive Officer

                             VENTURI TECHNOLOGY PARTNERS, LLC

                             By:    /s/ Larry L. Enterline
                                    --------------------------------------------
                             Name:  Larry L. Enterline
                             Title: Senior Vice President

                             VTP, INC.

                             By:    /s/ Larry L. Enterline
                                    --------------------------------------------
                             Name:  Larry L. Enterline
                             Title: Chief Executive Officer and President

                [Signature Page to Agreement and Plan of Merger]

                             COMSYS HOLDING, INC.

                             By:    /s/ David L. Kerr
                                    --------------------------------------------
                             Name:  David L. Kerr
                             Title: Senior Vice President

                             COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

                             By:    /s/ David L. Kerr
                                    --------------------------------------------
                             Name:  David L. Kerr
                             Title: Senior Vice President

                [Signature Page to Agreement and Plan of Merger]

                             HOLDING STOCKHOLDERS:

                             OLD TRAFFORD INVESTMENT PTE LTD.

                             By:    /s/ Lim-Hock Tay
                                    --------------------------------------------
                             Name:  Lim-Hock Tay
                             Title: Director

                [Signature Page to Agreement and Plan of Merger]

                             HOLDING STOCKHOLDERS:

                             GTCR FUND VI, L.P.

                             By:    /s/ Bruce V. Rauner
                                    --------------------------------------------
                             Name:  Bruce V. Rauner
                             Title: Chairman


                             GTCR VI EXECUTIVE FUND, L.P.

                             By:    /s/ Bruce V. Rauner
                                    --------------------------------------------
                             Name:  Bruce V. Rauner
                             Title: Chairman


                             GTCR ASSOCIATES VI

                             By:    /s/ Bruce V. Rauner
                                    --------------------------------------------
                             Name:  Bruce V. Rauner
                             Title: Chairman

                [Signature Page to Agreement and Plan of Merger]

                             HOLDING STOCKHOLDERS:

                             J. P. MORGAN DIRECT CORPORATE FINANCE INSTITUTIONAL
                                      INVESTORS LLC

                             By:    /s/ Robert Cousin
                                    --------------------------------------------
                             Name:  Robert Cousin
                             Title: Managing Director


                             J. P. MORGAN DIRECT CORPORATE FINANCE PRIVATE
                                      INVESTORS LLC

                             By:    /s/ Robert Cousin
                                    --------------------------------------------
                             Name:  Robert Cousin
                             Title: Managing Director


                             522 FIFTH AVENUE FUND, L.P.

                             By:    /s/ Robert Cousin
                                    --------------------------------------------
                             Name:  Robert Cousin
                             Title: Managing Director

                [Signature Page to Agreement and Plan of Merger]

                             HOLDING STOCKHOLDERS:

                             WACHOVIA INVESTORS, INC.

                             By:    /s/ Arthur C. Roselle
                                    --------------------------------------------
                             Name:  Arthur C. Roselle
                             Title: Director

                [Signature Page to Agreement and Plan of Merger]

                             HOLDING STOCKHOLDERS:

                                            /s/ Michael T. Willis
                             ---------------------------------------------------
                                       Michael T. Willis, individually

                                              /s/ David L. Kerr
                             ---------------------------------------------------
                                        David L. Kerr, individually

                                            /s/ Margaret G. Reed
                             ---------------------------------------------------
                                       Margaret G. Reed, individually

                                           /s/ Joseph C. Tusa, Jr.
                             ---------------------------------------------------
                                      Joseph C. Tusa, Jr. , individually

                                           /s/ Albert S. Wright IV
                             ---------------------------------------------------
                                      Albert S. Wright IV, individually

                                             /s/ Mark R. Bierman
                             ---------------------------------------------------
                                       Mark R. Bierman, individually

                                            /s/ Jeffrey J. Weiner
                             ---------------------------------------------------
                                       Jeffrey J. Weiner, individually

                                           /s/ Bernice L. Arceneaux
                             ---------------------------------------------------
                                      Bernice L. Arceneaux, individually

                [Signature Page to Agreement and Plan of Merger]

                                                                         Annex B




                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                      Among

                             VENTURI PARTNERS, INC.,

                                    PFI CORP.
                                  (AS "SELLER")

                                       AND

                                 COMPASS CS INC.
                                  (AS "BUYER")

                            DATED AS OF JULY 19, 2004

CINCINNATI LIBRARY: 38461

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
1.       DEFINITIONS.........................................................    4

2.       SALE AND TRANSFER OF SHARES; CLOSING................................   14
     2.1      SHARES.........................................................   14
     2.2      PURCHASE PRICE.................................................   14
     2.3      CLOSING........................................................   14
     2.4      CLOSING OBLIGATIONS............................................   14
     2.5      DETERMINATION AND PAYMENT OF FINAL PURCHASE PRICE..............   16
     2.6      ESCROWED FUNDS.................................................   17

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND VENTURI................   17
     3.1      ORGANIZATION AND GOOD STANDING.................................   17
     3.2      AUTHORITY; NO CONFLICT.........................................   18
     3.3      CAPITALIZATION.................................................   19
     3.4      FINANCIAL STATEMENTS...........................................   20
     3.5      BOOKS AND RECORDS..............................................   20
     3.6      TITLE TO PROPERTIES; ENCUMBRANCES..............................   21
     3.7      CONDITION AND SUFFICIENCY OF ASSETS............................   22
     3.8      ACCOUNTS RECEIVABLE............................................   22
     3.9      NO UNDISCLOSED OR LONG-TERM LIABILITIES........................   23
    3.10      TAXES..........................................................   23
    3.11      NO MATERIAL ADVERSE CHANGE.....................................   25
    3.12      COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
              AUTHORIZATIONS.................................................   26
    3.13      LEGAL PROCEEDINGS; ORDERS......................................   27
    3.14      ABSENCE OF CERTAIN CHANGES AND EVENTS..........................   28
    3.15      CONTRACTS; NO DEFAULTS.........................................   29
    3.16      INSURANCE......................................................   32
    3.17      INTELLECTUAL PROPERTY..........................................   34
    3.18      CERTAIN PAYMENTS...............................................   37
    3.19      RELATIONSHIPS WITH RELATED PERSONS.............................   37
    3.20      BROKERS OR FINDERS.............................................   38

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.............................   39
     4.1      ORGANIZATION AND GOOD STANDING.................................   39
     4.2      AUTHORITY; NO CONFLICT.........................................   39
     4.3      INVESTMENT INTENT..............................................   40
     4.4      CERTAIN PROCEEDINGS............................................   41
     4.5      BROKERS OR FINDERS.............................................   41
     4.6      ACCESS TO INFORMATION..........................................   41

5.       COVENANTS OF SELLER AND VENTURI PRIOR TO CLOSING DATE;
         POST-CLOSING COVENANTS OF SELLER AND VENTURI........................   42
     5.1      ACCESS AND INVESTIGATION.......................................   42
     5.2      OPERATION OF THE BUSINESS......................................   42

     5.3      NEGATIVE COVENANT..............................................   43
     5.4      REQUIRED APPROVALS.............................................   43
     5.5      NOTIFICATION; UPDATING OF DISCLOSURE LETTER....................   43
     5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.....................   44
     5.7      NO SOLICITATION................................................   44
     5.8      COMMERCIALLY REASONABLE EFFORTS................................   46
     5.9      [RESERVED].....................................................   46
    5.10      DENVER OPERATIONS..............................................   46
    5.11      WORKERS COMPENSATION...........................................   46
    5.12      DELIVERY OF APPLICABLE CONTRACTS...............................   47

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE; POST-CLOSING COVENANTS
         OF BUYER............................................................   47
     6.1      APPROVALS OF GOVERNMENTAL BODIES...............................   47
     6.2      COMMERCIALLY REASONABLE EFFORTS................................   47
     6.3      NOTIFICATION...................................................   47
     6.4      WORKERS COMPENSATION...........................................   47
     6.5      VENTURI LEASE GUARANTIES.......................................   47
     6.6      RESTRUCTURING CHARGES..........................................   48
     6.7      LICENSE AGREEMENT..............................................   48

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.................   48
     7.1      ACCURACY OF REPRESENTATIONS....................................   48
     7.2      PERFORMANCE OF VENTURI AND SELLER..............................   49
     7.3      REQUIRED CONSENTS..............................................   49
     7.4      OPINION OF COUNSEL TO SELLER, VENTURI, THE COMPANY AND
              COMPANY'S SUBSIDIARIES.........................................   49
     7.5      NO INJUNCTION..................................................   49
     7.6      NO PROHIBITION.................................................   50
     7.7      TERMINATION OF CERTAIN EQUITY..................................   50
     7.8      HCE PLAN.......................................................   50
     7.9      ESCROW AGREEMENT...............................................   50
    7.10      MERGER TRANSACTION.............................................   50
    7.11      EMPLOYMENT AGREEMENT...........................................   50

8.       CONDITIONS PRECEDENT TO VENTURI'S AND SELLER'S OBLIGATION TO CLOSE..   51
     8.1      ACCURACY OF REPRESENTATIONS....................................   51
     8.2      BUYER'S PERFORMANCE............................................   51
     8.3      REQUIRED CONSENTS..............................................   51
     8.4      OPINION OF COUNSEL TO BUYER....................................   51
     8.5      NO INJUNCTION..................................................   51
     8.6      NO PROHIBITION.................................................   51
     8.7      ESCROW AGREEMENT...............................................   52
     8.8      MERGER TRANSACTION.............................................   52
     8.9      SHAREHOLDER APPROVAL...........................................   52
9.       TERMINATION.........................................................   52
     9.1      TERMINATION EVENTS.............................................   52

     9.2      EFFECT OF TERMINATION..........................................   53
     9.3      EXPENSE REIMBURSEMENT AGREEMENT................................   53

10.      INDEMNIFICATION; REMEDIES...........................................   54
     10.1     SURVIVAL.......................................................   54
     10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND VENTURI...   54
     10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER................   55
     10.4     TIME LIMITATIONS...............................................   55
     10.5     LIMITATIONS ON AMOUNT -- SELLER AND VENTURI....................   56
     10.6     LIMITATIONS ON AMOUNT -- BUYER.................................   57
     10.7     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS............   57
     10.8     TAX MATTERS....................................................   59
     10.9     PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS..................   62

11.      GENERAL PROVISIONS..................................................   62
     11.1     EXPENSES.......................................................   62
     11.2     NOTICES........................................................   62
     11.3     JURISDICTION; SERVICE OF PROCESS...............................   63
     11.4     SECTION 338(H)10 ELECTION......................................   63
     11.5     FURTHER ASSURANCES.............................................   64
     11.6     WAIVER.........................................................   64
     11.7     ENTIRE AGREEMENT AND MODIFICATION..............................   64
     11.8     DISCLOSURE LETTER..............................................   65
     11.9     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS..............   65
    11.10         SEVERABILITY...............................................   65
    11.11         SECTION HEADINGS; CONSTRUCTION.............................   65
    11.12         GOVERNING LAW..............................................   66
    11.13         COUNTERPARTS...............................................   66
    11.14         CONFIDENTIALITY............................................   66

                                    EXHIBITS

Exhibit 1(a)                Buyer Termination Expenses
Exhibit 1(b)                Merger Agreement
Exhibit 2.4(a)(ii)          Form of Release
Exhibit 2.4(a)(iii)         Form of Transition Services Agreement
Exhibit 2.6                 Form of Escrow Agreement
Exhibit 3.4                 May 23rd Operating Balance Sheet
Exhibit 5.7(a)              Form of Press Release
Exhibit 7.4                 Form of Opinion of Counsel to Venturi, Seller,
                            Company and Company's Subsidiaries
Exhibit 8.4                 Form of Opinion of Counsel to Buyer

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 19, 2004 by and among VENTURI PARTNERS, INC., a Delaware corporation ("Venturi"), PFI CORP., a Delaware corporation (the "Seller") and COMPASS CS INC., a Delaware corporation (the "Buyer").

                                    RECITALS

      Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the "Shares") of VENTURI STAFFING PARTNERS, INC., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "ACQUISITION PROPOSAL" - as defined in Section 5.7(a).

      "AIG WORKERS COMPENSATION POLICIES" - as defined in Section 3.16(c)(i).

      "APPLICABLE CONTRACT" means any Contract (a) under which the Company or any of Company's Subsidiaries has or may acquire any rights, (b) under which the Company or any of Company's Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of Company's Subsidiaries or any of the respective assets owned or used by it or them is or may become bound.

      "AUDITED CARVE-OUT BALANCE SHEET" - as defined in Section 3.4

      "BENEFIT PLANS" means all Defined Contribution Plans, the HCE Plan, Multiemployer Plans, Pension Plans, Welfare Plans, VEBAs, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, severance or other employee or fringe benefit plan, program, policy, arrangement or contract sponsored, maintained, has contributed to, or is required to be contributed to, by the Seller, the Company or any ERISA Affiliate for the benefit of their current or former directors, officers, employees or independent contractors.

      "BREACH" - a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

      "BUSINESS" means the business of the Company and its Subsidiaries as conducted in the Ordinary Course of Business immediately prior to March 28, 2004.

      "BUYER" - as defined in the first paragraph of this Agreement.

      "BUYER TERMINATION EXPENSES" means all expenses incurred or committed to by or on behalf of Buyer through the termination of this Agreement in connection with the investigation and evaluation of the Business, the Company and Company's Subsidiaries and with the preparation, execution and performance of this Agreement, each other agreement or document contemplated by this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants and all commitment and other fees and costs to secure and preserve the availability of financing necessary to consummate the Contemplated Transactions, which Buyer Termination Expenses are preliminarily estimated to be as set forth in Exhibit 1 attached hereto.

      "CARVE-OUT BALANCE SHEETS" - as defined in Section 3.4.

      "CLOSING" - as defined in Section 2.3.

      "CLOSING DATE" means the date on which the Closing actually takes place.

      "CLOSING DATE BALANCE SHEET" - as defined in Section 2.5(a).

      "CLOSING NET WORKING CAPITAL" means the current assets of the Company and its Subsidiaries at the close of business on the Closing Date less the current liabilities of the Company and its Subsidiaries on such date. For purposes of this Agreement, "current assets" shall equal the sum of all accounts receivable and other current assets (excluding cash and cash equivalents and cash overdrafts), and "current liabilities" shall equal the sum of all accounts payable (excluding cash overdrafts), accrued expenses, current income taxes payable and any other current liabilities (other than (i) current liabilities for SUI Taxes and Unclaimed Property Taxes and (ii) the San Francisco Payroll Tax Settlement Amount). Except as otherwise specifically provided in this definition, all such calculations shall be made in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies and practices that were used in preparing, the May 23rd Operating Balance Sheet.

      "CNA LCS" - as defined in Section 3.16(d)(vii).

      "CNA WORKERS COMPENSATION POLICIES" - as defined in Section 3.16(c)(i).

      "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonably prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and within the applicable time period, if any; provided that an obligation to use Commercially Reasonable Efforts shall not require the Person subject to that

                                       5-
obligation to take any action that would, in and of itself, result in a material adverse effect on the assets, properties, business, results of operations or financial condition of such Person.

      "COMMERCIAL STAFFING PORTION OF HISTORICAL WORKERS COMPENSATION CLAIMS" means that portion of Venturi's Historical Workers Compensation Claims that are attributable to the Business, which claims specifically exclude all claims attributable to Venturi's IT staffing business and Nursefinders, Inc.

      "COMPANY" - as defined in the Recitals of this Agreement.

      "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated as of May 18, 2004, between Venturi and the Buyer, as amended or modified.

      "CONSENT" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

            (a) the sale of the Shares by Seller to Buyer;

            (b) the execution, delivery and performance of the Transition Services Agreement, the License Agreement, the Escrow Agreement and the Release; and

            (c) the performance by Buyer, Seller and Venturi of their respective covenants and obligations under this Agreement.

      "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "DAMAGES" - as defined in Section 10.2.

      "DEFINED CONTRIBUTION PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA) that is described in Section 3(34) of ERISA and Section 414(i) of the IRC and that is established, maintained or contributed to by the Seller, the Company any Subsidiary or any ERISA Affiliate.

      "DISCLOSURE LETTER" means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "DISCLOSURE LETTER SUPPLEMENTS" - as defined in Section 5.5(b).

      "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                                       6-

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Seller, the Company or any of their Subsidiaries, a member of a controlled group of corporations or a group of trades or businesses (whether or not incorporated) that are under common control, as described in Sections 414(b) and 414(c), respectively, of the IRC or Section 4001 of ERISA.

      "ESCROW AGENT" - as defined in Section 2.6.

      "ESCROW AGREEMENT" - as defined in Section 2.6.

      "ESCROW AMOUNT" means $2,500,000 or such lesser amount as may be agreed in writing by Buyer and Seller.

      "EXPENSE REIMBURSEMENT AGREEMENT" means that certain letter agreement, dated May 25, 2004, between Venturi and Buyer pursuant to which Venturi agrees, subject to the conditions specified therein, to reimburse Buyer for certain expenses relating to the Contemplated Transactions, as amended or modified.

      "GAAP" means : (i) with respect to the May 23rd Operating Balance Sheet and the Closing Date Balance Sheet, United States generally accepted accounting principles applied on a consistent basis for the periods involved; and (ii) with respect to Carve-Out Balance Sheets and related financial statements, United States generally accepted accounting principles applied on a consistent basis for the periods involved, subject to the qualifications and limitations set forth in Note 2 to the March 28th Carve-Out Balance Sheet including the fact that such statements have been prepared on a basis consistent with this Agreement and that only those assets and liabilities of the Company that will be acquired pursuant to this Agreement are presented in such balance sheets; provided that all such balance sheets and related financial statements other than the Audited Carve-Out Balance Sheet are further subject to normal recurring year-end adjustments. .

      "GOVERNMENTAL AUTHORIZATION" means any Consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" means any:

            (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

            (b)   federal, state, local, municipal, foreign or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

                                       7-

            (d)   multi-national organization or body; or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "HARTFORD LCS" - as defined in Section 3.16(d)(vii).

      "HARTFORD WORKERS COMPENSATION POLICIES" - as defined in Section
      3.16(c)(i).

      "HCE PLAN" means the Personnel Group of America, Inc. Non-Qualified Profit Sharing Plan Amendment and Restatement effective January 1, 1996, as thereafter amended from time to time, available to certain highly compensated employees of the Company and its Subsidiaries.

      "INDEMNIFIED PERSONS" - as defined in Section 10.2.

      "INTELLECTUAL PROPERTY ASSETS" - as defined in Section 3.17(a).

      "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

      "JUNE 27TH CARVE-OUT BALANCE SHEET" - as defined in Section 3.4.

      "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

      "LICENSE AGREEMENT" - as defined in Section 6.7.

      "MARCH 28TH CARVE-OUT BALANCE SHEET" - as defined in Section 3.4.

      "MATERIAL ADVERSE CHANGE" - as defined in Section 3.11.

      "MATERIAL ADVERSE EFFECT" means any change or effect that, when taken individually or together with all other adverse changes or effects, has or is reasonably likely to have a material adverse effect on the assets, properties, Business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any effect resulting from (i) any change in economic conditions generally or in the temporary staffing industry; (ii) any change in the financial condition or results of operation of the Company caused by the pending sale of the Company to the Buyer or the announcement thereof; or (iii) any actions to be taken pursuant to or in accordance with this Agreement.

                                       8-

      "MATERIAL CONTRACT" - as defined in Section 3.15.

      "MATERIAL LEASE" - as defined in Section 3.6(a)(i).

      "MAY 23RD OPERATING BALANCE SHEET" - as defined in Section 3.4.

      "MERGER AGREEMENT" means that certain Agreement and Plan of Merger, dated as of the date hereof, among Venturi, COMSYS Information Technology Services, Inc. and the other parties thereto pursuant to which Venturi's Merger Subsidiary is, simultaneously with the consummation of the Contemplated Transactions, merged with and into COMSYS Holding, Inc. and, following the consummation of such merger, Venturi owns, directly or indirectly, all of the combined businesses of Venturi Technology Partners and COMSYS Information Technology Services, Inc. substantially as such businesses exist and are conducted on the date of this Agreement, a copy of which is attached hereto as Exhibit 1(b). Each term or provision of the Merger Agreement that is incorporated by reference into this Agreement shall mean that term or provision as it is in effect on the date hereof as set forth on Exhibit 1(b).

      "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Seller, the Company, any Subsidiary or any ERISA Affiliate or to which Seller, the Company, any Subsidiary or any ERISA Affiliate has contributed in the past or currently contributes.

      "NON-CONSUMMATION FEE" - as defined in Section 5.7(d)(ii).

      "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent both in nature and magnitude with the past practices of such Person, is not prohibited by applicable law, is taken in the ordinary course of the normal day-to-day operations of such Person and is not required to be specifically authorized by the board of directors (or by any Person or group of Persons exercising similar authority) or parent company (if any) of such Person.

      "ORGANIZATIONAL DOCUMENTS" means, with respect to any corporation, its articles or certificate of incorporation and its bylaws and, with respect to any limited liability company, its articles or certificate of organization and its operating agreement and, with respect to any partnership, its partnership agreement and, with respect to any other Person, its charter or similar document adopted or filed in connection with its creation, formation or organization, in each case including any amendments thereto and as currently in effect.

      "OUTSIDE CLOSING DATE" means October 31, 2004 or such later date, if any, as to which Buyer and Seller may agree.

                                       9-

      "PENSION PLAN" means a "pension plan," as such term is defined in Section 3(2) of ERISA, which is established or maintained by Seller, the Company, any Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.

      "PERMITTED CAPITAL EXPENDITURES" - as defined in Section 5.2(c).

      "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

      "PRE-CLOSING PERIOD" - as defined in Section 10.8(a).

      "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE" - as defined in Section 2.2.

      "QUALIFYING OFFER" means an unsolicited offer from an unaffiliated third party or related group of third parties (none of which Persons shall be a Related Person of Venturi, Seller, COMSYS Holding, Inc., COMSYS Information Technology Services, Inc., or of their respective Subsidiaries) to acquire (i) the Shares, through purchase, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination or other similar transaction or (ii) all or substantially all of the assets of the Company, which in either such case is on terms that Venturi's board of directors determines in its good faith judgment, taking into account all relevant factors, including any conditions to such offer, the timing of closing thereof, the risk of nonconsummation, the ability of the Person making the offer to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to Venturi's stockholders from a financial point of view than the transactions contemplated by this Agreement and (B) is reasonably likely to be completed (including as to any financing) without undue delay.

      "REFERENCE AMOUNT" - as defined in Section 2.2.

      "RELATED PERSON" means, with respect to a particular individual:

            (a)   each other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                                      10-

            (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

            with respect to a specified Person other than an individual:

            (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b) any Person that holds a Material Interest in such specified Person;

            (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

            (d) any Person in which such specified Person holds a Material Interest;

            (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (f) any Related Person of any individual described in clause (b) or (c).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

      "RELEASE" - as defined in Section 2.4(a)(ii).

      "REPORTABLE EVENT" shall have the meaning given to such term in ERISA
Section 4043.

      "REPRESENTATIVE" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

      "SAN FRANCISCO PAYROLL TAX SETTLEMENT AMOUNT" means the amount due and owing as of Closing to the City and County of San Francisco Treasurer and Tax Collector Department in respect of payroll Taxes under that certain Settlement Agreement and Release of All Claims dated January 16, 2004 (not to exceed $214,748).

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                                      11-

      "SELECTED ACCOUNTING FIRM" means the Minneapolis, Minnesota office of R.
S. McGladrey.

      "SELLER" - as defined in the first paragraph of this Agreement.

      "SELLER'S KNOWLEDGE" means the knowledge of Larry Enterline, Jim Hunt, Mike Barker, Tom Stafford or Ken Bramlett, where "knowledge" of any such individual means that:

            (a) such individual is actually aware of the relevant fact, condition, or matter; or

            (b) it is reasonable to expect that such individual would discover or otherwise become aware of such fact or other matter in the performance of his responsibilities in the Ordinary Course of Business;

provided, however, that such individuals shall not be deemed for purposes of this definition to have an independent duty of inquiry as the result of or with respect to this Agreement.

      "SHAREHOLDER AND BOARD APPROVAL" means approval of the Contemplated Transactions by (i) each Five Percent Shareholder (as such term is defined in the Restated Certificate of Incorporation of Venturi as filed with the Secretary of State of Delaware, Division of Corporations, on August 1, 2003 ("Venturi's Certificate of Incorporation")), (ii) the holders of a majority of the issued and outstanding shares of Venturi's common stock, and (iii) directors constituting at least 80% of Venturi's board of directors as required by Venturi's Certificate of Incorporation.

      "SHARES" - as defined in the Recitals of this Agreement.

      "SUBSIDIARY" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

      "SUI TAXES" means all Taxes of the Company or its Subsidiaries (or for which the Company and/or any of its Subsidiaries are obligated) due, or at any time determined to be due, and payable to the State of California or any subdivision or agency thereof, for unemployment insurance contributions and related interest and penalties for the calendar year ending December 31, 2003, including without limitation, any such contributions and related interest and penalties covered by the Notice of Assessment from the Employment Development Department of the State of California issued to Staffplus, Inc. on December 17, 2003.

      "SUPERIOR PROPOSAL" means Superior Proposal as such term is defined in the Merger Agreement.

                                      12-

      "TAKEOVER PROPOSAL" means Takeover Proposal as such term is defined in the Merger Agreement.

      "TAX" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax, employment, social security, disability, unemployment or other payroll withholding tax, including SUI Taxes), levy, assessment, tariff, duty (including any customs duty), and any unclaimed property charge (including the Unclaimed Property Taxes), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

      "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, and including any amendments thereof.

      "TERMINATION FEE" - as defined in Section 5.7(d)(ii).

      "THREATENED" means a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing.

      "TRANSITION SERVICES AGREEMENT" means an agreement between Buyer, Seller and Venturi, to be dated as of the Closing Date, pursuant to which Seller and/or Venturi will provide, or cause to be provided, certain back office support and other services to Buyer for an initial period of three (3) months (the "Initial Transition Period") and such additional period or periods (the "Extended Transition Period") as Buyer, Seller and Venturi shall agree, which agreement shall be substantially in the form attached hereto as Exhibit 2.4(a)(iii); provided, however, that with respect to the Extended Transition Period, the "Services" and the "Services Fee" (as such terms are defined in Exhibit 2.4(a)(iii)), shall be those Services, if any, and that Services Fee as Venturi and Buyer shall in good faith agree prior to Closing and further provided that such Services Fee for the Extended Transition Period shall be an escalating fee in an amount agreed to in good faith by Venturi and Buyer that is greater than the Services Fee in effect for the Initial Transition Period.

      "UNCLAIMED PROPERTY TAXES" means all Taxes of the Company or its Subsidiaries (or for which the Company and/or any of its Subsidiaries are obligated) due, or at any time determined to be due, and payable to the State of Delaware or to the State of North Carolina, or any subdivision or agency thereof, in respect of escheated property for any Pre-Closing Period.

                                      13-

      "VEBA" means a voluntary employees' beneficiary association under IRC ss.501(c)(9) that is established or maintained by Seller, the Company, any Subsidiary or any ERISA Affiliate.

      "VENTURI LEASE GUARANTEES" - as defined in Section 3.6(a).

      "VENTURI'S HISTORICAL WORKERS COMPENSATION CLAIMS" means all claims, whether known or unknown, for workers compensation by persons covered by any insurance contract or program (including any self-insurance program) of Venturi or any of its Subsidiaries, including all such claims arising from or in connection with the Business, to the extent that such claims arise from or in connection with events or circumstances that occurred on or before the Closing Date.

      "VENTURI'S MERGER SUBSIDIARY" means the wholly-owned subsidiary of Venturi that will merge with and into COMSYS Holding, Inc. pursuant to the Merger Agreement.

      "WELFARE PLAN" means a "welfare plan" as such term is defined in Section 3(1) of ERISA, which is established or maintained by Seller, the Company, any Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.

2.    SALE AND TRANSFER OF SHARES; CLOSING

      2.1   SHARES

      At the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller, all on the terms and subject to the conditions set forth in this Agreement.

      2.2   PURCHASE PRICE

      The purchase price (the "Purchase Price") shall be $30,500,000.00 minus the San Francisco Payroll Tax Settlement Amount plus the amount, if any, by which Closing Net Working Capital is greater than $12,500,000.00 (the "Reference Amount") and minus the amount, if any, by which Closing Net Working Capital is less than the Reference Amount.

      2.3   CLOSING

      The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of either Akin Gump or Squire Sanders & Dempsey L.L.P. in Houston, Texas, at 10:00 a.m. (local time) on September 30, 2004 or at such other time and place as the parties may agree. Subject to the provisions of
Section 9, failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.4   CLOSING OBLIGATIONS

      At the Closing:

            (a)   Seller and Venturi, as applicable, will deliver to Buyer:

                                       14-

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), which Shares shall be free and clear of all Encumbrances (other than Encumbrances created by Buyer);

                  (ii) a release in the form of Exhibit 2.4(a)(ii) executed by each of Seller and Venturi (the "Release");

                  (iii) the Transition Services Agreement, executed by Seller and Venturi;

                  (iv) a certificate or certificates executed by each of Seller and Venturi representing and warranting to Buyer that (A) each of Seller's and Venturi's representations and warranties in this Agreement is accurate in all material respects as of the Closing (giving full effect to any Disclosure Letter Supplements that Seller delivered to Buyer prior to the Closing in accordance with Section 7.1) and (B) all covenants or obligations that they are required to perform or comply with prior to Closing have been duly performed and complied with in all material respects;

                  (v)   the License Agreement, executed by Venturi; and

                  (vi)  the Escrow Agreement, executed by Seller and Venturi;.

            (b)   Buyer will deliver to Seller:

                  (i) by wire transfer of immediately available funds to such account as Seller shall specify, the sum of $30,500,000.00 minus the San Francisco Payroll Tax Settlement Amount and minus the Escrow Amount;

                  (ii)  the Transition Services Agreement, executed by Buyer;

                  (iii) a certificate executed by Buyer to the effect that (A)
            each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date and (B) all covenants or obligations that it is required to perform or comply with prior to Closing have been duly performed and complied with in all material respects;

                  (iv)  the License Agreement, executed by Buyer; and

                  (v)   the Escrow Agreement, executed by Buyer.

            (c) Buyer will deliver to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount.

                                      15-

      2.5   DETERMINATION AND PAYMENT OF FINAL PURCHASE PRICE

      (a) Within forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Buyer a consolidated balance sheet of the Company and its Subsidiaries as at the close of business on the Closing Date, which balance sheet shall be prepared in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies and practices that were used in preparing, the May 23rd Operating Balance Sheet (the "Closing Date Balance Sheet"), which Closing Date Balance Sheet shall evidence Seller's determination of Closing Net Working Capital and be accompanied by such schedules and accounting work papers as Seller in good faith determines are reasonably required in order to support such determination. Buyer shall provide Seller such reasonable access to the Company's books and records as is reasonably required in order to enable Seller to prepare the Closing Date Balance Sheet. Subject to paragraphs (b) and (c) of this Section 2.5, if Closing Net Working Capital exceeds the Reference Amount, then Buyer shall pay to or as directed by Seller the amount of such excess or, if Closing Net Working Capital is less than the Reference Amount, then Seller shall pay to or as directed by Buyer the difference between such amounts. The amount so payable to or as directed by Seller or Buyer, as applicable, shall be paid, within five (5) days of final determination thereof, by wire transfer of immediately available funds to such bank account or accounts as the recipient thereof shall specify.

      (b) Buyer may object to Seller's determination of Closing Net Working Capital by delivering a written statement of objections (stating the basis of the objections with reasonable specificity) and its revised Closing Date Balance Sheet to Seller within thirty (30) days following delivery by Seller of its proposed Closing Date Balance Sheet. If Buyer so objects, Seller and Buyer shall seek in good faith to resolve the differences specified in such objection within fifteen (15) days following Buyer's delivery of its objection. During such time, if Seller disagrees with Buyer's objection, Seller shall provide to Buyer, with reasonable specificity, a written statement of the basis of its disagreement. If Buyer does not so timely object to Seller's determination of Closing Net Working Capital, then such determination by Seller shall be considered final and binding upon the parties. If Buyer does so timely object to Seller's determination of Closing Net Working Capital and Seller does not so timely object to such objection by Buyer, then Buyer's revised Closing Date Balance Sheet and Buyer's determination of Closing Net Working Capital evidenced thereby shall be considered final and binding upon the parties.

      (c) In the event Buyer and Seller are unable to resolve a dispute or disagreement set forth in a written objection pursuant to Section 2.5(b), either party may elect, by written notice to the other party, to have all such disputes or disagreements resolved by the Selected Accounting Firm. Promptly upon delivering or receiving, as applicable, such notice, Buyer and Seller shall submit to the Selected Accounting Firm its version of the Closing Date Balance Sheet and determination of Closing Net Working Capital evidenced thereby together with supporting schedules and accounting work papers, the May 23rd Operating Balance Sheet and an executed copy of this Agreement, and Buyer shall provide to the Selected Accounting Firm reasonable access to the books and records (and other relevant information), and to accounting personnel, of the Company and its Subsidiaries to the extent such access is reasonably necessary to permit the Selected Accounting Firm to make its determinations. The Selected Accounting Firm shall apply the terms and conditions of this Agreement and, consistent with such terms and conditions, make

                                      16-
a final and binding resolution of the disputes or disagreements. In making its final and binding resolution, the Selected Accounting Firm shall be instructed that it must select either the Closing Date Balance Sheet of the Buyer in its entirety or the Closing Date Balance Sheet of the Seller in its entirety, together with the determination of Closing Net Working Capital evidenced thereby. No appeal from such determination shall be permitted. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days after the date it receives the first of Buyer's or Seller's, as the case may be, version of the Closing Date Balance Sheet. The costs and expenses for the services of the Selected Accounting Firm shall be borne by the non-prevailing party; provided, however, that each of the parties shall agree to jointly and severally indemnify the Selected Accounting Firm to the extent reasonably and customarily requested by the Selected Accounting Firm to do so. Judgment upon any award or decision by the Selected Accounting Firm may be enforced by any court having jurisdiction thereof.

      2.6   ESCROWED FUNDS

      The Escrow Amount shall be deposited in an account with a commercial bank or trust company or other third party mutually selected by Buyer and Seller to act as Escrow Agent hereunder (the "Escrow Agent") for the purpose of securing Seller's and Venturi's indemnification obligations under Section 10.8(a) with respect to SUI Taxes and Unclaimed Property Taxes. The Escrow Amount, together with all interest, dividends and other income thereon, shall be held and released by the Escrow Agent in accordance with this Agreement and an escrow agreement, which escrow agreement shall (i) be entered into among Buyer, Seller, Venturi and the Escrow Agent, (ii) provide for the release of the Escrow Amount only as and when, and to the extent that, obligations for the SUI Taxes and Unclaimed Property Taxes are fully paid or otherwise satisfied, and (iii) otherwise be in substantially the form attached hereto as Exhibit 2.6 (except that it shall include such additional customary terms and conditions as the Escrow Agent may require) (the "Escrow Agreement").

3.    REPRESENTATIONS AND WARRANTIES OF SELLER AND VENTURI

      Each of Seller and Venturi hereby represents and warrants to Buyer as follows:

      3.1   ORGANIZATION AND GOOD STANDING

      (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company and each of its Subsidiaries of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to conduct the Business, the names under which it conducts the Business and its capitalization (including the identity of each stockholder and the number of shares held by each).

      (b) The Company and each Subsidiary is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, with full corporate, limited liability company or limited partnership power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

                                      17-

      (c) The Company and each of its Subsidiaries is duly qualified to conduct the Business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.

      (d) Seller has delivered to Buyer copies of the Organizational Documents of the Company and each of its Subsidiaries, as currently in effect.

      3.2   AUTHORITY; NO CONFLICT

      (a)   (i)   This Agreement constitutes the legal, valid and binding
obligation of Seller and Venturi, enforceable against each of Seller and Venturi in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Upon the execution and delivery by Seller and Venturi of the Release, the Transition Services Agreement, the Escrow Agreement and the License Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller and Venturi, enforceable against each of Seller and Venturi in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

            (ii) Each of Seller and Venturi has full corporate power and authority to execute and deliver this Agreement and the Seller Closing Documents, and to perform its obligations under, this Agreement and the Seller Closing Documents.

      (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) conflict with or result in a violation of (A) any provision of the Organizational Documents of Venturi, Seller, the Company or the Company's Subsidiaries, or (B) any resolution adopted by the board of directors of Venturi, Seller, the Company or any of Company's Subsidiaries;

            (ii) conflict with or result in a violation of any material Legal Requirement or any Order to which the Company or any of Company's Subsidiaries, or any material assets owned or used by any of them, may be subject;

            (iii) conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend,

                                      18-
      cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of Company's Subsidiaries or that otherwise relates to the Business;

            (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries.

      (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, none of Venturi, the Seller, the Company or Company's Subsidiaries is or will be required to give any notice to or obtain any Consent from any Person except for those notices or Consents the failure of which to perform or obtain would not reasonably be expected to have a Material Adverse Effect, in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

      3.3   CAPITALIZATION

      (a) The authorized equity securities of the Company consist of one thousand (1,000) shares of common stock, par value $0.01 per share, of which one thousand (1,000) shares are issued and outstanding, all of which constitutes the Shares. As of the date of this Agreement, except as set forth in Part 3.3 of the Disclosure Letter, (i) Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances (other than Encumbrances created by Buyer), (ii) all of the outstanding equity securities and other securities of the Company and each of its Subsidiaries are owned of record and beneficially by, in the case of the Shares, the Seller and, in the case of such Subsidiaries, one or more of the Company and its Subsidiaries, free and clear of all Encumbrances, and (iii) there are no Contracts (other than this Agreement) relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. At Closing, (x) Seller will be the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, (y) all of the outstanding equity securities and other securities of the Company and each of its Subsidiaries will be owned of record and beneficially by, in the case of the Shares, the Seller and, in the case of such Subsidiaries, one or more of the Company and its Subsidiaries, free and clear of all Encumbrances, and (z) there will be no Contracts (other than this Agreement) relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. Except for legends required by the Securities Act of 1933, as amended, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company or any of its Subsidiaries. All of the outstanding equity securities of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

      (b) None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. Neither the Company nor any of its Subsidiaries owns or holds, or has any Contract that obligates the Company or such Subsidiary to acquire, any equity securities or other securities of any Person (other than the Company or its Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

                                      19-

      (c) Except as set forth in Part 3.3 of the Disclosure Letter, neither the Company nor any of its Subsidiaries will be obligated on or with respect to any indebtedness of the Company or its Subsidiaries for borrowed money.

      3.4   FINANCIAL STATEMENTS

      Seller has delivered or caused to be delivered to Buyer: (i) a draft (which draft is substantially complete in all respects other than non-material modifications of the notes thereto and except that it is not accompanied by the report thereon of PriceWaterhouseCoopers) audited consolidated special purpose balance sheet of the Company and its Subsidiaries as at December 28, 2003 (such audited consolidated balance sheet, including the notes thereto, being referred to herein as the "Audited Carve-Out Balance Sheet"), and the related draft audited consolidated special purpose statements of operations and changes in investment of parent company and in cash flow for the fiscal year then ended, including the notes thereto;, (ii) a draft (which draft is substantially complete in all respects other than non-material modifications of the notes thereto) unaudited consolidated special purpose balance sheet of the Company and its Subsidiaries as at March 28, 2004 (such unaudited, consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, being herein referred to as the "March 28th Carve-Out Balance Sheet"), and the related unaudited consolidated special purpose statements of operations and changes in investment of parent company and in cash flow for the fiscal quarter then ended, including the notes thereto; and (iii) the internal, unaudited consolidated balance sheet of the Company and its Subsidiaries as at May 23, 2004 (the "May 23rd Operating Balance Sheet"), which is attached hereto as Exhibit 3.4. On or before August 2, 2004, Seller will cause to be delivered to Buyer an unaudited special purpose consolidated balance sheet of the Company and its Subsidiaries (the "June 27th Carve-Out Balance Sheet") as at the close of business on June 27, 2004 and the related unaudited consolidated statement of income for the six
(6) months then ended, including the notes thereto (if any). On or before the date seven (7) days after the date hereof, Seller shall deliver to Buyer the Audited Carve-Out Balance Sheet, in final form, accompanied by the report thereon of PriceWaterhouseCoopers, and the March 28th Carve-Out Balance Sheet, in final form. The Audited Carve-Out Balance Sheet, the March 28th Carve-Out Balance Sheet and the June 27th Carve-Out Balance Sheet are referred to collectively as the "Carve-Out Balance Sheets". All such financial statements and notes fairly present (or, as applicable, will fairly present) in all material respects the financial condition and the results of operations, changes in investment of parent company and in cash flow of the Company and its Subsidiaries as at the respective dates and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

      3.5   BOOKS AND RECORDS

      Except as set forth in Part 3.5 of the Disclosure Letter, the books of account and stock record books of the Company and its Subsidiaries, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. Except as set forth in
Part 3.5 of the Disclosure Letter, the minute books of the

                                      20-

Company and its Subsidiaries, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and action taken by, the stockholders, the members, the partners, the managers, the boards of directors and committees of the boards of directors of the Company and its Subsidiaries, and no meeting of any such stockholders, members, partners, managers, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Company and its Subsidiaries will be in the possession of the Company and its Subsidiaries.

      3.6   TITLE TO PROPERTIES; ENCUMBRANCES

      (a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of each parcel of real property leased by the Company or any of its Subsidiaries (as lessor or lessee) in connection with the conduct of the Business (each a "Lease" and collectively, the "Leases"). Except as set forth in
Part 3.6 of the Disclosure Letter, neither Venturi, the Seller, nor the Company or Company's Subsidiaries is or will be required to give any notice or obtain any consent pursuant to any Lease in connection with or as a result of the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. Part 3.6 of the Disclosure Letter also contains a complete and accurate list of each guaranty executed by Venturi or Seller (as guarantor) in connection with a Lease (collectively, the "Venturi Lease Guarantees"). The Company and each applicable Subsidiary have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee under the Leases for the full term of the Lease thereof, subject to the terms of each Lease. The Company and each Subsidiary enjoys peaceful and undisturbed possession in all material respects under all Leases under which it is operating as a lessee.

            (i) Each Lease that requires annual rents/payments in excess of $50,000 (each such Lease a "Material Lease") is a legal, valid and binding agreement of the Company, or its Subsidiary (as the case may be), enforceable in accordance with its terms and, to Seller's Knowledge, of each other Person that is a party thereto, and except as set forth in Part 3.6 of the Disclosure Letter, to Seller's Knowledge, there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder.

            (ii) The Company has delivered to Buyer, prior to the execution of this Agreement, true and complete copies of all Leases (including any amendments and renewal letters) with respect to the real property leased by the Company.

            (iii) The Leases and the demised premises identified therein (the "Leasehold Properties") together with all of the right, title and interest of the Company in and to all buildings, facilities, fixtures and other improvements located on the Leasehold Properties and all other privileges, easements and appurtenances appertaining to the Leases, the Leasehold Properties or to any of the improvements located thereon, constitute all the real property as is occupied by the Company or any of its Subsidiaries in connection with the conduct of the Business. The Company does not own or lease any other real property with respect to the Business.

                                      21-

            (iv) Except as set forth in Part 3.6 of the Disclosure Letter, all real property leased by the Company or any of its Subsidiaries is used solely by the Company or its Subsidiaries in conducting the Business.

      (b) The Company and its Subsidiaries own, subject only to the matters permitted by the following sentence, all the properties and assets (whether tangible or intangible) reflected in the March 28th Carve-Out Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.15 of the Disclosure Letter and personal property sold or otherwise disposed of in the Ordinary Course of Business since March 28, 2004), and all of the properties and assets purchased or otherwise acquired by the Company and its Subsidiaries since March 28, 2004 (except for personal property acquired and sold or otherwise disposed of since March 28, 2004 in the Ordinary Course of Business). All material properties and assets reflected in the March 28th Carve-Out Balance Sheet are free and clear of all Encumbrances except as set forth in Part 3.6(b) of the Disclosure Letter and, with respect to all such properties and assets, (a) mortgages or security interests shown on the March 28th Carve-Out Balance Sheet (or referred to in the notes thereto), (b) mortgages or security interests incurred in connection with the purchase of property or assets after March 28, 2004 (such mortgages and security interests being limited to the property or assets so acquired), (c) liens for current taxes not yet due or, if due, being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, and (d) with respect to real property,
(i) minor imperfections of title, if any, including mechanics' liens, materialmen's liens and similar liens imposed by law, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

      3.7   CONDITION AND SUFFICIENCY OF ASSETS

      The properties and assets of the Company and its Subsidiaries at Closing, including without limitation the rights of the Company and its Subsidiaries under the Transition Services Agreement, will be sufficient for the conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to March 28, 2004. Neither Venturi nor the Seller, nor any of their Subsidiaries (other than the Company and its Subsidiaries), conducts or is engaged in any commercial staffing business.

      3.8   ACCOUNTS RECEIVABLE

      All accounts receivable of the Company and its Subsidiaries (collectively, the "Accounts Receivable") that are reflected on the March 28th Carve-Out Balance Sheet represent, and that are reflected on the Closing Date Balance Sheet will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The respective reserves for uncollectible accounts shown on the March 28th Carve-Out Balance Sheet and the Closing Date Balance Sheet, as applicable, are (or, in the case of the Closing Date Balance Sheet, will be) prepared in accordance with GAAP. Part
3.8 of the Disclosure Letter

                                      22-
contains a complete and accurate list of all Accounts Receivable as of May 30, 2004, which list sets forth the aging of such Accounts Receivable.

      3.9   NO UNDISCLOSED OR LONG-TERM LIABILITIES

      (a) To Seller's Knowledge, except as set forth in Part 3.9(a) of the Disclosure Letter, neither the Company nor its Subsidiaries has any liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the March 28th Carve-Out Balance Sheet, current liabilities incurred in the Ordinary Course of Business since March 28, 2004, liabilities or obligations under Applicable Contracts (other than liabilities for breach thereof), and liabilities and obligations that are not, individually and in the aggregate, reasonably likely to result in a Material Adverse Effect.

      (b) Except as set forth on Party 3.9(b) of the Disclosure Letter (but without taking into consideration any Disclosure Letter Supplement), neither the Company nor any of its Subsidiaries will, as of the Closing Date, be obligated on or with respect to any liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise) as a long-term liability.

      3.10  TAXES

      (a) Except as set forth in Part 3.10(a) of the Disclosure Letter, Venturi and Seller have filed or caused to be filed (on a timely basis since December 31, 2000) all Tax Returns that are or were required to be filed by Venturi, Seller, the Company and the Company's Subsidiaries with respect to the Company, its Subsidiaries and the Business, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of, and Part 3.10(a) of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 2000. Venturi and Seller have paid or caused to be paid, or have made or caused to have been made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Venturi, Seller, the Company or any of the Company's Subsidiaries, except such Taxes, if any, as are listed in Part 3.10(a) of the Disclosure Letter.

      (b) The United States federal and state income Tax Returns of Venturi, the Seller, the Company and each of the Company's Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2000 (the "Final Closed Tax Year"). Except as set forth in Part 3.10(b) of the Disclosure Letter, all deficiencies proposed as a result of such audits have been paid, reserved against or settled. Part 3.10(b) of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any of its Subsidiaries or any group of corporations including the Company or any of its Subsidiaries for all taxable years since the Final Closed Tax Year, and the resulting deficiencies, if any, proposed by the IRS. Except as described in Part 3.10 of the Disclosure Letter, and other than waivers or extensions that have lapsed, neither Venturi, the Seller nor the Company or its Subsidiaries has

                                      23-
given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which the Company or any of its Subsidiaries may be liable.

      (c) To Seller's Knowledge, there exists no proposed tax assessment against Venturi, the Seller, the Company or any of the Company's Subsidiaries except as disclosed in the Balance Sheet or in Part 3.10(c) of the Disclosure Letter. Except as set forth in Part 3.10(c) of the Disclosure Letter, all material Taxes that the Company or any of its Subsidiaries is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      (d) All Tax Returns filed by (or that include on a consolidated basis) the Company or any of its Subsidiaries are true, correct and complete in all material respects. Except as set forth in Part 3.10(d) of the Disclosure Letter, there is no tax sharing agreement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement.

      (e) Since the Final Closed Tax Year, neither the Company nor any of its Subsidiaries has been a member of an affiliated group (other than the affiliated group of which Venturi is the common parent) filing a consolidated federal income tax return, nor taken any other action that could result in liability for Taxes of an affiliated group (other than the affiliated group of which Venturi is the common parent) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract or otherwise. Except as set forth in Part 3.10(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extensions of time within which to file any Tax Return. Except as set forth in Part 3.10(e) of the Disclosure Letter, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor, to Seller's Knowledge, is there any factual or legal basis for any such claim.

      (f) All material Tax elections that have been made by the Company or any of its Subsidiaries since the end of the Final Closed Tax Year are shown on Part 3.10(f) of the Disclosure Letter.

      (g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section
897(c)(1)(A)(ii).

      (h) Neither the Company nor any of its Subsidiaries (i) has agreed, nor to Seller's Knowledge is required, to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise that will affect the liability of the Company or its Subsidiaries for Taxes, (ii) has made an election, nor to Seller's Knowledge is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the IRC or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the IRC, (iii) has made any of the foregoing elections nor to Seller's Knowledge is required to apply any of the foregoing rules under any comparable state or local tax provision, and (iv) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under section 103(a) of the IRC.

                                      24-

      (i) The Contemplated Transactions, either alone or in conjunction with any other transaction that the Company or any of its Subsidiaries may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the IRC for which the Company or any of its Subsidiaries may in any way be held liable.

      (j) Neither the Company nor any of its Subsidiaries is a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the IRC.

      (k) Neither the Company nor any of its Subsidiaries has made or become obligated to make, nor will the Company or any of its Subsidiaries, as a result of any event connected with any of the Contemplated Transactions and/or any termination of employment related thereto, make or become obligated to make, any "excess parachute payment," as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

      (l) Except as set forth in Part 3.10(l) of the Disclosure Letter, there are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Company or any of its Subsidiaries.

      (m) Except as set forth in Part 3.10(m) of the Disclosure Letter, there are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which the Company or any of its Subsidiaries is a party and that could be treated as a partnership for federal income tax purposes.

      (n) Neither the Company nor any of its Subsidiaries has, nor has it or any of them ever had, a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

      (o) The tax basis of each of the receivables owed by the Company to Venturi and/or the Seller contributed by Seller to the Company in contemplation of the consummation of the Contemplated Transactions is equal in each case to the principal amount of such receivable.

      (p) To Seller's Knowledge, the Company has not been notified of any potential liability that may be imposed after the Closing with respect to the Income Tax Sharing Agreement dated September 29, 1995 by and among Venturi, Adia Services, Inc., a California corporation and Adia Services Inc., a Delaware corporation.

      3.11  NO MATERIAL ADVERSE CHANGE

      Since March 28, 2004, except as set forth in Part 3.11 of the Disclosure Letter there has not been any Material Adverse Change in the Business or in the operations, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries, and no event has occurred or circumstance exists that would reasonably be expected to result in any such Material Adverse Change. "Material

                                      25-

Adverse Change" means the occurrence of an event or a change in circumstances or conditions that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to have or result in a Material Adverse Effect.

      3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

      (a)   Except as set forth in Part 3.12 of the Disclosure Letter:

            (i) the Company and each of its Subsidiaries is, and at all times since March 28, 2004 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

            (ii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (iii) Neither the Company nor any of its Subsidiaries has received, at any time since March 28, 2004, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

      (b) The Company and each Subsidiary possess all Governmental Authorizations necessary to permit the Company and its Subsidiaries to lawfully conduct and operate the Business in the manner in which it was operated immediately prior to March 28, 2004 and to permit the Company and each of Company's Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

      (c) No event has occurred or circumstance exists that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization;

      (d) Other than as set forth in Part 3.12 of the Disclosure Letter, neither Venturi, Seller, the Company, nor any Subsidiary of the Company is or will be required to provide any notice or to obtain any Consent from any Person in order for such Governmental Authorizations to remain valid and in full force and effect upon execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                                      26-

      3.13  LEGAL PROCEEDINGS; ORDERS

      (a) Except as set forth in Part 3.13 of the Disclosure Letter, there is no pending Proceeding:

            (i) that has been commenced by or against the Company or any of its Subsidiaries or, to Seller's Knowledge, that otherwise relates to or may affect the Business or any of the assets owned or used by the Company or any of its Subsidiaries which, if determined adversely against the Company or any Subsidiary, would reasonably be expected to have a Material Adverse Effect; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller's Knowledge, no such Proceeding has been Threatened. Seller has delivered or, within thirty (30) days after the date of this Agreement, will have delivered to Buyer copies of all pleadings and all material correspondence and other material documents relating to each Proceeding listed in Part 3.13 of the Disclosure Letter.

      (b)   Except as set forth in Part 3.13 of the Disclosure Letter:

            (i) there is no Order to which any of the Company or its Subsidiaries, or any of the assets owned or used by any of them or the Business, is subject;

            (ii) neither Venturi nor Seller is subject to any Order that relates to the Business or to any of the assets owned or used by the Company or any of its Subsidiaries; and

            (iii) to Seller's Knowledge, no officer, director, agent or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

      (c)   Except as set forth in Part 3.13 of the Disclosure Letter:

            (i) the Company and each of its Subsidiaries is, and at all times since March 28, 2004, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

            (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries or the Business, is subject; and

                                      27-

            (iii) neither the Company nor any of its Subsidiaries has received, at any time since March 28, 2004, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries or the Business, is or has been subject.

      3.14  ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as set forth in Part 3.14 of the Disclosure Letter, since March 28, 2004, the Company and Company's Subsidiaries have conducted the Business only in the Ordinary Course of Business and there has not been any:

      (a) change in the Company or any of its Subsidiaries' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; or purchase, redemption, retirement or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock;

      (b) amendment to the Organizational Documents of the Company or any of its Subsidiaries;

      (c) except for payments or increases in the Ordinary Course of Business, payment or increase by the Company or any of its Subsidiaries of any bonuses, salaries or other compensation to any director or officer or to any employee or entry by the Company or any of its Subsidiaries into any employment, severance or similar Contract with any director, officer or management employee;

      (d) damage to or destruction or loss of any asset or property that has had, or is expected to have, a Material Adverse Effect;

      (e)   entry into, termination of, or receipt of notice of termination of
(i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company or any of its Subsidiaries of at least $50,000.00;

      (f) sale, lease or other disposition of any material asset or property of the Company or any of its Subsidiaries or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of the Company or any of its Subsidiaries, including the sale, lease or other disposition of any of the Intellectual Property Assets;

      (g) cancellation or waiver of any claims or rights with a value to the Company or any of its Subsidiaries in excess of $50,000.00;

      (h) Tax election or material change in the accounting methods used by the Company and its subsidiaries;

                                      28-

      (i) incurrence of indebtedness for borrowed money or other material liabilities (other than intercompany borrowings and borrowings under the credit facilities of Venturi that are guaranteed by the Company and its Subsidiaries);

      (j) capital expenditure involving more than $50,000.00 by the Company or any of its Subsidiaries or any other material transaction outside the Ordinary Course of Business to which the Company or any of its Subsidiaries is or was a party;

      (k) Contract (or series of related Contracts) involving more than $50,000.00 or outside the Ordinary Course of Business entered into by the Company or any of its Subsidiaries;

      (l) dividend declared, set aside or paid or any distribution made with respect to the Shares (whether in cash or in kind, redemption, purchase or other acquisition of any of the Shares by the Company;

      (m) loan by the Company or any of its Subsidiaries to, or any other transaction with, any of the shareholders, directors, officers, employees or Related Persons or any of them;

      (n) written or oral: (i) employment Contract with any operating company president or more senior executive officer of the Company or of any Subsidiary, or (ii) collective bargaining agreement, entered into by the Company or any of its Subsidiaries, or modification the terms of any existing such Contract or agreement;

      (o) except for hourly employees, increase in the base compensation of any of the Company's or any of its Subsidiaries' officers or employees or any other change by the Company or any of its Subsidiaries in the employment terms for any of such officer or employee, in each case, with respect to those officers or employees, whose annual compensation, including any bonuses, equals or exceeds $75,000.00;

      (p) deterioration or diminution in the Company's or its applicable Subsidiaries' relationship with any customer or supplier of any of them, which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

      (q) prepayment of any indebtedness of the Company or any of its Subsidiaries;

      (r) written agreement by the Company or any of its Subsidiaries to do, or which could result in, any of the foregoing; or

      (s) amendment of any foreign, federal, state or local Tax election, amendment of any Tax return, agreement to waive or extend any statute of limitations, or resolution or agreement to resolve any audit or proceeding relating to Taxes, to the extent such action relates to the Taxes of Company or any of its Subsidiaries.

      3.15  CONTRACTS; NO DEFAULTS

      (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list of the following Applicable Contracts (each a "Material Contract"):

                                      29-

            (i) each of the fifty (50) largest Applicable Contracts that involves performance of services or delivery of goods or materials by one or more of the Company and its Subsidiaries;

            (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more of the Company and its Subsidiaries in excess of $50,000.00;

            (iii) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

            (iv) each joint venture, partnership, limited liability company and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

            (v) each Applicable Contract (other than subcontracts, service agreements and teaming agreements entered into in the Ordinary Course of Business) containing covenants that in any way purport to restrict the Business or activities related thereto or limit the freedom of the Company or any of its Subsidiaries or, to Seller's Knowledge, any Related Person of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;

            (vi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages;

            (vii) each Applicable Contract for capital expenditures in excess of $50,000.00;

            (viii) each Applicable Contract under which the Company or any Subsidiary is a borrower, guarantor or obligor with respect to, or a lessee under, any guaranty of indebtedness of any Person (other than the Company and its Subsidiaries), or capitalized lease;

            (ix) each Applicable Contract for the supply or purchase of goods or services with the Federal government or any state or local government or any agency thereof, to which the Company or any Subsidiary is a party to or bound by, the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect; and

            (x) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 3.15(a) of the Disclosure Letter sets forth, with respect to each such Material Contract, the parties thereto and the dates thereof.

                                      30-

      (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, to Seller's Knowledge, no officer, director, agent, employee, consultant or contractor of the Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the Business or (B) assign to the Company or any of its Subsidiaries or to any other Person any rights to any invention, improvement or discovery, where such limitations would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

      (c) Except as set forth in Part 3.15(c) of the Disclosure Letter, the Company and its Subsidiaries have full corporate, limited liability company or limited partnership power and authority to perform their respective obligations under each Contract identified or required to be identified in Part 3.15(a) of the Disclosure Letter, and each such Contract is in full force and effect and is valid and enforceable in accordance with its terms against the Company or its Subsidiaries, as applicable, and to Seller's Knowledge is valid and enforceable in accordance with its terms against the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      (d)   Except as set forth in Part 3.15(d) of the Disclosure Letter:

            (i) the Company and each of its Subsidiaries are in compliance with all applicable terms and requirements of each Material Contract;

            (ii) to Seller's Knowledge, each other Person that has or had any obligation or liability under any Material Contract under which the Company or its Subsidiaries has or had any rights is, and at all times since March 28, 2004, has been, in compliance with all applicable terms and requirements of each such Material Contract; and

            (iii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract.

      (e) Except as set forth in Part 3.15(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation, where such renegotiations, attempts to renegotiate or written demands for renegotiation would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

      (f) The Contracts relating to the sale, design, manufacture or provision of products or services by the Company and its Subsidiaries have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with

                                      31-
any other Person, or any consideration having been paid or promised, that is or would be in violation of any material Legal Requirement.

      (g) To Seller's Knowledge, (i) no material purchase or other commitment of the Company or any Subsidiary is in excess of the normal, ordinary and usual requirements of the Business, and (ii) there is no material outstanding bid, sales proposal, contract or unfilled order of the Company or any Subsidiary which requires or, if accepted, would reasonably be expected to require, the Company or any Subsidiary to supply services at a cost to the Company or any Subsidiary in excess of the revenues to be received therefore.

      3.16  INSURANCE

      (a)   Seller has delivered to Buyer:

            (i) true and complete copies of all policies of insurance to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries, or any director of the Company or any of its Subsidiaries, is or has been covered;

            (ii) true and complete copies of all pending applications for policies of insurance;

            (iii) any statement by the auditor of the financial statements of the Company or any of its Subsidiaries with regard to the adequacy of such entity's coverage or of the reserves for claims; and

            (iv) all loss runs from all policies of insurance that could have any potential claim or premium liabilities and these loss runs contain specific claim information, including name of claimant, type of injury, date of injury, details on amounts paid and incurred.

      (b) Part 3.16(b) of the Disclosure Letter describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves established thereunder;

      (c)   Part 3.16(c) of the Disclosure Letter lists:

            (i) each policy of insurance and other agreement relating to the providing of workers compensation coverage with respect to historical claims of Venturi, Seller, the Company or any of Company's Subsidiaries, including all such policies issued by and agreements with AIG Insurance Company or its affiliates (the "AIG Workers Compensation Policies"), CNA Insurance Company or its affiliates (the "CNA Workers Compensation Policies") and Hartford Insurance Company or its affiliates (the "Hartford Workers Compensation Policies");

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

            (ii) any contract or arrangement related to business insurance, other than a policy of insurance (except for the AIG Workers Compensation Policies, the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies), for the transfer or sharing of any risk by the Company or any of its Subsidiaries; and

            (iii) all obligations of the Company and its Subsidiaries to third parties with respect to insurance (excluding such obligations under leases and services agreements) and identifies the policy under which such coverage is provided.

      (d)   Except as set forth on Part 3.16(d) of the Disclosure Letter:

            (i) all policies to which the Company or any of its Subsidiaries is a party or that provide coverage to the Company or any of its Subsidiaries, or any director or officer of any of them:

                  (A) are currently in effect and there are no periods for which such policies do not provide coverage;

                  (B) taken together, provide insurance coverage for the assets and the operations of the Company and its Subsidiaries against risks of the nature normally insured against by similar entities in the same or similar lines of business as the Business in coverage amounts typically and reasonably carried by such entities;

                  (C) are sufficient for compliance with all Legal Requirements and with requirements to maintain insurance contained in Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

                  (D) following Closing, will continue in full force and effect and will cover claims made against the Company or any of its Subsidiaries arising out of occurrences or events that occurred prior to Closing; and

                  (E) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries;

            (ii) none of the Seller, Venturi, the Company or any of Company's Subsidiaries has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

            (iii) the Company and its Subsidiaries and, with respect to the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies, Venturi and the Seller have paid, or caused to be paid, all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company or any of its

                                      33-

      Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries;

            (iv) the Company and its Subsidiaries have given notice to the insurer of all claims that may be insured thereby, unless Company and its Subsidiaries do not have knowledge of such claims, in which case, upon receipt of knowledge, notice will be given as required;

            (v) all reserves for self-insurance claims are properly and accurately reflected, in accordance with GAAP, in the Audited Carve-Out Balance Sheet and the March 28th Carve-Out Balance Sheet;

            (vi) Venturi and Seller agree that, for the period from the Closing date through December 31, 2009, Venturi and Seller shall cause the coverage provided under their Directors and Officers liability insurance policy for pre-Closing wrongful acts to be maintained with no change in coverage, in order to provide continuous coverage for any such pre-Closing wrongful acts; provided, however, that Venturi and Seller may satisfy the obligation set forth in this clause (vi) by obtaining a six-year "tail" policy on terms and conditions no less protective of such Directors and Officers than the existing Directors and Officers insurance policy maintained by Venturi;

            (vii) there are no letters of credit or other collateral posted or pledged, or required to be posted or pledged, to or for the benefit of (A) CNA Insurance Company (or its affiliates) with respect to the CNA Workers Compensation Policies (such collateral referred to herein as the "CNA LCs") or (B) Hartford Insurance Company (or its affiliates) with respect to the Hartford Workers Compensation Policies (such collateral referred to herein as the "Hartford LCs"); and

            (viii) at Closing, the aggregate face value of all CNA LCs and all Hartford LCs (whether posted or pledged, or required to be posted or pledged) will not exceed $6,478,455.40, and all cash collateral held by either CNA Insurance Company or Hartford Insurance Company (or their respective affiliates), including approximately $250,000 held by Harford Insurance Company to secure Venturi's loss fund under the Hartford Workers Compensation Policies, will be held for the account of Buyer.

      3.17  INTELLECTUAL PROPERTY

      (a) Intellectual Property Assets-The term "Intellectual Property Assets" includes:

            (i) the name `Venturi,' and such other fictional business names, trading names, registered and unregistered trademarks, service marks, domain names and applications for the same as are currently used in the Business (collectively, "Marks");

            (ii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

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            (iii) all rights in mask works (collectively, "Rights in Mask
      Works");

            (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints that are not generally known to other Persons and have value to the Company or its Subsidiaries used in the Business or owned or licensed by the Company or any of its Subsidiaries as licensee or licensor (collectively, the "Trade Secrets"); and

            (v) all patents and patent applications used in the Business or owned, or licensed by the Company or any of its Subsidiaries as licensee or licensor (collectively, the "Patents").

      (b)   Agreements

      Part 3.17(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets, and except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $50,000 under which the Company or any of its Subsidiaries is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

      (c)   Know-How Necessary for the Business

      The Intellectual Property Assets are all those necessary for the operation of the Business as conducted immediately prior to March 28, 2004. The Company owns or is licensed or otherwise possesses the right to use (without payment to any third party) each of the Intellectual Property Assets used in the Business, free and clear of all Encumbrances (except as set forth on Part 3.17(c) of the Disclosure Letter). On or before the Closing Date, the Company will be the owner of all right, title and interest in and to, or, in the case of Intellectual Property Assets used in the Business, but not owned by the Company, Venturi, Seller or any of their respective Subsidiaries, will have a valid right to use, each of the Intellectual Property Assets, in each case, free and clear of all Encumbrances except, with respect only to Intellectual Property Assets not owned by the Company, Venturi, Seller or any of their respective Subsidiaries, Encumbrances imposed by, or arising from any act or omission of, the licensor or owner of such Intellectual Property Assets. Except as set forth in Part 3.17(c) of the Disclosure Letter, to Seller's Knowledge, there is no potentially interfering use of any of the Intellectual Property Assets (other than the Marks) owned by the Company, Venturi, Seller or any of their respective Subsidiaries by any third party.

      (d)   Trademarks

            (i) Part 3.17(d) of Disclosure Letter contains a complete and accurate list of all Marks.

                                      35-

            (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

            (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation and no such action has been Threatened.

            (iv) To Seller's Knowledge, none of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

      (e)   Copyrights

            (i) Part 3.17(e) of the Disclosure Letter contains a complete and accurate list of all registered Copyrights and Copyright applications used in the Business.

            (ii) All the Copyrights used in the Business that have been registered with the United States Copyright Office are currently in material compliance with formal legal requirements, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

            (iii) No Copyright used in the Business and owned by the Company, Venturi, Seller or their respective Subsidiaries has been Threatened and, to Seller's Knowledge, no Copyright used in the Business has been Threatened and, to Seller's Knowledge, no Copyright used in the Business is infringed or has been challenged in any way. To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

      (f)   Trade Secrets

            (i) Except as set forth on Part 3.17(f) of the Disclosure Letter, with respect to each Trade Secret, the documentation relating to such Trade Secret is accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by qualified individuals without reliance on the knowledge or memory of any individual.

            (ii) The Company, Seller and Venturi and each of their respective Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets owned by Venturi, Seller, the Company or any of their respective Subsidiaries. The Company and its Subsidiaries have the right to use the Trade Secrets owned by Venturi or the Seller without restriction. The Trade Secrets owned by Venturi, Seller, the Company or any of their respective Subsidiaries are not

                                      36-
      part of public knowledge or literature, and to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company and the Company Subsidiaries) or to the detriment of the Company and the Company Subsidiaries. To Seller's Knowledge, the Trade Secrets used but not owned by Venturi, Seller, the Company or any of their respective Subsidiaries are not part of public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company and the Company Subsidiaries) or to the detriment of the Company and the Company Subsidiaries.

            (iii) No adverse claims, the subject of which is a Trade Secret, have been made or Threatened against the Company or any of its Subsidiaries. To Seller's Knowledge, no Trade Secret has been challenged in any way.

      (g)   Patents

      Neither the Company, nor any Company Subsidiary owns, licenses, uses or holds or has rights under any Patent.

      3.18  CERTAIN PAYMENTS

      Except as set forth on Part 3.18 of the Disclosure Letter, since December 31, 2000, neither the Company nor any of its Subsidiaries or director, officer, agent or employee of the Company or any of its Subsidiaries or, to Seller's Knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly in violation of a Legal Requirement,
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or any Related Person of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.19  RELATIONSHIPS WITH RELATED PERSONS

      Except as set forth in Part 3.19 of the Disclosure Letter:

      (a) neither Venturi nor Seller nor, to Seller's Knowledge, any Related Person of Venturi or Seller has any material interest in any material asset used in or pertaining to the Business as operated currently;

      (b) neither Venturi nor Seller nor, to Seller's Knowledge, any Related Person of Venturi, Seller or the Company, or of any of Company's Subsidiaries, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or any of its

                                      37-
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Subsidiaries with respect to any line of the products or services of the Company or any of its Subsidiaries (a "Competing Business") in any market presently served by it or them; and

      (c) neither Venturi nor Seller nor, to Seller's Knowledge, any Related Person of Venturi, Seller or the Company, or of any of Company's Subsidiaries, is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries.

      3.20  BROKERS OR FINDERS

      Except as set forth in Part 3.20 of the Disclosure Letter, neither Venturi, Seller, the Company nor the Company's Subsidiaries have any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions (other than (i) amounts Seller will pay, or cause to be paid, at the Closing to Sun Trust Robinson Humphrey and (ii) any such obligation or liability (a) incurred or purported to be incurred on behalf of Venturi, Seller, the Company or the Company's Subsidiaries by Buyer or a Related Person of Buyer or (b) as to which Buyer or any Related Person of Buyer has actual knowledge).

      3.21 PENSION AND WELFARE PLANS.

      Part 3.21 of the Disclosure Letter sets forth all Pension Plans and Welfare Plans. Except as set forth in Part 3.21 of the Disclosure Letter, each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Seller, nor the Company nor any Subsidiary nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multiemployer Plan; neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multiemployer Plan; no steps have been instituted by the Company or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan (other than a Defined Contribution Plan); no condition exists or event or transaction has occurred in connection with any Pension Plan, Multiemployer Plan or Welfare Plan which could result in the incurrence by Seller, the Company or any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty; and neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate is a "contributing sponsor" as defined in
Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on the Financial Statements of Seller, the Company and its Subsidiaries delivered by the Company to Buyer, neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has any unfunded liability with respect to any Welfare Plan. Any Pension Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the IRS covering amendments to such Pension Plan required or permitted under GUST (as defined in Rev. Proc. 2004-6) or relies upon an opinion letter covering such amendments from the IRS issued to the

                                      38-
prototype or volume submitter plan sponsor concerning such Pension Plan's qualified status under Section 401(a) of the IRC, and since the date of such last letter there are no pending issues with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation or any other issues that would result or is likely to result in the revocation of such determination letter or a loss of reliance on such opinion letter. In addition, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the IRC has been amended to comply with all applicable changes required or permitted under the Economic Growth and Tax Relief Reconciliation Act of 2001 and any subsequent applicable legislation, rule making, announcement, notice or regulation promulgation.

      Seller, the Company, each Subsidiary and each ERISA Affiliate is in compliance with the Multiemployer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), and has no liability for pension contributions pursuant to MEPPAA.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1   ORGANIZATION AND GOOD STANDING

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2   AUTHORITY; NO CONFLICT

      (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i)   any provision of Buyer's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of Buyer; or

            (iii) any Legal Requirement or Order to which Buyer may be subject.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                                       39-
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      4.3   INVESTMENT INTENT

      (a) Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that Seller and the Company have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire such additional information about the Business and the financial condition of the Company and its Subsidiaries as Buyer has requested and all such information has been received.

      (b) Buyer is a sophisticated investor with such knowledge and experience in financial and business matters and investments in evaluating the merits and risks of acquiring the Shares. Buyer is (i) able to bear the economic risk of this investment, (ii) able to hold the Shares indefinitely and (iii) presently able to afford a complete loss of this investment.

      (c) Buyer is an "accredited investor" as defined in Regulation D under the Securities Act.

      (d) Buyer acknowledges that, except as expressly stated in Article 3 of this Agreement, none of Venturi, Seller, the Company (including any Company Subsidiary) nor any officer, director, employee, agent or representative of Venturi, Seller, the Company or any Company Subsidiary, has made any representations or warranties of any kind to Buyer with respect to its investment in the Shares.

      (e) Buyer acknowledges that the Shares will not have not been registered under the Securities Act, or any other applicable state or federal securities statutes. Buyer has no present intention of reselling, directly or indirectly participating in any distribution of, or otherwise disposing of the Shares. Buyer acknowledges that Buyer may bear the economic risk of holding such shares for an indefinite period of time.

      (f) Buyer acknowledges that the Shares may not be offered for sale, sold or transferred except in compliance with the applicable securities laws of other jurisdictions.

      (g) Buyer acknowledges that the Shares were not offered to Buyer by means of any general solicitation, publicly disseminated advertisement or sales literature.

      (h) Buyer has not authorized any broker, dealer, agent or finder to act on its behalf, nor does Buyer have any knowledge of any broker, dealer, agent or finder purporting to act on its behalf with respect to the Contemplated Transactions.

      (i) Buyer acknowledges that no federal or state agency has made any finding or determination relating to the fairness of the Contemplated Transactions or investment in the Shares and no federal or state agency has recommended or endorsed an investment in the Shares.

                                      40-

      (j) Buyer was not organized for the specific purpose of acquiring the Shares and has other investments or business activities.

      (k) Buyer acknowledges that the Shares are being transferred to it in reliance upon specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements and acknowledgments of Buyer set forth in this Section 4.3(a), (b) and (c) to determine the applicability of such provisions.

      4.4   CERTAIN PROCEEDINGS

      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

      4.5   BROKERS OR FINDERS

      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

      4.6   ACCESS TO INFORMATION

      Buyer has had a reasonable opportunity to discuss with the management of the Company and its Subsidiaries the management and financial affairs of the Company and its Subsidiaries and to review and consider the Business and the operations of the Company and its Subsidiaries, including the properties, operations, liabilities, obligations, books, accounts, records, contracts and documents.

                                      41-
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5.    COVENANTS OF SELLER AND VENTURI PRIOR TO CLOSING DATE; POST-CLOSING
COVENANTS OF SELLER AND VENTURI

      5.1   ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date, Venturi and Seller will, and will cause Company and its Subsidiaries and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access to personnel, properties, contracts, books and records and other documents and data of the Company and its Subsidiaries, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request. The foregoing access shall be provided and investigation conducted in a manner so as not to interfere unreasonably with the operation of the Business. Without limiting the foregoing, on or before the thirtieth (30th) day of each calendar month between the date of this Agreement and the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a consolidated balance sheet of the Company and its Subsidiaries as at the close of business on the last day of the immediately preceding calendar month and the related consolidated statements of income, changes in investment of parent company and cash flow for such calendar month. All confidential information furnished in connection herewith shall be and remain subject to the Confidentiality Agreement.

      5.2   OPERATION OF THE BUSINESS

      Between the date of this Agreement and the Closing Date, Venturi and Seller will, and will cause the Company and its Subsidiaries to:

      (a) except as contemplated by this Agreement or as required to comply with Section 3.7 or as set forth in Part 5.2(a) of the Disclosure Letter, conduct the Business in (and only in) the Ordinary Course of Business, including, without limitation, funding the Business as needed in the Ordinary Course of Business;

      (b) use Commercially Reasonable Efforts to preserve intact the current organization of the Company and its Subsidiaries, keep available the services of their current officers, employees and agents, maintain the relations and good will with their suppliers, customers, landlords, creditors, employees and agents, and preserve for continued use by the Company and each of its Subsidiaries, up through and subsequent to Closing, their respective federal employer identification numbers;

      (c) not commit to or incur capital expenditures in connection with the Business in excess of $250,000.00 ("Permitted Capital Expenditures");

      (d) increase the bonuses, salaries or other compensation to any director or officer or to any employee in excess of the amounts previously set forth in the Company's 2004 annual budget, a copy of which has been provided to Buyer; and

                                      42-

      (e) otherwise report periodically to Buyer concerning the status of the Business.

      5.3   NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement or necessary in order to perform their obligations under this Agreement, between the date of this Agreement and the Closing Date, neither Seller nor Venturi will, and neither will cause or permit Company and its Subsidiaries to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

      5.4   REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Venturi and Seller will, and will cause Company and its Subsidiaries to, make all filings required by Legal Requirements to be made by them in order to consummate the sale of the Shares as contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Venturi and Seller will, and will cause Company and its Subsidiaries to, cooperate with Buyer (a) with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the sale of the Shares as contemplated by this Agreement, (b) in obtaining all consents identified in Schedule 4.2 and (c) in obtaining any other consents and/or waivers, and otherwise assisting in responding to informational requests of lenders, in connection with Buyer's financing of the Contemplated Transactions.

      5.5   NOTIFICATION; UPDATING OF DISCLOSURE LETTER

      (a) Between the date of this Agreement and the Closing Date, Venturi and Seller will promptly notify Buyer in writing if Venturi, Seller, the Company or any of Company's Subsidiaries becomes aware of any fact or condition that causes or constitutes a Breach of any of Venturi's or Seller's representations and warranties as of the date of this Agreement, or if Venturi, Seller, the Company or any of Company's Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Venturi and Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Venturi or Seller in this
Section 5 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 7 impossible or unlikely.

      (b) Should any fact or condition described in Section 5.5(a) require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Venturi and Seller will promptly supplement the Disclosure Letter by addition, deletion or other revision (a "Disclosure Letter Supplement") and deliver such Disclosure Letter Supplement to Buyer.

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      5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

      Except as expressly provided in this Agreement, Venturi and Seller will cause all intercompany accounts between, on the one hand, the Company or its Subsidiaries and, on the other hand, Venturi or Seller (or any Related Person of either Venturi or Seller other than the Company or Company's Subsidiaries), to be paid in full or otherwise eliminated prior to Closing.

      5.7   NO SOLICITATION

      (a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, each of Venturi and Seller agrees that it shall not, and it shall not authorize or permit any of its Related Persons or any officer, director, employee, investment banker, attorney or other advisor or representative of Venturi, Seller, the Company or any of their Related Persons, directly or indirectly, to (i) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer (whether in writing or otherwise) requesting or requiring Company and its Subsidiaries to be involved with (A) any merger, consolidation, share exchange, business combination or other similar transaction with respect to the Company or any of its Subsidiaries other than the sale of the Shares as contemplated by this Agreement, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of the Company or its Subsidiaries representing 5% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, (C) other than the Contemplated Transactions, any acquisition by any Person of beneficial ownership or the right to acquire beneficial ownership of, or formation of any "group" (as such term is defined under Section 13(d) of the 1934 Act) which would beneficially own or have the right to acquire beneficial ownership of, any outstanding equity securities of the Company or any of its Subsidiaries, or (D) any issuance, sale or grant of any additional shares of capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries (any of the foregoing, an "Acquisition Proposal"), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that notwithstanding the foregoing, Venturi and Seller may, upon authorization of Venturi's board of directors, at any time prior to termination of this Agreement, (x) provide information to and engage in discussions and negotiations with any Person who has made a Qualifying Offer or who has made an Acquisition Proposal that is reasonably likely to lead to a Qualifying Offer (provided that such Person shall have entered into a confidentiality agreement in customary form that is no less favorable to Venturi than is the Confidentiality Agreement and that prohibits such Person, and all officers, directors, employees, agents and other representatives of such Person, from engaging in discussions or negotiations, or otherwise communicating, directly or indirectly, orally or in writing, with any officer, director or employee of the Company or its Subsidiaries except for Larry Enterline, Jim Hunt, Ken Bramlett, Michael Barker or Tom Stafford), (y) subject to paragraphs (b), (c) and (d) of this Section 5.7, accept a Qualifying Offer, and (z) issue a press release announcing the entering into of this Agreement, among other matters, which press release has been attached hereto as Exhibit 5.7(a), file a current report on Form 8-K that will include as an attachment, among other things, a description

                                      44-
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and copy of this Agreement, and file and disseminate a proxy statement and other proxy materials for the purpose of soliciting proxies from Venturi's stockholders to approve, among other matters, the sale of the Shares as contemplated by this Agreement.

      The foregoing provisions shall not limit the ability of Venturi or any officer, director, employee, investment banker, attorney or other advisor or representative of Venturi, Seller, the Company or any of their Related Persons to (i) solicit, initiate or knowingly encourage the submission of an inquiry, proposal or offer requesting Venturi or Seller to be involved in a merger, consolidation, share exchange, business combination or similar transaction with respect to Venturi or Seller and any of their respective Subsidiaries (other than the Company and its Subsidiaries), (ii) enter into any agreement with respect to such a transaction or (iii) participate in any discussions or negotiations regarding or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal with respect to such a transaction. In addition, it shall not be a breach by Venturi, Seller or the Company of this provisions of this Section 5.7(a) if any action permitted to be taken under
Section 6.10 of the Merger Agreement with respect to a Takeover Proposal results in the making of an Acquisition Proposal.

      (b) Venturi and Seller shall not accept a Qualifying Offer unless Venturi's Board of Directors or a special committee thereof determines in its good faith judgment (after consultation with its independent outside legal counsel) that it is necessary to do so in order to comply with its fiduciary duties to Venturi's stockholders under applicable laws.

      (c) Seller and Venturi shall promptly advise Buyer of the receipt of any Qualifying Offer (including the terms thereof and the identity of the Person making the Qualifying Offer). All liabilities of Venturi and Seller arising from breaches of this Section 5.7 by Venturi or Seller shall survive termination of this Agreement unless Seller terminates this Agreement and Venturi pays the Non-Consummation Fee or the Termination Fee, as applicable, in accordance with the terms of paragraph (d) of this Section 5.7.

      (d) Venturi and Seller may terminate this Agreement at any time prior to the receipt of Shareholder and Board Approval if:

            (i) Venturi and Seller, subject to complying with the terms of paragraph (a) above, enter into a binding written agreement in respect of a Qualifying Offer or a Superior Proposal and Venturi notifies Buyer in writing that it intends to terminate this Agreement and enter into such other agreement; and

            (ii) Venturi has paid, or caused to be paid, to or as directed by Buyer, in cash by wire transfer of immediately available funds to an account designated by Buyer, a non-refundable fee in the amount of, (A) with respect to a termination in connection with entering into a binding agreement in respect of a Qualifying Offer, the sum of 4.5% of the Purchase Price plus all Buyer Termination Expenses (the "Non-Consummation Fee"), less all amounts previously paid by Venturi to Buyer pursuant to the Expense Reimbursement Agreement; or (B) with respect to a termination in connection with entering into a binding agreement in respect of a Superior Proposal, the sum of 3% of the

                                      45-
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      Purchase Price plus all Buyer Termination Expenses (the "Termination
      Fee"), less all amounts previously paid by Venturi to Buyer pursuant to the Expense Reimbursement Agreement; provided, however, that in no event shall the Non-Consummation Fee exceed $2,500,000, and in no event shall the Termination Fee exceed $2,000,000.

            5.8   COMMERCIALLY REASONABLE EFFORTS

      Between the date of this Agreement and the Closing Date, Venturi and Seller will use Commercially Reasonable Efforts to cause the conditions in Sections 7 and 8 to be satisfied, provided, however, that neither (i) actions taken by Venturi or Seller as permitted under Section 5.7 nor (ii) any decision, or action based thereon, of Venturi permitted under the Merger Agreement not to seek stockholder approval of the transactions contemplated by the Merger Agreement shall constitute a violation of this Section 5.8.

            5.9   [RESERVED]

            5.10  DENVER OPERATIONS

      On or before the Closing Date, the Company and its Subsidiaries shall have discontinued, to the reasonable satisfaction of Buyer, the Business and all operations with respect thereto to the extent conducted out of or in Denver, Colorado.

            5.11  WORKERS COMPENSATION

      Seller and Venturi shall at all times from and after the date of this
Agreement: (i) maintain, or cause to be maintained, in effect all workers compensation policies in effect as of the date of this Agreement covering employees of the Business, including, without limitation, the AIG Workers Compensation Policies, the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies; (ii) promptly pay or reimburse, or cause to be paid or reimbursed, when due to each such applicable insurance company all claims made in respect of such applicable contract; and (iii) maintain, or cause to be maintained, in effect the CNA LCs and the Hartford LCs. Notwithstanding the foregoing, effective simultaneously with the Closing or such later date as Seller and Venturi may agree, Seller and Venturi shall cause the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies, and all rights and obligations of Venturi and Seller thereunder, to be assigned or otherwise transferred to, and assumed by, Buyer, upon which transfer and assumption Venturi shall be permitted to cause the CNA LCs and the Hartford LCs, as applicable, to be released or otherwise terminated. After the Closing, Seller and Venturi shall promptly pay or cause to be paid to CNA Insurance Company and Hartford Insurance Company (or their respective affiliates, as applicable), or reimburse Buyer or the Company, or cause Buyer or the Company to be reimbursed, for all payments made by Buyer or the Company to CNA Insurance Company and Hartford Insurance Company (or their respective affiliates), as applicable, in respect of, amounts due and owing under the CNA Workers Compensation Policies or the Hartford Workers Compensation Policies, except for such amounts as are due and owing with respect to the Commercial Staffing Portion of Historical Workers Compensation Claims.

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      5.12  DELIVERY OF APPLICABLE CONTRACTS

      As soon as practicable, but in no event more than fourteen (14) days following the date of the Agreement, Seller shall have delivered to Buyer true and complete copies of each Material Contract.

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE; POST-CLOSING COVENANTS OF BUYER

      6.1   APPROVALS OF GOVERNMENTAL BODIES

      As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the sale of the Shares as contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Venturi and Seller with respect to all filings that Venturi or Seller is required by Legal Requirements to make in connection with the sale of the Shares as contemplated by this Agreement, and (ii) cooperate with Venturi and Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      6.2   COMMERCIALLY REASONABLE EFFORTS

      Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use Commercially Reasonable Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

      6.3   NOTIFICATION

      Buyer shall promptly notify Venturi and Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would reasonably be expected to cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

      6.4   WORKERS COMPENSATION

      Buyer shall, at all times from and after the Closing Date until such time as the applicable workers compensation claims have been fully satisfied, promptly pay, or cause to be paid, to or as directed by Venturi as and when due all amounts, if any, due and payable under the AIG Workers Compensation Policies and the California State Workers Compensation Program that are attributable to the Commercial Staffing Portion of Historical Workers Compensation Claims.

      6.5   VENTURI LEASE GUARANTIES

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      As of the Closing, the Company and Buyer shall indemnify Venturi, Seller and their Related Persons, and hold them harmless, from and against any loss, liability, claim, damage or expense arising from or in connection with Venturi's or Seller's obligations as a guarantor with respect to and in accordance with the terms of the Venturi Lease Guarantees, except for losses, liabilities, claims, damages or expenses to the extent arising from or related to a failure by Venturi or Seller to properly notify or obtain requisite consent from any lessor prior to the execution of the Agreement or the consummation of the Contemplated Transactions. If requested by Venturi and permitted by its lenders and the applicable lessor, Buyer shall, with respect to each Venturi Lease Guarantee so requested by Venturi, provide a replacement guarantee in substantially the form and substance of the Venturi Lease Guarantee that it replaces.

      6.6   RESTRUCTURING CHARGES

      As of the Closing and to the extent it is not otherwise liable therefor, the Company shall, and hereby does, and Buyer shall cause the Company to, assume, perform and be responsible for liabilities and obligations of Venturi or Seller classified as "accrued restructuring and rationalization charges" as described in Note 6 to the March 28th Carve-Out Balance Sheet and shall indemnify Venturi, Seller and their Related Persons, and hold them harmless, from and against any such liabilities to the extent of the amount thereof specified in the Closing Date Balance Sheet; provided, however, such liabilities, individually and in the aggregate shall not exceed $750,000.00.

      6.7   LICENSE AGREEMENT

      The Buyer acknowledges and agrees that Venturi and Venturi's Subsidiaries retain a royalty-free, worldwide, non-transferable (except to Related Persons of Venturi) license and right to use the `Venturi' name and related marks for transitional purposes for a term of six months commencing on the Closing Date, and as of the Closing Date, the Buyer will cause the Company to grant to Venturi and Venturi's Subsidiaries a royalty-free, worldwide, non-transferable (except to Related Persons of Venturi) license and right to use the `Venturi' name and related marks for transitional purposes for a term of six months commencing on the Closing Date (the "License Agreement").

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing (or such earlier date, if any, as is specified), of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1   ACCURACY OF REPRESENTATIONS

      (a) Except as contemplated or permitted by this Agreement, all of Venturi's and Seller's representations and warranties in Article III of this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to

                                      48-
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any Disclosure Letter Supplements. Notwithstanding the foregoing, those representations and warranties expressly made as of a particular date must be accurate in all material respects as of that particular date.

      (b) Notwithstanding paragraph (a) of this Section 7.1, each of Venturi's and Seller's representations and warranties herein that are expressly qualified by "materiality" or constitute a breach only if they have a "Material Adverse Effect" or otherwise expressly include a materiality qualifier must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any Disclosure Letter Supplements. Notwithstanding the foregoing, those representations and warranties as of a particular date that include such an express materiality qualifier must be accurate in all respects as of that particular date.

      7.2   PERFORMANCE OF VENTURI AND SELLER

      (a) All of the covenants and obligations of each of Venturi and the Seller that they are required to perform or to comply with pursuant to Article 5 (other than Section 5.4), Section 11.4 and Section 11.5 of this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

      (b) Each of the documents and other items required to be delivered, or caused to have been delivered, by Venturi or Seller pursuant to Section 2.4 must have been delivered, and Section 5.4 must have been performed and complied with in all respects.

      7.3   REQUIRED CONSENTS

      Each Consent that Venturi, Seller, the Company or any of the Company's Subsidiaries is required to obtain from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions that is identified in Part 7.3 of the Disclosure Letter, and each other Consent that Venturi, Seller, the Company or any of the Company's Subsidiaries is required to obtain from any Person for which the failure to obtain would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, must have been obtained and must be in full force and effect.

      7.4 OPINION OF COUNSEL TO SELLER, VENTURI, THE COMPANY AND COMPANY'S SUBSIDIARIES

      Buyer must have received a duly executed opinion of Robinson, Bradshaw & Hinson, P.A., as counsel to Seller, Venturi, the Company and the Company's Subsidiaries, dated the Closing Date, in substantially the form of Exhibit 7.4.

      7.5   NO INJUNCTION

      There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

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      7.6   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene or conflict with or result in a material violation of, any applicable Legal Requirement or Order.

      7.7   TERMINATION OF CERTAIN EQUITY

      All options to purchase equity in Venturi or Seller outstanding under the 2003 Equity Incentive Plan of Venturi and held by employees of the Company or any of Company's Subsidiaries shall have vested, and each such employee shall have a period of not less than ninety (90) days beginning on the Closing Date within which to exercise all such options.

      7.8   HCE PLAN

      All obligations of Venturi, the Seller, the Company and/or Company's Subsidiaries to employees of the Company or any of its Subsidiaries in respect of the HCE Plan shall have been paid or otherwise funded in accordance with the terms of the HCE Plan. Without limiting the foregoing, Venturi shall have caused each account of each employee of the Company and its Subsidiaries in the HCE Plan to have become fully vested and shall have caused each such employee to have been paid (or shall have otherwise arranged for the prompt payment by Venturi to each such employee of) his or her full balance therein in cash.

      7.9   ESCROW AGREEMENT

      Seller and Venturi shall have executed, and shall have caused the Escrow Agent to execute, and delivered the Escrow Agreement to Buyer.

      7.10  MERGER TRANSACTION

      The transactions contemplated in the Merger Agreement shall have occurred simultaneously with the Closing.

      7.11  EMPLOYMENT AGREEMENT

      Venturi shall have either (i) (A) assigned the Employment Agreement dated October 1, 1996 between Venturi and Ann Fleming to the Company and (B) amended such Employment Agreement to provide that no severance payment is due upon a change of control except in the event of a termination by the Company other than for cause (as defined in such Employment Agreement) or a termination by Ann Fleming because of a requirement that she be based anywhere other than the metropolitan area where she currently resides and works, in either case within six months after a change of control; or (ii) paid any severance payment due to Ann Fleming under such Employment Agreement in connection with the consummation of the Contemplated Transactions.

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8.    CONDITIONS PRECEDENT TO VENTURI'S AND SELLER'S OBLIGATION TO CLOSE

      Seller's obligations to sell the Shares, and Seller's and Venturi's obligations to take the other actions required to be taken by them at the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      8.1   ACCURACY OF REPRESENTATIONS

      Except as contemplated or permitted by this Agreement, all of Buyer's representations and warranties in Article 4 of this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2   BUYER'S PERFORMANCE

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to Article 6, Section 11.4 and Section 11.5 of this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

      (b) Each of the documents and other items required to be delivered by Buyer pursuant to Section 2.4 must have been delivered, and Buyer must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(c).

      8.3   REQUIRED CONSENTS

      Each of the Consents identified in Part 8.3 of the Disclosure Letter must have been obtained and must be in full force and effect.

      8.4   OPINION OF COUNSEL TO BUYER

      Seller must have received a duly executed opinion of Squire, Sanders & Dempsey L.L.P., as counsel to Buyer, dated the Closing Date, in substantially the form of Exhibit 8.4.

      8.5   NO INJUNCTION

      There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

      8.6   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene or conflict with or result in a material violation of, any applicable Legal Requirement or Order.

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      8.7   ESCROW AGREEMENT

      Buyer shall have executed and delivered the Escrow Agreement to Seller.

      8.8   MERGER TRANSACTION

      The transactions contemplated in the Merger Agreement shall have occurred simultaneously with the Closing.

      8.9   SHAREHOLDER APPROVAL

      Seller shall have received the Shareholder and Board Approval.

9.    TERMINATION

      9.1   TERMINATION EVENTS

      This Agreement may, by notice given prior to or at the Closing, be terminated, whether before or after Shareholder and Board Approval is obtained:

      (a) (i) by Buyer if a material Breach of any provision of this Agreement has been committed by Venturi or Seller and such Breach has not, by the time of giving of such notice, been waived or cured (provided, however, to the extent that such Breach would give rise to the failure of a condition set forth in
Section 7.1 or 7.2(a), if such Breach is capable of being cured, then Venturi or Seller, as the case may be, shall have until the earlier of the Outside Closing Date or the close of business of the fifth (5th) business day immediately after written notice of such Breach has been given by Buyer to Seller or Venturi to cure such Breach), or (ii) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not, by the time of giving of such notice, been waived or cured (provided, however, to the extent that such Breach would give rise to the failure of a condition set forth in
Section 8.1 or 8.2(a), if such Breach is capable of being cured, then Buyer shall have until the earlier of the Outside Closing Date or the close of business of the fifth (5th) business day immediately after written notice of such Breach has been given by Seller or Venturi to Buyer to cure such Breach);

      (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Outside Closing Date and Buyer has not waived such condition on or before the Outside Closing Date or if satisfaction of such a condition is or becomes impossible if Buyer has not waived such condition before notice of termination is given; or (ii) by Seller, if any of the conditions in Article 8 has not been satisfied as of the Outside Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Venturi to comply with their obligations under this Agreement) and Seller and Venturi have not waived such condition before notice of termination is given;

      (c)   by mutual written consent of Buyer and Seller;

      (d) by Venturi and Seller as provided in, and subject to, Section 5.7(d) hereof;

                                      52-
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      (e)   by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Outside Closing Date; provided, however, that any such termination by either the Buyer or the Seller under this clause (e) shall be accompanied by the payment of the Non-Consummation Fee by Venturi to Buyer by wire transfer in immediately available funds; or

      (f) by either Buyer or Seller if the Merger Agreement has been terminated for any reason.

      9.2   EFFECT OF TERMINATION

      (a) Except as otherwise expressly provided in this Agreement, each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the material Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, then the terminating party's right to pursue all legal remedies will survive such termination unimpaired and, in addition to such rights, except as otherwise set forth in
Section 9.2(b), below, in the case of termination by any party, Buyer shall be entitled to, and Venturi shall pay, or caused to be paid, to or as directed by Buyer, in cash by wire transfer of immediately available funds to an account designated by Buyer, the Non-Consummation Fee.

      (b) (i) Buyer shall be entitled to, and Venturi shall pay, or caused to be paid, to or as directed by Buyer, in cash by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the Non-Consummation Fee, the Termination Fee in the case of termination of this Agreement by Seller pursuant to Section 9.1(d) to the extent such termination is also pursuant to Section 5.7(d)(ii)(B); and

            (ii) Neither Venturi nor Seller shall have any obligation to Buyer in the case of any termination of this Agreement by Seller pursuant to Section 9.1(a)(ii) hereof; provided that Buyer is not then entitled to terminate this Agreement pursuant to Section 9.1(a)(i) hereof.

      (c) The Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement.

      9.3   EXPENSE REIMBURSEMENT AGREEMENT

      The parties hereto hereby acknowledge and agree that the obligation of Seller and Venturi under this Agreement to pay to Buyer the Buyer Termination Expenses, the Non-Consummation Fee or the Termination Fee, as applicable, upon termination of this Agreement

                                      53-
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supercedes Venturi's obligation to pay expenses under the Expense Reimbursement
Agreement, which is hereby terminated.

10.   INDEMNIFICATION; REMEDIES

      10.1  SURVIVAL

      All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter (as supplemented by any Disclosure Letter Supplements), any Disclosure Letter Supplements, each certificate delivered pursuant to Section 2.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will, subject to the limitations specified in Section 10.4, survive the Closing. The right to indemnification, payment of Damages or (subject to the last paragraph of Section 10.2) other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) other than through the Disclosure Letter at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

      10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND VENTURI

      Subject to Section 10.4(a) and 10.5 hereof, Seller and Venturi shall, jointly and severally, indemnify and hold harmless Buyer, the Company and Company's Subsidiaries, and each of their respective Representatives, equity holders, controlling persons and Related Persons (collectively with Buyer, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

      (a) any Breach of any representation or warranty made by Seller or Venturi in this Agreement, the Disclosure Letter (after giving effect to Disclosure Letter Supplements to the extent, and only to the extent, that a Disclosure Letter Supplement revised the Disclosure Letter with respect to an event, condition or state of facts that arose or occurred either (i) after execution of this Agreement or (ii) prior to execution of this Agreement but was not actually known to Seller or Venturi prior to such execution), or any other document or certificate delivered by Seller or Venturi pursuant to Section 2.4(a);

      (b) any Breach by Seller or Venturi of their covenants or obligations in this Agreement to the extent that such Breach has not been disclosed on the certificate or certificates delivered by Venturi and Seller pursuant to Section 2.4(a)(iv);

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(c)   any claim by any Person for payments alleged to be due and owing from the
Company or any of its Subsidiaries to or in respect of the HCE Plan or as a result of any failure by Seller or Venturi to otherwise satisfy the conditions specified in Section 7.8; or

(d) the failure to obtain any Consent that Venturi, Seller, the Company or any of the Company's Subsidiaries is required to obtain from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      Notwithstanding anything in this Agreement to the contrary, for purposes of determining Damages for which Seller and Venturi shall be obligated to indemnify the Indemnified Persons pursuant to this Section 10.2 and Section 10.5, with respect to each representation and warranty made by Seller and/or Venturi in Article III of this Agreement that is subject to a materiality qualification (other than Sections 3.4, 3.9(a), 3.11 and 3.13), whether a "Breach" of such representation or warranty shall be deemed to have occurred, and the amount of Damages arising therefrom (including, without limitation, for purposes of aggregating Damages to determine when the "Floor" (as defined in Section 10.5) has been exceeded) shall be determined without taking such materiality qualification into account.

         From and after the Closing, the right to indemnification and other rights under this Article 10 shall constitute, to the fullest extent permitted by law, the Buyer's and the Seller's sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement, any Agreement or document executed and delivered pursuant to this Agreement, or the Contemplated Transactions.

      10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

      Subject to the last paragraph of Section 10.2, Section 10.4(b) and Section
10.6 hereof, Buyer will indemnify and hold harmless Seller, Venturi and each of their respective Representatives, equity holders, controlling persons and Related Persons, and will pay to or as directed by Seller, the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any other document or certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      10.4 TIME LIMITATIONS

      (a) Seller and Venturi shall be liable to Buyer and its Related Persons for claims based upon (i) any representation or warranty (other than claims for indemnification or reimbursement based upon a representation or warranty in Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a), 3.10 or 3.20), any obligation under Section 10.2(d) and any covenant or obligation to be performed and complied with as a condition of the Closing (other than claims based upon the

                                      55-
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covenants and obligations to be performed and complied with under Section 5.11 and the indemnification obligation under clause (c) of Section 10.2) if Buyer notifies Seller of such a claim on or before the date that is one (1) year after the Closing Date, (ii) any representation or warranty in Section 3.10 if Buyer notifies Seller of such a claim on or before expiration of any applicable statute of limitation with respect to such claim, and (iii) any representation or warranty in Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a) and 3.20 and any covenant or obligation under Section 5.11 and any indemnification obligation under clause (c) of Section 10.2 if Buyer at any time notifies Seller of such a claim, in each case specifying the factual basis thereof in reasonable detail to the extent then known by Buyer. Buyer will make Commercially Reasonable Efforts to promptly notify Seller of claims based upon clause (ii) or clause (iii) above; provided, however, any failure to so promptly notify Seller shall not relieve Seller or Venturi of their obligation to pay Damages to Indemnified Persons with respect thereto.

      (b) Buyer shall be liable to Venturi, Seller and their Related Persons for claims based upon (i) any representation or warranty (other than claims for indemnification or reimbursement based upon a representation or warranty in Sections 4.1 or 4.2) and with respect to any covenant or obligation to be performed and complied with as a condition of the Closing (other than claims based upon the covenants and obligations to be performed and complied with under Sections 6.4, 6.5 and 6.6) if Seller notifies Buyer of such a claim on or before the date that is one (1) year after the Closing Date, and (ii) any representation or warranty in Sections 4.1 and 4.2 and any covenant or obligation in Sections 6.4, 6.5 and 6.6 if Seller at any time notifies Buyer of such a claim, in each case specifying the factual basis thereof in reasonable detail to the extent then known by Seller.

      10.5 LIMITATIONS ON AMOUNT -- SELLER AND VENTURI

      Neither Seller nor Venturi shall have liability with respect to the matters described in clause (a) of Section 10.2 or, except with respect to Damages arising under Section 5.11, clause (b)of Section 10.2 or clause (d) of
Section 10.2 until the aggregate of all claims for Damages with respect to such matters exceeds $200,000 (exclusive of attorneys' fees and legal expenses) ("Floor"), and then only for the amount of Damages in excess of $100,000; provided, however, that such Floor shall not apply to matters arising in respect of Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a), 3.10, 3.20 or 10.8. In
addition, neither Seller nor Venturi shall have liability with respect to the matters described in clause (a) of Section 10.2, clause (b) of Section 10.2 (except with respect to Damages arising under Section 5.11), clause (d) of
Section 10.2 or Section 10.8 to the extent that the aggregate of such Damages exceeds $5,000,000 ("Ceiling"); provided, however, that Damages arising from or in connection with matters arising in respect of Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a) or 3.20 or to the obligation of Seller and Venturi to indemnify Buyer for SUI Taxes and/or Unclaimed Property Taxes under Section 10.8(a)(iii) shall not be subject to such Ceiling, and shall not be aggregated with any other Damages for purposes of determining when such Ceiling has been exceeded for such other Damages.

      In addition to the foregoing, Buyer, Venturi and Seller agree to the following additional limitations on liability:

                                      56-

      (a) all Damages recoverable by an Indemnified Person shall be net of insurance proceeds and any amounts such Indemnified Person either (i) recovers from third parties, or (ii) which would reasonably be expected to be recovered by such Indemnified Person as insurance proceeds provided such Indemnified Person (A) had a valid claim, and (B) used commercially reasonable efforts to collect amounts under all applicable insurance policies pursuant to which Indemnified Person was entitled to payment;

      (b) upon any payment of Damages to an Indemnified Person, the Indemnifying party shall be subrogated to all rights of the Indemnified Person with respect to the Damages to which such indemnification relates; provided, however, that the Indemnifying party will only be subrogated to the extent of any amount paid by it pursuant to this Agreement in connection with such Damages; and provided further that no such right of subrogation will arise in favor of an Indemnifying party if such right would give such Indemnifying party the right to be reimbursed or further indemnified by the Company;

      (c) the Indemnified Person shall take all reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable hereunder; and

      (d) notwithstanding any other provision in this Agreement to the contrary, none of Venturi, Seller or Buyer shall be required to indemnify, hold harmless or otherwise compensate any Indemnified Person for special, incidental or consequential, or punitive damages and, the term "Damages" shall be deemed not to include any such non-reimbursable damages; provided, however, that any damages recovered or sought in any third-party claim against an Indemnified Person shall not be excluded from Damages for purposes of this Section 10.5.

      10.6 LIMITATIONS ON AMOUNT -- BUYER

      Buyer shall have no liability with respect to the matters described in clause (a) of Section 10.3 until the aggregate of all claims for Damages with respect to such matters exceeds $100,000 (exclusive of attorneys' fees and legal expenses), and then only to the amount of such excess; provided, however, the foregoing limitations shall not apply to matters arising in respect of Sections
4.1 or 4.2 or to any Breach of any of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made.

      10.7 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

      (a)   Promptly after receipt by an indemnified party under Section 10.2 or
Section 10.3 of notice of any claim or demand by any Person other than an indemnified party, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                                      57-

      (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and joint representation would be inappropriate due to a conflict of interest), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses incurred with respect to the defense of such Proceeding after such time as the Indemnifying party so assumes such defense. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

      (c) Notwithstanding the foregoing, if there is a reasonable probability that a Proceeding would adversely affect an indemnified party other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent. The indemnifying party may, at its expense, participate in such Proceedings with counsel of its choice.

      (d) Seller and Venturi hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller or Venturi with respect to such a claim anywhere in the world.

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      10.8 TAX MATTERS

      (a) Venturi and Seller shall be jointly and severally liable for the payment of, and will defend, indemnify and hold Buyer, Company, all of Company's Subsidiaries and all of their affiliates harmless from and against any and all Damages arising out of or related to, (i) any Taxes caused by or resulting from the sale of the Shares (including all Taxes arising from any Section 338(h)(10) Elections), (ii) any Taxes imposed on or incurred by Company or any of its Subsidiaries arising out of the inclusion of Company in the consolidated group of which Venturi is the common parent, or in any combined, consolidated, unitary or similar group (a "Group") prior to the Closing Date, (iii) any Taxes imposed on or incurred by Company or any of its Subsidiaries (or any Group with respect to the taxable items of Company or any of its Subsidiaries) for any taxable period ending on or before the Closing Date (or the portion, determined as described in paragraph (b) of this Section, of any such Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "Pre-Closing Period")), including, without limitation, all SUI Taxes and all Unclaimed Property Taxes allocable to any Pre-Closing Period, provided that Venturi and Seller shall only be liable for such Pre-Closing Period Taxes to the extent such Taxes exceed the aggregate reserve for such Tax liability, if any, shown on the Closing Date Balance Sheet; and (iv) any costs of investigation and defense and reasonable attorneys' fees incurred by Buyer, Company, or any of Company's Subsidiaries in connection with any audit or other proceeding by a governmental authority relating to the Taxes described in this paragraph (a). Buyer, Venturi, and Seller agree that neither the Closing Date Balance Sheet nor the March 28th Carve-Out Balance Sheet shall contain any reserves relating to the SUI Taxes and the Unclaimed Property Taxes.

      (b) Whenever it is necessary for purposes of Section 10.8(a) to determine the portion of any Taxes imposed on or incurred by Company and any of its Subsidiaries (or any Group) for a taxable period beginning on or before and ending after the Closing Date ("Straddle Period") that is allocable to the Pre-Closing Period, the determination shall be made, in the case of Taxes that are not measured by, or based upon, gross receipts or net income, on a per diem basis, except any consequences of any Section 338(h)(10) Elections shall be excluded, and, in the case of other Taxes, by assuming that the Pre-Closing Period constitutes a separate taxable period of Company or any of its Subsidiaries and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Period ratably on a per diem basis and any consequences of any Section 338(h)(10) Elections shall be excluded). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. In the event of any disagreement between Buyer and Venturi as to the proper allocation of any item, Buyer and Venturi shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the proper allocation shall be binding on both Buyer and Venturi. The costs of such firm shall be shared equally by Buyer and Venturi.

      (c) Venturi and Seller will, to the extent permitted by applicable law, elect with the relevant taxing authorities to close all taxable periods of Company and each of its Subsidiaries as of the close of business on the Closing Date.

                                      59-
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      (d)   Venturi, Seller and Buyer agree that any indemnification payments made pursuant to this Section 10.8 will be treated by the parties on their respective Tax Returns as an adjustment to the Purchase Price.

      (e) The following provisions shall govern the allocation of responsibility as between Buyer, Venturi and Seller for certain tax matters following the Closing Date:

            (i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and any of its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Venturi or Seller will include the operations of the Company or any of its Subsidiaries. Buyer shall permit Venturi to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer and Venturi also agree that any Tax Returns related to the SUI Taxes and Unclaimed Property Taxes shall be prepared by Venturi and shall be submitted to Buyer for its review and comment prior to filing. In the event that Buyer and Venturi shall be unable to agree as to the proper reporting of any item on any Tax Return described in this paragraph (i), Buyer and Venturi shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the proper reporting of such item shall be binding on both Buyer and Venturi. The costs of such firm shall be shared equally by Buyer and Venturi. Venturi or Seller shall pay to or as directed by Buyer Taxes of the Company or any of its Subsidiaries with respect to such periods at least five
(5) days prior to the date on which such Taxes are required to be paid (or, if such Taxes are then past due, immediately upon demand of Buyer) to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserves for deferred taxes), if any, shown on the Closing Date Balance Sheet, provided that all determinations as to the sufficiency of the reserve for Tax liability will be made in the aggregate and not as to whether a reserve was established for a particular Tax.

            (ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and any of its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date, excluding any income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Venturi or Seller will include the operations of the Company or any of its Subsidiaries. Venturi or Seller shall pay to Buyer at least five (5) days prior to the date on which such Taxes are required to be paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserves for deferred taxes), if any, shown on the Closing Date Balance Sheet provided that all determinations as to the sufficiency of the reserve for Tax liability will be made in the aggregate and not as to whether a reserve was established for a particular Tax. In the event of any disagreement between Buyer and Venturi as to the proper reporting of any item on any Tax Return governed by this paragraph (ii), Buyer and Venturi shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the proper reporting of such item shall be binding on both Buyer and Venturi. The costs of such firm shall be shared equally by Buyer and Venturi.

                                      60-

            (iii) Buyer, Company, Venturi and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.8 and any audit, litigation or other proceeding with respect to Taxes, including, without limitation, SUI Taxes and Unclaimed Property Taxes. Such cooperation shall include Venturi's, Seller's, Company's and Buyer's retention and (upon the request of another party) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the accounting books and records are not in the possession of Company or a Subsidiary of Company, Venturi and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer, Company or any of Company's Subsidiaries so requests, Venturi and Seller shall allow Buyer, Company or any of such Subsidiaries to take possession of such books and records. To the extent the accounting books and records that are relevant to any Pre-Closing Period, including without limitation any books and records that are relevant to SUI Taxes or Unclaimed Property Taxes, are in the possession of Company or a Subsidiary of Company, Buyer shall cause Company and such Subsidiaries to retain all books and records with respect to such Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Venturi or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

            (iv) Venturi and Seller further agree, upon request, to provide Buyer with all information that is in their possession and that Buyer may be required to report pursuant to Section 6043 of the IRC and all Treasury Department Regulations promulgated thereunder.

      (f) Notwithstanding any provisions to the contrary contained in this Agreement, Buyer shall have the sole right to control and make all decisions regarding the Company's and any of its Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Venturi or Seller is responsible and has agreed to indemnify Buyer pursuant to Section 10.8 hereof, including, without limitation, SUI Taxes and Unclaimed Property Taxes,
(A) Buyer, Venturi and Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (B) Buyer, Venturi, or Seller shall have the right to participate in such audit or proceeding at their own expense, (C) Seller or Venturi shall have the right to control and make all decisions regarding the Company's and any of its Subsidiaries' interests in any such proceeding, provided that neither Seller nor Venturi may enter into any agreement with the relevant taxing authority pertaining to such Taxes if such agreement could have an adverse effect on Buyer, Company, or any Subsidiary with respect to any Tax period ending after the Closing Date, and (D) Buyer may, without the written consent of Venturi or Seller, enter into an agreement with respect to the

                                      61-
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settlement of any such proceeding provided that Buyer shall have agreed in writing to forego any indemnification under this Agreement (or the Escrow Agreement) with respect to such Taxes.

      10.9 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS

      A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.   GENERAL PROVISIONS

      11.1 EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

      11.2 NOTICES

      All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt or, if such written confirmation is not received, provided that a copy is mailed by registered mail, return receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Seller:              PFI Corp.
                                       c/o Venturi Partners, Inc.
                                       2709 Water Ridge Parkway
                                       Second Floor
                                       Charlotte, NC  28217
                                       Attention: General Counsel
                                       Facsimile No.: 704-442-5138

                  Venturi:             Venturi Partners, Inc.
                                       2709 Water Ridge Parkway
                                       Second Floor
                                       Charlotte, NC  28217
                                       Attention: General Counsel
                                       Facsimile No.: 704-442-5138

                                      62-

                  Buyer;               Compass CS Inc.
                                       c/o CBS Personnel Services
                                       435 Elm Street
                                       Cincinnati, Ohio  45202
                                       Attention: Frederick L. Kohnke
                                       Facsimile No.: (513) 651-4882

                 with a copy to:       Squire, Sanders & Dempsey L.L.P.
                                       312 Walnut Street
                                       Suite 3500
                                       Cincinnati, Ohio
                                       Attention: Stephen C. Mahon
                                       Facsimile No.: 513.361.1200

      11.3 JURISDICTION; SERVICE OF PROCESS

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York in Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      11.4 SECTION 338(H)10 ELECTION

      (a) Seller and Buyer shall make a timely, irrevocable and effective election under Section 338(h)(10) of the IRC and any similar election under any applicable state, local or foreign income Tax law (collectively, the "Section 338(h)(10) Elections") with respect to Buyer's purchase from Seller of the shares of the Company and with respect to the stock of any Subsidiary for which a Section 338(h)(10) Election may be made.

      (b) To facilitate the Section 338(h)(10) Elections, Seller shall deliver to Buyer, at least fifteen (15) days prior to the Closing, drafts of IRS Form 8023 and any similar forms under applicable state, local, or foreign income Tax law (collectively, the "Forms"). Buyer shall review such Forms and provide any proposed revisions to Seller at least five (5) days prior to the Closing. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. The Forms, in the form reasonably determined by Seller, shall be duly executed by an authorized person for Seller and Buyer at the Closing. Seller shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

      (c)   As soon as practicable after the Closing Date and at least thirty
(30) days prior to the due date and filing of IRS Form 8883 by either party, Buyer shall provide Seller with a draft of IRS Form 8883 (including the calculation and proposed allocation of the Aggregate Deemed

                                      63-
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Sales Price in a manner consistent with the requirements of Section 338 and the
Treasury Regulations thereunder). Seller shall review such Form 8883 and provide any proposed revisions to Buyer at least ten (10) days prior to the due date of such Form 8883 for either party. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. In the event the parties reach agreement as to the information to be reflected on such Form 8883, the Form shall be revised and timely filed by each party as required by law. Each of Buyer and Seller shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto) for Tax purposes and file its Tax Returns (including the Form 8883) in a manner consistent with any mutually-agreed allocations determined pursuant to this
Section 11.4(c). In the event the parties do not reach agreement on the information to be reflected on such Form, each party shall provide to the other party its final version of such Form and shall timely file its final version of such Form in the manner required by law.

      11.5 FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      11.6 WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      11.7 ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Confidentiality Agreement and other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                                      64-

      11.8 DISCLOSURE LETTER

      (a) Seller and Venturi may, at their option, include in the Disclosure Letter items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that the relevance to such other representation and warranty is manifest on the face of the Disclosure Letter.

      (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      11.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

      Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Related Person of Buyer; provided, however, that, unless Venturi and Seller have expressly agreed to release Buyer from its obligations hereunder in connection with any such assignment, Buyer shall remain primarily and fully liable for its obligations and liabilities under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      11.10 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.11 SECTION HEADINGS; CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                                      65-

      11.12 GOVERNING LAW

      This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

      11.13 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      11.14 CONFIDENTIALITY

      Without limiting any rights or obligations under the Confidentiality Agreement, between the date of this Agreement and the Closing Date, each of Buyer, Venturi and Seller will maintain in confidence, and will cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party or of the Company or its Subsidiaries, all written, oral or other information obtained in confidence from another party or from the Company or its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings. Promptly upon the written request of another party, the requested party will return or destroy as much of such written information as the other party may reasonably request.

                                      66-

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                                        Seller:

COMPASS CS INC.                               PFI CORP.

By: /s/ Frederick L. Kohnke                   By: /s/ Larry L. Enterline
    -----------------------                       ------------------------------
Printed Name: Frederick L. Kohnke             Printed Name: Larry L. Enterline
Its: President                                Its: Chief Executive Officer

                                              Venturi:

                                              VENTURI PARTNERS, INC.

                                              By: /s/ Larry L. Enterline
                                                  ------------------------------
                                              Printed Name: Larry L. Enterline
                                              Its:  Chief Executive Officer

                                      67-

                                  EXHIBIT 1(a)

                           BUYER TERMINATION EXPENSES
                           --------------------------

-------------------------------------------------------------------------------
DESCRIPTION                                                           AMOUNT
-----------                                                           ------
-------------------------------------------------------------------------------
Tax and accounting due diligence                                   $175,000.00
-------------------------------------------------------------------------------
Integration planning                                                $75,000.00
-------------------------------------------------------------------------------
Legal                                                              $600,000.00
-------------------------------------------------------------------------------
Investment banking                                                 $300,000.00
-------------------------------------------------------------------------------
Financing (commitment fees)                                        $475,000.00
-------------------------------------------------------------------------------
Financing (closing fees)                                           $940,000.00
-------------------------------------------------------------------------------
Financing (legal)                                                  $200,000.00
-------------------------------------------------------------------------------
Financing (other)                                                   $50,000.00
-------------------------------------------------------------------------------
Miscellaneous travel and other expenses                            $100,000.00
                                                                   -----------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Total                                                            $2,915,000.00
-------------------------------------------------------------------------------

                                                                       Annex C-1



July 19, 2004


Special Committee to the Board of Directors
Venturi Partners, Inc.
2709 Water Ridge Parkway, 2nd Floor
Charlotte, North Carolina 28217

Ladies and Gentlemen:

         We understand that Venturi Partners, Inc. (the "Company") intends to enter into a transaction (the "Proposed Merger Transaction") in which a newly-formed, wholly-owned subsidiary of the Company will merge with and into Comsys Holding, Inc. ("Holdings"), a Delaware corporation that owns 100% of the issued and outstanding capital stock of Comsys Information Technology Services, Inc. ("COMSYS") such that Holdings and COMSYS each will become indirectly wholly-owned subsidiaries of the Company. We further understand that the entire consideration being paid to the shareholders of Holdings will be in the form of voting common stock of the Company, with the existing stockholders of the Company retaining their existing stock in the Company. The Proposed Merger Transaction is set forth in an Agreement and Plan of Merger dated as of July 15, 2004 (the "Merger Agreement"). Capitalized terms used herein without further definition will have the same meanings as in the Merger Agreement.

         We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion to the Special Committee with respect to the fairness to the Company's stockholders, from a financial point of view, of the consideration to be received by the shareholders of the Company pursuant to the Proposed Merger Transaction.

         In connection with the Proposed Merger Transaction, the Company also is entering into an agreement (the "Proposed Staffing Sale") to sell 100% of the issued and outstanding stock of its wholly-owned subsidiary, Venturi Staffing Partners, Inc. ("Staffing"), for cash to an affiliate of the Company. Simultaneous herewith we also are issuing a fairness opinion to the Special Committee of the Board of Directors of the Company in respect of the Proposed Staffing Sale. Our opinion contained herein takes account of the terms of the Proposed Staffing Sale, the terms of the Subscription Agreement and Letter Agreement, and their potential effect on the consideration to be received by the shareholders of the Company pursuant to the Proposed Merger Transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement, Subscription Agreement, and Letter Agreement; (2) public documents and such other available information concerning the Company, Holdings and COMSYS that we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company, Holdings and COMSYS furnished to us by the Company, Holdings and COMSYS; (4) a comparison of the pro forma historical financial results and present pro forma financial condition of the new consolidated company formed from the Proposed Merger Transaction with those of publicly traded companies that we deemed relevant; (5) a comparison of the financial terms of the new consolidated company formed from the Proposed Merger Transaction with the publicly available financial terms of certain other recent completed and announced transactions that we deemed relevant; and (6) a discounted cash flow analysis of the new company formed from the Proposed Merger Transaction. In addition, we had discussions with the management of both the Company and COMSYS concerning its understanding of the business, operations, assets, cash flows, levels of net debt, present condition and future prospects of its respective company and undertook such other studies, analyses and investigations as we deemed appropriate.

         We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company, COMSYS and the new consolidated company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company or COMSYS, as applicable, as to the future financial performance of the Company, COMSYS and the new consolidated company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or COMSYS and have not made or obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company or COMSYS. We have assumed that the Proposed Merger Transaction will be consummated in accordance with the terms of the Merger Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Merger Transaction will be obtained without any adverse effect on the Company or COMSYS or on the expected benefits of the Proposed Merger Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or any part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or COMSYS. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion subsequent to the consummation of the Proposed Merger Transaction.

         We have acted as financial advisor to the Company in connection with the Proposed Merger Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion, including that set forth above. We or our affiliates have also performed various investment banking services for the Company, COMSYS and/or Holdings in the past (including the management of two public equity offerings and one convertible subordinated note offering between 1996 and 1998 for the Company's predecessor, Personnel Group of America, and acting as financial advisor to the Special Committee of the Board of Directors of the Company on an uncompleted acquisition assignment in late 2003) and have received customary fees for such services. In the ordinary course of our business, we and our affiliates actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company, COMSYS and/or Holdings in the ordinary course of business.

         Based upon and subject to the forgoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the shareholders of the Company, pursuant to the Proposed Merger Transaction is fair to the Company's stockholders. This opinion is being rendered at the behest of the Special Committee of the Board of Directors of the Company as part of its evaluation of the Proposed Merger Transaction and for the benefit of the Company and its stockholders and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Merger Transaction. This opinion cannot be publicly disclosed or used in any public filing without the express written consent of SunTrust Robinson Humphrey.


                                                 Very truly yours,

                                                 /s/ SUNTRUST ROBINSON HUMPHREY

                                                 SUNTRUST ROBINSON HUMPHREY
                                                 A division of
                                                 SUNTRUST CAPITAL MARKETS

                                                                       Annex C-2



July 19, 2004


Special Committee to the Board of Directors
Venturi Partners, Inc.
2709 Water Ridge Parkway, 2nd Floor
Charlotte, North Carolina 28217

Ladies and Gentlemen:

         We understand that Venturi Partners, Inc. (the "Company") intends to sell (the "Proposed Sale Transaction") 100% of the issued and outstanding shares of its Venturi Staffing Partners subsidiary ("VSP") for aggregate consideration of $30.3 million in cash subject to the terms of the Stock Purchase Agreement by and among COMPASS CS INC., PFI Corp. and Venturi Partners, Inc. (the "Agreement").

         We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion to the Special Committee with respect to the fairness, from a financial point of view, of the consideration to be paid in the Proposed Sale Transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) public documents and such other available information concerning VSP and the Company that we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of VSP and the Company furnished to us by the Company; (4) a comparison of the historical financial results and present financial condition of VSP with those of publicly traded companies that we deemed relevant; (5) a comparison of the financial terms of the Proposed Sale Transaction with the publicly available financial terms of certain other recently completed and announced transactions that we deemed relevant; (6) a discounted cash flow analysis of VSP and (7) a comparison with the market values of similar publicly traded companies. In addition, we had discussions with the Company's management concerning its understanding of the VSP's business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

         We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of VSP provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of VSP. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of VSP and have not made or obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of VSP. We have assumed that the Proposed Sale Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Sale Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Sale Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or any part of VSP's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of VSP. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion subsequent to the consummation of the Proposed Sale Transaction.

         We have acted as financial advisor to the Company in connection with the Proposed Sale Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion, including that set forth above. We and our affiliates have also performed various investment banking services for the Company in the past (including the management of two public equity offerings and one convertible subordinated note offering between 1996 and 1998 for the Company's predecessor, Personnel Group of America, and acting as financial advisor to the Special Committee of the Board of Directors of the Company on an uncompleted acquisition assignment in late 2003) and have received customary fees for such services. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.

         Based upon and subject to the forgoing, and such other factors, as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid in the Proposed Sale Transaction is fair to the Company. This opinion is being rendered at the behest of the Special Committee of the Board of Directors of the Company as part of its evaluation of the Proposed Sale Transaction and for the benefit of the Company and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Sale Transaction. This opinion cannot be publicly disclosed or used in any public filing without the express written consent of SunTrust Robinson Humphrey.

                                                Very truly yours,

                                                /s/ SUNTRUST ROBINSON HUMPHREY

                                                SUNTRUST ROBINSON HUMPHREY
                                                A division of
                                                SUNTRUST CAPITAL MARKETS

                                                                         Annex E





                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                             VENTURI PARTNERS, INC.,

                             a Delaware corporation

                               (the "CORPORATION")

                         (Adopted as of__________, 2004)

                              AMENDED AND RESTATED
                                     BY-LAWS

                                       OF

                             VENTURI PARTNERS, INC.

                                    ARTICLE I
                                     OFFICES

            SECTION 1.1 REGISTERED OFFICE. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation's registered agent in Delaware.

            SECTION 1.2 ADDITIONAL OFFICES. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the "BOARD") may from time to time determine or as the business and affairs of the Corporation may require.

                                   ARTICLE II
                              STOCKHOLDERS MEETINGS

            SECTION 2.1 ANNUAL MEETINGS. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect directors of the Corporation and may transact any other business as may properly be brought before the meeting.

            SECTION 2.2 SPECIAL MEETINGS. Except as otherwise required by applicable law or provided in the Corporation's Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the "CERTIFICATE OF INCORPORATION"), special meetings of stockholders, for any purpose or purposes, may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the Board pursuant to a resolution adopted by a majority of the Whole Board (as defined below) or (d) the Secretary at the request in writing of stockholders holding shares representing a majority of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called. The Secretary shall call such a meeting upon receiving such a request. Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation's notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). "WHOLE BOARD" shall mean the total number of directors the Corporation would have if there were no vacancies.

            SECTION 2.3 NOTICES. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation's notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

            SECTION 2.4 QUORUM. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

            SECTION 2.5 VOTING OF SHARES.

            (a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

            (b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxyholders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxyholder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

            (c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

                  (i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

                  (ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

            (d) Required Vote. Subject to the rights of the holders of one or more series of preferred stock of the Corporation ("PREFERRED STOCK"), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

            (e) Inspectors of Election. The Board may appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at any meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

            SECTION 2.6 ADJOURNMENTS. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

            SECTION 2.7 ADVANCE NOTICE FOR BUSINESS.

            (a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation
(x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director at an annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

                  (i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder's notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described in this Section 2.7(a).

                  (ii) To be in proper written form, a stockholder's notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

                  (iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder's intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder's notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

                  (iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

            (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting only pursuant to Section 3.2.

            (c) Public Announcement. For purposes of these By-Laws, "PUBLIC ANNOUNCEMENT" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

            SECTION 2.8 CONDUCT OF MEETINGS. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine;
(d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

            SECTION 2.9 CONSENTS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation to its registered office in the State of Delaware, the Corporation's principal place of business, or the Secretary of the Corporation. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation's registered office in the State of Delaware, the Corporation's principal place of business, or the Secretary. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. An electronic transmission consenting to the action to be taken and transmitted by a stockholder, proxyholder or a person or persons authorized to act for a stockholder or proxyholder shall be deemed to be written, signed and dated for purposes hereof if such electronic transmission sets forth or is delivered with information from which the Corporation can determine that such transmission was transmitted by a stockholder or proxyholder (or by a person authorized to act for a stockholder or proxyholder) and the date on which such stockholder, proxyholder or authorized person transmitted such transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and delivered to the Corporation by delivery either to the Corporation's registered office in the State of Delaware, the Corporation's principal place of business, or the Secretary of the Corporation. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the limitations on delivery in the previous sentence, consents given by electronic transmission may be otherwise delivered to the Corporation's principal place of business or to the Secretary if, to the extent, and in the manner provided by resolution of the Board. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders were delivered to the Corporation as provided in this Section 2.9.

                                   ARTICLE III
                                    DIRECTORS

            SECTION 3.1 POWERS. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

            SECTION 3.2 ADVANCE NOTICE FOR NOMINATION OF DIRECTORS.

            (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by (x) the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors or (y) the terms of any agreement between the Corporation and another party or parties pursuant to which such party or parties are given the contractual right to nominate persons for election as directors of the Corporation (a "CONTRACTUAL NOMINATION RIGHT"). Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation's notice of such special meeting, may be made (i) on behalf of the Board, by the Nominating Committee of the Board in accordance with this Section 3.2 and Article Fifth of the Certificate of Incorporation, (ii) pursuant to a Contractual Nomination Right or (iii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

            (b) Nominations by Nominating Committee.

                  (i) Definitions. The following definitions shall apply for purposes of this Section 3.2:

                        "AUDIT COMMITTEE INDEPENDENT DIRECTOR" means a director
            of the Corporation who (x) meets the definition of "independent director" under Nasdaq rules, or if the Corporation's Common Stock is not then traded on the Nasdaq National Market, the comparable requirements of the principal securities exchange or market on which the Corporation's Common Stock is then listed or approved for trading, (y) meets the criteria under Nasdaq rule 4350(d)(2)(A)(i)-(iv) (or any successor rule) for service on the Audit Committee of the Board or, if the Corporation's Common Stock is not then traded on the Nasdaq National Market, the comparable requirements of the principal securities exchange or market on which the Corporation's Common Stock is listed or approved for trading, and (z) is willing to serve on the Audit Committee if requested to do so by the Board.

                        "AUDIT COMMITTEE FINANCIAL EXPERT" means a director of
            the Corporation who meets the definition of "audit committee financial expert" set forth in Item 401 of Regulation S-K (or any successor rule or regulation).

                        "GROUP A DIRECTOR" means a director of the Corporation
            who was specified as such in paragraph (b) of Article Fifth of the Certificate of Incorporation or any director of the Corporation who was recommended for nomination as a director of the Corporation by the Group A Subcommittee or was selected by the Group A Subcommittee to fill a vacancy or newly created directorship on the Board pursuant to this Section 3.2(b).

                        "GROUP B DIRECTOR" means a director of the Corporation
            who was specified as such in paragraph (b) of Article Fifth of the Certificate of Incorporation, any director of the Corporation who was designated as a nominee for director pursuant to the Voting Agreement, any director of the Corporation who was recommended for nomination as a director of the Corporation by the Group B Subcommittee, or any director of the Corporation selected by the Group B Subcommittee to fill a vacancy or newly created directorship on the Board pursuant to this Section 3.2(b).

                        "INDEPENDENT GROUP A DIRECTOR" means any Group A
            Director who meets the definition of "independent director" under applicable rules and listing standards of the principal securities exchange or market on which the Common Stock is listed or approved for trading.

                        "INDEPENDENT GROUP B DIRECTOR" means any Group B
            Director who meets the definition of "independent director" under applicable rules and listing standards of the principal securities exchange or market on which the Common Stock is listed or approved for trading.

                        "SPECIAL VOTING PERIOD" means the period commencing
            immediately after the Effective Time (as defined in the Certificate of Incorporation) and ending on the third anniversary of the Effective Time.

                        "VOTING AGREEMENT" means the Voting Agreement dated as
            of ____________, 2004 by and among the Corporation and the stockholders party thereto, as the same may be amended from time to time.

                  (ii) Special Voting Period Provisions. The following provisions shall apply during the Special Voting Period and in each case to the extent permitted by applicable law and by applicable rules and listing standards of the principal securities exchange or market on which the Corporation's Common Stock is listed or approved for trading:

                  (A) Nominating Committee. The Nominating Committee of the Board shall be composed of five members, (x) three of whom shall be Independent Group B Directors if there are three or more Independent Group B Directors on the Board, two of whom shall be Independent B Directors if there are only two Independent B Directors on the Board, and one of whom shall be an Independent Group B Director if there is only one Independent Group B Director on the Board, and (y) two of whom shall be Independent Group A Directors if there are two or more Independent Group A Directors on the Board and one of whom shall be an Independent Group A Director if there is only one Independent Group A Director on the Board.

                  (B) Authority. The Nominating Committee shall have the exclusive delegated authority of the Board to nominate, on behalf of the Board, nominees for election as directors, other than those nominees of the Board designated pursuant to a Contractual Nomination Right.

                  (C) Nominations. Group A Directors. Prior to each annual meeting of stockholders of the Corporation during the Special Voting Period, a subcommittee of the Nominating Committee comprised solely of the Independent Group A Directors serving on the Nominating Committee (the "GROUP A SUBCOMMITTEE") shall, subject to the procedures and qualification requirements set forth in this Section 3.2(b), have the right to recommend to the Nominating Committee nominees for directors to be elected by the stockholders at such annual meeting as follows:

                              (x) if the size of the Whole Board is nine (9) or ten (10), the Group A Subcommittee shall have the right to recommend four (4) nominees;

                              (y)   if the size of the Whole Board is eleven
                                    (11) or twelve (12), the Group A
                                    Subcommittee shall have the right to
                                    recommend five (5) nominees;

                              (z)   if the size of the Whole Board is thirteen
                                    (13), the Group A Subcommittee shall have the right to recommend six (6) nominees.

                        Subject to their fiduciary duties, the Nominating Committee shall recommend to the stockholders the nominees recommended to the Nominating Committee by the Group A Subcommittee. In the event the Group A Subcommittee shall not recommend a nominee in accordance with the procedures and qualification requirements of this Section 3.2(b), (i) the Nominating Committee shall proceed to select such nominee and (ii) such nominee shall not be considered a Group A Director and shall not be required to meet the qualification requirements of paragraph (E) below.

                        Group B Directors. Prior to each annual meeting of stockholders of the Corporation during the Special Voting Period, a subcommittee of the Nominating Committee comprised solely of the Independent Group B Directors serving on the Nominating Committee (the "GROUP B SUBCOMMITTEE") shall, subject to the procedures and qualification requirements set forth in this Section 3.2(b), have the right to recommend to the Nominating Committee nominees for directors which the Nominating Committee, subject to its fiduciary duties, shall recommend to the stockholders to be elected by the stockholders at such annual meeting as follows:

                        Size of Whole Board               Number of Nominees
                        -------------------               ------------------

                                 9                                 5
                                10                                 6
                                11                                 6
                                12                                 7
                                13                                 7

                        Notwithstanding the foregoing, the number of nominees the Group B Subcommittee shall have the right to recommend for election as directors at any particular annual meeting shall be reduced by the number of nominees who are designated as nominees for election at such annual meeting pursuant to the Voting Agreement (including Mike Willis).

                  (D) Vacancies and Newly Created Directorships. Group A Directors. Subject to the procedures and qualification requirements of this Section 3.2, the Group A Subcommittee shall have the exclusive delegated authority of the Board to fill any vacancy on the Board, or any committee thereof, that was held immediately prior to such vacancy by a Group A Director, and to fill any newly created directorship for which the Group A Subcommittee would have the right to recommend an additional nominee pursuant to paragraph (C) above; provided, however, in the event the Group A Subcommittee shall not fill any such vacancy or newly created directorship pursuant to the procedures and qualification requirements of this
                        Section 3.2(b), (i) the Nominating Committee shall then have the exclusive delegated authority of the Board to fill such vacancy or newly created directorship and (ii) the person so chosen shall not be considered a Group A Director and shall not be required to meet the qualification requirements of paragraph (E) below.

                        Group B Directors. Subject to the procedures and qualification requirements of this Section 3.2, the Group B Subcommittee shall have the exclusive delegated authority of the Board to fill any vacancy on the Board, or any committee thereof, that was held immediately prior to such vacancy by a Group B Director, and to fill any newly created directorship for which the Group B Subcommittee would have the right to recommend an additional nominee pursuant to paragraph (C) above; provided, however, in the event the Group B Subcommittee shall not fill any such vacancy or newly created directorship pursuant to the procedures and qualification requirements of this Section 3.2, (i) the Nominating Committee shall then have the exclusive delegated authority of the Board to fill such vacancy or newly created directorship and (ii) the person so chosen shall not be considered a Group B Director and shall not be required to meet the qualification requirements of paragraph (E) below.

                  (E) Qualification Requirements. Group A Directors. The Group A Subcommittee shall not have the right to recommend nominees for election as directors or to fill a vacancy or newly created directorship unless, after giving effect to the election of such nominees or the filling of such vacancies or newly created directorships, (i) there would be at least three Independent Group A Directors, (ii) there would be at least two (2) Group A Directors who meet the definition of Audit Committee Independent Director, and (iii) there would be at least one Group A Director specified in (ii) who meets the definition of Audit Committee Financial Expert; provided, however, if the size of the Whole Board is 10, 11, 12 or 13, then there must be at least three Independent Group A Directors.

                        Group B Directors. The Group B Subcommittee shall not have the right to recommend nominees for election as directors or to fill a vacancy or newly created directorship, unless, after giving effect to the election of such nominees or the filling of such vacancies or

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

                        newly created directorships, there would be at least three (3) Independent Group B Directors; provided, however, if the size of the Whole Board is 11, 12 or 13, then there must be at least four (4), rather than three
                        (3), Independent Group B Directors.

                  (F) Procedures. The Corporation shall give the Group A Subcommittee and the Group B Subcommittee not less than 60 days prior notice of the proposed mailing date of the Corporation's proxy statement in connection with the annual meeting of stockholders. The Group A Subcommittee or Group B Subcommittee, as the case may be, shall inform the Nominating Committee of its recommended nominees for election of directors to the Board of Directors by delivering written notice thereof not less than thirty (30) days prior to the mailing of the Corporation's proxy statement to be distributed to stockholders in connection with the annual meeting of stockholders. The notice shall also contain such information relating to such nominees as is required to be disclosed in a proxy statement or other filings required to be made by the Corporation in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and from which the Board can determine that the qualification requirements set forth in paragraph (E) above have been satisfied. The Group A Subcommittee or Group B Subcommittee, as the case may be, shall inform the Nominating Committee of the person selected by such Subcommittee to fill a vacancy or newly created directorship not later than thirty (30) days following written notice to such Subcommittee of the occurrence of such vacancy or creation of such newly created directorship. The notice shall also contain such information relating to such individual as is required to be disclosed in a proxy statement or other filings required to be made by the Corporation in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and from which the Board can determine that the qualification requirements set forth in paragraph (E) above have been satisfied. The Group A Subcommittee and Group B Subcommittee, as the case may be, shall be afforded reasonable opportunity to provide any supplemental information requested by the Nominating Committee.

                  (G) Dissolution. If there ceases to be for a period of not less than 30 days, at least one Independent Group A Director on the Board, the Group A Subcommittee shall be dissolved. If there ceases to be for a period of not less than 30 days, at least one Independent Group B Director on the Board, the Group B Subcommittee shall be dissolved. Except as otherwise provided by the terms of a

                        Contractual Nomination Right, after dissolution of a Subcommittee, the Nominating Committee shall have the exclusive delegated authority of the Board to nominate directors and fill any vacancy or newly created directorship that such Subcommittee had the right to nominate or fill at the time of its dissolution.

                  (H) Certain Incentive Compensation Awards. The unanimous approval of the Compensation Committee of the Board shall be required to approve any incentive compensation awards to be granted to senior management of the Corporation.

            (c) Nominations by Stockholders.

                  (i) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (A) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (B) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder's notice as described in this Section 3.2.

                  (ii) Notwithstanding anything in paragraph (c)(i) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder's notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

                  (iii) To be in proper written form, a stockholder's notice to the Secretary must set forth (A) as to each person whom the stockholder proposes to

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

      nominate for election as a director (w) the name, age, business address and residence address of the person, (x) the principal occupation or employment of the person, (y) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (z) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (B) as to the stockholder giving the notice (v) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (w) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (x) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (y) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (z) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

                  (iv) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

            (d) Except as otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of one or more series of Preferred Stock to nominate and elect directors or the terms of any Contractual Nomination Right, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section
3.2. If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if a stockholder complying with Section 3.2(c) (or a qualified representative of such stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

            SECTION 3.3 COMPENSATION. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

                                   ARTICLE IV
                                 BOARD MEETINGS

            SECTION 4.1 ANNUAL MEETINGS. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

            SECTION 4.2 REGULAR MEETINGS. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board.

            SECTION 4.3 SPECIAL MEETINGS. Special meetings of the Board (a) may be called by (i) the Chairman of the Board, (ii) Chief Executive Officer, (iii) a majority of the Group A Directors, (iv) a majority of the Group B Directors or
(v) a majority of the all of the Directors comprising the Board and (b) shall be called by the Chairman of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in
Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery;
(ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

            SECTION 4.4 QUORUM; REQUIRED VOTE. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

            SECTION 4.5 CONSENT IN LIEU OF MEETING. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

            SECTION 4.6 ORGANIZATION. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

                                   ARTICLE V
                             COMMITTEES OF DIRECTORS

            SECTION 5.1 ESTABLISHMENT. The Board may designate one or more committees, each committee to consist of one or more of the directors. During the Special Voting Period, the Board shall have a Nominating Committee as set forth in Section 3.2 of these By-Laws. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee, except as otherwise provided in Section 3.2 with respect to the Nominating Committee, the Group A Subcommittee and the Group B Subcommittee during the Special Voting Period.

            SECTION 5.2 AVAILABLE POWERS. Any committee established pursuant to
Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

            SECTION 5.3 ALTERNATE MEMBERS. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

            SECTION 5.4 PROCEDURES. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee and the means of remote communication, if any, shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.

                                   ARTICLE VI
                                    OFFICERS

            SECTION 6.1 OFFICERS. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Treasurer, a Secretary and such other officers (including without limitation a Chief Financial Officer, Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board, Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board, Chief Executive Officer or President, as may be prescribed by the appointing officer.

            (a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall advise and counsel the Chief Executive Officer and other officers and shall exercise such powers and perform such duties as shall be assigned to or required of the Chairman of the Board from time to time by the Board or these By-Laws.

            (b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.

            (c) President. The President shall be the chief operating officer of the Corporation and shall, subject to the authority of the Chief Executive Officer and the Board, have general management and control of the day-to-day business operations of the Corporation and shall consult with and report to the Chief Executive Officer. The President shall put into operation the business policies of the Corporation as determined by the Chief Executive Officer and the Board and as communicated to the President by the Chief Executive Officer and the Board. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.

            (d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

            (e) Secretary.

                  (i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

                  (ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation's transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

            (f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

            (g) Treasurer. The Treasurer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation which from time to time may come into the Treasurer's hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

            (h) Assistant Treasurers. The Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Treasurer, perform the duties and exercise the powers of the Treasurer.

            SECTION 6.2 TERM OF OFFICE. The elected officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of stockholders. All officers elected by the Board shall hold office until the next annual meeting of the Board and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board, Chief Executive Officer or President may also be removed, with or without cause, by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board, Chief Executive Officer or President may be filled by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

            SECTION 6.3 OTHER OFFICERS. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

            SECTION 6.4 MULTIPLE OFFICEHOLDERS; STOCKHOLDER AND DIRECTOR OFFICERS. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

                                  ARTICLE VII
                               SHARE CERTIFICATES

            SECTION 7.1 ENTITLEMENT TO CERTIFICATES. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.3 representing the number of shares registered in certificate form.

            SECTION 7.2 MULTIPLE CLASSES OF STOCK. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall, unless and to the extent (and subject to applicable law) the Board shall by resolution provide that such class or series of stock shall be uncertificated, be set forth in full or summarized on the face or back of any certificate that the Corporation shall issue to represent such class or series of stock; provided that, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

            SECTION 7.3 SIGNATURES. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President; and (b) the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

            SECTION 7.4 ISSUANCE AND PAYMENT. Subject to applicable law, the Certificate of Incorporation or these By-Laws, shares may be issued for such consideration and to such persons as the Board may determine from time to time. Shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate is issued.

            SECTION 7.5 LOST CERTIFICATES. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue, the Corporation may require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

            SECTION 7.6 TRANSFER OF STOCK. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the stock ledger of the Corporation only by the person named as the holder thereof on the stock ledger of the Corporation or by such person's duly constituted attorney or legal representative, and in the case of shares represented by a certificate, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock ledger of the Corporation by an entry showing from and to whom transferred.

            SECTION 7.7 REGISTERED STOCKHOLDERS. Except as otherwise required by applicable law (a) the Corporation shall be entitled to recognize the exclusive right of a person registered on its stock ledger as the owner of shares for all purposes, including, without limitation, as the owner of such shares to receive dividends, vote such shares, examine the stock ledger and the books of the Corporation and be held liable for calls and assessments and (b) the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any person other than such registered owner, whether or not it shall have express or other notice thereof.

                                  ARTICLE VIII
                                 INDEMNIFICATION

            SECTION 8.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a "COVERED PERSON"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

            SECTION 8.2 RIGHT TO ADVANCEMENT OF EXPENSES. In addition to the right to indemnification conferred in Section 8.1, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an "ADVANCEMENT OF EXPENSES"); provided, however, that, if the Delaware General Corporation Law ("DGCL") requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "UNDERTAKING"), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "FINAL ADJUDICATION") that such Covered Person is not entitled to be indemnified for such expenses under this Article VIII or otherwise.

            SECTION 8.3 RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under
Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and
(b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

            SECTION 8.4 NON-EXCLUSIVITY OF RIGHTS. The rights provided to Covered Persons pursuant to this Article VIII shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

            SECTION 8.5 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

            SECTION 8.6 INDEMNIFICATION OF OTHER PERSONS. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Covered Persons under this Article VIII.

            SECTION 8.7 AMENDMENTS. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or

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change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

            SECTION 8.8 CERTAIN DEFINITIONS. For purposes of this Article VIII,
(a) references to "other enterprise" shall include any employee benefit plan;
(b) references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to "serving at the request of the Corporation" shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" for purposes of Section 145 of the DGCL.

            SECTION 8.9 CONTRACT RIGHTS. The rights provided to Covered Persons pursuant to this Article VIII shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person's heirs, executors and administrators.

            SECTION 8.10 SEVERABILITY. If any provision or provisions of this
Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this
Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                   ARTICLE IX
                                 MISCELLANEOUS

            SECTION 9.1 PLACE OF MEETINGS. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

            SECTION 9.2 FIXING RECORD DATES.

            (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which

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the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

            (b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

            (c) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is otherwise required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or the Secretary of the Corporation. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is otherwise required, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

            SECTION 9.3 MEANS OF GIVING NOTICE.

            (a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director's address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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            (b) Notice to Stockholders. Whenever under applicable law, the
Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder's address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder's address appearing on the stock ledger of the Corporation, and
(iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and
(D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder's consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation's transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

            (c) Electronic Transmission. "ELECTRONIC TRANSMISSION" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

            SECTION 9.4 WAIVER OF NOTICE. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

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            SECTION 9.5 MEETING ATTENDANCE VIA REMOTE COMMUNICATION EQUIPMENT.

            (a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

                  (i) participate in a meeting of stockholders; and

                  (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

            (b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation, or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

            SECTION 9.6 DIVIDENDS. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation's capital stock) on the Corporation's outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

            SECTION 9.7 RESERVES. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

            SECTION 9.8 CONTRACTS AND NEGOTIABLE INSTRUMENTS. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Vice President may execute and deliver any

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

contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board. Chief Executive Officer, President or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person's supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

            SECTION 9.9 FISCAL YEAR. The fiscal year of the Corporation shall be fixed by the Board.

            SECTION 9.10 SEAL. The seal of the Corporation shall be in such form as shall from time to time be adopted by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

            SECTION 9.11 BOOKS AND RECORDS. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

            SECTION 9.12 RESIGNATION. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

            SECTION 9.13 SURETY BONDS. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

            SECTION 9.14 SECURITIES OF OTHER CORPORATIONS. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

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            SECTION 9.15 AMENDMENTS. The Board shall have the power to adopt, amend, alter or repeal the By-Laws. Except as provided in the Certificate of Incorporation, the affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

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